FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226123-07

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated February 3, 2020, may be amended or completed prior to time of sale.

PROSPECTUS

$627,000,000 (Approximate)

Benchmark 2020-IG1 Mortgage Trust

 (Central Index Key Number 0001801338)

as Issuing Entity

 J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

 as Depositor

JPMorgan Chase Bank, National Association

 (Central Index Key Number 0000835271)

 German American Capital Corporation
(Central Index Key Number 0001541294)
Citi Real Estate Funding Inc.

 (Central Index Key Number 0001701238)
as Sponsors and Mortgage Loan Sellers

Benchmark 2020-IG1 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2020-IG1

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Benchmark 2020-IG1 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2020-IG1 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus and the non-offered Class R certificates and the VRR Interest represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2020-IG1 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in March 2020. The rated final distribution date for the certificates is the distribution date in September 2043.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$42,750,000%		(5)	December 2024
Class A-2	$47,500,000%		(5)	December 2026
Class A-3	$348,650,000%		(5)	January 2030
Class X-A	$561,450,000	(6)%	Variable(7)	January 2030
Class X-B	$35,720,000	(6)%	Variable(7)	January 2030
Class A-S	$122,550,000%		(5)	January 2030
Class B	$35,720,000%		(5)	January 2030
Class C	$14,630,000%		(5)	January 2030
Class D(8)	$15,200,000%		(5)	January 2030

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 55 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Drexel Hamilton, LLC and Academy Securities, Inc. will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 34.0% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 39.0% of each class of offered certificates and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 27.0% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about February 28, 2020. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately      % of the aggregate certificate balances of the offered certificates plus accrued interest from February 1, 2020, before deducting expenses payable by the depositor.

J.P. Morgan	Citigroup	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners
Drexel Hamilton		Academy Securities
Co-Manager		Co-Manager

February       , 2020

# Benchmark Commercial Mortgage Securities Trust 2020-IG1

Commercial Mortgage Pass-Through Certificates, Series 2020-IG1

Illinois
7 properties
$55,588,981
8.4% of total
Wisconsin
3 properties
$3,326,186
0.5% of total
Indiana
21 properties
$25,601,737
3.9% of total
Ohio
3 properties
$4,983,096
0.8% of total
New York
6 properties
$320,000,000
48.5% of total
Washington
2 properties
$105,500,000
16.0% of total
Nevada
1 property
$55,000,000
8.3% of total
California
2 properties
$90,000,000
13.6% of total
Percentage of Allocated Mortgage Loan Amount
0.5% – 5.0%
5.1% – 10.0%
10.1% – 48.5%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$42,750,000		30.000%	%	(5)	December 2024	4.80	12/24 – 12/24
A-2	$47,500,000		30.000%	%	(5)	December 2026	6.80	12/26 – 12/26
A-3	$348,650,000		30.000%	%	(5)	January 2030	9.80	12/29 – 1/30
X-A	$561,450,000	(6)	NAP	%	Variable(7)	January 2030	NAP	NAP
X-B	$35,720,000	(6)	NAP	%	Variable(7)	January 2030	NAP	NAP
A-S	$122,550,000		10.455%	%	(5)	January 2030	9.88	1/30 – 1/30
B	$35,720,000		4.758%	%	(5)	January 2030	9.88	1/30 – 1/30
C	$14,630,000		2.424%	%	(5)	January 2030	9.88	1/30 – 1/30
D(8)	$15,200,000		0.000%	%	(5)	January 2030	9.88	1/30 – 1/30
Non-Offered Certificates
R(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
VRR Interest(8)	$33,000,000		NAP	NAP	(10)	January 2030	9.26	12/24 – 1/30

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus. In addition, the notional amounts of the Class X-A and Class X-B certificates may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2 and Class A-3 certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the principal balance certificates, on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(6)	The Class X-A and Class X-B certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3 and Class A-S certificates outstanding from time to time. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates outstanding from time to time. The Class X-A and Class X-B certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3 and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A and Class X-B certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(8)	Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class D certificates and the VRR Interest.

(9)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

(10)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC rate.

The Class R certificates and the VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	21
Risk Factors	55
The Certificates May Not Be a Suitable Investment for You	55
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	55
Risks Related to Market Conditions and Other External Factors	55
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	55
Other Events May Affect the Value and Liquidity of Your Investment	55
Risks Relating to the Mortgage Loans	56
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	56
Risks of Commercial and Multifamily Lending Generally	56
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	58
Office Properties Have Special Risks	62
Hotel Properties Have Special Risks	63
Risks Related to Casino Properties	65
Risks Relating to Affiliation with a Franchise or Hotel Management Company	65
Multifamily Properties Have Special Risks	66
Industrial Properties Have Special Risks	68
Retail Properties Have Special Risks	68
Mixed Use Properties Have Special Risks	71
Sale-Leaseback Transactions Have Special Risks	71
Leased Fee Properties Have Special Risks	72
Condominium Ownership May Limit Use and Improvements	73
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	74
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	74
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	76
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	77
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	77
Risks Related to Zoning Non-Compliance and Use Restrictions	79
Risks Relating to Inspections of Properties	80
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	80
Insurance May Not Be Available or Adequate	80
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	81
Terrorism Insurance May Not Be Available for All Mortgaged Properties	82
Risks Associated with Blanket Insurance Policies or Self-Insurance	83
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	83
Limited Information Causes Uncertainty	83

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	84
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	85
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	86
Static Pool Data Would Not Be Indicative of the Performance of this Pool	86
Appraisals May Not Reflect Current or Future Market Value of Each Property	87
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	88
The Borrower’s Form of Entity May Cause Special Risks	88
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	90
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	91
Other Financings or Ability to Incur Other Indebtedness Entails Risk	92
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	93
Risks Associated with One Action Rules	93
State Law Limitations on Assignments of Leases and Rents May Entail Risks	93
Risks of Anticipated Repayment Date Loans	94
Various Other Laws Could Affect the Exercise of Lender’s Rights	94
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	94
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	95
Risks Related to Ground Leases and Other Leasehold Interests	96
Increases in Real Estate Taxes May Reduce Available Funds	97
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	98
Risks Related to Conflicts of Interest	98
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	98
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	100
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	101
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	102
Potential Conflicts of Interest of the Asset Representations Reviewer	103
Potential Conflicts of Interest of the Companion Holders	104
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	106
Other Potential Conflicts of Interest May Affect Your Investment	107
Other Risks Relating to the Certificates	107
The Certificates Are Limited Obligations	107

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	107
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	108
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	110
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	112
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	115
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	116
Risks Relating to Modifications of the Mortgage Loans	119
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	120
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Loan Event Default	121
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	121
Risks Relating to Interest on Advances and Special Servicing Compensation	121
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	121
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	122
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	123
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	123
Description of the Mortgage Pool	124
General	124
Co-Originated or Third-Party Originated Mortgage Loans	125
Certain Calculations and Definitions	126
Definitions	127
Mortgage Pool Characteristics	133
Overview	133
Property Types	134
Mortgage Loan Concentrations	138
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	138
Geographic Concentrations	139
Mortgaged Properties With Limited Prior Operating History	139
Condominium and Other Shared Interests	140
Fee and Leasehold Estates; Ground Leases	141

Environmental Considerations	142
Assessments of Property Value and Condition	143
Appraisals	143
Engineering Reports	143
Zoning and Building Code Compliance and Condemnation	143
Litigation and Other Considerations	144
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	144
Tenant Issues	146
Tenant Concentrations	146
Lease Expirations and Terminations	146
Purchase Options and Rights of First Refusal	150
Affiliated Leases	151
Insurance Considerations	151
Use Restrictions	152
Appraised Value	153
Non-Recourse Carveout Limitations	153
Real Estate and Other Tax Considerations	155
Delinquency Information	156
Certain Terms of the Mortgage Loans	156
Amortization of Principal	156
Due Dates; Mortgage Rates; Calculations of Interest	156
ARD Loan(s)	157
Prepayment Protections and Certain Involuntary Prepayments	157
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	159
Defeasance; Collateral Substitution	160
Partial Releases	161
Escrows	163
Mortgaged Property Accounts	163
Exceptions to Underwriting Guidelines	163
Additional Indebtedness	164
General	164
Whole Loans	164
Mezzanine Indebtedness	164
Preferred Equity	167
Other Indebtedness	167
The Whole Loans	168
General	168
The Serviced Pari Passu Whole Loans	176
The Non-Serviced Pari Passu Whole Loans	178
The Non-Serviced AB Whole Loans	181
Additional Information	242
Transaction Parties	242
The Sponsors and Mortgage Loan Sellers	242
JPMorgan Chase Bank, National Association	242
General	242
JPMCB Securitization Program	243
Review of JPMCB Mortgage Loans	243
JPMCB’s Underwriting Guidelines and Processes	245
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	250
Compliance with Rule 15Ga-1 under the Exchange Act	250
Retained Interests in This Securitization	250
German American Capital Corporation	250
General	250
GACC’s Securitization Program	251
Review of GACC Mortgage Loans	252
DBRI’s Underwriting Guidelines and Processes	253
Exceptions.	258
Compliance with Rule 15Ga-1 under the Exchange Act	258
Retained Interests in This Securitization	258
Citi Real Estate Funding Inc.	258
CREFI’s Commercial Mortgage Origination and Securitization Program	259
Review of the CREFI Mortgage Loans	259
CREFI’s Underwriting Guidelines and Processes	263
Compliance with Rule 15Ga-1 under the Exchange Act	267
Retained Interests in This Securitization	267
Compensation of the Sponsors	267
The Depositor	267
The Issuing Entity	268
The Trustee and Certificate Administrator	269
The Master Servicer and Special Servicer	270
The Benchmark 2020-B16 Special Servicer, the BWAY 2019-1633 Servicer, the BX 2019-OC11 Servicer, the JPMCC 2020-LOOP

Servicer, the MRCD 2019-PARK Servicer, the MRCD 2019-PARK Special Servicer and the MAD 2019-650M Servicer	273
The BWAY 2019-1633 Special Servicer, the BX 2019-OC11 Special Servicer and the JPMCC 2020-LOOP Special Servicer	276
The Asset Representations Reviewer	279
Credit Risk Retention	279
Qualifying CRE Loans	280
The VRR Interest	281
Material Terms of the VRR Interest	281
Description of the Certificates	284
General	284
Distributions	285
Method, Timing and Amount	285
Available Funds	286
Priority of Distributions	288
Pass-Through Rates	290
Interest Distribution Amount	291
Principal Distribution Amount	291
Certain Calculations with Respect to Individual Mortgage Loans	293
Excess Interest	294
Application Priority of Mortgage Loan Collections or Whole Loan Collections	294
Allocation of Yield Maintenance Charges and Prepayment Premiums	297
Assumed Final Distribution Date; Rated Final Distribution Date	299
Prepayment Interest Shortfalls	299
Subordination; Allocation of Realized Losses	301
Reports to Certificateholders; Certain Available Information	303
Certificate Administrator Reports	303
Information Available Electronically	307
Voting Rights	311
Delivery, Form, Transfer and Denomination	312
Book-Entry Registration	312
Definitive Certificates	314
Certificateholder Communication	315
Access to Certificateholders’ Names and Addresses	315
Requests to Communicate	315
List of Certificateholders	316
Description of the Mortgage Loan Purchase Agreements	316
General	316
Dispute Resolution Provisions	325
Asset Review Obligations	325
Pooling and Servicing Agreement	325
General	325
Assignment of the Mortgage Loans	326
Servicing Standard	327
Subservicing	328
Advances	329
P&I Advances	329
Servicing Advances	329
Nonrecoverable Advances	330
Recovery of Advances	331
Accounts	332
Withdrawals from the Collection Account	334
Servicing and Other Compensation and Payment of Expenses	336
General	336
Master Servicing Compensation	340
Special Servicing Compensation	342
Disclosable Special Servicer Fees	346
Certificate Administrator and Trustee Compensation	346
Asset Representations Reviewer Compensation	347
CREFC® Intellectual Property Royalty License Fee	348
Appraisal Reduction Amounts	348
Maintenance of Insurance	352
Modifications, Waivers and Amendments	355
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	359
Inspections	360
Collection of Operating Information	361
Special Servicing Transfer Event	361
Asset Status Report	363
Realization Upon Mortgage Loans	365
Sale of Defaulted Loans and REO Properties	367
Major Decisions	369
Servicing Override	372
Rights of Holders of Companion Loans	373
The Asset Representations Reviewer	373
Asset Review	373
Eligibility of Asset Representations Reviewer	377
Other Obligations of Asset Representations Reviewer	378
Delegation of Asset Representations Reviewer’s Duties	378

Assignment of Asset Representations Reviewer’s Rights and Obligations	378
Asset Representations Reviewer Termination Events	379
Rights Upon Asset Representations Reviewer Termination Event	380
Termination of the Asset Representations Reviewer Without Cause	380
Resignation of Asset Representations Reviewer	380
Asset Representations Reviewer Compensation	381
Limitation on Liability of the Risk Retention Consultation Parties	381
Replacement of Special Servicer Without Cause	381
Termination of Master Servicer and Special Servicer for Cause	383
Servicer Termination Events	383
Rights Upon Servicer Termination Event	384
Waiver of Servicer Termination Event	385
Resignation of the Master Servicer and the Special Servicer	385
Limitation on Liability; Indemnification	386
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	388
Dispute Resolution Provisions	388
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	388
Repurchase Request Delivered by a Party to the PSA	389
Resolution of a Repurchase Request	389
Mediation and Arbitration Provisions	392
Servicing of the Servicing Shift Mortgage Loan	393
Servicing of the Non-Serviced Mortgage Loans	393
General	393
Control Termination Events and Consultation Termination Events	396
The Non-Serviced Operating Advisor	397
Duties of Non-Serviced Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	398
Duties of Non-Serviced Operating Advisor While a Control Termination Event Has Occurred and is Continuing	399
Recommendation of the Replacement of the Special Servicer	401
Eligibility of Non-Serviced Operating Advisor	402
Other Obligations of Non-Serviced Operating Advisor	402
Delegation of Non-Serviced Operating Advisor’s Duties	403
Termination of the Non-Serviced Operating Advisor With Cause	404
Rights Upon Non-Serviced Operating Advisor Termination Event	404
Resignation of the Non-Serviced Operating Advisor	405
Servicing of the 1633 Broadway Whole Loan	405
Servicing of the Bellagio Hotel and Casino Mortgage Loan	406
Servicing of the 55 Hudson Yards Mortgage Loan	406
Servicing of the 181 West Madison Whole Loan	407
Servicing of the Parkmerced Whole Loan	407
Servicing of the 650 Madison Avenue Mortgage Loan	408
Rating Agency Confirmations	408
Evidence as to Compliance	410
Limitation on Rights of Certificateholders to Institute a Proceeding	411
Termination; Retirement of Certificates	412
Amendment	412
Resignation and Removal of the Trustee and the Certificate Administrator	414
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	415
Certain Legal Aspects of Mortgage Loans	415
General	417
Types of Mortgage Instruments	417
Leases and Rents	418

Personalty	418
Foreclosure	418
General	418
Foreclosure Procedures Vary from State to State	418
Judicial Foreclosure	419
Equitable and Other Limitations on Enforceability of Certain Provisions	419
Nonjudicial Foreclosure/Power of Sale	419
Public Sale	420
Rights of Redemption	420
Anti-Deficiency Legislation	421
Leasehold Considerations	421
Cooperative Shares	422
Bankruptcy Laws	422
Environmental Considerations	427
General	427
Superlien Laws	427
CERCLA	427
Certain Other Federal and State Laws	428
Additional Considerations	428
Due-on-Sale and Due-on-Encumbrance Provisions	429
Subordinate Financing	429
Default Interest and Limitations on Prepayments	429
Applicability of Usury Laws	429
Americans with Disabilities Act	430
Servicemembers Civil Relief Act	430
Anti-Money Laundering, Economic Sanctions and Bribery	430
Potential Forfeiture of Assets	431
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	431
Pending Legal Proceedings Involving Transaction Parties	433
Use of Proceeds	433
Yield and Maturity Considerations	433
Yield Considerations	433
General	433
Rate and Timing of Principal Payments	433
Losses and Shortfalls	434
Certain Relevant Factors Affecting Loan Payments and Defaults	435
Delay in Payment of Distributions	436
Yield on the Certificates with Notional Amounts	436
Weighted Average Life	436
Pre-Tax Yield to Maturity Tables	441
Material Federal Income Tax Considerations	444
General	444
Qualification as a REMIC	444
Status of Offered Certificates	446
Taxation of Regular Interests	447
General	447
Original Issue Discount	447
Acquisition Premium	449
Market Discount	449
Premium	450
Election To Treat All Interest Under the Constant Yield Method	450
Treatment of Losses	451
Yield Maintenance Charges and Prepayment Premiums	451
Taxation of the Excess Interest	451
Sale or Exchange of Regular Interests	452
Taxes That May Be Imposed on a REMIC	452
Prohibited Transactions	452
Contributions to a REMIC After the Startup Day	453
Net Income from Foreclosure Property	453
Bipartisan Budget Act of 2015	453
Taxation of Certain Foreign Investors	454
FATCA	455
Backup Withholding	455
Information Reporting	455
3.8% Medicare Tax on “Net Investment Income”	455
Reporting Requirements	456
Certain State and Local Tax Considerations	456
Method of Distribution (Underwriter)	457
Incorporation of Certain Information by Reference	459
Where You Can Find More Information	460
Financial Information	460
Certain ERISA Considerations	460
General	460
Plan Asset Regulations	461
Administrative Exemptions	461
Insurance Company General Accounts	463
Legal Investment	464
Legal Matters	465
Ratings	465

Index of Defined Terms	469

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX C-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR JPMCB
ANNEX D-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GACC
ANNEX E-1	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR CREFI

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

Certain obligations of the parties to the transactions referred to in this prospectus are set forth in and will be governed by certain documents described in this prospectus, and all of the statements and information contained in this prospectus are qualified in their entirety by reference to such documents. This prospectus contains summaries of certain of these documents which the Depositor believes to be accurate. For a complete description of the rights and obligations summarized in this prospectus, reference is hereby made to the pooling and servicing agreement, any pooling and servicing agreement or trust and servicing agreement related to a non-serviced mortgage loan and the mortgage loan purchase agreements, copies of which are available from J.P. Morgan Securities LLC upon request made by mail to J.P. Morgan Securities LLC., 383 Madison Avenue, 8th Floor, New York, New York 10179 or by electronic mail to abs_syndicate@jpmorgan.com.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the applicable primary servicer with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA AND THE UNITED KINGDOM

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”) OR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA OR IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA OR IN THE UK MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR

APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES”, “UNINCORPORATED ASSOCIATIONS”, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED

CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR

PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

The JAPANESE Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR RULE”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PRELIMINARY PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PRELIMINARY PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 8th Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity

Benchmark 2020-IG1 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

●	German American Capital Corporation, a Maryland corporation; and

●	Citi Real Estate Funding Inc., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters. German American Capital Corporation is an affiliate of DBR Investments Co. Limited, an originator, and Deutsche Bank Securities Inc., one of the underwriters. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(2)(3)	5	$ 242,450,000	36.7%
JPMorgan Chase Bank, National Association (3)(4)	3	160,000,000	24.2
Citi Real Estate Funding Inc.(4)	3	137,900,000	20.9
JPMorgan Chase Bank, National Association/German American Capital Corporation(3)	1	64,650,000	9.8
JPMorgan Chase Bank, National Association/Citi Real Estate Funding Inc.(4)	1	55,000,000	8.3
Total	13	$ 660,000,000	100.0%

(1)

All of the mortgage loans were originated by their respective sellers or affiliates thereof, except that certain mortgage loans are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)

Six (6) of the Mortgage Loans (39.0%) being sold by German American Capital Corporation were originated or co-originated by an affiliate thereof, DBR Investments Co. Limited, and will be transferred (or the applicable portion thereof with respect to the 1633 Broadway Mortgage Loan) to German American Capital Corporation on or prior to the closing date.

(3)

The 1633 Broadway mortgage loan is evidenced by two promissory notes: (i) Note A-3-C-2, with a principal balance of $49,650,000 as of the cut-off date, as to which JPMCB is acting as mortgage loan seller, and (ii) Note A-2-C-3-B, with a principal balance of $15,000,000 as of the cut-off date, as to which GACC is acting as mortgage loan seller.

(4)

The Bellagio Hotel and Casino mortgage loan is evidenced by two promissory notes: (i) Note A-3-C5, with a principal balance of $15,000,000 as of the cut-off date, as to which JPMCB is acting as mortgage loan seller, and (ii) Note A-2-C3, with a principal balance of $40,000,000 as of the cut-off date, as to which CREFI is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be the master servicer and will be responsible for the master servicing and administration of the mortgage loans pursuant to the pooling and servicing agreement.  Other than as described in the next paragraph, each of the whole loans is primary serviced by a master servicer and primary servicer under a separate pooling and servicing agreement and will not be primary serviced under this pooling and servicing agreement for this transaction.  The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be serviced under, and by the master servicer designated in, the servicing shift pooling and servicing agreement.  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The master servicer of each whole loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association is expected to act as special servicer with respect to the servicing shift mortgage loans until the related servicing shift securitization date applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below.

Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to those mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.

Prior to the applicable servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement.  From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement.  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Each pooling and servicing agreement governing the servicing and administration of the mortgage loans has a special servicer appointed that will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent for certain major decisions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred.

If a special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer generally will be required to resign as special servicer of that excluded special servicer loan and will be replaced as provided for in the related pooling and servicing agreement.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Additional Servicers

KeyBank National Association, a national banking association, is expected to act as the master servicer and special servicer with respect to certain of the mortgage loans and any related companion loans as set forth in the table entitled “Non-Serviced Whole Loans“ under “The Mortgage Pool—Whole Loans” below.  The primary servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Benchmark 2020-B16 Special Servicer, the BWAY 2019-1633 Servicer, the BX 2019-OC11 Servicer, the JPMCC 2020-LOOP Servicer, the MRCD 2019-PARK Servicer, the MRCD 2019-PARK Special Servicer and the MAD 2019-650M Servicer”.

Situs Holdings, LLC, a Delaware limited liability company, is expected to act as the special servicer with respect to certain of the mortgage loans and any related companion loans as set forth in the table entitled “Non-Serviced Whole Loans“ under “The Mortgage Pool—Whole Loans” below.  The principal executive office of Situs Holdings is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400.  Situs Holdings maintains its principal special servicing office at 101 Montgomery Street, Suite 2250, San Francisco, California 94104. See “Transaction Parties—The BWAY 2019-1633 Special Servicer, the BX 2019-OC11 Special Servicer and the JPMCC 2020-LOOP Special Servicer”.

Trustee

Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans.

See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement.  From and after the servicing shift securitization date, the mortgagee of record with respect to the servicing shift mortgage loan will be the trustee designated in the servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to all other mortgage loans will be the entity set forth in the table below titled “Non-Serviced Whole Loans“ under “—The Mortgage Pool —Whole Loans” below, acting pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction.

Certificate Administrator

Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement.  After the servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the servicing shift pooling and servicing agreement.  See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

Asset Representations Reviewer

Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Controlling Holders	Control and consultation rights will not be held by any certificateholder in this transaction, other than certain limited consultation rights held by the risk retention consultation parties.

With respect to each whole loan other than the 1501 Broadway whole loan, direction, consent and consultation rights with respect to the related whole loan will be exercised by the directing certificateholder or controlling class representative under the applicable trust and servicing agreement or pooling and servicing agreement for another securtiziation transaction or by the holder of the related controlling companion loan, as applicable.

With respect to the 1501 Broadway whole loan, the sole servicing shift whole loan, the holder of the controlling companion loan will be the controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the servicing shift whole loan under the related intercreditor agreement.  From and after the servicing shift securitization date, the controlling noteholder of the 1501 Broadway whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement.  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Risk Retention

Consultation Party

The “risk retention consultation parties” will be (i) a party selected by JPMorgan Chase Bank, National Association, (ii) a party selected by Citi Real Estate Funding Inc. and (iii) a party selected by Deutsche Bank AG, New York Branch, in each case, as a holder of the VRR Interest.

The risk retention consultation parties will have certain non-binding consultation rights in certain circumstances as further described in this prospectus.

With respect to a risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the related risk retention consultation party or the person entitled to appoint the related risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations

The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date

The mortgage loans will be considered part of the trust fund as of their respective cut-off dates.  The cut-off date with respect to each mortgage loan is the related due date in February 2020, or with respect to any mortgage loan that has its first due date after February 2020, the date that would otherwise have been the related due date in February 2020.

Closing Date	On or about February 28, 2020.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in March 2020.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in March 2020.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day

Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York, North Carolina, Kansas, Pennsylvania, California or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period

The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.  Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period

For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date

The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	December 2024
Class A-2	December 2026
Class A-3	January 2030
Class X-A	January 2030
Class X-B	January 2030
Class A-S	January 2030
Class B	January 2030
Class C	January 2030
Class D	January 2030

The rated final distribution date will be the distribution date in September 2043.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2020-IG1:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

●	Class D

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class R and the VRR Interest. The certificates (other than the Class R certificates and the VRR Interest) are collectively referred to as the “non-VRR certificates”.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be thirteen (13) fixed rate commercial mortgage loans secured by first mortgage liens on 45 mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) four (4) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity (but no subordinate notes) secured by the related mortgaged property or properties) and (ii) nine (9) mortgage loans, each represented by one or more senior pari passu portions of a whole loan (included in issuing entity) (each of which has one or more senior pari passu notes that are not assets of the issuing entity and one or more subordinate notes that are not assets of the issuing entity secured by the related mortgaged property or properties).

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$ 42,750,000	6.8%	30.000%
Class A-2	$ 47,500,000	7.6%	30.000%
Class A-3	$ 348,650,000	55.6%	30.000%
Class X-A	$ 561,450,000	NAP	NAP
Class X-B	$ 35,720,000	NAP	NAP
Class A-S	$ 122,550,000	19.5%	10.455%
Class B	$ 35,720,000	5.7%	4.758%
Class C	$ 14,630,000	2.3%	2.424%
Class D	$ 15,200,000	2.4%	0.000%

(1)

The approximate initial credit support with respect to the Class A-1, Class A-2 and Class A-3 certificates represents the approximate credit enhancement for the Class A-1, Class A-2 and Class A-3 certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-3%
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%
Class B	%
Class C	%
Class D	%

(1)

The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(2)

The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3 and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date.  The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date.  For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees

The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loan and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.00375%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate of 0.25000%. The special servicer under the pooling and servicing agreement will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan)

and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00850%.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.00150%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders.  See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related special servicer under the applicable trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loans(1)

Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicer Fee Rate(3)
1633 Broadway	0.00125%	0.1250%
F5 Tower	0.00125%	0.2000%
Bellagio Hotel and Casino	0.00125%	0.2500%
Kings Plaza	0.00125%	0.2500%	(4)
805 Third Avenue	0.00125%	0.2500%
55 Hudson Yards	0.00125%	0.1500%
Southcenter Mall	0.00250%	0.2500%
181 West Madison	0.00125%	0.2500%
Parkmerced	0.00125%	0.2500%
560 Mission Street	0.00125%	0.2500%
Starwood Industrial Portfolio	0.00250%	0.2500%
650 Madison Avenue	0.00125%	0.2500%

(1)

Does not reflect the 1501 Broadway mortgage loan, a servicing shift mortgage loan.  With respect to the servicing shift mortgage loan, after the securitization of the controlling companion loan, such mortgage loan will be a non-serviced mortgage loan, and the servicing shift master servicer and servicing shift special servicer under the servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such servicing shift pooling and servicing agreement.

(2)

The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

(3)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.
(4)

From and after the securitization of the related controlling pari passu companion loan, such mortgage loan will be serviced under the pooling and servicing agreement governing such securitization and the related special servicing fee rate will be as specified in such pooling and servicing agreement. Such fee rate may change after the securitization of the related controlling companion loan.

Distributions

A. Allocation Between VRR

Interest and Non-VRR Certificates

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be:  (i) the amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (which will have been reduced by certain costs, expenses reimburseable and indemnifiable under the non-serviced pooling and servicing agreements), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand.  On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the VRR Interest; and (b) the non-VRR certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a).  With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of

Distributions

On each distribution date, funds available for distribution to the non-VRR certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class X-A and Class X-B certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2 and Class A-3 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (b) second, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, and (c) third, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2 and Class A-3 certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2 and Class A-3 certificates, pro rata, without regard to the distribution priorities described above;

Third, to the Class A-1, Class A-2 and Class A-3 certificates, to reimburse the Class A-1, Class A-2 and Class A-3 certificates, pro rata, first (i) for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such classes until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Seventh, to the Class D certificates as follows: (a) to interest on the Class D certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class D certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class D certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions —Priority of Distributions”.

C. Interest and Principal

Entitlements

A description of the interest entitlement of each class of certificates (other than the Class R certificates) and the VRR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance Charges,

Prepayment Premiums

Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses

The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates.  On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A and Class X-B certificates), in each case as set forth in the following chart.  Certain payment rights between the Class A-1, Class A-2, Class A-3, Class X-A and Class X-B certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class X-A and Class X-B certificates are interest-only certificates.

**	Other than the VRR Interest.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”.  No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.  The right to payment of holders of the VRR Interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B or Class R certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR Interest will reduce the certificate balance of the VRR Interest.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3 and Class A-S certificates.  The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses“ and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds

The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR Interest and the non-VRR certificates.  The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●

shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest

On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated between the VRR Interest, on the one hand, and the Class D certificates, on the other hand, in accordance with their respective percentage allocation entitlement on the related distribution date.  See “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances

The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or special servicer determines that the advance would be nonrecoverable.  Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, the special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances

The non-serviced master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service under the related non-serviced pooling and servicing agreement to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be require to and the applicable special servicer may make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances compounded annually at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool

The issuing entity’s primary assets will be thirteen (13) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in forty-five (45) commercial and multifamily properties (if any). See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $660,000,000.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirteen (13) commercial and multifamily mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans is part of a larger whole loan, each comprised of the related mortgage loan and (i) in the case of thirteen (13) mortgage loans (100%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”), and (ii) in the case of nine (9) mortgage loans (68.9%), one or more loans that are subordinate in right of payment to the mortgage loan and the related pari passu companion loans and evidenced by separate promissory notes (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)
1633 Broadway	$64,650,000	9.8%	$936,350,000	$249,000,000	52.1%	3.08x
F5 Tower	$55,500,000	8.4%	$129,500,000	$112,600,000	63.3%	2.07x
Bellagio Hotel and Casino	$55,000,000	8.3%	$1,621,200,000	$1,333,800,000	70.7%	4.06x
Kings Plaza	$55,000,000	8.3%	$432,000,000	NAP	54.1%	3.07x
1501 Broadway	$55,000,000	8.3%	$145,000,000	NAP	22.2%	4.36x
805 Third Avenue	$55,000,000	8.3%	$95,000,000	$125,000,000	59.8%	1.50x
55 Hudson Yards	$52,450,000	7.9%	$892,550,000	$300,000,000	51.9%	2.69x
Southcenter Mall	$50,000,000	7.6%	$168,000,000	NAP	22.2%	6.53x
181 West Madison	$50,000,000	7.6%	$57,900,000	$132,100,000	64.0%	2.10x
Parkmerced	$45,000,000	6.8%	$502,000,000	$953,000,000	71.1%	1.22x
560 Mission Street	$45,000,000	6.8%	$255,000,000	NAP	35.6%	5.23x
Starwood Industrial Portfolio	$39,500,000	6.0%	$105,000,000	$65,527,072	65.7%	2.53x
650 Madison Avenue	$37,900,000	5.7%	$548,900,000	$213,200,000	66.1%	2.01x

(1)

Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related mortgaged property. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value.  See “Description of the Mortgage Pool—Appraised Value” for additional information.

The 1501 Broadway whole loan a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction.  From and after the date on which the controlling companion loan is securitized (a “servicing shift securitization date”), it is anticipated that the servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”).  Prior to the servicing shift securitization date, the servicing shift whole loan will be a “serviced whole loan”.  On and after the servicing shift securitization date, the servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each sometimes referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
1633 Broadway	BWAY 2019-1633	9.8%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association
F5 Tower	BBCMS 2020-C6	8.4%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Bellagio Hotel and Casino	BX 2019-OC11	8.3%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association
Kings Plaza	Benchmark 2020-B16	8.3%	Midland Loan Services, a Division of PNC Bank, National Association	KeyBank National Association	Wells Fargo Bank, National Association
805 Third Avenue	CGCMT 2019-C7	8.3%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
55 Hudson Yards	Hudson Yards 2019-55HY	7.9%	Wells Fargo Bank, National Association	CWCapital Asset Management, LLC	Wilmington Trust, National Association
Southcenter Mall	GSMS 2020-GC45	7.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
181 West Madison	JPMCC 2020-LOOP	7.6%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association
Parkmerced	MRCD 2019-PARK	6.8%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association
560 Mission Street	Benchmark 2020-B16	6.8%	Midland Loan Services, a Division of PNC Bank, National Association	KeyBank National Association	Wells Fargo Bank, National Association
Starwood Industrial Portfolio	GSMS 2020-GC45	6.0%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management, LLC	Wells Fargo Bank, National Association
650 Madison Avenue	MAD 2019-650M	5.7%	KeyBank National Association	LNR Partners, LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Party
1633 Broadway	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	N/A	Prima Capital Advisors LLC(2)
F5 Tower	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Angelo Gordon & Co. (or its affiliate)(3)
Bellagio Hotel and Casino	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	CPPIB Credit Structured North America III, Inc.
Kings Plaza	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	JPMCB (4)
805 Third Avenue	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	BSREF Holdings LLC(5)
55 Hudson Yards	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	BREIT Debt Investments LLC
Southcenter Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners II L.P.
181 West Madison	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	Prima Capital Advisors LLC(6)
Parkmerced	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	Western Asset Capital Corporation(7)
560 Mission Street	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Ellington Management Group, LLC (or its affiliate)
Starwood Industrial Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	BREIT Debt Investments L.L.C. on behalf of itself and its affiliates(8)
650 Madison Avenue	Citibank, N.A.	Citibank, N.A.	N/A	N/A	Healthcare of Ontario Pension Plan Trust Fund(9)

(1)

Does not reflect the 1501 Broadway mortgage loan, a servicing shift mortgage loan.  With respect to the servicing shift mortgage loan, after the securitization of the controlling companion loan, the mortgage loan will be a non-serviced mortgage loan, and the servicing shift master servicer and servicing shift special servicer under the servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such servicing shift pooling and servicing agreement.
(2)

The initial directing party for the 1633 Broadway whole loan is Prima Capital Investors LLC, as the directing holder (or equivalent party) under the BWAY 2019-1633 trust and servicing agreement. During the continuance of a control shift event relating to the BWAY 2019-1633 securitization transaction (i.e., when the most senior class of certificates in such transaction have been control appraised out), the holder of note A-1-C-1 (currently Goldman Sachs Bank USA) is expected to be the Directing Party for the 1633 Broadway whole loan.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan”.

(3)

The initial directing party for the F5 Tower whole loan is Angelo Gordon & Co. (or an affiliate), as the loan-specific directing holder (or equivalent party) under the BBCMS 2020-C6 pooling and servicing agreement. During the continuance of a control appraisal period with respect to the F5 Tower whole loan, the holder of note A-1-B will be the directing party. See “Description of the Mortgage Pool—The Non-Serviced AB Whole Loans—The F5 Tower Whole Loan”.

(4)

The Kings Plaza Whole Loan is expected to initially be serviced under the pooling and servicing agreement governing the Benchmark 2020-B16 securitization. From and after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement governing such securitization, such securitization will be the related controlling noteholder and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement.

(5)

The initial directing party for the 805 Third Avenue whole loan is BSREF Holdings LLC, as the loan-specific directing holder for the 805 Third Avenue loan-specific certificates.  During the continuance of an 805 Third Avenue control appraisal period, the directing holder (or equivalent party) under the CGCMT 2019-C7 pooling and servicing agreement (initially LNR Securities Holdings, LLC) is expected to be the directing party for the 805 Third Avenue whole loan.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 805 Third Avenue Whole Loan”.

(6)	The initial directing party for the 181 West Madison whole loan is Prima Capital Investors LLC, as the directing holder (or equivalent party) under the JPMCC 2020-LOOP trust and servicing agreement. During the continuance of a trust loan control event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out, but the class C certificates in such transaction have not been control appraised out), a specified percentage of the certificateholders of such transaction will be entitled to exercise the rights of the Control Note to replace the special servicer (but no certificateholder will have any other rights of the Control Note). During a control shift event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out), the holder of note A-2 is expected to be the Directing Party for the 181 West Madison whole loan. Note A-2 is being included in this Benchmark 2020-B16 securitization, and therefore, during the continuance of such control shift event, the trust directing holder is expected to exercise the rights of the controlling holder with respect to the 181 West Madison whole loan; provided, however, that the 181 West Madison whole loan will continue to be serviced by the master servicer, and if necessary, the special servicer, under the trust and servicing agreement for the JPMCC 2020-LOOP securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan”.
(7)

The initial directing party for the Parkmerced whole loan is Western Asset Mortgage Capital Corporation, as the controlling class representative for the MRCD 2019-PRKC securitization trust which is currently the controlling noteholder for such whole loan. During the continuance of a control appraisal period, the controlling noteholder will be the holder of Note A-1. Note A-1 was included in the MRCD 2019-PARK securitization, and therefore, during the continuance of a control appraisal period, the controlling class representative (or equivalent party) under the MRCD 2019-PARK securitization is expected to exercise the rights of the controlling holder with respect to the Parkmerced whole loan.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Parkmerced Whole Loan”.

(8)

The initial directing party for the Starwood Industrial whole loan is BREIT Debt Investments L.L.C. on behalf of itself and its affiliates, as the loan-specific directing holder for the Starwood Industrial loan-specific certificates. Pursuant to the related intercreditor agreement, during the continuance of a Starwood Industrial Portfolio control appraisal period, (i) the holder of note A-2-1 will be the controlling holder for the Starwood Industrial Portfolio whole loan and (ii) the Starwood Industrial Portfolio whole loan will be serviced by the master servicer and, if necessary, the special servicer under the pooling and servicing agreement for the securitization that holds note A-1. Note A-2-1 is expected to be included in this Benchmark 2020-B16 securitization, and therefore, during the continuance of a Starwood Industrial Portfolio control appraisal period, the trust directing holder is expected to exercise the rights of the controlling holder with respect to the Starwood Industrial Portfolio mortgage loan, and the Starwood Industrial Portfolio whole loan is expected to remain serviced under the pooling and servicing agreement for the GSMS 2020-GC45 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan”.

(9)

The initial directing holder for the 650 Madison Avenue whole loan is Healthcare of Ontario Pension Plan Trust Fund, as the controlling class representative for the MAD 2019-650M securitization trust which is currently the controlling noteholder for such whole loan.  During the continuance of a control appraisal period, the controlling noteholder will be the holder of Note A-1-1.  Note A-1-1 was included in the CGCMT 2019-C7 securitization, and therefore, during the continuance of a control appraisal period, the controlling class representative (or equivalent party) under the CGCMT 2019-C7 securitization is expected to exercise the rights of the controlling holder with respect to the 650 Madison Avenue whole loan.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms“ are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$660,000,000
Number of Mortgage Loans	13
Number of Mortgaged Properties	45
Range of Cut-off Date Balances	$37,900,000 to $64,650,000
Average Cut-off Date Balance	50,769,231
Range of Mortgage Rates	2.58900% to 4.24000%
Weighted average Mortgage Rate	3.25790%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	113 months
Range of remaining terms to maturity(2)	58 months to 119 months
Weighted average remaining term to maturity(2)	112 months
Range of original amortization term(3)	NAP
Weighted average original amortization term(3)	NAP
Range of remaining amortization terms(3)	NAP
Weighted average remaining amortization term(3)	NAP
Range of LTV Ratios as of the Cut-off Date(4)(5)(6)	22.2% to 54.1%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)(6)	36.4%
Range of LTV Ratios as of the maturity date(5)(6)(7)	22.2% to 54.1%
Weighted average LTV Ratio as of the maturity date(4)(5)(6)	36.4%
Range of UW NCF DSCR(5)(6)(7)	2.63x to 8.42x
Weighted average UW NCF DSCR(5)(6)(7)	4.33%
Range of UW NOI Debt Yield(5)(6)	10.0% to 28.3%
Weighted average UW NOI Debt Yield(5)(6)	14.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	91.6%
ARD-Interest Only	8.4%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	With respect to one (1) mortgage loan with an anticipated repayment date, identified as the F5 Tower mortgage loan (8.4%), calculated as of the anticipated repayment date.
(3)	Not applicable because each mortgage loan is interest-only for its entire term or until its related anticipated repayment date.
(4)

With respect to the Bellagio Hotel and Casino (8.3%), the 181 West Madison (7.6%), Parkmerced (6.8%) and 650 Madison Avenue (5.7%) mortgage loans, the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)

With respect to thirteen (13) mortgage loans (100%) with one or more pari passu companion loans and/or subordinate companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu companion loans, but excluding any related subordinate companion loans. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loans are (a) with respect to the 1633 Broadway Mortgage Loan (9.8%), 3.08x, 52.1% and 9.5%, respectively, (b) with respect to the F5 Tower Mortgage Loan (8.4%), 2.07x, 63.3% and 8.1%, respectively, (c) with respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), 4.06x, 70.7% and 15.7%, respectively, (d) with respect to the 805 Third Avenue Mortgage Loan (8.3%), 1.50x, 59.8% and 6.6%, respectively, (e) with respect to the 55 Hudson Yards Mortgage Loan (7.9%), 2.69x, 51.9% and 8.3%, respectively, (f) with respect to the 181 West Madison Mortgage Loan (7.6%), 2.10x, 64.0% and 9.2%, respectively, (g) with respect to the Parkmerced Mortgage Loan (6.8%), 1.22x, 71.1% and 4.0%, respectively, (h) with respect to the Starwood Industrial Portfolio Mortgage Loan (6.0%), 2.53x, 65.7% and 9.0%, respectively and (i) with respect to the 650 Madison Avenue Mortgage Loan (5.7%), 2.01x, 66.1% and 7.3%, respectively.

(6)

With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the related mortgaged property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. Debt service coverage ratios and debt yields for such mortgage loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the mortgaged property. The debt service coverage ratio and UW NOI debt yield of the related whole loan, based only on the master lease rent, are 2.19x and 8.1%, respectively.

(7)

Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”.  See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

Twelve (12) of the mortgage loans (93.2%) accrue interest on an actual/360 basis.  One (1) of the mortgage loans (6.8%) accrues interest based on a 360-day year consisting of 30-day months, or a “30/360 basis”. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories

With respect to two mortgage loans (16.4%) some or all of the mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Description of the Mortgage Pool—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans were originated with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The F5 Tower Mortgage Loan (8.4%) was originated with a variance from GACC’s underwriting guidelines related to the term of such Mortgage Loan.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations

The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which JPMCB, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issuance of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders

On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●

Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, Thomson Reuters Corporation and DealView Technologies Ltd.;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of

Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans

Under certain circumstances following a default, pursuant to the pooling and servicing agreement governing the servicing of a defaulted mortgage loan, the applicable special servicer is generally required to use reasonable efforts to solicit offers for the defaulted mortgage loan and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the applicable special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

Tax Status

Elections will be made to treat designated portions of the issuing entity  (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper Tier REMIC“ and each, a “Trust REMIC”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date will be treated as a grantor trust (the “Grantor Trust”) and the holders of the Class D certificates and the VRR Interest will be treated as the beneficial owners of such entitlements under section 671 of the Code.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●

It is anticipated that the Class         certificates will be issued with original issue discount, that the Class          certificates will be issued with de minimis original issue discount and that the Class          certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations

Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings

The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex C-1, representation and warranty number 7 in Annex D-1 and representation and warranty number 7 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2, Annex D-2 and Annex E-2, respectively.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the applicable special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

In addition, some hospitality properties also operate a casino business at the property, which is subject to a number of risks. See “—Casino Properties” below.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Related to Casino Properties

Certain Mortgaged Properties may consist of casino properties, or may consist of hospitality and resort properties that include casinos. The casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services. In addition, the casino business is subject to the following risks: (i) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (ii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, leading to losses, (iii) customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings, (iv) credit extended to customers (which is unsecured) may be uncollectable, and (v) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the borrower to make payments under the related mortgage loan. In addition, the gaming laws of certain jurisdictions relating to casino operations prohibit the transfer of gaming licenses and, in the case of a transfer of the equity of the entity holding the gaming license, require the prior approval from the related gaming authorities. Accordingly, in the event of a foreclosure of the related mortgaged property, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license, which may be granted after a delay, which could be significant, or may not be granted at all. Furthermore, because of the unique construction requirements of casinos, the space at those hospitality properties would not easily be converted to other uses.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including a portion of the Bellagio Hotel and Casino mortgaged property (8.3%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the applicable special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, industrial, mixed use, hotel and multifamily properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Washington, California, Illinois and Nevada. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”. All of the Mortgaged Properties located in New York, which collectively represent security for 48.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount), are situated within New York City. The strength of the New York City economy and the office leasing markets in particular is dependent upon foreign and domestic businesses selecting New York City as the location in which to engage in trade, finance and business services. In particular, the economy of New York State or New York City may be adversely affected to a greater degree than that of other areas of the country by developments affecting industries concentrated in New York, such as the financial services and media industries. The level of economic growth in general and job growth in the foregoing sectors in particular will affect net absorption of office space and increases in office rental rates. The New York City office and retail leasing markets generally, and the office and retail leasing markets in the applicable Manhattan or Brooklyn submarkets (as applicable) in particular, may adversely affect the operation and lessen the market value of the related Mortgaged Properties. Conversely, a strong market could lead to increased building and increased competition for tenants. In either case, the resulting effect on the operations of the Mortgaged Property could adversely affect the amount and timing of payments on the related Mortgage Loans and consequently the amount and timing of distributions on the Certificates.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the applicable special servicer or the applicable master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex C-1, representation and warranty number 41 in Annex D-1 and representation and warranty number 41 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2 and Annex E-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See Annex A-3 for information on redevelopment, renovation and expansion at the mortgaged properties securing the mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties. See also representation and warranty number 26 in Annex C-1, representation and warranty number 25 in Annex D-1 and representation and warranty number 25 in Annex E-1.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex C-1, representation and warranty number 43 in Annex D-1 and representation and warranty number 41 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2 and Annex E-2, respectively.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the applicable master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on September 30, 2020.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex C-1, representation and warranty number 17 in Annex D-1 and representation and warranty number 17 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2, Annex D-2 and Annex E-2, respectively.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Mortgage Loans” for a summary of the terrorism insurance requirements under each of the mortgage loans and representation and warranty number 31 in Annex C-1, representation and warranty number 30 in Annex D-1 and representation and warranty number 30 in Annex E-1, and the identified exceptions to those representations and warranties in Annex C-2 and Annex E-2, respectively.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. Moreover, all of the whole loans (other than the 1501 Broadway Mortgage Loan) will be serviced pursuant to the related non-serviced pooling and servicing agreement or the related non-serviced trust and servicing agreement, as applicable, and the 1501 Broadway whole loan will be governed by the pooling and servicing agreement for this securitization agreement only temporarily. As such, the availability of information regarding the status of the related mortgage loans and the periodic reports delivered to the certificateholders will be dependent upon the requirements set forth in the related non-serviced pooling and servicing agreement or non-serviced trust and servicing agreement to make such information and reports available to the holders of the companion loans and upon the compliance with such requirements by the parties to such non-serviced pooling and servicing agreement or non-serviced trust and servicing agreement. We cannot assure you that such information and periodic reports will be made available. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the applicable master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the applicable master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the applicable special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The applicable special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans” and “—Citi Real Estate Funding Inc. —Review of CREFI Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the applicable special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the applicable special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the applicable special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, and, in the case of certain ARD loans with mezzanine debt, mezzanine debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class D certificates and the VRR Interest, which are not offered by this prospectus. The payment of mezzanine debt service from excess cash flow, if applicable, will reduce the excess cash flow available to pay the ARD mortgage loan beyond scheduled principal payments (if any). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex C-1, representation and warranty number 35 in Annex D-1 and representation and warranty number 35 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2 and Annex E-2, respectively.

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee and Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes”

program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and one of the originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch (a “majority owned affiliate” of DBR Investments Co. Limited) and Citi Real Estate Funding Inc. are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the holders of the VRR Interest by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or holder of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or a holder of the VRR Interest entitled to appoint such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch or Citi Real Estate Funding Inc. (in each case as a holder of the VRR Interest or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, we cannot assure you that none of JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch or Citi Real Estate Funding Inc. (in each case as a holder of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the 1501 Broadway whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization (in the case of the Kings Plaza whole loan, it will be governed by the Benchmark 2020-B16 PSA until the related servicing shift securitization date for the Kings Plaza whole loan) only temporarily, until the servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the master servicer and special servicer under the servicing shift pooling and servicing agreement and will be governed exclusively by the servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identities of such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the controlling companion loan or the controlling party in the securitization of such controlling companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected holders of the VRR Interest and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor, an originator, an initial risk retention consultation party, a holder of a portion of the VRR Interest and the holder of the companion loans for which the noteholder is identified as “JPMCB” in the table entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Loans—The Whole Loans—General”. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) the depositor, (ii) German American Capital Corporation, a sponsor, (iii) Deutsche Bank AG, New York Branch, an initial risk retention consultation party, a holder of a portion of the VRR Interest, and (iv) DBR Investments Co. Limited, an originator and the holder of the companion loans for which the noteholder is identified as “DBRI” in the table entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Loans—The Whole Loans—General”. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator, an initial risk retention consultation party, a holder of a portion of the VRR Interest and the holder of the companion loans for which the noteholder is identified as “CREFI” in the table entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Loans—The Whole Loans—General”.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Benchmark 2020-IG1 non-offered certificates, any companion loan holder or the holder of any companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Companion Holders

The holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the applicable directing certificateholder on behalf of the applicable controlling class certificateholders under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement	Controlling Noteholder	Initial Directing Party(1)
1633 Broadway	BWAY 2019-1633	BWAY 2019-1633	Prima Capital Advisors LLC(2)
F5 Tower	BBCMS 2020-C6	BBCMS 2020-C6	Angelo Gordon & Co. (or its affiliate) (3)
Bellagio Hotel and Casino	BX 2019-OC11	BX 2019-OC11	CPPIB Credit Structured North America III, Inc.
Kings Plaza	Benchmark 2020-B16	JPMCB	JPMCB(4)
1501 Broadway	Benchmark 2020-IG1	JPMCB	JPMCB(5)
805 Third Avenue	CGCMT 2019-C7	CGCMT 2019-C7	BSREF Holdings LLC(6)
55 Hudson Yards	Hudson Yards 2019-55HY	Hudson Yards 2019-55HY	BREIT Debt Investments L.L.C. on behalf of itself and its affiliates
Southcenter Mall	GSMS 2020-GC45	GSMS 2020-GC45	KKR Real Estate Credit Opportunity Partners II L.P.
181 West Madison	JPMCC 2020-LOOP	JPMCC 2020-LOOP	Prima Capital Advisors LLC(7)
Parkmerced	MRCD 2019-PARK	MRCD 2019-PRKC(7)	Western Asset Capital Corporation(8)
560 Mission Street	Benchmark 2020-B16	Benchmark 2020-B16	Ellington Management Group, LLC (or its affiliate)
Starwood Industrial Portfolio	GSMS 2020-GC45	GSMS 2020-GC45	BREIT Debt Investments L.L.C. on behalf of itself and its affiliates(9)
650 Madison Avenue	MAD 2019-650M	MAD 2019-650M(9)	Healthcare of Ontario Pension Plan Trust Fund(10)

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The initial directing party for the 1633 Broadway whole loan is Prima Capital Investors LLC, as the directing holder (or equivalent party) under the BWAY 2019-1633 trust and servicing agreement. During the continuance of a control shift event relating to the BWAY 2019-1633 securitization transaction (i.e., when the most senior class of certificates in such transaction has been control appraised out), the holder of note A-1-C-1 (currently Goldman Sachs Bank USA), will be the Directing Party. See “Description of the Mortgage Pool—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan”.

(3)	The initial directing party for the F5 Tower whole loan is Angelo Gordon & Co. (or an affiliate), as the loan-specific directing holder (or equivalent party) under the BBCMS 2020-C6 pooling and servicing agreement. During the continuance of a control appraisal period with respect to the F5 Tower whole loan, the holder of note A-1-B will be the directing party. See “Description of the Mortgage Pool—The Non-Serviced AB Whole Loans—The F5 Tower Whole Loan”.

(4)	The Kings Plaza Whole Loan is expected to initially be serviced under the pooling and servicing agreement governing the Benchmark 2020-B16 securitization. From and after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement governing such securitization, such securitization will be the related controlling noteholder and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement.

(5)	The servicing of the servicing shift whole loan will be transferred on the servicing shift securitization date. The initial controlling noteholder of the servicing shift whole loan will be the holder of the controlling companion loan. After the related servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the controlling class representative or directing certificateholder (or equivalent entity) under such securitization.

(6)	The initial directing party for the 805 Third Avenue whole loan is BSREF Holdings LLC, as the loan-specific directing holder for the 805 Third Avenue loan-specific certificates. During the continuance of an 805 Third Avenue control appraisal period, the directing holder (or equivalent party) under the CGCMT 2019-C7 pooling and servicing agreement (initially LNR Securities Holdings, LLC) is expected to be the directing party for the 805 Third Avenue whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 805 Third Avenue Whole Loan”.

(7)	The initial directing party for the 181 West Madison whole loan is Prima Capital Investors LLC, as the directing holder (or equivalent party) under the JPMCC 2020-LOOP trust and servicing agreement. During the continuance of a trust loan control event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out, but the class C certificates in such transaction have not been control appraised out), a specified percentage of the certificateholders of such transaction will be entitled to exercise the rights of the Control Note to replace the special servicer (but no certificateholder will have any other rights of the Control Note). During a control shift event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out), the holder of note A-2 is expected to be the directing party for the 181 West Madison whole loan. Note A-2 is being included in this Benchmark 2020-B16 securitization, and therefore, during the continuance of such control shift event, the trust directing holder is expected to exercise the rights of the controlling holder with respect to the 181 West Madison whole loan; provided, however, that the 181 West Madison whole loan will continue to be serviced by the master servicer, and if necessary, the special servicer, under the trust and servicing agreement for the JPMCC 2020-LOOP securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan”.

(8)	The initial directing party for the Parkmerced whole loan is Western Asset Mortgage Capital Corporation, as the controlling class representative for the MRCD 2019-PRKC securitization trust which is currently the controlling noteholder for such whole loan. During the continuance of a control appraisal period, the controlling noteholder will be the holder of Note A-1. Note A-1 was included in the MRCD 2019-PARK securitization, and therefore, during the continuance of a control appraisal period, the controlling class representative (or equivalent party) under the MRCD 2019-PARK securitization is expected to exercise the rights of the controlling holder with respect to the Parkmerced whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Parkmerced Whole Loan”.

(9)	The initial directing party for the Starwood Industrial Portfolio whole loan is BREIT Debt Investments L.L.C. on behalf of itself and its affiliates, as the loan-specific directing holder for the Starwood Industrial loan-specific certificates. Pursuant to the related intercreditor agreement, during the continuance of a Starwood Industrial Portfolio control appraisal period, (i) the holder of note A-2-1 will be the controlling holder for the Starwood Industrial Portfolio whole loan and (ii) the Starwood Industrial Portfolio whole loan will be serviced by the master servicer and, if necessary, the special servicer under the pooling and servicing agreement for the securitization that holds note A-1. Note A-2-1 is being included in this Benchmark 2020-B16 securitization, and therefore, during the continuance of a Starwood Industrial Portfolio control appraisal period, the trust directing holder is expected to exercise the rights of the controlling holder with respect to the Starwood Industrial Portfolio mortgage loan, and the Starwood Industrial Portfolio whole loan is expected to remain serviced under the pooling and servicing agreement for the GSMS 2020-GC45 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan”.

(10)	The initial directing holder for the 650 Madison Avenue whole loan is Healthcare of Ontario Pension Plan Trust Fund, as the controlling class representative for the MAD 2019-650M securitization trust which is currently the controlling noteholder for such whole loan. During the continuance of a control appraisal period, the controlling noteholder will be the holder of Note A-1-1. Note A-1-1 was included in the CGCMT 2019-C7 securitization, and therefore, during the continuance of a control appraisal period, the controlling class representative (or equivalent party) under the CGCMT 2019-C7 securitization is expected to exercise the rights of the controlling holder with respect to the 650 Madison Avenue whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan”.

The special servicer, with respect to the servicing shift whole loan prior to the servicing shift securitization date, the holder of the related controlling companion loan, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a controlling note holder of a servicing shift whole loan prior to the servicing shift securitization date, may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

With respect to each mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing certificateholders (or equivalent entities) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the whole loans and their respective affiliates may have interests that are in conflict with those of certain certificateholders, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower.

The applicable special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the whole loans, in connection with obtaining the consent of, or upon consultation with, the related directing certificateholder or a companion loan holder or its representative, may take actions with respect to the related whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a whole loan, the companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a companion loan holder may advise the applicable special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related whole loan to take actions with respect to the related whole loan that conflict with the interests of holders of certain classes of the certificates.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the applicable directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the whole loans, or against any other parties (including, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) for having acted solely in their respective interests.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the European Union (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified European Union Directives and Regulations (“Institutional Investors”) including: institutions for occupational retirement; credit institutions; alternative investment fund managers who manage or market alternative investment funds in the European Union; investment firms (as defined in Regulation (EU) No 575/2013 (the “CRR”)); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”). These requirements restrict such investors from investing in securitizations unless such investors have verified that: (i) the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-European Union country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Pursuant to Article 14 of the CRR consolidated subsidiaries of credit institutions and investment firms subject to the CRR may also be subject to these requirements.

Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the certificates acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to European national regulators remain unclear.

Prospective investors should make themselves aware of the EU Risk Retention and Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates in accordance with any EU Risk Retention and Due Diligence Requirements, provide information allowing a prospective investor to comply with its due diligence obligations under the EU Risk Retention and Due Diligence Requirements, or take any other action which may be required by a prospective investor for the purposes of its compliance with the EU Risk Retention and Due Diligence Requirements. Consequently, the certificates may not be a suitable investment for investors that are now or may in the future be subject to any EU Risk Retention and Due Diligence Requirements. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact any such non-compliance may have on it.

On October 17, 2019, a negotiated withdrawal agreement between the UK and the EU was endorsed by leaders at a special meeting of the European Council, providing for the UK to leave the EU on January 31, 2020. The negotiated withdrawal agreement also provides for a transition period, which started on January 31, 2020 and will end on December 31, 2020, unless extended by a single decision for up to one or two years. However, the UK government has stated that it will not seek such an extension. The negotiated withdrawal agreement states that, unless otherwise provided in the agreement, EU law is applicable to and in the UK during the transition period. Accordingly, all references to the EU in the context of the applicability of EU regulations and directives in these risk factors should be interpreted to include the UK until December 31, 2020.

●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in July 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected two of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the applicable master servicer’s or applicable special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the applicable special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a whole loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the applicable special servicer forecloses upon a significant number of the related whole loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the applicable special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3 and Class A-S certificates
Class X-B	Class B certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-VRR Certificates, first the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3 or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B, Class C and Class D certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B, Class C or Class D certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class X-A or Class X-B certificates and, if your certificates are Class B, Class C or Class D certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C or Class D certificates, to those of the holders of the Class B certificates and, if your certificates are Class D certificates, to those of the holders of the Class C certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to the mortgage loans, you will generally not have any right to vote or make decisions with respect to the mortgage loan, and those decisions will generally be made by the applicable master servicer or the applicable special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Risk Retention Consultation Parties Could Adversely Affect Your Investment.

The risk retention consultation parties will have certain non-binding consultation rights with respect to certain matters relating to the mortgage loans.

Similarly, with respect to a non-serviced mortgage loan, the applicable special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the whole loans, as applicable, take actions with respect to such mortgage loan and related companion loan that could adversely affect a mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to a servicing shift whole loan, prior to the servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and any servicing shift whole loan after the related servicing shift securitization date) and in connection with a sale of a defaulted loan. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the applicable special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such mortgage loan is not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such trust and servicing agreement or pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the risk retention consultation parties and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)      may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)     may act solely in its interests or the interests of the holders of the controlling class the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or the VRR Interest, as applicable;

(iii)    does not have any duties to the holders of any class of certificates other than the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or the VRR Interest, as applicable;

(iv)     may take actions that favor its interests or the interests of the holders of the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan over the interests of the holders of one or more other classes of certificates; and

(v)      will have no liability whatsoever (other than to a controlling class certificateholder of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the risk retention consultation parties or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Asset Representations Reviewer.

With respect to each whole loan, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”. Additionally, with respect to the servicing shift whole loan, prior to the servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”, “—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced AB Whole Loans—Special Servicer Appointment Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the applicable master servicer or the applicable special servicer related to the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to a mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the applicable special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Any such consultation by the holder of a pari passu companion loan is non-binding. We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the applicable special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the applicable special servicer under the terms of the pooling and servicing agreement governing the serving of the related whole loan, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of such mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the applicable special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the applicable special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the applicable special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the applicable special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the applicable special servicer may be limited by several factors. First, if the applicable special servicer has to consider a large number of modifications, operational constraints may affect the ability of the applicable special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the applicable special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the applicable special servicer in maximizing collections for the transaction and the impediments the applicable special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the applicable special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the applicable special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to the 1633 Broadway mortgage loan (9.8%), which is comprised of promissory notes contributed to this securitization by JPMorgan Chase Bank, National Association and German American Capital Corporation, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of JPMorgan Chase Bank, National Association and German American Capital Corporation will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect. Further, with respect to the Bellagio Hotel and Casino mortgage loan (8.3%), which is comprised of promissory notes contributed to this securitization by JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc., each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Loan Event Default

With respect to the 181 West Madison mortgage loan (7.6%) and the Parkmerced mortgage loan (6.8%) prior to the occurrence and continuance of certain mortgage loan events of default specified in the related co-lender agreement, any collections of scheduled principal payments and other unscheduled principal payments (other than in connection with payments made following a casualty or condemnation) with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan, the related pari passu companion loans and the related subordinate companion loans on a pro rata basis. Such pro rata allocations of principal and the resulting distributions of principal to the holders of the related subordinate companion loans will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the

FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the applicable special servicer would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The applicable special servicer (may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the applicable special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirteen (13) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $660,000,000 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in February 2020, or with respect to any Mortgage Loan that has its first Due Date after February 2020, the date that would otherwise have been the related Due Date in February 2020.

All of the Mortgage Loans are each part of a larger whole loan comprised of (i) the related Mortgage Loan, (ii) in the case of thirteen (13) Mortgage Loans (100%), one or more loans that are secured by the related Mortgaged Property and pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”), and (iii) in the case of nine (9) Mortgage Loans (68.9%), one or more Pari Passu Companion Loans and one or more loans that are secured by the related Mortgaged Property and subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (such subordinate loans are referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”). The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

With respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, on the Closing Date, each applicable mortgage loan seller will remit to the depositor for deposit into the Interest Reserve Account a payment in an amount equal to the Interest Deposit Amount with respect to each applicable Mortgage Loan. “Interest Deposit Amount” with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, means an amount equal to one day of interest at the related Net Mortgage Rate on the related Cut-off Date Balance of such Mortgage Loan (or the aggregate of such interest for all such Mortgage Loans, as the context may require).

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation (“GACC”)(2)(3)	5	$242,450,000	36.7%
JPMorgan Chase Bank, National Association (“JPMCB”)(3)(4)	3	160,000,000	24.2
Citi Real Estate Funding Inc. (“CREFI”)(4)	3	137,900,000	20.9
JPMCB/GACC(3)	1	64,650,000	9.8
JPMCB/CREFI(4)	1	55,000,000	8.3
Total	13	$660,000,000	100.0%

(1)	All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	Six (6) of the Mortgage Loans (39.0%) being sold by German American Capital Corporation were originated or co-originated by an affiliate thereof, DBR Investments Co. Limited, and will be transferred (or the applicable portion thereof with respect to the 1633 Broadway Mortgage Loan) to German American Capital Corporation on or prior to the closing date.

(3)	The 1633 Broadway Mortgage Loan is evidenced by two (2) promissory notes: (i) Note A-3-C-2, with a principal balance of $49,650,000 as of the cut-off date, as to which JPMCB is acting as mortgage loan seller; and (ii) Note A-2-C-3-B, with a principal balance of $15,000,000 as of the cut-off date, as to which GACC is acting as mortgage loan seller.

(4)	The Bellagio Hotel and Casino Mortgage Loan is evidenced by two (2) promissory notes: (i) Note A-3-C5, with a principal balance of $15,000,000 as of the cut-off date, as to which JPMCB is acting as mortgage loan seller; and (ii) Note A-2-C3, with a principal balance of $40,000,000 as of the cut-off date, as to which CREFI is acting as mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The 1633 Broadway Mortgage Loan (9.8%), for which GACC and JPMCB are each a Mortgage Loan Seller, is part of a Whole Loan that was co-originated by DBRI, Wells Fargo Bank, National Association, JPMCB and Goldman Sachs Bank USA.

●	The F5 Tower Mortgage Loan (8.4%), for which GACC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by Barclays Capital Real Estate Inc. and DBRI.

●	The Bellagio Hotel and Casino Mortgage Loan (8.3%), for which CREFI and JPMCB are the Mortgage Loan Sellers, is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., CREFI and JPMCB.

●	The Kings Plaza Mortgage Loan (8.3%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by JPMCB, Société Générale Financial Corporation and Wells Fargo Bank, National Association.

●	The 55 Hudson Yards Mortgage Loan (7.9%), for which GACC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association, DBRI and Morgan Stanley Bank, N.A.

●	The Parkmerced Mortgage Loan (6.8%), for which CREFI is the mortgage loan seller, is part of a Whole Loan that was co-originated by CREFI and Barclays Capital Real Estate Inc.

●	The 560 Mission Street Mortgage Loan (6.8%), for which GACC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by DBRI and Bank of America, N.A.

●	The 650 Madison Avenue Mortgage Loan (5.7%), for which CREFI is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by CREFI, Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on February 28, 2020 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, (iii) with respect to the 1633 Broadway Mortgage Loan, each of GACC and JPMCB will sell one of two promissory notes comprising such Mortgage Loan to the depositor and (iv) with respect to the Bellagio Hotel and Casino Mortgage Loan, each of JPMCB and CREFI will sell one of two promissory notes comprising such Mortgage Loan to the depositor. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that :

●	in the case of a Mortgage Loan that provides for interest only payments through maturity or Anticipated Repayment Date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for each Mortgage Loan, subject to the proviso to the prior sentence.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan; provided, however, that solely with respect to Annex A-1, Annual Debt Service is calculated with respect to the Mortgage Loan excluding the related Pari Passu Companion Loan and any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratio at Maturity/ARD” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan’s LTV Ratio includes the principal balance of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table entitled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means, with respect to each Mortgage Loan, the principal balance of the Mortgage Loan per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loans and the related Mortgage Loan included in the issuing entity, but not any Subordinate Companion Loans, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means that, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt service coverage ratios for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt service coverage ratio of the related Whole Loan, based only on the master lease rent, is 2.19x.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines. In the case of the 1633 Broadway Mortgage Loan (9.8%), the F5 Tower Mortgage Loan (8.4%), Kings Plaza Mortgage Loan (8.3%), the 55 Hudson Yards Mortgage Loan (7.9%), the Southcenter Mall Mortgage Loan (7.6%), the 181 West Madison Mortgage Loan (7.6%), the 560 Mission Street Mortgage Loan (6.8%) and the Starwood Industrial Portfolio Mortgage Loan (6.0%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI and UW NCF is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan(s). With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt yield of the related Whole Loan, based only on the master lease rent, is 8.1%.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. With respect to certain of the Mortgage Loans, including the 1633 Broadway Mortgage Loan (9.8%), the F5 Tower Mortgage Loan (8.4%), the 55 Hudson Yards Mortgage Loan (7.9%), the Southcenter Mall Mortgage Loan (7.6%), the 181 West Madison Mortgage Loan (7.6%), the 560 Mission Street Mortgage Loan (6.8%) and the Starwood Industrial Portfolio Mortgage Loan (6.0%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan or were based on the average rent (or reflected the present value of the remaining rent steps) during the term of the related lease (or the term of the Mortgage Loan) of certain tenants at the related Mortgaged Property. See “Description of Mortgage Loans” in Annex A-3.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans. With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt yield of the related Whole Loan, based only on the master lease rent, is 8.1%.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2 and Class A-3 certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms (c) in the case of a Mortgaged Property operating as student housing or senior housing, the number of units, and (d) in the case of a Mortgaged Property operated as a self storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$660,000,000
Number of Mortgage Loans	13
Number of Mortgaged Properties	45
Range of Cut-off Date Balances	$37,900,000 to $64,650,000
Average Cut-off Date Balance	50,769,231
Range of Mortgage Rates	2.58900% to 4.24000%
Weighted average Mortgage Rate	3.25790%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	113 months
Range of remaining terms to maturity(2)	58 months to 119 months
Weighted average remaining term to maturity(2)	112 months
Range of original amortization term(3)	NAP
Weighted average original amortization term(3)	NAP
Range of remaining amortization terms(3)	NAP
Weighted average remaining amortization term(3)	NAP
Range of LTV Ratios as of the Cut-off Date(4)(5)(6)	22.2% to 54.1%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)(6)	36.4%
Range of LTV Ratios as of the maturity date(5)(6)	22.2% to 54.1%
Weighted average LTV Ratio as of the maturity date(4)(5)(6)	36.4%
Range of UW NCF DSCR(5)(6)(7)(8)	2.63x to 8.42x
Weighted average UW NCF DSCR(5)(6)(6)(7)	4.33%
Range of UW NOI Debt Yield(5)(6)	10.0% to 28.3%
Weighted average UW NOI Debt Yield(5)(6)	14.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	91.6%
ARD-Interest Only	8.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to one (1) Mortgage Loan with an Anticipated Repayment Date, identified as the F5 Tower Mortgage Loan (8.4%), calculated as of the anticipated repayment date.

(3)	Not applicable because each Mortgage Loan is interest-only for its entire term or until its related Anticipated Repayment Date.

(4)	With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the 181 West Madison Mortgage Loan (7.6%), the Parkmerced Mortgage Loan (6.8%) and the 650 Madison Avenue Mortgage Loan (5.7%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)	With respect to thirteen (13) Mortgage Loans (100%) with one or more Pari Passu Companion Loans and/or Subordinate Companion Loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related Pari Passu Companion Loans, but excluding any related Subordinate Companion Loans. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related Subordinate Companion Loans are (a) with respect to the 1633 Broadway Mortgage Loan (9.8%), 3.08x, 52.1% and 9.5%, respectively, (b) with respect to the F5 Tower Mortgage Loan (8.4%), 2.07x, 63.3% and 8.1%, respectively, (c) with respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), 4.06x, 70.7% and 15.7%, respectively, (d) with respect to the 805 Third Avenue Mortgage Loan (8.3%), 1.50x, 59.8% and 6.6%, respectively, (e) with respect to the 55 Hudson Yards Mortgage Loan (7.9%), 2.69x, 51.9% and 8.3%, respectively, (f) with respect to the 181 West Madison Mortgage Loan (7.6%), 2.10x, 64.0% and 9.2%, respectively, (g) with respect to the Parkmerced Mortgage Loan (6.8%), 1.22x, 71.1% and 4.0%, respectively, (h) with respect to the Starwood Industrial Portfolio Mortgage Loan (6.0%), 2.53x, 65.7% and 9.0%, respectively and (i) with respect to the 650 Madison Avenue Mortgage Loan (5.7%), 2.01x, 66.1% and 7.3%, respectively.

(6)	With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the related mortgaged property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. Debt service coverage ratios and debt yields for such mortgage loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the mortgaged property. The debt service coverage ratio and UW NOI debt yield of the related whole loan, based only on the master lease rent, are 2.19x and 8.1%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include four (4) Mortgage Loans (32.4%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
CBD	6	$322,600,000	48.9%
Retail
Super Regional Mall	2	105,000,000	15.9
Mixed Use
Office/Retail	2	92,900,000	14.1
Hotel
Full Service	1	55,000,000	8.3
Multifamily
High-Rise/Townhome	1	45,000,000	6.8
Industrial
Warehouse/Distribution	31	37,923,462	5.7
Cold Storage	2	1,576,538	0.2
Total	45	$660,000,000	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and retail and flex properties that include office tenants, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

●	With respect to the 1633 Broadway Mortgage Loan (9.8%), the Mortgaged Property includes 145,192 square feet of theater space, constituting approximately 5.7% of the net rentable area at the Mortgaged Property, and approximately 80,000 square feet of retail space, constituting approximately 3.1% of the net rentable area at the Mortgaged Property, of which approximately 40,000 square feet is vacant.

●	With respect to the F5 Tower Mortgage Loan (8.4%), a report dated November 25, 2019 by a building science and engineering consulting firm (the “Report”) identifies some curtain wall façade deficiencies with the alignment of the perimeter glazing gaskets, and deformed thermal trim extrusions. The related engineering report for the Mortgaged Property recommends further investigation, observation, repairs and replacements of the façade at the Mortgaged Property. The Report estimated the cost of the façade repairs would be between $565,000 and $970,000. Replacement reserves were not required in connection with the origination of the Mortgage Loan, as these repairs have begun, and are underway by a subcontractor who is performing the work under warranty.

●	With respect to the 55 Hudson Yards Mortgaged Property (7.9%), one of the borrower sponsors (The Related Companies, L.P.) is an owner/developer of nearby properties at 10 Hudson Yards (1,800,000 square feet office property completed in 2016 and currently 100% leased), 30 Hudson Yards (2,600,000 square feet office property completed in 2019 and 100% leased to a single tenant), 35 Hudson Yards (1,100,000 square feet mixed use project completed in 2019, as to which the 178,000 square feet office component is 100% leased to a single tenant) and 50 Hudson Yards (2,900,000 square feet office building scheduled for 2022 completion that is approximately 30% pre-leased).

Retail Properties.

With respect to the retail properties set forth in the above chart:

●	With respect to the Kings Plaza Mortgage Loan (8.3%), Best Buy, the fifth largest tenant at the Mortgaged Property, is currently in negotiations with the borrower for an early termination of its related lease with respect to its entire demised premises (the “Best Buy Space”). The Mortgage Loan documents permit the borrower to enter into (i) a termination of the Best Buy lease, (ii) a modification of the Best Buy lease which results in the rent payable by Best Buy being less than an amount equal to 105% of the amount of the rent in effect as of the origination date, or (iii) a modification of the Best Buy lease which shortens the related term to a date expiring prior to January 31, 2032; provided, among other conditions, the borrower enters into a master lease with the related guarantor requiring such guarantor to pay an amount equal to (i) 105% of the amount of rent to which the borrower would otherwise be entitled pursuant to the Best Buy lease in effect as of the origination date, minus (ii) the sum of (x) the amount of rent actually received by the borrower from tenants under any replacement lease, plus (y) the amount of rent actually received by the borrower from Best Buy under the terms of the Best Buy lease. In connection with any redevelopment of the Best Buy Space, the Mortgage Loan documents require the borrower to, among other things, deliver a completion guaranty to the lender.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart, each of the mixed use Mortgaged Properties has one or more office and/or retail components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and "—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses", as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the 1501 Broadway Mortgage Loan (8.3%), at loan origination, 163,912 square feet, constituting approximately 22.2% of the net rentable area at the Mortgaged Property, were vacant.

Hotel Properties.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the related Mortgaged Property is unflagged.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the related Mortgaged Property consists of a resort and casino and, as of the trailing twelve months ended September 30, 2019, approximately 29.6% of underwritten revenues were from gaming, approximately 28.4% of underwritten revenues were from hotel rooms, approximately 24.7% of underwritten revenues were from food and beverage sales, approximately 9.0% were from entertainment and approximately 8.3% from other sources.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the related Mortgaged Property is master leased by the borrower to a single tenant, which is a subsidiary of the former owner of such Mortgaged Property, pursuant to a sale-leaseback transaction. The master tenant owns a 5% interest in the related borrower. The former owner (and parent of the master tenant) guarantees the payment and performance of all monetary obligations and certain other obligations of the tenant under the master lease. For so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. However, debt service coverage ratios and debt yields for such Mortgage Loan set forth in this prospectus are not based on the master lease rent, but are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. Due to the need to find a tenant with the ability to obtain a gaming license and manage the various different operations at the Mortgaged Property, if the master tenant were to fail to comply with the terms of the master lease or with gaming licenses, the borrower may be unable to locate a suitable tenant at comparable rental rates or at all. The master tenant is not a bankruptcy remote entity. A bankruptcy of the master tenant, its lease guarantor or their affiliates could result in a loss of a substantial portion of the borrower’s rental revenue and materially and adversely affect the borrower. In addition, it is possible that a bankruptcy court could recharacterize the master lease transaction as a lending transaction, which would cause the borrower to lose certain rights as the owner or landlord in the bankruptcy proceeding. See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” and “Risk Factors—Risks Relating to the Mortgage Loans—Sale-Leaseback Transactions Have Special Risks.”

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the master lease permits the master tenant to incur loans secured by its leasehold interest. The leasehold lender will have certain rights to cure a master lease event of default, to have certain non-curable events of default waived, and to obtain a new lease, which may potentially impede the exercise of the mortgage lender’s remedies upon a foreclosure.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the related Mortgaged Property competes with other high-quality Las Vegas resorts, especially those located on the Las Vegas Strip, which have themes and attractions which directly compete with the operations of the Mortgaged Property, and may have greater name recognition and financial and marketing resources than such Mortgaged Property, some of which may be operated by affiliates of the master tenant of such Mortgaged Property.

●	In addition, with respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), upon a casualty at the related Mortgaged Property, even if there is an event of default under the mortgage loan, the lender may not use the proceeds to pay down the Mortgage Loan and instead must make disbursements for restoration of the Mortgaged Property to the master tenant so long as it satisfies the conditions in the master lease. Even if there is an event of default under the Mortgage Loan, so long as there is no uncured master lease event of default, the master tenant will continue to have certain rights, including the rights to receive disbursements from alteration deposits, contest taxes or other charges or make permitted transfers.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the collateral includes the collateral assignment of the rights of the borrower in various intellectual property rights related to the name “Bellagio” and stylized “B”. Not all such intellectual property is registered, and such intellectual property is subject to the risks to hospitality brand intellectual property identified under “Risks Related to the Mortgage Loans—Hospitality Properties Have Special Risks.”

●	See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart:

●	With respect to the Parkmerced Mortgage Loan (6.8%), all of the existing residential units at the related Mortgaged Property are governed by the San Francisco Rent Control Ordinance, which provides that the annual allowable increase in rent will become effective March 1 of each year, and will be no more than 60% of the percentage increase in the Consumer Price Index for All Urban Consumers in the San Francisco-Oakland-San Jose region. Upon a tenant’s vacating its leased unit, the San Francisco Rent Control Ordinance allows for decontrol of a unit and rent can be raised to market levels. Additionally, approximately 12.5% of the units at the Mortgaged Property are currently rented to tenants that rely on rent subsidies under various government funded programs, such as the Section 8 Tenant-Based Assistance Rental Certificate Program of the U.S. Department of Housing and Urban Development. Generally, a tenant receiving such subsidy or assistance must regularly meet certain income requirements. Further, approximately 16.4% of the units at the Mortgaged Property are occupied by tenants that are students.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	2	15.9%
Theater	1	7.6
Bowling Alley	1	7.6
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	1	5.7
Total	5	21.7%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Mortgage Loan Characteristics

The following table shows certain information regarding the Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
1633 Broadway	$64,650,000	9.8%	391	3.84	41.7%	Office
F5 Tower	$55,500,000	8.4%	359	3.33	39.4%	Office
Bellagio Hotel and Casino	$55,000,000	8.3%	426,189	8.42	39.3%	Hotel
Kings Plaza	$55,000,000	8.3%	600	3.07	54.1%	Retail
1501 Broadway	$55,000,000	8.3%	271	4.36	22.2%	Mixed Use
805 Third Avenue	$55,000,000	8.3%	252	2.63	32.6%	Office
55 Hudson Yards	$52,450,000	7.9%	660	3.54	39.4%	Office
Southcenter Mall	$50,000,000	7.6%	278	6.53	22.2%	Retail
181 West Madison	$50,000,000	7.6%	114	4.67	28.8%	Office
Parkmerced	$45,000,000	6.8%	172,828	4.00	25.9%	Multifamily
560 Mission Street	$45,000,000	6.8%	449	5.23	35.6%	Office
Starwood Industrial Portfolio	$39,500,000	6.0%	36	3.67	45.2%	Industrial
650 Madison Avenue	$37,900,000	5.7%	977	2.74	48.5%	Mixed Use
Top 3 Total/Weighted Average	$175,150,000	26.5%		5.12x	40.2%
Top 5 Total/Weighted Average	$285,150,000	43.2%		4.58x	39.4%
Top 13 Total/Weighted Average	$660,000,000	100.0%		4.33x	36.4%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan are calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) are (a) with respect to the 1633 Broadway Mortgage Loan (9.8%), 3.08x and 52.1%, respectively, (b) with respect to the F5 Tower Mortgage Loan (8.4%), 2.07x and 63.3%, respectively, (c) with respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), 4.06x and 70.7%, respectively, (d) with respect to the 805 Third Avenue Mortgage Loan (8.3%), 1.50x and 59.8%, respectively, (e) with respect to the 55 Hudson Yards Mortgage Loan (7.9%), 2.69x and 51.9%, respectively, (f) with respect to the 181 West Madison Mortgage Loan (7.6%), 2.10x and 64.0%, respectively, (g) with respect to the Parkmerced Mortgage Loan (6.8%), 1.22x and 71.1%, respectively, (h) with respect to the Starwood Industrial Portfolio Mortgage Loan (6.0%), 2.53x and 65.7%, respectively and (i) with respect to the 650 Madison Avenue Mortgage Loan (5.7%), 2.01x and 66.1%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Bellagio Hotel and Casino Mortgaged Property (8.3%), the 181 West Madison Mortgaged Property (7.6%), the Parkmerced Mortgaged Property (6.8%), the 650 Madison Avenue Mortgaged Property (5.7%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Mortgage Loans” in Annex A-3.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include one (1) Mortgage Loan (6.0%), set forth in the table below entitled “Multi-Property Mortgage Loans”, which is secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular Mortgaged Property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Multi-Property	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Starwood Industrial Portfolio	Multi-Property	$39,500,000	6.0%
Total		$39,500,000	6.0%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	6	$320,000,000	48.5%
Washington	2	$105,500,000	16.0%
California	2	$90,000,000	13.6%
Illinois	7	$55,588,981	8.4%
Nevada	1	$55,000,000	8.3%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout three (3) other states, with no more than 3.9% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Ten (10) Mortgaged Properties (78.1%) are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Four (4) Mortgaged Properties (29.6%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 18%.

Two (2) Mortgaged Properties (13.6%) are located in California and are more susceptible to wildfires.

Mortgaged Properties With Limited Prior Operating History

Two (2) Mortgaged Properties securing the F5 Tower Mortgage Loan (8.4%) and 55 Hudson Yards Mortgage Loan (7.9%) were each constructed or substantially renovated or in a lease-up period within the 12-month period preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Condominium and Other Shared Interests

One (1) of the Mortgage Loans secured or partially secured by the F5 Tower Mortgage Property (8.4%), is secured in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

In addition, with respect to the 650 Madison Avenue Mortgage Loan (5.7%), the related borrower has the right to convert the entire Mortgaged Property to a commercial condominium form of ownership (such conversion, a “Condominium Conversion”), after which the entirety of the resulting condominium will constitute collateral for the Mortgage Loan, provided that, among other conditions: (i) the resulting condominium regime consists exclusively of the three condominium units (collectively, the “Condominium Units”, and each, a “Condominium Unit”) identified in the Mortgage Loan documents, (ii) no event of default is continuing on the date the lender receives notice from the borrower of the Condominium Conversion or on the date of the consummation of the Condominium Conversion, (iii) the condominium declaration and bylaws, all related documents, instruments and agreements (collectively the “Condominium Documents”) will be in the respective forms indicated in the related Mortgage Loan documents or as otherwise approved by the lender in writing (which approval must not be unreasonably withheld, conditioned or delayed), (iv) the borrower delivers to the lender such usual and customary documents and other agreements as may be reasonably required by the lender in connection with the Condominium Conversion, including, but not limited to, an amendment to the Mortgage Loan and amendments and reaffirmations to the terms and conditions of the related Mortgage Loan documents reasonably required by the lender, (v) the borrower delivers reasonable evidence that after giving effect to the Condominium Conversion, each Condominium Unit constitutes a separate tax lot, (vi) the borrower delivers to the lender an endorsement, supplement or amendment to the title insurance policy meeting the requirements set forth in the Mortgage Loan documents, provided that (x) if borrower is unable to obtain such title endorsements, supplements and amendments to the title insurance policy, the borrower must have delivered to the lender an updated title search with respect to the Mortgaged Property that shows no liens on the Mortgaged Property other than permitted encumbrances, and (y) in no event will the borrower be required to obtain a new title insurance policy, (vii) the borrower has submitted to the lender a subordination of lien (and Mortgage Loan documents) to the Condominium Documents for execution by the lender, containing standard provisions, if any, protecting the rights of the lender and must otherwise be reasonably satisfactory to the lender, (viii) the borrower delivers a REMIC opinion and (ix) the borrower has the right to transfer the Condominium Units to one or more transferee borrowers that will assume on a joint and several basis all of borrower’s obligations under the Mortgage Loan documents, provided that (A) such transferee borrowers will be either (I) controlled by an eligible qualified owner in accordance with the Mortgage Loan documents that owns (x) by itself, at least 20% of the common equity interest in such transferee borrowers and (y) together with one or more other eligible qualified owner and/or institutional investors, at least 51% of the common equity interest in such transferee borrowers, with any person owning 10% or more of the equity interests in transferee borrower being a qualified transferee or (II) owned and controlled by one or more entities approved by the lender that are qualified transferees and are otherwise qualified to own the Mortgaged Property, and (B) rating agency confirmation will be required solely with respect to the legal structure of the transferee borrower(s), the documentation of the loan assumption and the related legal opinions.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee and Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	42	$500,000,000	75.8%
Fee/Leasehold(3)	3	$160,000,000	24.2
Total	45	$660,000,000	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	With respect to the Southcenter Mall Mortgage Loan (7.6%), the related Mortgaged Property is owned in fee simple, except for a parking parcel with 1350 parking spaces, in which the borrower has a sub-ground leasehold interest pursuant to a ground sub-lease between Macy’s West Stores, Inc. as ground sublessor and the borrower as ground sublessee. Macy’s West Stores, Inc. is both the landlord and the tenant under the related overlease, which expires December 16, 2055. The sub-ground lease provides that if the overlease is terminated, the sub-ground lease will become a direct ground lease between Macy’s West Stores, Inc. and the borrower. The parking on the parking parcel is necessary for the Mortgaged Property to comply with zoning requirements and to comply with a reciprocal easement agreement relating to the Mortgaged Property. The related ground sublease expires on June 30, 2045 (which is less than 20 years after the stated maturity date of the Mortgage Loan). Rent is currently approximately $98,100 per annum, subject to increases based on the consumer price index. In addition, the ground sublease lacks certain customary lender protections; it does not provide for a new lease to be provided to the lender if it is terminated, and does not provide that condemnation proceeds will be applied either to restoration or repayment of the Mortgage Loan. The ground lessor has the right to amend the sub-ground lease to withdraw a 10,000 square foot parcel from the ground lease for development.

With respect to the F5 Tower Mortgage Loan (8.4%), the collateral for the Mortgage Loan includes (x) the borrower’s fee interest in (i) the “office condominium unit” and (ii) the “base unit” (a parking garage in which the borrower, as owner, owns (a) 217 spaces in fee and (b) has a permanent easement over a further 42 spaces) and (y) the borrower’s leasehold interest in an additional 63 parking spaces (the “Leasehold Collateral”), which are leased from The Rainier Club (the “Lessor”) pursuant to that certain garage lease (the “Lease”). The Leasehold Collateral accounts for 19.3% of the parking spaces and 11.5% of the parking income (0.7% of total effective gross income) at the Mortgaged Property. The Lease and the related documents do not provide for certain customary conditions on the lessee and the Lessor, including that: (i) the Lessor is not required to enter into a new lease with the lender upon termination of the Lease for any reason, including rejection of the Lease in a bankruptcy; (ii) the prior written consent of the lender is not required prior to any amendment, modification, cancellation or termination of the Lease; (iii) the term of the Lease expires on September 30, 2026, which is prior to the maturity date of the Mortgage Loan; (iv) the Lessor is not required to give the lender notice of a default under, or termination of, the Lease; and (v) the lender is not given the right to cure defaults. The parking spaces provided by the Leasehold Collateral are not required for the Mortgaged Property to remain in compliance with the applicable zoning requirements. Further, pursuant to the lease of the sole tenant at the Mortgaged Property, the number of parking passes that the tenant rents from the borrower depends on whether the Leasehold Collateral is being leased by the borrower.

In general, except as described above with respect to the F5 Tower Mortgage Loan (8.4%) and the Southcenter Mall Mortgage Loan (7.6%), unless the related fee interest is also encumbered by the related Mortgage (and subject to any exceptions to the representations and warranties identified below), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan

(or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Kings Plaza Mortgage Loan (8.3%), the Mortgage Loan is secured by (i) the borrower’s leasehold interest in each of a marina and a portion of the land underneath the related parking garage at the Mortgaged Property and (ii) the fee simple interest in the remaining portions of the Mortgaged Property. The related ground lease between the City of New York, as ground lessor, and the borrower, as ground lessee, has an expiration date of May 28, 2028, with three, 10-year followed by one, 9-year renewal options. Annual ground rent is $122,957, subject to a schedule of escalations set forth in the related ground lease. The ground lease does not include certain customary lender protections and does not, among other things, provide that (i) the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender or (ii) the ground lessor is required to enter into a new lease with the lender upon rejection of the ground lease in a bankruptcy proceeding. In addition, the ground lease provides that any related insurance proceeds or condemnation awards will belong to and be subject solely to the control of the ground lessor.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

In regards to ground leases, see representation and warranty number 36 in Annex C-1, representation and warranty number 35 in Annex D-1 and representation and warranty number 35 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2 and F-2, respectively.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than five (5) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Kings Plaza Mortgaged Property (8.3%), the related ESA identified a controlled REC at the Mortgaged Property related to groundwater and soil contamination from USTs. Six leaking, 15,000 gallon No. 2 fuel oil USTs were removed from the Mortgaged Property in 1997 following the discovery of fuel oil in groundwater monitoring wells. Chlorinated volatile organic compounds were identified in the groundwater at concentrations exceeding the New York State Department of Environmental Conservation (“NYSDEC”) criteria, and the Mortgaged Property was subsequently enrolled in the NYSDEC Voluntary Cleanup Program in 2001. An additional No. 2 fuel oil release occurred in 2006. Remedial actions addressing these releases have successfully achieved soil cleanup objectives for commercial use, but residual groundwater contamination above applicable commercial cleanup standards remains. Engineering and institutional controls were implemented at the Mortgaged Property, which included the filing of a deed restriction and environmental easement restricting the Mortgaged Property to commercial and industrial uses.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current full narrative appraisal, which was generally obtained within three (3) months of the origination of the Mortgage Loan, conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within five (5) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes —Physical Assessment Report” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to the related Mortgaged Property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance” and “—Citi Real Estate Funding Inc.— CREFI’s Underwriting Guidelines and Processes”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex C-1, representation and warranty number 25 in Annex D-1 and representation and warranty number 25 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2, Annex D-2 and F-2, respectively.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

With respect to the 805 Third Avenue Mortgage Loan (8.3%), there is an unresolved dispute between the related borrower and the largest tenant, Meredith Corporation, regarding the amount charged for operating expense escalations pursuant to Meredith Corporation’s lease. The matter has been submitted to arbitration, in which Meredith Corporation is seeking damages in the amount of approximately $511,285. There can be no assurances that the dispute will be resolved in favor of the borrower.

With respect to the 55 Hudson Yards Mortgage Loan (7.9%), the borrower and the second largest tenant, Milbank, Tweed, Hadley & McCloy, have a pending dispute concerning damages related to landlord delays in delivering the tenant’s leased premises. The tenant is currently fully occupying its space, and its rent commencement date was April 1, 2019. The Mortgage Loan documents required an upfront reserve of $11,000,000, which is based on the upper range estimate of settlement outcomes that the parties have discussed.

With respect to the Parkmerced Mortgage Loan (6.8%), the related borrower sponsor is involved in a pending litigation matter with an employee of Stellar Management (“Stellar”), the plaintiff. Stellar, a residential and commercial real estate owner/operator, is not affiliated with the borrower or the related Mortgaged Property. The plaintiff alleges that he and the borrower sponsor formed an oral contract before the borrower sponsor left Stellar under which the plaintiff was entitled to receive a 2.5% interest in the Mortgaged Property that would grow over time. The plaintiff alleges that the borrower sponsor has refused to abide by the terms of this oral contract. The plaintiff has filed a lawsuit against the borrower sponsor for the borrower sponsor’s alleged failure to comply with their oral contract. The plaintiff seeks monetary damages and a declaration that he has a continuing interest in the Mortgaged Property. The plaintiff does not specify the precise amount of damages he is seeking because he claims that the borrower sponsor has withheld certain financial records that would indicate the value of the plaintiff’s alleged interest in the Mortgaged Property. However, the plaintiff pleads that that the amount of damages is believed to be no less than $12,000,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the 55 Hudson Yards Mortgage Loan (7.9%) and Parkmerced Mortgage Loan (6.8%) (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the Mortgage Loans we note the following:

●	With respect to the 55 Hudson Yards Mortgage Loan (7.9%), one of the loan sponsors (The Related Companies, L.P.), and/or its affiliates, has sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and/or deed-in-lieu of foreclosure.

●	With respect to the Parkmerced Mortgage Loan (6.8%), the related Mortgaged Property previously secured a $550,000,000 mortgage loan made in 2005, which was transferred into special servicing shortly before its maturity in 2010 and subsequently defaulted at maturity. The loan was subsequently restructured with a maturity date extension in connection with a principal payment of $10,000,000. Such loan was refinanced in 2012 with a mortgage loan in the amount of $450,000,000. The 2012 mortgage loan was repaid in full. As of the origination date of the subject Mortgage Loan, the previous mortgage loan secured by the Mortgaged Property was in default due to the borrower’s failure to make the balloon payment on the related maturity date of November 8, 2019. At the time of the default, the borrower was in the process of negotiating the subject Mortgage Loan, and the servicer of the previous mortgage loan agreed to up to 60 days of forbearance in order for the subject Mortgage Loan and related mezzanine loan to be originated. The previous mortgage loan was repaid in full on the origination date of the subject Mortgage Loan, 18 days after the original default.

Eight (8) Mortgage Loans (62.5%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Three (3) Mortgage Loans (22.7%) were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

Two (2) Mortgage Loans (14.8%) were originated in connection with the borrower’s recapitalization.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	With respect to the Starwood Industrial Portfolio Mortgage Loan (6.0%), 20 of the 33 individual Mortgaged Properties (2.9%) that secure the Mortgage Loan are each occupied by a single tenant.

●	With respect to the Starwood Industrial Portfolio Mortgage Loan (6.0%), 9 of the individual Mortgaged Properties (2.2%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

●	The Mortgaged Property securing the F5 Tower Mortgage Loan (8.4%) is leased to a single tenant.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed-use, industrial and flex Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
F5 Tower	8.4%	09/30/2033(1)	9/6/2033(1)
Starwood Industrial Portfolio	6.0%	Various(2)	12/6/2029

(1)	The sole tenant, F5 Networks, has a termination option effective as of October 1, 2030 with 19 months’ written notice (such notice due March 1, 2029) and a termination payment. If the tenant exercises such option, the final maturity date will be September 6, 2030. The F5 Tower Mortgage Loan has an anticipated repayment date of January 6, 2030.

(2)	Fourteen (14) of the Starwood Industrial Portfolio Mortgaged Properties (2.0%) are occupied by a single tenant under a lease that expires prior to, or in the same year of, the related maturity date. See Annex A-1 for the related lease expiration dates.

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
Starwood Industrial Portfolio	6.0%	Various(1)	Various	12/6/2029
650 Madison Avenue	5.7%	53.6%	2024	12/8/2029

(1)	Nine (9) of the Starwood Industrial Portfolio Mortgaged Properties (excluding Mortgaged Properties leased to a single tenant) have one or more leases in excess of 50% of the net rentable area at the related Mortgaged Property expiring prior to (or in the same year as) the maturity date of the Mortgage Loan. See Annex A-1 for the related Lease Expiration Dates.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed-use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the Mortgage Loans and the largest 5 tenants at each related Mortgaged Property):

●	With respect to the 1633 Broadway Mortgage Loan (9.8%), the F5 Tower Mortgage Loan (8.4%), the Kings Plaza Mortgage Loan (8.3%), the 805 Third Avenue Mortgage Loan (8.3%), the 55 Hudson Yards Mortgage Loan (7.9%), the Southcenter Mall Mortgage Loan (7.6%), the 181 West Madison Mortgage Loan (7.6%), the 560 Mission Street Mortgage Loan (6.8%), the 650 Madison Mortgage Loan, (5.7%), the Starwood Industrial Portfolio Mortgage Loan - 8401 Bearing Drive Mortgaged Property (0.3%), and the Starwood Industrial Portfolio Mortgage Loan - 333 45th Street Mortgaged Property (0.2%), each related Mortgaged Property is subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. Also, see Annex A-3 for more information on material termination options relating to the Mortgage Loans or Groups.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property that may have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
181 West Madison	7.6%	GSA – US Citizenship and Immigration	3.9%	5.9%

See Annex A-3 for more information on material termination options relating to the Mortgage Loans.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the Mortgage Loans and the five largest tenants listed on Annex A-1:

●	With respect to the 1633 Broadway Mortgage Loan (9.8%), (i) the largest tenant at the related Mortgaged Property, Allianz Asset Management of America L.P., representing approximately 12.5% of the net rentable area, subleases approximately 6.4% of its space to Triumph Hospitality through December 30, 2030; (ii) the second largest tenant at the related Mortgaged Property, WMG Acquisition Corp, representing approximately 11.5% of the net rentable area, subleases approximately 1.1% of its space to Cooper Investment Partners LLC on a month-to-month basis; and (iii) the fifth largest tenant at the related Mortgaged Property, Kasowitz Benson Torres, representing approximately 7.9% of the net rentable area, subleases approximately (x) 3.4% of its space to Delcath Systems, Inc. through February 28, 2021, (y) 6.0% of its space to Avalonbay Communities through October 31, 2026 and (z) 6.5% of its space to Cresa New York through April 30, 2021.

●	With respect to the F5 Tower Mortgage Loan (8.4%), F5 Networks Inc., the sole tenant at the Mortgaged Property, subleases (x) 18,886 square feet (the 22nd floor at the Mortgaged Property) to FourSquare Labs, Inc. through November 30, 2022 at a current annual rental rate of $38.00 per square foot, and (y) 18,636 square feet (the 23rd floor at the Mortgaged Property) to Grab Technology Corp. through February 28, 2023 at a current annual rental rate of $55.00 per square foot. The lender underwrote to the prime lease in both cases.

●	With respect to the Kings Plaza Mortgage Loan (8.3%), Best Buy, the fifth largest tenant at the Mortgaged Property, is currently in negotiations with the borrower for an early termination of its related lease with respect to its entire demised premises (the “Best Buy Space”). The Mortgage Loan documents permit the borrower to enter into (i) a termination of the Best Buy lease, (ii) a modification of the Best Buy lease which results in the rent payable by Best Buy being less than an amount equal to 105% of the amount of the rent in effect as of the origination date, or (iii) a modification of the Best Buy lease which shortens the related term to a date expiring prior to January 31, 2032; provided, among other conditions, the borrower enters into a master lease with the related guarantor requiring such guarantor to pay an amount equal to (i) 105% of the amount of rent to which the borrower would otherwise be entitled pursuant to the Best Buy lease in effect as of the origination date, minus (ii) the sum of (x) the amount of rent actually received by the borrower from tenants under any replacement lease, plus (y) the amount of rent actually received by the borrower from Best Buy under the terms of the Best Buy lease. In connection with any redevelopment of the Best Buy Space, the Mortgage Loan documents require the borrower to, among other things, deliver a completion guaranty to the lender.

●	With respect to the 1501 Broadway Mortgage Loan (8.3%), the second largest tenant at the Mortgaged Property, Tremor Video, has subleased (i) 41,308 square feet of space to Mergermarket (U.S.) Ltd. on a coterminous basis currently at $55.22 per square foot beginning in late 2018 and (ii) 10,178 square feet to Office Resources Inc. on a month-to-month basis at $57.00 per square foot beginning in 2016. The underlying lease expires in January 2025.

●	With respect to the 805 Third Avenue Mortgage Loan (8.3%), the largest tenant at the Mortgaged Property, Meredith Corporation, which leases 212,594 square feet at the Mortgaged Property representing approximately 35.7% of the net rentable area, subleases (i) 95,200 square feet to KBRA (approximately 16.0% of the net rentable area), (ii) 70,094 square feet to Gen II Fund (approximately 11.8% of the net rentable area), and (iii) 23,800 square feet to NewsMax (approximately 4.0% of the net rentable area).

●	With respect to the 55 Hudson Yards Mortgage Loan (7.9%), the largest tenant, Point72, currently occupies floors 3-14 at the 55 Hudson Yards Mortgaged Property but is not yet paying full rent on all of its space. All outstanding gap rent and free rent through March 2020, in the amount of $937,380, was reserved at the time of the loan origination. The rent commencement dates are as follows: April 16, 2019 for floors 5-14; December 1, 2019 for floor 4; and estimated to be May 1, 2020 for floor 3 (there is no assurance that Point72 will begin paying rent by the estimated dates noted herein). In addition, Point72 has signed a sublease for the entire 3rd floor (31,246 square foot) of its space to Elite World Group, LLC, with an expected sublease commencement date of February 2020 with a 5-year term and an annual rate of $90.00 per square foot. Point72 also subleases 11,844 square feet of its space to Light Sky Macro LP, with a sublease expiration of August 2029 and a rate of $99.00 per square foot. The third largest tenant, Cooley, currently occupies space on floors 42-46 of the 55 Hudson Yards Mortgaged Property. Cooley subleases 12,229 square feet of its space to Cinctive Capital LLC, with a sublease expiration of June 2022 and at an annual rate of $110 per square foot. The fourth largest tenant, Boies, Schiller & Flexner, currently occupies space on floors 18-21 of the 55 Hudson Yards Mortgaged Property, but is not yet paying full rent on all of its space. All outstanding gap rent and free rent through June 2020, in the amount of $5,480,125, was reserved at the time of loan origination. In addition, Boies, Schiller & Flexner subleases 18,224 square feet of its space to Ashurst LLP, with a sublease expiration date of June 2026 and at an annual rate of $94.00 per square foot. Further, the lender’s underwriting gives separate credit for straight-line rent averaging for the investment grade tenant Mount Sinai through the loan term and for Milbank, Tweed, Hadley & McCloy, Cooley and Boies, Schiller & Flexner (each ranked within the top 100 law firms in the United States according to a third party legal publication) through the loan term. The total implied underwritten rental rate for Milbank, Tweed, Hadley & McCloy, Cooley and Boies, Schiller & Flexner, inclusive of the straight-line credit, is approximately $87.72, $106.62 and $85.59, per square foot, respectively.

●	With respect to the Southcenter Mall Mortgage Loan (7.6%), JCPenney and Sears are anchor tenants at the related Mortgaged Property. Certain of the tenant leases at the related Mortgaged Property permit tenants to terminate their leases and/or abate or reduce rent if JCPenney and/or Sears terminate their respective leases or go dark. We cannot assure you that JCPenney or Sears will not continue to report earnings losses or otherwise exhibit signs of financial distress or that their stores will remain open for business. We further cannot assure you that the closing of any other JCPenney or Sears stores will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	With respect to the Southcenter Mall Mortgage Loan (7.6%), the largest tenant, American Multi-Cinema, representing approximately 8.9% of the net rentable area of the Mortgaged Property, the third largest tenant, Round One, representing approximately 5.2% of the net rentable area of the Mortgaged Property, and the fifth largest tenant, H&M, representing approximately 3.1% of the net rentable area of the Mortgaged Property, may each pay reduced rent or terminate their respective leases if a specified percentage of the Mortgaged Property is unoccupied or certain tenants go dark.

●	With respect to the 650 Madison Avenue Mortgage Loan (5.7%), the second largest tenant at the related Mortgaged Property, Memorial Sloan Kettering Cancer Center, which represents approximately 16.8% of the net rentable area, has the right to terminate its lease on any date between July 1, 2020 and June 30, 2022 by providing 18 months’ prior notice.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. In addition, as indicated on “Annex A-3—Description of Mortgage Loans”, certain tenants at a Mortgaged Property may not be paying rent with respect to a portion of their rented space.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

With respect to the 650 Madison Avenue Mortgage Loan (5.7%), the second largest tenant at the related Mortgaged Property, Memorial Sloan Kettering Cancer Center, representing approximately 16.8% of the net rentable area, has the right to go dark at any time.

We cannot assure you that any tenants discussed above will take occupancy of the related premises or commence paying rent as expected or at all. Any failure to do so may have a material adverse effect on the related Mortgaged Property and the related borrower’s ability to satisfy its obligations under the related loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to the Starwood Industrial Portfolio Mortgage Loan (6.0%), certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

In particular, with respect to the 5 largest tenants (based on net rentable area) and certain entities other than tenants with respect to the Mortgage Loans:

●	With respect to the Starwood Industrial Portfolio Mortgage Loan (6.0%), tenants at eight of the related Mortgaged Properties: 4820-4850 Indianapolis Road, 5900 North Meadows Drive, 775 Commerce Parkway West Drive, 333 45th Street, 8441 Bearing Drive, 999 Gerdt Court, 3890 Perry Boulevard and 1600-1640 Northwind Parkway each have a right of first offer or right of first refusal to purchase the related individual Mortgaged Properties (or portions thereof) leased by such tenants. With the exception of MWI Veterinary Supply Co., the sole tenant at the Starwood Industrial Portfolio - 3890 Perry Boulevard Mortgaged Property, each such tenant has executed an estoppel certificate confirming such rights do not apply to a foreclosure or deed in lieu thereof. However, such rights may apply to subsequent transfers following a foreclosure or deed-in-lieu thereof.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, four (4) Mortgaged Properties related to the F5 Tower Mortgage Loan (8.4%), the Southcenter Mall Mortgage Loan (7.6%), the Parkmerced Mortgage Loan (6.8%) and the 560 Mission Street Mortgage Loan (6.8%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18%.

In the case of twelve (12) Mortgage Loans (93.2%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the related borrower may rely on the insurance provided by the master tenant at the Mortgaged Property. Such insurance is generally required to meet the requirements of the related mortgage loan documents, except that the tenant’s policies are permitted to vary from the requirements of the mortgage loan documents with respect to (x) the named storm sublimit, which must be no less than $700,000,000 per occurrence (which is less than full replacement cost), and (y) any property or terrorism deductible, which may be up to $2,500,000.

See representation and warranty number 18 in Annex C-1, representation and warranty number 17 in Annex D-1, representation and warranty number 17 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2, Annex D-2 and Annex E-2, respectively.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex C-1, representation and warranty number 30 in Annex D-1, and representation and warranty number 30 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2 and Annex E-2, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the 1501 Broadway Mortgage Loan (8.3%), the Mortgaged Property has been designated as a landmark, landmark site or historic district, and the Mortgage Loan is subject to a certain Maintenance Agreement for Distinctive Sidewalks with the New York City Department of Transportation.

●	With respect to the 805 Third Avenue Mortgage Loan (8.3%), the related borrower failed to file a “Cycle 8C Façade Inspection and Safety Program Report” that was due in February 2019 as required by Local Law 11 of 1998 of the Local Laws of the City of New York (the “LL 11 Report”). The borrower has agreed to complete and pay for all applicable work, fines, cost, and other actions necessary to complete and file the LL 11 Report, and to otherwise cause the Mortgaged Property to comply with Local Law 11 by November 8, 2020. In addition, certain work is required to be completed to cause the Mortgaged Property to comply with all applicable legal requirements relating to the sprinkler systems at the Mortgaged Property. The related borrower has agreed to complete such sprinkler work by November 8, 2020. If an event of default occurs and/or the borrower breaches any of the foregoing obligations, the borrower will be required to deposit within 5 days after lender’s request, cash or a letter of credit in an amount lender reasonably determines to complete such work. The completion of such work is guaranteed by the related guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex C-1, representation and warranty number 25 in Annex D-1 and representation and warranty number 25 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2, Annex D-2 and Annex E-2, respectively.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Bellagio Hotel and Casino(1)	8.3%	39.3%	39.3%	$4,260,000,000	25.8%	25.8%	$6,500,000,000
181 West Madison(2)	7.6%	28.8%	28.8%	$375,289,826	28.9%	28.9%	$374,000,000
Parkmerced(3)	6.8%	25.9%	25.9%	$2,110,000,000	31.4%	31.4%	$1,741,000,000
650 Madison Avenue(4)	5.7%	48.5%	48.5%	$1,210,000,000	48.9%	48.9%	$1,200,000,000

(1)	The Appraised Value (Other Than “As-Is”) reflects the “As Leased” value solely with respect to the real property portion of the Mortgaged Property of $4,260,000,000, excluding certain intangible value attributable to the Mortgaged Property.

(2)	The Appraised Value (Other Than “As-Is”) reflects the “As Hypothetical” value of $375,289,826 for the Mortgaged Property as of October 22, 2019, which assumes the borrower sponsor has escrowed $1,289,826 for remaining capital expenses and unfunded tenant improvement allowances associated with CIBC. At origination of the Mortgage Loan, $1,289,826 was reserved.

(3)	The Appraised Value Other Than “As-Is” reflects the “as-is value inclusive of development rights (excluding all of Phase 1)” appraised value as of September 3, 2019, which consists of the as-is value (excluding Phase 1) of $1,741,000,000 and the as-is value of development rights (excluding Phase 1) of $369,000,000. Phase 1 consists of 56 units that are not part of the collateral for the related Mortgage Loan. The hypothetical “as-is value at market rent (excluding tower and renovation and development rights)”of the Mortgaged Property as of September 3, 2019, was $2,036,000,000.

(4)	The Appraised Value (Other Than “As-Is”) reflects the “Hypothetical As-Is” appraised value of $1,210,000,000 as of October 31, 2019, which assumes which assumes that the Mortgaged Property will have in place reserves of approximately $10,000,000 at origination. At origination of the Mortgage Loan, approximately $9,500,000 was reserved.

In addition, with respect to the 1633 Broadway Mortgage Loan (9.8%), the appraisal includes the extraordinary assumption that the owner has provided a $55,980,670 capital expenditure budget that is projected to occur over the initial 10 years of the investment holding period, which was utilized to estimate the value set forth in the appraisal. Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and we cannot assure you that they will be made.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex C-1, representation and warranty number 27 in Annex D-1 and representation and warranty number 27 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2, Annex D-2 and Annex E-2, respectively, for additional information.

●	With respect to the 1633 Broadway Mortgage Loan (9.8%), the 1501 Broadway Mortgage Loan (8.3%), the 55 Hudson Yards Mortgage Loan (7.9%), the 181 West Madison Mortgage Loan (7.6%) and the 560 Mission Street Mortgage Loan (6.8%), there are no separate non-recourse carveout guarantors, and the related single-purpose entity borrower or borrowers are the only indemnitor under the related environmental indemnity agreement.

●	With respect to the F5 Tower Mortgage Loan (8.4%), the related loan agreement provides that the guarantors will not be liable for losses arising out of or in connection with the breach of any representation, warranty, covenant or indemnification provision in the environmental indemnity or in the loan documents concerning environmental laws or hazardous materials and any indemnification of the lender with respect thereto, if the F5 Tower Mortgaged Property is subject to an environmental insurance policy reasonably satisfactory to the lender. In addition, the obligations of the non-recourse carveout guarantors are several and not joint.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (8.3%), the non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the related Whole Loan as of the date of the event. In addition, only the related single purpose entity borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity borrower is the only party liable under the environmental indemnity; provided, however, that if the borrower fails to maintain an environmental insurance policy as required under the Mortgage Loan documents, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. At origination of the Mortgage Loan, the related borrower obtained an environmental insurance policy issued by Evanston Insurance Company for an initial term of five years, expiring November 15, 2024, which is prior to the related maturity date. We cannot assure you that the borrower will obtain a new environmental insurance upon expiration. In addition, as described in the exception to representation and warranty number 17 on Annex D-3 and the exception to representation and warranty 18 on Annex E-2, the environmental insurance policy does not comply with the requirements set forth in the Mortgage Loan documents. Further, the nonrecourse carveout guarantor’s liability for transfers in violation of the Mortgage Loan documents is not full recourse, but is limited to losses only.

●	With respect to the Southcenter Mall Mortgage Loan (7.6%) and the Starwood Industrial Portfolio Mortgage Loan (6.0%), the non-recourse carveout guarantor’s liability under the bankruptcy-related carveouts is limited to 20% of the then-current outstanding principal balance of the related Whole Loan.

●	With respect to the 650 Madison Avenue Mortgage Loan (5.7%), the liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the related Whole Loan) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the related Whole Loan), in each case plus costs and expenses related to enforcement.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower's and/or the non-recourse carveout guarantor's obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related

Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in Annex C-1, representation and warranty number 41 in Annex D-1 and representation and warranty number 41 in Annex E-1 and the identified exceptions to those representations and warranties in Annex C-2 and Annex E-2, respectively, for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Kings Plaza Mortgage Loan (8.3%), a portion of the Mortgaged Property occupied by Lowe’s is subject to a 15-year Industrial & Commercial Incentive Program (“ICIP”) tax abatement that expires in the 2025/2026 tax year. Under the ICIP, taxes are payable on the underlying land and improvements, but any taxes related to increased assessments on such improvements are fully abated through tax year 2020/2021. Commencing in tax year 2021/2022, such increases are then phased in at 20% increments through the expiration of the related ICIP abatement. For the 2019/2020 tax year, abated taxes for the applicable land and improvements are approximately $643,391 (as opposed to unabated taxes of approximately $992,466). Under its related lease, Lowe’s remains directly responsible for all tax payments due on the applicable land and improvements (including in the event the ICIP abatement were no longer in effect.

●	With respect to the Kings Plaza Mortgage Loan (8.3%), the collateral includes all of the equity interests in Kings Plaza Energy LLC, an affiliate of the related borrower, and all of the equity in the Borrower. Because such equity interests may not qualify as an interest in real property or as personal property incidental to real property for U.S. federal income tax purposes, upon a foreclosure, the REMIC regulations may restrict the issuing entity from taking title to such equity interests. Therefore, upon the occurrence of an event of default under the Mortgage Loan documents and an ensuing foreclosure with respect to the Mortgage Loan, the PSA may not permit the issuing entity to take title to such equity interests (unless an opinion of counsel is provided indicating otherwise), but rather will require the issuing entity to either (i) pursue its remedies under the mortgage or otherwise exercise the legal remedies available to it under applicable law, or (ii) sell such equity interests and apply the proceeds toward the repayment of the Mortgage Loan. Depending on market conditions, the proceeds from the sale of such equity interests could be less than the proceeds that would be received if the special servicer had taken title to such equity interests and sold them at a later date.

●	With respect to the 55 Hudson Yards Mortgage Loan (7.9%), the mortgage lien is subject and subordinate to certain PILOT Mortgages in the aggregate principal amount of $501,000,000. The borrower leased the Mortgaged Property to the New York City Industrial Development Agency (the “Agency”) (the “Company Lease”), and the Agency subleased the Mortgaged Property back to the borrower (the “Agency Lease”) (the Company Lease and Agency Lease, collectively the “IDA Leases”). This structure results in a mortgage recording tax exemption and real property tax abatements. The borrower paid $34,860,000 at loan origination in lieu of mortgage recording taxes imposed by the City of New York and State of New York. The borrower pays installment payments in lieu of real estate taxes as the rent under the Agency Lease (the “PILOT Payments”). To assure that the PILOT Payments achieve the same priority as real estate tax payments, the borrower (with the Agency as holder of the leasehold under the Company Lease) provided mortgages in favor of the Hudson Yards Infrastructure Corporation, a not-for-profit local development corporation (“HYIC”) to secure the PILOT Payments (collectively, the “PILOT Mortgages”). The HYIC has issued revenue bonds, and the PILOT Payments are used to repay the bondholders. The term of the IDA Leases runs to June 30, 2044, with conditional provision for extensions thereafter. The PILOT Mortgages are superior to the mortgage lien in the same way that a lien for real estate taxes would be superior. The lender has obtained various customary lender protections from the Agency related to leasing operations and the enforcement of Agency remedies in the event of non-payment of PILOT payments. See “Description of Mortgage Loans—55 Hudson Yards” in Annex A-3 of this prospectus for further information regarding the real property tax abatements provided by the foregoing arrangements.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twelve (12) Mortgage Loans (91.6%), are interest-only for the entire term of the Mortgage Loans until the maturity date.

One (1) Mortgage Loan (8.4%) is interest-only for the entire term of the Mortgage Loan; provided that if such Mortgage Loan is outstanding from and after an Anticipated Repayment Date occurring approximately ten (10) years following the related origination date, interest will accrue at the related Revised Rate.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	3	$155,000,000	23.5%
5	1	55,00,000	8.3
6	7	367,100,000	55.6
8	1	37,900,000	5.7
9	1	45,000,00	6.8
Total:	13	$660,000,000	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	12	92.4%
5	1	7.6
Total	13	100%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

Twelve (12) of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”). One (1) of the Mortgage Loans accrues interest on the basis of the 30 days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

The F5 Tower Mortgage Loan (8.4%) (the “ARD Loan”) provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan. In addition, with respect to the ARD Loan, such loan is interest-only until the Anticipated Repayment Date.

After the Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and property expenses required under the related Mortgage Loan documents, and debt service on the related mezzanine loan, be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class D certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date (or in the case of an ARD Loan, the Anticipated Repayment Date). See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related

Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal” and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to six (6) Mortgage Loans (45.8%), the related borrower is permitted, after a lockout period of 25 to 26 payments following the origination date, to defease the Mortgage Loan, if such defeasance occurs prior to the related open prepayment period.

With respect to three (3) Mortgage Loans (22.3%), the related borrower is permitted, after a lockout period of 25 to 26 payments following the origination date, to (i) defease the Mortgage Loan, or (ii) prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge or a prepayment premium of 1.0% of the prepaid amount, if such defeasance or prepayment occurs prior to the related open prepayment period.

With respect to one (1) Mortgage Loan (8.4%), the related borrower is permitted, after a lockout period of 24 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount for a period of 1 payment, and then (i) defease the Mortgage Loan, or (ii) prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount, if such prepayment or defeasance occurs prior to the related open prepayment period.

With respect to one (1) Mortgage Loan (8.3%), the related borrower is permitted, after a lockout period of 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to one (1) Mortgage Loan (8.3%), the related borrower is permitted to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 0.5% of the prepaid amount for a period of 26 payments, and then (i) defease the Mortgage Loan, or (ii) prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 0.5% of the prepaid amount, if such prepayment or defeasance occurs prior to the related open prepayment period.

With respect to one (1) Mortgage Loan (6.8%), the related borrower is permitted to prepay the Mortgage Loan with the payment of a yield maintenance charge if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	1	$45,000,000	6.8%
4	2	89,500,000	13.6
5	3	160,000,000	24.2
7	7	365,500,000	55.4
Total:	13	$660,000,000	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of eleven (11) Mortgage Loans (the “Defeasance Loans”) (84.8%), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, the principal balance outstanding, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, or a free release, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Kings Plaza Mortgage Loan (8.3%), the borrowers have the right to transfer and obtain the release all or a portion of the parking garage at the Mortgaged Property (such portion of the parking garage, the “Parking Release Parcel”) provided that, among other things: (i) no event of default has occurred and is continuing under the Mortgage Loan documents, (ii) the borrowers have delivered not less than 30 days’ prior written notice, (iii) the borrowers pay to the lender a processing fee in the amount of $15,000 and any additional reasonable costs and expenses incurred by the proposed transfer or release of the Parking Release Parcel, (iv) the net revenue generated by parking operations at the Mortgaged Property is not diminished by more than a de minimis amount as a result of the release of the Parking Release Parcel, (v) the remaining Mortgaged Property constitutes a separate tax lot, (vi) the number of parking spaces at the Mortgaged Property is not reduced to a number below the number of parking spaces required to satisfy zoning requirements, (vii) following such release, the loan-to-value-ratio (as determined by the lender in its sole discretion using only the portion of the remaining Mortgaged Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) is equal to or less than 125% or the lender receives a REMIC opinion, (viii) the development of the Parking Release Parcel is restricted for a non-retail use; provided, however, up to 10% of the gross leasable area may be used for retail purposes; provided, further, that none of the borrowers or the related guarantor may cause or solicit any existing retail tenant at the Mortgaged Property to lease space at the Parking Release Parcel.

●	With respect to the Southcenter Mall Mortgage Loan (7.6%), the borrower may obtain the release of (i) the non-income producing parcel of land and its currently un-owned improvements designated as the “Firestone Parcel”, (ii) the parcel of land designated as the “Post Office Parcel” and/or (iii) any other unimproved (or improved solely with surface parking, landscaping, hardscaping and/or utilities that do not serve the remaining Mortgaged Property or are readily relocatable), non-income producing, non-material portion of the Mortgaged Property (each, a “Release Parcel”), subject to the satisfaction of the conditions set forth in the related Mortgage Loan documents, including, among others, (1) no event of default is continuing; (2) evidence satisfactory to the lender that such Release Parcel is a legally subdivided parcel from the Mortgaged Property and is on a separate tax lot; (3) the conveyance of such Release Parcel does not (a) adversely affect the use or operation of, or access to or from, the remaining Mortgaged Property, (b) cause any portion of the remaining Mortgaged Property to be in violation of any legal, zoning or parking requirements, or (c) create any liens on the remaining Mortgaged Property; (4) compliance with all REMIC requirements; and (5) only with respect to the Post Office Parcel, payment of a release price of $1,275,000 together with the yield maintenance premium (if applicable). In addition, with respect to each of the Release Parcels, the borrower must enter into (a) a “no poaching” agreement between the borrower and the related transferee with respect to the tenants under leases at the Mortgaged Property, to which the lender is a third-party beneficiary and (b) an agreement with respect to restrictions and criteria on the use of such land parcel after the release.

●	With respect to the Parkmerced Mortgage Loan (6.8%), in conjunction with the origination of the Parkmerced Whole Loan, the borrower transferred fee title to the legally subdivided non-collateral Phase 1A, Phase 1B and a portion of Phase 1C development parcels of the Parkmerced Property to affiliates of the borrower. The remaining Phase 1 development parcels, comprising the remaining portion of Phase 1C and Phase 1D (collectively, the “Release Property”), will be included in the collateral for the Parkmerced Whole Loan until such time that certain conditions set forth in the Parkmerced Whole Loan documents are satisfied, including, among other things, that the Release Property is legally subdivided from the other collateral and the borrower is permitted to transfer the Release Property to affiliates of the borrower. There is no release price payable in connection with the release of the Release Property from the collateral and the Release Property was not included in the appraised value for the Parkmerced Property.

●	With respect to the Starwood Industrial Portfolio Mortgage Loan (6.0%), after the earlier of (i) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of such Mortgage Loan to be securitized and (ii) November 26, 2022, and provided that no event of default under the related Mortgage Loan documents exists, the borrower has the right to obtain the release of any of the individual related Mortgaged Properties (each such property, a “Starwood Released Property”), provided certain conditions are satisfied, including (1) the sale of such Starwood Released Property is pursuant to an arm’s-length agreement to a third party not affiliated with any related borrower, (2) payment of a release price equal to (A) for releases with respect to the first 20% of the outstanding principal balance of the related Whole Loan, 105% of the related allocated loan amount for the related Starwood Released Property and (B) for all releases thereafter, 110% of the allocated loan amount for the related Released Property, provided that, if in connection with any release, the related Starwood Released Property straddles one or more release price ranges, the actual release price for such related Starwood Released Property will be the pro rata average of the applicable release price ranges, (3) payment, if applicable, of a prepayment premium equal to the greater of 1% of the applicable release price of the Mortgage Loan and a yield maintenance amount, (4) the aggregate debt yield of the Mortgage Loan after giving effect to the release is no less than the greater of (x) 7.77% and (y) the aggregate debt yield immediately prior to the release, so long as such aggregate debt yield is not greater than 8.45%, and (5) satisfaction of REMIC-related requirements.

●	With respect to the 650 Madison Avenue Mortgage Loan (5.7%), provided that no event of default is continuing under the related Mortgage Loan documents (other than an event of default that would be cured by a partial defeasance and the associated release), at any time after the earlier of (a) November 26, 2022, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and provided that a Condominium Conversion has occurred, the borrower may deliver defeasance collateral and obtain release of one or more individual Condominium Units provided that, among other conditions, (i) the defeasance collateral is in an amount equal to or greater than 125% of the allocated loan amount for the individual Condominium Unit(s) being released, (ii) the loan-to-value ratio with respect to the Condominium Units remaining subject to the lien of the mortgage after such partial defeasance is equal to or less than 67%, (iii) the debt yield with respect to the remaining Condominium Units for the four calendar quarters then most recently ended, recalculated to include only income and expense attributable to the portion of the Mortgaged Property that continues to be subject to the liens of the Mortgage Loan documents after the contemplated release and to exclude the interest expense on the aggregate amount defeased, is not less than the greater of (x) 7.3% and (y) the lesser of (a) the debt yield immediately prior to such release, and (b) 9.125%, (iv) the borrower delivers a REMIC opinion, and (v) if requested by lender, the borrower delivers a rating agency confirmation. See “—Mortgage Pool Characteristics—Condominium and Other Shared Interests” above.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Two (2) of the Mortgage Loans (15.2%) provide for monthly or upfront escrows to cover capital expenditures and replacements.

Three (3) of the Mortgage Loans (23.6%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Four (4) of the Mortgage Loans (36.2%) of the balance of these property types) are secured or partially secured by office, retail, mixed use and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox(1)	11	$560,000,000	84.8%
Springing Lockbox	1	55,000,000	8.3
Soft Lockbox	1	45,000,000	6.8
Total:	13	$660,000,000	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses. The agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Exceptions to Underwriting Guidelines

With respect to the F5 Tower Mortgage Loan (8.4%), the Whole Loan is structured with a 10-year anticipated repayment date and an approximately 13-year final maturity date, which is longer than the maximum term of 10 years generally required pursuant to GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several compensating factors, including (i) the Mortgage Loan having a Cut-off Date loan-to-value ratio of 39.4%, a net operating income debt yield of 13.0% and a net cash flow debt service coverage ratio of 3.33x (in each case based on the senior notes) and (ii) the financial strength of the borrower sponsors, FS KKR Capital Corp. and FS KKR Capital Corp. II, which are affiliates of Kohlberg Kravis Roberts (“KKR”) and FS Investments.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Wtd. Avg. Total Debt Interest Rate	Cut-off Date Mortgage Loan LTV Ratio(1)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR
F5 Tower	$55,500,000	8.4%	$48,500,000	$129,500,000	$112,600,000	$346,100,000	4.04219%	39.4%	73.6%	3.33x	1.63x
Kings Plaza	$55,000,000	8.3%	$53,000,000	$432,000,000	NAP	$540,000,000	3.61803%	54.1%	60.0%	3.07x	1.73x
Parkmerced(1)	$45,000,000	6.8%	$275,000,000	$502,000,000	$953,000,000	$1,775,000,000	4.29577%	25.9%	84.1%	4.00x	0.78x

(1)	The mezzanine loan in respect of the Parkmerced Mortgage Loan is payable out of excess cashflow, and the mezzanine borrower will not be in default if there is insufficient available cashflow to pay accrued interest on the mezzanine loan on any monthly payment date. However, any such accrued and unpaid interest on the mezzanine loan will compound annually on each anniversary of the first monthly payment date under the mezzanine loan.

The mezzanine loan related to the F5 Tower Mortgage Loan (8.4%), the Kings Plaza Mortgage Loan (8.3%) and the Parkmerced Mortgage Loan (6.8%), identified in the table above, is subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim, (b) so long as there is no event of default (or continuing event of default with respect to the F5 Tower Mortgage Loan) under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash) (other than with respect to the F5 Tower Mortgage Loan, as the intercreditor agreement requires the source of funds to be other than the mezzanine borrower or any of its affiliates), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any

Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

With respect to the Parkmerced Mortgage Loan (6.8%), while the Mortgage Loan and the related mezzanine loan are coterminous as of the Cut-off Date, the related mezzanine loan has one five-year extension option. If the mezzanine extension option is exercised, it is a condition to the extension of the mezzanine loan that, among other things, that any new mortgage loan refinancing the Parkmerced Mortgage Loan satisfy certain conditions, such that the refinancing mortgage loan cannot exceed $1.5 billion, have annual debt service payments in excess of $63,750,000 or have upfront fees of more than 1.5% of the principal balance of such loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
1633 Broadway(1)	$64,650,000	52.08%	3.08x	9.35%	Yes
Bellagio Hotel and Casino	$55,000,000	72.00%	4.24x	N/A	Yes
1501 Broadway(2)	$55,000,000	50.00%	N/A	9.0%	Yes
560 Mission Street(3)	$45,000,000	60.00%	2.00x	8.0%	Yes

(1)	The mezzanine loan may bear a floating rate of interest (subject to an interest rate cap agreement “with a reasonable strike price”). The mezzanine loan may alternately take the form of debt-like preferred equity.

(2)	The mezzanine loan may bear a floating rate of interest (subject to an interest rate cap or swap agreement from a counterparty reasonably acceptable to the lender and the Rating Agencies).

(3)	The mezzanine loan principal amount may not exceed $180,000,000. The mezzanine loan interest rate may be either fixed or a hedged floating rate that results in an aggregate debt service coverage ratio of not less than 2.00x.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. Other than in the case of the Bellagio Hotel and Casino Mortgage Loan, the intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the 1633 Broadway Mortgage Loan (9.8%), the borrower is permitted to incur additional debt in the form of debt-like preferred equity. See “—Mezzanine Indebtedness” above.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●	With respect to Kings Plaza Mortgage Loan (8.3%), the borrowers are permitted to incur a “Property-Assessed Clean Energy loan” (the “PACE Loan”), for an amount not to exceed $10,000,000, provided that such PACE Loan is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, (ii) repaid through multi-year tax assessments against the Mortgaged Property, and (iii) on terms and conditions reasonably acceptable to the lender, which may include, at the lender’s sole discretion, the delivery of a rating agency confirmation.

●	With respect to 1501 Broadway Mortgage Loan (8.3%), the fee borrower has made to the leasehold borrower (each of the fee borrower and the leasehold borrower, an “Individual Borrower” and, collectively, the “Borrowers”) an interborrower note (the “Interborrower Note”), dated as of April 11, 2016, in the original principal amount of $6,040,518.00. Each Individual Borrower acknowledges and agrees that the Interborrower Note and all amounts payable thereunder are subject and subordinate to the Mortgage Loan and the Mortgage Loan documents. So long as the debt under the Mortgage Loan remains outstanding, no Individual Borrower may (i) commence any legal or equitable proceedings or otherwise in connection with the Interborrower Note, (ii) assert any claims or demands whatsoever thereunder or under applicable law under the Interborrower Note or (iii) otherwise exercise any rights or remedies under the Interborrower Note. Each Individual Borrower, without the prior written consent of the lender, may not (a) amend, modify, or terminate any Interborrower Note, or (b) assign, sell or transfer the Interborrower Note. The Borrowers have represented under the Mortgage Loan documents that the outstanding principal balance under the Interborrower Note is $2,938,435.16.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s), if any, and, in the case of the Mortgage Loans securing the 1633 Broadway Mortgaged Property, the F5 Tower Mortgaged Property, the Bellagio Hotel and Casino Mortgaged Property, the 805 Third Avenue Mortgaged Property, the 55 Hudson Yards Mortgaged Property, the 181 West Madison Mortgaged Property, the Parkmerced Mortgaged Property, the Starwood Industrial Portfolio Mortgaged Properties and the 650 Madison Avenue Mortgaged Property, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“Non-Control Note” means, with respect to any Whole Loan, the “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“Non-Serviced AB Whole Loan” means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced PSA” means each of the pooling and service agreements or trust and servicing agreements, as applicable (i) identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) pursuant to which a Servicing Shift Whole Loan is governed, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced Companion Loan” means (i) each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Mortgage Loan” means (i) each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans.

“Serviced Whole Loan” means (i) each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Servicing Shift Mortgage Loan” means any Mortgage Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA” means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization of the related promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes”.

“Servicing Shift Securitization Date” means, with respect to a Servicing Shift Mortgage Loan, the date on which the promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below is securitized.

“Servicing Shift Whole Loan” means any Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Under- written NCF DSCR(1)	Whole Loan Under- written NCF DSCR(2)
1633 Broadway	$64,650,000	9.80%	$936,350,000	$249,000,000	41.7%	52.1%	3.84x	3.08x
F5 Tower	$55,500,000	8.40%	$129,500,000	$112,600,000	39.4%	63.3%	3.33x	2.07x
Bellagio Hotel and Casino	$55,000,000	8.30%	$1,621,200,000	$1,333,800,000	39.3%	70.7%	8.42x	4.06x
Kings Plaza	$55,000,000	8.30%	$432,000,000	NAP	54.1%	54.1%	3.07x	3.07x
1501 Broadway	$55,000,000	8.30%	$145,000,000	NAP	22.2%	22.2%	4.36x	4.36x
805 Third Avenue	$55,000,000	8.30%	$95,000,000	$125,000,000	32.6%	59.8%	2.63x	1.50x
55 Hudson Yards	$52,450,000	7.90%	$892,550,000	$300,000,000	39.4%	51.9%	3.54x	2.69x
Southcenter Mall	$50,000,000	7.60%	$168,000,000	NAP	22.2%	22.2%	6.53x	6.53x
181 West Madison	$50,000,000	7.60%	$57,900,000	$132,100,000	28.8%	64.0%	4.67x	2.10x
Parkmerced	$45,000,000	6.80%	$502,000,000	$953,000,000	25.9%	71.1%	4.00x	1.22x
560 Mission Street	$45,000,000	6.80%	$255,000,000	NAP	35.6%	35.6%	5.23x	5.23x
Starwood Industrial Portfolio	$39,500,000	6.00%	$105,000,000	$65,527,072	45.2%	65.7%	3.67x	2.53x
650 Madison Avenue	$37,900,000	5.70%	$548,900,000	$213,200,000	48.5%	66.1%	2.74x	2.01x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan. The Mortgage Loan Cut-off Date LTV Ratio and Whole Loan LTV Ratio for certain Whole Loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information. With respect to each of the Bellagio Hotel and Casino Mortgage Loan, the 181 West Madison Mortgage Loan, the Parkmerced Mortgage Loan and the 650 Madison Avenue Mortgage Loan, the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

(2)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related Mortgaged Property. With respect to each of the Bellagio Hotel and Casino Mortgage Loan, the 181 West Madison Mortgage Loan, the Parkmerced Mortgage Loan and the 650 Madison Mortgage Loan, the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
1633 Broadway	Non-Serviced	BWAY 2019-1633	Note A-1-C-1	Non-Control Note	Pari Passu	$50,000,000	Goldman Sachs Bank USA
			Note A-1-C-2	Non-Control Note	Pari Passu	$45,000,000	GSMS 2020-GC45
			Note A-1-C-3	Non-Control Note	Pari Passu	$45,000,000	Goldman Sachs Bank USA
			Note A-1-C-4	Non-Control Note	Pari Passu	$40,000,000	Goldman Sachs Bank USA
			Note A-1-C-5	Non-Control Note	Pari Passu	$30,000,000	Goldman Sachs Bank USA
			Note A-1-C-6	Non-Control Note	Pari Passu	$20,000,000	Goldman Sachs Bank USA
			Note A-1-C-7	Non-Control Note	Pari Passu	$20,000,000	Goldman Sachs Bank USA
			Note A-1-S-1	Non-Control Note	Pari Passu	$250,000	BWAY 2019-1633
			Note A-2-C-1-A	Non-Control Note	Pari Passu	$27,500,000	DBR Investments Co. Limited
			Note A-2-C-1-B	Non-Control Note	Pari Passu	$22,500,000	Benchmark 2020-B16
			Note A-2-C-2	Non-Control Note	Pari Passu	$50,000,000	DBR Investments Co. Limited
			Note A-2-C-3-A	Non-Control Note	Pari Passu	$25,000,000	DBR Investments Co. Limited
			Note A-2-C-3-B	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2020-IG1
			Note A-2-C-4	Non-Control Note	Pari Passu	$40,000,000	DBR Investments Co. Limited
			Note A-2-C-5	Non-Control Note	Pari Passu	$15,000,000	GSMS 2020-GC45
			Note A-2-C-6	Non-Control Note	Pari Passu	$35,000,000	DBR Investments Co. Limited
			Note A-2-C-7	Non-Control Note	Pari Passu	$20,000,000	DBR Investments Co. Limited
			Note A-2-S-1	Non-Control Note	Pari Passu	$250,000	BWAY 2019-1633
			Note A-3-C-1-A	Non-Control Note	Pari Passu	$27,850,000	JPMorgan Chase Bank, National Association
			Note A-3-C-1-B	Non-Control Note	Pari Passu	$22,500,000	Benchmark 2020-B16
			Note A-3-C-2	Non-Control Note	Pari Passu	$49,650,000	Benchmark 2020-IG1
			Note A-3-C-3	Non-Control Note	Pari Passu	$40,000,000	JPMorgan Chase Bank, National Association
			Note A-3-C-4	Non-Control Note	Pari Passu	$40,000,000	JPMorgan Chase Bank, National Association
			Note A-3-C-5	Non-Control Note	Pari Passu	$30,000,000	JPMorgan Chase Bank, National Association
			Note A-3-C-6	Non-Control Note	Pari Passu	$20,000,000	JPMorgan Chase Bank, National Association
			Note A-3-C-7	Non-Control Note	Pari Passu	$20,000,000	JPMorgan Chase Bank, National Association
			Note A-3-S-1	Non-Control Note	Pari Passu	$250,000	BWAY 2019-1633
			Note A-4-C-1	Non-Control Note	Pari Passu	$50,000,000	BANK 2020-BNK25
			Note A-4-C-2	Non-Control Note	Pari Passu	$50,000,000	BANK 2020-BNK25
			Note A-4-C-3	Non-Control Note	Pari Passu	$40,000,000	Wells Fargo Bank, National Association
			Note A-4-C-4	Non-Control Note	Pari Passu	$40,000,000	Wells Fargo Bank, National Association
			Note A-4-C-5	Non-Control Note	Pari Passu	$30,000,000	Wells Fargo Bank, National Association
			Note A-4-C-6	Non-Control Note	Pari Passu	$20,000,000	Wells Fargo Bank, National Association
			Note A-4-C-7	Non-Control Note	Pari Passu	$20,000,000	Wells Fargo Bank, National Association
			Note A-4-S-1	Non-Control Note	Pari Passu	$250,000	BWAY 2019-1633
			Note B-1	Control Note(2)	Subordinate	$62,250,000	BWAY 2019-1633
			Note B-2	Control Note(2)	Subordinate	$62,250,000	BWAY 2019-1633
			Note B-3	Control Note(2)	Subordinate	$62,250,000	BWAY 2019-1633

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
1633 Broadway			Note B-4	Control Note(2)	Subordinate	$62,250,000	BWAY 2019-1633
F5 Tower	Non-Serviced	BBCMS 2020-B6	Note A-1-A	Non-Control Note	Pari Passu	$50,000,000	BBCMS 2020-C6
			Note A-1-B	Non-Control Note(3)	Pari Passu	$40,000,000	An affiliate of Barclays Capital Real Estate Inc.
			Note A-1-C	Non-Control Note	Pari Passu	$39,500,000	An affiliate of Barclays Capital Real Estate Inc.
			Note A-2	Non-Control Note	Pari Passu	$55,500,000	Benchmark 2020-IG1
			Note B-1	Control Note(3)	Subordinate	$78,820,000	BBCMS 2020-C6
			Note B-2	Non-Control Note	Subordinate	$33,780,000	BBCMS 2020-C6
Bellagio Hotel and Casino	Non-Serviced	BX 2019-OC11	Note A-1-S1	Control Note	Pari Passu	$258,000,000	BX 2019-OC11
			Note A-2-S1	Non-Control Note	Pari Passu	$129,000,000	BX 2019-OC11
			Note A-3-S1	Non-Control Note	Pari Passu	$129,000,000	BX 2019-OC11
			Note A-1-S2	Non-Control Note	Pari Passu	$100,000,000	BX 2019-OC11
			Note A-2-S2	Non-Control Note	Pari Passu	$50,000,000	BX 2019-OC11
			Note A-3-S2	Non-Control Note	Pari Passu	$50,000,000	BX 2019-OC11
			Note A-1-RL	Non-Control Note	Pari Passu	$180,100,000	Third party investor
			Note A-2-RL	Non-Control Note	Pari Passu	$90,050,000	Third party investor
			Note A-3-RL	Non-Control Note	Pari Passu	$90,050,000	Third party investor
			Note A-1-C1	Non-Control Note	Pari Passu	$100,000,000	BANK 2020-BNK25
			Note A-2-C1	Non-Control Note	Pari Passu	$60,000,000	GSMS 2020-GC45(2)
			Note A-3-C1	Non-Control Note	Pari Passu	$50,000,000	JPMorgan Chase Bank, National Association
			Note A-1-C2	Non-Control Note	Pari Passu	$65,000,000	Morgan Stanley Bank, N.A.
			Note A-2-C2	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2020-B16
			Note A-3-C2	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2020-B16
			Note A-1-C3	Non-Control Note	Pari Passu	$65,000,000	Morgan Stanley Bank, N.A.
			Note A-2-C3	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2020-IG1
			Note A-2-C4	Non-Control Note	Pari Passu	$20,000,000	Citi Real Estate Funding Inc.
			Note A-3-C3	Non-Control Note	Pari Passu	$25,000,000	BBCMS 2020-C6
			Note A-1-C4	Non-Control Note	Pari Passu	$35,000,000	Morgan Stanley Bank, N.A.
			Note A-3-C4	Non-Control Note	Pari Passu	$18,750,000	BBCMS 2020-C6
			Note A-1-C5	Non-Control Note	Pari Passu	$35,000,000	Morgan Stanley Bank, N.A.
			Note A-3-C5	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2020-IG1
			Note A-3-C6	Non-Control Note	Pari Passu	$11,250,000	JPMorgan Chase Bank, National Association
			Note B-1-S	Non-Control Note	Subordinate	$255,350,000	BX 2019-OC11
			Note B-2-S	Non-Control Note	Subordinate	$127,675,000	BX 2019-OC11
			Note B-3-S	Non-Control Note	Subordinate	$127,675,000	BX 2019-OC11
			Note B-1-RL	Non-Control Note	Subordinate	$69,900,000	Third party investor
			Note B-2-RL	Non-Control Note	Subordinate	$34,950,000	Third party investor
			Note B-3-RL	Non-Control Note	Subordinate	$34,950,000	Third party investor
			Note C-1-S	Non-Control Note	Subordinate	$341,650,000	BX 2019-OC11
			Note C-2-S	Non-Control Note	Subordinate	$170,825,000	BX 2019-OC11
			Note C-3-S	Non-Control Note	Subordinate	$170,825,000	BX 2019-OC11
Kings Plaza	Non-Serviced	Benchmark 2020-B16	Note A-1-1	Control Note	Pari Passu	$66,108,108	JPMorgan Chase Bank, National Association
			Note A-1-2	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2020-B16
			Note A-1-3	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2020-IG1
			Note A-1-4	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2020-IG1

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Kings Plaza			Note A-2-1	Non-Control Note	Pari Passu	$60,000,000	BBCMS 2020-B6
			Note A-2-2	Non-Control Note	Pari Passu	$50,000,000	Société Générale
			Note A-2-3	Non-Control Note	Pari Passu	$35,000,000	Société Générale
			Note A-2-4	Non-Control Note	Pari Passu	$12,945,946	Société Générale
			Note A-3-1	Non-Control Note	Pari Passu	$50,000,000	BANK 2020-BNK25
			Note A-3-2	Non-Control Note	Pari Passu	$50,000,000	Wells Fargo Bank, National Association
			Note A-3-3	Non-Control Note	Pari Passu	$32,945,946	Wells Fargo Bank, National Association
			Note A-3-4	Non-Control Note	Pari Passu	$25,000,000	BANK 2020-BNK25
1501 Broadway	Servicing Shift(4)	N/A	Note A-1	Control Note	Pari Passu	$50,000,000	JPMorgan Chase Bank, National Association
			Note A-2	Non-Control Note	Pari Passu	$55,000,000	Benchmark 2020-IG1
			Note A-3	Non-Control Note	Pari Passu	$40,000,000	JPMorgan Chase Bank, National Association
			Note A-4	Non-Control Note	Pari Passu	$35,000,000	JPMorgan Chase Bank, National Association
			Note A-5	Non-Control Note	Pari Passu	$20,000,000	JPMorgan Chase Bank, National Association
805 Third Avenue	Non-Serviced	CGCMT 2019-C7	Note A-1	Control Note(5)	Pari Passu	$50,000,000	CGCMT 2019-C7
			Note A-2	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2020-IG1
			Note A-3	Non-Control Note	Pari Passu	$40,000,000	Citi Real Estate Funding Inc.
			Note A-4-1	Non-Control Note	Pari Passu	$5,000,000	Benchmark 2020-IG1
			Note A-4-2	Non-Control Note	Pari Passu	$5,000,000	Citi Real Estate Funding Inc.
			Note B	Control Note(5)	Subordinate	$125,000,000	CGCMT 2019-C7
55 Hudson Yards	Non-Serviced	Hudson Yards 2019-55HY	Note A-1-S1	Control Note	Pari Passu	$28,350,000	Hudson Yards 2019-55HY
			Note A-1-C1	Control Note	Pari Passu	$28,350,000	Hudson Yards 2019-55HY
			Note A-1-S2	Control Note	Pari Passu	$28,350,000	Hudson Yards 2019-55HY
			Note A-1-C2	Control Note	Pari Passu	$28,350,000	Hudson Yards 2019-55HY
			Note A-1-S3	Control Note	Pari Passu	$170,100,000	Hudson Yards 2019-55HY
			Note A-1-C3	Non-Control Note	Pari Passu	$28,350,000	Wells Fargo Bank, National Association
			Note A-1-C4	Non-Control Note	Pari Passu	$28,350,000	Wells Fargo Bank, National Association
			Note A-1-C5	Non-Control Note	Pari Passu	$75,000,000	BANK 2019-BNK24
			Note A-1-C6	Non-Control Note	Pari Passu	$75,000,000	BANK 2020-BNK25
			Note A-1-C7	Non-Control Note	Pari Passu	$54,000,000	Wells Fargo Bank, National Association
			Note A-1-C8	Control Note	Pari Passu	$22,800,000	Hudson Yards 2019-55HY
			Note A-2-S1	Control Note	Pari Passu	$9,450,000	Hudson Yards 2019-55HY
			Note A-2-C1	Control Note	Pari Passu	$9,450,000	Hudson Yards 2019-55HY
			Note A-2-S2	Control Note	Pari Passu	$9,450,000	Hudson Yards 2019-55HY
			Note A-2-C2	Control Note	Pari Passu	$9,450,000	Hudson Yards 2019-55HY
			Note A-2-S3	Control Note	Pari Passu	$56,700,000	Hudson Yards 2019-55HY
			Note A-2-C3	Non-Control Note	Pari Passu	$9,450,000	Benchmark 2020-IG1
			Note A-2-C4	Non-Control Note	Pari Passu	$9,450,000	DBR Investments Co. Limited
			Note A-2-C5	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2020-IG1
			Note A-2-C6	Non-Control Note	Pari Passu	$25,000,000	DBR Investments Co. Limited
			Note A-2-C7	Non-Control Note	Pari Passu	$18,000,000	Benchmark 2020-IG1
			Note A-2-C8	Control Note	Pari Passu	$7,600,000	Hudson Yards 2019-55HY
			Note A-3-S1	Control Note	Pari Passu	$9,450,000	Hudson Yards 2019-55HY

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
55 Hudson Yards			Note A-3-C1	Control Note	Pari Passu	$9,450,000	Hudson Yards 2019-55HY
			Note A-3-S2	Control Note	Pari Passu	$9,450,000	Hudson Yards 2019-55HY
			Note A-3-C2	Control Note	Pari Passu	$9,450,000	Hudson Yards 2019-55HY
			Note A-3-S3	Control Note	Pari Passu	$56,700,000	Hudson Yards 2019-55HY
			Note A-3-C3	Non-Control Note	Pari Passu	$9,450,000	Morgan Stanley Bank, N.A.
			Note A-3-C4	Non-Control Note	Pari Passu	$9,450,000	Morgan Stanley Bank, N.A.
			Note A-3-C5	Non-Control Note	Pari Passu	$25,000,000	BANK 2019-BNK24
			Note A-3-C6	Non-Control Note	Pari Passu	$25,000,000	BANK 2020-BNK25
			Note A-3-C7	Non-Control Note	Pari Passu	$18,000,000	Morgan Stanley Bank, N.A.
			Note A-3-C8	Non-Control Note	Pari Passu	$7,600,000	Hudson Yards 2019-55HY
			Note B-1	Control Note	Subordinate	$180,000,000	Hudson Yards 2019-55HY
			Note B-2	Control Note	Subordinate	$60,000,000	Hudson Yards 2019-55HY
			Note B-3	Control Note	Subordinate	$60,000,000	Hudson Yards 2019-55HY
Southcenter Mall	Non-Serviced	GSMS 2020-GC45	Note A-1	Control Note	Pari Passu	$60,000,000	GSMS 2020-GC45
			Note A-2	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2020-IG1
			Note A-3	Non-Control Note	Pari Passu	$39,000,000	DBRI
			Note A-4	Non-Control Note	Pari Passu	$29,000,000	DBRI
			Note A-5	Non-Control Note	Pari Passu	$20,000,000	DBRI
			Note A-6	Non-Control Note	Pari Passu	$20,000,000	DBRI
181 West Madison	Non-Serviced	JPMCC 2020-LOOP	Note A-1	Non-Control Note	Pari Passu	$1,000,000	JPMCC 2020-LOOP
			Note A-2	Non-Control Note(6)	Pari Passu	$43,000,000	Benchmark 2020-B16
			Note A-3	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2020-IG1
			Note A-4	Non-Control Note	Pari Passu	$13,900,000	JPMCB
			Note B	Control Note(6)	Subordinate	$132,100,000	JPMCC 2020-LOOP
Parkmerced	Non-Serviced	MRCD 2019-PARK	Note A-1	Non-Control Note(7)	Pari Passu	$123,500,000	MRCD 2019-PARK
			Note A-2	Non-Control Note	Pari Passu	$123,500,000	MRCD 2019-PARK
			Note A-3	Non-Control Note	Pari Passu	$65,000,000	An affiliate of Barclays Capital Real Estate Inc.
			Note A-4	Non-Control Note	Pari Passu	$45,000,000	Benchmark 2020-IG1
			Note A-5	Non-Control Note	Pari Passu	$50,000,000	An affiliate of Barclays Capital Real Estate Inc.
			Note A-6	Non-Control Note	Pari Passu	$27,500,000	Citi Real Estate Funding Inc.
			Note A-7	Non-Control Note	Pari Passu	$35,000,000	An affiliate of Barclays Capital Real Estate Inc.
			Note A-9	Non-Control Note	Pari Passu	$40,000,000	Cantor Commercial Real Estate Lending, L.P.
			Note A-10	Non-Control Note	Pari Passu	$37,500,000	GSMS 2020-GC45
			Note B-1	Non-Control Note	Subordinate	$354,000,000	MRCD 2019-PARK
			Note B-2	Non-Control Note	Subordinate	$354,000,000	MRCD 2019-PARK
			Note C-1	Control Note(7)	Subordinate	$122,500,000	MRCD 2019-PRKC
			Note C-2	Non-Control Note	Subordinate	$122,500,000	MRCD 2019-PRKC
560 Mission Street	Non-Serviced	Benchmark 2020-B16	Note A-1-1	Non-Control Note	Pari Passu	$60,000,000	GSMS 2020-GC45
			Note A-1-2-A	Control Note	Pari Passu	$30,000,000	Benchmark 2020-B16
			Note A-1-2-B	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2020-IG1
			Note A-1-3	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2020-IG1
			Note A-1-4	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2020-B16
			Note A-2-A	Non-Control Note	Pari Passu	$100,000,000	Bank of America, National Association
			Note A-2-B	Non-Control Note	Pari Passu	$50,000,000	BANK 2020-BNK25

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder

Starwood Industrial Portfolio	Non-Serviced	GSMS 2020-GC45	Note A-1	Non-Control Note	Pari Passu	$50,000,000	GSMS 2020-GC45
			Note A-2-1	Non-Control Note(8)	Pari Passu	$30,000,000	Benchmark 2020-B16
			Note A-2-2	Non-Control Note	Pari Passu	$10,000,000	GSMS 2020-GC45
			Note A-3-1	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2020-B16
			Note A-3-2	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2020-IG1
			Note A-4	Non-Control Note	Pari Passu	$24,500,000	Benchmark 2020-IG1
			Note B-1	Control Note(8)	Subordinate	$65,527,072	GSMS 2020-GC45
650 Madison Avenue	Non-Serviced	MAD 2019-650M	Note A-1-1	Non-Control Note(9)	Pari Passu	$50,000,000	CGCMT 2019-C7
			Note A-1-2-1	Non-Control Note	Pari Passu	$40,000,000	Cantor Commercial Real Estate Lending L.P.
			Note A-1-3	Non-Control Note	Pari Passu	$20,000,000	GSMS 2020-GC45
			Note A-1-4	Non-Control Note	Pari Passu	$50,000,000	Citi Real Estate Funding Inc.
			Note A-1-5	Non-Control Note	Pari Passu	$45,000,000	Benchmark 2020-B16
			Note A-1-6	Non-Control Note	Pari Passu	$50,000,000	Citi Real Estate Funding Inc.
			Note A-1-7	Non-Control Note	Pari Passu	$37,900,000	Benchmark 2020-IG1
			Note A-2-1	Non-Control Note	Pari Passu	$30,000,000	GSMS 2020-GC45
			Note A-2-2	Non-Control Note	Pari Passu	$50,000,000	Goldman Sachs Mortgage Company
			Note A-2-3	Non-Control Note	Pari Passu	$20,000,000	Goldman Sachs Mortgage Company
			Note A-2-4	Non-Control Note	Pari Passu	$20,000,000	Goldman Sachs Mortgage Company
			Note A-2-5	Non-Control Note	Pari Passu	$10,000,000	Goldman Sachs Mortgage Company
			Note A-2-6	Non-Control Note	Pari Passu	$6,450,000	Goldman Sachs Mortgage Company
			Note A-2-7	Non-Control Note	Pari Passu	$5,000,000	Goldman Sachs Mortgage Company
			Note A-2-8	Non-Control Note	Pari Passu	$5,000,000	Goldman Sachs Mortgage Company
			Note A-3-1	Non-Control Note	Pari Passu	$60,000,000	BBCMS 2020-C6
			Note A-3-2	Non-Control Note	Pari Passu	$46,450,000	An affiliate of Barclays Capital Real Estate Inc.
			Note A-3-3	Non-Control Note	Pari Passu	$40,000,000	An affiliate of Barclays Capital Real Estate Inc.
			Note A-4	Non-Control Note	Pari Passu	$400,000	MAD 2019-650M
			Note A-5	Non-Control Note	Pari Passu	$200,000	MAD 2019-650M
			Note A-6	Non-Control Note	Pari Passu	$200,000	MAD 2019-650M
			Note A-7	Non-Control Note	Pari Passu	$200,000	MAD 2019-650M
			Note B-1	Control Note(9)	Subordinate	$85,280,000	MAD 2019-650M
			Note B-2	Non-Control Note	Subordinate	$42,640,000	MAD 2019-650M
			Note B-3	Non-Control Note	Subordinate	$42,640,000	MAD 2019-650M
			Note B-4	Non-Control Note	Subordinate	$42,640,000	MAD 2019-650M

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

(2)	With respect to the 1633 Broadway Whole Loan, the initial Control Notes are Note B-1, Note B-2, Note B-3 and Note B-4. During the continuance of a control shift event relating to the BWAY 2019-1633 securitization transaction (i.e., when the most senior class of certificates in such transaction have been control appraised out), Note A-1-C-1 will be the controlling piece; provided, however, that the 1633 Broadway Whole Loan will continue to be serviced by the master servicer, and if necessary, the special servicer, under the BWAY 2019-1633 TSA. See “—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” below.

(3)	With respect to the F5 Tower Whole Loan, the initial Control Note is Note B-1. During the continuance of an F5 Tower Control Appraisal Period, Note A-1-B will be the Control Note. See “The Serviced AB Whole Loan–The F5 Tower Whole Loan” below.

(4)	The 1501 Broadway Whole Loan will be serviced under the Benchmark 2020-IG1 PSA until the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA.

(5)	With respect to the 805 Third Avenue Whole Loan, the initial Control Note is Note B. During the continuance of an 805 Third Avenue Control Appraisal Period, Note A-1 will be the Control Note. See “The Non-Serviced AB Whole Loans–The 805 Third Avenue Whole Loan” below.

(6)	With respect to the 181 West Madison Whole Loan, the initial Control Note is Note B. During the continuance of a trust loan control event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out, but the class C certificates in such transaction have not been control appraised out), a specified percentage the certificateholders of such transaction will be entitled to exercise the rights of the Control Note to replace the special servicer (but no certificateholder will have any other rights of the Control Note). During the control shift event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class C certificates in such transaction have been control appraised out), Note A-2 will be the Control Note; provided, however, that the 181 West Madison Whole Loan will continue to be serviced by the master servicer, and if necessary, the special servicer, under the JPMCC 2020-LOOP TSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan”.

(7)	With respect to the Parkmerced Whole Loan, the initial Control Note is Note C-1. During the continuance of a Parkmerced Control Appraisal Period, Note A-1 will be the Control Note. See “The Non-Serviced AB Whole Loans–The Parkmerced Whole Loan” below.

(8)	With respect to the Starwood Industrial Portfolio Whole Loan, the initial Control Note is Note B-1. During the continuance of a Starwood Industrial Portfolio Control Appraisal Period, Note A-2-1 will be the Control Note; provided, however, that the Starwood Industrial Portfolio Whole Loan will continue to be serviced by the master servicer and, if necessary, the special servicer, under the GSMS 2020-GC45 PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan”.

(9)	With respect to the 650 Madison Avenue Whole Loan, the initial Control Note is Note B-1. During the continuance of a 650 Madison Avenue Control Appraisal Period, Note A-1-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan”.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans.

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust.

Certain Rights of each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of certain notices, information and reports with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Non-Serviced Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically or in person) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related

Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The 1633 Broadway Whole Loan

General

The 1633 Broadway Mortgage Loan (9.8%) is part of a split loan structure comprised of 35 senior promissory notes and four (4) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $1,250,000,000. Two such senior promissory notes designated Note A-3-C-2 and Note A-2-C-3-B with an aggregate initial principal balance of $64,650,000 (collectively, the “1633 Broadway Mortgage Loan”), will be deposited into this securitization. The 1633 Broadway Whole Loan is evidenced by (i) the 1633 Broadway Mortgage Loan, (ii) four (4) senior promissory notes designated Note A-1-S-1, Note A-2-S-1, Note A-3-S-1 and Note A-4-S-1 (the “1633 Broadway Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $1,000,000; (iii) twenty-nine (29) senior promissory notes designated Note A-1-C-1, Note A-1-C-2, Note A-1-C-3, Note A-1-C-4, Note A-1-C-5, Note A-1-C-6, Note A-1-C-7, Note A-2-C-1-A, Note A-2-C-1-B, Note A-2-C-2, Note A-2-C-3-A, Note A-2-C-4, Note A-2-C-5, Note A-2-C-6, Note A-2-C-7, Note A-3-C-1-A, Note A-3-C-1-B, Note A-3-C-3, Note A-3-C-4, Note A-3-C-5, Note A-3-C-6, Note A-3-C-7, Note A-4-C-1, Note A-4-C-2, Note A-4-C-3, Note A-4-C-4, Note A-4-C-5, Note A-4-C-6 and Note A-4-C-7 (the “1633 Broadway Non-Standalone Pari Passu Companion Loans” and, together with the 1633 Broadway Standalone Pari Passu Companion Loans, the “1633 Broadway Pari Passu Companion Loans”), which have an aggregate initial principal balance of $935,350,000; and (iv) four (4) subordinate promissory notes designated Note B-1, Note B-2, Note B-3 and Note B-4 (the “1633 Broadway Subordinate Companion Loans” and, together with the 1633 Broadway Standalone Pari Passu Companion Loans, the “1633 Broadway Standalone Companion Loans”), which have an aggregate initial principal balance of $249,000,000.

The 1633 Broadway Mortgage Loan, the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans are referred to herein, collectively, as the “1633 Broadway Whole Loan”, and the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans are referred to herein as the “1633 Broadway Companion Loans”. The 1633 Broadway Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the 1633 Broadway Mortgage Loan. The 1633 Broadway Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans.

Only the 1633 Broadway Mortgage Loan is included in the issuing entity. The 1633 Broadway Standalone Companion Loans were contributed to a securitization trust governed by the
BWAY 2019-1633 TSA (the “BWAY Trust 2019-1633 Securitization”). The 1633 Broadway Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized 1633 Broadway Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the 1633 Broadway Whole Loan are subject to a Co-Lender Agreement (the “1633 Broadway Co-Lender Agreement”). The following summaries describe certain provisions of the 1633 Broadway Co-Lender Agreement.

Servicing

The 1633 Broadway Whole Loan (including the 1633 Broadway Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the BWAY 2019-1633 TSA by KeyBank National Association as master servicer (the “1633 Broadway Master Servicer”), and, if necessary, Situs Holdings, LLC as special servicer (the “1633 Broadway Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the 1633 Broadway Co-Lender Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the 1633 Broadway Mortgage Loan (but not on the 1633 Broadway Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 1633 Broadway Mortgage Loan.

Property protection advances in respect of the 1633 Broadway Whole Loan will be made by the 1633 Broadway Master Servicer or the trustee under the BWAY 2019-1633 TSA, as applicable, unless a determination of nonrecoverability is made under the BWAY 2019-1633 TSA.

Application of Payments

The 1633 Broadway Co-Lender Agreement sets forth the respective rights of the holder of the 1633 Broadway Mortgage Loan, the holders of the 1633 Broadway Pari Passu Companion Loans and the holders of the 1633 Broadway Subordinate Companion Loans with respect to distributions of funds received in respect of the 1633 Broadway Whole Loan, and provides, in general, that:

●	the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the 1633 Broadway Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans, and the rights of the holders of the 1633 Broadway Subordinate Companion Loans to receive payments with respect to the 1633 Broadway Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans to receive payments with respect to the 1633 Broadway Whole Loan;

●	all expenses and losses relating to the 1633 Broadway Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holder of 1633 Broadway Subordinate Companion Loans and second to the issuing entity, as holder of the 1633 Broadway Mortgage Loan, and the holders of the 1633 Broadway Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the 1633 Broadway Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

●	First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

●	Second, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

●	Third, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the 1633 Broadway Mortgage Loan and each 1633 Broadway Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 1633 Broadway Whole Loan pursuant to the 1633 Broadway Co-Lender Agreement or the BWAY 2019-1633 TSA;

●	Fourth, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the 1633 Broadway Whole Loan documents;

●	Fifth, the holders of the 1633 Broadway Subordinate Companion Loans, to pay accrued and unpaid interest on the 1633 Broadway Subordinate Companion Loans to the holders of the 1633 Broadway Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable 1633 Broadway Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

●	Sixth, to the holders of the 1633 Broadway Subordinate Companion Loans, in an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the 1633 Broadway Subordinate Companion Loans have been reduced to zero;

●	Seventh, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Subordinate Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the 1633 Broadway Whole Loan documents;

●	Eighth, if the proceeds of any foreclosure sale or any liquidation of the 1633 Broadway Whole Loan or the 1633 Broadway Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the 1633 Broadway Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the 1633 Broadway Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the 1633 Broadway Subordinate Companion Loans as a result of such workout, plus unpaid interest on the 1633 Broadway Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

●	Ninth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the BWAY 2019-1633 TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the 1633 Broadway Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the 1633 Broadway Mortgage Loan and the 1633 Broadway Companion Loans, pro rata, based on their respective percentage interests; and

●	Tenth, if any excess amount is available to be distributed in respect of the 1633 Broadway Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the 1633 Broadway Mortgage Loan, the 1633 Broadway Companion Loans and the 1633 Broadway Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

The controlling noteholder under the 1633 Broadway Co-Lender Agreement (the “1633 Broadway Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the BWAY Trust 2019-1633 Securitization. Pursuant to the terms of the BWAY 2019-1633 TSA, such controlling class representative, which will initially be Prima Capital Advisors LLC, will have consent and/or consultation rights with respect to the 1633 Broadway Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the PSA. Upon a “Control Shift Event” under the BWAY 2019-1633 TSA (a “1633 Broadway Control Shift Event”), the 1633 Broadway Directing Holder will be the holder of Note A-1-C-1 (or, if Note A-1-C-1 has been deposited into a securitization, the “controlling class representative” or any analogous party for the related securitization). A 1633 Broadway Control Shift Event will generally exist at any time that (i) the Class A certificates issued pursuant to the BWAY 2019-1633 TSA have an outstanding certificate balance (as notionally reduced by any appraisal reduction amounts allocable to such class) that is 25% or less of the initial certificate balance of such Class A certificates, (ii) the 1633 Broadway Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) Prima Capital Advisors LLC or any successor controlling class representative or controlling class certificateholders are no longer the holder of at least a majority of the controlling class by certificate balance and the certificate administrator under the BWAY 2019-1633 TSA (the “1633 Broadway Certificate Administrator”) has neither (a) received written notice of the then current controlling class certificateholders of at least a majority of the controlling class by certificate balance nor (b) received written notice of a replacement controlling class representative, until such time as the 1633 Broadway Certificate Administrator receives either such notice.

Neither the issuing entity, as holder of the 1633 Broadway Mortgage Loan, nor any holder of a 1633 Broadway Non-Standalone Pari Passu Companion Loan, as non-controlling note holders (other than the holder of Note A-1-C-1, but only during the continuance of a 1633 Broadway Control Shift Event), will have any right to consult with the 1633 Broadway Master Servicer or the 1633 Broadway Special Servicer with respect to major decisions to be taken with respect to the 1633 Broadway Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 1633 Broadway Whole Loan or for any other matter.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 1633 Broadway Co-Lender Agreement, if the 1633 Broadway Whole Loan becomes a defaulted mortgage loan, and if the 1633 Broadway Special Servicer determines to sell the 1633 Broadway Whole Loan in accordance with the BWAY 2019-1633 TSA, then the 1633 Broadway Special Servicer will be required to sell the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans, together with the 1633 Broadway Mortgage Loan, as one whole loan. In connection with any such sale, the 1633 Broadway Special Servicer will be required to follow the procedures contained in the BWAY 2019-1633 TSA.

Notwithstanding the foregoing, the 1633 Broadway Special Servicer will not be permitted to sell the 1633 Broadway Whole Loan if it becomes a defaulted mortgage loan under the BWAY 2019-1633 TSA without the written consent of the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan, or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the 1633 Broadway Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 1633 Broadway Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 1633 Broadway Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 1633 Broadway Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the 1633 Broadway Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 1633 Broadway Master Servicer or the 1633 Broadway Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan, or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the 1633 Broadway Whole Loan.

Special Servicer Appointment Rights

Pursuant to the 1633 Broadway Co-Lender Agreement and the BWAY 2019-1633 TSA, the 1633 Broadway Directing Holder (or its representative) will have the right, with or without cause, to replace the 1633 Broadway Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan or any holder of a 1633 Broadway Non-Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the BWAY 2019-1633 TSA recommends, in its sole discretion exercised in good faith, the replacement of the 1633 Broadway Special Servicer, the applicable certificateholders under the BWAY 2019-1633 TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the 1633 Broadway Special Servicer and appoint a replacement special servicer in accordance with the BWAY 2019-1633 TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The F5 Tower Whole Loan

General

The F5 Tower Mortgage Loan (8.4%), is part of the F5 Tower Whole Loan (as defined below) comprised of seven promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “F5 Tower Mortgaged Property”).

The F5 Tower Whole Loan is evidenced by four senior pari passu notes, Note A-1-A, Note A-1-B and Note A-1-C (collectively, the “F5 Tower Pari Passu Companion Loans”) with an aggregate principal balance as of the Cut-off Date of $129,500,000, and Note A-2 (the “F5 Tower Mortgage Loan”, together with the F5 Tower Pari Passu Companion Loans, the “F5 Tower Senior Mortgage Loan” or the “F5 Tower Senior Notes”) with a principal balance as of the Cut-off Date of $55,500,000, and two subordinate companion notes, Note B-1 and Note B-2, with an aggregate principal balance as of the Cut-off Date of $112,600,000 (the “F5 Tower Subordinate Companion Loan”, together with the F5 Tower Senior Notes, the “F5 Tower Notes”). The F5 Tower Subordinate Companion Loans are expected to be included in the BBCMS Mortgage Trust 2020-C6 securitization. The F5 Tower Senior Notes and the F5 Tower Subordinate Companion Loans are collectively referred to in this prospectus as the “F5 Tower Whole Loan”. The holders of the F5 Tower Senior Notes are collectively referred to as the “F5 Tower Note A Holders”.

The holders of the F5 Tower Whole Loan (the “F5 Tower Noteholders”) entered into a co-lender agreement (the “F5 Tower Intercreditor Agreement”), which will govern their respective rights and obligations and the allocation of payments to each F5 Tower Noteholder to the extent set forth in the F5 Tower Intercreditor Agreement.

Servicing

The F5 Tower Whole Loan is expected to be serviced and administered pursuant to the terms of the BBCMS 2020-C6 PSA and the F5 Tower Intercreditor Agreement, by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “C6 Master Servicer”), and as special servicer (in such capacity, the “C6 Special Servicer”), as the case may be, according to the servicing standard under the BBCMS 2020-C6 PSA. The C6 Master Servicer or Wells Fargo Bank, National Association, as trustee (the “C6 Trustee”), as applicable, under the BBCMS 2020-C6 PSA will be responsible for making any Servicing Advances with respect to the F5 Tower Whole Loan, in each case unless the C6 Master Servicer or the C6 Trustee, as applicable, or the C6 Special Servicer under the

BBCMS 2020-C6 PSA determines that such an advance would not be recoverable from collections on the F5 Tower Whole Loan.

Application of Payments

The F5 Tower Intercreditor Agreement sets forth the respective rights of the holder of the F5 Tower Mortgage Loan and the holders of the F5 Tower Companion Loans with respect to distributions of funds received in respect of the F5 Tower Whole Loan, and provides, in general, that the rights of the holders of the F5 Tower Subordinate Companion Loans to receive payments of interest, principal and other amounts with respect to the F5 Tower Subordinate Companion Loans, will at all times be junior, subject and subordinate to the F5 Tower Senior Mortgage Loan and the respective rights of the F5 Tower Note A Holders to receive payments of interest, principal and other amounts with respect to the F5 Tower Senior Mortgage Loan, respectively, as and to the extent set forth in the F5 Tower Intercreditor Agreement, in each case as further described below.

All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the F5 Tower Whole Loan or the related Mortgaged Property or amounts realized as proceeds thereof (excluding amounts for required reserves or escrows required by the related Mortgage Loan documents to be held as reserves or escrows), will be applied in the following order of priority without duplication:

●	first, (A) first, to each F5 Tower Note A Holder (or the C6 Master Servicer or the C6 Trustee and, if applicable, the master servicers of the related other securitizations), up to the amount of any property protection advances that are nonrecoverable advances (or in the case of a master servicer of any other securitization trust, if applicable, its pro rata share of any property protection advances that are nonrecoverable advances previously reimbursed to the C6 Master Servicer or the C6 Trustee from general collections of the related other securitization trusts) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to each F5 Tower Note A Holder (or the C6 Master Servicer or the C6 Trustee and the master servicers or trustees of the related other securitization trusts), up to the amount of any monthly payment advance that is a nonrecoverable advance or analogous concept under the related servicing agreement with respect to such F5 Tower Senior Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of such F5 Tower Senior Note) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under such other securitization trust), and (C) third, to each holder of an F5 Tower Subordinate Companion Loan (or the C6 Master Servicer or the C6 Trustee), up to the amount of any monthly payment advance that is a nonrecoverable advance with respect to such F5 Tower Subordinate Companion Loan, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the F5 Tower Subordinate Companion Loan, that remain unreimbursed (together with interest thereon at the applicable advance rate);

●	second, to each F5 Tower Note A Holder (or any servicer or trustee (if any), as applicable) on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the F5 Tower Senior Notes (or any servicer or the trustee (if any), as applicable), with respect to the F5 Tower Whole Loan pursuant to the F5 Tower Intercreditor Agreement or the BBCMS 2020-C6 PSA, including, without limitation, unreimbursed servicing advances and interest thereon at the applicable advance rate, to the extent such costs and servicing advances and interest thereon are then payable or reimbursable under the F5 Tower Intercreditor or under the BBCMS 2020-C6 PSA;

●	third, to pay accrued and unpaid interest on the F5 Tower Senior Notes to each F5 Tower Note A Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable note interest rate minus the applicable servicing fee rate;

●	fourth, to pay accrued and unpaid interest on the F5 Tower Subordinate Companion Loans to each holder of an F5 Tower Subordinate Companion Loan, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable note interest rate minus the applicable servicing fee rate;

●	fifth, (A) prior to the anticipated repayment date, to each F5 Tower Note A Holder, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received, including any insurance and condemnation proceeding received, if any, with respect to such monthly payment date, allocated as principal on the F5 Tower Whole Loan and payable to the F5 Tower Noteholders, until the respective note principal balances have been reduced to zero and (B) on and after the anticipated repayment date, first (1) to each F5 Tower Note A Holder, pro rata (based on the principal balances of such notes) in an amount equal to funds sufficient to pay the monthly amount determined by the lender to be required to fully amortize the then outstanding principal balance of the F5 Tower Whole Loan over an amortization schedule of 30 years using an assumed interest rate of the initial F5 Tower Senior Note interest rate and the initial F5 Tower Subordinate Companion Loan interest rate, and then (2) to each F5 Tower Note A Holder, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received with respect to such monthly payment date, allocated as principal on the F5 Tower Whole Loan and payable to the F5 Tower Noteholders, until the respective note principal balances have been reduced to zero;

●	sixth, to each F5 Tower Note A Holder, pro rata (based on their respective entitlements) in an amount equal to the product of (i) a fraction, the numerator of which is the principal balance of such F5 Tower Senior Note and the denominator of which is the sum of the principal balances of all F5 Tower Notes multiplied by (ii) the ratio of the related F5 Tower Senior Note’s interest rate to the weighted average of the interest rates of the F5 Tower Notes based on their principal balances and (iii) any prepayment premium to the extent paid by the related borrower;

●	seventh, if the proceeds of any foreclosure sale or any liquidation of the F5 Tower Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through sixth and, as a result of a workout the aggregate principal balance of the F5 Tower Senior Notes has been reduced, such excess amount to each F5 Tower Note A Holder, pro rata (based on the principal balances of such F5 Tower Senior Notes) in an aggregate amount up to the reduction, if any, of the principal balance of each F5 Tower Senior Note as a result of such workout, plus interest on such aggregate amount at the related note rate;

●	eighth, (A) prior to the anticipated repayment date, to each holder of an F5 Tower Subordinate Companion Loan, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received, including any insurance and condemnation proceeding received, if any, with respect to such monthly payment date, allocated as principal on the F5 Tower Whole Loan and payable to the F5 Tower Noteholders until the respective note principal balances have been reduced to zero and (B) on and after the anticipated repayment date, first (1) to each holder of an F5 Tower Subordinate Companion Loan, pro rata (based on the principal balances of such notes) in an amount equal to funds sufficient to pay the monthly amount determined by the lender to be required to fully amortize the then outstanding principal balance of the F5 Tower Whole Loan over an amortization schedule of 30 years using an assumed interest rate of the initial F5 Tower Senior Notes interest rate and the initial F5 Tower Subordinate Companion Loan interest rate, and then (2) to each holder of an F5 Tower Subordinate Companion Loan, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received with respect to such monthly payment date, allocated as principal on the F5 Tower Whole Loan and payable to the F5 Tower Noteholders, until the respective note principal balances have been reduced to zero;

●	ninth, to each holder of an F5 Tower Subordinate Companion Loan, pro rata (based on their respective entitlements) in an amount equal to the product of (i) a fraction, the numerator of which is the principal balance of such F5 Tower Note and the denominator of which is the sum of the principal balances of all F5 Tower Notes multiplied by (ii) the ratio of the related F5 Tower Note’s interest rate to the weighted average of the interest rates of all F5 Tower Notes based on their principal balances and (iii) any prepayment premium to the extent paid by the borrower;

●	tenth, to any holder of an F5 Tower Subordinate Companion Loan that has made any payments or advances to cure defaults pursuant to the F5 Tower Intercreditor Agreement, to such holder of an F5 Tower Subordinate Companion Loan, pro rata (based on their respective entitlements to reimbursements for cure payments) to reimburse them for all such cure payments;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation of the F5 Tower Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through tenth and, as a result of a workout the aggregate principal balance of the F5 Tower Subordinate Companion Loans has been reduced, such excess amount to each holder of an F5 Tower Subordinate Companion Loan, pro rata, in an amount up to the reduction, if any, of the principal balance of such F5 Tower Subordinate Companion Loan as a result of such workout, plus interest on such aggregate amount at the related note rate;

●	twelfth, to each F5 Tower Note A Holder, pro rata (based on their respective entitlements to interest) in an amount equal to all anticipated repayment date interest on such F5 Tower Senior Note;

●	thirteenth, to each F5 Tower Subordinate Companion Loan holder, pro rata (based on their respective entitlements to interest) in an amount equal to all anticipated repayment date interest on such F5 Tower Subordinate Companion Loan;

●	fourteenth, to pay default interest and late payment charges then due and owing under the F5 Tower Whole Loan, all of which will be applied in accordance with the BBCMS 2020-C6 PSA; and

●	fifteenth, if any excess amount is available to be distributed in respect of the F5 Tower Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-fourteenth, any remaining amount will be paid pro rata to each F5 Tower Noteholder in accordance with their respective initial percentage interests.

The Directing Holder

The F5 Tower Directing Holder. The controlling noteholder (the “F5 Tower Directing Holder”) under the F5 Tower Intercreditor Agreement, as of any date of determination, is:

●	initially, the holder or holders of a majority of the F5 Tower Subordinate Companion Loans (by Principal Balance) (the “Majority F5 Tower Subordinate Companion Loan Noteholder”), unless an F5 Tower Control Appraisal Period has occurred and is continuing; and

●	if an F5 Tower Control Appraisal Period (as defined below) has occurred and is continuing, the holder of Note A-1-B (the “F5 Tower Controlling A Note”);

At any time the Majority F5 Tower Subordinate Companion Loan Noteholder is the F5 Tower Directing Holder and the F5 Tower Subordinate Companion Loans are included in the BBCMS 2020-C6 trust, the rights of the F5 Tower Directing Holder may be exercised by the holders of the majority of the class of securities designated as the “controlling class” to the extent provided in the BBCMS 2020-PSA.

Consultation and Consent

Prior to the occurrence and continuation of an F5 Tower Control Appraisal Period, if any consent, modification, amendment or waiver under, or other action in respect of, the F5 Tower Whole Loan or the Mortgage Loan Documents that would constitute a F5 Tower Major Decision has been requested or proposed, at least ten (10) business days prior to taking action with respect to such F5 Tower Major Decision (or making a determination not to take action with respect to such F5 Tower Major Decision), the F5 Tower Mortgage Loan (or C6 Master Servicer and/or C6 Special Servicer) is required to request the written consent of the F5 Tower Directing Holder (or the representative it has appointed to act on its behalf) before implementing a decision with respect to such F5 Tower Major Decision. If the F5 Tower Directing Holder (or the representative it has appointed to act on its behalf) fails to respond to the holder of the F5 Tower Mortgage Loan (or C6 Master Servicer and/or C6 Special Servicer) with respect to any such proposed action within ten (10) business days after receipt of such notice, the F5 Tower Directing Holder (or the representative it has appointed to act on its behalf) will have no further consent rights with respect to such action.

During the continuation of an F5 Tower Control Appraisal Period, the holder of the F5 Tower Mortgage Loan (or the C6 Master Servicer acting on its behalf) will be required: (i) to provide copies of any notice, information and report that it is required to provide to the F5 Tower Directing Holder pursuant to the BBCMS 2020-C6 PSA with respect to any F5 Tower Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the F5 Tower Whole Loan, to the F5 Tower Note A Holders (or if any of the F5 Tower Senior Notes are held in a securitization, the controlling class representative, or the equivalent, of such securitization), within the same time frame it is required to provide to the F5 Tower Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to the F5 Tower Directing Holder under the BBCMS 2020-C6 PSA due to the occurrence of a control termination event or a consultation termination event); and (ii) at any time the F5 Tower Directing Holder is the holder of Note A-1-B, to consult with the F5 Tower Note A Holders (or if any F5 Tower Senior Notes are held in a securitization, the controlling class representative, or the equivalent, of such securitization) on a strictly non-binding basis, to the extent having received such notices, information and reports, the F5 Tower Note A Holders (or if any F5 Tower Senior Notes are held in a securitization, the controlling class representative, or the equivalent, of such securitization) requests consultation with respect to any such F5 Tower Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the F5 Tower Whole Loan, and consider alternative actions recommended by the F5 Tower Note A Holders (or if any F5 Tower Senior Notes are held in a securitization, the controlling class representative, or the equivalent, of such securitization); provided that after the expiration of a period of ten (10) business days from the delivery to the F5 Tower Note A Holders (or if any F5 Tower Senior Notes are held in a securitization, the controlling class representative, or the equivalent, of such securitization) by the holder of the F5 Tower Mortgage Loan of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the F5 Tower Directing Holder, the holder of the F5 Tower Mortgage Loan (or the C6 Master Servicer acting on its behalf) will no longer be obligated to consult with the F5 Tower Note A Holders (or if any F5 Tower Senior Notes are held in a securitization, the controlling class representative, or the equivalent, of such securitization), whether or not the F5 Tower Note A Holder (or if any F5 Tower Senior Notes are held in a securitization, the controlling class representative, or the equivalent, of such securitization) have responded within such ten (10) business day period.

“F5 Tower Control Appraisal Period” means any period, with respect to the F5 Tower Whole Loan, if and for so long as: (a) (1) the sum of the aggregate initial principal balance of the F5 Tower Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the F5 Tower Subordinate Companion Loans , (y) any appraisal reduction amount for the F5 Tower Whole Loan that is allocated to the F5 Tower Subordinate Companion Loans and (z) any losses realized with respect to the Mortgaged Property or the F5 Tower Whole Loan that are allocated to the F5 Tower Subordinate Companion Loans, is less than (b) twenty-five percent (25%) of the remainder of the (1) sum of the aggregate initial principal balance of the F5 Tower Subordinate Companion Loan less (2) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the F5 Tower Subordinate Companion Loans.

“F5 Tower Major Decision” means a “Major Decision” under the BBCMS 2020-C6 PSA.

Special Servicer Appointment Rights

Pursuant to the terms of the F5 Tower Intercreditor Agreement and the BBCMS 2020-C6 PSA, the F5 Tower Directing Holder (or its representative) with respect to the F5 Tower Whole Loan will have the right, with or without cause, to replace the special servicer then acting with respect to the F5 Tower Mortgage Loan and appoint a replacement special servicer.

Sale of Defaulted Mortgage Loan

If the F5 Tower Mortgage Loan becomes a Defaulted Loan, and if the C6 Special Servicer decides to sell the F5 Tower Mortgage Loan, the C6 Special Servicer will be required to sell F5 Tower Mortgage Loan and each related F5 Tower Senior Note and F5 Tower Subordinate Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the C6 Special Servicer will not be permitted to sell the F5 Tower Whole Loan without the consent of each F5 Tower Noteholder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the F5 Tower Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the C6 Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the F5 Tower Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the C6 Special Servicer in connection with the proposed sale.

Posting of Collateral

The F5 Tower Intercreditor Agreement provides that the holders of the F5 Tower Subordinate Companion Loans, acting unanimously, are entitled to avoid an F5 Tower Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of, and acceptable, to the C6 Master Servicer or C6 Special Servicer, as applicable or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the F5 Tower Intercreditor Agreement (either (x) or (y), the (“F5 Tower Subordinate Companion Loans Threshold Event Collateral”), and (ii) the F5 Tower Subordinate Companion Loans Threshold Event Collateral is in an amount that, when added to the appraised value of the related Mortgaged Property as determined pursuant to the BBCMS 2020-C6 PSA, would cause the applicable F5 Tower Control Appraisal Period not to exist.

The Bellagio Hotel and Casino Whole Loan

General

The Bellagio Hotel and Casino Whole Loan consists of (a) the Bellagio Hotel and Casino Mortgage Loan evidenced by promissory notes A-2-C3 and A-3-C5 with an aggregate original principal balance of $55,000,000, which are being contributed to the issuing entity, (b) 22 Pari Passu Companion Loans (together with the Bellagio Hotel and Casino Mortgage Loan, the “Bellagio Hotel and Casino A Notes”) evidenced by promissory notes A-1-S1, A-1-S2, A-2-S1, A-2-S2, A-3-S1, A-3-S2, A-1-RL, A-2-RL, A-3-RL, A-1-C1, A-1-C2, A-1-C3, A-1-C4, A-1-C5, A-2-C1, A-2-C2, A-2-C4, A-3-C1, A-3-C2, A-3-C3, A-3-C4 and A-3-C6 with an aggregate original principal balance of $1,621,200,000, which are not being contributed to the issuing entity, (c) six senior Subordinate Companion Loans (the “Bellagio Hotel and Casino B Notes”) evidenced by promissory notes B-1-S, B-2-S, B-3-S, B-1-RL, B-2-RL and B-3-RL with an aggregate original principal balance of $650,500,000, which are not being contributed to the issuing entity and (d) three junior Subordinate Companion Loan (the “Bellagio Hotel and Casino C Notes” and, together with the Bellagio Hotel and Casino B Notes, the “Bellagio Hotel and Casino Subordinate Companion Loans”) evidenced by promissory notes C-1-S, C-2-S and C-3-S with an aggregate original principal balance of $683,300,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “Bellagio Hotel and Casino Co-Lender Agreement”) provides that the administration of the Bellagio Hotel and Casino Mortgage Loan will be governed by the Bellagio Hotel and Casino Co-Lender Agreement and the BX 2019-OC11 TSA. The parties to the BX 2019-OC11 TSA identified in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer,

Non-Serviced Trustee and Non-Serviced Custodian. In servicing the Bellagio Hotel and Casino Whole Loan, the servicing standard set forth in the BX 2019-OC11 TSA will require the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the Bellagio Hotel and Casino Companion Loans as a collective whole, taking into account the subordinate nature of the Bellagio Hotel and Casino Subordinate Companion Loans (and the subordination of the Bellagio Hotel and Casino C Notes to the Bellagio Hotel and Casino B Notes).

Amounts payable to the issuing entity as holder of the Bellagio Hotel and Casino Mortgage Loan pursuant to the Bellagio Hotel and Casino Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the BX 2019-OC11 TSA is the custodian of the mortgage file related to the Bellagio Hotel and Casino Whole Loan (other than the promissory notes evidencing the Bellagio Hotel and Casino Mortgage Loan and any related Companion Loan not included in the BX 2019-OC11 securitization).

Application of Payments

The Bellagio Hotel and Casino Co-Lender Agreement sets forth the respective rights of the holders of the Bellagio Hotel and Casino Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the Bellagio Hotel and Casino Whole Loan, and provides, in general, that:

●	The Bellagio Hotel and Casino Subordinate Companion Loans and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino Subordinate Companion Loans are at all times junior, subject and subordinate to the Bellagio Hotel and Casino A Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino A Notes, as and to the extent set forth in the Bellagio Hotel and Casino Co-Lender Agreement. The Bellagio Hotel and Casino C Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino C Notes are at all times junior, subject and subordinate to the Bellagio Hotel and Casino B Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino B Notes, as and to the extent set forth in the Bellagio Hotel and Casino Co-Lender Agreement.

●	Prior to the occurrence and continuance of (i) an event of default with respect to an obligation of the related borrower to pay money due under the Bellagio Hotel and Casino Whole Loan or (ii) any non-monetary event of default as a result of which the Bellagio Hotel and Casino Whole Loan becomes a specially serviced loan under the BX 2019-OC11 TSA (which, for clarification, does not include any imminent event of default) (each, a “Triggering Event of Default”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property or amounts realized as proceeds of the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2019-OC11 TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

●	first, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino A Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable)

with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●	second, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino A Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino A Note such accrued and unpaid interest (to the extent of such reimbursement);

●	third, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino B Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino B Note such accrued and unpaid interest (to the extent of such reimbursement);

●	fourth, to the holders of the Bellagio Hotel and Casino C Notes pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino C Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino C Note such accrued and unpaid interest (to the extent of such reimbursement);

●	fifth, pro rata, based on the note principal balances of their respective Bellagio Hotel and Casino A Notes, to each holder of the Bellagio Hotel and Casino A Notes in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino A Note;

●	sixth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through five and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino A Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●	seventh, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino B Notes (or paid or advanced by the related Non-Serviced Master

Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●	eighth, pro rata, based on the note principal Balances of their respective Bellagio Hotel and Casino B Notes, to each holder of the Bellagio Hotel and Casino B Note in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino B Note;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino C Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino B Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●	tenth, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino C Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●	eleventh, pro rata, based on the note principal balances of their respective Bellagio Hotel and Casino C Notes, to each holder of a Bellagio Hotel and Casino C Note in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino C Note;

●	twelfth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eleven and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced, such excess amount will be paid to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino C Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●	thirteenth, to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests, any prepayment or yield maintenance premium, to the extent paid by the related borrower;

●	fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the related borrower are not required to be otherwise applied under the BX 2019-OC11 TSA, including, without limitation, to provide reimbursement for interest on advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or the related

Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the Bellagio Hotel and Casino Whole Loan), any such fees or expenses, to the extent actually paid by the related borrower, will be paid to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests; and

●	fifteenth, if any excess amount is available to be distributed in respect of the Bellagio Hotel and Casino Whole Loan, and not otherwise applied in accordance with the foregoing clauses one through fourteen, any remaining amounts will be paid pro rata to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in accordance with their respective percentage interests;

provided that to the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of the related Mortgaged Property (or portion thereof) (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Bellagio Hotel and Casino Whole Loan (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), will be allocated to reduce the note principal balances of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in the manner permitted or required by the REMIC provisions (to be applied first to the Bellagio Hotel and Casino A Notes (on a pro rata and pari passu basis), then to the Bellagio Hotel and Casino B Notes (on a pro rata and pari passu basis), and then to the Bellagio Hotel and Casino C Notes (on a pro rata and pari passu basis)).

●	Upon the occurrence and during the continuance of a Triggering Event of Default, all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property or amounts realized as proceeds of the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2019-OC11 TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

●	first, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino A Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●	second, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino A Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino A Note such accrued and unpaid interest (to the extent of such reimbursement);

●	third, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino B Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino B Note such accrued and unpaid interest (to the extent of such reimbursement);

●	fourth, to the holders of the Bellagio Hotel and Casino C Notes pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino C Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino C Note such accrued and unpaid interest (to the extent of such reimbursement);

●	fifth, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced to zero;

●	sixth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through five and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino A Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●	seventh, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino B Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●	eighth, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced to zero;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino C Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino B Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●	tenth, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino C Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●	eleventh, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced to zero;

●	twelfth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eleven and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced, such excess amount will be paid to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino C Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●	thirteenth, to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests, any prepayment or yield maintenance premium, to the extent paid by the related borrower;

●	fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the related borrower are not required to be otherwise applied under the BX 2019-OC11 TSA, including, without limitation, to provide reimbursement for interest on advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the Bellagio Hotel and Casino Whole Loan), any such fees or expenses, to the extent actually paid by the related borrower, will be paid to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests; and

●	fifteenth, if any excess amount is available to be distributed in respect of the Bellagio Hotel and Casino Whole Loan, and not otherwise applied in accordance with the foregoing clauses one through fourteen, any remaining amount will be paid pro rata to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in accordance with their respective percentage interests;

provided that to the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of the related Mortgaged Property (or portion thereof) (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Bellagio Hotel and Casino Whole Loan (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), will be allocated to reduce the note principal balances of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in the manner permitted or required by the REMIC provisions (to be applied first to the Bellagio Hotel and Casino A Notes (on a pro rata and pari passu basis), then to the Bellagio Hotel and Casino B Notes (on a pro rata and pari passu basis), and then to the Bellagio Hotel and Casino C Notes (on a pro rata and pari passu basis)).

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Bellagio Hotel and Casino Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Bellagio Hotel and Casino Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other Mortgage Loans, but not out of payments or other collections on the Bellagio Hotel and Casino Companion Loans.

Certain costs and expenses allocable to the Bellagio Hotel and Casino Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the Bellagio Hotel and Casino Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the Bellagio Hotel and Casino Co-Lender Agreement, the controlling noteholder with respect to the Bellagio Hotel and Casino Whole Loan (the “Bellagio Hotel and Casino Controlling Noteholder”) will be the holder of note A-1-S1, provided that for so long as 25% or more of note A-1-S1 is held by (or the majority “controlling class” holder or other party assigned the rights to exercise the rights of the Bellagio Hotel and Casino Controlling Noteholder is) the related borrower party, the holder of note A-1-S1 (and such party assigned the rights to exercise the rights of the Bellagio Hotel and Casino Controlling Noteholder) will not be entitled to exercise any rights of the Bellagio Hotel and Casino Controlling Noteholder, and there will be deemed to be no Bellagio Hotel and Casino Controlling Noteholder.

The related Non-Serviced Special Servicer will be required to (i) provide copies to the issuing entity and each holder of a Bellagio Hotel and Casino Companion Loan other than the Bellagio Hotel and Casino Controlling Noteholder) (each, a “Bellagio Hotel and Casino Non-Controlling Noteholder”) of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder with respect to any Bellagio Hotel and Casino Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the related Non-Serviced Directing Holder (without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence of a control termination event or a consultation termination event under the BX 2019-OC11 TSA), and (ii) use reasonable efforts to consult with each Bellagio Hotel and Casino Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Bellagio Hotel and Casino Non-Controlling Noteholder requests consultation with respect to any such Bellagio Hotel and Casino Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Bellagio Hotel and Casino Non-Controlling Noteholder; provided that after the expiration of a period of ten (10) business days from the delivery to any Bellagio Hotel and Casino Non-Controlling Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Special Servicer will no longer be obligated to consult with such Bellagio Hotel and Casino Non-Controlling Noteholder, whether or not such Bellagio Hotel and Casino Non-Controlling Noteholder has responded within such ten (10) business day period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of each Bellagio Hotel and Casino Non-Controlling Noteholder set forth in the immediately preceding sentence, the Non-Serviced Special Servicer may take any Bellagio Hotel and Casino Major Decision or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) business day period if the Non-Serviced Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Bellagio Hotel and Casino Whole Loan. In no event will the Non-Serviced Master Servicer or the Non-Serviced Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Bellagio Hotel and Casino Non-Controlling Noteholder.

In addition to the consultation rights described above, pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement, each Bellagio Hotel and Casino Non-Controlling Noteholder will have the right to an annual meeting (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Bellagio Hotel and Casino Whole Loan are discussed.

“Bellagio Hotel and Casino Major Decision” means a “Major Decision” under the BX 2019-OC11 TSA.

Sale of Defaulted Whole Loan

If the Bellagio Hotel and Casino Whole Loan becomes a defaulted mortgage loan under the BX 2019-OC11 TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the BX 2019-OC11 securitization, the related Non-Serviced Special Servicer will be required to sell the Bellagio Hotel and Casino Mortgage Loan and the Bellagio Hotel and Casino Companion Loans, together as notes evidencing one whole loan in accordance with the BX 2019-OC11 TSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the Bellagio Hotel and Casino Mortgage Loan or any Bellagio Hotel and Casino Companion Loan not included in the BX 2019-OC11 securitization without the consent of the holders thereof (including the issuing entity, as holder of the Bellagio Hotel and Casino Mortgage Loan) (together, the “Bellagio Hotel and Casino Non-Lead Noteholders”) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Bellagio Hotel and Casino Mortgage Loan or such Bellagio Hotel and Casino Companion Loan, as applicable, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents requested by the Bellagio Hotel and Casino Non-Lead Noteholder, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer in connection with the proposed sale. Subject to the foregoing, each of the Bellagio Hotel and Casino Controlling Noteholder, its representative, any Bellagio Hotel and Casino Non-Controlling Noteholders and their representatives are permitted to submit an offer at any sale of the Bellagio Hotel and Casino Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Bellagio Hotel and Casino Co-Lender Agreement, the Bellagio Hotel and Casino Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace any special servicer then acting under the BX 2019-OC11 TSA with respect to the Bellagio Hotel and Casino Whole Loan and appoint a replacement special servicer with respect to the Bellagio Hotel and Casino Whole Loan.

The 805 Third Avenue Whole Loan

General

The 805 Third Avenue Whole Loan consists of (a) the 805 Third Avenue Mortgage Loan evidenced by promissory notes A-2 and A-4-1 with an aggregate original principal balance of $55,000,000, which are being contributed to the issuing entity, (b) three Pari Passu Companion Loans (the “805 Third Avenue Pari Passu Companion Loans” and, together with the 805 Third Avenue Mortgage Loan, the “805 Third Avenue A Notes”) evidenced by promissory notes A-1, A-3 and A-4-2 with an aggregate original balance of $95,000,000, which are not being contributed to the issuing entity and (c) one (1) Subordinate Companion Loan (the “805 Third Avenue Subordinate Companion Loan”) evidenced by promissory note B with an original principal balance of $125,000,000, which is not being contributed to the issuing entity.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Servicing

The related Co-Lender Agreement (the “805 Third Avenue Co-Lender Agreement”) provides that the administration of the 805 Third Avenue Whole Loan will be governed by the 805 Third Avenue Co-Lender

Agreement and the CGCMT 2019-C7 PSA. The parties to the CGCMT 2019-C7 PSA identified in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian. In servicing the 805 Third Avenue Whole Loan, the servicing standard set forth in the CGCMT 2019-C7 PSA will require the related Non-Serviced Master Servicer and Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the 805 Third Avenue Companion Loans as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loan(s).

Amounts payable to the issuing entity as holder of the 805 Third Avenue Mortgage Loan pursuant to the 805 Third Avenue Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the CGCMT 2019-C7 is the custodian of the mortgage file related to the 805 Third Avenue Whole Loan (other than the promissory notes evidencing the 805 Third Avenue Mortgage Loan and any related Companion Loan not included in the CGCMT 2019-C7 securitization).

Application of Payments

The 805 Third Avenue Co-Lender Agreement sets forth the respective rights of the holders of the 805 Third Avenue Mortgage Loan and the 805 Third Avenue Companion Loans with respect to distributions of funds received in respect of the 805 Third Avenue Whole Loan, and provides, in general, that:

●	The 805 Third Avenue Subordinate Companion Loan and the rights of the related holder to receive payments of interest, principal and other amounts with respect to the 805 Third Avenue Subordinate Companion Loan will at all times be junior, subject and subordinate to the 805 Third Avenue A Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such 805 Third Avenue A Notes, in each case as further described below.

●	All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 805 Third Avenue Mortgage Loan or the 805 Third Avenue Mortgaged Property or amounts realized as proceeds of the 805 Third Avenue Mortgage Loan or the 805 Third Avenue Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the 805 Third Avenue Servicing Agreement will be applied and distributed by the Non-Serviced Master Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in the CGCMT 2019-C7 PSA):

o	first, on a pro rata and pari passu basis, to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan and each holder of an 805 Third Avenue Pari Passu Companion Loan, in an amount equal to the accrued and unpaid interest on the principal balance for each 805 Third Avenue A Note at the applicable net interest rate;

o	second, on a pro rata and pari passu basis, based on the outstanding principal balances of each 805 Third Avenue A Note, to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan and each holder of an 805 Third Avenue Pari Passu Companion Loan, in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 805 Third Avenue Whole Loan until their principal balances have been reduced to zero;

o	third, on pro rata and pari passu basis, to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan, and each holder of an 805 Third Avenue Pari Passu Companion Loan, up to the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by the Non-Serviced Master Servicer or the Non-Serviced Special Servicer on its behalf and not previously paid or reimbursed) with respect to the 805 Third Avenue Whole Loan pursuant to the 805 Third Avenue Co-Lender Agreement or the CGCMT 2019-C7 PSA;

o	fourth, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan, and each holder of an 805 Third Avenue Pari Passu Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread (as set forth in the 805 Third Avenue Co-Lender Agreement);

o	fifth, to the holder of the 805 Third Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the principal balance for the 805 Third Avenue Subordinate Companion Loan at the applicable net interest rate;

o	sixth, to the holder of the 805 Third Avenue Subordinate Companion Loan in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 805 Third Avenue Whole Loan, until the principal balance for the 805 Third Avenue Subordinate Companion Loan has been reduced to zero;

o	seventh, any prepayment premium, to the extent paid by the borrower, to the holder of the 805 Third Avenue Subordinate Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of the 805 Third Avenue Subordinate Companion Loan multiplied by its relative spread;

o	eighth, if the proceeds of any foreclosure sale or any liquidation of the 805 Third Avenue Whole Loan or the 805 Third Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balance for the 805 Third Avenue Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the 805 Third Avenue Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance for the 805 Third Avenue Subordinate Companion Loan as a result of such Workout, plus interest on such amount at the related net interest rate;

o	ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the CGCMT 2019-C7 PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Non-Serviced Master Servicer or the Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the 805 Third Avenue Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan, and each holder of the 805 Third Avenue Pari Passu Companion Loans holder and the 805 Third Avenue Subordinate Companion Loan, pro rata, based on their respective percentage interests; and

o	tenth, if any excess amount is available to be distributed in respect of the 805 Third Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan, and each holder of the 805 Third Avenue Pari Passu Companion Loans holder and the 805 Third Avenue Subordinate Companion Loan in accordance with their respective initial percentage interests.

All expenses and losses relating to the 805 Third Avenue Whole Loan and the 805 Third Avenue Mortgaged Property will be allocated first, to the 805 Third Avenue Subordinate Companion Loan and then, pro rata, to the 805 Third Avenue Mortgage Loan and the 805 Third Avenue Pari Passu Companion Loans. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the 805 Third Avenue Whole Loan will, after all amounts of interest and principal have otherwise been paid in full on all the notes comprising the 805 Third Avenue Whole Loan, be reimbursed first, pro rata, to reduce the principal balances of the 805 Third Avenue Mortgage Loan and the 805 Third Avenue Pari Passu Companion Loans, and then to reduce the principal balance of the 805 Third Avenue Subordinate Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 805 Third Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 805 Third Avenue Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 805 Third Avenue Companion Loans.

Certain costs and expenses allocable to the 805 Third Avenue Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the 805 Third Avenue Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to 805 Third Avenue Co-Lender Agreement, the controlling holder with respect to the 805 Third Avenue Whole Loan (the “805 Third Avenue Controlling Noteholder”), as of any date of determination, will be (i) the controlling class representative for the 805 Third Avenue loan-specific certificates, unless an 805 Third Avenue Control Appraisal Period has occurred and is continuing (initially BSREF Holdings LLC) or (ii) if an 805 Third Avenue Control Appraisal Period has occurred and is continuing, the controlling holder under the CGCMT 2019-C7 PSA (initially LNR Securities Holdings, LLC); provided that, if the holder of a majority of the 805 Third Avenue Subordinate Companion Loan would be the 805 Third Avenue Controlling Noteholder pursuant to the terms hereof, but any interest in the 805 Third Avenue Subordinate Companion Loan is held by the related borrower, a borrower affiliate or certain other borrower related parties, or the related borrower, a borrower affiliate or certain other borrower related parties would otherwise be entitled to exercise the rights of the 805 Third Avenue Controlling Noteholder, a 805 Third Avenue Control Appraisal Period will be deemed to have occurred.

Pursuant to the 805 Third Avenue Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 805 Third Avenue Whole Loan (whether or not a servicing transfer event under the CGCMT 2019-C7 PSA has occurred and is continuing) that would constitute a 805 Third Avenue Major Decision, the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, will be required to provide the 805 Third Avenue Controlling Noteholder (or its representative) with at least ten (10) Business Days (or, in the case of a determination of an acceptable insurance default, 20 days) prior notice requesting consent to the requested 805 Third Avenue Major Decision. The Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, is not permitted to take any action with respect to such 805 Third Avenue Major Decision (or make a determination not to take action with respect to such 805 Third Avenue Major Decision), unless and until the Non-Serviced Special Servicer receives the written consent of the 805 Third Avenue Controlling Noteholder (or its representative) before implementing a decision with respect to such 805 Third Avenue Major Decision. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard set forth in the CGCMT 2019-C7 PSA, the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, may take actions with respect to the 805 Madison Avenue Mortgaged Property before obtaining the consent of the 805 Third Avenue Controlling Noteholder if the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the servicing standard set forth in the CGCMT 2019-C7 PSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the 805 Third Avenue Whole Loan as a collective whole, and the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, has made a reasonable effort to contact the 805 Third Avenue Controlling Noteholder.

Notwithstanding the foregoing, the Non-Serviced Master Servicer and the Non-Serviced Special Servicer will not be permitted to follow any advice or consultation provided by the 805 Third Avenue

Controlling Noteholder, that would require or cause the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard set forth in the CGCMT 2019-C7 PSA, require or cause the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, to violate provisions of the 805 Third Avenue Co-Lender Agreement or the CGCMT 2019-C7, require or cause the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, to violate the terms of the 805 Third Avenue Whole Loan, or materially expand the scope of the Non-Serviced Master Servicer’s or the Non-Serviced Special Servicer’s, as applicable, responsibilities under 805 Third Avenue Co-Lender Agreement or the CGCMT 2019-C7 PSA.

The Non-Serviced Special Servicer will be required to (i) provide copies to the issuing entity and each holder of an 805 Third Avenue Companion Loan that is not the 805 Third Avenue Controlling Noteholder (each, in such capacity, an “805 Third Avenue Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to 805 Third Avenue Controlling Noteholder pursuant to the CGCMT 2019-C7 PSA with respect to any 805 Third Avenue Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the 805 Third Avenue Controlling Noteholder, and (ii) at any time the 805 Third Avenue Controlling Noteholder is the holder of Note A-1, the Non-Serviced Special Servicer will be required to consult with the issuing entity and each holder of an 805 Third Avenue Pari Passu Companion Loan, other than the holder of Note A-1 (each, an “805 Third Avenue Non-Lead Noteholder”) on a strictly non-binding basis, to the extent having received such notices, information and reports, any 805 Third Avenue Non-Lead Noteholder requests consultation with respect to any such 805 Third Avenue Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 805 Third Avenue Non-Lead Noteholder; provided that after the expiration of a period of 10 Business Days from the delivery to any 805 Third Avenue Non-Lead Noteholder by the Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Non-Serviced Special Servicer will no longer be obligated to consult with such 805 Third Avenue Non-Lead Noteholder, whether or not such 805 Third Avenue Non-Lead Noteholder has responded within such ten (10) Business Day period.

An “805 Third Avenue Control Appraisal Period” will exist with respect to the 805 Third Avenue Whole Loan, if and for so long as (a)(1) the initial principal balance of the 805 Third Avenue Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 805 Third Avenue Subordinate Companion Loan, (y) any appraisal reduction amount for the 805 Third Avenue Whole Loan that is allocated to such 805 Third Avenue Subordinate Companion Loan and (z) any losses realized with respect to the 805 Third Avenue Mortgaged Property or the 805 Third Avenue Whole Loan that are allocated to the 805 Third Avenue Subordinate Companion Loan, is less than (b) 25% of the remainder of (i) the initial principal balance of the 805 Third Avenue Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holder of the 805 Third Avenue Subordinate Companion Loan.

“805 Third Avenue Major Decision” means a “Major Decision” under the CGCMT 2019-C7 PSA.

Sale of Defaulted Whole Loan

If the 805 Third Avenue Mortgage Loan becomes a defaulted mortgage loan under the CGCMT 2019-C7 PSA and the related Non-Serviced Special Servicer decides to sell the notes included in the CGCMT 2019-C7 securitization, the related Non-Serviced Special Servicer will be required to sell the 805 Third Avenue Mortgage Loan, the 805 Third Avenue Pari Passu Companion Loans and the 805 Third Avenue Subordinate Companion Loan, together as notes evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the 805 Third Avenue Mortgage Loan or the 805 Third Avenue Pari Passu Companion Loans not included in the CGCMT 2019-C7 securitization without the consent of the 805 Third Avenue Non-Lead Noteholders unless it has delivered to each such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 805 Third Avenue Mortgage Loan or such 805 Third Avenue Pari Passu Companion Loan, as applicable, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special

Servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by the 805 Third Avenue Non-Lead Noteholder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the 805 Third Avenue Controlling Noteholder) prior to the proposed sale date, all information and documents being provided to other offerors or otherwise approved by the related Non-Serviced Special Servicer in connection with the proposed sale, provided that such 805 Third Avenue Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence.

Special Servicer Appointment Rights

Pursuant to the 805 Third Avenue Co-Lender Agreement and the CGCMT 2019-C7 PSA, the 805 Third Avenue Controlling Noteholder (or its representative) will be entitled to terminate the rights and obligations of the Non-Serviced Special Servicer, with or without cause, and appoint a replacement special servicer with respect to the 805 Third Avenue Whole Loan.

The 805 Third Avenue Controlling Noteholder agreed and acknowledged that the CGCMT 2019-C7 PSA may contain provisions such that any Non-Serviced Special Servicer could be terminated under the CGCMT 2019-C7 PSA based on a recommendation by the Non-Serviced Operating Advisor if (A) the Non-Serviced Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Non-Serviced Special Servicer has failed to comply with the servicing standard set forth in the CGCMT 2019-C7 PSA and (2) a replacement of the Non-Serviced Special Servicer would be in the best interest of the holders of the applicable securities issued under the CGCMT 2019-C7 PSA (as a collective whole) and (B) an affirmative vote of requisite certificateholders is obtained. The 805 Third Avenue Controlling Noteholder will retain its right to remove and replace the Non-Serviced Special Servicer, but the 805 Third Avenue Controlling Noteholder may not restore a Non-Serviced Special Servicer that has been removed in accordance with the preceding sentence.

The 55 Hudson Yards Whole Loan

General

The 55 Hudson Yards Mortgage Loan (7.9%) is part of a Whole Loan that is part of a split loan structure comprised of 33 senior promissory notes and three subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $1,245,000,000. Three such senior promissory notes designated Note A-2-C3, A-2-C5 and A-2-C7 with an aggregate initial principal balance of $52,450,000 (collectively, the “55 Hudson Yards Mortgage Loan”), will be deposited into this securitization. The 55 Hudson Yards Whole Loan is evidenced by (i) the 55 Hudson Yards Mortgage Loan, (ii) 18 senior promissory notes designated Note A-1-C1, Note A-1-C2, Note A-1-C8, Note A-1-S1, Note A-1-S2, Note A-1-S3, Note A-2-C1, Note A-2-C2, Note A-2-C8, Note A-2-S1, Note A-2-S2, Note A-2-S3, Note A-3-C1, Note A-3-C2, Note A-3-C8, Note A-3-S1, Note A-3-S2 and Note A-3-S3 (the “55 Hudson Yards Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $510,500,000; (iii) 12 senior promissory notes designated Note A-1-C3, Note A-1-C4, Note A-1-C5, Note A-1-C6, Note A-1-C7, Note A-2-C4, Note A-2-C6, Note A-3-C3, Note A-3-C4, Note A-3-C5, Note A-3-C6 and Note A-3-C7 (the “55 Hudson Yards Non-Standalone Pari Passu Companion Loans” and, together with the 55 Hudson Yards Standalone Pari Passu Companion Loans, the “55 Hudson Yards Pari Passu Companion Loans”), which have an aggregate initial principal balance of $382,050,000; and (iv) three subordinate promissory notes designated B-1, B-2 and B-3 (the “55 Hudson Yards Subordinate Companion Loans” and, together with the 55 Hudson Yards Standalone Pari Passu Companion Loans, the “55 Hudson Yards Standalone Companion Loans”), which have an aggregate initial principal balance of $300,000,000.

The 55 Hudson Yards Mortgage Loan, the 55 Hudson Yards Pari Passu Companion Loans and the 55 Hudson Yards Subordinate Companion Loans are referred to herein, collectively, as the “55 Hudson Yards Whole Loan”, and the 55 Hudson Yards Pari Passu Companion Loans and the 55 Hudson Yards Subordinate Companion Loans are referred to herein as the “55 Hudson Yards Companion Loans”. The 55 Hudson Yards Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the 55 Hudson Yards Mortgage Loan. The 55 Hudson Yards Subordinate Companion Loans are

generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the 55 Hudson Yards Mortgage Loan and 55 Hudson Yards Pari Passu Companion Loans.

Only the 55 Hudson Yards Mortgage Loan is included in the issuing entity. The 55 Hudson Yards Standalone Companion Loans were contributed to a securitization trust governed by the Hudson Yards 2019-55HY TSA (the “HY 2019-HY55 Securitization”). The 55 Hudson Yards Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized 55 Hudson Yards Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the 55 Hudson Yards Whole Loan (the “55 Hudson Yards Noteholders”) are subject to an Intercreditor Agreement (the “55 Hudson Yards Intercreditor Agreement”). The following summaries describe certain provisions of the 55 Hudson Yards Intercreditor Agreement.

Servicing

The 55 Hudson Yards Whole Loan (including the 55 Hudson Yards Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the Hudson Yards 2019-55HY TSA by Wells Fargo Bank, National Association as servicer (the “55 Hudson Yards Servicer”), and, if necessary, CWCapital Asset Management LLC, as special servicer (the “55 Hudson Yards Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 55 Hudson Yards Mortgage Loan”, but subject to the terms of the 55 Hudson Yards Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the 55 Hudson Yards Mortgage Loan (but not on the 55 Hudson Yards Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 55 Hudson Yards Mortgage Loan.

Property protection advances in respect of the 55 Hudson Yards Whole Loan will be made by the 55 Hudson Yards Servicer or the trustee under the Hudson Yards 2019-55HY TSA (the “55 Hudson Yards Trustee”), as applicable, unless a determination of nonrecoverability is made under the Hudson Yards 2019-55HY TSA.

Application of Payments Prior to a 55 Hudson Yards Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the 55 Hudson Yards Whole Loan borrower to pay money due under the 55 Hudson Yards Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the 55 Hudson Yards Whole Loan becomes a specially serviced mortgage loan under the Hudson Yards 2019-55HY TSA (a “55 Hudson Yards Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the 55 Hudson Yards Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the related mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the 55 Hudson Yards Intercreditor Agreement, as follows:

●	first, (A) first, to the holders of the 55 Hudson Yards Pari Passu Companion Loans and the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan (or the 55 Hudson Yards Servicer or the 55 Hudson Yards Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the 55 Hudson Yards Servicer or the 55 Hudson Yards Trustee from general collections of the issuing entity or related 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the 55 Hudson Yards Pari Passu Companion Loans and the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan (or the 55 Hudson Yards Servicer or the 55 Hudson Yards Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the 55 Hudson Yards Subordinate Companion Loans (or the 55 Hudson Yards Servicer or the 55 Hudson Yards Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on their respective outstanding principal balances), to the holders of the 55 Hudson Yards Standalone Companion Loans (or the 55 Hudson Yards Servicer or the 55 Hudson Yards Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

●	second, to the holders of the 55 Hudson Yards Standalone Companion Loans (or the 55 Hudson Yards Servicer, 55 Hudson Yards Special Servicer or the 55 Hudson Yards Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders (or the 55 Hudson Yards Servicer, 55 Hudson Yards Special Servicer or the 55 Hudson Yards Trustee, as applicable), with respect to the 55 Hudson Yards Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the Hudson Yards 2019-55HY TSA;

●	third, initially, to the holders of the 55 Hudson Yards Whole Loan (or the 55 Hudson Yards Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the 55 Hudson Yards Whole Loan (or the 55 Hudson Yards Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the 55 Hudson Yards Whole Loan under the Hudson Yards 2019-55HY TSA;

●	fourth, pari passu, to the holders of the 55 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the 55 Hudson Yards Pari Passu Companion Loans and the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan;

●	fifth, pari passu, in respect of principal, to the holders of the 55 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the 55 Hudson Yards Whole Loan, until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

●	sixth, if the proceeds of any foreclosure sale or any liquidation of the 55 Hudson Yards Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through fifth, pari passu to the holders of the 55 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the 55 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, compounded monthly, on a pro rata basis based on the amount of realized losses previously allocated to each such 55 Hudson Yards Pari Passu Companion Loan and the 55 Hudson Yards Mortgage Loan;

●	seventh, to the holders of any of the 55 Hudson Yards Subordinate Companion Loans that are not included in the HY 2019-55HY Securitization (or the 55 Hudson Yards Servicer, the 55 Hudson Yards Special Servicer or 55 Hudson Yards Trustee (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders of the 55 Hudson Yards Subordinate Companion Loans (or the 55 Hudson Yards Servicer, the 55 Hudson Yards Special Servicer or 55 Hudson Yards Trustee (if any), as applicable), with respect to the 55 Hudson Yards Whole Loan pursuant to the Hudson Yards 2019-55HY TSA and the 55 Hudson Yards Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Hudson Yards 2019-55HY TSA or the 55 Hudson Yards Intercreditor Agreement, and any cure payment made by such holders of 55 Hudson Yards Subordinate Companion Loans pursuant to the 55 Hudson Yards Intercreditor Agreement;

●	eighth, pari passu, to the holders of the 55 Hudson Yards Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each 55 Hudson Yards Subordinate Companion Loan;

●	ninth, pari passu, in respect of principal, to the holders of the 55 Hudson Yards Subordinate Companion Loans all payments and prepayments of principal until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between such holders on a pro rata basis (based on their respective outstanding note principal balances);

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the 55 Hudson Yards Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the 55 Hudson Yards Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the 55 Hudson Yards Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such 55 Hudson Yards Subordinate Companion Loan;

●	eleventh, any interest accrued at the default rate on the outstanding principal balance of the 55 Hudson Yards Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the 55 Hudson Yards Whole Loan interest rate and (iii) not required to be paid to the 55 Hudson Yards Servicer, the 55 Hudson Yards Trustee or the 55 Hudson Yards Special Servicer, the master servicer or the trustee under the PSA, or the master servicer or trustee under any pooling and servicing agreement relating to a 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the 55 Hudson Yards Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according to the respective amounts due to them under this clause eleventh;

●	twelfth, pro rata and pari passu, to the holders of the 55 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the 55 Hudson Yards Pari Passu Companion Loans and 55 Hudson Yards Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according to the respective amounts due to them under this clause twelfth;

●	thirteenth, pro rata and pari passu, to the holders of the 55 Hudson Yards Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the 55 Hudson Yards Subordinate Companion Loans, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according to the respective amounts due to them under this clause thirteenth;

●	fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the 55 Hudson Yards Servicer, the 55 Hudson Yards Trustee or the 55 Hudson Yards Special Servicer under the Hudson Yards 2019-55HY TSA, the master servicer or the trustee under the PSA, or a master servicer or trustee under any pooling and servicing agreement relating to a 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the 55 Hudson Yards Intercreditor Agreement), to each 55 Hudson Yards Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

●	fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the 55 Hudson Yards Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

Application of Payments After a 55 Hudson Yards Triggering Event of Default

Generally, for so long as a 55 Hudson Yards Triggering Event of Default has occurred and is continuing, all amounts available for payment on the 55 Hudson Yards Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the related mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the 55 Hudson Yards Intercreditor Agreement, as follows:

●	first, (A) first, to the holders of the 55 Hudson Yards Pari Passu Companion Loans and the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan (or the 55 Hudson Yards Servicer or the 55 Hudson Yards Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the 55 Hudson Yards Servicer or the 55 Hudson Yards Trustee from general collections of the issuing entity or related 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the 55 Hudson Yards Pari Passu Companion Loans and the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan (or the 55 Hudson Yards Servicer or the 55 Hudson Yards Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the 55 Hudson Yards Subordinate Companion Loans (or the 55 Hudson Yards Servicer or the 55 Hudson Yards Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on their respective outstanding principal balances), to the holders of the 55 Hudson Yards Standalone Companion Loans (or the 55 Hudson Yards Servicer or the 55 Hudson Yards Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

●	second, to the holders of the 55 Hudson Yards Standalone Companion Loans (or the 55 Hudson Yards Servicer, 55 Hudson Yards Special Servicer or the 55 Hudson Yards Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders (or the 55 Hudson Yards Servicer, 55 Hudson Yards Special Servicer or the 55 Hudson Yards Trustee, as applicable), with respect to the 55 Hudson Yards Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the Hudson Yards 2019-55HY TSA;

●	third, initially, to the holders of the 55 Hudson Yards Whole Loan (or the 55 Hudson Yards Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the 55 Hudson Yards Whole Loan (or the 55 Hudson Yards Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the 55 Hudson Yards Whole Loan under the Hudson Yards 2019-55HY TSA;

●	fourth, pari passu to the holders of the 55 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the 55 Hudson Yards Pari Passu Companion Loans and the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan;

●	fifth, pari passu, to the holders of the 55 Hudson Yards Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to such holders;

●	sixth, pari passu, in respect of principal, to the holders of the 55 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan, remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

●	seventh, if the proceeds of any foreclosure sale or any liquidation of the 55 Hudson Yards Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through sixth, pari passu to the holders of the 55 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the 55 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, compounded monthly, on a pro rata basis based on the amount of realized losses previously allocated to each such 55 Hudson Yards Pari Passu Companion Loan and the 55 Hudson Yards Mortgage Loan;

●	eighth, to the holders of any of the 55 Hudson Yards Subordinate Companion Loans that are not included in the HY 2019-55HY Securitization (or the 55 Hudson Yards Servicer, the 55 Hudson Yards Special Servicer or 55 Hudson Yards Trustee (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders of the 55 Hudson Yards Subordinate Companion Loans (or the 55 Hudson Yards Servicer, the 55 Hudson Yards Special Servicer or 55 Hudson Yards Trustee (if any), as applicable), with respect to the 55 Hudson Yards Whole Loan pursuant to the Hudson Yards 2019-55HY TSA and the 55 Hudson Yards Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Hudson Yards 2019-55HY TSA or the 55 Hudson Yards Intercreditor Agreement, and any cure payment made by such holders of 55 Hudson Yards Subordinate Companion Loans pursuant to the 55 Hudson Yards Intercreditor Agreement;

●	ninth, pari passu in respect of principal, to the holders of the 55 Hudson Yards Subordinate Companion Loans, all remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between such holders on a pro rata basis (based on their respective outstanding note principal balances);

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the 55 Hudson Yards Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the 55 Hudson Yards Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the 55 Hudson Yards Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such 55 Hudson Yards Subordinate Companion Loan;

●	eleventh, pro rata and pari passu, to the holders of the 55 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 55 Hudson Yards Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the 55 Hudson Yards Pari Passu Companion Loans and 55 Hudson Yards Mortgage Loan, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according to the respective amounts due to them under this clause eleventh;

●	twelfth, pro rata and pari passu, to the holders of the 55 Hudson Yards Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the 55 Hudson Yards Subordinate Companion Loans and 55 Hudson Yards Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according to the respective amounts due to them under this clause twelfth;

●	thirteenth, any interest accrued at the default rate on the outstanding principal balance of the 55 Hudson Yards Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the 55 Hudson Yards Whole Loan interest rate and (iii) not required to be paid to the 55 Hudson Yards Servicer, the 55 Hudson Yards Trustee or the 55 Hudson Yards Special Servicer, the master servicer or the trustee under the PSA, or the master servicer or trustee under any pooling and servicing agreement relating to a 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the 55 Hudson Yards Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according to the respective amounts due to them under this clause thirteenth;

●	fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the 55 Hudson Yards Servicer, the 55 Hudson Yards Trustee or the 55 Hudson Yards Special Servicer under the Hudson Yards 2019-55HY TSA, the master servicer or the trustee under the PSA, or a master servicer or trustee under any pooling and servicing agreement relating to an 55 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the 55 Hudson Yards Intercreditor Agreement), to 55 Hudson Yards Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

●	fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the 55 Hudson Yards Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

For the purpose of this “—Application of Payments Prior to a 55 Hudson Yards Triggering Event of Default” and “Application of Payments after a 55 Hudson Yards Triggering Event of Default” section, with respect to 55 Hudson Yards Mortgage Loan, the 55 Hudson Yards Pari Passu Companion Loans and the 55 Hudson Yards Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the 55 Hudson Yards Whole Loan.

Consultation and Control

The controlling noteholder under the 55 Hudson Yards Intercreditor Agreement will be the securitization trust created pursuant to the terms of the Hudson Yards 2019-55HY TSA. Pursuant to the terms of the Hudson Yards 2019-55HY TSA, the related controlling class representative, which will initially be BREIT Debt Investments LLC (the “55 Hudson Yards Directing Certificateholder”), will have consent and/or consultation rights with respect to the 55 Hudson Yards Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA.

Neither the issuing entity nor any holder of a 55 Hudson Yards Non-Standalone Pari Passu Companion Loan, as non-controlling note holders, will have any right to consult with the 55 Hudson Yards Servicer or the 55 Hudson Yards Special Servicer with respect to major decisions to be taken with respect to the 55 Hudson Yards Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 55 Hudson Yards Whole Loan or for any other matter.

Cure Rights

If the 55 Hudson Yards Subordinate Companion Loans are no longer included in the HY 2019-55HY Securitization and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the 55 Hudson Yards Whole Loan, then the 55 Hudson Yards Subordinate Companion Loan holders will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If the 55 Hudson Yards Subordinate Companion Loan holders elect to cure a default by way of a payment of money (a “55 Hudson Yards Cure Payment”), the 55 Hudson Yards Subordinate Companion Loan holders will be required to make such 55 Hudson Yards Cure Payment as directed by the 55 Hudson Yards Special Servicer and such 55 Hudson Yards Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the 55 Hudson Yards Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such 55 Hudson Yards Cure Payment is made or other cure is affected. So long as a default exists that is being cured by the 55 Hudson Yards Subordinate Companion Loan holders and the applicable cure period has not expired and the 55 Hudson Yards Subordinate Companion Loan holders are permitted to cure under the terms of the 55 Hudson Yards Intercreditor Agreement, the default will not be treated as a default or a 55 Hudson Yards Triggering Event of Default (i) that results in the application of payments in accordance with “—Application of Payments After to a 55 Hudson Yards Triggering Event of Default” above, (ii) for purposes of triggering an acceleration of the 55 Hudson Yards Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the 55 Hudson Yards Mortgaged Property or (iii) for purposes of treating the 55 Hudson Yards Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the 55 Hudson Yards Subordinate Companion Loan Holders’ right to cure a default will be limited to six (6) 55 Hudson Yards Cure Events over the life of the 55 Hudson Yards Whole Loan and no single 55 Hudson Yards Cure Event may exceed four (4) consecutive months. A “55 Hudson Yards Cure Event” means the 55 Hudson Yards Subordinate Companion Loan Holders’ exercise of their cure rights whether for one month or for consecutive months in the aggregate.

Purchase Option

If the 55 Hudson Yards Subordinate Companion Loans are no longer included in the HY 2019-55HY Securitization and a 55 Hudson Yards Triggering Event of Default has occurred and is continuing, then, upon written notice from the 55 Hudson Yards Special Servicer of such occurrence (a “55 Hudson Yards Repurchase Option Notice”), the 55 Hudson Yards Subordinate Companion Loan holders will have the right (and if all of the 55 Hudson Yards Subordinate Companion Loan holders provide such notice, then all of the 55 Hudson Yards Subordinate Companion Loan holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the 55 Hudson Yards Special Servicer (the “55 Hudson Yards Repurchase Election Notice”) after the occurrence of the 55 Hudson Yards Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the 55 Hudson Yards Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the Hudson Yards 2019-55HY TSA and the 55 Hudson Yards Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the 55 Hudson Yards Repurchase Option Notice, to purchase the 55 Hudson Yards Mortgage Loan and 55 Hudson Yards Pari Passu Companion Loans for the applicable purchase price provided in the 55 Hudson Yards Intercreditor Agreement on a date not less than five (5) business days nor more than fifteen (15) business days after the date of the 55 Hudson Yards Repurchase Election Notice, except as described below with respect to a 55 Hudson Yards Repurchase Election Notice based on a 55 Hudson Yards Notice of Foreclosure/DIL.

The 55 Hudson Yards Special Servicer will be required to give the 55 Hudson Yards Subordinate Companion Loan holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “55 Hudson Yards Notice of Foreclosure/DIL”). If the 55 Hudson Yards Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a 55 Hudson Yards Notice of Foreclosure/DIL stating its intent to the 55 Hudson Yards Subordinate Companion Loan holders and the 55 Hudson Yards Subordinate Companion Loan holders will have the option, within 10 business days from receipt of such 55 Hudson Yards Notice of Foreclosure/DIL, to deliver a 55 Hudson Yards Repurchase Election Notice to the 55 Hudson Yards Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the 55 Hudson Yards Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the 55 Hudson Yards Subordinate Companion Loan holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the 55 Hudson Yards Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the 55 Hudson Yards Mortgage Loan and the 55 Hudson Yards Pari Passu Companion Loans.

Sale of Defaulted 55 Hudson Yards Whole Loan

Pursuant to the terms of the 55 Hudson Yards Intercreditor Agreement, if the 55 Hudson Yards Whole Loan becomes a defaulted mortgage loan, and if the 55 Hudson Yards Special Servicer determines to sell the 55 Hudson Yards Mortgage Loan and the 55 Hudson Yards Companion Loans in accordance with the 55 Hudson Yards TSA, then the 55 Hudson Yards Special Servicer will have the right and the obligation to sell the 55 Hudson Yards Mortgage Loan and the 55 Hudson Yards Companion Loans as notes evidencing one whole loan in accordance with the terms of the Hudson Yards 2019-55HY TSA. In connection with any such sale, the 55 Hudson Yards Special Servicer will be required to follow the procedures set forth in the Hudson Yards 2019-55HY TSA.

Special Servicer Appointment Rights

Pursuant to the 55 Hudson Yards Intercreditor Agreement and the Hudson Yards 2019-55HY TSA, the 55 Hudson Yards Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the 55 Hudson Yards Special Servicer then acting with respect to the 55 Hudson Yards Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity or any other 55 Hudson Yards Non-Standalone Pari Passu Companion Loan holders.

The 181 West Madison Whole Loan

General

The 181 West Madison Whole Loan consists of (a) the 181 West Madison Mortgage Loan evidenced by promissory note A-3 with an original principal balance of $50,000,000, which is being contributed to the issuing entity, (b) three Pari Passu Companion Loans (the “181 West Madison Pari Passu Companion Loans” and, together with the 181 West Madison Mortgage Loan, the “181 West Madison A Notes”) evidenced by promissory notes A-1, A-2 and A-4 with an aggregate original principal balance of $57,900,000, which are not being contributed to the issuing entity, and (c) one Subordinate Companion Loan (the “181 West Madison Subordinate Companion Loan”; together with the 181 West Madison Pari Passu Companion Loans, the “181 West Madison Companion Loans”) evidenced by promissory note B with an original principal balance of $132,100,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “181 West Madison Co-Lender Agreement”) provides that the administration of the 181 West Madison Mortgage Loan will be governed by the 181 West Madison Co-Lender Agreement and the JPMCC 2020-LOOP TSA. The parties to the JPMCC 2020-LOOP TSA identified in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian. In servicing the 181 West Madison Whole Loan, the servicing standard set forth in the JPMCC 2020-LOOP TSA will require the related Non-Serviced Master Servicer and Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the 181 West Madison Companion Loans as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loan(s).

Amounts payable to the issuing entity as holder of the 181 West Madison Mortgage Loan pursuant to the 181 West Madison Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as the custodian under the JPMCC 2020-LOOP TSA is the custodian of the mortgage file related to the JPMCC 2020-LOOP Whole Loan (other than the promissory notes evidencing the JPMCC 2020-LOOP Mortgage Loan and any related Companion Loan not included in the JPMCC 2020-LOOP securitization).

Application of Payments

The 181 West Madison Co-Lender Agreement sets forth the respective rights of the holders of the 181 West Madison Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the 181 West Madison Whole Loan, and provides, in general, that:

●	181 West Madison Subordinate Companion Loan and the right of the related holder to receive payments of interest, principal and other amounts with respect to the 181 West Madison Subordinate Companion Loan will at all times be junior, subject and subordinate to each 181 West Madison A Note and the right of the related holder to receive payments of interest, principal and other amounts with respect to such 181 West Madison A Note, in each case as further described below.

●	All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 181 West Madison Whole Loan or the 181 West Madison Mortgaged Property or amounts realized as proceeds thereof, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the JPMCC 2020-LOOP TSA will be applied and distributed by the Non-Serviced Master Servicer in the following order of priority without duplication (and payments will be made at such times as are set forth in the JPMCC 2020-LOOP TSA):

(i)	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 181 West Madison A Notes (other than default interest) to each holder of a 181 West Madison A Note in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;

(ii)	second, on a pro rata and pari passu basis, to each holder of a 181 West Madison A Note in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the respective principal balances have been reduced to zero;

(iii)	third, on a pro rata and pari passu basis, to each holder of a 181 West Madison A Note, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder of a 181 West Madison A Note in accordance with the terms described in the JPMCC 2020-LOOP TSA, plus interest thereon at the net interest rate for the 181 West Madison A Note compounded monthly from the date the related realized losses was allocated to each 181 West Madison A Note, such amount to be allocated to such holder of a 181 West Madison A Note, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

(iv)	fourth, to pay accrued and unpaid interest on the 181 West Madison Subordinate Companion Loan (other than default interest) to the related holder of the 181 West Madison Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related principal balance at the applicable net interest rate;

(v)	fifth, to the holder of the 181 West Madison Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such monthly payment date, until the related principal balance has been reduced to zero;

(vi)	sixth, to the holder of the 181 West Madison Subordinate Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the 181 West Madison Subordinate Companion Loan, in accordance with the terms described in the JPMCC 2020-LOOP TSA, plus interest thereon at the net interest rate for the 181 West Madison Subordinate Companion Loan, compounded monthly from the date the related realized loss was allocated to the 181 West Madison Subordinate Companion Loan;

(vii)	seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the 181 West Madison A Notes, on a pro rata and pari passu basis, then the 181 West Madison Subordinate Companion Loan;

(viii)	eighth, to pay default interest and late payment charges then due and owing under the 181 West Madison Mortgage Loan, all of which will be applied in accordance with the Lead Securitization Servicing Agreement; and

(ix)	ninth, if any excess amount is available to be distributed in respect of the 181 West Madison Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(viii), any remaining amount will be paid pro rata to each holder of a 181 West Madison A Note and the 181 West Madison Subordinate Companion Loan based on their initial principal balances.

Notwithstanding the foregoing, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of the 181 West Madison Mortgaged Property (including following a condemnation) from the lien of the applicable Mortgage and 181 West Madison Whole Loan documents must be allocated to reduce the principal balance of the 181 West Madison Whole Loan in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to value ratio of the 181 West Madison Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

Each holder of the 181 West Madison Companion Loan agrees to pay its pro rata share of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate and (ii) any trust fund expenses and any other fees, costs or expenses incurred in connection with the servicing and administration of the 181 West Madison Whole Loan (including, without, limitation, any indemnification amounts and any costs, fees and expenses related to obtaining any Rating Agency Confirmation) in accordance with the JPMCC 2020-LOOP TSA and the 181 West Madison Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the borrower for payment of such amounts and any principal and interest collections allocable to the 181 West Madison Subordinate Companion Loan have been applied to pay such amounts.

In the event that the Non-Serviced Master Servicer or the Non-Serviced Special Servicer has determined that expected proceeds of the 181 West Madison Whole Loan or 181 West Madison Mortgaged Property upon a foreclosure, deed-in-lieu of foreclosure or otherwise (the “Foreclosed Property”) would be insufficient for reimbursement of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate, (ii) any indemnification amounts and (iii) any other trust fund expenses and any other fees, costs or expenses incurred in connection with the servicing and administration of the 181 West Madison Whole Loan or the 181 West Madison Mortgaged Property (including, without, limitation, any fees, costs and expenses related to obtaining any Rating Agency Confirmation) and any collections allocable to the 181 West Madison Subordinate Companion Loan have been applied to pay such amounts, each holder of the 181 West Madison Companion Loan will be required to, promptly following notice from the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, pay the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, related the certificate administrator, trustee, operating advisor or the trust, as applicable, such 181 West Madison Companion Loan holder’s pro rata share of the insufficiency from general collections on the other mortgage loans in the securitization of the 181 West Madison Companion Loan .

Consultation and Control Rights

The 181 West Madison Co-Lender Agreement provides that the Non-Serviced Directing Holder or any other party assigned the right to exercise the rights of the “Controlling Note Holder” under the 181 West Madison Co-Lender Agreement will have certain control rights set forth in the JPMCC 2020-LOOP TSA.

The “Controlling Note Holder” under the 181 West Madison Co-Lender Agreement (the “181 West Madison Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the JPMCC 2020-LOOP securitization. Pursuant to the terms of the JPMCC 2020-LOOP TSA, such controlling class representative, which will initially be Prima Capital Advisors LLC, will have consent and/or consultation rights with respect to the 181 West Madison Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the PSA. Following a “Trust Loan Control Event” under the JPMCC 2020-LOOP TSA (a “181 West Madison Trust Loan Control Event”), until a 181 West Madison Control Shift Event occurs, a specified percentage of the holders of a specified quorum of the certificateholders of the JPMCC 2020-LOOP transaction will have the right to terminate and appoint the special servicer of the 181 West Madison Whole Loan in accordance with the JPMCC 2020-LOOP TSA. A 181 West Madison Trust Loan Control Event will generally exist at any time that the certificate balance of the Class G certificates in the JPMCC 2020-LOOP transaction on such date (as notionally reduced by any appraisal reduction amounts allocable to such class) is less than 25% of the initial certificate balance of such class.

Upon a “Control Shift Event” under the JPMCC 2020-LOOP TSA (a “181 West Madison Control Shift Event”), the 181 West Madison Directing Holder will be the holder of Note A-2 (or, if Note A-2 has been deposited into a securitization, the “controlling class representative” or any analogous party for the related securitization). A 181 West Madison Control Shift Event will generally exist at any time that (i) the Class C certificates issued pursuant to the JPMCC 2020-LOOP TSA have an outstanding certificate balance (as notionally reduced by any appraisal reduction amounts allocable to such class) that is 25% or less of the initial certificate balance of such Class C certificates, (ii) the 181 West Madison Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) a “control shift event” is deemed to occur under the JPMCC 2020-LOOP transaction because no 181 West Madison Directing Holder has been identified to the JPMCC 2020-LOOP servicer or special servicer in accordance with the JPMCC 2020-LOOP TSA.

Pursuant to the 181 West Madison Co-Lender Agreement, neither the related trust nor the
Non-Serviced Directing Holder will have liability to the other note holders or any other person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to the 181 West Madison Co-Lender Agreement or the JPMCC 2020-LOOP TSA, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence.

The 181 West Madison Directing Holder will be entitled to advise (1) the Non-Serviced Special Servicer with respect to all major decisions with respect to the 181 West Madison Whole Loan (the “181 West Madison Major Decisions”) related to a “Specially Serviced Mortgage Loan” (as defined in the JPMCC 2020-LOOP TSA) and (2) the Non-Serviced Special Servicer with respect to all 181 West Madison Major Decisions for which the Non-Serviced Master Servicer must obtain the consent or deemed consent of the Special Servicer, and except as described below, (i) the Non-Serviced Master Servicer will not be permitted to implement any 181 West Madison Major Decision unless it has obtained the prior consent of the Non-Serviced Special Servicer and (ii) prior to a Control Event (as defined in the JPMCC 2020-LOOP TSA), the Non-Serviced Special Servicer will not be permitted to consent to the Non-Serviced Master Servicer’s implementing any 181 West Madison Major Decision nor will the Non-Serviced Special Servicer itself be permitted to implement any 181 West Madison Major Decision as to which the Non-Serviced Directing Holder has objected in writing within 10 business days after receipt of a written report by the Non-Serviced Special Servicer. The Non-Serviced Directing Holder may also direct the Non-Serviced Special Servicer to take, or to refrain from taking, such other actions with respect to the 181 West Madison Whole Loan as the Non-Serviced Directing Holder may deem advisable.

In the event that the Non-Serviced Special Servicer or the Non-Serviced Master Servicer (if the Non-Serviced Master Servicer is otherwise authorized by the JPMCC 2020-LOOP TSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of, or consultation with, the Non-Serviced Directing Holder is necessary to protect the interests of the note holders (as a collective whole taking into account that the 181 West Madison Subordinate Companion Loan is junior to the 181 West Madison A Notes) and the Non-Serviced Special Servicer has made a reasonable effort to contact the 181 West Madison Directing Holder, the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as the case may be, may take any such action without waiting for the 181 West Madison Directing Holder’s response.

Pursuant to the 181 West Madison Co-Lender Agreement, the Non-Serviced Special Servicer will be required (1) to provide to each holder of the 181 West Madison Subordinate Companion Loan (provided that the Non-Serviced Special Servicer is not aware that such Holder of the 181 West Madison Subordinate Companion Loan is an affiliate of the related borrower) (i) notice, information and reports with respect to any 181 West Madison Major Decisions (similar to such notice, information and report it would have been required to deliver to the 181 West Madison Directing Holder pursuant to the JPMCC 2020-LOOP TSA) (for this purpose, without regard to whether such items are actually required to be provided to the 181 West Madison Directing Holder under the JPMCC 2020-LOOP TSA due to the occurrence of a Control Event Consultation Termination Event) and (ii) a summary of the Asset Status Report relating to the 181 West

Madison Whole Loan (at the same time as it would have been required to deliver to the 181 West Madison Directing Holder pursuant to the JPMCC 2020-LOOP TSA) (for this purpose, without regard to whether such items are actually required to be provided to the 181 West Madison Directing Holder under the JPMCC 2020-LOOP TSA due to the occurrence of a Control Event Consultation Termination Event); and (2) to consult with each holder of the 181 West Madison Subordinate Companion Loan (or its representative) on a strictly non-binding basis with respect to any 181 West Madison Major Decision or the implementation of any recommended actions in the summary of the Asset Status Report relating to the 181 West Madison Whole Loan, and consider alternative actions recommended by the related holder of the 181 West Madison Subordinate Companion Loan (or its representative).

However, after the expiration of 10 business days from the delivery to a holder of the 181 West Madison Subordinate Companion Loan (or its representative) by the Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to such holder of the 181 West Madison Subordinate Companion Loan, the Non-Serviced Special Servicer will no longer be obligated to consult with such holder of the 181 West Madison Subordinate Companion Loan (or its representative) whether or not such holder of the 181 West Madison Subordinate Companion Loan (or its representative) has responded within such 10 business days (unless the Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will begin anew from the date of such proposal and delivery of all information relating thereto).

Despite the consultation rights of any holder of the 181 West Madison Subordinate Companion Loan (or its representative) set forth in the immediately preceding paragraph, the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, may make any 181 West Madison Major Decision or take any action set forth in the Asset Status Report before the expiration of the 10 business day period if the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the note holders. In no event will the
Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any holder of the 181 West Madison Subordinate Companion Loan (or its representative).

In addition, each holder of the 181 West Madison Subordinate Companion Loan will have the right to attend annual meetings (either by telephone or in person, in the discretion of the Non-Serviced Master Servicer) with the related trust (or the Non-Serviced Master Servicer or the Non-Serviced Special Servicer acting on its behalf) at the offices of the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, in which servicing issues related to the 181 West Madison Whole Loan are discussed. However, each holder of the 181 West Madison Companion Loans, at the request of the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, will be required to execute a confidentiality agreement in form and substance satisfactory to such holder of the 181 West Madison Companion Loan, the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, and the related trust.

Notwithstanding anything to the contrary stated in the 181 West Madison Co-Lender Agreement, a holder of the 181 West Madison Subordinate Companion Loan will not be able to exercise (i) its consent rights with respect to a sale of the Specially Serviced 181 West Madison Whole Loan, (ii) it consultation rights or (iii) its right to direct appointment of a replacement Non-Serviced Special Servicer following a Non-Serviced Special Servicer termination event if such holder of the 181 West Madison Subordinate Companion Loan is an Affiliate of the related borrower.

Sale of Defaulted Whole Loan

If the 181 West Madison Whole Loan becomes a defaulted mortgage loan (the “Specially Serviced 181 West Madison Whole Loan”) under the JPMCC 2020-LOOP TSA, the Non-Serviced Special Servicer may sell the 181 West Madison Companion Notes together with the 181 West Madison Mortgage Loan evidencing one whole loan in accordance with the terms of the JPMCC 2020-LOOP TSA.

However, the Non-Serviced Special Servicer will not be permitted to sell a Specially Serviced 181 West Madison Whole Loan without the written consent of each holder of a 181 West Madison Companion Loan (provided that such consent is not required if such each holder of a 181 West Madison Companion Loan is an affiliate of the related borrower) unless the Non-Serviced Special Servicer has delivered to each holder of a 181 West Madison Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 181 West Madison Whole Loan; (b) at least 10 days’ prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days’ prior to the proposed sale date, a copy of the most recent appraisal for the 181 West Madison Whole Loan, and any documents in the servicing file reasonably requested by such holder of the 181 West Madison Companion Loan that are material to the price of the 181 West Madison Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Non-Serviced Master Servicer or the Non-Serviced Special Servicer in connection with the proposed sale; provided that the holder of the 181 West Madison Companion Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the JPMCC 2020-LOOP TSA, each holder of a 181 West Madison Companion Loan (or its representative) that is not an affiliate of the related borrower is permitted to submit an offer at any sale of the 181 West Madison Whole Loan.

Special Servicer Appointment Rights

The 181 West Madison Co-Lender Agreement provides that the 181 West Madison Directing Holder may, with or without cause, replace the Non-Serviced Special Servicer and appoint a replacement special servicer at any time.

Any designation by the 181 West Madison Directing Holder of a person to serve as Non-Serviced Special Servicer will be made by delivering to the Companion Note Holders, the Non-Serviced Master Servicer, the then existing Non-Serviced Special Servicer and other parties to the JPMCC 2020-LOOP TSA written notice stating such designation and satisfying the other conditions to such replacement set forth in the JPMCC 2020-LOOP TSA (including a Rating Agency Confirmation if required by the JPMCC 2020-LOOP TSA). The 181 West Madison Directing Holder will be solely responsible for any expenses incurred in connection with any such replacement without cause.

If a Non-Serviced Special Servicer termination event has occurred with respect to the Non-Serviced Special Servicer that affects a holder of a 181 West Madison Companion Loan, such Companion Note Holder will have the right to direct the related trustee to terminate the Non-Serviced Special Servicer under the JPMCC 2020-LOOP TSA (or the successor servicing agreement pursuant to which the 181 West Madison Whole Loan is being serviced). Any successor special servicer appointed to replace the Non-Serviced Special Servicer that was terminated for cause at any 181 West Madison Companion Loan holder’s direction cannot at any time be the person (or an affiliate thereof) that was so terminated without the prior written consent of such 181 West Madison Companion Loan holder. The applicable 181 West Madison Companion Loan holder will be solely responsible for reimbursing the related trustee’s costs and expenses, if not paid within a reasonable time by the terminated special servicer and, in the case of the related trustee, that would otherwise be reimbursed to the related trustee from amounts on deposit in the collection account or 181 West Madison Companion Loan Distribution Account.

The Parkmerced Whole Loan

General

The Parkmerced Whole Loan consists of (a) the Parkmerced Mortgage Loan evidenced by promissory note A-4 with an original principal balance of $45,000,000, which is being contributed to the issuing entity, (b) eight Pari Passu Companion Loans (the “Parkmerced Pari Passu Companion Loans” and, together with the Parkmerced Mortgage Loan, the “Parkmerced A Notes”) evidenced by promissory notes A-1, A-2, A-3, A-5, A-6, A-7, A-9 and A-10 with an aggregate original principal balance of $502,000,000, which are not being contributed to the issuing entity, (c) two senior Subordinate Companion Loans (the “Parkmerced B

Notes”) evidenced by promissory notes B-1 and B-2 with an aggregate original principal balance of $708,000,000, which are not being contributed to the issuing entity and (d) two junior Subordinate Companion Loans (the “Parkmerced C Notes” and, together with the Parkmerced B Notes, the “Parkmerced Subordinate Companion Loans”) evidenced by promissory notes C-1 and C-2 with an aggregate original principal balance of $245,000,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “Parkmerced Co-Lender Agreement”) provides that the administration of the Parkmerced Mortgage Loan will be governed by the Parkmerced Co-Lender Agreement and the MRCD 2019-PARK TSA. The parties to the MRCD 2019-PARK TSA identified in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian.

In servicing the Parkmerced Whole Loan, the servicing standard set forth in the MRCD 2019-PARK TSA will require the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the Parkmerced Companion Loans (it being understood that the interest of the Parkmerced C notes are junior to the Parkmerced B Notes and the Parkmerced B Notes are junior to the Parkmerced A Notes).

Amounts payable to the issuing entity as holder of the Parkmerced Mortgage Loan pursuant to the Parkmerced Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MRCD 2019-PARK TSA is the custodian of the mortgage file related to the Parkmerced Whole Loan (other than the promissory notes evidencing the Parkmerced Mortgage Loan and any related Companion Loan not included in the MRCD 2019-PARK securitization).

Application of Payments

The Parkmerced Co-Lender Agreement sets forth the respective rights of the holders of the Parkmerced Mortgage Loan and the related Parkmerced Companion Loans with respect to distributions of funds received in respect of the Parkmerced Whole Loan, and provides, in general, that:

●	The Parkmerced C Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced C Notes are at all times junior, subject and subordinate to the Parkmerced B Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced B Notes and the Parkmerced B Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced B Notes are at all times junior, subject and subordinate to the Parkmerced A Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced A Notes, as set forth in the Parkmerced Co-Lender Agreement.

●	Prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Parkmerced Whole Loan, (ii) any other event of default that causes the Parkmerced Whole Loan to become a specially serviced loan under the MRCD 2019-PARK TSA or (iii) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Parkmerced Whole Loan or the Parkmerced Mortgaged

Property or amounts realized as proceeds of the Parkmerced Whole Loan or the Parkmerced Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MRCD 2019-PARK TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

●	first, (i) first, to the holders of the Parkmerced A Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee and, if applicable, the master servicers and trustees of any trusts (each a “Non-Lead Securitization Trust”) related to the securitization of any Parkmerced A Note not included in the MRCD 2019-PARK securitization), up to the amount of any servicing advances that are nonrecoverable advances (or in the case of a master servicer or trustee of any Non-Lead Securitization Trust, if applicable, its pro rata share of any servicing advances that are nonrecoverable advances previously reimbursed to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee from general collections of the related Non-Lead Securitization Trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (ii) second, to each holder of the Parkmerced A Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee and the master servicers or trustees of the related Non-Lead Securitization Trusts), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under the related MRCD 2019-PARK TSA with respect to such Parkmerced A Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced A Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate), (iii) third, to each holder of the Parkmerced B Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee), up to the amount of any P&I advance that is a nonrecoverable advance with respect to such Parkmerced B Note, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the Parkmerced B Notes, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (iv) fourth, to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee and, if applicable, the master servicers of the related Non-Lead Securitization Trusts), up to the amount of any administrative advances that are nonrecoverable advances (or in the case of a master servicer of any Non-Lead Securitization Trust, if applicable, its pro rata share of any administrative advances that are nonrecoverable advances previously reimbursed to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee from general collections of the related Non-Lead Securitization Trust);

●	second, to the holders of the Parkmerced A Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced A Notes at the related net interest rate;

●	third, (i) to the holders of the Parkmerced A Notes in an amount equal to the principal payments (excluding all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such monthly payment date with respect to the Parkmerced Whole Loan that are allocated to the Parkmerced A Notes pursuant to the related mortgage loan agreement; and (ii) with respect to all prepayment proceeds relating to casualty or condemnation, to the holders of the Parkmerced A Notes until the aggregate principal balance of the Parkmerced A Notes is reduced to zero;

●	fourth, to each holder of the Parkmerced A Notes up to the amount of any unreimbursed costs and expenses paid by such holder of the Parkmerced A Notes with respect to the Parkmerced Whole Loan pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs, to be allocated pro rata based on the amounts due to each holder of the Parkmerced A Notes pursuant to this clause;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through four and, as a result of a workout, the aggregate principal balance of the Parkmerced A Notes has been reduced, such excess amount will be paid to the holders of the

Parkmerced A Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced A Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	sixth, to the holder of the Parkmerced B Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced B Notes at the related net interest rate;

●	seventh, (i) to the holder of the Parkmerced B Notes in an amount equal to the principal payments (excluding all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such monthly payment date with respect to the Parkmerced Whole Loan that are allocated to the Parkmerced B Notes pursuant to the related mortgage loan agreement; and (ii) with respect to all prepayment proceeds relating to casualty or condemnation, to the holder of the Parkmerced B Notes until the aggregate principal balance of the Parkmerced B Notes is reduced to zero;

●	eighth, to the holder of the Parkmerced B Notes up to the amount of any unreimbursed costs and expenses paid by the holder of the Parkmerced B Notes with respect to the Parkmerced Whole Loan pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout, the aggregate principal balance of the Parkmerced B Notes has been reduced, such excess amount will be paid to the holder of the Parkmerced B Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced B Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	tenth, to the extent the holders of the Parkmerced C Notes have made any payments or advances to cure defaults pursuant to the Parkmerced Co-Lender Agreement, to reimburse the holders of the Parkmerced C Notes for all such cure payments;

●	eleventh, to each holder of the Parkmerced C Notes (or the master servicer or trustee of the securitization of the Parkmerced C Notes), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under the trust and servicing agreement related to the securitization of the Parkmerced C Notes (the “MRCD 2019-PRKC TSA”) with respect to such Parkmerced C Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced C Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under the MRCD 2019-PRKC TSA);

●	twelfth, to the holders of the Parkmerced C Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced C Notes at the related net interest rate;

●	thirteenth, (i) to the holders of the Parkmerced C Notes in an amount equal to the principal payments (excluding all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such monthly payment date with respect to the Parkmerced Whole Loan that are allocated to the Parkmerced C Notes pursuant to the related mortgage loan agreement; and (ii) with respect to all prepayment proceeds relating to casualty or condemnation, to the holders of the Parkmerced C Notes until the aggregate principal balance of the Parkmerced C Notes is reduced to zero;

●	fourteenth, to the holders of the Parkmerced C Notes up to the amount of any unreimbursed costs and expenses paid by the holders of the Parkmerced C Notes with respect to the Parkmerced

Whole Loan pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs;

●	fifteenth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through fourteen and, as a result of a workout, the aggregate principal balance of the Parkmerced C Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced C Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced C Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	sixteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to each of the holders of the Parkmerced A Notes in an amount up to the amount allocable to the Parkmerced A Notes in accordance with the loan documents;

●	seventeenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holder of the Parkmerced B Notes in an amount up to the amount allocable to Parkmerced B Note in accordance with the loan documents;

●	eighteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holders of the Parkmerced C Notes in an amount up to the amount allocable to the Parkmerced C Notes in accordance with the loan documents;

●	nineteenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the MRCD 2019-PARK TSA, including, without limitation, to compensate the related Non-Serviced Master Servicer or Non-Serviced Special Servicer under the MRCD 2019-PARK TSA, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the holders of the Parkmerced A Notes, the holders of the Parkmerced B Notes and the holders of the Parkmerced C Notes, pro rata, based on their respective percentage interests; and

●	twentieth, if any excess amount is available to be distributed in respect of the Parkmerced Whole Loan, and not otherwise applied in accordance with the foregoing clauses one through nineteen, any remaining amount will be paid pro rata to the holders of the Parkmerced A Notes, the holder of the Parkmerced B Notes and the holders of the Parkmerced C Notes in accordance with their respective initial percentage interests.

Upon the occurrence and during the continuance of a Sequential Pay Event, all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Parkmerced Whole Loan or the Parkmerced Mortgaged Property or amounts realized as proceeds of the Parkmerced Whole Loan or the Parkmerced Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MRCD 2019-PARK TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

●	first, (i) first, to the holders of the Parkmerced A Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee and, if applicable, the master servicers and trustees of the related Non-Lead Securitization Trusts), up to the amount of any servicing advances that are nonrecoverable advances (or in the case of a master servicer of any Non-Lead Securitization Trust, if applicable, its pro rata share of any servicing advances that are nonrecoverable advances previously reimbursed to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee from general collections of the related Non-Lead Securitization Trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (ii) second, to each holder of the Parkmerced A Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee and the master servicers or trustees of the related Non-Lead Securitization Trusts), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under the related MRCD 2019-PARK TSA with respect to such Parkmerced A Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced A Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under such Non-Lead Securitization Trust), (iii) third, to each holder of the Parkmerced B Notes (or the related Non-Serviced Master Servicer or the related Non-Serviced Trustee), up to the amount of any P&I advance that is a nonrecoverable advance with respect to such Parkmerced B Note, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the Parkmerced B Notes, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (iv) fourth, to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee of the Lead Securitization and, if applicable, the master servicers of the related Non-Lead Securitization Trusts), up to the amount of any administrative advances that are nonrecoverable advances (or in the case of a master servicer of any Non-Lead Securitization Trust, if applicable, its pro rata share of any administrative advances that are nonrecoverable advances previously reimbursed to the related Non-Serviced Master Servicer or the related Non-Serviced Trustee from general collections of the related Non-Lead Securitization Trust);

●	second, to the holders of the Parkmerced A Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced A Notes at the related net interest rate;

●	third, to the holders of the Parkmerced B Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced B Notes at the related net interest rate;

●	fourth, to the holders of the Parkmerced A Notes in an amount equal to the aggregate principal balance of the Parkmerced A Notes until the aggregate principal balance of the Parkmerced A Notes has been reduced to zero;

●	fifth, to each holder of the Parkmerced A Notes up to the amount of any unreimbursed costs and expenses paid by such holder of the Parkmerced A Notes with respect to the Parkmerced Whole Loan pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs, to be allocated pro rata based on the amounts due to each holder of the Parkmerced A Notes pursuant to this clause;

●	sixth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through fifth and, as a result of a workout, the aggregate principal balance of the Parkmerced A Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced A Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced A Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	seventh, to the holder of the Parkmerced B Notes in an amount equal to the aggregate principal balance of the Parkmerced B Notes has been reduced to zero;

●	eighth, to the holder of the Parkmerced B Notes up to the amount of any unreimbursed costs and expenses paid by the holder of the Parkmerced B Notes with respect to the Parkmerced Whole Loan pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout, the aggregate principal balance of the Parkmerced B Notes has been reduced, such excess amount will be paid to the holder of the Parkmerced B Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced B Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	tenth, to the extent the holders of the Parkmerced C Notes have made any payments or advances to cure defaults pursuant to the Parkmerced Co-Lender Agreement, to reimburse the holders of the Parkmerced C Notes for all such cure payments;

●	eleventh, to each holder of the Parkmerced C Notes (or the master servicer or trustee of the securitization of the Parkmerced C Notes), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under MRCD 2019-PRKC TSA with respect to such Parkmerced C Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced C Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under the MRCD 2019-PRKC TSA);

●	twelfth, to the holders of the Parkmerced C Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced C Notes at the related net interest rate;

●	thirteenth, to the holders of the Parkmerced C Notes in an amount equal to the aggregate principal balance of the Parkmerced C Notes has been reduced to zero;

●	fourteenth, to the holders of the Parkmerced C Notes up to the amount of any unreimbursed costs and expenses paid by the holders of the Parkmerced C Notes with respect to the Parkmerced Whole Loan pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs;

●	fifteenth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through fourteen and, as a result of a workout, the aggregate principal balance of the Parkmerced C Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced C Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced C Notes as a result of such workout, plus interest on such amount at the related net interest rate;

●	sixteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holders of the Parkmerced A Notes in an amount up to the amount allocable to the Parkmerced A Notes in accordance with the loan documents;

●	seventeenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holder of the Parkmerced B Notes in an amount up to the amount allocable to Parkmerced B Note in accordance with the loan documents;

●	eighteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holders of the Parkmerced C Notes in an amount up to the amount allocable to the Parkmerced C Notes in accordance with the loan documents;

●	nineteenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the MRCD 2019-PARK TSA, including, without limitation, to compensate the related Non-Serviced Master Servicer or Non-Serviced Special Servicer under the MRCD 2019-PARK TSA, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the holders of the Parkmerced A Notes, the holder of the Parkmerced B Notes and the holders of the Parkmerced C Notes, pro rata, based on their respective percentage interests; and

●	twentieth, if any excess amount is available to be distributed in respect of the Parkmerced Whole Loan, and not otherwise applied in accordance with the foregoing clauses one through nineteen,

any remaining amount will be paid pro rata to the holders of the Parkmerced A Notes, the holder of the Parkmerced B Notes and the holders of the Parkmerced C Notes in accordance with their respective initial percentage interests.

Notwithstanding the foregoing, if a P&I advance is made with respect to the Parkmerced Mortgage Loan, then that P&I advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Parkmerced Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Parkmerced Companion Loans.

Certain costs and expenses allocable to the Parkmerced Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the Parkmerced Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the Parkmerced Co-Lender Agreement, the controlling noteholder with respect to the Parkmerced Whole Loan (the “Parkmerced Controlling Noteholder”), as of any date of determination, will be (i) the holder of note C-1, unless a Parkmerced Control Appraisal Period (as defined below) has occurred and is continuing, or (ii) if a Parkmerced Control Appraisal Period has occurred and is continuing, the holder of note A-1; provided that, if the holder of note C-1 is held by the related borrower or a related borrower party, or the related borrower or the related borrower party would otherwise be entitled to exercise the rights of the Parkmerced Controlling Noteholder, a Parkmerced Control Appraisal Period will be deemed to have occurred with respect to the holder of note C-1.

Pursuant to the Parkmerced Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Parkmerced Whole Loan or the loan documents (whether or not a servicing transfer event under the MRCD 2019-PARK TSA has occurred and is continuing) that would constitute a Parkmerced Major Decision has been requested or proposed at least ten (10) Business Days prior to taking action with respect to such Parkmerced Major Decision (or making a determination not to take action with respect to such Parkmerced Major Decision), the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer will request the written consent of the Parkmerced Controlling Noteholder (or its representative) before implementing a decision with respect to such Parkmerced Major Decision. Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to the Parkmerced Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MRCD 2019-PARK TSA, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer may take actions with respect to such Mortgaged Property before obtaining the consent of the Parkmerced Controlling Noteholder if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MRCD 2019-PARK TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the Parkmerced Whole Loan as a whole, and the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable has made a reasonable effort to contact the Parkmerced Controlling Noteholder.

Notwithstanding the foregoing, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer are not allowed to follow any advice, direction, objection or consultation provided by the Parkmerced Controlling Noteholder (or its representative) that would require or cause the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard set forth in the MRCD 2019-PARK TSA, require or cause the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer to violate the terms of the Parkmerced Co-Lender Agreement, the MRCD 2019-PARK TSA or the related loan agreement, or materially expand the scope of the responsibilities of the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer under the Parkmerced Co-Lender Agreement.

The related Non-Serviced Master Servicer of the related Non-Serviced Special Servicer will be required: (i) to provide copies to the holders of each Parkmerced A Notes (at any time it is not the Parkmerced Controlling Noteholder), including the issuing entity, as the holder of the Parkmerced Mortgage Loan (each, in such capacity, an “Parkmerced Non-Controlling Senior Noteholder”) of any notice, information and report that is required to be provided to the related Non-Controlling Directing Holder pursuant to the MRCD 2019-PARK TSA with respect to any Parkmerced Major Decision, or the implementation of any recommended actions outlined in an asset status report, within the same time frame such notice, information and report is required to be provided to the related Non-Controlling Directing Holder (without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence of a control termination event or consultation termination event under the MRCD 2019-PARK TSA), and (ii) consult with each Parkmerced Non-Controlling Senior Noteholder on a strictly non-binding basis, to the extent, having received such notices, information and reports, such Parkmerced Non-Controlling Senior Noteholder requests consultation with respect to any such Parkmerced Major Decision or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Parkmerced Non-Controlling Senior Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any Parkmerced Non-Controlling Senior Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer will no longer be obligated to consult with such Parkmerced Non-Controlling Senior Noteholder, whether or not such Parkmerced Non-Controlling Senior Noteholder has responded within such ten (10) Business Day period (unless, the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the Parkmerced Non-Controlling Senior Noteholders set forth in the immediately preceding sentence, the related Non-Serviced Special Servicer may make any Parkmerced Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned ten (10) business day period if the related Non-Serviced Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Parkmerced Whole Loan. In no event will the related Non-Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Parkmerced Non-Controlling Senior Noteholder.

In addition to the consultation rights described above, pursuant to the terms of the Parkmerced Co-Lender Agreement, during the continuation of Parkmerced Control Appraisal Period, each Parkmerced Non-Controlling Senior Noteholder will have the right to attend annual meetings (either telephonically or in person, at the discretion of the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Parkmerced Whole Loan are discussed.

The term “Parkmerced Control Appraisal Period” means any period with respect to the Parkmerced Whole Loan, if and for so long as: (a) (1) the aggregate initial principal balance of the Parkmerced C Notes, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Parkmerced C Notes after the date of creation of the Parkmerced C Notes, (y) any “appraisal reduction amount” (as defined in the MRCD 2019-PARK TSA), for the Parkmerced Whole Loan that is allocated to the Parkmerced C Notes and (z) any losses realized with respect to the Parkmerced Mortgaged Property or the Parkmerced Whole Loan that are allocated to the Parkmerced C Notes, is less than (b) 25% of the remainder of the (i) initial principal balance of the Parkmerced C Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Parkmerced C Notes on the Parkmerced C Notes after the date of creation of the Parkmerced C Notes.

“Parkmerced Major Decision” means a “Major Decision” under the MRCD 2019-PARK TSA.

Sale of Defaulted Whole Loan

If the Parkmerced Whole Loan becomes a defaulted mortgage loan under the MRCD 2019-PARK TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the MRCD 2019-PARK securitization, the related Non-Serviced Special Servicer will be required to sell the Parkmerced Mortgage Loan and the Parkmerced Pari Passu Companion Loans in accordance with the MRCD 2019-PARK TSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the Parkmerced Mortgage Loan or any Parkmerced Pari Passu Companion Loan not included in the MRCD 2019-PARK securitization trust without the consent of the related Parkmerced Non-Controlling Senior Noteholder unless it has delivered to such Parkmerced Non-Controlling Senior Noteholder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Parkmerced Mortgage Loan or such Parkmerced Pari Passu Companion Loan, as applicable, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents requested by the Parkmerced Non-Controlling Senior Noteholder, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the related Non-Serviced Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer in connection with the proposed sale. A Parkmerced Non-Controlling Senior Noteholder may waive any of the delivery or timing requirements set forth in the preceding sentence as to itself. Subject to the foregoing, each of the Parkmerced Non-Controlling Senior Noteholders and their representatives are permitted to submit an offer at any sale of the Parkmerced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. Additionally, pursuant to the Parkmerced Co-Lender Agreement, if the Parkmerced Whole Loan becomes a defaulted mortgage loan under the MRCD 2019-PARK TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the MRCD 2019-PARK securitization, the related Non-Serviced Special Servicer has the right to sell the Parkmerced Subordinate Companion Loans together with the Parkmerced A Notes, subject to certain conditions set forth in the Parkmerced Co-Lender Agreement, including notification requirements similar to those described in the second preceding sentence.

Special Servicer Appointment Rights

Pursuant to the Parkmerced Co-Lender Agreement, the Parkmerced Controlling Noteholder (or its representative) will have the right to terminate the rights and obligations of any special servicer then acting under the MRCD 2019-PARK TSA with or without cause, upon at least ten (10) Business Days’ prior notice to such special servicer, with respect to the Parkmerced Whole Loan and appoint a replacement special servicer with respect to the Parkmerced Whole Loan.

The Starwood Industrial Portfolio Whole Loan

General

The Starwood Industrial Portfolio Whole Loan (the “Starwood Industrial Portfolio Whole Loan”) is evidenced by seven promissory notes (each, a “Starwood Industrial Portfolio Note”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties (collectively, the “Starwood Industrial Portfolio Mortgaged Property”). The Starwood Industrial Portfolio Whole Loan is evidenced by six senior pari passu promissory notes and one junior subordinate promissory note, the note designations and the Cut-off Date Balances of which are set forth in the chart below:

Note Designation	Cut-off Date Balance
Note A-1 (“Starwood Industrial Portfolio Note A-1”)	$50,000,000
Note A-2-1 (“Starwood Industrial Portfolio Note A-2-1”)	$30,000,000
Note A-2-2 (“Starwood Industrial Portfolio Note A-2-2”)	$10,000,000
Note A-3-1 (“Starwood Industrial Portfolio Note A-3-1”)	$15,000,000
Note A-3-2 (“Starwood Industrial Portfolio Note A-3-2”)	$15,000,000
Note A-4 (“Starwood Industrial Portfolio Note A-4”)	$24,500,000
Note B-1 (“Starwood Industrial Portfolio Subordinate Companion Loan”)	$65,527,027

The Starwood Industrial Portfolio Note A-3-2 and Starwood Industrial Portfolio Note A-4 (collectively, the “Starwood Industrial Portfolio Mortgage Loan”) will be part of the Mortgage Pool. The Starwood Industrial Portfolio Subordinate Companion Loan, together with the Starwood Industrial Portfolio Note A-1 and the Starwood Industrial Portfolio Note A-2-2, have been included in the GS Mortgage Securities Trust 2020-GC45. The Starwood Industrial Portfolio Note A-2-1 and the Starwood Industrial Portfolio Note A-3-1 are expected to be included in the Benchmark 2020-B16 securitization. The Starwood Industrial Portfolio Note A-1, Starwood Industrial Portfolio Note A-2-1, Starwood Industrial Portfolio Note A-2-2 and Starwood Industrial Portfolio Note A-3-1 (collectively referred to as the “Starwood Industrial Portfolio Senior Pari Passu Companion Loans”), together with the Starwood Industrial Portfolio Mortgage Loan, are collectively referred to as the “Starwood Industrial Portfolio Senior Mortgage Loan” or the “Starwood Industrial Portfolio Senior Notes” and the holders of such Starwood Industrial Portfolio Senior Notes are collectively referred to as the “Starwood Industrial Portfolio Note A Holders”.

The rights of the holders of the promissory notes evidencing the Starwood Industrial Portfolio Whole Loan (the “Starwood Industrial Portfolio Noteholders”) are subject to an Intercreditor Agreement (the “Starwood Industrial Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the Starwood Industrial Portfolio Intercreditor Agreement.

Servicing

The Starwood Industrial Portfolio Whole Loan will be serviced and administered pursuant to the terms of the GSMS 2020-GC45 PSA and the Starwood Industrial Portfolio Intercreditor Agreement, by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “GC45 Master Servicer”), CWCapital Asset Management LLC, as special servicer (the “GC45 Special Servicer”), as the case may be, according to the servicing standard under the GSMS 2020-GC45 PSA. The GC45 Master Servicer or Wells Fargo Bank, National Association, as trustee (the “GC45 Trustee”), as applicable, under the GSMS 2020-GC45 PSA will be responsible for making any Servicing Advances with respect to the Starwood Industrial Portfolio Whole Loan, in each case unless the GC45 Master Servicer or the GC45 Trustee, as applicable, or the GC45 Special Servicer under the GSMS 2020-GC45 PSA determines that such an advance would not be recoverable from collections on the Starwood Industrial Portfolio Whole Loan.

Application of Payments

The Starwood Industrial Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Starwood Industrial Portfolio Senior Mortgage Loan and the holder of the Starwood Industrial Portfolio Subordinate Companion Loan with respect to distributions of funds received in respect of the

Starwood Industrial Portfolio Whole Loan, and provides, in general, that the Starwood Industrial Portfolio Subordinate Companion Loan and the respective rights of the holder of the Starwood Industrial Portfolio Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the Starwood Industrial Portfolio Subordinate Companion Loan, respectively, will, prior to a Starwood Industrial Portfolio Sequential Pay Event, be junior, subject and subordinate to the Starwood Industrial Portfolio Senior Mortgage Loan and the respective rights of the holder of the Starwood Industrial Portfolio Senior Mortgage Loan to receive payments of interest, principal and other amounts with respect to the Starwood Industrial Portfolio Senior Mortgage Loan, respectively, as and to the extent set forth in the Starwood Industrial Portfolio Intercreditor Agreement.

If no Starwood Industrial Portfolio Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Starwood Industrial Portfolio Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the GC45 Master Servicer in the following order of priority:

(i)      first, to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

(ii)     second, to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective principal balances), in an aggregate amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, until the respective principal balances have been reduced to zero;

(iii)    third, to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements to interest) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Starwood Industrial Portfolio Note A Holder, including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the GC45 Master Servicer or the GC45 Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Starwood Industrial Portfolio Whole Loan pursuant to the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA;

(iv)    fourth, if the proceeds of any foreclosure sale or any liquidation of the Starwood Industrial Portfolio Whole Loan or the Starwood Industrial Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a written modification, waiver, amendment, restructuring or workout of the Starwood Industrial Portfolio Whole Loan (a “Starwood Industrial Portfolio Workout”), the aggregate principal balance of the Starwood Industrial Portfolio Senior Notes has been reduced, such excess amount will be paid to the Starwood Industrial Portfolio Note A Holders pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such Starwood Industrial Portfolio Workout, plus interest on such amount at the related note interest rate;

(v)     fifth, to the extent the holder of the Starwood Industrial Portfolio Subordinate Companion Loan (the “Starwood Industrial Portfolio Subordinate Companion Loan Holder”) have made any payments or advances to cure defaults pursuant to the Starwood Industrial Portfolio Intercreditor Agreement, to reimburse the Starwood Industrial Portfolio Subordinate Companion Loan Holder for all such cure payments;

(vi)     sixth, to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

(vii)    seventh, to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount equal to all principal payments received, including any insurance and condemnation proceeds, if any, remaining after giving effect to the allocations in clause (ii) above, until the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan has been reduced to zero;

(viii)   eighth, if the proceeds of any foreclosure sale or any liquidation of the Starwood Industrial Portfolio Whole Loan or the Starwood Industrial Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of a Starwood Industrial Portfolio Workout, the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan has been reduced, such excess amount will be required to be paid to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan as a result of such Starwood Industrial Portfolio Workout, plus interest on such amount at the related note interest rate;

(ix)    ninth, to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective principal balances), in an aggregate amount equal to the product of (i) the Starwood Industrial Portfolio Note A Percentage Interest multiplied by (ii) the Starwood Industrial Portfolio Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x)    tenth, to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount equal to the product of (i) the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest multiplied by (ii) the Starwood Industrial Portfolio Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(xi)    eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the GSMS 2020-GC45 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the GC45 Master Servicer or the GC45 Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Starwood Industrial Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Starwood Industrial Portfolio Note A Holders and the Starwood Industrial Portfolio Subordinate Companion Loan Holder in accordance with the Starwood Industrial Portfolio Note A Percentage Interest and the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Starwood Industrial Portfolio Note A Holders to be allocated among the Starwood Industrial Portfolio Note A Holders pro rata based on their respective principal balances; and

(xii)    twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Starwood Industrial Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Starwood Industrial Portfolio Note A Holders and the Starwood Industrial Portfolio Subordinate Companion Loan Holder in accordance with the initial the Starwood Industrial Portfolio Note A Percentage Interest and the initial the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Starwood Industrial Portfolio Note A Holders to be allocated among the Starwood Industrial Portfolio Note A Holders pro rata based on their respective principal balances.

Upon the occurrence and continuance of a the Starwood Industrial Portfolio Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Starwood Industrial Portfolio Whole Loan or the Starwood Industrial Portfolio Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)      first, to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

(ii)     second, to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Starwood Industrial Portfolio Subordinate Companion Loan principal balance at the applicable note interest rate (net of the servicing fee rate);

(iii)    third, to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective principal balances), in reduction of their respective principal balances, until such principal balances have been reduced to zero;

(iv)    fourth, to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements), up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Starwood Industrial Portfolio Note A Holder, including any advances paid from sources other than collections, in each case to the extent reimbursable by the borrower but not previously reimbursed by the borrower (or paid or advanced by any the GC45 Master Servicer or the GC45 Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the Starwood Industrial Portfolio Whole Loan pursuant to the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA;

(v)     fifth, if the proceeds of any foreclosure sale or any liquidation of the Starwood Industrial Portfolio Whole Loan or the Starwood Industrial Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a the Starwood Industrial Portfolio Workout the aggregate principal balance of the Starwood Industrial Portfolio Senior Notes has been reduced, such excess amount will be required to be paid to the Starwood Industrial Portfolio Note A Holders pro rata (based on their respective principal balances) in an aggregate amount up to the reduction, if any, of based on their respective principal balances as a result of such the Starwood Industrial Portfolio Workout, plus interest on such amount at the related note interest rate;

(vi)     sixth, to the extent the Starwood Industrial Portfolio Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Starwood Industrial Portfolio Intercreditor Agreement, to reimburse the Starwood Industrial Portfolio Subordinate Companion Loan Holder for all such cure payments; and to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Starwood Industrial Portfolio Subordinate Companion Loan Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the borrower;

(vii)    seventh, to the Starwood Industrial Portfolio Subordinate Companion Loan Holder, until the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan has been reduced to zero;

(viii)   eighth, to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective principal balances) in an aggregate amount equal to the product of (i) the Starwood Industrial Portfolio Note A Percentage Interest multiplied by (ii) Starwood Industrial Portfolio Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(ix)    ninth, to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount equal to the product of (i) the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest multiplied by (ii) the Starwood Industrial Portfolio Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x)     tenth, if the proceeds of any foreclosure sale or any liquidation of the Starwood Industrial Portfolio Whole Loan or the Starwood Industrial Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a the Starwood Industrial Portfolio Workout the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan has been reduced, such excess amount will be paid to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan as a result of such Starwood Industrial Portfolio Workout, plus interest on such amount at the related note interest rate;

(xi)    eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the GSMS 2020-GC45 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the GC45 Master Servicer or the GC45 Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Starwood Industrial Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Starwood Industrial Portfolio Note A Holders and the Starwood Industrial Portfolio Subordinate Companion Loan Holder in accordance with the Starwood Industrial Portfolio Note A Percentage Interest and the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Starwood Industrial Portfolio Note A Holders to be allocated between the Starwood Industrial Portfolio Note A Holders pro rata based on their respective principal balances; and

(xii)    twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Starwood Industrial Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Starwood Industrial Portfolio Note A Holders and the Starwood Industrial Portfolio Subordinate Companion Loan Holder in accordance with the Starwood Industrial Portfolio Note A Percentage Interest and the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Starwood Industrial Portfolio Note A Holders to be allocated between the Starwood Industrial Portfolio Note A Holders pro rata based on their respective principal balances.

“Starwood Industrial Portfolio Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the sum of the principal balances of the Starwood Industrial Portfolio Senior Notes, and the denominator of which is the sum of the principal balances of the Starwood Industrial Portfolio Senior Notes and the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan.

“Starwood Industrial Portfolio Note A Rate” means 3.231% per annum.

“Starwood Industrial Portfolio Note A Relative Spread” means the ratio of the Starwood Industrial Portfolio Note A Rate to the weighted average of the Starwood Industrial Portfolio Note A Rate and the Starwood Industrial Portfolio Subordinate Companion Loan Rate.

“Starwood Industrial Portfolio Note A-1 Holder” means the holder of Starwood Industrial Portfolio Note A-1.

“Starwood Industrial Portfolio Note A-2-1 Holder” means the holder of Starwood Industrial Portfolio Note A-2-1.

“Starwood Industrial Portfolio Note A-2-2 Holder” means the holder of Starwood Industrial Portfolio Note A-2-2.

“Starwood Industrial Portfolio Note A-3-1 Holder” means the holder of Starwood Industrial Portfolio Note A-3-1.

“Starwood Industrial Portfolio Note A-3-2 Holder” means the holder of Starwood Industrial Portfolio Note A-3-2.

“Starwood Industrial Portfolio Note A-4 Holder” means the holder of Starwood Industrial Portfolio Note A-4.

“Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan, and the denominator of which is the sum of the principal balance of the Starwood Industrial Portfolio Senior Mortgage Loan and the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan.

“Starwood Industrial Portfolio Subordinate Companion Loan Rate” means 3.231% per annum.

“Starwood Industrial Portfolio Subordinate Companion Loan Relative Spread” means the ratio of the Starwood Industrial Portfolio Subordinate Companion Loan Rate to the weighted average of the Starwood Industrial Portfolio Note A Rate and the Starwood Industrial Portfolio Subordinate Companion Loan Rate.

“Starwood Industrial Portfolio Sequential Pay Event” means any event of default under the Starwood Industrial Portfolio Whole Loan with respect to an obligation to pay money due under the Starwood Industrial Portfolio Whole Loan, any other event of default for which the Starwood Industrial Portfolio Whole Loan is actually accelerated or any other event of default which causes the Starwood Industrial Portfolio Whole Loan to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an event of default under the Starwood Industrial Portfolio Whole Loan; provided, however, that unless the GC45 Master Servicer or the GC45 Special Servicer, as applicable, has notice or knowledge of such event at least 10 business days prior to the applicable Distribution Date, distributions will be made sequentially beginning on the subsequent Distribution Date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Starwood Industrial Portfolio Whole Loan. A Starwood Industrial Portfolio Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the Starwood Industrial Portfolio Subordinate Companion Loan Holder in accordance with the Starwood Industrial Portfolio Intercreditor Agreement) and will not be deemed to exist to the extent the Starwood Industrial Portfolio Subordinate Companion Loan Holder is exercising its cure rights under the Starwood Industrial Portfolio Intercreditor Agreement or the default that led to the occurrence of such the Starwood Industrial Portfolio Sequential Pay Event has otherwise been cured or waived.

Consultation and Control

Pursuant to the Starwood Industrial Portfolio Intercreditor Agreement, the controlling holder with respect to the Starwood Industrial Portfolio Whole Loan (the “Starwood Industrial Portfolio Controlling Noteholder”), as of any date of determination, will be (i) if and for so long as no Starwood Industrial Portfolio Control Appraisal Period has occurred and is continuing, the Starwood Industrial Portfolio Subordinate Companion Loan Holder and (ii) if and for so long as a Starwood Industrial Portfolio Control Appraisal Period has occurred and is continuing, the Starwood Industrial Portfolio Note A-2-1 Holder; provided that at any time the Starwood Industrial Portfolio Note A-2-1 Holder is the Starwood Industrial Portfolio Controlling Noteholder and the Starwood Industrial Portfolio Note A-2-1 is included in the Starwood Industrial Portfolio Note A-2-1 Securitization, references to the “Starwood Industrial Portfolio Controlling Noteholder” will mean the Controlling Class Certificateholder (or its representative) or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the Starwood Industrial Portfolio Intercreditor Agreement, as and to the extent provided in the pooling and servicing agreement for the Starwood Industrial Portfolio Note A-2-1; and provided further that, if the Starwood Industrial Portfolio Subordinate Companion Loan Holder would be the Starwood Industrial Portfolio Controlling Noteholder pursuant to the terms of the Starwood Industrial Portfolio Intercreditor Agreement, but any interest in the Starwood Industrial Portfolio Subordinate Companion Loan is held by the borrower or a borrower related party, or the borrower or a borrower related party would otherwise be entitled to exercise the rights of the Starwood Industrial Portfolio Controlling Noteholder in respect of the Starwood Industrial Portfolio Subordinate Companion Loan, then a Starwood Industrial Portfolio Control Appraisal Period will be deemed to have occurred. The Starwood Industrial Portfolio Subordinate Companion Loan Holder is the Starwood Industrial Portfolio Controlling Noteholder as of the Closing Date.

Pursuant to the terms of the Starwood Industrial Portfolio Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Starwood Industrial Portfolio Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Starwood Industrial Portfolio Major Decision has been requested or proposed, at least 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) prior to taking action with respect to such Starwood Industrial Portfolio Major Decision (or making a determination not to take action with respect to such Starwood Industrial Portfolio Major Decision), the GC45 Master Servicer or the GC45 Special Servicer must receive the written consent of the Starwood Industrial Portfolio Controlling Noteholder (or its representative) before implementing a decision with respect to such Starwood Industrial Portfolio Major Decision, provided, that if the GC45 Master Servicer or the GC45 Special Servicer, as the case may be, does not receive a response within 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) of its delivery of notice of a Starwood Industrial Portfolio Major Decision and the Major Decision Reporting Package (as such term is defined in the Starwood Industrial Portfolio Intercreditor Agreement), then the Starwood Industrial Portfolio Controlling Noteholder (or its controlling noteholder representative) will be deemed to have approved such action. Notwithstanding the provisions set forth in the previous paragraph, in the event that the GC45 Special Servicer or the GC45 Master Servicer (in the event the GC45 Master Servicer is otherwise authorized by the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Starwood Industrial Portfolio Controlling Noteholder (or its controlling noteholder representative) in the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA, is necessary to protect the interests of the Starwood Industrial Portfolio Noteholders (as a collective whole (taking into account the subordinate nature of the Starwood Industrial Portfolio Subordinate Companion Loan and the pari passu nature of the Starwood Industrial Portfolio Senior Notes)), the GC45 Special Servicer or the GC45 Master Servicer, as applicable, may take any such action without waiting for the response of the Starwood Industrial Portfolio Controlling Noteholder (or its controlling noteholder representative), provided that the GC45 Special Servicer or the GC45 Master Servicer, as applicable, provides the Starwood Industrial Portfolio Controlling Noteholder with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. Similarly, following the occurrence of an extraordinary event with respect to the Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the GC45 Master Servicer or the GC45 Special Servicer, as the case may be, may take actions with respect to the Mortgaged Property before obtaining the consent of the Starwood Industrial Portfolio Controlling Noteholder (or its representative) if the applicable servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Starwood Industrial Portfolio Noteholders, and the applicable servicer has made a reasonable effort to contact the Starwood Industrial Portfolio Controlling Noteholder (or its representative).

Notwithstanding the foregoing, the GC45 Master Servicer or the GC45 Special Servicer, as the case may be, may not follow any advice, direction, objection or consultation provided by the Starwood Industrial Portfolio Controlling Noteholder (or its representative) that would require or cause the GC45 Master Servicer or the GC45 Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the GC45 Master Servicer or the GC45 Special Servicer, as applicable, to violate provisions of the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA, require or cause the GC45 Master Servicer or the GC45 Special Servicer, as applicable, to violate the terms of the Starwood Industrial Portfolio Whole Loan, or materially expand the scope of the GC45 Master Servicer’s or the GC45 Special Servicer’s responsibilities under the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA.

The GC45 Special Servicer will be required to provide copies to each Starwood Industrial Portfolio Non-Controlling Note A Holder of any notice, information and report that is required to be provided to the Starwood Industrial Portfolio Controlling Noteholder pursuant to the GSMS 2020-GC45 PSA with respect to any of the Starwood Industrial Portfolio Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report within the same time frame such notice, information and report is required to be provided to the Starwood Industrial Portfolio Controlling Noteholder, and the GC45 Special Servicer will be required to consult with each Starwood Industrial Portfolio Non-Controlling Note A Holder

on a strictly non-binding basis, to the extent having received such notices, information and reports, any Starwood Industrial Portfolio Non-Controlling Note A Holder requests consultation with respect to any such Starwood Industrial Portfolio Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report, and consider alternative actions recommended by such Starwood Industrial Portfolio Non-Controlling Note A Holder; provided that after the expiration of a period of 10 business days from delivery to any Starwood Industrial Portfolio Non-Controlling Note A Holder by the GC45 Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the GC45 Special Servicer will no longer be obligated to consult with such Starwood Industrial Portfolio Non-Controlling Note A Holder, whether or not such Starwood Industrial Portfolio Non-Controlling Note A Holder has responded within such 10 business day period (unless, the GC45 Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

“Starwood Industrial Portfolio Control Appraisal Period” will exist with respect to the Starwood Industrial Portfolio Whole Loan, if and for so long as:

1.          the initial principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Starwood Industrial Portfolio Subordinate Companion Loan after the date of creation of the Starwood Industrial Portfolio Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Starwood Industrial Portfolio Whole Loan that is allocated to the Starwood Industrial Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Starwood Industrial Portfolio Mortgaged Property or the Starwood Industrial Portfolio Whole Loan that are allocated to the Starwood Industrial Portfolio Subordinate Companion Loan, is less than

2.          25% of the remainder of (i) the initial principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Starwood Industrial Portfolio Subordinate Companion Loan Holder on the Starwood Industrial Portfolio Subordinate Companion Loan, after the date of creation of such Starwood Industrial Portfolio Subordinate Companion Loan,

provided that a Starwood Industrial Portfolio Control Appraisal Period will terminate upon the occurrence of a cure by the Starwood Industrial Portfolio Subordinate Companion Loan Holder pursuant to the terms of the Starwood Industrial Portfolio Intercreditor Agreement.

“Starwood Industrial Portfolio Note A-2-1 Securitization” means the sale by the Starwood Industrial Portfolio Note A-2-1 Holder of all of such note (or the first securitization of such note, if applicable) to the applicable depositor, who will in turn include such note or portion of such note as part of a securitization of one or more mortgage loans.

“Starwood Industrial Portfolio Lead Securitization” means the securitization of GS Mortgage Securities Trust 2020-GC45, Commercial Mortgage Pass-Through Certificates, 2020-GC45.

“Starwood Industrial Portfolio Noteholder” means any of the Starwood Industrial Portfolio Note A Holders and the Starwood Industrial Portfolio Subordinate Companion Loan Holder, as applicable.

“Starwood Industrial Portfolio Non-Controlling Note A Holder” means each Starwood Industrial Portfolio Note A Holder that is not the Starwood Industrial Portfolio Controlling Noteholder; provided that, if at any time such Starwood Industrial Portfolio Note A Holder’s A Note is held by (or, at any time such Starwood Industrial Portfolio Note A Holder’s A Note is included in a securitization, the Starwood Industrial Portfolio Non-Controlling Note A Subordinate Class Representative is) a borrower party, no person will be entitled to exercise the rights of such Starwood Industrial Portfolio Non-Controlling Note A Holder with respect to such A Note.

“Starwood Industrial Portfolio Non-Controlling Note A Subordinate Class Representative” means (i) with respect to the Starwood Industrial Portfolio Mortgage Loan, the “controlling class representative” as defined in the PSA, and (ii) with respect to each Starwood Industrial Portfolio Senior Note (other than the Starwood Industrial Portfolio Mortgage Loan), the holders of the majority of the class of securities issued in the securitization of such note designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative.

For so long as the Starwood Industrial Portfolio Subordinate Companion Loan is an asset of the GS Mortgage Securities Trust 2020-GC45, the following paragraph will not have any force or effect.

The Starwood Industrial Portfolio Subordinate Companion Loan Holder is entitled to avoid a Starwood Industrial Portfolio Control Appraisal Period caused by application of an Appraisal Reduction Amount upon the satisfaction of certain conditions (within 30 days of the GC45 Master Servicer’s or the GC45 Special Servicer’s, as applicable, receipt of a third party appraisal that indicates such Starwood Industrial Portfolio Control Appraisal Period has occurred), including delivery to the GC45 Master Servicer or the GC45 Special Servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the Starwood Industrial Portfolio Intercreditor Agreement, in each case, in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the GSMS 2020-GC45 PSA, would cause the applicable Starwood Industrial Portfolio Control Appraisal Period not to occur.

“Starwood Industrial Portfolio Major Decision” means a “Major Decision” under the GSMS 2020-GC45 PSA or any one or more analogous terms in the GSMS 2020-GC45 PSA at any time when one or more of the Starwood Industrial Portfolio Senior Notes and Starwood Industrial Portfolio Subordinate Companion Loan are included in the Starwood Industrial Portfolio Lead Securitization.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Starwood Industrial Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the related Starwood Industrial Portfolio Whole Loan documents occurs and is continuing, the Starwood Industrial Portfolio Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the Starwood Industrial Portfolio Intercreditor Agreement. Unless the Starwood Industrial Portfolio Lead Securitization (or, if the Starwood Industrial Portfolio Lead Securitization no longer holds any of the Starwood Industrial Portfolio Senior Notes and the Starwood Industrial Portfolio Subordinate Companion Loan, the Starwood Industrial Portfolio Note A-1 Holder) consents to additional cure periods, the Starwood Industrial Portfolio Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Starwood Industrial Portfolio Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Starwood Industrial Portfolio Whole Loan.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the Starwood Industrial Portfolio Whole Loan (including for purposes of (i) whether a “Starwood Industrial Portfolio Sequential Pay Event” has occurred (ii) accelerating the Starwood Industrial Portfolio Whole Loan, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Starwood Industrial Portfolio Mortgaged Property; or (iii) treating the Starwood Industrial Portfolio Whole Loan as a Specially Serviced Loan).

Notwithstanding the foregoing, for so long as the Starwood Industrial Portfolio Subordinate Companion Loan is an asset of the Starwood Industrial Portfolio Lead Securitization, the Starwood Industrial Portfolio Subordinate Companion Loan Holder may not exercise the cure rights described above.

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Starwood Industrial Portfolio Whole Loan or a servicing transfer event, the Starwood Industrial Portfolio Subordinate Companion Loan Holder will have the right, by written notice to the Starwood Industrial Portfolio Note A Holders (a “Starwood Industrial Portfolio Purchase Notice”), to purchase in immediately available funds, the Starwood Industrial Portfolio Senior Mortgage Loan, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Starwood Industrial Portfolio Purchase Notice to the then current Starwood Industrial Portfolio Note A Holders, the Starwood Industrial Portfolio Note A Holders will be required to sell (and the Starwood Industrial Portfolio Subordinate Companion Loan Holder will be required to purchase) the Starwood Industrial Portfolio Senior Mortgage Loan at the defaulted mortgage loan purchase price, on a date (the “Starwood Industrial Portfolio Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the Starwood Industrial Portfolio Purchase Notice. The failure of the requesting purchaser to purchase the Starwood Industrial Portfolio Senior Mortgage Loan on the Starwood Industrial Portfolio Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under Starwood Industrial Portfolio Whole Loan or servicing transfer event that gave rise to such right. The right of the Starwood Industrial Portfolio Subordinate Companion Loan Holder to purchase the Starwood Industrial Portfolio Senior Mortgage Loan as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Starwood Industrial Portfolio Mortgaged Property. Notwithstanding the foregoing sentence, the Starwood Industrial Portfolio Note A Holders are required to give the Starwood Industrial Portfolio Subordinate Companion Loan Holder ten business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Starwood Industrial Portfolio Mortgaged Property is transferred to the Starwood Industrial Portfolio Note A Holders (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Starwood Industrial Portfolio Note A Holders of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than ten business days after the acceleration of the Starwood Industrial Portfolio Whole Loan, the Starwood Industrial Portfolio Note A Holders will be required to notify the Starwood Industrial Portfolio Subordinate Companion Loan Holder of such transfer Starwood Industrial Portfolio the Starwood Industrial Portfolio Subordinate Companion Loan Holder will have a 15 business day period from the date of such notice from the Starwood Industrial Portfolio Note A Holders to deliver the Starwood Industrial Portfolio Purchase Notice to the Starwood Industrial Portfolio Note A Holders, in which case the Starwood Industrial Portfolio Subordinate Companion Loan Holder will be obligated to purchase the Starwood Industrial Portfolio Mortgaged Property, in immediately available funds, within such 15 business day period at the applicable purchase price.

If the Starwood Industrial Portfolio Subordinate Companion Loan is an asset of the Starwood Industrial Portfolio Lead Securitization, such purchase option described above will not have any force or effect.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Starwood Industrial Portfolio Intercreditor Agreement and the GSMS 2020-GC45 PSA, if the Starwood Industrial Portfolio Whole Loan becomes a defaulted loan, and if the GC45 Special Servicer determines to sell the Starwood Industrial Portfolio Senior Mortgage Loan in accordance with the GSMS 2020-GC45 PSA, then such special servicer may elect to sell the Starwood Industrial Portfolio Whole Loan subject to the consent (or deemed consent) of the Starwood Industrial Portfolio Subordinate Companion Loan Holder or the Starwood Industrial Portfolio Controlling Noteholder under the provisions described above under “—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan—Consultation and Control”.

Special Servicer Appointment Rights

Pursuant to the Starwood Industrial Portfolio Intercreditor Agreement, the Starwood Industrial Portfolio Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to the Starwood Industrial Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the other Starwood Industrial Portfolio Noteholders.

Amendments

The Starwood Industrial Portfolio Intercreditor Agreement may only be amended by the consent of all Starwood Industrial Portfolio Noteholders.

The 650 Madison Avenue Whole Loan

General

The 650 Madison Avenue Whole Loan consists of (a) the 650 Madison Avenue Mortgage Loan evidenced by promissory note A-1-7 with an original principal balance of $37,900,000, which is being contributed to the issuing entity, (b) 21 Pari Passu Companion Loans (the “650 Madison Avenue Pari Passu Companion Loans” and, together with the 650 Madison Avenue Mortgage Loan, the “650 Madison Avenue A Notes”) evidenced by promissory notes A-1-1, A-1-2-1, A-1-3, A-1-4, A-1-5, A-1-6, A-2-1, A-2-2, A-2-3, A-2-4, A-2-5, A-2-6, A-2-7, A-2-8, A-3-1, A-3-2, A-3-3, A-4, A-5, A-6 and A-7 with an aggregate original principal balance of $548,900,000, which are not being contributed to the issuing entity, and (c) four Subordinate Companion Loans (the “650 Madison Avenue Subordinate Companion Loans”) evidenced by promissory notes B-1, B-2, B-3 and B-4 with an aggregate original principal balance of $213,200,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “650 Madison Avenue Co-Lender Agreement”) provides that the administration of the 650 Madison Avenue Mortgage Loan will be governed by the 650 Madison Avenue Co-Lender Agreement and the MAD 2019-650M TSA. The parties to the MAD 2019-650M TSA identified in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian. In servicing the 650 Madison Avenue Whole Loan, the servicing standard set forth in the MAD 2019-650M TSA will require the related Non-Serviced Master Servicer and Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the 650 Madison Avenue Companion Loans as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loan(s).

Amounts payable to the issuing entity as holder of the 650 Madison Avenue Mortgage Loan pursuant to the 650 Madison Avenue Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Custody of the Mortgage File

Citibank, N.A., as the custodian under the MAD 2019-650M TSA is the custodian of the mortgage file related to the 650 Madison Avenue Whole Loan (other than the promissory notes evidencing the 650 Madison Avenue Mortgage Loan and any related Companion Loan not included in the MAD 2019-650M securitization).

Application of Payments

The 650 Madison Avenue Co-Lender Agreement sets forth the respective rights of the holders of the 650 Madison Avenue Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the 650 Madison Avenue Whole Loan, and provides, in general, that:

●	The 650 Madison Avenue Subordinate Companion Loans and the rights of the related holders to receive payments of interest, principal and other amounts with respect to the 650 Madison Avenue Subordinate Companion Loans will at all times be junior, subject and subordinate to the 650 Madison Avenue A Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such 650 Madison Avenue A Notes, in each case as further described below.

●	All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property or amounts realized as proceeds of the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MAD 2019-650M TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in the MAD 2019-650M TSA):

●	first, on a pro rata and pari passu basis, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, in an amount equal to the accrued and unpaid interest on the principal balance for each 650 Madison Avenue A Note at the applicable net interest rate;

●	second, on a pro rata and pari passu basis, based on the outstanding principal balances of each 650 Madison Avenue A Note, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 650 Madison Avenue Whole Loan until their principal balances have been reduced to zero;

●	third, on pro rata and pari passu basis, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, up to the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer on its behalf and not previously paid or reimbursed) with respect to the 650 Madison Avenue Whole Loan pursuant to the 650 Madison Avenue Co-Lender Agreement or the MAD 2019-650M TSA;

●	fourth, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread (as set forth in the 650 Madison Avenue Co-Lender Agreement);

●	fifth, on a pro rata and pari passu basis, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the principal balance for each 650 Madison Avenue Subordinate Companion Loan at the applicable net interest rate;

●	sixth, on a pro rata and pari passu basis based on the outstanding principal balances of each 650 Madison Avenue Subordinate Companion Loan, to each holder of a 650 Madison Avenue

Subordinate Companion Loan in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 650 Madison Avenue Whole Loan, until the principal balance for each 650 Madison Avenue Subordinate Companion Loan has been reduced to zero;

●	seventh, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread;

●	eighth, if the proceeds of any foreclosure sale or any liquidation of the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balance for the 650 Madison Avenue Subordinate Companion Loans has been reduced, such excess amount will be paid, on a pro rata and pari passu basis, based on the outstanding principal balances of each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance for the 650 Madison Avenue Subordinate Companion Loans as a result of such Workout, plus interest on such amount at the related net interest rate;

●	ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MAD 2019-650M TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the 650 Madison Avenue Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans, pro rata, based on their respective percentage interests; and

●	tenth, if any excess amount is available to be distributed in respect of the 650 Madison Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans in accordance with their respective initial percentage interests.

All expenses and losses relating to the 650 Madison Avenue Whole Loan and the 650 Madison Avenue Mortgaged Property will be allocated first, pro rata, to the 650 Madison Avenue Subordinate Companion Loans and then, pro rata, to the 650 Madison Avenue Mortgage Loan and the 650 Madison Avenue Pari Passu Companion Loans. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the 650 Madison Avenue Whole Loan will, after all amounts of interest and principal have otherwise been paid in full on all the notes comprising the 650 Madison Avenue Whole Loan, be reimbursed first, pro rata, to reduce the principal balances of the 650 Madison Avenue Mortgage Loan and the 650 Madison Avenue Pari Passu Companion Loans, and then, pro rata to reduce the principal balances of the 650 Madison Avenue Subordinate Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 650 Madison Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 650 Madison Avenue Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 650 Madison Avenue Companion Loans.

Certain costs and expenses allocable to the 650 Madison Avenue Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the 650 Madison Avenue Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the 650 Madison Avenue Co-Lender Agreement, the controlling holder with respect to the 650 Madison Avenue Whole Loan (the “650 Madison Avenue Controlling Noteholder”), as of any date of determination, will be the holder of note B-1, unless a 650 Madison Avenue Control Appraisal Period has occurred and is continuing or if a 650 Madison Avenue Control Appraisal Period has occurred and is continuing, the holder of note A-1-1; provided that, if the holder of note B-1 would be the 650 Madison Avenue Controlling Noteholder pursuant to the terms hereof, but any interest in note B-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 650 Madison Avenue Controlling Noteholder, a 650 Madison Avenue Control Appraisal Period will be deemed to have occurred. Further, if the holder of note A-1-1 would be the 650 Madison Avenue Controlling Noteholder, but any interest in note A-1-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 650 Madison Avenue Controlling Noteholder with respect to note A-1-1, there will be no 650 Madison Avenue Controlling Noteholder.

Pursuant to the 650 Madison Avenue Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 650 Madison Avenue Whole Loan (whether or not a servicing transfer event under the MAD 2019-650M TSA has occurred and is continuing) that would constitute a 650 Madison Avenue Major Decision, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, will be required to provide the 650 Madison Avenue Controlling Noteholder (or its representative) with at least ten (10) Business Days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested 650 Madison Avenue Major Decision. The related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, is not permitted to take any action with respect to such 650 Madison Avenue Major Decision (or make a determination not to take action with respect to such 650 Madison Avenue Major Decision), unless and until the related Non-Serviced Special Servicer receives the written consent of the 650 Madison Avenue Controlling Noteholder (or its representative) before implementing a decision with respect to such 650 Madison Avenue Major Decision; provided that the provisions of the MAD 2019-650M TSA will govern the consent and consultation rights under the 650 Madison Avenue Co-Lender Agreement. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MAD 2019-650M TSA, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, may take actions with respect to the 650 Madison Avenue Mortgaged Property before obtaining the consent of the 650 Madison Avenue Controlling Noteholder if the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MAD 2019-650M TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the 650 Madison Avenue Whole Loan as a collective whole, and the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, has made a reasonable effort to contact the 650 Madison Avenue Controlling Noteholder.

Notwithstanding the foregoing, the related Non-Serviced Master Servicer and the Non-Serviced Special Servicer will not be permitted to follow any advice or consultation provided by the 650 Madison Avenue Controlling Noteholder (or its representative) that would require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard under the MAD 2019-650M TSA, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate provisions of the 650 Madison Avenue Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate the terms of the 650 Madison Avenue Whole Loan, or materially expand the scope of the related

Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as applicable, responsibilities under the 650 Madison Avenue Co-Lender Agreement or the MAD 2019-650M TSA.

The related Non-Serviced Special Servicer will be required to provide copies to the issuing entity and each holder of a 650 Madison Avenue Companion Loan (at any time such holder is not the 650 Madison Avenue Controlling Noteholder) (each, a “650 Madison Avenue Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to the 650 Madison Avenue Controlling Noteholder pursuant to the MAD 2019-650M TSA with respect to any 650 Madison Avenue Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the 650 Madison Avenue Controlling Noteholder and, at any time the 650 Madison Avenue Controlling Noteholder is the holder of note B-1, the related Non-Serviced Special Servicer will be required to consult with each 650 Madison Avenue Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any 650 Madison Avenue Non-Controlling Noteholder requests consultation with respect to any such 650 Madison Avenue Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 650 Madison Avenue Non-Controlling Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any 650 Madison Avenue Non-Controlling Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Special Servicer will no longer be obligated to consult with such 650 Madison Avenue Non-Controlling Noteholder, whether or not such 650 Madison Avenue Non-Controlling Noteholder has responded within such ten (10) Business Day period.

A “650 Madison Avenue Control Appraisal Period” will exist with respect to the 650 Madison Avenue Whole Loan, if and for so long as (a)(1) the initial principal balance of the 650 Madison Avenue Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 650 Madison Avenue Subordinate Companion Loans, (y) any appraisal reduction amount for the 650 Madison Avenue Whole Loan that is allocated to such 650 Madison Avenue Subordinate Companion Loans and (z) any losses realized with respect to the 650 Madison Avenue Mortgaged Property or the 650 Madison Avenue Whole Loan that are allocated to the 650 Madison Avenue Subordinate Companion Loans, is less than (b) 25% of the remainder of (i) the initial principal balance of the 650 Madison Avenue Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holders of the 650 Madison Avenue Subordinate Companion Loans.

“650 Madison Avenue Major Decision” means a “Major Decision” under the MAD 2019-650M TSA.

Sale of Defaulted Whole Loan

If the 650 Madison Avenue Whole Loan becomes a defaulted mortgage loan under the MAD 2019-650M TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the MAD 2019-650M securitization, the related Non-Serviced Special Servicer will be required to sell the 650 Madison Avenue Mortgage Loan, the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans, together as notes evidencing one whole loan in accordance with the MAD 2019-650M TSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the 650 Madison Avenue Mortgage Loan or any 650 Madison Avenue Pari Passu Companion Loan not included in the MAD 2019-650M securitization without the consent of the holders thereof (including the issuing entity, as holder of the 650 Madison Avenue Mortgage Loan) (together, the “650 Madison Avenue Non-Lead Noteholders”) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 650 Madison Avenue Mortgage Loan or such 650 Madison Avenue Pari Passu Companion Loan, as applicable, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by the 650 Madison Avenue Non-Lead Noteholder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the 650 Madison Avenue Controlling Noteholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Special Servicer in connection with the proposed sale, provided that such 650 Madison Avenue Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence.

Special Servicer Appointment Rights

Pursuant to the 650 Madison Avenue Co-Lender Agreement, the 650 Madison Avenue Controlling Noteholder (or its representative) will be entitled to terminate the rights and obligations of the related Non-Serviced Special Servicer, with or without cause, and appoint a replacement special servicer with respect to the 650 Madison Avenue Whole Loan.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in January 2020 and ending on the hypothetical Determination Date in February 2020. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2018, of JPMorgan Chase & Co., the 2018 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2018, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $141.4 billion. Of that amount, approximately $120.4 billion has been securitized by the depositor. In its fiscal year ended December 31, 2018, JPMCB originated approximately $7.3 billion of commercial mortgage loans, of which approximately $5.4 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

With respect to the 1633 Broadway Whole Loan, which was originated by DBRI, Wells Fargo Bank, Goldman Sachs Bank USA and JPMCB, portions of which are being sold by JPMCB and GACC, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

With respect to the Bellagio Hotel and Casino Whole Loan, which was originated by Morgan Stanley Bank, N.A., JPMCB and CREFI, portions of which are being sold by CREFI and JPMCB, the JPMCB Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex C-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex C-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain

JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan;

(c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on May 15, 2019. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on March 22, 2019. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including October 1, 2016 to and including September 30, 2019, JPMCB had no activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB will retain a portion of the VRR Interest as described under “Credit Risk Retention”. JPMCB or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time (other than the portion of VRR Interest held by JPMCB) as further described under “Credit Risk Retention”.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction, provided, that (i) the 1633 Broadway Whole Loan was co-originated by DBRI, JPMCB, Goldman Sachs Bank USA and Wells Fargo Bank, National Association, (ii) the F5 Tower Whole Loan was co-originated by DBRI and Barclays Capital Real Estate Inc., (iii) the 55 Hudson Yards Whole Loan was co-originated by DBRI, Wells Fargo Bank, National Association and Morgan Stanley Bank, N.A., and (iv) the 560 Mission Street Whole Loan was co-originated by DBRI and Bank of America, N.A. GACC has reunderwritten such mortgage loans in accordance with the procedures described under “—DBRI’s Underwriting Guidelines and Processes” below, subject to any exceptions, if any, identified under “—Exceptions”.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation and GACC is an affiliate of (i) DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an originator, (ii) Deutsche Bank AG, New York Branch (“DBNY”), an initial Risk Retention Consultation Party and a holder of the VRR Interest, and (iii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. DBRI will sell the GACC Mortgage Loans to GACC on or prior to the Closing Date. It is also expected that DBRI will hold certain of the Pari Passu Companion Loans relating to the 1633 Broadway Whole Loan, the 55 Hudson Yards Whole

Loan and the Southcenter Mall Whole Loan after the Closing Date in the ordinary course of business and that such Pari Passu Companion Loans will be securitized in one or more future securitization transactions.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program.

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc. and JPMorgan Chase Bank, National Association, and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2019 is approximately $80.922 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as a sponsor of the securitization described in this prospectus and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBRI during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBRI, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBRI, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBRI’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes.

General. DBRI is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBRI originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBRI generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBRI conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBRI underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBRI reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBRI and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBRI obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBRI may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBRI then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBRI’s acquisition and reunderwriting of a mortgage loan, DBRI relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBRI opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBRI had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBRI evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBRI evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBRI either (i) obtains or updates (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBRI reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBRI either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBRI obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBRI reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBRI generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBRI may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBRI reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBRI reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBRI may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBRI may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBRI may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBRI. The typical required escrows for mortgage loans originated by DBRI are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBRI with sufficient funds to satisfy all taxes and assessments. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBRI may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBRI with sufficient funds to pay all insurance premiums. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBRI may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBRI’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBRI has structured springing escrows that arise for identified risks, (v) DBRI has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBRI believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBRI’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBRI’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBRI may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

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With respect to the F5 Tower Mortgage Loan (8.4%), the Whole Loan is structured with a 10-year anticipated repayment date and an approximately 13-year final maturity date, which is longer than the maximum term of 10 years generally required pursuant to GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several compensating factors, including (i) the Mortgage Loan having a Cut-off Date loan-to-value ratio of 39.4%, a net operating income debt yield of 13.0% and a net cash flow debt service coverage ratio of 3.33x (in each case based on the senior notes) and (ii) the financial strength of the borrower sponsors, FS KKR Capital Corp. and FS KKR Capital Corp. II, which are affiliates of Kohlberg Kravis Roberts (“KKR”) and FS Investments.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2019. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2017 to and including December 31, 2019, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (as an MOA of DBRI, an originator) will retain a portion of the VRR Interest as described under “Credit Risk Retention”. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the VRR Interest held by DBNY at any time. DBNY (as an MOA of DBRI) will be required to retain a portion of the VRR Interest as further described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor“ or “Mortgage Loan Seller“, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans“. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

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whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

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whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

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whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

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whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

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whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

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whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Mortgage Loans” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report“ and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

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Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

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Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

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Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

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Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

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Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

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Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act.

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2019. CREFI’s Central Index Key is 0001701238. As of December 31, 2019, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) of CREFI) will retain a portion of the VRR Interest Portion and (ii) an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the portion of the VRR Interest held by CREFI (or a majority-owned affiliate of CREFI)) at any time. CREFI (or a majority-owned affiliate of CREFI) will be required to retain its portion of the VRR Interest as further described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Compensation of the Sponsors.

In connection with the offering and sale of the certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)  the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the servicing of the Mortgage Loans, over

(b)  the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB and an affiliate of JPMS. The depositor maintains its principal office at 383 Madison Avenue, 8th Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2020-IG1 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator and the master servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “―The Trustee and Certificate Administrator”, “—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer and the special servicer. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 261,000 employees as of September 30, 2019, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of September 30, 2019, Wells Fargo Bank was acting as trustee on approximately 389 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $163 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10 D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2019, Wells Fargo Bank was acting as securities administrator with respect to more than $506 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA)). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2019, Wells Fargo Bank was acting as custodian of more than 272,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Beginning June 18, 2014, a group of institutional investors filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. In November 2018 Wells Fargo reached an agreement, in which it denied any wrongdoing, to resolve claims on a classwide basis for the 271 RMBS trusts currently at issue. The settlement agreement is subject to court approval. Separate lawsuits against Wells Fargo making similar allegations filed by certain other institutional investors concerning several RMBS trusts in New York federal and state court are not covered by the agreement. With respect to such litigations, Wells Fargo believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates may, from time to time, after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the related mortgage loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS Morningstar Credit Ratings, LLC and Kroll Bond Rating Agency, Inc. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Fitch Ratings, Inc. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and DBRS Morningstar Credit Ratings, LLC ranks Midland as CS1. Fitch Ratings, Inc. rates Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2019, Midland was master and/or primary servicing approximately 35,022 commercial and multifamily mortgage loans with a principal balance of approximately $550 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 11,379 of such loans, with a total principal balance of approximately $219 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2017 to 2019.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
CMBS	$162	$181	$219
Other	$323	$352	$352
Total	$486	$533	$606

As of December 31, 2020, Midland was named the special servicer in approximately 376 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $171 billion. With respect to such transactions as of such date, Midland was administering approximately 132 assets with an outstanding principal balance of approximately $1.4 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2017 to 2019.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
Total	$145	$158	$171

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland is also expected to be the master servicer under the Benchmark 2020-B16 PSA, which governs the servicing and administration of the Kings Plaza Whole Loan and the 560 Mission Street Whole Loan. Midland is also expected to be the master servicer and special servicer under the BBCMS 2020-C6 PSA, which governs the servicing and administration of the F5 Tower Whole Loan. Midland is the master servicer and general special servicer under the GSMS 2020-GC45 PSA, which governs the servicing and administration of the Southcenter Mall Towers Whole Loan and the master servicer under the GSMS 2020-GC45 PSA, which governs the servicing and administration of the Starwood Industrial Portfolio.

Pursuant to a certain interim servicing agreement between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acted as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acted as interim servicer with respect to certain CREFI Mortgage Loans prior to their inclusion in the issuing entity.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0006125%, but which may be reduced under certain circumstances as provided in the PSA.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements.…”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer became responsible for Schedule AL reporting. Midland is currently remediating the Schedule AL reporting for the CMBS transactions found to be incorrect, and will be making improvements to its systems, processes and procedures to support its Schedule AL reporting obligations.

The foregoing information regarding Midland set forth in this section “—The Master Servicer and Special Servicer” has been provided by Midland.

The Benchmark 2020-B16 Special Servicer, the BWAY 2019-1633 Servicer, the BX 2019-OC11 Servicer, the JPMCC 2020-LOOP Servicer, the MRCD 2019-PARK Servicer, the MRCD 2019-PARK Special Servicer and the MAD 2019-650M Servicer

KeyBank National Association, a national banking association (“KeyBank”), is (i) expected to be the Non-Serviced Special Servicer of the Kings Plaza Whole Loan prior to the related servicing shift securitization date and the 560 Mission Street Whole Loan under the Benchmark 2020-B16 PSA, (ii) the Non-Serviced Master Servicer of the 1633 Broadway Whole Loan under the BWAY 2019-1633 TSA, (iii) the Non-Serviced Master Servicer of the Bellagio Hotel and Casino Whole Loan under the BX 2019-OC11 TSA, (iv) expected to be the Non-Serviced Master Servicer of the 181 West Madison Whole Loan under the JPMCC 2020-LOOP TSA, (v) the Non-Serviced Master Servicer and the Non-Serviced Special Servicer of the Parkmerced Whole Loan under the MRCD 2019-PARK TSA and (vi) the Non-Serviced Master Servicer of the 650 Madison Avenue Whole Loan under the MAD 2019-650M TSA.

KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank is not an affiliate of the issuing entity, the depositor, the Mortgage Loan Sellers, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor, or the asset representations reviewer. The principal servicing offices of KeyBank are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/17	12/31/18	12/31/19
By Approximate Number	16,654	16,281	18,882
By Approximate Aggregate Principal Balance (in billions)	$197.6	$239.0	$289.6

Within this servicing portfolio are, as of December 31, 2019, approximately 11,073 loans with a total principal balance of approximately $203.0 billion that are included in approximately 771 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2019, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of December 31, 2019, KeyBank was named as special servicer with respect to commercial mortgage loans in 281 commercial mortgage-backed securities transactions totaling approximately $111.4 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 86 commercial mortgage loans with an aggregate outstanding principal balance of approximately $778.3 million, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	As of 12/31/2017	As of 12/31/2018	As of 12/31/2019
By Approximate Number of Transactions	177	211	281
By Approximate Aggregate Principal Balance (in billions)	$71.1	$86.7	$111.4

KeyBank has resolved over $12.7 billion of U.S. commercial mortgage loans over the past 10 years, $2.9 billion of U.S. commercial mortgage loans during 2010, $2.27 billion of U.S. commercial mortgage loans during 2011, $1.89 billion of U.S. commercial mortgage loans during 2012, $2.69 billion U.S. commercial mortgage loans during 2013, $628.5 million of U.S. commercial mortgage loans during 2014, $1.4 billion of U.S. commercial mortgage loans during 2015, $263.6 million of U.S. commercial mortgage loans during 2016, $225 million of U.S. commercial mortgage loans during 2017, $123.4 million of U.S. commercial mortgage loans during 2018 and $318.7 million of U.S. commercial mortgage loans during 2019.

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P Global Ratings (“S&P”), Morningstar Credit Ratings, LLC (“Morningstar”), a credit rating affiliate of DBRS, Inc., and Fitch. Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s and Fitch’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website

(www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2
Long Term Deposits	N/A	A	Aa3
Short Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the applicable Non-Serviced PSA and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loan or the performance of the Certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrowers.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the applicable Non-Serviced PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

As the special servicer, KeyBank is generally responsible for the special servicing functions with respect to certain of the Non-Serviced Whole Loans and any related REO property. Additionally, KeyBank may from time to time perform some of its servicing obligations under the applicable Non-Serviced PSA through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the applicable Non-Serviced PSA as if KeyBank had not retained any such vendors.

Under the related Non-Serviced PSA, generally, all amounts received by KeyBank in connection with any REO Property held by the related issuing entity are deposited into an REO account.

KeyBank will not have primary responsibility for custody services of original documents evidencing the Non-Serviced Whole Loans it is performing any primary servicing or special servicing. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving such Non-Serviced Whole Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the applicable servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the applicable Non-Serviced Whole Loan pursuant to the applicable Non-Serviced PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

The foregoing information regarding KeyBank under this section titled “—The Benchmark 2020-B16 Special Servicer, the BWAY 2019-1633 Servicer, the BX 2019-OC11 Servicer, the JPMCC 2020-LOOP Servicer, the MRCD 2019-PARK Servicer, the MRCD 2019-PARK Special Servicer and the MAD 2019-650M Servicer” has been provided by KeyBank. None of the depositor, the underwriters, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The BWAY 2019-1633 Special Servicer, the BX 2019-OC11 Special Servicer and the JPMCC 2020-LOOP Special Servicer

Situs Holdings, LLC, a Delaware limited liability company (“Situs Holdings”), is (i) the Non-Serviced Special Servicer of the 1633 Broadway Whole Loan under the Benchmark 2020-B16 PSA, (ii) the Non-Serviced Special Servicer of the Bellagio Hotel and Casino Whole Loan under the BX 2019-OC11 TSA and (iii) expected to be the Non-Serviced Special Servicer of the 181 West Madison Whole Loan under the JPMCC 2020-LOOP TSA.

The principal executive office of Situs Holdings is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400. Situs Holdings maintains its principal special servicing office at 101 Montgomery Street, Suite 2250, San Francisco, California 94104.

Situs Holdings has a current Special Servicer rating for “CSS2-” from Fitch and is on S&P’s Select Servicer list as a United States Commercial Mortgage Special Servicer ranked “Above Average.” Situs Holdings is approved by Moody’s, Kroll and DBRS as a Special Servicer for CMBS and SFR transactions. As of December 31, 2019, Situs Holdings is also the named operating advisor for 21 CMBS transactions with an aggregate outstanding principal balance of approximately $18.2 billion.

Situs Holdings and its affiliates (collectively, “Situs”) are involved in the real estate investment, finance and advisory business including the commercial real estate advisory business including:

●	Real estate consulting

●	Primary servicing

●	CMBS special servicing

●	Asset management

●	Commercial real estate valuation

●	Due diligence and underwriting.

Since 1985, Situs has provided commercial real estate advisory, due diligence and business solutions to the lending and real estate industries. Situs has major offices located across the U.S. including San Francisco, New York, and Houston as well as offices in London and Frankfurt. Situs provides services to financial institutions investors and servicers as well as to agencies of the United States government.

The table below sets forth information about Situs’ portfolio of specially serviced loans as of the dates indicated below:

Special Servicing	12/31/2016	12/31/2017	12/31/2018	12/31/2019
CMBS Pools (excluding SFR)	17	19	22	60
By Approximate Number	926	1,159	1,220	1,912
Named Specially Serviced Portfolio By Approximate UPB(1)	$11,037,436,457	$9,390,884,743	$11,998,515,043	$29,654,019,596
Actively Specially Serviced Portfolio By Number of Loans(2)	13	14	12	3
Actively Specially Serviced Portfolio By Approximate UPB(2)	$102,278,493	$181,792,953	$138,318,128	$12,523,226

SFR Pools	10	6	3	6
By Approximate Number	164	153	249	512
Named Specially Serviced Portfolio By Approximate UPB(1)	$5,567,067,343	$2,423,291,984	$547,140,715	$1,410,421,511
Actively Specially Serviced Portfolio By Number of Loans(2)	0	5	7	17
Actively Specially Serviced Portfolio By Approximate UPB(2)	0	$9,314,191	$11,115,151	$26,206,600

(1)	Includes all securitized loans in Situs’ portfolio for which Situs is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those securitized loans in the portfolio that, as of the specified date, are specially-serviced loans.

As of November 30, 2019, Situs had 47 personnel involved in the asset management and special servicing of commercial real estate assets, of which 7 were dedicated to the special servicing business unit. As of December 31, 2019, Situs specially serviced a portfolio that included approximately 34 loans throughout the United States with a then current face value in excess of $47.7 million, all of which are commercial or multifamily real estate assets. As of November 30, 2019, Situs had 49 personnel involved in the primary/master servicing of commercial real estate, all of which are commercial or multifamily real estate assets.

Those commercial real estate assets included mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loan backing the Certificates. Additionally certain affiliates of Situs may be invested in, directly or indirectly, commercial real estate assets and commercial mortgage assets that include the same types of loans and properties securing the Mortgage Loans. Accordingly, the assets that Situs services or that its affiliates own, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth.

Situs has developed policies and procedures for the performance of its servicing and special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Situs has recognized that technology can greatly improve its performance as a servicer and special servicer, and Situs’ infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution.

Situs occasionally engages consultants to perform property inspections and provide certain asset management functions. Situs does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as servicer and/or special servicer and accordingly Situs does not believe that its financial condition will have any adverse effect on the performance of its duties under the Trust and

Servicing Agreement nor any material impact on the loan performance or the performance of the Certificates.

Situs will not have primary responsibility for custody services of original documents evidencing the Mortgage Loan. On occasion, Situs may have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loan or otherwise. To the extent that Situs has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standards set forth in the Trust and Servicing Agreement. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Situs or of which any of its property is the subject, which is material to the holders of the Certificates. Situs is not an affiliate of the Trust, the Servicer, the Certificate Administrator, the Trustee or the Operating Advisor.

No securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer has experienced an event of default as a result of any action or inaction performed by Situs as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Situs with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer.

From time to time, Situs and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Situs does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer and/or special servicer.

Situs Holdings is not an affiliate of the depositor, the Trust, the underwriters, the servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer or any sponsor.

From time to time, Situs and/or its affiliates may purchase or sell securities, including CMBS certificates. Situs and/or its affiliates may review this Prospectus and purchase or sell Certificates issued in this offering, including in the secondary market.

The foregoing information set forth under this heading “—The Special Servicer” has been provided by Situs. None of the Depositor, the Underwriters, the Servicer, the Trustee, the Certificate Administrator, or any of their affiliates nor any other person or entity other than Situs takes any responsibility for this information or makes any representation or warranty as to the accuracy or completeness of such information. Situs is providing such information at the Depositor’s request to assist it with the preparation of this Prospectus and Situs assumes no responsibility or liability for the contents of this Prospectus.

The Depositor, the Sponsor, the Underwriters, the Borrower, the Servicer, the Trustee and the Certificate Administrator may maintain banking and other commercial relationships with Situs and its affiliates.

The Special Servicer will be required to pay all expenses incurred in connection with its respective responsibilities under the Trust and Servicing Agreement (subject to reimbursement as described in this Prospectus).

The Special Servicer may enter into one or more arrangements with the Directing Holder or any other person who has the right to remove, or vote to remove, the Special Servicer, to provide for a discount and/or revenue sharing with respect to certain Special Servicer compensation. The Directing Holder, a Controlling Class Certificateholder (or, during the continuance of a Control Shift Event, the “controlling class certificateholders” or any analogous concept for the Note A-2 Securitization) and/or other persons or Certificateholders who have the right to remove, or vote to remove, the Special Servicer may further consider any such economic arrangements with the Special Servicer or a prospective replacement special servicer in entering into any decision to appoint or replace such party from time to time, and such considerations would not be required to take into account the best interests of any Certificateholder. See “Risk Factors—Risks Relating to Conflict of Interests—Potential Conflicts of Interest of the Master Servicer and the Special Servicer” in this Prospectus.

The Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2019, Park Bridge Lender Services is acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $107.6 billion issued in 120 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Asset Representations Reviewer“ and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. JPMCB has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●

The Retaining Sponsor is expected to acquire on the Closing Date an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an expected initial Certificate Balance of approximately $33,000,000, representing approximately

5.00% of all classes of principal balance certificates and the VRR Interest. The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules);

●

The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by JPMCB, which portion will equal $11,232,500, representing approximately 34.0% of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”); JPMCB originated Mortgage Loans representing approximately 34.0% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; JPMCB will acquire the JPMCB VRR Interest Portion from the Retaining Sponsor on the Closing Date;

●

The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by DBNY (as an MOA of DBRI, an originator), which portion will equal $12,872,500, representing approximately 39.0% of the entire VRR Interest as of the Closing Date (the “DB VRR Interest Portion”); DBRI originated Mortgage Loans representing approximately 39.0% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; DBNY (as on MOA of DBRI) will acquire the DB VRR Interest Portion from the Retaining Sponsor on the Closing Date; and

●

The Retaining Sponsor is also expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by CREFI, which portion will equal $8,895,000, representing approximately 27.0% of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); CREFI originated Mortgage Loans representing approximately 27.0% of the Initial Pool Balance, which is equal to at least 20.0% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; CREFI will acquire the CREFI VRR Interest Portion from the Retaining Sponsor on the Closing Date.

The percentage of all classes of principal balance certificates and the VRR Interest represented by the VRR Interest will equal at least 5% as of the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor, JPMCB and CREFI (and their applicable MOAs) are collectively referred to herein as the “Retaining Parties”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the sum of (i) the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the VRR Certificate Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “VRR Available Funds”).

The “VRR Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the VRR Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Distributions—Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss“, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage“ is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Allocation Percentage“ will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount“ with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth and Thirteenth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Percentage“ will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

The “VRR Principal Distribution Amount“ with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh and Fourteenth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount“, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth and Fifteenth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the Class D certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Benchmark 2020-IG1 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2020-IG1 will consist of the following classes: the Class A-1, Class A-2 and Class A-3 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A and Class X-B certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D and Class R certificates and the VRR Interest.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C and Class D certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates, the Subordinate Certificates and the VRR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates and the Class B, Class C and Class D certificates are also referred to in this prospectus as the “Offered Certificates”. The Regular Certificates (other than the VRR Interest) are collectively referred to in this prospectus as the “Non-VRR Certificates”.

Upon initial issuance, the Principal Balance Certificates and the VRR Interest will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$ 42,750,000
A-2	$ 47,500,000
A-3	$ 348,650,000
X-A	$ 561,450,000
X-B	$ 35,720,000
A-S	$ 122,550,000
B	$ 35,720,000
C	$ 14,630,000
D	$ 15,200,000

Non-Offered Certificates
VRR Interest	$ 33,000,000

The “Certificate Balance” of any class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the VRR Interest will be reduced by any distributions of principal actually made on, and by any Certificate Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the VRR Interest on that Distribution Date. In the event that Certificate Realized Losses or VRR Realized Losses, as applicable, previously allocated to a class of Principal Balance Certificates or the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions“ below and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $561,450,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $35,720,000.

The Class D certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in March 2020.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date“ will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Well Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the VRR Certificate Gain-on-Sale Reserve Account may not be invested; provided, that if Wells Fargo Bank, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●

all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class D certificates and the VRR Interest);

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)  all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)  with respect to the Distribution Date in March 2020, the aggregate Interest Deposit Amount for the Mortgage Pool remitted by the depositor to the Interest Reserve Account.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Certificate Available Funds”) will, in general, equal the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Non-VRR Certificates that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-VRR Percentage, and (b)(x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-VRR Percentage, and (ii) any Certificate Realized Losses and VRR Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the VRR Certificate Gain-on-Sale Remittance Amount as part of the definition of VRR Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount”  for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Certificate Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class X-A and Class X-B certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2 and Class A-3 certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(b)

to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(c)

to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero, and

(ii)

on or after the Cross-Over Date, to the Class A-1, Class A-2 and Class A-3 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2 and Class A-3 certificates are reduced to zero;

Third, to the Class A-1, Class A-2 and Class A-3 certificates, pro rata (based upon the aggregate unreimbursed Certificate Realized Losses previously allocated to each such class), first, (i) up to an amount equal to the aggregate unreimbursed Certificate Realized Losses previously allocated to each such class, and then, (ii) to interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2 and Class A-3 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed; and

Sixteenth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Certificate Realized Losses to those certificates.

Reimbursement of previously allocated Certificate Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to        %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to        %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to        %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to        %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to        %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to        %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to        %.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3 and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for such Distribution Date.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date) (other than 2020), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable, and (3) prior to the Due Date in March 2020, will be determined inclusive of the Interest Deposit Amount. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Asset Representations Reviewer Fee Rate, and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or revised rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Scheduled Principal Distribution Amount for that Distribution Date; and

(b)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)       all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)     any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Certificate Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class D Certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class D certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, is interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest;

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, is interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest; and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, a portion of the prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period in an amount equal to the product of (x) the Non-VRR Percentage and (y) the aggregate of the prepayment premiums and Yield Maintenance Charges collected in respect of the Mortgage Loans for the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates in the following manner: (1) pro rata, among (x) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (y) the group of the Class B and Class X-B certificates (the “YM Group B”) and (z) the group of the Class C and Class D certificates (the “YM Group C”) and collectively with the YM Group A and YM Group B, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each such YM Group, in the following manner: (i) with respect to each YM Group (other than YM Group C), (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group and (ii) with respect to the YM Group C, the holders of Class C and Class D will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph. On each Distribution Date, the VRR Interest will be entitled to prepayment premiums and Yield Maintenance Charges in an amount equal to the product of (x) the VRR Percentage and (y) all prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	December 2024
Class A-2	December 2026
Class A-3	January 2030
Class X-A	January 2030
Class X-B	January 2030
Class A-S	January 2030
Class B	January 2030
Class C	January 2030
Class D	January 2030

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in September 2043. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)   the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)   the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, are the “Excess Prepayment Interest Shortfall”).

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C and Class D certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C and Class D certificates. The Class B certificates will likewise be protected by the subordination of the Class C and Class D certificates. The Class C certificates will likewise be protected by the subordination of the Class D certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Certificate Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, second, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, and third, to the Class A-3 certificates until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2 and Class A-3 certificates that are still outstanding, pro rata, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2 and Class A-3 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2 and Class A-3 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2 and Class A-3 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2 and Class A-3 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2 and Class A-3 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2 and Class A-3 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates and the Class D certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than the Class D certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to Certificateholders and the VRR Interest owner on that date, the certificate administrator will be required to calculate the Certificate Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Certificate Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Certificate Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class D certificates;

second, to the Class C certificates;

third, to the Class B certificates; and

fourth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Certificate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Certificate Realized Losses will not be allocated to the VRR Interest or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Certificate Realized Losses. VRR Realized Losses, rather than Certificate Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

The Certificate Realized Losses and the VRR Realized Losses are referred to in this prospectus as “Realized Losses”.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero, except that the Class D certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Certificate Realized Losses and VRR Realized Losses are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions“ and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)     a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)     a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●

Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2020, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●

Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2020, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer, the certificate administrator may rely on a certification by the master servicer, the special servicer or a mortgage loan seller, as the case may be.

The “Risk Retention Consultation Party” will be each of (i) the party selected by JPMCB (such party, the “VRR-A Risk Retention Consultation Party”), (ii) the party selected by Deutsche Bank AG, New York Branch (“DBNY”), an MOA of DBRI (such party, the “VRR-B Risk Retention Consultation Party”), and (iii) the party selected by CREFI (such party, the “VRR-C Risk Retention Consultation Party”), in each case as a holder of a portion of the VRR Interest. The other parties to the PSA will be entitled to assume that the identity of a Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from JPMCB (in the case of the VRR-A Risk Retention Consultation Party), DBNY (in the case of the VRR-B Risk Retention Consultation Party) or CREFI (in the case of the VRR-C Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. The initial Risk Retention Consultation Parties with respect to the mortgage pool are expected to be DBNY, JPMCB and CREFI.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate”  means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Information” means, with respect to any Excluded Loan, any information solely related to such Excluded Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Loan and/or the related Mortgaged Properties.

“Excluded Loan”  means with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is a Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not a Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding, and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, Thomson Reuters Corporation and DealView Technologies Ltd., pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○

any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files; and

○	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

○

the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○

all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer or the asset representations reviewer;

○	notice of resignation or termination of the asset representations reviewer and notice of the acceptance of appointment by the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”;

●	the “U.S. Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, or (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer or the special servicer, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer or the special servicer, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and

Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

The master servicer will, under certain circumstances, be entitled to receive or request operating advisor annual reports prepared by the Non-Serviced Operating Advisor under the related Non-Serviced PSA and the related Intercreditor Agreement. To the extent received, the master servicer will deliver the operating advisor annual reports to the certificate administrator for posting on the certificate administrator’s website. As a result, we cannot assure you that you will have access to the same information within the same timeframes with respect to the Non-Serviced Mortgage Loans as you would have if the Non-Serviced Mortgage Loans were serviced under the PSA.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)     2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)     in the case of any Principal Balance Certificates and the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in

DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement——The Asset Representations Reviewer”, “—Limitation on Rights of Certificateholders to Institute a Proceeding” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The VRR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the VRR Interest.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—Benchmark 2020-IG1

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication

Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which JPMCB and GACC are selling Mortgage Loans, the 1633 Broadway Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by JPMCB or GACC, as applicable. For purposes of the respective MLPAs pursuant to which JPMCB and CREFI are selling Mortgage Loans, the Bellagio Hotel and Casino Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by JPMCB or CREFI, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)            the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)            the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)           an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)           the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)            an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form

(or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)           the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)          originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)          the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)           any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)            an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)           the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)          the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)          the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)         the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)          the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)         the original or a copy of any lockbox or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)         the original or a copy of any related mezzanine intercreditor agreement;

(xviii)        the original or a copy of all related environmental insurance policies; and

(xix)         a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, with respect to the 1633 Broadway Mortgage Loan and the Bellagio Hotel and Casino Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver a Mortgage Note (and any related allonge or assignment) as part of the related Mortgage File will be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party. The obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)  A copy of each of the following documents:

(i)            the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)            the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)           any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)           all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)            the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)           any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)          any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)          any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)           any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)            any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)           any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)          any lockbox or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)          a copy of all related environmental reports; and

(xiv)         a copy of all related environmental insurance policies;

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property(ies);

(h)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  a copy of all zoning reports;

(l)   a copy of financial statements of the related mortgagor;

(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  a copy of all UCC searches;

(o)  a copy of all litigation searches;

(p)  a copy of all bankruptcy searches;

(q)  a copy of the origination settlement statement;

(r)   a copy of the insurance consultant report;

(s)  a copy of organizational documents of the related mortgagor and any guarantor;

(t)   a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)  a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)  a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex C-1, Annex D-1 and Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex C-2, Annex D-2 and Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)  such mortgage loan seller’s discovery of any Material Defect;

(y)  such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (z); or

(z)   in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (1) the discovery by any party to the PSA of the such Material Defect or (2) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(a)  cure such Material Defect in all material respects, at its own expense,

(b)  repurchase the affected Mortgage Loan or REO Loan (or, in the case of the 1633 Broadway Mortgage Loan or Bellagio Hotel and Casino Mortgage Loan, as applicable, the applicable portion thereof) at the Purchase Price, or

(c)  substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan (or, in the case of the 1633 Broadway Mortgage Loan or Bellagio Hotel and Casino Mortgage Loan, as applicable, the applicable portion thereof), and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that, except with respect to a Material Defect resulting solely from the failure of the mortgage loan seller to deliver the actual policy of lender’s title insurance to the Trustee or Custodian in accordance with the PSA within 18 months of the Closing Date, the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of the 1633 Broadway Mortgage Loan or Bellagio Hotel and Casino Mortgage Loan, as applicable, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee and the asset representations reviewer an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage and (iv) such delay or failure to provide notice precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

With respect to each Non-Serviced Mortgage Loan, the related mortgage loan seller will agree that if a “material document defect” (as such term or any analogous term is defined in the related Non-Serviced PSA) under the related Non-Serviced PSA exists with respect to the related Non-Serviced Companion Loan(s) and the related mortgage loan seller (or other responsible party) repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, then the related mortgage loan seller will repurchase the such Non-Serviced Mortgage Loan; provided, however, that the foregoing will not apply to any “material document defect” related to the promissory note for the related Non-Serviced Companion Loan(s).

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of each of the 1633 Broadway Mortgage Loan and the Bellagio Hotel and Casino Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans), are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, in the case of a Material Defect with respect to the 1633 Broadway Mortgage Loan, each of JPMCB and GACC will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the 1633 Broadway Mortgage Loan was a separate Mortgage Loan. Further, in the case of a Material Defect with respect to the Bellagio Hotel and Casino Mortgage Loan, each of JPMCB and CREFI will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the Bellagio Hotel and Casino Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). With respect to the 1633 Broadway Mortgage Loan or the Bellagio Hotel and Casino Mortgage Loan, as applicable, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)   have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)  prohibit defeasance within two years of the Closing Date;

(o)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(p)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(q)  be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to the 1633 Broadway Mortgage Loan (9.8%), which was co-originated by DBRI, Wells Fargo Bank, National Association, JPMCB and Goldman Sachs Bank USA, each of JPMCB and GACC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor (approximately 76.8% and 23.2% with respect to JPMCB and GACC, respectively). It is possible that under certain circumstances only one of JPMCB and GACC will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. JPMCB and GACC will be the mortgage loan sellers with respect to an approximately 76.8% interest and 23.2% interest, respectively, in the 1633 Broadway Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan shall be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the 1633 Broadway Whole Loan will continue to be serviced and administered under the applicable PSA, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the 1633 Broadway Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Further, with respect to a Material Defect related to the Bellagio Hotel and Casino Mortgage Loan (8.3%), which is part of a Whole Loan that was co-originated by JPMCB, CREFI and Morgan Stanley Bank, National Association, each of JPMCB and CREFI will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor (approximately 27.3% and 72.7% with respect to JPMCB and CREFI, respectively). It is possible that under certain circumstances only one of JPMCB and CREFI will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. JPMCB and CREFI will be the mortgage loan sellers with respect to an approximately 27.3% interest and 72.7% interest, respectively, in the Bellagio Hotel and Casino Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan shall be deemed to constitute a “Mortgage Loan” under the applicable PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the Bellagio Hotel and Casino Whole Loan will continue to be serviced and administered under the PSA, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the Bellagio Hotel and Casino Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans and any related REO Properties will be governed by the PSA, the Non-Serviced PSAs and any related Intercreditor Agreement.

Each Mortgage Loan is part of a split loan structure where one or more of the related Companion Loans has been included in, or is expected to be included in another securitization transaction. Except with respect to the Servicing Shift Whole Loan before the Servicing Shift Securitization Date, each Whole Loan (including each Mortgage Loan) and any related REO Properties are expected to be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. See “Summary of Terms—Non-Serviced Whole Loans”.

The following summary describes the general terms under which each of the Mortgage Loans and any related REO Properties will be serviced and administered. Certain provisions of each of the related Intercreditor Agreements are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, certain provisions of each Non-Serviced PSA that differ from the description of the general terms under which each Mortgage Loan will be serviced are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans“ and “—Servicing of the Non-Serviced Mortgage Loans” below.

As used in this prospectus, the term Applicable Servicer, Applicable Master Servicer and Applicable Special Servicer are used to refer to the servicing party responsible for certain servicing and administrative duties with respect to a particular Mortgage Loan and/or the related Whole Loan. The “Applicable Master Servicer” refers to the master servicer or primary servicer for a particular Whole Loan that is responsible for servicing or administering that Mortgage Loan under the pooling and servicing agreement for the securitization identified on the chart entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans”. The “Applicable Special Servicer” refers to the special servicer for a particular Whole Loan that is responsible for servicing or administering that Whole Loan following a servicing transfer event under that pooling and servicing agreement. “Applicable Servicer” refers to the Applicable Master Servicer and/or Applicable Special Servicer as the context requires. In addition, the term “Applicable PSA” for each Whole Loan refers to the trust and servicing agreement or pooling and servicing agreement pursuant to which the Mortgage Loan is primary serviced.

Every Whole Loan, other than the 1501 Broadway Whole Loan before its Servicing Shift Securitization Date, will be a Non-Serviced Whole Loan (and every Mortgage Loan, other than the 1501 Broadway Mortgage Loan before its Servicing Shift Securitization Date will be a Non-Serviced Mortgage Loan). The 1501 Broadway Whole Loan will be the sole Serviced Whole Loan (and the 1501 Broadway Mortgage Loan will be the sole Servicing Shift Mortgage Loan) and such status will apply only in respect of the period before the Servicing-Shift Securitization Date. The 1501 Broadway Whole Loan will become a Non-Serviced Whole Loan (and the 1501 Broadway Mortgage Loan will become a Non-Serviced Mortgage Loan) upon the Servicing Shift Securitization Date.

Neither the PSA nor any Non-Serviced PSA includes an obligation for any party to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the intercreditor agreements and all other assets to be included in the trust, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes with respect to each Mortgage Loan. The custodian will hold Mortgage Notes in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Serviced Mortgage Loans including the Servicing Shift Mortgage Loan and any related Companion Loans and the related REO Properties for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the Applicable Servicer services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the Applicable Servicer services and administers similar mortgage loans owned by the Applicable Servicer with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Companion Loans, and the best interests of the issuing entity, the Certificateholders and the holder(s) of any related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the Applicable Servicer in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the Applicable Servicer or any of its affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the Applicable Servicer or any of its affiliates;

(C)  the obligation, if any, of the Applicable Servicer to make Advances;

(D)  the right of the Applicable Servicer or any of its affiliates to receive compensation or reimbursement of costs under the Applicable PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) any Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the Applicable PSA or held by the issuing entity by the Applicable Servicer or any of its affiliates;

(F)  any debt that the Applicable Servicer or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the Applicable Servicer or any of its affiliates, may have; and

(H)  any obligation of the Applicable Servicer or one of its affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the Applicable Servicer or any of its affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

With respect to each Non-Serviced Mortgage Loan, the Applicable Master Servicer and the Applicable Special Servicer will be required to diligently service and administer the such Non-Serviced Mortgage Loan and any related Companion Loans and the related REO properties for which it is responsible in accordance with applicable law, the terms of the Applicable PSA, the Mortgage Loan documents, the related Intercreditor Agreement and a servicing standard that is similar to the Servicing Standard, but may vary in certain respects.

All net present value calculations and determinations made under the Applicable PSA with respect to any Mortgage Loan, Mortgaged Property or REO property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Companion Loan(s) or sale by the Applicable Special Servicer of a Defaulted Loan, the highest of (1) the rate determined by the Applicable Master Servicer or Applicable Special Servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Loan interest rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property; provided that the applicable discount rate may vary in certain Non-Serviced PSAs.

Subservicing

The Applicable Master Servicer and the Applicable Special Servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans and the Companion Loans to one or more third-party sub-servicers provided that the Applicable Master Servicer and the Applicable Special Servicer, as applicable, will remain obligated under the Applicable PSA. A sub-servicer may be an affiliate of the related depositor, a master servicer or a special servicer. Under certain circumstances, the Applicable Special Servicer may not enter into any sub-servicing agreement related to the Applicable PSA which provides for the performance by third parties of any or all of its obligations under the Applicable PSA without the prior consent of the related directing certificateholder or controlling class representative for the Applicable PSA, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Applicable Master Servicer or Applicable Special Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the Applicable Master Servicer or Applicable Special Servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the Applicable Master Servicer pursuant to the PSA or such Sub-Servicing Agreement or to the Applicable Master Servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Applicable PSA to perform its obligations under the Applicable PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The Applicable Master Servicer or Applicable Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Applicable Master Servicer or Applicable Special Servicer, as applicable.

Generally, the Applicable Master Servicer will be solely liable for all fees owed by it to any sub-servicer retained by the Applicable Master Servicer, without regard to whether the Applicable Master Servicer’s compensation pursuant to the Applicable PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the Applicable Master Servicer for certain expenditures which such sub-servicer makes, generally to the same extent the Applicable Master Servicer would be reimbursed under the Applicable PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)     all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)     in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges or prepayment premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the Master Servicer (solely with respect to the

Servicing Shift Mortgage Loans) or the Applicable Master Servicer under the Applicable PSA will be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the applicable Mortgage Loans and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any applicable Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer (solely with respect to the Servicing Shift Mortgage Loan) or the Applicable Master Servicer fails to make a Servicing Advance that it is required to make under the Applicable PSA and the related trustee has received notice or otherwise has actual knowledge of this failure, the related trustee will be required to make the required Servicing Advance in accordance with the terms of the Applicable PSA.

However, no Applicable Master Servicer, Applicable Special Servicer or trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Companion Loan under the related Intercreditor Agreement or the PSA or Applicable PSA.

The Applicable Special Servicer will generally have no obligation to make any Servicing Advances. However, in certain pooling and servicing agreements in an urgent or emergency situation requiring the making of a Servicing Advance, an Applicable Special Servicer may make such Servicing Advance, and the Applicable Master Servicer will be required to reimburse the Applicable Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Applicable PSA, unless such Advance is determined to be nonrecoverable by the Applicable Master Servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the Applicable Special Servicer is reimbursed, the Applicable Master Servicer will be deemed to have made the Applicable Special Servicer’s Servicing Advance as of the date made by the Applicable Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Applicable PSA.

Any requirement of the master servicer or the trustee to make a P&I Advance in the PSA or the Applicable Master Servicer or related trustee to make a Servicing Advance in the Applicable PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the Applicable Master Servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, with respect to certain Mortgage Loans, the Applicable Special Servicer may, at its option (with respect to any specially serviced loan, in consultation with, prior to the occurrence of a consultation termination event, the directing certificateholder or controlling class representative under the Applicable PSA) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance with respect to that Mortgage Loan, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, (and, with respect to a Pari Passu Mortgage Loan, to the related Applicable Master Servicer under the related Applicable PSA), the certificate administrator, the trustee, and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon, and may be conclusively relied upon by, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will generally be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the Applicable Master Servicer, the Applicable Special Servicer or the related trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) in the case of a P&I Advance by the master servicer, any non-recoverability determination of the Applicable Master Servicer or related trustee under the Applicable PSA relating to a principal and interest advance for a related Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this and the immediately preceding paragraph will be conclusive and binding on the Certificateholders. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The Applicable Master Servicer, the Applicable Special Servicer or the related trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections).

Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the Applicable PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the Applicable Master Servicer or the Applicable Special Servicer or the related trustee, as applicable, on a Whole Loan becomes a Nonrecoverable Advance and the Applicable Master Servicer, the Applicable Special Servicer or the related trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the Applicable Master Servicer, the Applicable Special Servicer or the related trustee (as applicable) will be permitted to recover the allocable portion of such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest compounded annually at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Certificate Available Funds to the holders of the Regular Certificates (other than the VRR Interest) and (ii) VRR Available Funds to the VRR Interest owners, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account”) and the “VRR Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-VRR Certificates or the VRR Interest, as applicable. To the extent that any gains are realized on sales of Mortgaged Properties and allocated in respect of a Mortgage Loan pursuant to the related Intercreditor Agreement, such gains will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-VRR Percentage multiplied by such gains and into the VRR Certificate Gain-on-Sale Reserve Account in an amount equal to the VRR Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Non-VRR Certificates (including to reimburse for Realized Losses previously allocated to such certificates) and amounts in the VRR Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of VRR Available Funds to all amounts due and payable on the VRR Interest (including to reimburse for VRR Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and VRR Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date be distributed on the Class R certificates on the final Distribution Date.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class D certificates and the VRR Interest owners. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the VRR Certificate Gain-on-Sale Reserve Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i) to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)            to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)           to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)           to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(v)            to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vi)           to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(vii)          to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(viii)          to pay for any unpaid costs and expenses incurred by the issuing entity;

(ix)           to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(x)            to recoup any amounts deposited in the Collection Account in error;

(xi)           to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xii)          to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiii)          to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xiv)         to pay the CREFC® Intellectual Property Royalty License Fee;

(xv)          to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvi)         to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xvii)         to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA; and

(xviii)        to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to each applicable Non-Serviced PSA, pursuant to the related Intercreditor Agreement and the Applicable PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicing Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00250% to 0.00375%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions;

●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying assumption transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds

●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the master servicer; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.0025% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to a per annum rate of 0.25000% (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (except with respect to a Corrected Loan that was a Fee Restricted Specially Serviced Loan and became a Corrected Loan while it was a Fee Restricted Specially Serviced Loan) and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan

(including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan (except with respect to any Fee Restricted Specially Serviced Loan during a related Imminent Default Liquidation Fee Restricted Period) or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)       within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)      the purchase of (A) any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)      with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion

Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(iv)      the purchase of any Specially Serviced Loan by the special servicer or its affiliate, or

(v)      if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (iv) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)       100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)      100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying assumption transaction,

(iii)      100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)      50% of all Excess Modification Fees and assumption fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision,

(v)      late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (excluding special servicing fees, workout fees and liquidation fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date;

(vi)      with respect to accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds; and

(vii)     100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the special servicer.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

A Specially Serviced Loan is a “Fee Restricted Specially Serviced Loan” if (i) such Specially Serviced Loan is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event” and (ii) the special servicer made the determination that the related Mortgage Loan (and any related Serviced Companion Loan) should be transferred to special servicing and the master servicer did not agree with the special servicer’s determination, as evidenced by an officer’s certificate delivered to the special servicer setting forth the reason for such disagreement; provided, however, that no Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan if such Specially Serviced Loan is transferred to special servicing by the determination of the master servicer or if the master servicer and the special servicer mutually agree to such transfer. A Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan only during any Imminent Default Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Workout Fee or any fee payable by the related borrower during any Imminent Default Workout Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Liquidation Fee or any fee payable by the related borrower during any Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Fee Restricted Period” means any Imminent Default Workout Fee Restricted Period or Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Workout Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event”, during the period commencing upon the date that such loan becomes a Specially Serviced Loan based on a determination of the special servicer (without the agreement of the master servicer) and ending on the earlier of (i) the date (if any) on which such Specially Serviced Loan is modified and (ii) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y), (5) or (7) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

An “Imminent Default Liquidation Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, where (A) a payment default has occurred with respect to the related balloon payment and (B) the borrower has provided prior to the related maturity date a Refinancing/P&S Document in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, during the period commencing upon the date of such payment default and ending on the earlier of (i) the time set forth in the applicable Refinancing/P&S Document, as extended pursuant to the original terms of such documentation, (ii) 120 days after the balloon payment default or maturity default, (iii) the date that the related borrower fails to make the Assumed Scheduled Payment, and (iv) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y) or (5) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

“Refinancing/P&S Document” means any of (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of a Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of a Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, if such agreement includes delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00850% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00150% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $16,300 multiplied by the number of Subject Loans, plus (ii) $1,650 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,150 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,150 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)        120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)        the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)        30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)        30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)        60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)        a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that

Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)        immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer, as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or the valuation described below, equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.	the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicer’s option, either (i) by an appraisal obtained by the special servicer (the costs of which will be paid by the master servicer as an Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation and receipt of information in the special servicer’s possession requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction Amount, the master servicer will be required to calculate and report to the special servicer, the trustee and the certificate administrator, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount or Collateral Deficiency Amount pursuant to their definitions using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee and the certificate administrator, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class D certificates, then, to the Class C certificates, then, to the Class B certificates, then, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining Voting Rights (in certain circumstances), the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class D certificates, then, to the Class C certificates, then, to the Class B certificates and finally, to the Class A-S certificates).

The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, and (ii) any Collateral Deficiency Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount and Collateral Deficiency Amount, as applicable, to the certificate administrator’s website.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the special servicer may forbear taking any enforcement action; provided that, with respect to any Specially Serviced Loan, after consultation with the Risk Retention Consultation Parties, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to maintenance of insurance that are similar, but not necessarily identical, to the provisions described above. In the case of certain Non-Serviced PSAs, such insurance provisions include the consent of a directing certificateholder or controlling class representative in connection with the determination of Acceptable Insurance Defaults in certain circumstances.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without receipt of a Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”). The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—Sale of Defaulted Loans and REO Properties—Major Decisions” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision to the extent described under "Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses".

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

In connection with the processing by the master servicer of the matters described in the third preceding paragraph (including, for the avoidance of doubt, any property management changes), the master servicer will deliver notice thereof to the special servicer after completion.

“Master Servicer Decision”: Any one or more of the following with respect to non-Specially Serviced Loans:

(i)       grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities that affect an area lesser than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)      approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(iii)      approving annual operating budgets other than as set forth in clause (xviii) of the definition of “Major Decisions”;

(iv)      subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)      approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)      granting waivers of minor covenant defaults (other than financial covenants);

(vii)      to the extent not a Major Decision pursuant to clause (x) of the definition of Major Decision, any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, where such request is for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, free rent or rent credit reserves pursuant to an approved lease, tenant improvements pursuant to an approved lease and leasing commissions pursuant to an approved lease, other than a funding or disbursement listed in the proviso below, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans will be identified on a schedule to the PSA), no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(viii)     any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a Stated Principal Balance less than $25,000,000 and (y) for which the debt service coverage ratio or debt yield for such Mortgage Loan (or Whole Loan, if applicable) is greater than the greater of (X) the debt service coverage ratio or debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan or (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio or debt yield for such Mortgage Loan as of the most recent quarterly reporting period and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)      approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)      any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan;

(xi)      consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)      consent to actions and releases related to condemnation of parcels of a Mortgaged Property, except with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)     grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Balance will become due;

(xiv)     any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the Mortgage Borrower, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied; and

(xv)      grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder.

Neither the master servicer nor the special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan in a manner that would be inconsistent with the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related intercreditor agreement (if any).

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)        extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)        provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing (including, for the avoidance of doubt, any property management changes), the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan), the certificate administrator, the trustee, and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan (including, for the avoidance of doubt, any property management changes), the master servicer will be required to notify the certificate administrator, the trustee, the special servicer, the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to modifications, waivers and amendments that are similar, but not necessarily identical, to the provisions described above. In the case of certain Non-Serviced PSAs, a directing certificateholder or controlling class representative has certain consent and consultation rights with respect to certain modifications, waivers and amendments and the particular modifications, waivers and amendments performed primarily by the Applicable Master Servicer and Applicable Special Servicer may vary from those described above.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer (after receipt of the Major Decision Reporting Package), other than with respect to an Excluded Loan as to the Risk Retention Consultation Parties, has consulted on a strictly non-binding basis with the Risk Retention Consultation Parties and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $35,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer (after receipt of the Major Decision Reporting Package), other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted with the Risk Retention Consultation Parties on a strictly non-binding basis and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $35,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2021) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2021, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The master servicer will under certain circumstances be entitled to receive or request inspections reports prepared by the Non-Serviced Master Servicer under the related Non-Serviced PSA and the related Intercreditor Agreement. To the extent received, the master servicer will deliver the inspection reports to the Certificate Administrator for posting on the Certificate Administrator’s Website. As a result, we cannot assure you that you will have access to the same information within the same timeframes with respect to the Non-Serviced Mortgage Loans as you would have if the Non-Serviced Mortgage Loans were serviced under the PSA.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the annual operating statements beginning with calendar year end 2020 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under " Description of the Certificates—Reports to Certificateholders; Certain Available Information--Certificate Administrator Reports." Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing (each of the following, a “Servicing Transfer Event”):

(1)        either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of the related Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include a delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer or the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer or the special servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date that such refinancing or sale is scheduled to occur in such documentation as such date may be extended pursuant to the original terms of such documentation;

(2)        as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)        as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)        as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)        as to which, in the judgment of the master servicer or the special servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)        as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)        as to which the master servicer or the special servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA, and the special servicer will have no responsibility for the performance by the master servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA to provide for the transfer of servicing from the Applicable Master Servicer to the Applicable Special Servicer under circumstances that are similar, but not necessarily identical, to the provisions described above.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Final Asset Status Report will be required to be delivered in electronic form to:

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, the Risk Retention Consultation Party will have the right to consult with the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report.

The special servicer will not be required to take or to refrain from taking any action because of a comment or recommendation of the Risk Retention Consultation Party.

With respect to any Non-Serviced Mortgage Loan, the obligations of the Applicable Special Servicer under each Non-Serviced Mortgage Loan to prepare asset status reports in connection with the servicing of Mortgage Loans that become specially serviced mortgage loans are similar, but not identical, to those described above; however each Non-Serviced PSA typically includes certain consent and consultation rights held by the related Non-Serviced Directing Certificateholder and consultation rights held by the related operating advisor (if any) with respect to the finalization of any asset status reports. The master servicer will under certain circumstances be entitled to receive or request asset status reports prepared by the Non-Serviced Special Servicer under the related Non-Serviced PSA and the related Intercreditor Agreement.  To the extent received, the master servicer will deliver the asset status reports to the Certificate Administrator for posting on the Certificate Administrator’s Website. As a result, we cannot assure you that you will have access to the same information within the same timeframes with respect to the Non-Serviced Mortgage Loans as you would have if the Non-Serviced Mortgage Loans were serviced under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged

Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, currently, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (after consulting on a non-binding basis with the applicable Risk Retention Consultation Party in accordance with the PSA), such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the special servicer will be entitled to a Liquidation Fee to the same extent that the special servicer would be entitled to such Liquidation Fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer and each Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) (which consultation will be on a non-binding basis) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the asset representations reviewer, the certificate administrator, the trustee, any Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to a Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

Major Decisions

Except as otherwise described under “—Control Termination Events and Consultation Termination Events” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or consent to the master servicer taking) any of the following actions without first consulting, on a non-binding basis with the Risk Retention Consultation Party after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Risk Retention Consultation Party, and in the special servicer’s possession in order to facilitate such consultation, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if the Risk Retention Consultation Party has not responded within 10 business days of receipt of the Major Decision Reporting Package, the Risk Retention Consultation Party will be deemed to have waived such consultation rights).

Each of the following, a “Major Decision”:

(i)          any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)         any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xiii) of the definition of Master Servicer Decision;

(iii)        any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)        any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)         any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents;

(vi)        any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) of the definition of “Master Servicer Decision”;

(vii)        consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)       any determination of an Acceptable Insurance Default;

(ix)        (1) any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)         any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any Mortgage Loan, but excluding, as to any Mortgage Loan that is not a Specially Serviced Loan, any Routine Disbursements or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer); provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans will be identified on a schedule to the PSA), no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(xi)        any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)       any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)       any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan;

(xiv)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)       approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)       determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that involve a ground lease and any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property);

(xvii)      any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xviii)     approving annual operating budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.40x (to the extent lender approval is required under the Mortgage Loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the master servicer to be affiliates of the related mortgagor (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan); and

(xix)      approving waivers regarding the receipt of financial statements other than as provided in clause (ii) of the definition of “Master Servicer Decisions”.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Risk Retention Consultation Party) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent and consultation with the Risk Retention Consultation Party.

Under the terms of the related Intercreditor Agreement, the holder of the control note with respect to the Servicing Shift Mortgage Loan will have certain consent and consultation rights with respect to that Mortgage Loan related to matters substantially similar to the Major Decisions described above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consultation with any Risk Retention Consultation Party is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting to consult with any Risk Retention Consultation Party or any Companion Loan holder, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Risk Retention Consultation Party with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer may follow any advice or consultation provided by any Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, no party will be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, as well as certain consent rights with respect to those matters under certain circumstances will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and the special servicer will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, the special servicer may have certain consent rights on behalf of the issuing entity in connection with a sale of any Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 4 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 6 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2010, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2015 and December 31, 2019 was approximately 13.0%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent 26.5% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, each Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the master servicer to the extent in the master servicer’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)      a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)     any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer of such missing documents, and request that the master servicer promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer to the extent in the master servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee and the certificate administrator of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or any Risk Retention Consultation Party or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information, or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)      any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)      any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)      the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)      the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(1)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(2)   may act solely in the interests of the holders of the VRR Interest;

(3)   does not have any liability or duties to the holders of any class of certificates;

(4)   may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(5)   will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Upon (i) the written direction of holders of Principal Balance Certificates and VRR Interest evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and the VRR Interest requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates and VRR Interest evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates and VRR Interest on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. If the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Risk Retention Consultation Party will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. If at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the asset representations reviewer or an affiliate of the asset representations reviewer, (iii) currently has a special servicer rating of at least “CSS3” from Fitch, and (iv) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)     KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% of the Voting Rights, the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies. In addition, neither the asset representations reviewer nor its respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) and (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus) or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer or its affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any such fees and costs relating to enforcing this indemnity), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or the asset representations reviewer, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and any costs associated with enforcement of its indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee or the certificate administrator receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer determines that a Material Defect exists, the master servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material

Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than the holders of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be the master servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee or the certificate administrator obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”).

The Proposed Course of Action Notice will be required to include:

(a)   a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(b)   a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices,

(c)   a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(d)   a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration, and

(e)   instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading "—Resolution of a Repurchase Request" will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than the holders of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Servicing Shift Mortgage Loan

The servicing of the Servicing Shift Mortgage Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA. Although the related Intercreditor Agreements impose some requirements regarding the terms of the Servicing Shift PSA (and it is expected that such Servicing Shift PSAs will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitizations related to such Servicing Shift PSAs have not been determined, and accordingly, the servicing terms of such Servicing Shift PSAs are unknown. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer. Every Whole Loan, other than the 1501 Broadway Whole Loan before its Servicing Shift Securitization Date, will be a Non-Serviced Whole Loan (and every Mortgage Loan, other than the 1501 Broadway Mortgage Loan before its Servicing Shift Securitization Date will be a Non-Serviced Mortgage Loan). The 1501 Broadway Whole Loan will be the sole Serviced Whole Loan (and the 1501 Broadway Mortgage Loan will be the sole Servicing Shift Mortgage Loan) and such status will apply only in respect of the period before the Servicing-Shift Securitization Date. The 1501 Broadway Whole Loan will become a Non-Serviced Whole Loan (and the 1501 Broadway Mortgage Loan will become a Non-Serviced Mortgage Loan) upon the Servicing Shift Securitization Date.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the JPMCC 2020-LOOP, BWAY 2019-1633, BX 2019-OC11, Hudson Yards 2019-55HY, MRCD 2019-PARK and MAD 2019-650M, which differ as described in the applicable section below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2020-IG1 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA; provided, however, that with respect to (i) the F5 Tower Mortgage Loan, the special servicing fee is subject to a cap of 0.20% per annum, and the liquidation fee and work out fee are each subject to a cap of 0.45% and (ii) the 560 Mission Street Mortgage Loan, the liquidation fee and work out fee are each subject to a cap of 0.50%.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Risk Retention Consultation Parties under the PSA (with the exception that the Non-Serviced Directing Certificateholder has consent and consultation rights under certain circumstances) with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA with or without cause under certain conditions.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2020-IG1 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Control Termination Events and Consultation Termination Events

With respect to each of the Non-Serviced Mortgage Loan, the related Non-Serviced PSA includes a “directing certificateholder”, “controlling class representative” or similar party that is entitled to exercise certain consent and consultation rights with respect to the Mortgage Loans serviced under that agreement. The consent and consultation rights are generally consistent with those described below, but may vary in certain respects. With respect to any Non-Serviced Mortgage Loan or related Whole Loan, if a Control Termination Event has occurred and is continuing, but no Consultation Termination Event has occurred, the Non-Serviced Special Servicer will not be required to obtain the consent of the related directing certificateholder with respect to any of the major decisions or asset status reports with respect to the applicable Non-Serviced Mortgage Loans, but will be required to consult with that directing certificateholder in connection with any major decision or asset status report (or any other matter for which the consent of the directing certificateholder would have been required or for which the directing certificateholder would have the right to direct the Non-Serviced Master Servicer or the Non-Serviced Special Servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the directing certificateholder in respect of such major decision or asset status report (or such other matter). Such consultation will not be binding on the related Non-Serviced Special Servicer. In the event the Non-Serviced Special Servicer receives no response from the directing certificateholder within a specified period of time following its written request for input on any required consultation, the Non-Serviced Special Servicer will not be obligated to consult with the directing certificateholder on the specific matter; provided, however, that the failure of the directing certificateholder to respond will not relieve the Non-Serviced Special Servicer from consulting with the directing certificateholder on any future matters with respect to the applicable Mortgage Loan.

In addition, if a Control Termination Event has occurred and is continuing, the Non-Serviced Special Servicer will also be required to consult on a non-binding basis with the related Non-Serviced Operating Advisor (if any) in connection with any major decision (and such other matters that are subject to consultation rights of the Non-Serviced Operating Advisor pursuant to the Non-Serviced PSA) and to consider alternative actions recommended by the Non-Serviced Operating Advisor in respect of such major decision. In the event the Non-Serviced Special Servicer receives no response from the Non-Serviced Operating Advisor within a specified period of time following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the Non-Serviced Operating Advisor related to the subject matter of such consultation, the Non-Serviced Special Servicer will not be obligated to consult with the Non-Serviced Operating Advisor on the specific matter; provided, however, that the failure of the Non-Serviced Operating Advisor to respond will not relieve the Non-Serviced Special Servicer from consulting with the Non-Serviced Operating Advisor on any future matters with respect to the applicable Mortgage Loan.

If a Consultation Termination Event has occurred, no class of certificates will act as the controlling class, and the related directing certificateholder will have no consultation or consent rights under the related Non-Serviced PSA and will have no right to receive any notices, reports or information or any other rights as directing certificateholder under the Non-Serviced PSA. The Non-Serviced Special Servicer will nonetheless be required to consult with only the Non-Serviced Operating Advisor in connection with major decisions, asset status reports and other material special servicing actions to the extent set forth in the Non-Serviced PSA, and no controlling class certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will generally occur when the senior most class of control eligible certificates have a certificate balance (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balance of such class) of less than 25% of the initial certificate balance of that class.

A “Consultation Termination Event” will generally occur when there is no class of control eligible certificates that has a then-outstanding certificate balance at least equal to 25% of the initial certificate balance of that class, in each case, without regard to the application of any appraisal reduction amounts.

The Non-Serviced Operating Advisor

General

The following description generally describes the duties and obligations of the Non-Serviced Operating Advisors under the related Non-Serviced PSA for each transaction which utilizes an operating advisor. However, the specific duties and obligations for each Non-Serviced Operating Advisor may vary from transaction to transaction, including, without limitation, with respect to (i) the periods during which a Non-Serviced Operating Advisor is required to perform such duties and obligations, the scope of the Non-Serviced Operating Advisor’s duties and obligations, (iii) the eligibility requirements for operating advisors and (iv) the treatment of privileged information. In the case of the 650 Madison Avenue Mortgage Loan, there is no Non-Serviced Operating Advisor and no party to the related Non-Serviced PSA will perform the duties of an operating advisor.

The Non-Serviced Operating Advisor will act solely as a contracting party to the extent set forth in the applicable Non-Serviced PSA, and in accordance with an Operating Advisor Standard, and will have no fiduciary duty to any party.  The Non-Serviced Operating Advisor’s duties will be limited to its specific duties under the applicable Non-Serviced PSA, and the Non-Serviced Operating Advisor will have no duty or liability to any particular class of certificates or any certificateholder or any third party. The Non-Serviced Operating Advisor is not a special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Mortgage Loan that has become a specially serviced loan under the related Non-Serviced PSA. Potential investors should be aware that there could be multiple strategies to resolve any specially serviced loan and that the goal of the Non-Serviced Operating Advisor’s participation is to provide additional input relating to a special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the Non-Serviced Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the applicable Non-Serviced PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the Non-Serviced Operating Advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer within the meaning of the Securities Exchange Act of 1934, as amended.

See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Furthermore, the Non-Serviced Operating Advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer or any Non-Serviced Master Servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Non-Serviced Operating Advisor Consulting Fee by the Non-Serviced Master Servicer, the Non-Serviced Operating Advisor will have no obligation or responsibility at any time to consult with the Non-Serviced Master Servicer.

Duties of Non-Serviced Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Non-Serviced Mortgage Loan, unless a Control Termination Event has occurred and is continuing under the related Non-Serviced PSA, the related Non-Serviced Operating Advisor’s obligations will generally consist of the following:

(a)   promptly reviewing information available to “privileged persons” under the related Non-Serviced PSA on the related Non-Serviced Certificate Administrator’s website that is relevant to the Non-Serviced Operating Advisor’s obligations under the applicable Non-Serviced PSA;

(b)   promptly reviewing each final asset status report with respect to the Non-Serviced Mortgage Loans; serviced under the related Non-Serviced PSA; and

(c)   reviewing any appraisal reduction amount (if calculated by the related Non-Serviced Special Servicer) and net present value calculations used in the Non-Serviced Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a specially serviced loan (after they have been finalized); however the Non-Serviced Operating Advisor may not opine on, or otherwise call into question, such appraisal reduction amount calculations and/or net present value calculations (except that if the Non-Serviced Operating Advisor discovers a mathematical error contained in such calculations, then the Non-Serviced Operating Advisor will be required to notify the special servicer and the related directing certificateholder of such error).

The Non-Serviced Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease changes and other similar actions that the special servicer may perform under the applicable Non-Serviced PSA and will have no obligations with respect to any Non-Serviced Mortgage Loan.

The Non-Serviced Operating Advisor’s review of information (other than a final asset status report and information accompanying such report) or interaction with the Non-Serviced Special Servicer related to any specific specially serviced loan is only to provide background information to support the Non-Serviced Operating Advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the Non-Serviced Special Servicer.

A “final asset status report”, with respect to any specially serviced loan under a particular Non-Serviced PSA, means each related asset status report, together with such other data or supporting information provided by the Non-Serviced Special Servicer to the related directing certificateholder, which does not include any communication (other than the related asset status report) between the Non-Serviced Special Servicer and directing certificateholder, with respect to such specially serviced loan; provided that, so long as a Control Termination Event has not occurred and is not continuing, no asset status report will be considered to be a final asset status report unless the related directing certificateholder, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the asset status report is otherwise in the process of being implemented by the Non-Serviced Special Servicer in accordance with the terms of the applicable Non-Serviced PSA. The Non-Serviced Operating Advisor is only required to review final asset status reports delivered to it by the Non-Serviced Special

Servicer; provided that the Non-Serviced Operating Advisor will be required to request delivery of a final asset status report to the extent it has actual knowledge of such final asset status report.

Duties of Non-Serviced Operating Advisor While a Control Termination Event Has Occurred and is Continuing

With respect to each Non-Serviced Mortgage Loan, while a Control Termination Event has occurred and is continuing, the Non-Serviced Operating Advisor’s obligations will consist of the following:

(a)   the Non-Serviced Operating Advisor will be required to consult (on a non-binding basis) with the Non-Serviced Special Servicer in respect of the asset status reports related to each applicable Non-Serviced Mortgage Loan in accordance with an Operating Advisor Standard, in a manner generally consistent with the actions described under “—Asset Status Report”;

(b)   the Non-Serviced Operating Advisor will be required to consult (on a non-binding basis) with the Non-Serviced Special Servicer in accordance with an Operating Advisor Standard with respect to major decisions that are generally consistent with the Major Decisions described under “—Major Decisions” in a manner generally consistent with the consultation rights described under “— Control Termination Events and Consultation Termination Events”;

(c)   the Non-Serviced Operating Advisor will be required to prepare an annual report if any Non-Serviced Mortgage Loan was a specially serviced loan during the prior calendar year to be provided to certain parties to the Non-Serviced PSA and made available through the Non-Serviced Certificate Administrator’s website and the 17g-5 information provider for that transaction in accordance with an Operating Advisor Standard, as described below under “—Annual Report” below; and

(d)   the Non-Serviced Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any appraisal reduction amount (if calculated by the Non-Serviced Special Servicer) or (2) net present value calculations used in the Non-Serviced Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a specially serviced loan prior to utilization by the Non-Serviced Special Servicer.

In connection with the performance of the duties described in clause (d) above:

(i)       after the calculation, but prior to the utilization by the Non-Serviced Special Servicer, the Non-Serviced Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Non-Serviced Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Non-Serviced Operating Advisor;

(ii)      if the Non-Serviced Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Non-Serviced Operating Advisor and the Non-Serviced Special Servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)      if the Non-Serviced Operating Advisor and Non-Serviced Special Servicer are not able to resolve such matters, the Non-Serviced Operating Advisor will be required to promptly notify the Non-Serviced Certificate Administrator and the Non-Serviced Certificate Administrator will be required to examine the calculations and supporting materials provided by the special servicer and the Non-Serviced Operating Advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Control Termination Event, the Non-Serviced Operating Advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the Non-Serviced Operating Advisor), and, therefore, it will have no involvement with respect to the determination and execution of major decisions and other similar actions that the special servicer may perform under the applicable Non-Serviced PSA. In addition, with respect to the Non-Serviced Operating Advisor’s review of net present value calculations as described above, the Non-Serviced Operating Advisor’s recalculation will not take into account the reasonableness of Non-Serviced Special Servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” generally means the requirement that the Non-Serviced Operating Advisor must act solely on behalf of the related issuing entity and in the best interest of, and for the benefit of, the Certificateholders and for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the Non-Serviced Operating Advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the Non-Serviced Operating Advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Asset Representations Reviewer, the directing certificateholder, any risk retention consultation party, any certificateholder or any of their affiliates.

Annual Report

After the occurrence and during the continuance of a Control Termination Event, based on the Non-Serviced Operating Advisor’s review of any Assessment of Compliance Report, Attestation Report, asset status report and other information (other than any communications between the directing certificateholder and the Non-Serviced Special Servicer that would be privileged information under the related Non-Serviced PSA) delivered to the Non-Serviced Operating Advisor by the Non-Serviced Special Servicer or made available to privileged persons under the related Non-Serviced PSA that are posted on the Non-Serviced Certificate Administrator’s website during the prior calendar year, including each asset status report delivered during the prior calendar year, the Non-Serviced Operating Advisor will (if any related Non-Serviced Mortgage Loans were specially serviced loans under the related Non-Serviced PSA at any time during the prior calendar year) prepare an annual report (an “Operating Advisor Annual Report”) to be provided by the Non-Serviced Operating Advisor to each of the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator (and made available through the certificate administrator’s website) within 120 days after the end of the prior calendar year and setting forth its assessment of the special servicer’s performance of its duties under the applicable Non-Serviced PSA during the prior calendar year on a “trust-level basis” with respect to the resolution and liquidation of any specially serviced loans that the special servicer is responsible for servicing under the applicable Non-Serviced PSA; provided, however, that in the event the special servicer is replaced, the Non-Serviced Operating Advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Non-Serviced Operating Advisor Annual Report.

Only as used in connection with the Operating Advisor Annual Report, the term “trust-level basis” refers to the Non-Serviced Special Servicer’s performance of its duties as they relate to the resolution and/or liquidation of specially serviced loans under the related Non-Serviced PSA, taking into account the Non-Serviced Special Servicer’s specific duties under the applicable Non-Serviced PSA as well as the extent to which those duties were performed in accordance with the related Servicing Standard, with reasonable consideration by the Non-Serviced Operating Advisor of any Assessment of Compliance Report, Attestation Report, asset status report (after a Control Termination Event), final asset status Report and any other information, in each case, delivered to the Non-Serviced Operating Advisor by the Non-Serviced Special Servicer (other than any communications between the directing certificateholder and the Non-Serviced Special Servicer that would be privileged information under the related Non-Serviced PSA) pursuant to the applicable Non-Serviced PSA.

The Non-Serviced Special Servicer will generally be given an opportunity to review any Operating Advisor Annual Report within a specified time prior to such Operating Advisor Annual Report’s delivery to the Non-Serviced Certificate Administrator and the 17g-5 information provider; provided that the Non-Serviced Operating Advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the Non-Serviced Special Servicer.

In each Operating Advisor Annual Report, the Non-Serviced Operating Advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the s Non-Serviced Special Servicer’s obligations under the applicable Non-Serviced PSA with respect to the resolution or liquidation of specially serviced loans or REO properties that the Non-Serviced Special Servicer is responsible for servicing under the applicable Non-Serviced PSA based on the limited review required in the applicable Non-Serviced PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions as provided in the applicable Non-Serviced PSA regarding privileged information.

The ability to perform the duties of the Non-Serviced Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the Non-Serviced Operating Advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to privileged information may limit or prohibit the Non-Serviced Operating Advisor from performing its duties under the applicable Non-Serviced PSA, in which case any annual report will describe any resulting limitations and the Non-Serviced Operating Advisor will not be subject to any liability arising from such limitations or prohibitions. The Non-Serviced Operating Advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuation of a Consultation Termination Event, if the Non-Serviced Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Non-Serviced Special Servicer is not performing its duties as required under the Non-Serviced PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the Non-Serviced Special Servicer would be in the best interest of the certificateholders as a collective whole, then the Non-Serviced Operating Advisor will have the right to recommend the replacement of the Non-Serviced Special Servicer. In such event, the Non-Serviced Operating Advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the Non-Serviced Special Servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a qualified replacement special servicer under the Non-Serviced PSA). The Non-Serviced Certificate Administrator will be required to notify each certificateholder of the recommendation and post the related report on the Non-Serviced Certificate Administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the certificateholder of such qualified replacement special servicer will not preclude the related directing certificateholder from appointing a replacement, so long as such replacement is a qualified replacement special servicer and is not the originally replaced special servicer or its affiliate.

The Non-Serviced Operating Advisor’s recommendation to replace the Non-Serviced Special Servicer must be confirmed by an affirmative vote of holders of principal balance certificates evidencing at least a majority of a quorum of related certificateholders (which, for this purpose, is the holders of certificates that (i) evidence generally at least 20% of the voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners under the Non-Serviced PSA that are not risk retention affiliated with each other). In the event the holders of such principal balance certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the Non-Serviced Special Servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the Non-Serviced Operating Advisor’s recommendation to replace the Non-Serviced Special Servicer to the Non-Serviced Certificate Administrator 's website), the Non-Serviced Certificate Administrator will be required to receive a Rating Agency Confirmation from each of the rating agencies related to that securitization at that time. In the event the Non-Serviced Certificate Administrator receives a rating agency confirmation from each of the rating agencies (and the successor special servicer agrees to be bound by the terms of the Non-Serviced PSA), the related Non-Serviced Trustee will then be required to terminate all of the rights and obligations of the Non-Serviced Special Servicer under the Non-Serviced PSA and to appoint the successor special servicer approved by the holders of certificates evidencing at least a majority of a quorum of certificateholders under that Non-Serviced PSA.

Eligibility of Non-Serviced Operating Advisor

The Non-Serviced Operating Advisor will be required to be an Eligible Non-Serviced Operating Advisor at all times during the term of the applicable Non-Serviced PSA. “Eligible Non-Serviced Operating Advisor” generally means an institution:

(i)       that is a special servicer or operating advisor on a CMBS transaction rated by the rating agencies for the related transaction (and the Rating Agencies for this transaction) but has not been special servicer or operating advisor on a transaction for which any such rating agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the Non-Serviced Operating Advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the applicable Non-Serviced PSA;

(iii)      that is not (and is not affiliated with) the related Non-Serviced Depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller with respect to the related transaction, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)      that has not been paid by any Non-Serviced Special Servicer or successor Non-Serviced Special Servicer any fees, compensation or other remuneration (x) in respect of its obligations under the applicable Non-Serviced PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the Non-Serviced Special Servicer; and

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Non-Serviced Operating Advisor

At all times, subject to the Privileged Information Exception, the Non-Serviced Operating Advisor and its affiliates will be obligated to keep Privileged Information received from the Non-Serviced Special Servicer or the related directing certificateholder in connection with such directing certificateholder’s exercise of any rights under the applicable Non-Serviced PSA (including, without limitation, in connection with any asset status report or final asset status report) or otherwise in connection with the transaction, except under the circumstances described below. “Privileged Information” generally means (i) any correspondence between the directing certificateholder or the risk retention consultation arty, on the one hand, and the special servicer, on the other hand, related to any specially serviced loan (other than with respect to an excluded loan under the related non-Serviced PSA) or the exercise of the directing certificateholder’s consent or consultation rights or the risk retention consultation party’s consultation rights under the applicable Non-Serviced PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The Non-Serviced Operating Advisor will be required to keep all such Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including certificateholders other than the related Non-Serviced Directing Certificateholder), other than (1) to the extent expressly required by the applicable Non-Serviced PSA, to the other parties to the applicable Non-Serviced PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions (i) in the Non-Serviced Operating Advisor Annual Report or (ii) in connection with a recommendation by the Non-Serviced Operating Advisor to replace the Non-Serviced Special Servicer. Each party to the applicable Non-Serviced PSA that receives Privileged Information from the Non-Serviced Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the related Non-Serviced Special Servicer and, unless a Consultation Termination Event has occurred, the related Non-Serviced Directing Certificateholder (with respect to any Mortgage Loan other than any excluded loan under the related Non-Serviced PSA) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the Non-Serviced Operating Advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing Non-Serviced Operating Advisor functions for such other securitizations are not imputed to employees of the Non-Serviced Operating Advisor involved in this securitization.

“Privileged Information Exception” generally means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Operating Advisor, the related asset representations reviewer (if any), the Non-Serviced Certificate Administrator and the Non-Serviced Trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

The Non-Serviced Operating Advisor may not make any investment in any class of certificates; provided, however, that such prohibition will generally not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the Non-Serviced Operating Advisor or (ii) investments by an affiliate of the Non-Serviced Operating Advisor if the Non-Serviced Operating Advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Non-Serviced Operating Advisor under the applicable Non-Serviced PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the Non-Serviced Operating Advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Non-Serviced Operating Advisor’s Duties

With respect to some Non-Serviced Mortgage Loans, the Non-Serviced Operating Advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the applicable Non-Serviced PSA. However, the Non-Serviced Operating Advisor will remain obligated and primarily liable for any actions required to be performed by it under the applicable Non-Serviced PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Non-Serviced Operating Advisor alone were performing its obligations under the applicable Non-Serviced PSA.

Termination of the Non-Serviced Operating Advisor With Cause

The following (or substantially similar events) constitute Non-Serviced Operating Advisor termination events under the applicable Non-Serviced PSA (each, an “Non-Serviced Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the Non-Serviced Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the applicable Non-Serviced PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Non-Serviced Operating Advisor by any party to the applicable Non-Serviced PSA or to certain parties of the Non-Serviced PSA by the holders of certificates under that transaction having greater than 25% of the aggregate voting rights; provided that with respect to any such failure which is not curable within such 30 day period, the Non-Serviced Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the Non-Serviced Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Non-Serviced Operating Advisor by any party to the applicable Non-Serviced PSA;

(c)   any failure by the Non-Serviced Operating Advisor to be an Eligible Non-Serviced Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Non-Serviced Operating Advisor by any party to the applicable Non-Serviced PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the Non-Serviced Operating Advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)   the Non-Serviced Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Non-Serviced Operating Advisor or of or relating to all or substantially all of its property; or

(f)     the Non-Serviced Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Rights Upon Non-Serviced Operating Advisor Termination Event

After the occurrence of an Non-Serviced Operating Advisor Termination Event, the Non-Serviced Trustee may, and upon the written direction of certificateholders related to that securitization representing at least 25% of the voting rights (with respect to some Non-Serviced Mortgage Loan, taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balance of such classes of certificates), the Non-Serviced Trustee will be required to, promptly terminate the Non-Serviced

Operating Advisor for cause, and appoint a replacement operating advisor that is an Eligible Non-Serviced Operating Advisor. If the trustee is unable to find a replacement Non-Serviced Operating Advisor that is an Eligible Non-Serviced Operating Advisor within 30 days of the termination of the Non-Serviced Operating Advisor, the Non-Serviced Depositor will generally be permitted to find a replacement.

Upon any termination of the Non-Serviced Operating Advisor and appointment of a successor operating advisor, the Non-Serviced Trustee will, as soon as possible, be required to give written notice of the termination and appointment to certain parties to the Non-Serviced PSA and to certain parties to the PSA.

Resignation of the Non-Serviced Operating Advisor

The Non-Serviced Operating Advisor will be permitted to resign upon 30 days’ prior written notice to certain parties of the Non-Serviced PSA, if the Non-Serviced Operating Advisor has secured a replacement operating advisor that is an Eligible Non-Serviced Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the Non-Serviced Trustee of a rating agency confirmation from each rating agency related to that transaction. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Non-Serviced Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Servicing of the 1633 Broadway Whole Loan

The 1633 Broadway Mortgage Loan is being serviced pursuant to the BWAY 2019-1633 TSA. The servicing terms of the BWAY 2019-1633 TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BWAY 2019-1633 TSA earns a servicing fee with respect to the 1633 Broadway Mortgage Loan equal to 0.00125% per annum.

●	Upon the 1633 Broadway Mortgage Loan becoming a specially serviced loan under the BWAY 2019-1633 TSA, the related Non-Serviced Special Servicer under the BWAY 2019-1633 TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.12500% per annum.

●	The related Non-Serviced Special Servicer under the BWAY 2019-1633 TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 0.375% and such percentage as would result in a workout fee of $1,000,000.

●	The related Non-Serviced Special Servicer under the BWAY 2019-1633 TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 0.375% and such percentage as would result in a liquidation fee of $1,000,000.

●	The BWAY 2019-1633 TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the BWAY 2019-1633 TSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan”.

Servicing of the Bellagio Hotel and Casino Mortgage Loan

The Bellagio Hotel and Casino Mortgage Loan is being serviced pursuant to the BX 2019-OC11 TSA. The servicing terms of the BX 2019-OC11 TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BX 2019-OC11 TSA earns a primary servicing fee with respect to the Bellagio Hotel and Casino Mortgage Loan equal to 0.00125% per annum.

●	Upon the Bellagio Hotel and Casino Mortgage Loan becoming a specially serviced loan under the BX 2019-OC11 TSA, the related Non-Serviced Special Servicer under the BX 2019-OC11 TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum, subject to an annual cap of $250,000.

●	The related Non-Serviced Special Servicer under the BX 2019-OC11 TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%, subject to a maximum workout fee of $2,500,000.

●	The related Non-Serviced Special Servicer under the BX 2019-OC11 TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%, subject to a maximum liquidation fee of $2,500,000.

●	The BX 2019-OC11 TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the BX 2019-OC11 TSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Bellagio Hotel and Casino Whole Loan”.

Servicing of the 55 Hudson Yards Mortgage Loan

The 55 Hudson Yards Mortgage Loan is serviced pursuant to the Hudson Yards 2019-55HY TSA.  The servicing terms of the Hudson Yards 2019-55HY TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The 55 Hudson Yards Servicer will earn a servicing fee with respect to the 55 Hudson Yards Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the 55 Hudson Yards Whole Loan becoming a specially serviced loan under Hudson Yards 2019-55HY TSA, the 55 Hudson Yards Special Servicer will earn a special servicing fee payable monthly with respect to the 55 Hudson Yards Mortgage Loan accruing at a rate equal to 0.15% per annum, until such time as the 55 Hudson Yards Whole Loan is no longer specially serviced. The special servicing fee is not expected to be subject to any cap or minimum fee.

●	The 55 Hudson Yards Special Servicer will be entitled to a workout fee equal to 0.25% of each payment of principal and interest (other than default interest) made by the related borrowers after any workout of the 55 Hudson Yards Whole Loan. The workout fee is not expected to be subject to any cap or minimum fee.

●	The 55 Hudson Yards Special Servicer will be entitled to a liquidation fee equal to 0.25% of net liquidation proceeds received in connection with the liquidation of the 55 Hudson Yards Whole Loan or the related Mortgaged Properties. The liquidation fee is not expected to be subject to any cap or minimum fee.

●	The Hudson Yards 2019-55HY TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the Hudson Yards 2019-55HY TSA.

●	The Hudson Yards 2019-55HY TSA does not provide for an operating advisor (or equivalent party) with respect to the 55 Hudson Yards Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 55 Hudson Yards Whole Loan” in this prospectus.

Servicing of the 181 West Madison Whole Loan

The 181 West Madison Mortgage Loan is being serviced pursuant to the JPMCC 2020-LOOP TSA. The servicing terms of the JPMCC 2020-LOOP TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the JPMCC 2020-LOOP TSA earns a servicing fee with respect to the 181 West Madison Mortgage Loan equal to 0.00125% per annum.

●	Upon the 181 West Madison Mortgage Loan becoming a specially serviced loan under the JPMCC 2020-LOOP TSA, the related Non-Serviced Special Servicer under the JPMCC 2020-LOOP TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.2500% per annum.

●	The related Non-Serviced Special Servicer under the JPMCC 2020-LOOP TSA is expected to be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the 181 West Madison Whole Loan. The workout fee is not expected to be subject to any cap or minimum fee.

●	The related Non-Serviced Special Servicer under the JPMCC 2020-LOOP TSA is expected to be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the 181 West Madison Whole Loan or the related Mortgaged Property. The liquidation fee is not expected to be subject to any cap or minimum fee.

●	The JPMCC 2020-LOOP TSA is not expected to provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is not expected to be any asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the JPMCC 2020-LOOP TSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan”.

Servicing of the Parkmerced Whole Loan

The Parkmerced Mortgage Loan is being serviced pursuant to the MRCD 2019-PARK TSA. The servicing terms of the MRCD 2019-PARK TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the MRCD 2019-PARK TSA earns a primary servicing fee with respect to the Parkmerced Mortgage Loan equal to 0.00125% per annum.

●	Upon the Parkmerced Mortgage Loan becoming a specially serviced loan under the MRCD 2019-PARK TSA, the related Non-Serviced Special Servicer under the MRCD 2019-PARK TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum.

●	The related Non-Serviced Special Servicer under the MRCD 2019-PARK TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.25%, subject to a maximum workout fee of $1,000,000 in the aggregate.

●	The related Non-Serviced Special Servicer under the MRCD 2019-PARK TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.250%, subject to a maximum liquidation fee of $1,000,000 in the aggregate.

●	The MRCD 2019-PARK TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the MRCD 2019-PARK TSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Parkmerced Whole Loan” in this prospectus.

Servicing of the 650 Madison Avenue Mortgage Loan

The 650 Madison Avenue Mortgage Loan is being serviced pursuant to the MAD 2019-650M TSA. The servicing terms of the MAD 2019-650M TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the MAD 2019-650M TSA earns a primary servicing fee with respect to the 650 Madison Avenue Mortgage Loan equal to 0.00125% per annum.

●	Upon the 650 Madison Avenue Mortgage Loan becoming a specially serviced loan under the MAD 2019-650M TSA, the related Non-Serviced Special Servicer under the MAD 2019-650M TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum.

●	The related Non-Serviced Special Servicer under the MAD 2019-650M TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%.

●	The related Non-Serviced Special Servicer under the MAD 2019-650M TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%.

●	The MAD 2019-650M TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the MAD 2019-650M TSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating

Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written

Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (to the extent it is a servicer for the necessary portion of the pool assets), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions“, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)     to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer and the trustee, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel or (ii) in the event of Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of

100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer and the asset representations reviewer having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long term senior unsecured debt is rated at least “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long term unsecured debt rating of no less than “A-” by Fitch, (b) its short term debt obligations have a short term rating of not less than “F1” by Fitch and (c) the master servicer maintains a rating of at least “A+” by Fitch; and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Six (6) Mortgaged Properties (48.5%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Washington. Two (2) Mortgaged Properties (16.0%) are located in Washington. In Washington, it is most common to foreclose a deed of trust by non-judicial foreclosure. Non-judicial foreclosure is available if the deed of trust contains a power of sale, recites that the property is not used principally for agricultural purposes and if that statement is true either at the time the deed of trust is granted or at the time of foreclosure, names a trustee that maintains a street address in Washington where service of process may be made and where it maintains telephone service and a physical presence, and the deed of trust meets the other technical requirements of the Washington Deed of Trust Act. The non-judicial foreclosure process requires a statutory notice of default and, no earlier than 30 days thereafter, a subsequent statutory notice of sale at least 90 days prior to the scheduled foreclosure sale date. The notice of default must be mailed to the borrower and grantor and posted in a conspicuous place on the premises or, in lieu of posting, the same must be personally served on the borrower and grantor. The notice of sale must be recorded, mailed to the borrower, grantor and certain other affected parties, posted in a conspicuous place on the premises or served upon an occupant of the premises, and published twice during certain designated times in a local newspaper. The trustee’s sale may not be held sooner than 190 days after the date of default. Foreclosure sales are by public auction with the property going to the highest bidder, who must pay in cash, except that the beneficiary may credit-bid up to the amount of the monetary obligations secured by the deed of trust. A foreclosure proceeding may be stopped and the deed of trust reinstated up until 11 days before the foreclosure sale if all defaults are cured, including payment of the entire amount due (other than any accelerated principal) and including all expenses incurred by the trustee as a result of the default.

Washington has a “one action” rule that prohibits non-judicial foreclosure during the pendency of any action that seeks satisfaction of an obligation secured by the deed of trust, with the exception of actions for the appointment of a receiver or, in the case of a deed of trust securing a commercial loan, actions to enforce any other lien or security interest granted to secure the obligation secured by the deed of trust.

Non-judicial foreclosure has the effect of satisfying all of the obligations secured by the deed of trust, including any cross collateralized obligations and any obligations of the borrower, grantor or guarantor contained in separate documents that are the “substantial equivalent” of obligations secured by the deed of trust. Limited exceptions to the “anti-deficiency” rule (with respect to a non-judicial trustee’s sale under a deed of trust securing a commercial loan executed after June 11, 1998) allow post-foreclosure actions, including: (a) actions against the borrower or grantor generally within 1 year after the date of foreclosure to collect misapplied rents, insurance or condemnation proceeds, or to recover for a loss of property value caused by waste committed against the property, provided that statutory notices were timely given to such parties of the non-judicial foreclosure and (b) actions against a guarantor to collect a deficiency judgment, provided that statutory notices were timely given to the guarantor of the non-judicial foreclosure. A guarantor may petition the court to limit the amount of the deficiency based on a post-foreclosure determination of the fair market value of the property.

In Washington, a lender may elect to foreclose a deed of trust judicially as a mortgage and preserve the right to a deficiency judgment against the grantor. There is a 1-year redemption period from the date of sale following a judicial foreclosure. The redemption period may be reduced to 8 months if the mortgage declares in its terms that the property is not used principally for agricultural or farming purposes and, in the foreclosure complaint, the creditor waives any right to a deficiency judgment.

California. Two (2) Mortgaged Properties (13.6%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the

Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise.

Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates. In addition, JPMCB is the largest tenant at the 560 Mission Street Mortgaged Property (6.8%), representing approximately 36.9% of net rentable area and 36.6% of underwritten base rent.

In addition, JPMCB currently holds 1633 Broadway Pari Passu Companion Loans, Bellagio Hotel and Casino Pari Passu Companion Loans, the Kings Plaza Pari Passu Companion Loan, the 1501 Broadway Pari Passu Companion Loan and the 181 West Madison Companion Loan. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

Pursuant to a certain interim servicing agreement between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI Mortgage Loans prior to their inclusion in the issuing entity.

CREFI, a sponsor and a mortgage loan seller, is an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the certificates. CREFI or an affiliate currently holds Pari Passu Companion Loans with respect to the Bellagio Hotel and Casino Whole Loan, the 805 Third Avenue Whole Loan, the Parkmerced Whole Loan and the 650 Madison Avenue Whole Loan.

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, DBRI, an originator, and DBNY, an initial Risk Retention Consultation Party and a holder of the VRR Interest. DBRI or an affiliate currently holds one or more of the Pari Passu Companion Loans with respect to the 1633 Broadway Whole Loan, the 55 Hudson Yards Whole Loan and the Southcenter Mall Whole Loan.

Midland is also expected to be the master servicer under the Benchmark 2020-B16 PSA, which governs the servicing and administration of the Kings Plaza Whole Loan and the 560 Mission Street Whole Loan. Midland is also expected to be the master servicer and special servicer under the BBCMS 2020-C6 PSA, which governs the servicing and administration of the F5 Tower Whole Loan. Midland is the master servicer and general special servicer under the GSMS 2020-GC45 PSA, which governs the servicing and administration of the Southcenter Mall Towers Whole Loan and the master servicer under the GSMS 2020-GC45 PSA, which governs the servicing and administration of the Starwood Industrial Portfolio.

Wells Fargo Bank, National Association is also (i) the trustee, certificate administrator and custodian for the BWAY 2019-1633 TSA, which governs the servicing and administration of the 1633 Broadway Whole Loan, (ii) is expected to be the trustee, certificate administrator and custodian for the BBCMS 2020-C6 PSA, which governs the servicing and administration of the F5 Tower Whole Loan, (iii) is the trustee, certificate administrator and custodian for the BX 2019-OC11, which governs the servicing and administration of the Bellagio Hotel and Casino Whole Loan, (iv) is expected to be the trustee, certificate administrator and custodian for the Benchmark 2020-B16 PSA, which governs the servicing and administration of each of the Kings Plaza Whole Loan and the 560 Mission Street Whole Loan, (v) is the master servicer for the CGCMT 2019-C7 PSA, which governs the servicing and administration of the 805 Third Avenue Whole Loan, (vi) is the master servicer, certificate administrator and custodian for the Hudson Yards 2019-55HY PSA, which governs the servicing and administration of the 55 Hudson Yards Whole Loan, (vii) is the trustee, certificate administrator and custodian for the GSMS 2020-GC45 PSA, which governs the servicing and administration of each of the Southcenter Mall Whole Loan and the Starwood Industrial Portfolio Whole Loan, (viii) is expected to be the trustee, certificate administrator and custodian for the JPMCC 2020-LOOP TSA, which governs the servicing and administration of the 181 West Madison Whole Loan and (ix) is the trustee, certificate administrator and custodian for the MRCD 2019-PARK TSA, which governs the servicing and administration of the Parkmerced Whole Loan.

Park Bridge, the asset representations reviewer, is also (i) expected to be the operating advisor and the asset representations reviewer under the Benchmark 2020-B16, which governs the servicing of the Kings Plaza Whole Loan and the 560 Mission Street Whole Loan, (ii) the operating advisor under the BX 2019-OC11 TSA, which governs the servicing of the Bellagio Hotel and Casino Whole Loan, and the MRCD 2019-PARK TSA, which governs the servicing of the Parkmerced Whole Loan, and (iii) expected to the operating advisor under the JPMCC 2020-LOOP TSA, which governs the servicing of the 181 West Madison Whole Loan.

For additional information, please see the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or the

exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable

Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Classes
Class X-A	$561,450,000	Class A-1, Class A-2, Class A-3 and Class A-S certificates
Class X-B	$35,720,000	Class B certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Classes
Class X-A	$561,450,000	Class A-1, Class A-2, Class A-3 and Class A-S certificates
Class X-B	$35,720,000	Class B certificates

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in March 2020;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of any Certificateholder, the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about February 28, 2020;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and

●	with respect to each Mortgage Loan with a related Subordinate Companion Loan, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.80	4.79	4.78	4.77	4.63

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.80	6.78	6.75	6.72	6.46

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.80	9.75	9.70	9.62	9.31

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.86	9.84	9.55

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.88	9.59

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.88	9.63

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Percent of the Initial Certificate Balance
of the Class D Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.88	9.63

(1)	The weighted average life of the Class D certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class D certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class D certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from February 1, 2020 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class D Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class D certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs” ). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates and the VRR Upper-Tier regular interests (the “VRR Upper-Tier REMIC Regular Interest”) (excluding the right of the Class D certificates and the VRR Interest to receive Excess interest), each representing a regular interest in the Upper-Tier REMIC (collectively, the “Regular Interests”), and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) the portion of the issuing entity consisting of Excess Interest, the Excess Interest Distribution Account and the VRR Upper-Tier Regular Interest will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code, (b) the VRR Interest will represent undivided beneficial interests in both the VRR Upper-Tier REMIC Regular Interest and the VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code, and (c) the Class D Certificates will represent undivided beneficial interests in the Non-VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, one (1) Mortgaged Property (6.8%) is a multifamily property. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), Regular Interestholders may be required to accrue amounts of Yield Maintenance Charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. However, recent proposed Treasury regulations exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including, among other things, income subject to OID timing rules. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated

interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class          certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class          certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest holder in that taxable year or thereafter in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class          certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Taxation of the Excess Interest

In addition to representing a regular interest in the Upper-Tier REMIC, the Class D certificates and VRR Interest will each represent undivided beneficial interests in the right to receive a designated portion of the Excess Interest. A purchaser of Class D certificates and VRR Interest must allocate its basis in such certificate between the regular interest represented by such Class D certificate and VRR Interest and the right to receive Excess Interest in accordance with their relative fair market values as of the time of acquisition. Similarly, on the sale of a Class D certificate and a VRR Interest, the holder must allocate the amount received on the sale between the related regular interest and the right to receive Excess Interest in accordance with their relative fair market values as of the time of sale. It is not entirely clear for federal income tax reporting purposes when Excess Interest will be treated as giving rise to income to the holders of the Class D certificates and VRR Interest. It is likely that such amounts will be treated as one or more stripped coupons issued on the Anticipated Repayment Date of the ARD Loans, and that income will accrue thereon as original issue discount based upon the difference, if any, between the holder’s basis in the Class D certificate and the VRR Interest and the anticipated payments of Excess Interest receivable. It is not clear whether a prepayment assumption would be used in projecting such payments, or whether the contingent payment debt rules might apply thereto. Moreover, it is possible that the IRS could require that income be accrued with respect to the Excess Interest commencing at an earlier date. In such event, if the related amounts are never received, the holder could have a loss, which may be a capital loss. Certificateholders of Class D certificates and holders of VRR Interest are advised to consult their tax advisors as to the federal income tax treatment of Excess Interest.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Regular Interest holder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person (the “partnership representative”) to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a representative’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any elections available under the 2015 Budget Act and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of the 2015 Budget Act on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Regular Certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury Regulations Section 1.671-5.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 44th day after the close of the calendar year to which the request relates and 28 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$	$	$	$	$
Class A-2	$	$	$	$	$
Class A-3	$	$	$	$	$
Class X-A	$	$	$	$	$
Class X-B	$	$	$	$	$
Class A-S	$	$	$	$	$
Class B	$	$	$	$	$
Class C	$	$	$	$	$
Class D	$	$	$	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately       % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2020, before deducting expenses payable by the depositor. The underwriters may affect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $          , excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors. Additionally, Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB, (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC and (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Each underwriter has represented and agreed that:

(a)   it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area or in the United Kingdom. For the purposes of this provision:

(i)     the expression “retail investor” means a person who is one (or more) of the following:

(A)   a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B)   a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C)   not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”); and

(ii)     the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates

(b)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-226123-07) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226123) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

Prospective investors should note that the California Public Employees Retirement System (“CalPERS”), which is a governmental plan, owns an indirect 99.7% equity interest in the Mortgaged Property securing the 560 Mission Street Mortgage Loan. Persons who have an ongoing relationship with the CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Certificates.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P.

Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Offered Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Offered Certificates (unless an applicable prohibited transaction exemption (the conditions of which are satisfied) is available to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited) and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in such Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class D certificates) receive investment grade credit ratings from the two rating agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class D certificates receive an investment grade credit rating from the rating agency engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in September 2043. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the two NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1
1633 Broadway Certificate Administrator	184
1633 Broadway Co-Lender Agreement	181
1633 Broadway Companion Loans	181
1633 Broadway Control Shift Event	184
1633 Broadway Directing Holder	184
1633 Broadway Master Servicer	182
1633 Broadway Mortgage Loan	181
1633 Broadway Non-Standalone Pari Passu Companion Loans	181
1633 Broadway Pari Passu Companion Loans	181
1633 Broadway Special Servicer	182
1633 Broadway Standalone Companion Loans	181
1633 Broadway Standalone Pari Passu Companion Loans	181
1633 Broadway Subordinate Companion Loans	181
1633 Broadway Whole Loan	181
17g-5 Information Provider	311
181 West Madison A Notes	212
181 West Madison Co-Lender Agreement	212
181 West Madison Companion Loans	212
181 West Madison Control Shift Event	215
181 West Madison Directing Holder	214
181 West Madison Major Decisions	215
181 West Madison Pari Passu Companion Loans	212
181 West Madison Subordinate Companion Loans	212
181 West Madison Trust Loan Control Event	214
1986 Act	446
1996 Act	428
2
2015 Budget Act	453
3
30/360 Basis	341
4
401(c) Regulations	464
5
55 Hudson Yards Companion Loans	203
55 Hudson Yards Cure Event	211
55 Hudson Yards Cure Payment	210
55 Hudson Yards Directing Certificateholder	210
55 Hudson Yards Intercreditor Agreement	204
55 Hudson Yards Mortgage Loan	203
55 Hudson Yards Non-Standalone Pari Passu Companion Loans	203
55 Hudson Yards Noteholders	204
55 Hudson Yards Notice of Foreclosure/DIL	211
55 Hudson Yards Pari Passu Companion Loans	203
55 Hudson Yards Repurchase Election Notice	211
55 Hudson Yards Repurchase Option Notice	211
55 Hudson Yards Servicer	204
55 Hudson Yards Special Servicer	204
55 Hudson Yards Standalone Companion Loans	203
55 Hudson Yards Standalone Pari Passu Companion Loans	203
55 Hudson Yards Subordinate Companion Loans	203
55 Hudson Yards Triggering Event of Default	204
55 Hudson Yards Trustee	204
55 Hudson Yards Whole Loan	203
6
650 Madison Avenue A Notes	237
650 Madison Avenue Co-Lender Agreement	237
650 Madison Avenue Control Appraisal Period	241

650 Madison Avenue Controlling Noteholder	240
650 Madison Avenue Major Decision	241
650 Madison Avenue Non-Controlling Noteholder	241
650 Madison Avenue Non-Lead Noteholders	241
650 Madison Avenue Pari Passu Companion Loans	237
650 Madison Avenue Subordinate Companion Loans	237
8
805 Third Avenue Co-Lender Agreement	198
805 Third Avenue Control Appraisal Period	202
805 Third Avenue Controlling Noteholder	201
805 Third Avenue Major Decision	202
805 Third Avenue Non-Controlling Noteholder	202
805 Third Avenue Non-Lead Noteholder	202
805 Third Avenue Pari Passu Companion Loans	198
805 Third Avenue Subordinate Companion Loan	198
A
AB Modified Loan	352
Accelerated Mezzanine Loan Lender	306
Acceptable Insurance Default	354
Acting General Counsel’s Letter	122
Actual/360 Basis	157, 333
Actual/360 Loans	333
ADA	430
Additional Exclusions	353
Administrative Cost Rate	291
ADR	127
Advances	330
Affirmative Asset Review Vote	374
Agency Lease	155
Aggregate Available Funds	286
Aggregate Gain-on-Sale Entitlement Amount	287
Aggregate Principal Distribution Amount	291
Annual Debt Service	127
Anticipated Repayment Date	157
Appraisal Reduction Amount	349
Appraisal Reduction Event	348
Appraised Value	127
ARD Loan	157
Assessment of Compliance Report	411
Asset Representations Reviewer Asset Review Fee	347
Asset Representations Reviewer Cap	347
Asset Representations Reviewer Fee	347
Asset Representations Reviewer Fee Rate	347
Asset Representations Reviewer Termination Event	379
Asset Review	376
Asset Review Notice	375
Asset Review Quorum	375
Asset Review Report	377
Asset Review Report Summary	377
Asset Review Standard	376
Asset Review Trigger	373
Asset Review Vote Election	374
Asset Status Report	363
Assumed Final Distribution Date	299
Assumed Scheduled Payment	292
Attestation Report	411
Available Funds	287
B
Balloon Balance	127
Bankruptcy Code	422
Base Interest Fraction	298
Bellagio Hotel and Casino A Notes	190
Bellagio Hotel and Casino B Notes	190
Bellagio Hotel and Casino C Notes	190
Bellagio Hotel and Casino Co-Lender Agreement	190
Bellagio Hotel and Casino Controlling Noteholder	197
Bellagio Hotel and Casino Major Decision	198
Bellagio Hotel and Casino Non-Controlling Noteholder	197
Bellagio Hotel and Casino Non-Lead Noteholders	198
Bellagio Hotel and Casino Subordinate Companion Loans	190
Best Buy Space	148
Borrower Party	306
Borrower Party Affiliate	306
Borrowers	167
Breach Notice	320
BSCMI	243
BWAY Trust 2019-1633 Securitization	181

C
C(WUMP)O	17
C6 Master Servicer	185
C6 Special Servicer	185
C6 Trustee	185
CalPERS	460
CERCLA	427
Certificate Administrator Fee Rate	347
Certificate Administrator/Trustee Fee	346
Certificate Available Funds	287
Certificate Balance	285
Certificate Owners	313
Certificate Realized Loss	301
Certificateholder	306
Certificateholder Quorum	382
Certificateholder Repurchase Request	389
Certifying Certificateholder	315
CGMRC	259
Class A Certificates	284
Class X Certificates	284
Clearstream	312
Clearstream Participants	314
Closing Date	126
CMBS	55, 251
CMMBS	271
Code	444
Collateral Deficiency Amount	352
Collection Account	332
Collection Period	287
COMM Conduit/Fusion	251
COMM FL	251
Communication Request	315
Companion Holder	168
Companion Loan	124
Companion Loans	124
Company Lease	155
Compensating Interest Payment	300
Condominium Conversion	140
Condominium Documents	140
Condominium Unit	140
Condominium Units	140
Constant Prepayment Rate	436
Consultation Termination Event	397
Control Note	168
Control Termination Event	397
Corrected Loan	363
CPR	436
CPY	436
Credit Risk Retention Rules	280
CREFC®	303
CREFC® Intellectual Property Royalty License Fee	348
CREFC® Intellectual Property Royalty License Fee Rate	348
CREFC® Investor Reporting Package	336
CREFC® Reports	303
CREFI	125, 258
CREFI Data File	260
CREFI Mortgage Loans	258
CREFI Securitization Database	259
CREFI VRR Interest Portion	280
Cross-Over Date	289
CRR	108
Cumulative Appraisal Reduction Amount	352
Cure/Contest Period	377
Cut-off Date	124
Cut-off Date Balance	128
D
DB VRR Interest Portion	280
DBNY	250, 305
DBRI	250
Defaulted Loan	367
Defeasance Deposit	160
Defeasance Loans	160
Defeasance Lock-Out Period	160
Defeasance Option	160
Definitive Certificate	312
DELEGATED DIRECTIVE	15
Delinquent Loan	374
Depositaries	312
Determination Date	285
Deutsche Bank	251
Diligence File	318
Disclosable Special Servicer Fees	346
Discount Rate	298
Dispute Resolution Consultation	391
Dispute Resolution Cut-off Date	390
Distribution Accounts	333
Distribution Date	285
Distribution Date Statement	303
DMARC	251
Dodd Frank Act	109
DOJ	251
DOL	461
DSCR/DY Trigger	372
DTC	312
DTC Participants	312
DTC Rules	313
Due Date	156, 287
Due Diligence Questionnaire	260
E
EDGAR	460
EEA	15
Effective Gross Income	131

Eligible Asset Representations Reviewer	377
Eligible Non-Serviced Operating Advisor	402
Enforcing Party	389
Enforcing Servicer	389
ERISA	460
ERISA Plan	463
ESA	142, 247, 255, 15
Escrow/Reserve Mitigating Circumstances	249, 257
EU Risk Retention and Due Diligence Requirements	108
EU Securitization Regulation	108
Euroclear	312
Euroclear Operator	314
Euroclear Participants	314
Excess Interest	285
Excess Interest Distribution Account	334
Excess Modification Fee Amount	342
Excess Modification Fees	341
Excess Prepayment Interest Shortfall	300
Exchange Act	242, 258
Excluded Information	306
Excluded Loan	306
Excluded Special Servicer	382
Excluded Special Servicer Loan	382
Exemption	461
Exemption Rating Agency	462
F
F5 Tower Control Appraisal Period	189
F5 Tower Controlling A Note	188
F5 Tower Directing Holder	188
F5 Tower Intercreditor Agreement	185
F5 Tower Major Decision	189
F5 Tower Mortgage Loan	185
F5 Tower Mortgaged Property	185
F5 Tower Note A Holders	185
F5 Tower Noteholders	185
F5 Tower Notes	185
F5 Tower Pari Passu Companion Loans	185
F5 Tower Senior Mortgage Loan	185
F5 Tower Senior Notes	185
F5 Tower Subordinate Companion Loan	185
F5 Tower Subordinate Companion Loans Threshold Event Collateral	190
F5 Tower Whole Loan	185
FATCA	455
FDIA	121
FDIC	122
Fee Restricted Specially Serviced Loan	345
FIEL	19
final asset status report	398
Final Dispute Resolution Election Notice	391
Financial Promotion Order	16
FIRREA	123, 143, 247, 254
Fitch	409
Foreclosed Property	214
FPO Persons	16
FSMA	15, 459
G
GACC	125, 250
GACC Data Tape	252
GACC Deal Team	252
GACC Mortgage Loans	252
Gain-on-Sale Remittance Amount	287
Gain-on-Sale Reserve Account	333
Garn Act	429
GC45 Master Servicer	227
GC45 Special Servicer	227
GC45 Trustee	227
GLA	128
Grantor Trust	52, 444
H
Hard Lockbox	128
HIGH NET WORTH COMPANIES	16
High Net Worth Companies, Unincorporated Associations, Etc.	16
HY 2019-HY55 Securitization	204
I
ICIP	155
IDA Leases	155
Imminent Default Fee Restricted Period	345
Imminent Default Liquidation Fee Restricted Period	345
Imminent Default Workout Fee Restricted Period	345
Indirect Participants	312
Initial Delivery Date	363
Initial Pool Balance	124
Initial Rate	157
Initial Requesting Certificateholder	389
In-Place Cash Management	128
Institutional Investor	18
Institutional Investors	108

Insurance and Condemnation Proceeds	332
Interborrower Note	167
Intercreditor Agreement	168
Interest Accrual Amount	291
Interest Accrual Period	291
Interest Deposit Amount	124
Interest Distribution Amount	291
Interest Reserve Account	333
Interest Shortfall	291
Interested Person	368
Investor Certification	306
Investor Q&A Forum	310
J
Japanese Retention Requirement	19
JFSA	19
JPMCB	242
JPMCB Data Tape	244
JPMCB Deal Team	244
JPMCB Mortgage Loans	243
JPMCB VRR Interest Portion	280
JPMCB’s Qualification Criteria	245
JRR Rule	19
K
KBRA	409
KeyBank	273
L
Lease	141
Leasehold Collateral	141
Lessor	141
Liquidation Fee	343
Liquidation Fee Rate	343
Liquidation Proceeds	332
Loan Per Unit	128
Loss of Value Payment	322
Lower-Tier Regular Interests	444
Lower-Tier REMIC	52, 285, 444
Lower-Tier REMIC Distribution Account	333
LTV Ratio	128
M
MAI	323
Major Decision	370
Major Decision Reporting Package	369
Majority F5 Tower Subordinate Companion Loan Noteholder	188
MAS	17
Master Servicer Decision	356
Master Servicer Remittance Date	329
Material Defect	320
Midland	270
MiFID II	15, 459
MLPA	316
MOA	280
Modeling Assumptions	437
Modification Fees	341
Morningstar	274
Mortgage	125
Mortgage File	316
Mortgage Loan Seller	258
Mortgage Loans	124
Mortgage Note	125
Mortgage Pool	124
Mortgage Rate	291
Mortgaged Property	125
MRCD 2019-PRKC TSA	220
N
Net Mortgage Rate	290
Net Operating Income	129
NFIP	81
NOI Date	129
Non-Control Note	168
Non-Controlling Holder	177
Non-Lead Securitization Trust	219
Nonrecoverable Advance	330
Non-Serviced Certificate Administrator	168
Non-Serviced Companion Loan	168
Non-Serviced Directing Certificateholder	168
Non-Serviced Intercreditor Agreement	168
Non-Serviced Master Servicer	168
Non-Serviced Mortgage Loan	168
Non-Serviced Operating Advisor	168
Non-Serviced Operating Advisor Termination Event	404
Non-Serviced Pari Passu Companion Loan	168
Non-Serviced Pari Passu Whole Loan	169
Non-Serviced PSA	169
Non-Serviced Securitization Trust	169
Non-Serviced Special Servicer	169
Non-Serviced Trustee	169
Non-Serviced Whole Loan	169
Non-U.S. Person	455
Non-VRR Certificates	284
Non-VRR Percentage	282
Notional Amount	285
NRA	129
NRSRO	305, 464
NRSRO Certification	307

NYSDEC	142
O
Occupancy	129
Occupancy Date	129
Offered Certificates	284
OID Regulations	447
OLA	122
Operating Advisor Annual Report	400
Operating Advisor Standard	400
Operating Statements	132
P
P&I Advance	329
PACE Loan	167
PAR	247, 255
Par Purchase Price	367
Pari Passu Companion Loan	124
Pari Passu Companion Loans	124
Park Bridge Financial	279
Park Bridge Lender Services	279
Parking Release Parcel	161
Parkmerced A Notes	217
Parkmerced B Notes	218
Parkmerced C Notes	218
Parkmerced Co-Lender Agreement	218
Parkmerced Control Appraisal Period	225
Parkmerced Controlling Noteholder	224
Parkmerced Major Decision	225
Parkmerced Non-Controlling Senior Noteholder	225
Parkmerced Pari Passu Companion Loans	217
Parkmerced Subordinate Companion Loans	218
Participants	312
Parties in Interest	461
Pass-Through Rate	290
Patriot Act	431
PCIS Persons	16
PCR	266
Percentage Interest	286
Periodic Payments	286
Permitted Investments	286, 334
Permitted Special Servicer/Affiliate Fees	346
PILOT Mortgages	155
PILOT Payments	155
PIPs	77
Plans	460
PRC	16
Preliminary Dispute Resolution Election Notice	390
Prepayment Assumption	448
Prepayment Interest Excess	299
Prepayment Interest Shortfall	299
PRIIPS REGULATION	15
Prime Rate	332
Principal Balance Certificates	284
Principal Distribution Amount	292
Principal Shortfall	293
Privileged Information	402
Privileged Information Exception	403
Privileged Person	305
Prohibited Prepayment	300
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	389
Proposed Course of Action Notice	389
Prospectus Directive	15, 459
PSA	284
PSA Party Repurchase Request	389
PTCE	463
PTE	461
Purchase Price	322
Q
Qualified Replacement Special Servicer	382
Qualified Substitute Mortgage Loan	323
Qualifying CRE Loan Percentage	280
R
RAC No-Response Scenario	409
Rated Final Distribution Date	299
Rating Agencies	409
Rating Agency Confirmation	409
REA	70
Realized Losses	302
REC	142
Record Date	285
Refinancing/P&S Document	345
Registration Statement	460
Regular Certificates	284
Regular Interestholder	447
Regular Interests	444
Regulation AB	411
Reimbursement Rate	332
Related Proceeds	331
Release Date	160
Release Parcel	161
Relevant Investor	18
Relevant Persons	16
Relief Act	430

REMIC	444
REMIC Regulations	444
REO Loan	294
REO Property	362
Report	135
Repurchase Request	389
Requesting Certificateholder	391
Requesting Investor	315
Requesting Party	409
Required Risk Retention Percentage	281
Requirements	430
Residual Certificates	284
Resolution Failure	389
Resolved	389
Restricted Group	462
Restricted Party	403
Retaining Parties	280
Retaining Sponsor	279
Review Materials	375
Revised Rate	157
RevPAR	129
Risk Retention Consultation Party	305
RMBS	270
Rooms	132
Routine Disbursements	356
Rule 15Ga-1	250
Rule 17g-5	307
S
S&P	274
Scheduled Principal Distribution Amount	292
SEC	242, 258
Securities Act	411
Securitization Accounts	334
Senior Certificates	284
Sequential Pay Event	218
Serviced Mortgage Loan	169
Serviced Pari Passu Companion Loan	169
Serviced Pari Passu Mortgage Loan	169
Serviced Pari Passu Whole Loan	169
Serviced Whole Loan	169
Servicer Termination Event	383
Servicing Advances	330
Servicing Fee	340
Servicing Fee Rate	340
Servicing Shift Mortgage Loan	170
Servicing Shift PSA	170
Servicing Shift Securitization Date	170
Servicing Shift Whole Loan	170
Servicing Standard	327
Servicing Transfer Event	361
SF	129
SFA	17
SFO	17
Similar Law	460
Situs	276
Situs Holdings	276
SMMEA	464
Soft Lockbox	129
Special Servicing Fee	342
Special Servicing Fee Rate	342
Specially Serviced 181 West Madison Whole Loan	216
Specially Serviced Loans	361
Sponsor	258
Springing Cash Management	129
Springing Lockbox	129
Sq. Ft.	129
Square Feet	129
Startup Day	445
Starwood Industrial Portfolio Control Appraisal Period	234
Starwood Industrial Portfolio Controlling Noteholder	232
Starwood Industrial Portfolio Defaulted Note Purchase Date	236
Starwood Industrial Portfolio Intercreditor Agreement	227
Starwood Industrial Portfolio Lead Securitization	234
Starwood Industrial Portfolio Major Decision	235
Starwood Industrial Portfolio Mortgage Loan	227
Starwood Industrial Portfolio Mortgaged Properties	227
Starwood Industrial Portfolio Non-Controlling Note A Holder	234
Starwood Industrial Portfolio Non-Controlling Note A Subordinate Class Representative	234
Starwood Industrial Portfolio Note	227
Starwood Industrial Portfolio Note A Percentage Interest	231
Starwood Industrial Portfolio Note A Rate	231
Starwood Industrial Portfolio Note A Relative Spread	231
Starwood Industrial Portfolio Note A-1	227
Starwood Industrial Portfolio Note A-1 Holder	231
Starwood Industrial Portfolio Note A-2-1	227
Starwood Industrial Portfolio Note A-2-1 Holder	231

Starwood Industrial Portfolio Note A-2-1 Securitization	234
Starwood Industrial Portfolio Note A-2-2	227
Starwood Industrial Portfolio Note A-2-2 Holder	231
Starwood Industrial Portfolio Note A-3-1	227
Starwood Industrial Portfolio Note A-3-1 Holder	231
Starwood Industrial Portfolio Note A-3-2	227
Starwood Industrial Portfolio Note A-3-2 Holder	231
Starwood Industrial Portfolio Note A-4	227
Starwood Industrial Portfolio Note A-4 Holder	231
Starwood Industrial Portfolio Noteholder	234
Starwood Industrial Portfolio Noteholders	227
Starwood Industrial Portfolio Purchase Notice	236
Starwood Industrial Portfolio Senior Mortgage Loan	227
Starwood Industrial Portfolio Senior Notes	227
Starwood Industrial Portfolio Senior Pari Passu Companion Loans	227
Starwood Industrial Portfolio Sequential Pay Event	232
Starwood Industrial Portfolio Subordinate Companion Loan	227
Starwood Industrial Portfolio Subordinate Companion Loan Holder	228
Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest	232
Starwood Industrial Portfolio Subordinate Companion Loan Rate	232
Starwood Industrial Portfolio Subordinate Companion Loan Relative Spread	232
Starwood Industrial Portfolio Whole Loan	227
Starwood Industrial Portfolio Workout	228
Starwood Released Property	162
Stated Principal Balance	293
Stellar	144
Subject Loans	347
Subordinate Certificates	284
Subordinate Companion Loan	124, 170
Subordinate Companion Loans	124
Subsequent Asset Status Report	363
Sub-Servicing Agreement	328
T
T-12	129
Tax Cuts and Jobs Act	447
Term to Maturity	129
Terms and Conditions	314
Tests	376
Title V	429
Triggering Event of Default	191
TRIPRA	82, 9
Trust REMIC	52
Trust REMICs	285, 444
TTM	129
U
U.S. Person	455
UCC	418
UK	15
Underwriter Entities	101
Underwriting Agreement	457
Underwritten Expenses	129
Underwritten NCF Debt Yield	130
Underwritten Net Cash Flow	130
Underwritten Net Cash Flow Debt Service Coverage Ratio	130
Underwritten Net Operating Income Debt Service Coverage Ratio	130
Underwritten NOI	131
Underwritten Revenues	132
UNINCORPORATED ASSOCIATIONS	16
Units	132
Unscheduled Principal Distribution Amount	292
Unsolicited Information	376
Upper-Tier REMIC	52, 285, 444
Upper-Tier REMIC Distribution Account	333
UW Expenses	129
UW NCF	130
UW NCF Debt Yield	130
UW NCF DSCR	130
UW NOI	131
UW NOI Debt Yield	132
UW NOI DSCR	130
UW NOI DY	132
V
Volcker Rule	109

Voting Rights	311
VRR Allocation Percentage	282
VRR Available Funds	281
VRR Certificate Gain-on-Sale Remittance Amount	281
VRR Certificate Gain-on-Sale Reserve Account	333
VRR Interest	279
VRR Interest Distribution Amount	282
VRR Percentage	282
VRR Principal Distribution Amount	282
VRR Realized Loss	281
VRR Realized Loss Interest Distribution Amount	282
VRR Upper-Tier REMIC Regular Interest	444
VRR-A Risk Retention Consultation Party	305
VRR-B Risk Retention Consultation Party	305
VRR-C Risk Retention Consultation Party	305
W
WAC Rate	290
Weighted Average Mortgage Rate	132
Wells Fargo Bank	269
Whole Loan	124
Withheld Amounts	333
Workout Fee	342
Workout Fee Rate	342
Workout-Delayed Reimbursement Amount	332
Y
Yield Maintenance Charge	298
YM Group A	297
YM Group B	297
YM Group C	297
YM Groups	297

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ANNEX A-1

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ANNEX A-1

								Number of	Property	Property		Year		Unit of		Occupancy
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type(2)	Subtype	Year Built	Renovated	Units(3)	Measure	Occupancy %(4)	Date
1	JPMCB/GACC	1633 Broadway	1633 Broadway	New York	NY	10019	New York	1	Office	CBD	1972	2013	2,561,512	Square Feet	98.4%	10/31/19
2	GACC	F5 Tower	801 5th Avenue	Seattle	WA	98104	King	1	Office	CBD	2019		515,518	Square Feet	100.0%	12/19/19
3	JPMCB/CREFI	Bellagio Hotel and Casino	3600 South Las Vegas Boulevard	Las Vegas	NV	89109	Clark	1	Hotel	Full Service	1997	2019	3,933	Rooms	94.8%	09/30/19
4	JPMCB	Kings Plaza	5100 Kings Plaza	Brooklyn	NY	11234	Kings	1	Retail	Super Regional Mall	1969	2018	811,797	Square Feet	96.7%	10/31/19
5	JPMCB	1501 Broadway	1501 Broadway	New York	NY	10036	New York	1	Mixed Use	Office/Retail	1926	2018	737,471	Square Feet	77.8%	11/01/19
6	CREFI	805 Third Avenue	805 Third Avenue	New York	NY	10022	New York	1	Office	CBD	1982		596,100	Square Feet	91.9%	10/24/19
7	GACC	55 Hudson Yards	550 West 34th Street	New York	NY	10001	New York	1	Office	CBD	2018		1,431,212	Square Feet	97.3%	11/19/19
8	GACC	Southcenter Mall	2800 Southcenter Mall	Tukwila	WA	98188	King	1	Retail	Super Regional Mall	1968	2008	783,068	Square Feet	84.1%	11/30/19
9	JPMCB	181 West Madison	181 West Madison Street	Chicago	IL	60602	Cook	1	Office	CBD	1990	2016	946,099	Square Feet	87.7%	11/30/19
10	CREFI	Parkmerced	3711 19th Avenue	San Francisco	CA	94132	San Francisco	1	Multifamily	High-Rise/Townhome	1944, 1951	2009	3,165	Units	94.2%	09/10/19
11	GACC	560 Mission Street	560 Mission Street	San Francisco	CA	94105	San Francisco	1	Office	CBD	2002		668,149	Square Feet	98.4%	10/31/19
12	GACC	Starwood Industrial Portfolio	Various	Various	Various	Various	Various	33	Industrial	Various	Various	Various	4,070,396	Square Feet	98.4%	Various
12.01	GACC	101 45th Street	101 45th Street	Munster	IN	46321	Lake	1	Industrial	Warehouse/Distribution	1992		349,988	Square Feet	81.2%	11/26/19
12.02	GACC	4820-4850 Indianapolis Road	4820-4850 Indianapolis Road	Whitestown	IN	46075	Boone	1	Industrial	Warehouse/Distribution	2016		323,000	Square Feet	100.0%	11/26/19
12.03	GACC	8401 Bearing Drive	8401 Bearing Drive	Indianapolis	IN	46268	Marion	1	Industrial	Warehouse/Distribution	2015		266,400	Square Feet	100.0%	11/26/19
12.04	GACC	5900 North Meadows Drive	5900 North Meadows Drive	Grove City	OH	43123	Franklin	1	Industrial	Warehouse/Distribution	1997		269,831	Square Feet	100.0%	02/06/20
12.05	GACC	5701 North Meadows Drive	5701 North Meadows Drive	Grove City	OH	43123	Franklin	1	Industrial	Warehouse/Distribution	1997		268,905	Square Feet	100.0%	11/26/19
12.06	GACC	8421 Bearing Drive	8421 Bearing Drive	Indianapolis	IN	46268	Marion	1	Industrial	Warehouse/Distribution	2015		124,200	Square Feet	100.0%	11/26/19
12.07	GACC	6451-6471 Northwind Parkway	6451-6471 Northwind Parkway	Hobart	IN	46342	Lake	1	Industrial	Warehouse/Distribution	2016		159,813	Square Feet	100.0%	11/26/19
12.08	GACC	4910-4938 Indianapolis Road	4910-4938 Indianapolis Road	Whitestown	IN	46075	Boone	1	Industrial	Warehouse/Distribution	2016		156,000	Square Feet	100.0%	11/26/19
12.09	GACC	6221-6241 Northwind Parkway	6221-6241 Northwind Parkway	Hobart	IN	46342	Lake	1	Industrial	Warehouse/Distribution	2009		150,000	Square Feet	100.0%	11/26/19
12.10	GACC	775 Commerce Parkway West Drive	775 Commerce Parkway West Drive	Greenwood	IN	46143	Johnson	1	Industrial	Warehouse/Distribution	2014	2019	155,000	Square Feet	100.0%	02/06/20
12.11	GACC	1901 Northwind Parkway	1901 Northwind Parkway	Hobart	IN	46342	Lake	1	Industrial	Warehouse/Distribution	2006		101,437	Square Feet	100.0%	11/26/19
12.12	GACC	333 45th Street	333 45th Street	Munster	IN	46321	Lake	1	Industrial	Warehouse/Distribution	1999	2015	140,000	Square Feet	100.0%	02/06/20
12.13	GACC	221 South Swift Road	221 South Swift Road	Addison	IL	60101	DuPage	1	Industrial	Warehouse/Distribution	1995		110,000	Square Feet	100.0%	02/06/20
12.14	GACC	W234N2091 Ridgeview Parkway Court	W234N2091 Ridgeview Parkway Court	Pewaukee	WI	53188	Waukesha	1	Industrial	Warehouse/Distribution	2001		105,444	Square Feet	100.0%	02/06/20
12.15	GACC	2240 Creekside Parkway	2240 Creekside Parkway	Lockbourne	OH	43137	Franklin	1	Industrial	Warehouse/Distribution	2012		125,000	Square Feet	100.0%	02/06/20
12.16	GACC	201 South Swift Road	201 South Swift Road	Addison	IL	60101	DuPage	1	Industrial	Warehouse/Distribution	1995		85,000	Square Feet	100.0%	02/06/20
12.17	GACC	8441 Bearing Drive	8441 Bearing Drive	Indianapolis	IN	46268	Marion	1	Industrial	Warehouse/Distribution	2015		124,200	Square Feet	100.0%	02/06/20
12.18	GACC	4700 Ironwood Drive	4700 Ironwood Drive	Franklin	WI	53132	Milwaukee	1	Industrial	Warehouse/Distribution	2000		123,200	Square Feet	100.0%	02/06/20
12.19	GACC	4410 North 132nd Street	4410 North 132nd Street	Butler	WI	53007	Waukesha	1	Industrial	Warehouse/Distribution	1998		100,000	Square Feet	100.0%	11/26/19
12.20	GACC	999 Gerdt Court	999 Gerdt Court	Greenwood	IN	46143	Johnson	1	Industrial	Warehouse/Distribution	2001		132,315	Square Feet	100.0%	11/26/19
12.21	GACC	480 45th Street	480 45th Street	Munster	IN	46321	Lake	1	Industrial	Cold Storage	2002	2011	107,095	Square Feet	100.0%	02/06/20
12.22	GACC	12857 South Hamlin Court	12857 South Hamlin Court	Alsip	IL	60803	Cook	1	Industrial	Warehouse/Distribution	2014		45,000	Square Feet	100.0%	02/06/20
12.23	GACC	1695 Glen Ellyn Road	1695 Glen Ellyn Road	Glendale Heights	IL	60139	DuPage	1	Industrial	Warehouse/Distribution	2011		40,080	Square Feet	100.0%	02/06/20
12.24	GACC	1701-1721 Northwind Parkway	1701-1721 Northwind Parkway	Hobart	IN	46342	Lake	1	Industrial	Warehouse/Distribution	2005		94,786	Square Feet	100.0%	11/26/19
12.25	GACC	1245 Lakeside Drive	1245 Lakeside Drive	Romeoville	IL	60446	Will	1	Industrial	Warehouse/Distribution	1998		59,976	Square Feet	100.0%	02/06/20
12.26	GACC	3890 Perry Boulevard	3890 Perry Boulevard	Whitestown	IN	46075	Boone	1	Industrial	Warehouse/Distribution	2008	2013	70,000	Square Feet	100.0%	02/06/20
12.27	GACC	215 45th Street	215 45th Street	Munster	IN	46321	Lake	1	Industrial	Cold Storage	2000		65,000	Square Feet	100.0%	02/06/20
12.28	GACC	845 Telser Road	845 Telser Road	Lake Zurich	IL	60047	Lake	1	Industrial	Warehouse/Distribution	2016		20,000	Square Feet	100.0%	02/06/20
12.29	GACC	1851 Northwind Parkway	1851 Northwind Parkway	Hobart	IN	46342	Lake	1	Industrial	Warehouse/Distribution	2014		18,120	Square Feet	100.0%	02/06/20
12.30	GACC	1650 Northwind Parkway	1650 Northwind Parkway	Hobart	IN	46342	Lake	1	Industrial	Warehouse/Distribution	2006		50,400	Square Feet	100.0%	02/06/20
12.31	GACC	225 45th Street	225 45th Street	Munster	IN	46321	Lake	1	Industrial	Warehouse/Distribution	2000		45,000	Square Feet	100.0%	02/06/20
12.32	GACC	1600-1640 Northwind Parkway	1600-1640 Northwind Parkway	Hobart	IN	46342	Lake	1	Industrial	Warehouse/Distribution	2006		50,206	Square Feet	100.0%	11/26/19
12.33	GACC	235 45th Street	235 45th Street	Munster	IN	46321	Lake	1	Industrial	Warehouse/Distribution	2000		35,000	Square Feet	100.0%	02/06/20
13	CREFI	650 Madison Avenue	650 Madison Avenue	New York	NY	10022	New York	1	Mixed Use	Office/Retail	1957, 1987	2015	600,415	Square Feet	97.4%	10/01/19

A-1-1

ANNEX A-1

							Original		Current						Net
			Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt
Loan #	Seller(1)	Property Name	Value ($)(5)	Date	LTV %(5)	Balance ($)(6)(7)	per Unit ($)	Balance ($)(6)(7)	per Unit ($)	Pool Balance	Loan	Borrower(8)	Rate %(9)	Fee %(9)	Rate %(9)	Accrual Type	Service ($)(10)(11)
1	JPMCB/GACC	1633 Broadway	2,400,000,000	10/24/19	41.7%	64,650,000	391	64,650,000	391	9.8%	No	No	2.99000	0.01300	2.97700	Actual/360	163,323.56
2	GACC	F5 Tower	470,000,000	11/05/19	39.4%	55,500,000	359	55,500,000	359	8.4%	No	No	3.69868	0.01300	3.68568	Actual/360	173,439.84
3	JPMCB/CREFI	Bellagio Hotel and Casino	4,260,000,000	10/16/19	39.3%	55,000,000	426,189	55,000,000	426,189	8.3%	No	No	3.170153	0.01300	3.157153	Actual/360	147,316.72
4	JPMCB	Kings Plaza	900,000,000	10/17/19	54.1%	55,000,000	600	55,000,000	600	8.3%	No	No	3.35880	0.01300	3.34580	Actual/360	156,083.13
5	JPMCB	1501 Broadway	900,000,000	10/11/19	22.2%	55,000,000	271	55,000,000	271	8.3%	No	No	3.03200	0.01300	3.01900	Actual/360	140,896.76
6	CREFI	805 Third Avenue	460,000,000	10/01/19	32.6%	55,000,000	252	55,000,000	252	8.3%	No	No	4.24000	0.01300	4.22700	Actual/360	197,032.41
7	GACC	55 Hudson Yards	2,400,000,000	10/15/19	39.4%	52,450,000	660	52,450,000	660	7.9%	No	No	2.95000	0.01300	2.93700	Actual/360	130,730.41
8	GACC	Southcenter Mall	980,000,000	11/17/19	22.2%	50,000,000	278	50,000,000	278	7.6%	No	No	2.88000	0.01425	2.86575	Actual/360	121,666.67
9	JPMCB	181 West Madison	375,289,826	10/22/19	28.8%	50,000,000	114	50,000,000	114	7.6%	No	No	3.90000	0.01300	3.88700	Actual/360	164,756.94
10	CREFI	Parkmerced	2,110,000,000	09/03/19	25.9%	45,000,000	172,828	45,000,000	172,828	6.8%	No	No	2.72457	0.01300	2.71157	30/360	102,171.38
11	GACC	560 Mission Street	842,000,000	10/31/19	35.6%	45,000,000	449	45,000,000	449	6.8%	No	No	2.58900	0.01300	2.57600	Actual/360	98,435.94
12	GACC	Starwood Industrial Portfolio	319,450,000	Various	45.2%	39,500,000	36	39,500,000	36	6.0%	No	No	3.23100	0.01425	3.21675	Actual/360	107,830.89
12.01	GACC	101 45th Street	24,400,000	10/29/19		3,017,061		3,017,061		0.5%
12.02	GACC	4820-4850 Indianapolis Road	18,800,000	10/30/19		2,324,620		2,324,620		0.4%
12.03	GACC	8401 Bearing Drive	18,300,000	10/30/19		2,262,795		2,262,795		0.3%
12.04	GACC	5900 North Meadows Drive	16,200,000	10/30/19		2,003,130		2,003,130		0.3%
12.05	GACC	5701 North Meadows Drive	14,900,000	10/30/19		1,842,385		1,842,385		0.3%
12.06	GACC	8421 Bearing Drive	12,900,000	10/30/19		1,595,085		1,595,085		0.2%
12.07	GACC	6451-6471 Northwind Parkway	12,500,000	10/29/19		1,545,625		1,545,625		0.2%
12.08	GACC	4910-4938 Indianapolis Road	12,200,000	10/30/19		1,508,530		1,508,530		0.2%
12.09	GACC	6221-6241 Northwind Parkway	12,000,000	10/29/19		1,483,800		1,483,800		0.2%
12.10	GACC	775 Commerce Parkway West Drive	11,500,000	10/30/19		1,421,975		1,421,975		0.2%
12.11	GACC	1901 Northwind Parkway	11,100,000	10/29/19		1,372,515		1,372,515		0.2%
12.12	GACC	333 45th Street	10,600,000	10/29/19		1,310,690		1,310,690		0.2%
12.13	GACC	221 South Swift Road	10,200,000	10/30/19		1,261,230		1,261,230		0.2%
12.14	GACC	W234N2091 Ridgeview Parkway Court	9,600,000	10/29/19		1,187,040		1,187,040		0.2%
12.15	GACC	2240 Creekside Parkway	9,200,000	10/30/19		1,137,580		1,137,580		0.2%
12.16	GACC	201 South Swift Road	9,100,000	10/30/19		1,125,215		1,125,215		0.2%
12.17	GACC	8441 Bearing Drive	9,000,000	10/30/19		1,112,850		1,112,850		0.2%
12.18	GACC	4700 Ironwood Drive	8,800,000	10/29/19		1,088,120		1,088,120		0.2%
12.19	GACC	4410 North 132nd Street	8,500,000	10/29/19		1,051,025		1,051,025		0.2%
12.20	GACC	999 Gerdt Court	8,300,000	10/30/19		1,026,295		1,026,295		0.2%
12.21	GACC	480 45th Street	8,200,000	10/29/19		1,013,930		1,013,930		0.2%
12.22	GACC	12857 South Hamlin Court	7,800,000	10/30/19		964,470		964,470		0.1%
12.23	GACC	1695 Glen Ellyn Road	7,300,000	10/30/19		902,645		902,645		0.1%
12.24	GACC	1701-1721 Northwind Parkway	7,200,000	10/30/19		890,280		890,280		0.1%
12.25	GACC	1245 Lakeside Drive	6,300,000	10/30/19		778,995		778,995		0.1%
12.26	GACC	3890 Perry Boulevard	6,200,000	10/30/19		766,630		766,630		0.1%
12.27	GACC	215 45th Street	4,550,000	10/29/19		562,608		562,608		0.1%
12.28	GACC	845 Telser Road	4,500,000	10/30/19		556,425		556,425		0.1%
12.29	GACC	1851 Northwind Parkway	4,500,000	10/30/19		556,425		556,425		0.1%
12.30	GACC	1650 Northwind Parkway	4,000,000	10/29/19		494,600		494,600		0.1%
12.31	GACC	225 45th Street	4,000,000	10/29/19		494,600		494,600		0.1%
12.32	GACC	1600-1640 Northwind Parkway	3,900,000	10/29/19		482,235		482,235		0.1%
12.33	GACC	235 45th Street	2,900,000	10/29/19		358,585		358,585		0.1%
13	CREFI	650 Madison Avenue	1,210,000,000	10/31/19	48.5%	37,900,000	977	37,900,000	977	5.7%	No	No	3.48600	0.01300	3.47300	Actual/360	111,628.66

A-1-2

ANNEX A-1

			Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period	Grace Period
Loan #	Seller(1)	Property Name	Service ($)(11)	Note Date	Payment Date	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)(12)	(Default)(12)	Maturity Date	ARD Loan
1	JPMCB/GACC	1633 Broadway	1,959,882.72	11/25/19	01/06/20			118	0	120	2	6	0	0	12/06/29	No
2	GACC	F5 Tower	2,081,278.08	12/19/19	02/06/20			119	0	120	1	6	0	0	01/06/30	Yes
3	JPMCB/CREFI	Bellagio Hotel and Casino	1,767,800.64	11/15/19	01/05/20			118	0	120	2	5	0	0	12/05/29	No
4	JPMCB	Kings Plaza	1,872,997.56	12/03/19	02/01/20			119	0	120	1	1	5	0	01/01/30	No
5	JPMCB	1501 Broadway	1,690,761.12	12/12/19	02/06/20			119	0	120	1	6	0	0	01/06/30	No
6	CREFI	805 Third Avenue	2,364,388.92	11/08/19	01/06/20			118	0	120	2	6	0	0	12/06/29	No
7	GACC	55 Hudson Yards	1,568,764.92	11/21/19	01/06/20			118	0	120	2	6	0	0	12/06/29	No
8	GACC	Southcenter Mall	1,460,000.04	12/11/19	02/01/20			119	0	120	1	1	5	5	01/01/30	No
9	JPMCB	181 West Madison	1,977,083.28	11/27/19	01/01/20			82	0	84	2	1	0	0	12/01/26	No
10	CREFI	Parkmerced	1,226,056.56	11/26/19	01/09/20			58	0	60	2	9	0	0	12/09/24	No
11	GACC	560 Mission Street	1,181,231.28	12/05/19	01/06/20			118	0	120	2	6	5	0	12/06/29	No
12	GACC	Starwood Industrial Portfolio	1,293,970.68	11/26/19	01/06/20			118	0	120	2	6	0	0	12/06/29	No
12.01	GACC	101 45th Street
12.02	GACC	4820-4850 Indianapolis Road
12.03	GACC	8401 Bearing Drive
12.04	GACC	5900 North Meadows Drive
12.05	GACC	5701 North Meadows Drive
12.06	GACC	8421 Bearing Drive
12.07	GACC	6451-6471 Northwind Parkway
12.08	GACC	4910-4938 Indianapolis Road
12.09	GACC	6221-6241 Northwind Parkway
12.10	GACC	775 Commerce Parkway West Drive
12.11	GACC	1901 Northwind Parkway
12.12	GACC	333 45th Street
12.13	GACC	221 South Swift Road
12.14	GACC	W234N2091 Ridgeview Parkway Court
12.15	GACC	2240 Creekside Parkway
12.16	GACC	201 South Swift Road
12.17	GACC	8441 Bearing Drive
12.18	GACC	4700 Ironwood Drive
12.19	GACC	4410 North 132nd Street
12.20	GACC	999 Gerdt Court
12.21	GACC	480 45th Street
12.22	GACC	12857 South Hamlin Court
12.23	GACC	1695 Glen Ellyn Road
12.24	GACC	1701-1721 Northwind Parkway
12.25	GACC	1245 Lakeside Drive
12.26	GACC	3890 Perry Boulevard
12.27	GACC	215 45th Street
12.28	GACC	845 Telser Road
12.29	GACC	1851 Northwind Parkway
12.30	GACC	1650 Northwind Parkway
12.31	GACC	225 45th Street
12.32	GACC	1600-1640 Northwind Parkway
12.33	GACC	235 45th Street
13	CREFI	650 Madison Avenue	1,339,543.92	11/26/19	01/08/20			118	0	120	2	8	3	0	12/08/29	No
A-1-3

ANNEX A-1

							HISTORICAL FINANCIALS(14)

			Final	Maturity/ARD	Maturity	Prepayment	2016	2016	2016	2017	2017	2017	2018	2018
Loan #	Seller(1)	Property Name	Mat Date	Balance ($)(6)	LTV %(5)	Provision (Payments)(13)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)
1	JPMCB/GACC	1633 Broadway	12/06/29	64,650,000	41.7%	L(26),Def(87),O(7)	155,689,790	61,868,404	93,821,386	159,464,803	65,274,796	94,190,007	179,219,236	70,120,786
2	GACC	F5 Tower	09/06/33	55,500,000	39.4%	L(24),Grtr1%orYM(1),DeforGrtr1%orYM(88),O(7)
3	JPMCB/CREFI	Bellagio Hotel and Casino	12/05/29	55,000,000	39.3%	Grtr0.5%orYM(26),DeforGrtr0.5%orYM(87),O(7)	1,364,138,212	883,316,117	480,822,095	1,365,570,769	859,834,535	505,736,234	1,367,835,267	877,969,225
4	JPMCB	Kings Plaza	01/01/30	55,000,000	54.1%	L(25),Grtr1%orYM(90),O(5)	71,759,240	29,160,529	42,598,711	64,923,243	25,486,495	39,436,748	69,684,148	27,595,961
5	JPMCB	1501 Broadway	01/06/30	55,000,000	22.2%	L(25),Def(90),O(5)	38,584,990	19,391,068	19,193,922	40,459,655	20,217,261	20,242,394	44,459,219	20,188,804
6	CREFI	805 Third Avenue	12/06/29	55,000,000	32.6%	L(26),Def(87),O(7)	30,653,344	14,898,290	15,755,054	29,950,919	15,081,158	14,869,761	31,876,971	15,290,213
7	GACC	55 Hudson Yards	12/06/29	52,450,000	39.4%	L(26),DeforGrtr1%orYM(87),O(7)
8	GACC	Southcenter Mall	01/01/30	50,000,000	22.2%	L(25),DeforGrtr1%orYM(91),O(4)	62,363,757	17,594,460	44,769,297	61,877,793	18,294,166	43,583,627	63,260,401	19,078,116
9	JPMCB	181 West Madison	12/01/26	50,000,000	28.8%	L(26),Def(53),O(5)				38,996,305	15,793,194	23,203,111	38,476,327	17,173,921
10	CREFI	Parkmerced	12/09/24	45,000,000	25.9%	YM(57),O(3)	83,181,077	38,976,882	44,204,195	90,052,338	40,409,981	49,642,357	95,282,237	41,596,712
11	GACC	560 Mission Street	12/06/29	45,000,000	35.6%	L(26),DeforGrtr1%orYM(87),O(7)	50,385,582	12,540,816	37,844,766	42,356,897	11,585,462	30,771,436	49,571,805	11,702,280
12	GACC	Starwood Industrial Portfolio	12/06/29	39,500,000	45.2%	L(26),Def(90),O(4)				21,058,823	4,735,117	16,323,706	22,326,752	5,213,552
12.01	GACC	101 45th Street		3,017,061						1,650,705	472,856	1,177,849	946,261	557,687
12.02	GACC	4820-4850 Indianapolis Road		2,324,620						627,749	135,220	492,529	1,183,932	160,064
12.03	GACC	8401 Bearing Drive		2,262,795						1,286,864	139,410	1,147,454	1,520,727	247,258
12.04	GACC	5900 North Meadows Drive		2,003,130						892,360	508,885	383,475	1,269,866	554,658
12.05	GACC	5701 North Meadows Drive		1,842,385						1,293,772	464,854	828,918	1,348,864	493,248
12.06	GACC	8421 Bearing Drive		1,595,085						757,259	86,472	670,787	738,237	126,425
12.07	GACC	6451-6471 Northwind Parkway		1,545,625						717,424	128,860	588,565	902,730	144,034
12.08	GACC	4910-4938 Indianapolis Road		1,508,530						444,731	135,298	309,433	761,921	97,686
12.09	GACC	6221-6241 Northwind Parkway		1,483,800						899,965	237,017	662,948	932,905	277,082
12.10	GACC	775 Commerce Parkway West Drive		1,421,975						503,357	68,700	434,657	520,062	70,481
12.11	GACC	1901 Northwind Parkway		1,372,515						1,011,074	209,378	801,696	1,080,973	217,303
12.12	GACC	333 45th Street		1,310,690						651,000	22,627	628,373	651,000	27,309
12.13	GACC	221 South Swift Road		1,261,230						476,300	15,074	461,226	565,675	19,506
12.14	GACC	W234N2091 Ridgeview Parkway Court		1,187,040						839,587	118,769	720,818	770,953	111,683
12.15	GACC	2240 Creekside Parkway		1,137,580						646,718	52,362	594,357	688,887	80,991
12.16	GACC	201 South Swift Road		1,125,215						488,184	194,393	293,791	641,561	181,762
12.17	GACC	8441 Bearing Drive		1,112,850						376,927	88,330	288,597	581,294	111,666
12.18	GACC	4700 Ironwood Drive		1,088,120						743,927	186,720	557,207	722,520	166,173
12.19	GACC	4410 North 132nd Street		1,051,025						724,771	213,364	511,406	626,181	230,490
12.20	GACC	999 Gerdt Court		1,026,295						679,399	183,851	495,548	666,142	171,473
12.21	GACC	480 45th Street		1,013,930						569,471	20,893	548,578	353,643	96,641
12.22	GACC	12857 South Hamlin Court		964,470						585,217	164,051	421,166	618,715	194,648
12.23	GACC	1695 Glen Ellyn Road		902,645						595,571	139,684	455,887	600,532	138,413
12.24	GACC	1701-1721 Northwind Parkway		890,280						644,871	185,735	459,135	662,171	194,092
12.25	GACC	1245 Lakeside Drive		778,995						417,576	143,974	273,602	407,773	161,805
12.26	GACC	3890 Perry Boulevard		766,630						386,242	58,482	327,760	396,331	66,688
12.27	GACC	215 45th Street		562,608						296,833	9,916	286,917	303,333	11,967
12.28	GACC	845 Telser Road		556,425						313,289	41,272	272,018	342,147	48,087
12.29	GACC	1851 Northwind Parkway		556,425						340,668	54,854	285,814	333,543	38,768
12.30	GACC	1650 Northwind Parkway		494,600						255,915	10,671	245,245	264,019	12,264
12.31	GACC	225 45th Street		494,600						238,125	12,729	225,396	242,625	9,622
12.32	GACC	1600-1640 Northwind Parkway		482,235						449,668	143,743	305,924	432,396	130,109
12.33	GACC	235 45th Street		358,585						253,304	86,673	166,631	248,831	63,469
13	CREFI	650 Madison Avenue	12/08/29	37,900,000	48.5%	L(26),Def(87),O(7)	67,178,535	24,477,341	42,701,194	72,488,704	25,947,358	46,541,346	75,039,495	26,481,999

A-1-4

ANNEX A-1

			HISTORICAL FINANCIALS(14)
								UW
			2018	Most Recent	Most Recent	Most Recent		Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI
Loan #	Seller(1)	Property Name	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)(15)	As of	Occupancy %	Revenues ($)(4)	Expenses ($)	NOI ($)(4)(15)(16)	Items ($)	NCF ($)(4)(16)	NOI DSCR(17)	DSCR(17)	Debt Yield %
1	JPMCB/GACC	1633 Broadway	109,098,450	182,760,348	71,951,033	110,809,315	09/30/19	95.9%	190,585,947	71,435,784	119,150,163	2,472,436	116,677,727	3.93	3.84	11.9%
2	GACC	F5 Tower		31,110,161	8,731,929	22,378,232	T1 Annualized 12/31/2019	95.2%	32,787,852	8,792,416	23,995,436	876,381	23,119,056	3.46	3.33	13.0%
3	JPMCB/CREFI	Bellagio Hotel and Casino	489,866,042	1,349,062,464	874,997,149	474,065,315	09/30/19	94.8%	1,349,062,464	874,997,149	474,065,315	20,235,937	453,829,378	8.80	8.42	28.3%
4	JPMCB	Kings Plaza	42,088,187	76,315,642	28,858,298	47,457,344	09/30/19	95.0%	81,045,187	29,004,262	52,040,925	1,134,954	50,905,970	3.14	3.07	10.7%
5	JPMCB	1501 Broadway	24,270,415	45,988,841	21,992,510	23,996,331	09/30/19	81.6%	50,507,018	22,848,219	27,658,799	870,216	26,788,583	4.50	4.36	13.8%
6	CREFI	805 Third Avenue	16,586,758	31,859,168	15,087,482	16,771,686	08/31/19	91.3%	33,275,196	15,020,787	18,254,409	1,319,220	16,935,189	2.83	2.63	12.2%
7	GACC	55 Hudson Yards						96.6%	149,111,008	45,210,677	103,900,331	3,864,272	100,036,059	3.68	3.54	11.0%
8	GACC	Southcenter Mall	44,182,284	60,001,063	18,292,261	41,708,802	10/31/19	90.7%	59,376,497	16,700,013	42,676,484	1,127,618	41,548,866	6.70	6.53	19.6%
9	JPMCB	181 West Madison	21,302,406	39,800,913	17,954,617	21,846,296	09/30/19	92.0%	41,394,765	19,384,258	22,010,506	2,081,418	19,929,089	5.16	4.67	20.4%
10	CREFI	Parkmerced	53,685,525	99,501,311	43,742,948	55,758,363	08/31/19	91.9%	102,983,881	42,514,116	60,469,764	791,250	59,678,514	4.06	4.00	11.1%
11	GACC	560 Mission Street	37,869,525	50,792,721	12,479,248	38,313,473	09/30/19	96.0%	54,738,187	12,064,089	42,674,098	1,469,928	41,204,170	5.42	5.23	14.2%
12	GACC	Starwood Industrial Portfolio	17,113,200					95.0%	26,338,363	7,461,253	18,877,110	1,493,800	17,383,310	3.99	3.67	13.1%
12.01	GACC	101 45th Street	388,574					95.0%	2,182,784	554,260	1,628,525	113,164	1,515,360
12.02	GACC	4820-4850 Indianapolis Road	1,023,868					95.0%	1,289,010	255,245	1,033,764	101,033	932,732
12.03	GACC	8401 Bearing Drive	1,273,469					95.0%	1,370,682	285,114	1,085,568	87,316	998,252
12.04	GACC	5900 North Meadows Drive	715,207					95.0%	1,474,095	617,838	856,257	94,656	761,601
12.05	GACC	5701 North Meadows Drive	855,616					95.0%	1,383,753	584,653	799,101	92,161	706,940
12.06	GACC	8421 Bearing Drive	611,812					95.0%	887,036	186,509	700,527	46,678	653,850
12.07	GACC	6451-6471 Northwind Parkway	758,696					95.0%	959,134	199,654	759,480	58,043	701,437
12.08	GACC	4910-4938 Indianapolis Road	664,235					95.0%	809,898	143,521	666,377	53,625	612,752
12.09	GACC	6221-6241 Northwind Parkway	655,822					95.0%	1,026,222	382,298	643,924	57,658	586,266
12.10	GACC	775 Commerce Parkway West Drive	449,581					95.0%	799,547	101,972	697,575	52,884	644,690
12.11	GACC	1901 Northwind Parkway	863,670					95.0%	1,089,747	321,906	767,840	48,577	719,263
12.12	GACC	333 45th Street	623,691					95.0%	919,741	271,897	647,844	52,668	595,176
12.13	GACC	221 South Swift Road	546,169					95.0%	788,278	259,290	528,987	43,181	485,806
12.14	GACC	W234N2091 Ridgeview Parkway Court	659,270					95.0%	700,785	114,411	586,374	39,764	546,610
12.15	GACC	2240 Creekside Parkway	607,896					95.0%	910,231	348,263	561,968	49,637	512,332
12.16	GACC	201 South Swift Road	459,799					95.0%	748,895	294,227	454,668	36,896	417,772
12.17	GACC	8441 Bearing Drive	469,628					95.0%	625,134	161,410	463,724	42,194	421,531
12.18	GACC	4700 Ironwood Drive	556,348					95.0%	721,128	184,917	536,211	43,992	492,219
12.19	GACC	4410 North 132nd Street	395,692					95.0%	787,646	279,074	508,572	40,784	467,788
12.20	GACC	999 Gerdt Court	494,669					95.0%	679,876	232,655	447,221	45,304	401,917
12.21	GACC	480 45th Street	257,002					95.0%	765,833	161,078	604,755	38,056	566,700
12.22	GACC	12857 South Hamlin Court	424,067					95.0%	664,701	193,301	471,400	25,724	445,676
12.23	GACC	1695 Glen Ellyn Road	462,119					95.0%	612,878	144,685	468,193	22,921	445,272
12.24	GACC	1701-1721 Northwind Parkway	468,079					95.0%	685,154	244,477	440,678	36,062	404,616
12.25	GACC	1245 Lakeside Drive	245,968					95.0%	500,222	191,069	309,153	25,322	283,831
12.26	GACC	3890 Perry Boulevard	329,644					95.0%	412,923	91,318	321,605	24,877	296,728
12.27	GACC	215 45th Street	291,366					95.0%	401,686	112,543	289,143	23,808	265,335
12.28	GACC	845 Telser Road	294,060					95.0%	369,948	56,349	313,598	12,463	301,135
12.29	GACC	1851 Northwind Parkway	294,775					95.0%	350,028	44,891	305,137	12,669	292,468
12.30	GACC	1650 Northwind Parkway	251,755					95.0%	338,170	96,420	241,750	19,205	222,544
12.31	GACC	225 45th Street	233,003					95.0%	331,235	106,702	224,533	17,196	207,338
12.32	GACC	1600-1640 Northwind Parkway	302,287					95.0%	501,937	168,716	333,220	21,619	311,602
12.33	GACC	235 45th Street	185,362					95.0%	250,027	70,590	179,438	13,664	165,774
13	CREFI	650 Madison Avenue	48,557,496	78,288,218	27,326,681	50,961,537	09/30/19	96.3%	87,327,989	28,901,495	58,426,495	1,650,104	56,776,391	2.82	2.74	10.0%

A-1-5

ANNEX A-1

UPFRONT ESCROW(20)

			UW NCF		Ground Lease	Ground Lease	Franchise		Upfront Capex	Upfront Engin.	Upfront Envir.
Loan #	Seller(1)	Property Name	Debt Yield %	Title Type(18)	Expiration	Extension Terms	Expiration Date(19)	PML %	Reserve ($)	Reserve ($)	Reserve ($)
1	JPMCB/GACC	1633 Broadway	11.7%	Fee					0	0	0
2	GACC	F5 Tower	12.5%	Fee				9%	0	0	0
3	JPMCB/CREFI	Bellagio Hotel and Casino	27.1%	Fee/Leasehold	04/27/2033	Two, 20-year options			0	0	0
4	JPMCB	Kings Plaza	10.5%	Fee/Leasehold	05/28/2028	Three, 10-year options followed by one, nine-year option			0	0	0
5	JPMCB	1501 Broadway	13.4%	Fee					0	955,000	0
6	CREFI	805 Third Avenue	11.3%	Fee					0	458,500	0
7	GACC	55 Hudson Yards	10.6%	Fee					0	0	0
8	GACC	Southcenter Mall	19.1%	Fee/Leasehold	06/30/2045	None		10%	0	0	0
9	JPMCB	181 West Madison	18.5%	Fee					0	0	0
10	CREFI	Parkmerced	10.9%	Fee				18%	0	108,207	0
11	GACC	560 Mission Street	13.7%	Fee				9%	0	0	0
12	GACC	Starwood Industrial Portfolio	12.0%	Fee					0	0	0
12.01	GACC	101 45th Street		Fee
12.02	GACC	4820-4850 Indianapolis Road		Fee
12.03	GACC	8401 Bearing Drive		Fee
12.04	GACC	5900 North Meadows Drive		Fee
12.05	GACC	5701 North Meadows Drive		Fee
12.06	GACC	8421 Bearing Drive		Fee
12.07	GACC	6451-6471 Northwind Parkway		Fee
12.08	GACC	4910-4938 Indianapolis Road		Fee
12.09	GACC	6221-6241 Northwind Parkway		Fee
12.10	GACC	775 Commerce Parkway West Drive		Fee
12.11	GACC	1901 Northwind Parkway		Fee
12.12	GACC	333 45th Street		Fee
12.13	GACC	221 South Swift Road		Fee
12.14	GACC	W234N2091 Ridgeview Parkway Court		Fee
12.15	GACC	2240 Creekside Parkway		Fee
12.16	GACC	201 South Swift Road		Fee
12.17	GACC	8441 Bearing Drive		Fee
12.18	GACC	4700 Ironwood Drive		Fee
12.19	GACC	4410 North 132nd Street		Fee
12.20	GACC	999 Gerdt Court		Fee
12.21	GACC	480 45th Street		Fee
12.22	GACC	12857 South Hamlin Court		Fee
12.23	GACC	1695 Glen Ellyn Road		Fee
12.24	GACC	1701-1721 Northwind Parkway		Fee
12.25	GACC	1245 Lakeside Drive		Fee
12.26	GACC	3890 Perry Boulevard		Fee
12.27	GACC	215 45th Street		Fee
12.28	GACC	845 Telser Road		Fee
12.29	GACC	1851 Northwind Parkway		Fee
12.30	GACC	1650 Northwind Parkway		Fee
12.31	GACC	225 45th Street		Fee
12.32	GACC	1600-1640 Northwind Parkway		Fee
12.33	GACC	235 45th Street		Fee
13	CREFI	650 Madison Avenue	9.7%	Fee					0	0	0

A-1-6

ANNEX A-1

UPFRONT ESCROW(20)

			Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	JPMCB/GACC	1633 Broadway	0	0	0	0	36,389,727	Unfunded Obligations Reserve
2	GACC	F5 Tower	0	644,935	0	0	0
3	JPMCB/CREFI	Bellagio Hotel and Casino	0	0	0	0	0
4	JPMCB	Kings Plaza	0	0	0	0	0
5	JPMCB	1501 Broadway	0	0	0	0	0
6	CREFI	805 Third Avenue	4,000,000	0	0	0	713,361	Unfunded Obligation Reserve
7	GACC	55 Hudson Yards	34,260,641	0	0	0	26,956,977	Free Rent Escrow Reserve: 11,482,346; Milbank Escrow Reserve: 11,000,000; MarketAxess Escrow Reserve: 4,474,631
8	GACC	Southcenter Mall	0	0	0	0	0
9	JPMCB	181 West Madison	157,683	0	0	0	2,822,678	Free Rent Reserve: 1,532,852; Outstanding Rollover Reserve: 1,229,826; Outstanding Capex Reserve: 60,000
10	CREFI	Parkmerced	0	795,083	0	0	0
11	GACC	560 Mission Street	2,152,612	0	0	0	0
12	GACC	Starwood Industrial Portfolio	0	0	0	0	880,000	Roof Repair Reserve
12.01	GACC	101 45th Street
12.02	GACC	4820-4850 Indianapolis Road
12.03	GACC	8401 Bearing Drive
12.04	GACC	5900 North Meadows Drive
12.05	GACC	5701 North Meadows Drive
12.06	GACC	8421 Bearing Drive
12.07	GACC	6451-6471 Northwind Parkway
12.08	GACC	4910-4938 Indianapolis Road
12.09	GACC	6221-6241 Northwind Parkway
12.10	GACC	775 Commerce Parkway West Drive
12.11	GACC	1901 Northwind Parkway
12.12	GACC	333 45th Street
12.13	GACC	221 South Swift Road
12.14	GACC	W234N2091 Ridgeview Parkway Court
12.15	GACC	2240 Creekside Parkway
12.16	GACC	201 South Swift Road
12.17	GACC	8441 Bearing Drive
12.18	GACC	4700 Ironwood Drive
12.19	GACC	4410 North 132nd Street
12.20	GACC	999 Gerdt Court
12.21	GACC	480 45th Street
12.22	GACC	12857 South Hamlin Court
12.23	GACC	1695 Glen Ellyn Road
12.24	GACC	1701-1721 Northwind Parkway
12.25	GACC	1245 Lakeside Drive
12.26	GACC	3890 Perry Boulevard
12.27	GACC	215 45th Street
12.28	GACC	845 Telser Road
12.29	GACC	1851 Northwind Parkway
12.30	GACC	1650 Northwind Parkway
12.31	GACC	225 45th Street
12.32	GACC	1600-1640 Northwind Parkway
12.33	GACC	235 45th Street
13	CREFI	650 Madison Avenue	0	0	0	0	9,576,014	Free Rent Reserve: 6,378,315; Unfunded Obligations: 3,197,699

A-1-7

ANNEX A-1

			MONTHLY ESCROW(21)							RESERVE CAPS(22)

			Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly	CapEx	Envir.
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve Cap ($)	Reserve Cap ($)
1	JPMCB/GACC	1633 Broadway	Springing	0	Springing	Springing	Springing	0		1,024,605
2	GACC	F5 Tower	Springing	0	0	214,978	Springing	Springing	Lease Sweep Reserve
3	JPMCB/CREFI	Bellagio Hotel and Casino	Springing	0	0	Springing	Springing	0
4	JPMCB	Kings Plaza	Springing	0	Springing	Springing	Springing	Springing	Ground Rent Reserve	24 times monthly constant
5	JPMCB	1501 Broadway	0	0	0	Springing	Springing	0
6	CREFI	805 Third Avenue	9,807	0	Springing	700,333	Springing	0		450,000
7	GACC	55 Hudson Yards	Springing	0	Springing	Springing	Springing	0
8	GACC	Southcenter Mall	Springing	0	Springing	Springing	Springing	Springing	Parking Area Rent Reserve	148,783
9	JPMCB	181 West Madison	Springing	0	157,683	Springing	Springing	0		567,660
10	CREFI	Parkmerced	65,938	0	0	795,083	Springing	0
11	GACC	560 Mission Street	Springing	0	Springing	Springing	Springing	0		267,260
12	GACC	Starwood Industrial Portfolio	Springing	0	Springing	Springing	Springing	0		1,221,119
12.01	GACC	101 45th Street
12.02	GACC	4820-4850 Indianapolis Road
12.03	GACC	8401 Bearing Drive
12.04	GACC	5900 North Meadows Drive
12.05	GACC	5701 North Meadows Drive
12.06	GACC	8421 Bearing Drive
12.07	GACC	6451-6471 Northwind Parkway
12.08	GACC	4910-4938 Indianapolis Road
12.09	GACC	6221-6241 Northwind Parkway
12.10	GACC	775 Commerce Parkway West Drive
12.11	GACC	1901 Northwind Parkway
12.12	GACC	333 45th Street
12.13	GACC	221 South Swift Road
12.14	GACC	W234N2091 Ridgeview Parkway Court
12.15	GACC	2240 Creekside Parkway
12.16	GACC	201 South Swift Road
12.17	GACC	8441 Bearing Drive
12.18	GACC	4700 Ironwood Drive
12.19	GACC	4410 North 132nd Street
12.20	GACC	999 Gerdt Court
12.21	GACC	480 45th Street
12.22	GACC	12857 South Hamlin Court
12.23	GACC	1695 Glen Ellyn Road
12.24	GACC	1701-1721 Northwind Parkway
12.25	GACC	1245 Lakeside Drive
12.26	GACC	3890 Perry Boulevard
12.27	GACC	215 45th Street
12.28	GACC	845 Telser Road
12.29	GACC	1851 Northwind Parkway
12.30	GACC	1650 Northwind Parkway
12.31	GACC	225 45th Street
12.32	GACC	1600-1640 Northwind Parkway
12.33	GACC	235 45th Street
13	CREFI	650 Madison Avenue	Springing	0	Springing	Springing	Springing	0

A-1-8

ANNEX A-1

			RESERVE CAPS(22)						LARGEST TENANT (4), (23), (24), (25)

			TI/LC	RE Tax	Insur.	Debt Service	Other	Single			Lease
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Tenant	Largest Tenant	Unit Size	Expiration
1	JPMCB/GACC	1633 Broadway	5,123,024					No	Allianz Asset Management of America L.P.	320,911	01/31/31
2	GACC	F5 Tower					Various	Yes	F5 Networks, Inc.	515,518	09/30/33
3	JPMCB/CREFI	Bellagio Hotel and Casino						No
4	JPMCB	Kings Plaza	24 times monthly constant					No	Lowe's Home Centers	114,000	05/31/28
5	JPMCB	1501 Broadway						No	Hardesty & Hanover	52,364	12/31/30
6	CREFI	805 Third Avenue	4,000,000					No	Meredith Corporation	212,594	12/31/26
7	GACC	55 Hudson Yards						No	Point72	332,283	04/30/34
8	GACC	Southcenter Mall	978,835					No	American Multi-Cinema	70,000	07/31/23
9	JPMCB	181 West Madison	7,000,000					No	The Northern Trust Company	400,030	12/31/25
10	CREFI	Parkmerced						No
11	GACC	560 Mission Street	2,004,447					No	JP Morgan	246,384	09/30/25
12	GACC	Starwood Industrial Portfolio	2,849,277					Various
12.01	GACC	101 45th Street						No	McJunkin Corp.	140,980	12/31/23
12.02	GACC	4820-4850 Indianapolis Road						No	Cummins Inc.	171,000	08/10/21
12.03	GACC	8401 Bearing Drive						No	The Harvard Drug Store	196,200	06/30/25
12.04	GACC	5900 North Meadows Drive						Yes	CTDI	269,831	02/28/23
12.05	GACC	5701 North Meadows Drive						No	ODW Logistics	190,400	11/30/23
12.06	GACC	8421 Bearing Drive						No	Sankyo America	67,850	11/30/25
12.07	GACC	6451-6471 Northwind Parkway						No	Calpipe Industries	105,952	03/31/23
12.08	GACC	4910-4938 Indianapolis Road						No	Stephen Gould Corp.	130,000	03/31/30
12.09	GACC	6221-6241 Northwind Parkway						No	Foremost Groups	87,985	11/30/20
12.10	GACC	775 Commerce Parkway West Drive						Yes	Poynter Sheet Metal	155,000	12/31/34
12.11	GACC	1901 Northwind Parkway						No	Furmanite America	36,782	08/31/21
12.12	GACC	333 45th Street						Yes	Staley	140,000	07/31/24
12.13	GACC	221 South Swift Road						Yes	Mondelez	110,000	08/31/20
12.14	GACC	W234N2091 Ridgeview Parkway Court						Yes	Anixter International, Inc.	105,444	06/30/30
12.15	GACC	2240 Creekside Parkway						Yes	Meadowbrook Meat Company	125,000	03/31/24
12.16	GACC	201 South Swift Road						Yes	Men's Warehouse	85,000	05/31/23
12.17	GACC	8441 Bearing Drive						Yes	Old Castle	124,200	05/31/32
12.18	GACC	4700 Ironwood Drive						Yes	API Heat Transfer	123,200	07/31/26
12.19	GACC	4410 North 132nd Street						No	Keystone Automotive Industries	48,282	11/30/25
12.20	GACC	999 Gerdt Court						No	Poly-Tainer	66,282	03/31/24
12.21	GACC	480 45th Street						Yes	Three Floyds Brewing, LLC.	107,095	06/30/33
12.22	GACC	12857 South Hamlin Court						Yes	Bimbo Bakeries	45,000	11/30/29
12.23	GACC	1695 Glen Ellyn Road						Yes	Bimbo Bakeries	40,080	02/28/27
12.24	GACC	1701-1721 Northwind Parkway						No	Vision Integrated Graphics	62,800	06/30/20
12.25	GACC	1245 Lakeside Drive						Yes	Crown Corr	59,976	08/31/24
12.26	GACC	3890 Perry Boulevard						Yes	MWI Veterinary Supply Co.	70,000	09/30/22
12.27	GACC	215 45th Street						Yes	Carl Budding and Company	65,000	04/30/21
12.28	GACC	845 Telser Road						Yes	Bimbo Bakeries	20,000	05/31/31
12.29	GACC	1851 Northwind Parkway						Yes	Sunbelt Rentals	18,120	05/31/30
12.30	GACC	1650 Northwind Parkway						Yes	John Tillman & Co.	50,400	10/31/22
12.31	GACC	225 45th Street						Yes	Rockwell Automation	45,000	07/31/20
12.32	GACC	1600-1640 Northwind Parkway						No	Steiner Electric	18,960	08/31/22
12.33	GACC	235 45th Street						Yes	Holland Special Delivery	35,000	09/30/24
13	CREFI	650 Madison Avenue						No	Ralph Lauren Corporation	277,016	12/31/24

A-1-9

ANNEX A-1

			2nd LARGEST TENANT (4), (23), (24), (25)			3rd LARGEST TENANT (4), (23), (24), (25)			4th LARGEST TENANT (4), (23), (24), (25)

					Lease			Lease			Lease
Loan #	Seller(1)	Property Name	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration
1	JPMCB/GACC	1633 Broadway	WMG Acquisition Corp	293,888	07/31/29	Showtime Networks Inc	261,196	01/31/26	Morgan Stanley & Co	260,829	03/31/32
2	GACC	F5 Tower
3	JPMCB/CREFI	Bellagio Hotel and Casino
4	JPMCB	Kings Plaza	Primark	102,805	07/31/38	JCPenney	94,895	07/31/38	Burlington	55,078	07/31/28
5	JPMCB	1501 Broadway	Tremor Video	50,965	01/31/25	Hard Rock Café	47,256	01/10/36	REGUS	39,854	11/30/24
6	CREFI	805 Third Avenue	Toyota Tsusho America, Inc.	41,322	11/30/22	Poten & Partners Inc.	29,696	06/30/20	Asset International, Inc.	23,800	12/31/20
7	GACC	55 Hudson Yards	Milbank, Tweed, Hadley & McCloy	287,333	03/31/34	Cooley	146,227	09/30/39	Boies, Schiller & Flexner	110,732	06/30/35
8	GACC	Southcenter Mall	Seafood City	44,413	07/15/25	Round One	40,576	07/31/25	The Container Store	25,452	02/28/27
9	JPMCB	181 West Madison	Quantitative Risk Management Inc	107,092	03/31/22	The Marmon Group	45,123	12/31/22	CIBC	42,414	12/31/29
10	CREFI	Parkmerced
11	GACC	560 Mission Street	EY	122,760	12/31/28	TIAA-CREF	64,696	09/30/27	ARUP	49,832	09/30/26
12	GACC	Starwood Industrial Portfolio
12.01	GACC	101 45th Street	FedEx Ground Package Systems, Inc.	76,993	07/31/22	List Industries	66,098	05/31/24
12.02	GACC	4820-4850 Indianapolis Road	Hyperikon, Inc.	152,000	01/31/23
12.03	GACC	8401 Bearing Drive	MS International	70,200	05/31/26
12.04	GACC	5900 North Meadows Drive
12.05	GACC	5701 North Meadows Drive	Expresspoint Technology Services	78,505	01/31/24
12.06	GACC	8421 Bearing Drive	Business Furniture	56,350	03/31/26
12.07	GACC	6451-6471 Northwind Parkway	Foremost Groups	53,861	07/31/22
12.08	GACC	4910-4938 Indianapolis Road	Alliance Healthcare Services	26,000	06/30/24
12.09	GACC	6221-6241 Northwind Parkway	Prologix Distribution (ANC)	62,015	10/31/22
12.10	GACC	775 Commerce Parkway West Drive
12.11	GACC	1901 Northwind Parkway	Americall Group	35,000	02/28/21	Munch's Supply	29,655	10/31/21
12.12	GACC	333 45th Street
12.13	GACC	221 South Swift Road
12.14	GACC	W234N2091 Ridgeview Parkway Court
12.15	GACC	2240 Creekside Parkway
12.16	GACC	201 South Swift Road
12.17	GACC	8441 Bearing Drive
12.18	GACC	4700 Ironwood Drive
12.19	GACC	4410 North 132nd Street	Snyder's of Lance	32,188	12/31/23	Milwaukee Electric Tool Corp.	19,530	12/31/25
12.20	GACC	999 Gerdt Court	NSK Corporation	66,033	08/31/21
12.21	GACC	480 45th Street
12.22	GACC	12857 South Hamlin Court
12.23	GACC	1695 Glen Ellyn Road
12.24	GACC	1701-1721 Northwind Parkway	Stevens Engineers & Constructors, Inc.	31,986	09/30/20
12.25	GACC	1245 Lakeside Drive
12.26	GACC	3890 Perry Boulevard
12.27	GACC	215 45th Street
12.28	GACC	845 Telser Road
12.29	GACC	1851 Northwind Parkway
12.30	GACC	1650 Northwind Parkway
12.31	GACC	225 45th Street
12.32	GACC	1600-1640 Northwind Parkway	Rogers Supply Company	18,271	04/30/23	Johnson Controls	12,975	01/31/22
12.33	GACC	235 45th Street
13	CREFI	650 Madison Avenue	Memorial Sloan Kettering Cancer Center	100,700	07/31/23	Sotheby's Int'l Realty Inc	37,772	11/30/35	Willett Advisors LLC	25,732	12/31/24

A-1-10

ANNEX A-1

5th LARGEST TENANT (4), (23), (24), (25)

					Lease	Loan		Lockbox	Lockbox	Cash
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(26)	(Y/N)	Type(27)	Management(27)
1	JPMCB/GACC	1633 Broadway	Kasowitz Benson Torres	203,394	03/31/37	Refinance	Paramount Group Operating Partnership LP	Yes	Hard	Springing
2	GACC	F5 Tower				Acquisition	FS KKR Capital Corp., FS KKR Capital Corp. II	Yes	Hard	Springing
3	JPMCB/CREFI	Bellagio Hotel and Casino				Acquisition	BREIT Operating Partnership L.P.	Yes	Hard	Springing
4	JPMCB	Kings Plaza	Best Buy	53,371	01/31/32	Refinance	The Macerich Partnership, L.P.	Yes	Hard	Springing
5	JPMCB	1501 Broadway	Goldberg Weprin Finkel Goldstein LLP	25,573	11/30/23	Refinance	NAP	Yes	Springing	Springing
6	CREFI	805 Third Avenue	YES Network, LLC	23,800	05/31/22	Refinance	Charles Steven Cohen	Yes	Hard	Springing
7	GACC	55 Hudson Yards	Third Point	89,043	07/31/29	Recapitalization	Mitsui Fudosan America, Inc., The Related Companies, L.P., OP Olympic Capital Corp (US), Inc.	Yes	Hard	Springing
8	GACC	Southcenter Mall	H&M	24,506	01/31/29	Refinance	URW WEA LLC	Yes	Hard	Springing
9	JPMCB	181 West Madison	Factset Research Systems Inc.	38,012	09/30/27	Refinance	HNA Group North America LLC	Yes	Hard	Springing
10	CREFI	Parkmerced				Refinance	Robert A. Rosania	Yes	Soft	Springing
11	GACC	560 Mission Street	Seyfarth Shaw	49,695	09/30/27	Recapitalization	National Office Partners LLC	Yes	Hard	Springing
12	GACC	Starwood Industrial Portfolio				Acquisition	Starwood REIT Operating Partnership, L.P.	Yes	Hard	Springing
12.01	GACC	101 45th Street
12.02	GACC	4820-4850 Indianapolis Road
12.03	GACC	8401 Bearing Drive
12.04	GACC	5900 North Meadows Drive
12.05	GACC	5701 North Meadows Drive
12.06	GACC	8421 Bearing Drive
12.07	GACC	6451-6471 Northwind Parkway
12.08	GACC	4910-4938 Indianapolis Road
12.09	GACC	6221-6241 Northwind Parkway
12.10	GACC	775 Commerce Parkway West Drive
12.11	GACC	1901 Northwind Parkway
12.12	GACC	333 45th Street
12.13	GACC	221 South Swift Road
12.14	GACC	W234N2091 Ridgeview Parkway Court
12.15	GACC	2240 Creekside Parkway
12.16	GACC	201 South Swift Road
12.17	GACC	8441 Bearing Drive
12.18	GACC	4700 Ironwood Drive
12.19	GACC	4410 North 132nd Street
12.20	GACC	999 Gerdt Court
12.21	GACC	480 45th Street
12.22	GACC	12857 South Hamlin Court
12.23	GACC	1695 Glen Ellyn Road
12.24	GACC	1701-1721 Northwind Parkway
12.25	GACC	1245 Lakeside Drive
12.26	GACC	3890 Perry Boulevard
12.27	GACC	215 45th Street
12.28	GACC	845 Telser Road
12.29	GACC	1851 Northwind Parkway
12.30	GACC	1650 Northwind Parkway
12.31	GACC	225 45th Street
12.32	GACC	1600-1640 Northwind Parkway
12.33	GACC	235 45th Street
13	CREFI	650 Madison Avenue	BC Partners Inc.	19,380	01/31/27	Refinance	Vornado Realty L.P., OPG Investment Holdings (US), LLC	Yes	Hard	Springing

A-1-11

ANNEX A-1

			Pari Passu Debt					Additional Debt
				Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional
			Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off
Loan #	Seller(1)	Property Name	(Y/N)	(Y/N)(28)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)	Exist (Y/N)(29)	Debt Type(s)	Date Balance
1	JPMCB/GACC	1633 Broadway	Yes	No	64,650,000	936,350,000	1,001,000,000	Yes	Yes	Subordinate Debt/Permitted Equityholder Debt or Debt-Like Preferred Equity	249,000,000
2	GACC	F5 Tower	Yes	No	55,500,000	129,500,000	185,000,000	No	Yes	Subordinate Debt (112,600,000)/Mezzanine Loan (48,500,000)	161,100,000
3	JPMCB/CREFI	Bellagio Hotel and Casino	Yes	No	55,000,000	1,621,200,000	1,676,200,000	Yes	Yes	B-Notes(650,500,000)/C-Notes(683,300,000)	1,333,800,000
4	JPMCB	Kings Plaza	Yes	No	55,000,000	432,000,000	487,000,000	No	Yes	Mezzanine Loan	53,000,000
5	JPMCB	1501 Broadway	Yes	No	55,000,000	145,000,000	200,000,000	Yes	No	Permitted Mezzanine	NAP
6	CREFI	805 Third Avenue	Yes	No	55,000,000	95,000,000	150,000,000	No	Yes	Subordinate Debt	125,000,000
7	GACC	55 Hudson Yards	Yes	No	52,450,000	892,550,000	945,000,000	No	Yes	Subordinate Debt	300,000,000
8	GACC	Southcenter Mall	Yes	No	50,000,000	168,000,000	218,000,000	No	No	NAP	NAP
9	JPMCB	181 West Madison	Yes	No	50,000,000	57,900,000	107,900,000	No	Yes	Subordinate Debt	132,100,000
10	CREFI	Parkmerced	Yes	No	45,000,000	502,000,000	547,000,000	No	Yes	B-Notes (708,000,000)/C-Notes (245,000,000)/Mezzanine Loan (275,000,000)	1,228,000,000
11	GACC	560 Mission Street	Yes	No	45,000,000	255,000,000	300,000,000	Yes	No	Permitted Mezzanine	NAP
12	GACC	Starwood Industrial Portfolio	Yes	No	39,500,000	105,000,000	144,500,000	No	Yes	Subordinate Debt	65,527,072
12.01	GACC	101 45th Street
12.02	GACC	4820-4850 Indianapolis Road
12.03	GACC	8401 Bearing Drive
12.04	GACC	5900 North Meadows Drive
12.05	GACC	5701 North Meadows Drive
12.06	GACC	8421 Bearing Drive
12.07	GACC	6451-6471 Northwind Parkway
12.08	GACC	4910-4938 Indianapolis Road
12.09	GACC	6221-6241 Northwind Parkway
12.10	GACC	775 Commerce Parkway West Drive
12.11	GACC	1901 Northwind Parkway
12.12	GACC	333 45th Street
12.13	GACC	221 South Swift Road
12.14	GACC	W234N2091 Ridgeview Parkway Court
12.15	GACC	2240 Creekside Parkway
12.16	GACC	201 South Swift Road
12.17	GACC	8441 Bearing Drive
12.18	GACC	4700 Ironwood Drive
12.19	GACC	4410 North 132nd Street
12.20	GACC	999 Gerdt Court
12.21	GACC	480 45th Street
12.22	GACC	12857 South Hamlin Court
12.23	GACC	1695 Glen Ellyn Road
12.24	GACC	1701-1721 Northwind Parkway
12.25	GACC	1245 Lakeside Drive
12.26	GACC	3890 Perry Boulevard
12.27	GACC	215 45th Street
12.28	GACC	845 Telser Road
12.29	GACC	1851 Northwind Parkway
12.30	GACC	1650 Northwind Parkway
12.31	GACC	225 45th Street
12.32	GACC	1600-1640 Northwind Parkway
12.33	GACC	235 45th Street
13	CREFI	650 Madison Avenue	Yes	No	37,900,000	548,900,000	586,800,000	No	Yes	Subordinate Debt	213,200,000

A-1-12

ANNEX A-1

			Additional Debt	Total Debt				HOTEL OPERATING STATISTICS
					Total Debt		Total Debt
			Additional Debt	Total Debt	UW NCF	Total Debt	UW NOI	2016	2016	2016	2017	2017	2017	2018
Loan #	Seller(1)	Property Name	Interest Rate	Cut-off Balance	DSCR	Current LTV %	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %
1	JPMCB/GACC	1633 Broadway	2.99000	1,250,000,000	3.08	52.1%	9.5%
2	GACC	F5 Tower	4.43666	346,100,000	1.63	73.6%	6.9%
3	JPMCB/CREFI	Bellagio Hotel and Casino	4.28688	3,010,000,000	4.06	70.7%	15.7%	93.5%	270.29	252.78	92.9%	276.24	256.53	94.9%
4	JPMCB	Kings Plaza	6.00000	540,000,000	1.73	60.0%	9.6%
5	JPMCB	1501 Broadway	NAP	200,000,000	4.36	22.2%	13.8%
6	CREFI	805 Third Avenue	3.80000	275,000,000	1.50	59.8%	6.6%
7	GACC	55 Hudson Yards	2.95000	1,245,000,000	2.69	51.9%	8.3%
8	GACC	Southcenter Mall	NAP	218,000,000	6.53	22.2%	19.6%
9	JPMCB	181 West Madison	3.90000	240,000,000	2.10	64.0%	9.2%
10	CREFI	Parkmerced	4.99565	1,775,000,000	0.78	84.1%	3.4%
11	GACC	560 Mission Street	NAP	300,000,000	5.23	35.6%	14.2%
12	GACC	Starwood Industrial Portfolio	3.23100	210,027,072	2.53	65.7%	9.0%
12.01	GACC	101 45th Street			2.53	65.7%	9.0%
12.02	GACC	4820-4850 Indianapolis Road			2.53	65.7%	9.0%
12.03	GACC	8401 Bearing Drive			2.53	65.7%	9.0%
12.04	GACC	5900 North Meadows Drive			2.53	65.7%	9.0%
12.05	GACC	5701 North Meadows Drive			2.53	65.7%	9.0%
12.06	GACC	8421 Bearing Drive			2.53	65.7%	9.0%
12.07	GACC	6451-6471 Northwind Parkway			2.53	65.7%	9.0%
12.08	GACC	4910-4938 Indianapolis Road			2.53	65.7%	9.0%
12.09	GACC	6221-6241 Northwind Parkway			2.53	65.7%	9.0%
12.10	GACC	775 Commerce Parkway West Drive			2.53	65.7%	9.0%
12.11	GACC	1901 Northwind Parkway			2.53	65.7%	9.0%
12.12	GACC	333 45th Street			2.53	65.7%	9.0%
12.13	GACC	221 South Swift Road			2.53	65.7%	9.0%
12.14	GACC	W234N2091 Ridgeview Parkway Court			2.53	65.7%	9.0%
12.15	GACC	2240 Creekside Parkway			2.53	65.7%	9.0%
12.16	GACC	201 South Swift Road			2.53	65.7%	9.0%
12.17	GACC	8441 Bearing Drive			2.53	65.7%	9.0%
12.18	GACC	4700 Ironwood Drive			2.53	65.7%	9.0%
12.19	GACC	4410 North 132nd Street			2.53	65.7%	9.0%
12.20	GACC	999 Gerdt Court			2.53	65.7%	9.0%
12.21	GACC	480 45th Street			2.53	65.7%	9.0%
12.22	GACC	12857 South Hamlin Court			2.53	65.7%	9.0%
12.23	GACC	1695 Glen Ellyn Road			2.53	65.7%	9.0%
12.24	GACC	1701-1721 Northwind Parkway			2.53	65.7%	9.0%
12.25	GACC	1245 Lakeside Drive			2.53	65.7%	9.0%
12.26	GACC	3890 Perry Boulevard			2.53	65.7%	9.0%
12.27	GACC	215 45th Street			2.53	65.7%	9.0%
12.28	GACC	845 Telser Road			2.53	65.7%	9.0%
12.29	GACC	1851 Northwind Parkway			2.53	65.7%	9.0%
12.30	GACC	1650 Northwind Parkway			2.53	65.7%	9.0%
12.31	GACC	225 45th Street			2.53	65.7%	9.0%
12.32	GACC	1600-1640 Northwind Parkway			2.53	65.7%	9.0%
12.33	GACC	235 45th Street			2.53	65.7%	9.0%
13	CREFI	650 Madison Avenue	3.48600	800,000,000	2.01	66.1%	7.3%
A-1-13

ANNEX A-1

			HOTEL OPERATING STATISTICS

			2017	2018	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	JPMCB/GACC	1633 Broadway									1
2	GACC	F5 Tower									2
3	JPMCB/CREFI	Bellagio Hotel and Casino	278.28	264.19	94.8%	281.69	267.18	94.8%	281.69	267.18	3
4	JPMCB	Kings Plaza									4
5	JPMCB	1501 Broadway									5
6	CREFI	805 Third Avenue									6
7	GACC	55 Hudson Yards									7
8	GACC	Southcenter Mall									8
9	JPMCB	181 West Madison									9
10	CREFI	Parkmerced									10
11	GACC	560 Mission Street									11
12	GACC	Starwood Industrial Portfolio									12
12.01	GACC	101 45th Street									12.01
12.02	GACC	4820-4850 Indianapolis Road									12.02
12.03	GACC	8401 Bearing Drive									12.03
12.04	GACC	5900 North Meadows Drive									12.04
12.05	GACC	5701 North Meadows Drive									12.05
12.06	GACC	8421 Bearing Drive									12.06
12.07	GACC	6451-6471 Northwind Parkway									12.07
12.08	GACC	4910-4938 Indianapolis Road									12.08
12.09	GACC	6221-6241 Northwind Parkway									12.09
12.10	GACC	775 Commerce Parkway West Drive									12.10
12.11	GACC	1901 Northwind Parkway									12.11
12.12	GACC	333 45th Street									12.12
12.13	GACC	221 South Swift Road									12.13
12.14	GACC	W234N2091 Ridgeview Parkway Court									12.14
12.15	GACC	2240 Creekside Parkway									12.15
12.16	GACC	201 South Swift Road									12.16
12.17	GACC	8441 Bearing Drive									12.17
12.18	GACC	4700 Ironwood Drive									12.18
12.19	GACC	4410 North 132nd Street									12.19
12.20	GACC	999 Gerdt Court									12.20
12.21	GACC	480 45th Street									12.21
12.22	GACC	12857 South Hamlin Court									12.22
12.23	GACC	1695 Glen Ellyn Road									12.23
12.24	GACC	1701-1721 Northwind Parkway									12.24
12.25	GACC	1245 Lakeside Drive									12.25
12.26	GACC	3890 Perry Boulevard									12.26
12.27	GACC	215 45th Street									12.27
12.28	GACC	845 Telser Road									12.28
12.29	GACC	1851 Northwind Parkway									12.29
12.30	GACC	1650 Northwind Parkway									12.30
12.31	GACC	225 45th Street									12.31
12.32	GACC	1600-1640 Northwind Parkway									12.32
12.33	GACC	235 45th Street									12.33
13	CREFI	650 Madison Avenue									13

A-1-14

Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “GACC” denotes German American Capital Corporation, as Mortgage Loan Seller; and “CREFI” denotes Citi Real Estate Funding Inc. or one of its affiliates, as Mortgage Loan Seller.

With respect to Loan No. 1, 1633 Broadway, the mortgage loan is part of a whole loan that was co-originated by DBR Investments Co. Limited, Wells Fargo Bank, National Association, JPMCB and Goldman Sachs Bank USA.

With respect to Loan No. 2, F5 Tower, the mortgage loan is part of a whole loan that was co-originated by DBR Investments Co. Limited and Barclays Capital Real Estate, Inc.

With respect to Loan No. 3, Bellagio Hotel and Casino, the mortgage loan is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., CREFI and JPMCB.

With respect to Loan No. 4, Kings Plaza, the mortgage loan is part of a whole loan that was co-originated by JPMCB, Société Générale Financial Corporation and Wells Fargo Bank, National Association.

With respect to Loan No. 7, 55 Hudson Yards, the mortgage loan is part of a whole loan that was co-originated by DBR Investments Co. Limited, Morgan Stanley Bank, N.A. and Wells Fargo Bank, N.A.

With respect to Loan No. 10, Parkmerced, the mortgage loan was co-originated by CREFI and Barclays Capital Real Estate Inc.

With respect to Loan No. 11, 560 Mission Street, the mortgage loan is part of a whole loan that was co-originated by DBR Investments Co. Limited and Bank of America, National Association.

With respect to Loan No. 13, 650 Madison Avenue, the mortgage loan was co-originated by Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc., BMO Harris Bank N.A. and Goldman Sachs Bank USA.

(2)	With respect to Loan No. 1, 1633 Broadway, the mortgaged property includes 145,192 square feet of theater space, constituting approximately 5.7% of the net rentable area at the Mortgaged Property, and approximately 80,000 square feet of retail space, constituting approximately 3.1% of the net rentable area at the mortgaged property, of which approximately 40,000 square feet is vacant.

With respect to Loan No. 3, Bellagio Hotel and Casino, approximately 71.6% of the total revenues from the mortgaged property comes from sources other than the hotel operation, including the following: (a) casino (29.6%), (b) food and beverage (24.7%), (c) entertainment (9.0%), (d) retail (4.1%) and (e) other operations (4.2%).

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 8, Southcenter Mall, each of JC Penney, Nordstrom, Sears, Olive Garden and KeyBank owns its improvements but not the underlying land, which is ground leased from the borrower.

With respect to Loan No. 8, Southcenter Mall, Macys owns its improvements and land with no attributable base rent.

(4)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

A-1-15

With respect to Loan No. 1, 1633 Broadway, New Mountain Capital LLC representing 4.2% of the net rentable area has executed a lease but has not yet taken occupancy or begun paying rent.

With respect to Loan No. 3, Bellagio Hotel and Casino, the mortgaged property was acquired by the borrower in a sale-leaseback transaction from Bellagio, LLC, an indirectly wholly owned subsidiary of MGM Resorts International. Bellagio, LLC and the borrower entered into a new 30-year lease, with two 10-year extension options, for Bellagio, LLC to operate the mortgaged property.

With respect to Loan No. 4, Kings Plaza, though currently in occupancy and paying rent, Forever 21 has been underwritten as vacant. Forever 21 has been in occupancy at the Mortgaged Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 tenant and the borrower are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

With respect to Loan No. 4, Kings Plaza, the mortgaged property contains a stand-alone power plant located on the roof that provides all electricity to the mortgaged property, and in 2019 the borrower sponsor completed a two-year, $17.5 million project allowing the power plant to interconnect with the local Consolidated Edison grid. The interconnected system went live in July 2019 and as a result the power plant was underwritten as generating approximately $1.8 million in revenue in 2020 and approximately $2.1 million upon reaching stabilization in 2021.

With respect to Loan No. 5, 1501 Broadway, the Taco Bell Cantina lease is scheduled to commence in March 2020.

With respect to Loan No. 8, Southcenter Mall, The current physical occupancy at the Southcenter Mall Property is 87.9%. Three tenants totaling 29,911 SF are excluded from the occupancy and underwriting because they are expected to or known to vacate. Forever21 (26,611 SF) is in bankruptcy and is excluded from the occupancy and underwriting.

With respect to Loan No. 8, Southcenter Mall, Total Occupancy is inclusive of JCPenney (272,267 square feet), Macy’s (258,944 square feet), Sears (174,630 square feet), Nordstrom (165,900 square feet), KeyBank (21,546 square feet) and Olive Garden (7,405 square feet), which each separately own their own improvements and as such are excluded from the loan collateral. Owned Occupancy is based on a total of 783,068 collateral square feet.

With respect to Loan No. 13, 650 Madison Avenue, the UW NOI is over 10% higher than the Most Recent NOI. The increase from Most Recent NOI to UW NOI is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps.

In addition, with respect to Loan No. 1, 1633 Broadway, the appraisal includes the extraordinary assumption that the owner has provided a $55,980,670 capital expenditure budget that is projected to occur over the initial 10 years of the investment holding period, which was utilized to estimate the value set forth in the appraisal. Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and we cannot assure you that they will be made.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 3, Bellagio Hotel and Casino, the Appraised Value ($), Current LTV % and Maturity LTV % reflect the “As Leased” value solely with respect the real property portion of the Mortgaged Property of $4,260,000,000, excluding personal property and certain intangible value attributable to the Mortgaged Property. Based on the As-Is appraised value of $6,500,000,000, the Current LTV % and Maturity LTV % are both equal to 25.8%.

With respect to Loan No. 9, 181 West Madison, the Appraised Value ($), Current LTV % and Maturity LTV % reflect the “As Hypothetical” Appraised value of $375,289,826 which assumes the borrower sponsor has escrowed $1,289,826 for remaining capital expenses and unfunded tenant improvement allowances associated with CIBC. At origination, the borrower reserved $1,229,826 for all outstanding tenant improvements and $60,000 for outstanding capital expenditures. The Whole Loan Current LTV % and Maturity LTV %, calculated based on the “As-Is” Appraised Value as of October 22, 2019 of $374.0 million are 64.2% and 64.2% respectively.

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With respect to Loan No. 10, Parkmerced, the Current LTV % and Maturity LTV % are calculated based upon the “As-Is Value Inclusive of Development Rights (Excluding all of Phase 1)” of $2,110,000,000, which reflects the sum of the (i) “As-Is Value (Excluding all of Phase 1)” of $1,741,000,000 and (ii) “As-Is Value of Development Rights (Excluding all of Phase 1)” of $369,000,000, in each case, as of September 3, 2019. The Current LTV % and Maturity LTV %, calculated based on the “As-Is” Value (Excluding all of Phase 1)” of $1,741,000,000 are 31.4% and 31.4%, respectively.

With respect to Loan No. 13, 650 Madison Avenue, the Current LTV % and Maturity LTV % are calculated based upon the “Hypothetical As-Is” Appraised Value of $1,210,000,000. This represents the aggregate “Hypothetical As-Is” of the 650 Madison Avenue Property as of October 31, 2019, which assumes that the Mortgaged Property will have in place reserves of approximately $10,000,000 at closing. The Current LTV % and Maturity LTV %, calculated based on the “As-Is” Appraised Value of $1,200,000,000 as of October 31, 2019, are 48.9% and 48.9% respectively.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

With respect to Loan No. 2, F5 Tower, the F5 Tower whole loan is structured with an anticipated repayment date of January 6, 2030 (the “ARD”) and a final maturity date of September 6, 2033, or if the Largest Tenant, F5 Networks, Inc., exercises its early termination option pursuant to its lease, the final maturity date will be September 6, 2030. The monthly debt service payments are based on an initial interest rate of 3.69868%, and are interest-only through and including the ARD. Commencing on the ARD and each payment date thereafter, the F5 Tower whole loan will accrue interest at an adjusted interest rate, as defined in the F5 Tower whole loan documents; provided, however, interest accrued at the excess of the adjusted interest rate over the initial interest rate will be deferred and will be paid on the maturity date to the extent not paid sooner by the borrower. In addition, from and after the ARD, all excess cash flow from the F5 Tower mortgaged property after the payment of reserves for tax and insurance, condominium charges, mortgage interest on the four senior pari passu promissory notes and two subordinate B-notes (in each case, calculated at the initial interest rate), monthly repayments of the outstanding principal balance of the F5 Tower senior loan, in the amount required to fully amortize the outstanding principal balance of the whole loan (based on a 30-year amortization schedule, and once the F5 Tower senior loan has been repaid in full, to make monthly repayments of the outstanding principal balance of the F5 Tower B-notes in the amount required to fully amortize the outstanding principal balance of the whole loan (based on a 30-year amortization schedule), and the mezzanine debt service as described in the F5 Tower whole loan documents (with interest calculated at the initial interest rate) will be applied as provided in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The F5 Tower Whole Loan” in the preliminary prospectus.

(7)	With respect to all mortgage loans, in each case, the mortgage loan is part of a larger split whole loan, which consists of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(8)	Each number identifies a group of related borrowers.

With respect to Loan No. 12, Starwood Industrial Portfolio, there are 33 mortgaged properties owned by 33 separate borrowers. The complete list of borrowers is as follows: SREIT 201 Swift Road, L.L.C., SREIT Hamlin Court, L.L.C., SREIT 221 Swift Road, L.L.C., SREIT Glen Ellyn Road, L.L.C., SREIT Tesler Road, L.L.C., SREIT Lakeside Drive, L.L.C., SREIT 1600 Northwind, L.L.C., SREIT 1650 Northwind, L.L.C., SREIT 1700 Northwind, L.L.C., SREIT 1901 Northwind, L.L.C., SREIT 6451 Northwind, L.L.C., SREIT 1851 Northwind, L.L.C., SREIT 6221 Northwind, L.L.C., SREIT 215 Munster, L.L.C., SREIT 225 Munster, L.L.C., SREIT 101 Munster, L.L.C., SREIT 235 Munster, L.L.C., SREIT 480 Munster, L.L.C., SREIT 333 Munster, L.L.C., SREIT Commerce Parkway, L.L.C., SREIT Gerdt Court, L.L.C., SREIT 8401 Bearing Drive, L.L.C., SREIT 8421 Bearing Drive, L.L.C., SREIT 8441 Bearing Drive, L.L.C., SREIT Perry Boulevard, L.L.C., SREIT 4910 Indianapolis Drive, L.L.C., SREIT 4820 Indianapolis Drive, L.L.C., SREIT 5701 North Meadows Drive, L.L.C., SREIT 5900 North Meadows Drive, L.L.C., SREIT Creekside Boulevard L.L.C., SREIT North 132nd Street, L.L.C., SREIT North Ironwood Drive, L.L.C. and SREIT 2091 Ridgeview Court, L.L.C.

(9)	For each mortgage loan, the Net Mortgage Rate % is equal to the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

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(10)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

With respect to Loan No. 4, Kings Plaza, with respect to the related mezzanine loan, the mezzanine borrower is required to make Monthly Debt Service ($) payments of (i) from the first payment date of February 1, 2020 prior to February 1, 2025, interest only, and (ii) from February 1, 2025, and thereafter amortization payments in accordance with the amortization schedule set forth in the mezzanine loan documents.

With respect to Loan No. 10, Parkmerced, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance($), (ii) the Interest Rate % and (iii) 30/360 basis.

(11)	With respect to all mortgage loans, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

(12)	In some instances in which the loan documents provide grace periods with respect to payments, such grace periods may be permitted a limited number of times per any 12-month periods.

(13)	The “L” component of the prepayment provision represents lockout payments.

The “Def” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash management period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 1, 1633 Broadway, the lockout period will be at least 26 payment dates beginning with and including the first payment date of January 6, 2020. The borrower may defease the whole loan in full after the date that is the earlier to occur of (i) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (ii) November 25, 2022. The assumed lockout period of 26 payments is based on the expected Benchmark 2020-IG1 securitization closing date in February 2020. The actual lockout period may be longer.

With respect to Loan No. 2, F5 Tower, the defeasance lockout period will be at least 25 payments beginning with and including the first payment date of February 6, 2020. The borrower may defease the whole loan at any time after the earlier of (i) the end of the two-year period commencing on the closing date of the securitization of the last note to be securitized or (ii) December 19, 2022 or voluntary prepayment is permitted after the due date occurring in January 2022 with a prepayment fee in an amount equal to the greater of (a) the yield maintenance amount, or (b) 1.00% of the outstanding principal balance as of the prepayment date. The assumed defeasance lockout period of 25 months is based on the expected closing date of the Benchmark 2020-IG1 securitization in February 2020. The actual lockout period may be longer.

With respect to Loan No. 3, Bellagio Hotel and Casino, the defeasance lockout period will be 26 payments beginning with and including the first payment date of January 5, 2020. The borrower may defease the whole loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 15, 2022. The assumed defeasance lockout period of 26 payments is based on the expected Benchmark 2020-IG1 securitization closing date in February 2020. The actual defeasance lockout period may be longer.

With respect to Loan No. 4, Kings Plaza, the lockout period will be at least 25 payment dates beginning with and including the first payment date of February 1, 2020. The borrower may prepay with yield maintenance the whole loan in full after the earlier to occur of (i) February 1, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2020-IG1 securitization closing date in February 2020. The actual lockout period may be longer.

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With respect to Loan No. 5, 1501 Broadway, the lockout period will be 25 payments beginning with and including the first payment date of February 6, 2020. The borrower may defease the whole loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 6, 2023. The assumed lockout period of 25 payments is based on the expected Benchmark 2020-IG1 securitization closing date in February 2020. The actual lockout period may be longer.

With respect to Loan No. 6, 805 Third Avenue, the lockout period will be at least 26 payment dates beginning with and including the first payment date of January 6, 2020. Defeasance of the full $275.0 million 805 Third Avenue Whole Loan is permitted after the date that is the earlier of (i) November 8, 2022 and (ii) two years from the closing date of the securitization that includes the last note of the 805 Third Avenue Whole Loan. Voluntary prepayment of the 805 Third Avenue Loan is permitted on or after the due date in June 2029 without payment of any prepayment premium. The assumed lockout period of 26 payments is based on the expected Benchmark 2020-IG1 securitization closing date in February 2020. The actual lockout period may be longer.

Loan No. 7, 55 Hudson Yards, The lockout period will be at least 26 payments beginning with and including January 6, 2020. The borrower has the option to defease the 55 Hudson Yards Whole Loan in full or prepay the 55 Hudson Yards Whole Loan with a prepayment fee in an amount equal to the greater of (a) the yield maintenance amount, or (b) 1.00% of the outstanding principal balance as of the prepayment date after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 21, 2022. The assumed lockout period of 26 months is based on the expected closing date of the Benchmark 2020-IG1 securitization in February 2020. The actual lockout period may be longer.

Loan No. 8, Southcenter Mall, the lockout period is required to be at least 25 payments beginning with and including the first payment date of February 1, 2020. Defeasance, or prepayment with a prepayment fee in an amount equal to the greater of (a) the yield maintenance amount, or (b) 1.00% of the amount prepaid, of the full $218.0 million whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) January 1, 2023. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2020-IG1 securitization in February 2020. The actual lockout period may be longer.

With respect to Loan No. 9, 181 West Madison, the lockout period will be at least 26 payment dates beginning with and including the first payment date of January 1, 2020. The borrower may defease the whole loan in full after the earlier to occur of (i) January 1, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2020-IG1 securitization closing date in February 2020. The actual lockout period may be longer.

With respect to Loan No. 10, Parkmerced, prior to October 9, 2024 (the “Open Date”), and provided no event of default exists, the Total Debt may be prepaid in whole or in part with the payment of a yield maintenance premium. From and after the Open Date and provided no event of default exists, the Total Debt may be prepaid in whole or in part without the payment of a yield maintenance premium. Prepayments of the Total Debt in whole or in part along with any applicable yield maintenance premiums paid will be applied to the Parkmerced Whole Loan and Parkmerced Mezzanine Loan on a pro rata basis; provided, however, so long as no event of default or Cash Trap Period (as defined in the loan documents) has occurred and is continuing under the Parkmerced Whole Loan, a $75.0 million portion of the Parkmerced Mezzanine Loan may be prepaid in whole or in part at any time (accompanied by a corresponding payment of any accrued and unpaid interest outstanding at the time of such prepayment) without the payment of a yield maintenance premium and without a corresponding pro rata prepayment of the Parkmerced Whole Loan; provided, further, so long as no event of default or Cash Trap Period has occurred and is continuing under the Parkmerced Whole Loan, all accrued and unpaid interest on the Parkmerced Mezzanine Loan may be paid at any time without the simultaneous pro rata prepayment of the Parkmerced Whole Loan.

With respect to Loan No. 11, 560 Mission Street, the lockout period will be at least 26 payments beginning with and including the first payment date of January 6, 2020. At any time after the earlier to occur of (i) December 5, 2022 or (ii) the second anniversary of the securitization closing date of the last note to be securitized, the 560 Mission Street Whole Loan may be (i) defeased as permitted under the loan documents or (ii) prepaid with a prepayment fee in an amount equal to the greater of (a) the yield maintenance amount, or (b) 1.00% of the outstanding principal balance as of the prepayment date. The assumed lockout period of 26 months is based on the expected closing date of the Benchmark 2020-IG1 securitization in February 2020. The actual lockout period may be longer.

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With respect to Loan No. 13, 650 Madison Avenue, the lockout period will be at least 26 payment dates beginning with and including the first payment date of January 8, 2020. Defeasance of the full $800.0 million 650 Madison Avenue Whole Loan is permitted after the date that is the earlier of (i) November 26, 2022 and (ii) two years from the closing date of the securitization that includes the last note of the 650 Madison Avenue Whole Loan. The actual lockout period may be longer.

(14)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed, renovated and/or acquired.

With respect to Loan No. 2 and 7, F5 Tower and 55 Hudson Yards, in each case, the related property is newly constructed and some historical financials are not available.

With respect to Loan No. 12 Starwood Industrial Portfolio, the borrower was not provided with 2017 historical information when the mortgaged properties were acquired in 2019.

(15)	In the case of certain mortgage loans, the UW NOI ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 4, Kings Plaza, the increase from the Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to (i) rent steps taken 12 months out until February 1, 2021 (based on the Kings Plaza whole loan's securitization in February of 2020) and straight-lined rents for investment grade-rated tenants and (ii) projected increases in power plant revenue as this component of the property stabilizes.

With respect to Loan No. 5, 1501 Broadway, the increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to (i) an additional 3,250 square foot lease executed with Taco Bell Cantina, accounting for approximately $2.6 million in underwritten base rent and (ii) approximately $1.5 million in contractual rent steps through December 2020.

With respect to Loan No. 7, 55 Hudson Yards, the borrower leases the 55 Hudson Yards Property to the New York City Industrial Development Agency (the “Agency”) (such lease, the “Company Lease”), and the Agency subleases the 55 Hudson Yards Property back to the 55 Hudson Yards Borrower (the “Agency Lease”) (the Company Lease and Agency Lease, collectively, the “IDA Leases”). The benefits of this lease structure to the borrower are a mortgage recording tax exemption and real property tax abatements. As such, the 55 Hudson Yards Borrower pays installment payments in lieu of real estate taxes as the rent under the Agency Lease (the “PILOT Payments”). In order for the PILOT Payments to achieve the same priority as would real estate tax payments (i.e., ahead of any mortgage or other lien), the borrower (with the Agency as holder of the leasehold under the Company Lease) provided mortgages in favor of the Hudson Yards Infrastructure Corporation, a not-for-profit local development corporation (“HYIC”), to secure the PILOT Payments (collectively, the “PILOT Mortgage”). The HYIC has issued revenue bonds for which the PILOT Payments are used to repay the bondholders. The term of the IDA Leases runs to June 30, 2044 (such period, the “Initial Term”), with annual automatic one-year extensions thereafter, unless within 60 days preceding the expiration of the current term the Agency provides written notice of termination to the 55 Hudson Yards Borrower (such date, the “Expiration Date”); provided that, after the Initial Term, the IDA Leases will automatically terminate within 60 days after the repayment in full or defeasance of all revenue bonds issued by HYIC for which an assignment of the PILOT Amount payable under the Agency Lease is used to repay the bondholders.

The 55 Hudson Yards Property is subject to tax abatements in the following amounts through 2038:

●	29.7% tax abatement through 2023;

●	2024 through 2034: taxes are due in amount equal to 103% of the preceding year’s PILOT payment;

●	2035: taxes due in amount equal to the greater of (a) 76.3% of unabated taxes and (b) 103% of the preceding year’s PILOT payment;

●	2036: taxes due in amount equal to the greater of (a) 82.2% of unabated taxes and (b) 103% of the preceding year’s PILOT payment;

●	2037: taxes due in amount equal to the greater of (a) 88.1% of unabated taxes and (b) 103% of the preceding year’s PILOT payment; and

●	2038: taxes due in amount equal to the greater of (a) 94.1% of unabated taxes and (b) 103% of the preceding year’s PILOT payment.

For additional information with respect to the IDA Leases and PILOT Payments, see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

With respect to Loan No. 11, 560 Mission Street, the UW NOI ($) is more than 10% higher than the Most Recent NOI ($) primarily due to credit rent steps through November 2020.

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(16)	With respect to all hotel properties the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

With respect to Loan No. 4, Kings Plaza Mortgage Loan, a portion of the mortgaged property occupied by Lowe’s is subject to a 15-year Industrial & Commercial Incentive Program (“ICIP”) tax abatement that expires in the 2025/2026 tax year. For the 2019/2020 tax year, abated taxes for the applicable land and improvements are approximately $643,391 (as opposed to unabated taxes of approximately $992,466). Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information.

(17)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

(18)	In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.

With respect to Loan No. 2, F5 Tower, the collateral consists of the borrower’s fee interest in the office condominium, 217 borrower-owned spaces in a parking garage, an easement over 42 spaces and an additional 63 parking spaces leased from The Rainier Club through September 30, 2026. The 63 parking spaces subject to the leasehold interest account for 19.3% of the spaces and 11.5% of the parking income (0.7% of total effective gross income).

(19)	With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the preliminary prospectus for information related to mortgage loans secured by hotel properties.

(20)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 5, 1501 Broadway, at origination of the mortgage loan, the borrower deposited $955,000 into the an Upfront Engineering Reserve ($) in connection with installing sprinkler system as required by the Mortgage Loan documents. The borrower is required under the mortgage loan documents to perform additional immediate repair work, including, among other items, evaluation of the electrical systems, inspection of the elevators, and resolving open building code violations, for which the aggregate estimated cost is approximately $34,920.

With respect to Loan No. 7, 55 Hudson Yards, at origination the borrower deposited $11,000,000 into a Milbank Escrow Reserve relating to the potential settlement of a dispute between the 55 Hudson Yards Borrower and the tenant Milbank, Tweed, Hadley & McCloy relating to a delay in the delivery of such tenant’s leased premises, and $4,474,631 into a MarketAxess Escrow Reserve relating to the rental expenses to be incurred by MarketAxess Holdings Inc., a tenant at the Mortgaged Property, under a prior sublease at an unrelated property which the borrower agreed to pay as an inducement to such tenant’s new lease at the Mortgaged Property.

(21)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 2, F5 Tower, the lease sweep reserve payments of approximately $64,440 per month during a trigger period will be capped at amounts based on the following: (a) with respect to a Lease Sweep Period (as defined below) caused by clause (i)(a) or (i)(b) of a Lease Sweep Period below, $75.00 per rentable square foot of the terminated space; (b) with respect to a Lease Sweep Period caused by clause (ii) below, $38,663,850 ($75.00 per rentable square foot leased to F5 Networks, Inc. (“F5 Networks”)); (c) with respect to a Lease Sweep Period caused by clause (iv) below, $75.00 per rentable square foot of the related defaulted lease; or (d) with respect to a Lease Sweep Period caused by clause (iii) below, $75.00 per rentable square foot of applicable dark space; provided that the aggregate lease sweep reserve cap for all concurrent Lease Sweep Period triggers may not exceed $38,663,850. A “Lease Sweep Period” will commence on the first payment date prior to the ARD following the earliest to occur of (i)(a) a Lease Sweep Tenant Party (as defined below) terminating all or at least 40,000 square feet of space (or, if a full floor of space is less than 40,000 square feet, a full floor of space), upon the effective date of such termination or (b) a Lease Sweep Tenant Party delivering written notice to the borrower

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or property manager of intent to terminate 40,000 or more square feet of space, upon the later of the date that is 36 months prior to the lease expiration date and the date the written notice is received; (ii) the date that is 10 months prior to the ARD unless F5 Networks does not exercise its early termination right; (iii) a Lease Sweep Tenant Party going dark on 50% or more of its space, subject to certain exceptions set forth in the F5 Tower whole loan documents; (iv) a monetary default or material non-monetary default under (a) the F5 Networks lease or (b) an F5 Networks replacement lease for at least 75% of the square feet demised under the F5 Networks lease, if applicable; or (v) bankruptcy proceedings of a Lease Sweep Tenant Party. A “Lease Sweep Tenant Party” means (a) F5 Networks, (b) a tenant under one or more F5 Network replacement leases for at least 75% of the rentable square feet demised under the F5 Networks lease or (c) a direct or indirect parent company of either of the foregoing.

Other than a Lease Sweep Period regarding an insolvency event, the borrower may prevent the Lease Sweep Period by (i) posting a letter of credit equal to the applicable capped amount described above or (ii) (x) delivering a guaranty satisfactory to the lender from up to two guarantors considered investment grade (“BBB–” or equivalent) by at least two of S&P, Fitch and Moody’s (or a person that is wholly owned by a qualifying person) and that maintain an aggregate minimum net worth of $350,000,000 and liquidity of $50,000,000 or (y) subject to (A) rating agency confirmation, (B) approval of the mezzanine lender and (C) lender’s receipt of a guaranty that is satisfactory in form and substance from a guarantor acceptable to the lender in an amount equal to the applicable capped amount described above.

With respect to Loan No. 8, Southcenter Mall, the borrower may deliver a letter of credit meeting the requirements of the loan documents in lieu of funding any reserve, or to replace funds previously deposited into any reserve, or to prevent a cash management trigger period based on a decline in debt service coverage ratio.

With respect to Loan No. 11, 560 Mission Street, the borrower may deliver a letter of credit meeting the requirements of the loan documents in an amount equal to the funds then required to be deposited into the capital expenditure reserve or rollover reserve in order to prevent a sweep of funds into such account, or may deliver a letter of credit to prevent a cash management trigger period based on a decline in debt yield.

With respect to Loan No. 12 Starwood Industrial Portfolio, the borrower may deliver a letter of credit meeting the requirements of the loan documents in order to prevent a cash management trigger period based on a decline in debt yield.

With respect to Loan No. 12, Starwood Industrial Portfolio, The Ongoing Replacement Reserve is calculated as the product of (x) $0.15 and (y) rentable square feet, divided by 12 and is capped at the product of rentable square feet and $0.30. The Ongoing Rollover Reserve is calculated as the product of (x) $0.35 and (y) rentable square feet, divided by 12 and is capped at the product of rentable square feet and $0.70.

(22)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

(23)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 1, 1633 Broadway, the Largest Tenant, Allianz Asset Management of America L.P., subleases 20,600 square feet of suite 4600 (totaling 54,118 square feet) to Triumph Hospitality at a base rent of $46.80 per square foot through December 30, 2030. Triumph Hospitality further subleases 3,000 square feet of suite 4600 to Stein Adler Dabah & Zelkowitz at a base rent of $41.33 per square foot through July 31, 2022. Underwritten base rent is based on the contractual rent under the prime lease. The 2nd Largest Tenant, WMG Acquisition Corp, subleases 3,815 square feet of suite 0400 (totaling 36,854 square feet) to Cooper Investment Partners LLC at a base rent of $58.37 per square foot on a month-to-month basis. Underwritten base rent is based on the contractual rent under the prime lease. The 5th Largest Tenant, Kasowitz Benson Torres, subleases a collective 32,487 square feet of Suite 2200 (totaling 50,718 square feet) to three tenants. Delcath Systems, Inc. subleases 6,877 square feet and pays a rent of $68.50 per square foot through February 28, 2021; Avalonbay Communities subleases 12,145 square feet through October 31, 2026 and pays a current rent of $74.00 per square foot; Cresa New York subleases 13,195 square feet and pays a rent of $65.00 per square foot through April 30, 2021. Underwritten base rent is based on the contractual rent under the prime lease.

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With respect to Loan No. 2, F5 Tower, the Largest Tenant, F5 Networks subleases 18,886 square feet (the 22nd floor) to Foursquare Labs, Inc. through November 30, 2022 at a current rental rate of $38.00 per square foot. F5 Networks subleases 18,636 square feet (the 23rd floor) to Grab Technology Corp. through February 28, 2023 at a current rental rate of $55.00 per square foot. The lender underwrote to the prime lease in both cases.

With respect to Loan No. 5, 1501 Broadway, the 2nd Largest Tenant, Tremor Video has subleased 41,308 square feet of space to Mergermarket (U.S.) LLP on a coterminous basis currently at $55.22 per square foot beginning in late 2018 and 10,178 square feet to Office Resources Inc. on a month to month basis at $57.00 per square foot beginning in 2016.

With respect to Loan No. 6, 805 Third Avenue, the Largest Tenant, Meredith Corporation, subleased 95,200 square feet of its space on floors 26 through 29 to KBRA (16.0% of NRA), 47,600 square feet on floors 24 and 25 to Gen II Fund Services which subsequently expanded to sublease 22,494 square feet on the 23rd floor and now occupies a total of 70,094 square feet (11.8% of NRA), and 23,800 square feet on the 22nd floor to NewsMax (4.0% of NRA). The subleases collectively account for 88.9% of Meredith’s leased NRA, and all three subleases are coterminous with the Meredith lease expiration in December 2026.

With respect to Loan No. 7, 55 Hudson Yards, the Largest Tenant, Point72, has signed a sublease for the entire 3rd floor (31,246 square feet) of its space to Elite World Group, LLC, with an expected sublease commencement date of February 2020, a 5-year term and an annual rate of $90.00 PSF. Point72 also subleases 11,844 square feet of its space to Light Sky Macro LP, with a sublease expiration of August 2029 and a rate of $99.00 PSF. The 3rd Largest Tenant, Cooley, subleases 12,229 square feet of its space to Cinctive Capital LLC, with a sublease expiration of June 2022 and an annual rate of $110 per square foot. The 4th Largest Tenant, Boies Schiller & Flexner, subleases 18,224 square feet of its space to Ashurst LLP, with a sublease expiration date of June 2026 and an annual rate of $94.00 per square foot.

(24)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 5, 1501 Broadway, the Largest Tenant, Hardesty & Hanover, leases 52,634 square feet, of which (i) 34,391 square feet is leased for $46.15 per square foot, (ii) 17,656 square feet Is leased for $46.09 per square foot and (iii) 317 square feet is leased with no underwritten base rent.

With respect to Loan No. 5, 1501 Broadway, the Third Largest Tenant, Hard Rock Café, leases 47,256 square feet, of which 46,756 square feet is leased for $158.73 per square foot expiring in January 2036 and 500 square feet is leased with no underwritten base rent expiring in December 2050.

With respect to Loan No. 12, Starwood Industrial Portfolio, the Largest tenant, Bimbo Bakeries, has various expiration dates: (i) 45,000 square feet at 12857 South Hamlin Court with a lease expiration date of November 30, 2029, (ii) 40,080 square feet at 1695 Glen Ellyn Road with a lease expiration date of February 28, 2027, and (iii) 20,000 square feet at 845 Telser Road with a lease expiration date of May 31, 2031.

(25)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 1, 1633 Broadway, the 4th Largest Tenant, Morgan Stanley & Co, representing approximately 10.2% of net rentable area, has the option to terminate its lease as to all or any portion (but not less than one full floor) of its space at any time after April 1, 2027, upon 18 months’ notice and payment of a termination fee. The 5th Largest Tenant, Kasowitz Benson Torres, representing approximately 7.9% of the net rentable commercial area, has the right to terminate its lease as to all or a portion of one full floor of the premises located on the uppermost or lowermost floor (provided that the terminated space must be in a commercially reasonable configuration) effective as of March 31, 2024, by providing notice by March 31, 2023 and payment of a termination fee.

A-1-23

With respect to Loan No. 2. F5 Tower, the Largest Tenant, F5 Networks, has the right to terminate its lease effective as of October 1, 2030 by providing a termination notice to the landlord no later than March 1, 2029 and paying a fee equal to the then-unamortized portions, calculated using a 5% interest factor, on an equal payment basis over the number of lease months during which base rent is payable during the initial lease term of (a) the tenant improvement allowance, (b) the base rent abatement, and (c) the leasing commissions paid to the tenant’s broker and landlord’s broker in connection with the lease. Additionally, F5 Networks has the right to terminate its lease with respect to the two highest full floors at the F5 Tower mortgaged property, effective between September 30, 2025 and September 30, 2026 with 12 months’ notice and payment of a fee equal to the then-unamortized portions, calculated using a 5% interest factor, on an equal payment basis over the number of lease months during which base rent is payable during the initial lease term (determined on a per rentable square foot basis for such two floors) of (a) the tenant improvement allowance, (b) the base rent abatement and (c) leasing commissions paid to the tenant’s broker in connection with the lease. If F5 Networks terminates or provides notice to terminate all or at least

40,000 square feet of its space (or, if a full floor of space is less than 40,000 square feet, a full floor of space), a lease sweep period as defined in the F5 Tower whole loan documents will commence.

With respect to Loan No. 4, Kings Plaza, the 2nd Largest Tenant, Primark, has the right to terminate its lease on July 7, 2028 with 12 months’ notice provided that, as of the termination date, (i) the tenant is Primark US Corp., or a Primark successor, and (ii) the tenant is not in default of its lease beyond any applicable notice and cure period; however, such termination option will be automatically terminated and of no force or effect if either (a) another Primark store opens for business within a certain radius of the Mortgaged Property, or (b) the tenant or any of its affiliates own, operate, otherwise become financially interested in any other Primark store or any other store branded under the Primark name within the radius.

With respect to Loan No. 4, Kings Plaza Mortgage Loan, the 5th Largest Tenant, Best Buy, is currently in negotiations with the borrower for an early termination of its related lease with respect to its entire demised premises (the “Best Buy Space”). The Mortgage Loan documents permit the borrower to enter into (i) a termination of the Best Buy lease, (ii) a modification of the Best Buy lease which results in the rent payable by Best Buy being less than an amount equal to 105% of the amount of the rent in effect as of the origination date, or (iii) a modification of the Best Buy lease which shortens the related term to a date expiring prior to January 31, 2032; provided, among other conditions, the borrower enters into a master lease with the related guarantor requiring such guarantor to pay an amount equal to (i) 105% of the amount of rent to which the borrower would otherwise be entitled pursuant to the Best Buy lease in effect as of the origination date, minus (ii) the sum of (x) the amount of rent actually received by the borrower from tenants under any replacement lease, plus (y) the amount of rent actually received by the borrower from Best Buy under the terms of the Best Buy lease. In connection with any redevelopment of the Best Buy Space, the Mortgage Loan documents require the borrower to, among other things, deliver a completion guaranty to the lender.

With respect to Loan No. 6, 805 Third Avenue, the Largest Tenant, Meredith Corporation, has the option to terminate its lease effective January 31, 2024, upon 15 months' prior notice and payment of a termination fee.

With respect to Loan No. 7, 55 Hudson Yards, the Largest Tenant, Point72, effective as of the 10th anniversary of the initial rent commencement date (which was April 16, 2019), and upon 15 months’ prior notice, has a one-time option to terminate either (i) the entirety of its leased premises or (ii) any one or more contiguous floors starting at either the highest or lowest office floor of the largest contiguous block of office floors then-leased by the tenant, such termination subject to a fee of the unamortized portion of allowances, commissions and free rent with respect to the terminated premises (calculated on a straight line basis over the period commencing on the rent commencement date and ending on the expiration date of the lease and bearing a 6% interest rate per annum). The 2nd Largest Tenant, Milbank, Tweed, Hadley & McCloy, has the one-time right to contract by up to one floor upon the tenth anniversary of the rent commencement date (which was April 1, 2019) with notice no less than 15 months prior to the contraction date. The 3rd Largest Tenant, Cooley, effective as of the 10th anniversary of the rent commencement date (which was September 1, 2019), with 18 months’ prior notice, has the one-time right to surrender either (i) the highest or lowest floor of any contiguous block or (ii) if the tenant did not exercise its initial expansion option, all of the square feet leased on the lowest floor of the leased premises (if tenant leases less than all of the square feet on such lowest floor), subject to a fee equal to the sum of the unamortized portion of allowances, commissions and rent concessions applicable to such space. In addition, effective as of the 15th anniversary of the rent commencement date, with 24 months’ prior notice, Cooley has the one-time right to terminate its lease subject to a fee of the sum of (i) unamortized allowances, commissions, rent concessions (each including interest at the rate of 6% per annum, compounded monthly) and (ii) four months of fixed rent and recurring additional charges at the rate immediately preceding the termination date. The 4th Largest Tenant, Boies Schiller & Flexner, effective as of the 10th anniversary of the rent commencement date (July 1, 2020), with 18 months’ prior notice, has a one-time right to surrender either (i) the highest or lowest floor of any contiguous block or (ii) any partial floor, each subject to a fee of 150% of the applicable per square foot base rent and 150% of the recurring additional charges due with respect to the contracted space for the immediately preceding 12-month period.

A-1-24

With respect to Loan No. 7, 55 Hudson Yards, the Largest Tenant, Point72, effective as of the 10th anniversary of the initial rent commencement date (which was April 16, 2019), and upon 15 months’ prior notice, has a one-time option to terminate either (i) the entirety of its leased premises or (ii) any one or more contiguous floors starting at either the highest or lowest office floor of the largest contiguous block of office floors then-leased by the tenant, such termination subject to a fee of the unamortized portion of allowances, commissions and free rent with respect to the terminated premises (calculated on a straight line basis over the period commencing on the rent commencement date and ending on the expiration date of the lease and bearing a 6% interest rate per annum). The 2nd Largest Tenant, Milbank, Tweed, Hadley & McCloy, has the one-time right to contract by up to one floor upon the tenth anniversary of the rent commencement date (which was April 1, 2019) with notice no less than 15 months prior to the contraction date. The 3rd Largest Tenant, Cooley, effective as of the 10th anniversary of the rent commencement date (which was September 1, 2019), with 18 months’ prior notice, has the one-time right to surrender either (i) the highest or lowest floor of any contiguous block or (ii) if the tenant did not exercise its initial expansion option, all of the square feet leased on the lowest floor of the leased premises (if tenant leases less than all of the square feet on such lowest floor), subject to a fee equal to the sum of the unamortized portion of allowances, commissions and rent concessions applicable to such space. In addition, effective as of the 15th anniversary of the rent commencement date, with 24 months’ prior notice, Cooley has the one-time right to terminate its lease subject to a fee of the sum of (i) unamortized allowances, commissions, rent concessions (each including interest at the rate of 6% per annum, compounded monthly) and (ii) four months of fixed rent and recurring additional charges at the rate immediately preceding the termination date. The 4th Largest Tenant, Boies Schiller & Flexner, effective as of the 10th anniversary of the rent commencement date (July 1, 2020), with 18 months’ prior notice, has a one-time right to surrender either (i) the highest or lowest floor of any contiguous block or (ii) any partial floor, each subject to a fee of 150% of the applicable per square foot base rent and 150% of the recurring additional charges due with respect to the contracted space for the immediately preceding 12-month period.

With respect to Loan No. 9, 181 West Madison, the 4th Largest Tenant, CIBC, has a one-time right to terminate its lease effective as of December 31, 2025, with no less than 12 months’ prior notice and the payment of an estimated termination fee in the amount equal to (i) the unamortized portion of any brokerage commission at an interest rate of 8% per annum, (ii) the unamortized portion of any construction allowance, (iii) the unamortized portion of any abated rent, (iv) an amount equal to the then-escalated base rent and additional rent that would have been payable by the tenant under the lease for the three-month period immediately following the early termination date.

With respect to Loan No. 11, 560 Mission Street – the Largest Tenant, JP Morgan, has the right at any time through September 30, 2021 to terminate its lease with respect to one full floor of its leased premises upon 12 months’ prior notice and payment of a termination fee. The 3rd Largest Tenant, TIAA-CREF, has the one-time right to terminate the lease for all or any portion of its space effective as of March 31, 2023 upon written notice on or before March 31, 2022 and payment of a termination fee. The 5th Largest Tenant, Seyfarth Shaw, has a one-time right to terminate its lease with respect to the 29th floor effective as of September 30, 2022 upon written notice on or before September 30, 2021 and payment of a termination fee.

With respect to Loan No. 12, Starwood Industrial Portfolio, the sole tenant at the 333 45th Street Mortgaged Property, Staley, has the right to terminate its lease as of July 31, 2021 upon not less than 270 days prior written notice and payment of a termination fee equal to 6 months of the rent in effect as of the termination date plus the unamortized leasing commission amount equal to approximately $419,570. The Largest Tenant at the 8401 Bearing Drive Mortgaged Property, The Harvard Drug Store, has a one-time right to terminate its lease effective as of June 30, 2022, as follows: provided that (A)-(i) the tenant is not in default under the lease and (ii) occupying less than 75% of the leased premises, or (B) the landlord, after written notice from the tenant, is unable to accommodate an expansion of at least 20% of the leased premises, then the tenant may terminate the lease by giving the landlord written notice no later than June 30, 2021, and paying the landlord an early termination fee of $775,000.

A-1-25

With respect to Loan No. 11, 560 Mission Street – the Largest Tenant, JP Morgan, has the right at any time through September 30, 2021 to terminate its lease with respect to one full floor of its leased premises upon 12 months’ prior notice and payment of a termination fee. The 3rd Largest Tenant, TIAA-CREF, has the one-time right to terminate the lease for all or any portion of its space effective as of March 31, 2023 upon written notice on or before March 31, 2022 and payment of a termination fee. The 5th Largest Tenant, Seyfarth Shaw, has a one-time right to terminate its lease with respect to the 29th floor effective as of September 30, 2022 upon written notice on or before September 30, 2021 and payment of a termination fee.

With respect to Loan No. 12, Starwood Industrial Portfolio, the sole tenant at the 333 45th Street Mortgaged Property, Staley, has the right to terminate its lease as of July 31, 2021 upon not less than 270 days prior written notice and payment of a termination fee equal to 6 months of the rent in effect as of the termination date plus the unamortized leasing commission amount equal to approximately $419,570. The Largest Tenant at the 8401 Bearing Drive Mortgaged Property, The Harvard Drug Store, has a one-time right to terminate its lease effective as of June 30, 2022, as follows: provided that (A)-(i) the tenant is not in default under the lease and (ii) occupying less than 75% of the leased premises, or (B) the landlord, after written notice from the tenant, is unable to accommodate an expansion of at least 20% of the leased premises, then the tenant may terminate the lease by giving the landlord written notice no later than June 30, 2021, and paying the landlord an early termination fee of $775,000.

With respect to Loan No. 13, 650 Madison Avenue, The Second Largest Tenant, Memorial Sloan Kettering Cancer Center, at the 650 Madison Mortgaged Property has (i) the one-time option to terminate its lease on any date between July 1, 2020, and June 30, 2022, so long as the tenant gives 18 months’ notice and (ii) the right to go dark at any time.

(26)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

With respect to Loan Nos. 1, 5, 7, 9 and 11, 1633 Broadway, 1501 Broadway 55 Hudson Yards, 181 West Madison and 560 Mission Street, in each case, the related mortgage loan does not have a separate Carveout Guarantor, and each of the related borrowers is the only indemnitor under the related environmental indemnity agreement. Please see “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” for additional information.

With respect to Mortgage Loan No. 2., F5 Tower, the related loan agreement provides that the guarantors will not be liable for losses arising out of or in connection with the breach of any representation, warranty, covenant or indemnification provision in the environmental indemnity or in the loan documents concerning environmental laws or hazardous materials and any indemnification of the lender with respect thereto, if the F5 Tower Mortgaged Property is subject to an environmental insurance policy reasonably satisfactory to the lender. In addition, the obligations of the non-recourse carveout guarantors are several and not joint.

With respect to Loan No. 3, Bellagio Hotel and Casino, the aggregate liability of the related Carveout Guarantor with respect to the full recourse carveouts is capped at 10% of the principal balance of the Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party costs actually incurred by the lender and/or any administrative agent (including reasonable attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due.

With respect to Loan Nos. 8 and 12, Southcenter Mall and Starwood Industrial Portfolio - The non-recourse carveout guarantor’s liability under the bankruptcy-related carveouts is limited to 20% of the then-current outstanding principal balance of the related Whole Loan.

With respect to Loan No. 13, 650 Madison Avenue, the liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the related Whole Loan) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the related Whole Loan), in each case plus costs and expenses related to enforcement.

A-1-26

(27)	The classification of the lockbox and cash management types is described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

(28)	With respect to Loan No. 4, Kings Plaza, the related whole loan is being serviced by the master servicer and special servicer pursuant to the pooling and servicing agreement for Benchmark 2020-B16. From and after the date on which the related lead servicing companion loan is securitized, it is anticipated that the related whole loan will be serviced under and by the master servicer and special servicer designated in the related pooling and servicing agreement entered into in connection with such securitization.

With respect to Loan No. 5, 1501 Broadway, the related whole loan will initially be serviced by the master servicer and special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related lead servicing companion loan is securitized, it is anticipated that the related whole loan will be serviced under and by the master servicer and special servicer designated in the related pooling and servicing agreement entered into in connection with such securitization.

(29)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness” and “—Other Indebtedness” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 4, Kings Plaza, the borrowers are permitted to incur a “Property-Assessed Clean Energy loan” (the “PACE Loan”) for an amount not to exceed $10,000,000, provided that such PACE Loan is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, (ii) repaid through multi-year tax assessments against the Mortgaged Property, and (iii) on terms and conditions reasonably acceptable to the lender, which may include, at the lender’s sole discretion, the delivery of a rating agency confirmation.

With respect to Loan No. 4, Kings Plaza, the Mortgage Loan documents permit the pledge by The Macerich Company, Macerich Partnership, L.P., and/or their affiliates of their indirect ownership interest in the related borrower to a qualified real estate investor (with total assets in name or under management in excess of $2 billion and, except with respect to pension advisory firm or similar fiduciary, capital/ statutory surplus, shareholder equity or net worth in excess of $1 billion) (a “QREI”) as part of a credit facility upon certain conditions, including (i) no event of default has occurred and is continuing; (ii) the value of the Mortgaged Property constitutes no more than 15% of the value of all assets securing such credit facility and (iii) neither the granting of the pledge nor exercise of any remedies will result in a change of the manager unless the replacement manager is a qualified manager (generally, any of certain specified national property management firms or a reputable and experienced management organization having at least seven years' experience in managing at least seven regional malls, other than the Mortgaged Property, of not less than 400,000 square feet (inclusive of anchor space) with at least one anchor store and totaling at least 5,000,000 square feet (including owned or leased anchor stores) of gross leasable area, which is not the subject of a bankruptcy or similar insolvency proceeding.

With respect to Loan No. 7, 55 Hudson Yards, the Mortgaged Property is subject to mortgages to secure PILOT payments as described above.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

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Annex A-2

Trust Cut-off Date Balances
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

$37,900,000	-	$49,999,999	4	$167,400,000	25.4%	2.98002%	102	3.97x	12.2%	38.2%	38.2%
$50,000,000	-	$54,999,999	3	152,450,000	23.1	3.23862%	107	4.89x	16.9%	30.3%	30.3%
$55,000,000	-	$64,650,000	6	340,150,000	51.5	3.40330%	118	4.26x	14.9%	38.3%	38.3%

Total / Wtd. Avg:			13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

Mortgage Rates
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

2.58900%	-	2.99999%	5	$257,100,000	39.0%	2.84380%	108	4.57x	13.5%	33.6%	33.6%
3.00000%	-	3.49999%	5	242,400,000	36.7	3.24091%	118	4.62x	15.7%	41.2%	41.2%
3.50000%	-	3.99999%	2	105,500,000	16.0	3.79409%	101	3.97x	16.5%	34.4%	34.4%
4.00000%	-	4.24000%	1	55,000,000	8.3	4.24000%	118	2.63x	12.2%	32.6%	32.6%

Total / Wtd. Avg:			13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

Original Term to Maturity/ARD in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

60			1	$45,000,000	6.8%	2.72457%	58	4.00x	11.1%	25.9%	25.9%
84			1	50,000,000	7.6	3.90000%	82	4.67x	20.4%	28.8%	28.8%
120			11	565,000,000	85.6	3.24356%	118	4.33x	14.4%	37.9%	37.9%

Total / Wtd. Avg:			13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

Remaining Term to Maturity/ARD in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

58	-	84	2	$95,000,000	14.4%	3.34322%	71	4.35x	16.0%	27.4%	27.4%
85	-	119	11	565,000,000	85.6	3.24356%	118	4.33x	14.4%	37.9%	37.9%

Total / Wtd. Avg:			13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

A-2-1

Annex A-2

Original Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

	Interest Only		13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

Total / Wtd. Avg:			13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

Remaining Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

	Interest Only		13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

Total / Wtd. Avg:			13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

Amortization Types
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

Interest Only			12	$604,500,000	91.6%	3.21743%	111	4.42x	14.8%	36.2%	36.2%
ARD-Interest Only			1	55,500,000	8.4	3.69868%	119	3.33x	13.0%	39.4%	39.4%

Total / Wtd. Avg:			13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)
						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

2.63x	-	3.05x	2	$92,900,000	14.1%	3.93239%	118	2.67x	11.3%	39.1%	39.1%
3.06x	-	3.45x	2	110,500,000	16.7	3.52951%	119	3.20x	11.9%	46.7%	46.7%
3.46x	-	3.85x	3	156,600,000	23.7	3.03739%	118	3.70x	11.9%	41.8%	41.8%
3.86x	-	4.25x	1	45,000,000	6.8	2.72457%	58	4.00x	11.1%	25.9%	25.9%
4.26x	-	8.42x	5	255,000,000	38.6	3.12401%	111	5.88x	19.4%	29.5%	29.5%

Total / Wtd. Avg:			13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

A-2-2

Annex A-2

Cut-off Date LTV Ratios(2)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

22.2%	-	30.0%	4	$200,000,000	30.3%	3.14183%	96	4.90x	16.3%	24.7%	24.7%
30.1%	-	35.0%	1	55,000,000	8.3	4.24000%	118	2.63x	12.2%	32.6%	32.6%
35.1%	-	40.0%	4	207,950,000	31.5	3.12992%	118	5.14x	16.8%	38.6%	38.6%
40.1%	-	45.0%	1	64,650,000	9.8	2.99000%	118	3.84x	11.9%	41.7%	41.7%
45.1%	-	54.1%	3	132,400,000	20.1	3.35708%	118	3.15x	11.2%	49.8%	49.8%

Total / Wtd. Avg:			13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

LTV Ratio at Maturity/ARD(2)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity/ARD Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

22.2%	-	30.0%	4	$200,000,000	30.3%	3.14183%	96	4.90x	16.3%	24.7%	24.7%
30.1%	-	35.0%	1	55,000,000	8.3	4.24000%	118	2.63x	12.2%	32.6%	32.6%
35.1%	-	40.0%	4	207,950,000	31.5	3.12992%	118	5.14x	16.8%	38.6%	38.6%
40.1%	-	45.0%	1	64,650,000	9.8	2.99000%	118	3.84x	11.9%	41.7%	41.7%
45.1%	-	54.1%	3	132,400,000	20.1	3.35708%	118	3.15x	11.2%	49.8%	49.8%

Total / Wtd. Avg:			13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

Type of Mortgaged Properties
						Weighted Averages

				Aggregate	% of				Cut-off
			Number of	Cut-off	Initial			UW	Date	LTV Ratio
			Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type			Properties	Balance	Balance	Occupancy	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

Office
CBD			6	322,600,000	48.9	95.8%	3.82x	13.6%	36.5%	36.5%
Subtotal:			6	$322,600,000	48.9%	95.8%	3.82x	13.6%	36.5%	36.5%

Retail
Super Regional Mall			2	105,000,000	15.9	90.7%	4.72x	14.9%	38.9%	38.9%
Subtotal:			2	$105,000,000	15.9%	90.7%	4.72x	14.9%	38.9%	38.9%

Mixed Use
Office/Retail			2	92,900,000	14.1	85.8%	3.70x	12.2%	32.9%	32.9%
Subtotal:			2	$92,900,000	14.1%	85.8%	3.70x	12.2%	32.9%	32.9%

Hotel
Full Service			1	55,000,000	8.3	94.8%	8.42x	28.3%	39.3%	39.3%
Subtotal:			1	$55,000,000	8.3%	94.8%	8.42x	28.3%	39.3%	39.3%

Multifamily
High-Rise/Townhome			1	$45,000,000	6.8%	94.2%	4.00x	11.1%	25.9%	25.9%
Subtotal:			1	$45,000,000	6.8%	94.2%	4.00x	11.1%	25.9%	25.9%

Industiral
Warehouse/Distribution			31	$37,923,462	5.7%	98.5%	3.67x	13.1%	45.2%	45.2%
Cold Storage			2	$1,576,538	0.2%	100.0%	3.67x	13.1%	45.2%	45.2%
Subtotal:			33	$39,500,000	6.0%	98.6%	3.67x	13.1%	45.2%	45.2%

Total / Wtd. Avg:			45	$660,000,000	100.0%	93.5%	4.33x	14.7%	36.4%	36.4%

A-2-3

Annex A-2

Mortgaged Properties by Location
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

New York	6	$320,000,000	48.5%	93.2%	3.41x	11.7%	39.3%	39.3%
Washington	2	105,500,000	16.0	92.5%	4.85x	16.1%	31.2%	31.2%
California	2	90,000,000	13.6	96.3%	4.62x	12.7%	30.8%	30.8%
Illinois	7	55,588,981	8.4	88.9%	4.57x	19.7%	30.4%	30.4%
Nevada	1	55,000,000	8.3	94.8%	8.42x	28.3%	39.3%	39.3%
Indiana	21	25,601,737	3.9	97.8%	3.67x	13.1%	45.2%	45.2%
Ohio	3	4,983,096	0.8	100.0%	3.67x	13.1%	45.2%	45.2%
Wisconsin	3	3,326,186	0.5	100.0%	3.67x	13.1%	45.2%	45.2%

Total / Wtd. Avg:	45	$660,000,000	100.0%	93.5%	4.33x	14.7%	36.4%	36.4%

Prepayment Protection
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

Defeasance	6	$302,050,000	45.8%	3.46965%	112	3.69x	13.6%	35.7%	35.7%
Yield Maintenance	2	100,000,000	15.2	3.07340%	92	3.49x	10.9%	41.4%	41.4%
Defeasance or Yield Maintenance	5	257,950,000	39.1	3.08148%	118	5.41x	17.3%	35.4%	35.4%

Total / Wtd. Avg:	13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

Loan Purpose
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)	DY(1)	Ratio(1)(2)	Maturity/ARD(1)(2)

Refinance	8	$412,550,000	62.5%	3.32498%	107	3.99x	13.7%	34.5%	34.5%
Acquisition	3	150,000,000	22.7	3.38173%	118	5.29x	18.6%	40.9%	40.9%
Recapitalization	2	97,450,000	14.8	2.78330%	118	4.32x	12.5%	37.6%	37.6%

Total / Wtd. Avg:	13	$660,000,000	100.0%	3.25790%	112	4.33x	14.7%	36.4%	36.4%

(1) In the case of each mortgage loan the UW NCF DSCR, UW NOI DY, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). The UW NCF DSCR, UW NOI DY, Cut-off Date LTV and Maturity Date LTV calculations exclude the related Subordinate Companion Loan(s) and/or mezzanine loan(s) for all loans, as applicable.

(2) In the case of Loan Nos. 3, 9, 10, and 13, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-4

ANNEX A-3

DESCRIPTION OF MORTGAGE LOANS

 A-3-1

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1633 Broadway

A-3-2

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1633 Broadway

A-3-3

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1633 Broadway

A-3-4

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1633 Broadway

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB/GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – CBD
Original Principal Balance(1):	$64,650,000	Net Rentable Area (SF):	2,561,512
Cut-off Date Principal Balance(1):	$64,650,000	Location:	New York, NY
% of Pool by IPB:	9.8%	Year Built / Renovated:	1972 / 2013
Loan Purpose:	Refinance	Occupancy:	98.4%
Borrowers:	PGREF I 1633 Broadway Tower,	Occupancy Date:	10/31/2019
	L.P. and PGREF I 1633 Broadway	Number of Tenants:	40
	Land, L.P.	2016 NOI:	$93,821,386
Loan Sponsor(2):	Paramount Group Operating	2017 NOI:	$94,190,007
	Partnership LP	2018 NOI:	$109,098,450
Interest Rate:	2.99000%	TTM NOI (as of 9/2019):	$110,809,315
Note Date:	11/25/2019	UW Economic Occupancy:	95.9%
Maturity Date:	12/6/2029	UW Revenues:	$190,585,947
Interest-only Period:	120 months	UW Expenses:	$71,435,784
Original Term:	120 months	UW NOI:	$119,150,163
Original Amortization:	None	UW NCF:	$116,677,727
Amortization Type:	Interest Only	Appraised Value / Per SF:	$2,400,000,000 / $937
Call Protection(3):	L(26),Def(87),O(7)	Appraisal Date:	10/24/2019
Lockbox / Cash Management:	Hard / Springing
Additional Debt(4):	Yes
Additional Debt Balance(1)(4):	$936,350,000 / $249,000,000
Additional Debt Type(1)(4):	Pari Passu / Subordinate Debt

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$391	$488
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$391	$488
Replacement Reserves:	$0	Springing	$1,024,605	Cut-off Date LTV:	41.7%	52.1%
TI/LC:	$0	Springing	$5,123,024	Maturity Date LTV:	41.7%	52.1%
Unfunded TI Obligations:	$36,389,727	$0	N/A	UW NCF DSCR:	3.84x	3.08x
				UW NOI Debt Yield:	11.9%	9.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$1,001,000,000	80.1%	Payoff Existing Debt	$1,052,884,467	84.2%
Subordinate Notes	249,000,000	19.9	Upfront Reserves	36,389,727	2.9
			Closing Costs	20,840,154	1.7
			Return of Equity	139,885,652	11.2
Total Sources	$1,250,000,000	100.0%	Total Uses	$1,250,000,000	100.0%

(1)	The 1633 Broadway Loan (as defined below) is part of a whole loan evidenced by 35 pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $1.001 billion and four subordinate notes with an aggregate principal balance of $249.0 million.

(2)	There is no non-recourse carveout guarantor or separate environmental indemnitor.

(3)	The lockout period will be 26 payments beginning with and including the first payment date in January 2020. The borrower has the option to defease the full $1.25 billion 1633 Broadway Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 25, 2022. The lockout period of 26 payments is based on the expected Benchmark 2020-IG1 transaction closing date occurring in February 2020. The actual lockout period may be longer.

(4)	See “Current Mezzanine or Subordinate Indebtedness" below.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-5

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1633 Broadway

The Loan. The 1633 Broadway mortgage loan (the “1633 Broadway Loan”) is part of a whole loan evidenced by 35 pari passu promissory notes and four junior promissory notes, each as described below, with an aggregate original balance of $1.25 billion (the “1633 Broadway Whole Loan”), secured by the first mortgages encumbering the borrower’s fee simple interest in a 2,561,512 square foot Class A office tower located in New York, New York (the “1633 Broadway Property”). The 1633 Broadway Whole Loan is comprised of (i) a senior loan, comprised of 35 pari passu notes with an aggregate principal balance as of the Cut-off Date of $1.001 billion (the “1633 Broadway Senior Notes”), two of which (Note A-3-C-2 and Note A-2-C-3-B with an aggregate outstanding principal balance as of the Cut-off Date of $64.65 million) is being contributed to the Benchmark 2020-IG1 trust and constitutes the 1633 Broadway Loan, and the remainder of which have been, or are expected to be contributed to other securitization trusts and (ii) a subordinate loan, comprised of four notes, with an original principal balance as of the Cut-off Date of $249.0 million (the “1633 Broadway Subordinate Companion Loan”) that was contributed to a prior securitization trust, as described below. The relationship between the holders of the 1633 Broadway Senior Notes and the 1633 Broadway Junior Notes is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” in the Preliminary Prospectus. The 1633 Broadway Whole Loan was co-originated by JPMCB, DBR Investments Co. Limited (“DBRI”), Goldman Sachs Bank USA (“GS Bank”) and Wells Fargo Bank, National Association (“WFB”). JPMCB is selling Note A-3-C-2 in the original principal balance of $49,650,000 and GACC is selling Note A-2-C-3-B in the original principal balance of $15,000,000. The 1633 Broadway Whole Loan has a 10-year term and is interest-only for the term of the loan.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-S-1, A-2-S-1, A-3-S-1, A-4-S-1	$1,000,000	$1,000,000	BWAY 2019-1633	No
Note A-1-C-1, A-1-C-3, A-1-C-4, A-1-C-5, A-1-C-6, A-1-C-7	205,000,000	205,000,000	GS Bank(1)	No(2)
Note A-1-C-2, A-2-C-5	60,000,000	60,000,000	GSMS 2020-GC45	No
Note A-2-C-1-B, A-3-C-1-B	45,000,000	45,000,000	Benchmark 2020-B16(3)	No
Note A-2-C-1-A, A-2-C-2, A-2-C-3-A, A-2-C-4, A-2-C-6, A-2-C-7	197,500,000	197,500,000	DBRI(1)	No
Note A-3-C-2, A-2-C-3-B	64,650,000	64,650,000	Benchmark 2020-IG1	No
Note A-3-C-1-A, A-3-C-3, A-3-C-4, A-3-C-5, A-3-C-6, A-3-C-7	177,850,000	177,850,000	JPMCB(1)	No
Note A-4-C-1, A-4-C-2	100,000,000	100,000,000	BANK 2020-BNK25(4)	No
Note A-4-C-3, A-4-C-4, A-4-C-5, A-4-C-6, A-4-C-7	150,000,000	150,000,000	WFB(1)	No
Senior Notes	$1,001,000,000	$1,001,000,000
Note B-1, B-2, B-3, B-4	$249,000,000	$249,000,000	BWAY 2019-1633	Yes
Whole Loan	$1,250,000,000	$1,250,000,000

(1)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.
(2)	During the continuance of a control appraisal relating to the BWAY 2019-1633 securitization transaction (i.e., when the most senior class of certificates in such transaction have been control appraised out), Note A-1-C-1 will be the controlling piece. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” in the Preliminary Prospectus.
(3)	The Benchmark 2020-B16 transaction is expected to close on or about February 12, 2020.
(4)	The BANK 2020-BNK25 transaction is expected to close on or about February 13, 2020.

The Borrowers. The borrowers are PGREF I 1633 Broadway Tower, L.P. and PGREF I 1633 Broadway Land, L.P., each a Delaware limited partnership (collectively, the “Borrowers”). PGREF I 1633 Broadway Land, L.P. owns the 1633 Broadway Property entirely in fee and also ground leases the 1633 Broadway Property to PGREF I 1633 Broadway Tower, L.P. (i.e., both landlord and tenant interests in the ground lease are pledged as collateral, in addition to the fee interest in the 1633 Broadway Property). Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the 1633 Broadway Whole Loan. There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the 1633 Broadway Whole Loan.

The Loan Sponsor. The loan sponsor is Paramount Group Operating Partnership LP, which indirectly owns and controls the Borrowers. Paramount Group, Inc. (NYSE: PGRE), an approximately 91.0% general partner of the borrower sponsor, is a real estate investment trust that currently owns and/or manages a 13.4 million square foot portfolio of 18 Class A office and retail buildings in New York, Washington, D.C., and San Francisco. Paramount Group, Inc. has a New York portfolio that includes: 1633 Broadway, 1301 Avenue of the Americas, 1325 Avenue of the Americas, 31 West 52nd Street, 900 Third Avenue, 712 Fifth Avenue, 60 Wall Street, 745 Fifth Avenue, 718 Fifth Avenue, and 0 Bond Street.

The Property. The 1633 Broadway Property is an approximately 2.6 million square foot, 48-story office tower that is situated with a full block of Broadway frontage between 50th and 51st Streets in Midtown Manhattan. The 1633 Broadway Property contains views of the Hudson River, Central Park, and Midtown from above the 36th floor. In addition to the office space, the 1633 Broadway Property includes retail space (anchored by Equinox), a parking garage across three levels below grade, two theaters comprising a total of 145,192 square feet (the Gershwin Theatre and Circle in the Square Theatre) and storage space comprising 18,384 square foot.

A-3-6

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1633 Broadway

The 1633 Broadway Property is located on a 90,400 square foot parcel comprising the entire western block front of Broadway between West 50th and West 51st Streets within the Westside office submarket of Midtown. The 1633 Broadway Property was constructed in 1972 and was most recently renovated in 2013. Since 2010, the borrower sponsor has invested a total of approximately $41.6 million in lobby renovations, plaza redevelopment, and retail renovations. In addition, the borrower sponsor has invested approximately $230 million in tenant improvements and leasing commissions since 2010. Going forward, the borrower sponsor provided a 10-year renovation budget which totals approximately $55.98 million; the renovation budget is anticipated to be utilized for items including a roof replacement, structural upgrades, fire alarm system upgrades, Gershwin Theatre upgrades, completion of the terrace on the 47th and 48th floors, and development of the Retail Cube. Such renovations are not required by the 1633 Broadway Whole Loan documents, and have not been reserved for. We cannot assure you that such renovation will proceed as expected or at all.

The 1633 Broadway Property comprises 2,561,512 square feet and was 98.4% leased as of October 31, 2019. The 1633 Broadway Property benefits from a strong office component, which is currently 100.0% leased to 17 tenants. The retail space within the 1633 Broadway Property totals approximately 80,000 square feet of net rentable area and is anchored by Equinox (25,458 square feet) through February 2040. Approximately 94.3% of the underwritten base rent is from office tenants.

The 1633 Broadway Property features two theatres that comprise 5.7% of the total net rentable area and account for 1.2% of the underwritten rental revenue. The larger of the two theatres is the U. T. Associates of the Gershwin Theatre (“Gershwin Theatre”), which is notable for hosting Wicked since 2003. The Gershwin Theatre has three, five-year renewal options that could potentially extend the term through May 2042. The 1633 Broadway Property contains an additional theatre known as the Circle in the Square, which comprises approximately 800 seats and 34,570 square feet and currently hosts the show OKLAHOMA! The 1633 Broadway Property also houses the Circle in the Square Theatre School, the only accredited training conservatory associated with a Broadway theatre, which offers two, two-year training programs, in acting and musical theatre. The tenant currently pays a total contract rent of $864,250 or $25.00 per square foot through September 2021.

The parking component within the 1633 Broadway Property consists of 250-space parking garage across three levels below grade and comprises 64,158 square feet. The parking area is currently leased to ABM Parking Services, Inc., a parking garage operator, which is expected to occupy the space through July 2026. The parking garage operator is responsible for a contract rent of approximately $2.39 million, or $9,560 per space, which will increase by 1.50% per annum throughout the remainder of its lease.

As of October 31, 2019, the 1633 Broadway Property was 98.4% leased to 40 tenants. The largest tenant by underwritten base rent, Allianz Asset Management of America L.P. (“Allianz”) (320,911 square feet, 12.5% of net rentable area, 15.7% of underwritten base rent) is an asset manager with over 800 investment professionals in 25 offices worldwide and manages assets for individuals, families and institutions. The 1633 Broadway Property serves as the United States headquarters for Allianz. Allianz occupies six suites with leases expiring in January 2031.

The second largest tenant by underwritten base rent, WMG Acquisition Corp (“Warner Music Group”) (293,888 square feet, 11.5% of net rentable area, 10.4% of underwritten base rent) is an American multinational entertainment and record label conglomerate. It is one of the “Big Three” recording companies and the third largest in the global music industry, next to Universal Music Group and Sony Music Entertainment. Warner Music Group is headquartered at the 1633 Broadway Property.

The third largest tenant by underwritten base rent, Morgan Stanley & Co (“Morgan Stanley”) (260,829 square feet, 10.2% of net rentable area, 11.1% of underwritten base rent) is a financial holding company, that provides various financial products and services to corporations, governments, financial institutions and individuals in the Americas, Europe, the Middle East, Africa and Asia. Morgan Stanley operates through three segments: Institutional Securities, Wealth Management and Investment Management. Morgan Stanley occupies five suites with leases expiring in March 2032.

The 1633 Broadway Property is located in the Times Square neighborhood of Midtown Manhattan, a high traffic commercial corridor that produces 15% of New York City’s economic output. The neighborhood is bounded by 41st Street to the south and 52nd Street to the north between Avenue of the Americas and Eighth Avenue. The 1633 Broadway Property is located within one block of the 50th Street/Broadway, 50th Street and 49th Street subway stations, which serve the 1, 2, C, E, N, R and W lines.

According to the appraisal, the 1633 Broadway Property is located within the Westside office submarket of Midtown within the Manhattan market. Historically, the submarket has benefitted from the office space located around the boundaries of Central Park along major corridors such as West 57th Street, Broadway and Seventh Avenue, which consist primarily of Class A office product that take advantage of protected Central Park Views. The area’s proximity to these locations has assisted with the historically low vacancy and availability rates exhibited by this submarket since 2010. As of the third quarter of 2019, the Westside office submarket had an existing inventory of approximately 25.7 million square feet, a vacancy rate of 5.4% and an average asking rent of $66.21 per square foot. As of the third quarter of 2019, the Manhattan office market had an existing inventory of approximately 456.1 million square feet, a vacancy rate of 5.9% and an average asking rent of $79.25 per square foot.

A-3-7

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1633 Broadway

Competitive Set – Comparable Office Leases(1)
Property	Total GLA	Tenant Name	Lease Date / Term	Lease Area (square feet)	Monthly Base Rent PSF	Lease Type
1633 Broadway New York, NY	2,561,512	Various	Various	Various	$66.93	--
1155 Avenue of the Americas New York, NY	752,996	BKD, LLC	September 2019 / 162 Mos.	20,899	$77.00	MG
1 Rockefeller Plaza New York, NY	603,397	Veteran Advisers, Inc.	September 2019 / 92 Mos.	2,552	$83.50	MG
1675 Broadway New York, NY	878,321	Davis & Gilbert LLP	August 2019 / 192 Mos.	85,852	$72.00	MG
142 West 57th Street New York, NY	255,586	Wedbush Securities Inc.	August 2019 / 130 Mos.	15,626	$65.00	MG
1251 Avenue of the Americas New York, NY	2,364,000	IHI Americas, Inc	July 2019 / 124 Mos.	9,438	$70.50	MG
1345 Avenue of the Americas New York, NY	1,998,994	Global Infrastructure Partners	June 2019 / 204 Mos.	84,856	$89.50	MG
810 Seventh Avenue New York, NY	765,000	Colonial Consulting LLC	May 2019 / 150 Mos.	17,320	$71.00	MG
1271 Avenue of the Americas New York, NY	2,100,000	Greenhill & Company	May 2019 / 183 Mos.	77,622	$91.00	MG
1271 Avenue of the Americas New York, NY	2,100,000	AIG - American International Group, Inc.	April 2019 / 198 Mos.	320,237	$97.13	MG
1700 Broadway New York, NY	625,000	Excel Sports Management, LLC	April 2019 / 91 Mos.	17,078	$79.00	MG
1325 Avenue of the Americas New York, NY	808,998	Dominus Capital, L.P.	March 2019 / 126 Mos.	9,361	$75.00	MG
1290 Avenue of the Americas New York, NY	2,113,000	Linklaters, LLP	March 2019 / 193 Mos.	90,508	$84.00	MG
1177 Avenue of the Americas New York, NY	1,000,000	Mill Point Capital	January 2019 / 126 Mos.	11,644	$87.00	MG
1700 Broadway New York, NY	625,000	M. Arthur Gensler, Jr. & Associates, Inc.	January 2019 / 119 Mos.	13,237	$71.00	MG
114 West 47th Street New York, NY	658,000	IFM Investments	October 2018 / 180 Mos.	18,000	$68.00	MG
(1)	Source: Appraisal.

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)
86.3%	95.4%	95.4%	98.4%
(1)	Historical Occupancies reflect average occupancies for each respective year.
(2)	Current Occupancy is as of October 31, 2019.

A-3-8

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1633 Broadway

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)(3)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration
Allianz(4)	Aa3/ AA-/AA	320,911	12.5%	$82.66	15.7%	1/31/2031
Morgan Stanley(5)	A3/A/BBB+	260,829	10.2	$71.61	11.1	3/31/2032
WMG Acquisition Corp(6)	NR/NR/NR	293,888	11.5	$59.62	10.4	7/31/2029
Showtime Networks Inc	Baa2/BBB/BBB	261,196	10.2	$55.28	8.6	1/31/2026
Kasowitz Benson Torres(7)	NR/NR/NR	203,394	7.9	$68.00	8.2	3/31/2037
New Mountain Capital, LLC(8)	NR/NR/NR	108,374	4.2	$86.00	5.5	10/15/2035
Charter Communications Holding	Ba2/NR/BB+	106,176	4.1	$84.00	5.3	12/15/2025
MongoDB, Inc.	NR/NR/NR	106,230	4.1	$76.00	4.8	12/31/2029
Travel Leaders Group, LLC	NR/NR/B+	107,205	4.2	$74.58	4.7	12/31/2033
Assured Guaranty Municipal	NR/NR/A	103,838	4.1	$69.88	4.3	2/28/2032
Top 10 Total / Wtd. Avg.		1,872,041	73.1%	$70.81	78.5%
Remaining Tenants		649,710	25.4	$55.74	21.5
Total Occupied Space		2,521,751	98.4%	$66.93	100.0%
Vacant		39,761	1.6
Total / Wtd. Avg.		2,561,512	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2019.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Borrowers’ owned space does not include non-owned anchors or outparcels.
(4)	Allianz subleases 20,600 square feet of suite 4600 (totaling 54,118 square feet) to Triumph Hospitality at a base rent of $46.80 per square foot through December 30, 2030. Triumph Hospitality further subleases 3,000 square feet of suite 4600 to Stein Adler Dabah & Zelkowitz at a base rent of $41.33 per square foot through July 31, 2022. Base Rent PSF is based on the contractual rent under the prime lease.
(5)	Morgan Stanley has the option to terminate its lease as to all or any portion (but not less than one full floor) of its space at any time after April 1, 2027, upon 18 months’ notice and payment of a termination fee.
(6)	WMG Acquisition Corp subleases 3,815 square feet of suite 0400 (totaling 36,854 square feet) to Cooper Investment Partners LLC at a base rent of $58.37 per square foot on a month-to-month basis. U/W Base Rent PSF is based on the contractual rent under the prime lease.
(7)	Kasowitz Benson Torres subleases a collective 32,487 square feet of Suite 2200 (totaling 50,718 square feet) to three tenants. Delcath Systems, Inc. subleases 6,877 square feet and pays a rent of $68.50 per square foot through February 28, 2021; Avalonbay Communities subleases 12,145 square feet through October 31, 2026 and pays a current rent of $74.00 per square foot; Cresa New York subleases 13,195 square feet and pays a rent of $65.00 per square foot through April 30, 2021. Kasowitz Benson Torres has the right to terminate all or a portion of one full floor of the premises located on the uppermost or lowermost floors (provided that the terminated space must be in a commercially reasonable configuration), effective as of March 31, 2024, upon notice by March 31, 2023. U/W Base PSF is based on the contractual rent under the prime lease and payment of a termination fee.
(8)	New Mountain Capital, LLC has executed a lease but has not yet taken occupancy or begun paying rent. We cannot assure you that they will take occupancy or begin paying rent as expected or at all.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	39,761	1.6%	NAP	NAP	39,761	1.6%	NAP	NAP
2020 & MTM	12	10,442	0.4%	$666,945	0.4%	50,203	2.0%	$666,945	0.4%
2021	3	86,460	3.4%	$4,756,000	2.8%	136,663	5.3%	$5,422,945	3.2%
2022	4	116,337	4.5%	$2,813,374	1.7%	253,000	9.9%	$8,236,319	4.9%
2023	2	38,550	1.5%	$1,299,854	0.8%	291,550	11.4%	$9,536,173	5.7%
2024	1	51,276	2.0%	$4,666,116	2.8%	342,826	13.4%	$14,202,289	8.4%
2025	1	106,176	4.1%	$8,918,784	5.3%	449,002	17.5%	$23,121,073	13.7%
2026	3	383,584	15.0%	$20,397,741	12.1%	832,586	32.5%	$43,518,814	25.8%
2027	2	55,247	2.2%	$4,584,436	2.7%	887,833	34.7%	$48,103,250	28.5%
2028	2	90,001	3.5%	$6,043,229	3.6%	977,834	38.2%	$54,146,479	32.1%
2029	3	399,717	15.6%	$25,579,624	15.2%	1,377,551	53.8%	$79,726,103	47.2%
2030 & Beyond	10	1,183,961	46.2%	$89,044,498	52.8%	2,561,512	100.0%	$168,770,601	100.0%
Total / Wtd. Avg.	43	2,561,512	100.0%	$168,770,601	100.0%

(1)	Based on the underwritten rent roll dated October 31, 2019.
(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

A-3-9

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1633 Broadway

Operating History and Underwritten Net Cash Flow(1)
	2016	2017	2018	TTM(2)	Underwritten	Per Square Foot	%(3)
Base Rent(4)	$141,156,682	$143,219,431	$160,621,035	$161,646,240	$168,770,601	$65.89	84.9%
Credit Tenant Rent Steps(5)	0	0	0	0	7,558,579	2.95	3.8%
Vacant Space	0	0	0	0	2,879,875	1.12	1.4%
Reimbursements	9,150,315	11,228,307	13,952,510	16,874,074	15,267,588	5.96	7.7%
Gross Potential Rent	$150,306,997	$154,447,738	$174,573,545	$178,520,314	$194,476,643	$75.92	97.8%
Other Income(6)	5,692,549	5,017,065	4,645,691	4,240,034	4,279,853	1.67	2.2%
Concessions	0	0	0	0	0	0.00	0.0%
Net Rentable Income	$155,999,546	$159,464,803	$179,219,236	$182,760,348	$198,756,496	$77.59	100.0%
Vacancy & Credit Loss	(309,756)	0	0	0	(8,170,549)	(3.19)	(4.1%)
Effective Gross Income	$155,689,790	$159,464,803	$179,219,236	$182,760,348	$190,585,947	$74.40	95.9%
Real Estate Taxes	$35,413,254	$38,391,946	$41,366,170	$43,693,114	$45,478,153	$17.75	23.9%
Insurance	1,061,417	908,564	1,009,544	1,082,131	1,069,190	0.42	0.6%
Management Fee	2,507,162	2,981,306	3,149,432	3,287,347	1,000,000	0.39	0.5%
Other Operating Expenses	22,886,571	22,992,980	24,595,640	23,888,441	23,888,441	9.33	12.5%
Total Operating Expenses	$61,868,404	$65,274,796	$70,120,786	$71,951,033	$71,435,784	$27.89	37.5%
Net Operating Income	$93,821,386	$94,190,007	$109,098,450	$110,809,315	$119,150,163	$46.52	62.5%
TI/LC	0	0	0	0	2,011,364	0.79	1.1%
Capital Expenditures	0	0	0	0	461,072	0.18	0.2%
Net Cash Flow	$93,821,386	$94,190,007	$109,098,450	$110,809,315	$116,677,727	$45.55	61.2%

(1)	Non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	TTM column represents the trailing 12-month period ending September 30, 2019.
(3)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(4)	Base Rent reflects annualized in-place rents as of October 31, 2019 ($167,497,806), with contractual rent steps through November 30, 2020 ($1,272,795).
(5)	Reflects the net present value of contractual rent step increments over the lease term using a discount rate of 7.0% (for investment grade tenants).
(6)	Other Income consists of overage rent, storage income, parking income, lease termination income, tenant work order income and other miscellaneous income.

Property Management. The 1633 Broadway Property is currently managed by Paramount Group Property-Asset Management LLC, an affiliate of the borrowers.

Escrows and Reserves. On the loan origination date, the Borrowers provided a guaranty from Paramount Group Operating Partnership LP of up to $4,000,000 and funded a reserve of approximately $36,389,727 with respect to unfunded tenant improvements, tenant allowance and leasing commissions and free rent obligations consisting of (a) $24,105,228 for certain outstanding tenant improvements, (b) $804,393 for certain outstanding leasing commissions and (c) $15,480,107 for certain outstanding free rent. Subsequently, the Borrowers substituted a letter of credit for the cash on reserve in such reserve account.

Tax Escrows – On each payment date after the occurrence and continuance of a 1633 Broadway Trigger Period, the Borrowers are required to deposit an amount equal to 1/12 of the estimated annual real estate taxes that the lender reasonably estimates will be payable during the next ensuing 12 months.

Insurance Escrows – On each payment date after the occurrence and continuance of a 1633 Broadway Trigger Period, the Borrowers are required to deposit an amount equal to 1/12 of estimated insurance premiums unless the Borrower maintains a blanket policy in accordance with the loan documents.
Replacement Escrows – On each payment date after the occurrence and continuance of a 1633 Broadway Trigger Period, the Borrowers are required to deposit $42,691.87 into a tenant improvement and leasing commissions reserve account, subject to a cap of $1,024,604.80.

TI/LC Reserves – On each payment date after the occurrence and continuance of a 1633 Broadway Trigger Period, the Borrowers are required to deposit $213,459.33 into a tenant improvement and leasing commissions reserve account, subject to a cap of $5,123,024.

Lockbox / Cash Management. The 1633 Broadway Whole Loan is structured with a hard lockbox and springing cash management. The Borrowers are required to direct each tenant at the 1633 Broadway Property to deposit rents directly into a lender-controlled lockbox account. In addition, the Borrowers are required to cause all cash revenues relating to the 1633 Broadway Property and all other money received by the Borrowers or the property manager with respect to the 1633 Broadway Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within one business day of receipt. On each

A-3-10

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1633 Broadway

business day during the continuance of a 1633 Broadway Trigger Period or an event of default under the loan documents, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no 1633 Broadway Trigger Period or event of default under the loan documents is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account.

On each due date during the continuance of a 1633 Broadway Trigger Period or, at the lender’s discretion, during an event of default under the loan documents, all funds on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be reserved as additional collateral for the 1633 Broadway Whole Loan.

A “1633 Broadway Trigger Period” means each period (i) commencing when the debt yield (as calculated under the loan documents), determined as of the last day of each of two consecutive fiscal quarters, is less than 5.75%, and concluding when the debt yield (as calculated under the loan documents), determined as of the last day of each of two consecutive fiscal quarters thereafter, is at least 5.75%, and (ii) commencing upon the Borrowers’ failure to deliver annual, quarterly or monthly financial reports as and when required under the loan documents and concluding when such reports are delivered and indicate that no other 1633 Broadway Trigger Period is ongoing.

Provided no event of default under the loan documents is continuing, the Borrowers have the right to avoid the commencement, or terminate the continuance, of a 1633 Broadway Trigger Period by delivering to the lender additional collateral in the form of a guaranty, letter of credit and/or cash that is reasonably acceptable to the lender and that would, when subtracted from the then-outstanding principal balance of the 1633 Broadway Whole Loan, result in a debt yield (as calculated under the loan documents) equal to or greater than 5.75%.

Current Mezzanine or Subordinate Indebtedness. The 1633 Broadway Subordinate Companion Loan, with an aggregate outstanding principal balance as of the Cut-off Date of $249.0 million, accrues interest at a fixed rate of 2.99000% per annum. The 1633 Broadway Subordinate Companion Loan has a 120-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” in the Preliminary Prospectus.

Future Mezzanine Indebtedness Permitted. On or after November 25, 2020, the owner of the direct or indirect equity interests of the Borrowers is permitted to incur mezzanine debt (the “1633 Broadway Permitted Mezzanine Loan”) secured by a pledge of direct or indirect equity interests in the Borrowers, provided that certain conditions set forth in the loan documents are satisfied, including, without limitation: (i) the loan-to-value ratio (as calculated under the loan documents and taking into account the mezzanine loan and the 1633 Broadway Whole Loan) is no greater than 52.08%, (ii) the debt service coverage ratio (as calculated under the loan documents and taking into account the mezzanine loan and the 1633 Broadway Whole Loan) is at least 3.08x, and (iii) the debt yield (as calculated under the loan documents and taking into account the mezzanine loan and the 1633 Broadway Whole Loan) is at least 9.35%; (iv) the execution of a subordination and intercreditor agreement that is reasonably acceptable to the lender; and (iv) receipt of a Rating Agency Confirmation.

Partial Release. None.

A-3-11

Structural and Collateral Term Sheet	Benchmark 2020-IG1

F5 Tower

A-3-12

Structural and Collateral Term Sheet	Benchmark 2020-IG1

F5 Tower

A-3-13

Structural and Collateral Term Sheet	Benchmark 2020-IG1

F5 Tower

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
		Title(6):	Fee
		Property Type - Subtype:	Office – CBD
Original Principal Balance(1)(2):	$55,500,000	Net Rentable Area (SF):	515,518
Cut-off Date Principal Balance(1)(2):	$55,500,000	Location:	Seattle, WA
% of Pool by IPB:	8.4%	Year Built / Renovated:	2019 / N/A
Loan Purpose:	Acquisition	Occupancy:	100.0%
Borrower:	Seattle 801 Fifth Owner LLC	Number of Tenants:	1
Loan Sponsor:	FS KKR Capital Corp. and FS	Occupancy Date:	12/19/2019
	KKR Capital Corp. II	2016 NOI(7):	N/A
Interest Rate:	3.69868%	2017 NOI(7):	N/A
Note Date:	12/19/2019	2018 NOI(7):	N/A
Anticipated Repayment Date(3):	1/6/2030	TTM NOI (as of 12/2019)(8):	$22,378,232
Maturity Date(3):	9/6/2033	UW Economic Occupancy:	95.2%
Interest-only Period:	120 months	UW Revenues:	$32,787,852
Original Term to ARD(3):	120 months	UW Expenses:	$8,792,416
Original Amortization:	None	UW NOI(8):	$23,995,436
Amortization Type:	ARD-Interest Only	UW NCF:	$23,119,056
Call Protection(4):	L(24),Grtr1%orYM(1),DeforGrtr1	Appraised Value / Per SF:	$470,000,000 / $912
	%orYM(88),O(7)	Appraisal Date:	11/5/2019
Lockbox / Cash Management:	Hard / Springing
Additional Debt(1)(2):	Yes
Additional Debt Balance(1)(2):	$129,500,000 / $112,600,000 /
	$48,500,000
Additional Debt Type(1)(2):	Pari Passu / Subordinate Debt / Mezzanine Debt

Escrows and Reserves(5)				Financial Information(1)(2)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan	Total Debt
Taxes:	$644,935	$214,978	N/A	Cut-off Date Loan / SF:	$359	$577	$671
Insurance:	$0	Springing	N/A	Maturity Date/ARD Loan / SF:	$359	$577	$671
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	39.4%	63.3%	73.6%
TI/LC:	$0	$0	N/A	Maturity Date or ARD LTV:	39.4%	63.3%	73.6%
Other:	$0	Springing	Various	UW NCF DSCR:	3.33x	2.07x	1.63x
				UW NOI Debt Yield:	13.0%	8.1%	6.9%

Sources and Uses
Sources		Proceeds	% of Total	Uses		Proceeds	% of Total
Senior Loan(1)		$185,000,000	39.9%	Purchase Price		$458,000,000	98.7%
Subordinate Loan		112,600,000	24.3	Closing Costs		5,252,485	1.1
Mezzanine Loan		48,500,000	10.5	Upfront Reserves		644,935	0.1
Sponsor Equity		117,797,420	25.4
Total Sources		$463,897,420	100.0%	Total Uses		$463,897,420	100.0%

(1)	GACC is contributing Note A-2 of the F5 Tower Senior Loan (as defined below) to the Benchmark 2020-IG1 securitization trust. For additional information, see “The Loan” below.

(2)	The F5 Tower Mortgage Loan (as defined below) is part of a whole loan evidenced by four senior pari passu senior notes with an aggregate original principal balance of $185.0 million (the “F5 Tower Senior Loan”) and two subordinate B-notes with an aggregate original principal balance of $112.6 million (the “F5 Tower Subordinate Notes”).

A-3-14

Structural and Collateral Term Sheet	Benchmark 2020-IG1

F5 Tower

(3)	The F5 Tower Whole Loan (as defined below) is structured with an anticipated repayment date of January 6, 2030 (the “ARD”). If the F5 Tower Whole Loan is not paid off before the ARD, then the F5 Tower Whole Loan will accrue interest at the Adjusted Interest Rate (as defined below); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (as defined below) (the “Accrued Interest”) will be deferred and will be paid on the maturity date to the extent not paid sooner by the borrower. In addition, from and after the ARD, amounts in the cash management account after the payment of certain reserves including tax and insurance, condominium charges, and mortgage interest for the F5 Tower Senior Loan and F5 Tower Subordinate Loan (as defined below) (in each case, calculated at the Initial Interest Rate) and the mezzanine debt service as described in the F5 Tower Whole Loan documents (with interest calculated at the Mezzanine Initial Interest Rate (as defined below)) will be applied on a monthly basis (i) first, to make reserve payments to pay operating costs, (ii) second, (x) to make monthly repayments of the outstanding principal balance of the F5 Tower Whole Loan, in the amount required to fully amortize the outstanding principal balance of the entire F5 Tower Whole Loan (based on a 30-year amortization schedule) and (y) once the F5 Tower Senior Loan has been repaid in full, to make monthly repayments of the outstanding principal balance of the F5 Tower Whole Loan Notes in the amount required to fully amortize the outstanding principal balance of the F5 Tower Whole Loan (based on a 30-year amortization schedule), (iii) third, if lender elects, to make reserve payments for capital expenditures, (iv) fourth, to repay the outstanding principal balance of the F5 Tower Senior Loan until the entire outstanding principal balance thereof is paid, (v) fifth, to repay the outstanding principal balance of the F5 Tower Subordinate Loan until the entire outstanding principal balance thereof is paid, (vi) sixth, to the payment of Accrued Interest owed under the F5 Tower Senior Loan, (vii) seventh, to the payment of Accrued Interest owed under the F5 Tower Subordinate Loan and (viii) eighth, to be remitted to, or at the direction of, the borrower. The final maturity date of the F5 Tower Whole Loan is September 6, 2033, or if F5 Networks (as defined below) exercises its Early Termination Right (as defined below) pursuant to its lease, the final maturity date will be September 6, 2030.

(4)	Defeasance of the F5 Tower Whole Loan is permitted at any time after the earlier of (i) the end of the two-year period commencing on the closing date of the securitization of the last note comprising the F5 Tower Whole Loan to be securitized or (ii) December 19, 2022. Voluntary prepayment is permitted after the payment date occurring in January 2022 with a prepayment fee in an amount equal to the greater of (a) the yield maintenance amount, or (b) 1.00% of the outstanding principal balance as of the prepayment date. The assumed defeasance lockout period of 25 months is based on the expected closing date of the Benchmark 2020-IG1 securitization in February 2020. The actual lockout period may be longer.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(6)	The collateral consists of the borrower’s fee interest in the office condominium, 217 borrower-owned spaces in a parking garage, an easement over 42 spaces in such garage and an additional 63 parking spaces leased from The Rainier Club through September 30, 2026. The 63 parking spaces subject to the leasehold interest account for 19.3% of the spaces and 11.5% of the parking income (0.7% of total effective gross income).

(7)	Historical NOI is unavailable due to the F5 Tower Property being constructed in 2019.

(8)	Most Recent NOI represents December 2019 annualized NOI and excludes parking income expected to be earned from the hotel (2020 opening).

The Loan. The F5 Tower mortgage loan is part of a whole loan that was co-originated by Barclays Capital Real Estate Inc. and DBR Investments Co. Limited (“DBRI”) and is evidenced by four senior pari passu promissory A-notes with an aggregate original principal balance of $185,000,000 (the “F5 Tower Senior Loan”) and two subordinate B-notes with an aggregate original principal balance of $112,600,000 (the “F5 Tower Subordinate Loan,” and collectively with the F5 Tower Senior Loan, the “F5 Tower Whole Loan”). The F5 Tower Whole Loan is secured by a first lien mortgage encumbering the borrower’s fee interest in the 515,518 square foot office condominium unit and the parking condominium unit of a three condominium unit mixed use building located in the central business district of Seattle, Washington (the “F5 Tower Property”). The non-controlling Note A-2 will be contributed to the Benchmark 2020-IG1 trust (the “F5 Tower Mortgage Loan”). Prior to the occurrence of a control appraisal period, the F5 Tower Subordinate Notes (or the related directing holder) will be the controlling noteholder. During a control appraisal period, Note A-1-B (or the directing holder of the related securitization trust) will be the controlling noteholder. The F5 Tower Mortgage Loan will be serviced pursuant to the pooling and servicing agreement for the BBCMS 2020-C6 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The F5 Tower Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The F5 Tower Whole Loan requires interest-only payments through the ARD and accrues interest at a rate of 3.69868% per annum (the “Initial Interest Rate”) through the ARD. Following the ARD, to the extent that the loan is outstanding, the F5 Tower Whole Loan will accrue interest at a rate of (a) 3.69868% per annum (or, when applicable pursuant to the F5 Tower Whole Loan documents, the default rate) plus (b) the positive difference between (x) a rate per annum equal to the greater of (i) the Initial Interest Rate plus 2.50% and (ii) when applicable pursuant to the F5 Tower Whole Loan documents, the default rate and (y) 3.69868% per annum (the “Adjusted Interest Rate”). In addition, after the ARD, to the extent that there is excess cash flow from the cash management account after the payment of reserves, the excess cash flow will be applied as described in footnote 3 above.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Note A-1-A	$50,000,000	$50,000,000	BBCMS 2020-C6(1)	No
Note A-1-B	$40,000,000	$40,000,000	An affiliate of Barclays	No(2)
Note A-1-C	$39,500,000	$39,500,000	An affiliate of Barclays	No
Note A-2	$55,500,000	$55,500,000	Benchmark 2020-IG1	No
Senior Notes	$185,000,000	$185,000,000
Note B-1	$78,820,000	$78,820,000	BBCMS 2020-C6 (Loan Specific)	Yes(2)
Note B-2	$33,780,000	$33,780,000	BBCMS 2020-C6 (Loan Specific)	Yes(2)
Whole Loan	$297,600,000	$297,600,000
(1)	The BBCMS 2020-C6 transaction is expected to close prior on or about February 19, 2020.

(2)	When a control appraisal period is in effect, Note A-1-B will be the controlling note, and the directing certificateholder of the related securitization will be entitled to exercise the related control rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The F5 Tower Whole Loan” in the Preliminary Prospectus.

A-3-15

Structural and Collateral Term Sheet	Benchmark 2020-IG1

F5 Tower

The Borrower. The borrowing entity for the F5 Tower Whole Loan is Seattle 801 Fifth Owner LLC, a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the F5 Tower Whole Loan. FS KKR Capital Corp. and FS KKR Capital Corp. II are the guarantors, on a several basis, of certain nonrecourse carve-outs and environmental indemnities under the F5 Tower Whole Loan (collectively, the “Origination Date Guarantor”); provided that the related loan agreement provides that the guarantors will not be liable for losses arising out of or in connection with the breach of any representation, warranty, covenant or indemnification provision in the environmental indemnity or in the loan documents concerning environmental laws or hazardous materials and any indemnification of the lender with respect thereto, if the F5 Tower Property is subject to an environmental insurance policy reasonably satisfactory to the lender. If the Origination Date Guarantor fails to satisfy certain net worth and liquidity criteria in the loan documents, the borrower may deliver a supplemental or replacement recourse guaranty and environmental indemnity from a supplemental or replacement guarantor as described in the loan documents.

The Loan Sponsor. The F5 Tower Whole Loan loan sponsors are FS KKR Capital Corp. and FS KKR Capital Corp. II, affiliates of Kohlberg Kravis Roberts (“KKR”) and FS Investments. KKR is an investment firm with over $208.4 billion of assets under management as of September 30, 2019. KKR’s real estate division has been a part of the firm’s strategy since 1981, with over $8 billion of assets under management with over 85 employees across nine countries as of September 30, 2019. FS Investments is an asset manager that manages assets for individuals, financial professionals and institutions. As of March 31, 2019, FS Investments has over $23 billion of assets under management across 10 funds with over 300 employees nationwide.

The Property. The F5 Tower Property is comprised of a 515,518 square foot office condominium unit and the parking condominium unit of a three condominium unit mixed use building located in the central business district of Seattle, Washington. The three units of the condominium consist of (i) the 515,518 square foot office portion fully leased to F5 Networks, Inc. (“F5 Networks”) located on floors 20 to 48 (collateral), (ii) 259 spaces in a parking garage (consisting of the borrower’s fee ownership of 217 parking spaces and an easement with respect to the use of 42 parking spaces) and 62 additional spaces leased from The Rainier Club through September 30, 2026 (collateral) and (iii) a 189-key luxury hotel (non-collateral). The combined ownership interest of the office condominium and the parking garage condominium is 76.54%. As of December 19, 2019, the F5 Tower Property was 100.0% leased to F5 Networks.

The sole tenant at the F5 Tower Property is F5 Networks (NASDAQ: FFIV; 515,518 square feet; 100.0% of the NRA; 100.0% of U/W base rent; September 30, 2033 lease expiration). F5 Networks is a global technology company that focuses on delivery, security, performance and availability of web applications and technologies used by a wide range of companies. F5 Networks is a supplier of application delivery controllers, which optimize performance, availability and security of network- based applications and owns 45% of market share for application delivery controllers. F5 Networks employs over 4,500 employees in 69 offices across 39 countries. Total revenue for fiscal year 2019 was approximately $2.24 billion, which was a 4% increase over fiscal year 2018. Total revenue was comprised of services revenue of approximately $1.26 billion and product revenue of approximately $986 million. Product revenue included mostly appliance sales, and software revenue grew 60% in fiscal year 2019. F5 Network’s net income for the fiscal year 2019 was approximately $427.7 million calculated using generally accepted accounting principles (“GAAP”), and its non-GAAP net income was estimated to be $643.2 million. F5 Networks has raised no outside debt funding since the company was founded in 1996. The F5 Tower Property is F5 Network’s global headquarters.

The F5 Tower Property is located in the financial district of the central business district of Seattle, Washington. Seattle’s financial district contains approximately 50% of the total leasable office space in the Seattle central business district, including a number of trophy office towers such as Columbia Center, Two Union Square, 1201 Third Avenue, the Russell Investments Center, Fourth & Madison and U.S. Bank Centre. The F5 Tower Property is located on 5th Avenue between Marion Street and Columbia Street, a corner that has seen over $1.1 billion of capital investment over the past 18 months, including new Class A office space, luxury hotel keys, restaurants and entertainment. The area is also the center of Seattle’s cultural life including Benaroya Hall (home of the Seattle Symphony), the Seattle Art Museum, Pike Place Market and the Washington State Convention and Trade Center. Primary access through the Seattle metropolitan area is provided by Interstate 5, a north-south highway running from Canada to Mexico, and Highway 99, a recently completed four-lane underground tunnel providing access through downtown Seattle. The area is also served by King County Metro bus transit, Link Light Rail, Sounder Commuter Rail and two streetcar lines. King County Metro was ranked the best large transit system in 2018 by a private organization that advocates for public transportation. In total, there are 32 transit options within three blocks of the F5 Tower Property.

According to the appraisal, Seattle’s population has grown 18.7% since 2010. In 2018, the city was ranked as the #1 tech growth market in North America by a commercial real estate services and investment firm, with over 167,000 tech jobs and over 100 tech firm expansions from the Bay Area. Since 2016, the high-tech job base in Seattle has grown by 26%. Notable technology tenants with presence in the Seattle central business district are Amazon, DocuSign, F5 Networks and Dropbox.

A-3-16

Structural and Collateral Term Sheet	Benchmark 2020-IG1

F5 Tower

According to the appraisal, the F5 Tower Property is located in the Downtown Seattle submarket within the Puget Sound office market. As of the third quarter of 2019, the Downtown Seattle office submarket reported a total Class A inventory of approximately 26.9 million square feet with a 5.1% vacancy rate. The concluded market rent, according to the appraisal, is $45.00 per square foot.

Comparable Office Rental Summary(1)
Property Name/Location	Year Built	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF(2)	Commencement	Lease Term (Years)	Lease Type
F5 Tower
801 5th Avenue	2019	515,518	F5 Networks	515,518	$46.89(3)	April 2019	14.5 Yrs	NNN
Seattle, WA
1201 Third
1201 Third Avenue	1988	1,079,013	JP Morgan	22,571	$36.25	March 2019	10.0 Yrs	Full Service
Seattle, WA
2+U Building
1201 2nd Avenue	2019	701,000	Indeed	199,221	$48.00	July 2019	14.0 Yrs	NNN
Seattle, WA
2+U Building
1201 2nd Avenue	2019	701,000	Dropbox, Inc.	120,886	$45.50	October 2020	12.3 Yrs	NNN
Seattle, WA
2+U Building
1201 2nd Avenue	2019	701,000	Spaces	90,848	$42.50	July 2019	12.5 Yrs	NNN
Seattle, WA
Fourth & Madison
925 Fourth Avenue	2002	845,533	Bullivant Houser	11,670	$42.00	June 2019	10.4 Yrs	NNN
Seattle, WA			Bailey
Madison Centre
505 Madison Street	2018	753,869	Hulu Media	67,440	$42.00	October 2018	10.0 Yrs	NNN
Seattle, WA			Services
Rainier Square
Development
1301 5th Avenue	2020	994,567	Amazon	722,000	$39.00	January 2020	15.0 Yrs	NNN
Seattle, WA
Two Union Square
601 Union Street	1989	1,164,046	Wedbush	7,219	$47.00	March 2019	5.0 Yrs	Full Service
Seattle, WA			Securities
(1)	Source: Appraisal for the comparable properties and underwritten rent roll for the F5 Tower Property.

(2)	Rent PSF is based on the NNN equivalent rent.

(3)	Rent PSF includes contractual rent steps through November 2020 totaling $528,406 and straight-line rent of $2,509,179.

Comparable Office Sales (1)
Property Name	Location	NRA (SF)	Sale Date	Sale Price	Sale Price (PSF)	Adjusted Sales Price (PSF)	Cap Rate
F5 Tower	Seattle, WA	515,518	Dec-19	$458,000,000	$888.43	N/A	4.75%
Westlake Tower	Seattle, WA	355,580	Oct-19	$236,000,000	$663.70	$896.00	4.40%
Troy Block	Seattle, WA	811,463	Mar-19	$740,000,000	$911.93	$884.00	4.45%
400 Fairview Building	Seattle, WA	349,152	Jul-18	$338,425,250	$969.28	$907.00	4.20%
202 Westlake	Seattle, WA	130,710	May-18	$129,500,000	$990.74	$876.00	4.50%
Dexter Station	Seattle, WA	345,992	May-17	$286,000,000	$826.61	$848.00	4.40%
(1)	Source: Appraisal.

Historical and Current Occupancy
2016(1)	2017(1)	2018(1)	Current(2)
NAP	NAP	NAP	100.0%
(1)	Historical Occupancies are not available for the F5 Tower Property as improvements were constructed in 2019.

(2)	Current Occupancy reflects in-place leases based on the underwritten rent roll dated December 19, 2019.

A-3-17

Structural and Collateral Term Sheet	Benchmark 2020-IG1

F5 Tower

Top Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent(3)	% of Total Base Rent	Lease Expiration Date
F5 Networks, Inc.(4)(5)(6)	NR/NR/NR	515,518	100.0%	$46.89	$24,173,823	100.0%	9/30/2033
Occupied Collateral Total / Wtd. Avg.		515,518	100.0%	$46.89	$24,173,823	100.0%
Vacant Space		0	0.0%
Collateral Total		515,518	100.0%

(1)	Based on the underwritten rent roll dated December 19, 2019.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Base Rent includes contractual rent steps through November 2020 totaling $528,406 and straight-line rent of $2,509,179.

(4)	F5 Networks has three, five-year renewal options at the fair market value at the time of the renewal.

(5)	F5 Networks has a termination option effective as of October 1, 2030 (the “Early Termination Right”) with 19 months’ written notice (March 1, 2029) and a termination payment equal to the then-unamortized portions, calculated using a 5% interest factor, on an equal payment basis over the number of lease months during which base rent is payable during the initial lease term of (a) the tenant improvement allowance, (b) the base rent abatement, and (c) the leasing commissions paid to the tenant’s broker and landlord’s broker in connection with the lease. Additionally, F5 Networks has the right to terminate its lease with respect to the two highest full floors at the F5 Tower Property, effective between September 30, 2025 and September 30, 2026 with 12 months’ notice and payment of a fee equal to the then-unamortized portions, calculated using a 5% interest factor, on an equal payment basis over the number of lease months during which base rent is payable during the initial lease term (determined on a per rentable square foot basis for such two floors) of (a) the tenant improvement allowance, (b) the base rent abatement, and (c) leasing commissions paid to the tenant’s broker in connection with the lease. If F5 Networks terminates or provides notice to terminate all or at least 40,000 square feet of its space (or, if a full floor of space is less than 40,000 square feet, a full floor of space), a Lease Sweep Period (as defined below) will commence. See “Lease Sweep Period” below.

(6)	F5 Networks subleases 18,886 square feet (the 22nd floor) to Foursquare Labs, Inc. through November 30, 2022 at a current rental rate of $38.00 per square foot. F5 Networks subleases 18,636 square feet (the 23rd floor) to Grab Technology Corp. through February 28, 2023 at a current rental rate of $55.00 per square foot. The lender underwrote to the prime lease in both cases.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2020 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031 & Beyond	1	515,518	100.0	24,173,823	100.0	515,518	100.0%	$24,173,823	100.0%
Total	1	515,518	100.0%	$24,173,823	100.0%

(1)	Based on the underwritten rent roll dated December 19, 2019. The sole tenant has lease termination options that are not reflected in the Lease Rollover Schedule.

(2)	Base Rent Expiring includes contractual rent steps through November 2020 totaling $528,406 and straight-line rent of $2,509,179.

A-3-18

Structural and Collateral Term Sheet	Benchmark 2020-IG1

F5 Tower

Operating History and Underwritten Net Cash Flow(1)
	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place	$21,136,238	$21,136,238	$41.00	64.6%
Rent Steps(4)	0	3,037,585	5.89	9.3
Vacant Income	0	0	0.00	0.0
Gross Potential Rent	$21,136,238	$24,173,823	$46.89	73.9%
Total Reimbursements	8,493,154	8,552,513	16.59	26.1
Net Rental Income	$29,629,392	$32,726,336	$63.48	100.0%
Other Income(5)	1,480,769	1,697,833	3.29	5.2
(Vacancy/Credit Loss)(6)	0	(1,636,317)	(3.17)	(5.0)
Effective Gross Income	$31,110,161	$32,787,852	$63.60	100.2%
Total Expenses	$8,731,929	$8,792,416	$17.06	26.8%
Net Operating Income	$22,378,232	$23,995,436	$46.55	73.2%
Total TI/LC, Capex/RR	0	876,381	1.70	2.7
Net Cash Flow	$22,378,232	$23,119,056	$44.85	70.5%

(1)	Historical financials prior to TTM are not available due to the F5 Tower Property being built in 2019.

(2)	TTM represents the annualized in-place figures for the month of December 2019.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Rent Steps include $528,406 of rent steps through November 2020 and $2,509,179 of straight line rent for F5 Networks.

(5)	Other Income includes (i) contractual parking revenue derived from the 259 spaces located in the parking condominium (collateral) as well as 62 spaces that are leased across the street in the Rainier Club (not collateral) and (ii) miscellaneous parking, which includes Hotel, Sanctuary, Rainier Club, and weekend and evening transient parking revenue.

(6)	The underwritten economic vacancy is 5.0%. The F5 Tower Property was 100.0% physically occupied as of December 19, 2019.

Property Management. The F5 Tower Property is managed by Urban Renaissance Property Company LLC, a full-service commercial real estate firm engaged in acquisitions, development, management and ownership in Seattle and Bellevue, Washington, Portland, Oregon and Denver, Colorado, and an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower was required to escrow approximately $644,935 for real estate taxes.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, initially equal to approximately $214,978.

Insurance Escrows – The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as the F5 Tower Property is insured under a blanket insurance policy in accordance with the F5 Tower Whole Loan documents.

Replacement Reserves – During the continuance of a Trigger Period (as defined below), the cash management bank will be directed to deposit into escrow, and in the event of any shortfall from funds on deposit with the cash management bank, the borrower will be required to pay to the lender 1/12 of $0.20 per square foot per annum each month, totaling approximately $8,592 per month.

Lease Sweep Reserve – During the continuance of a Trigger Period, the cash management bank will be directed to deposit into escrow, and in the event of any shortfall from funds on deposit with the cash management bank, the borrower will be required to pay to the lender, approximately $64,440 subject to the Lease Sweep Reserve Cap (as defined below) into a lease sweep reserve to be disbursed as described in the F5 Tower Whole Loan documents. During a Trigger Period, the Lease Sweep Reserve will be paid subsequent to the replacement reserves.

Lockbox / Cash Management. The F5 Tower Whole Loan documents require a hard lockbox with springing cash management. At origination, the borrower was required to deliver written instructions to tenants directing them to deposit all rents payable under such leases directly into a lender-controlled lockbox account. The F5 Tower Whole Loan documents require that all rents and other funds from operations received by the borrower or the property manager be deposited into the lockbox within two business days after receipt and that the parking manager deposit parking net operating income into the lockbox on a monthly basis in accordance with the parking management agreement as set forth in the F5 Tower Whole Loan documents.

A-3-19

Structural and Collateral Term Sheet	Benchmark 2020-IG1

F5 Tower

Prior to the ARD and in the absence of a Trigger Period, funds in the lockbox account will be transferred daily to a borrower operating account. Prior to the ARD and during a Trigger Period (while no event of default is continuing), (i) all amounts in the lockbox account are to be transferred daily for the payment, among other things, of the debt service under the F5 Tower Whole Loan and F5 Tower Mezzanine Loan (as defined below), monthly escrows and other expenses described in the F5 Tower Whole Loan documents in accordance with the F5 Tower Whole Loan documents and (ii) to the extent that there is excess cash flow after the payment of reserves, the excess cash flow will be applied at the borrower’s request to pay, among other things, operating costs and expenses, leasing costs, accounting costs, funds sufficient to make required REIT distributions and other expenses reasonably approved by the lender. After the ARD, all amounts in the lockbox account are to be transferred daily for the payment of, among other things, debt service under the F5 Tower Whole Loan and F5 Tower Mezzanine Loan, monthly escrows, Accrued Interest and other expenses described in the F5 Tower Whole Loan documents in accordance with the F5 Tower Whole Loan documents.

A “Trigger Period” will commence upon (i) January 6, 2030, (ii) an event of default under the F5 Tower Whole Loan documents, (iii) a Low Debt Yield Period (as defined below), (iv) a Lease Sweep Period or (v) an event of default under the F5 Tower Mezzanine Loan documents. A Trigger Period will cease upon: with respect to clause (ii), the cure and acceptance of the cure by the lender of such event of default; with respect to clause (iii), the end of a Low Debt Yield Period; with respect to clause (iv), the end of such Lease Sweep Period; and with respect to clause (v), receipt of notice from the mezzanine lender that the event of default has been cured or waived.

A “Low Debt Yield Period” will commence if, as of the last day of a calendar quarter, (a) the F5 Tower Property is not fully leased to F5 Networks, one or more investment grade entities in accordance with the F5 Tower Whole Loan documents or tenants otherwise approved by the lender and (b) the F5 Tower Whole Loan debt yield (with a numerator equal to the gross income from operations less expenses and reserves and a denominator equal to the outstanding principal balance of the F5 Tower Whole Loan) is less than 6.4% or the aggregate debt yield is less than 5.5% (with a numerator equal to gross income from operations less expenses and reserves and a denominator equal to the outstanding principal balance of the F5 Tower Whole Loan and any mezzanine loan). A Low Debt Yield Period will end when the F5 Tower Whole Loan debt yield is greater than or equal to 6.4% and the aggregate debt yield of the F5 Tower Whole Loan plus the F5 Tower Mezzanine Loan is greater than or equal to 5.5% for at least two consecutive calculation dates. The borrower also has the option to avoid a Low Debt Yield Period by (i) delivering a letter of credit as collateral for the F5 Tower Whole Loan in an amount equal to the Low Debt Yield Avoidance Amount (as defined below) or (ii) after the 24th payment date, prepaying the outstanding principal balance of the F5 Tower Whole Loan in an amount equal to the Low Debt Yield Avoidance Amount, together with, if prior to the open prepayment date, a prepayment fee equal to the greater of 1.00% or a yield maintenance premium, in accordance with the F5 Tower Whole Loan documents.

The “Low Debt Yield Avoidance Amount” is the amount that the then outstanding principal balance of the F5 Tower Whole Loan would need to be reduced in order for the F5 Tower Whole Loan debt yield to equal 6.4% and the aggregate debt yield of the F5 Tower Whole Loan plus the F5 Tower Mezzanine Loan to equal 5.5%.

A “Lease Sweep Period” will commence on the first payment date prior to the ARD following the earliest to occur of (i)(a) a Lease Sweep Tenant Party (as defined below) terminating all or at least 40,000 square feet of space (or, if a full floor of space is less than 40,000 square feet, a full floor of space), upon the effective date of such termination or (b) a Lease Sweep Tenant Party delivering written notice to the borrower or property manager of intent to terminate 40,000 or more square feet of space, upon the later of the date that is 36 months prior to the lease expiration date and the date the written notice is received; (ii) the date that is 10 months prior to the ARD unless F5 Networks does not exercise its Early Termination Right; (iii) a Lease Sweep Tenant Party going dark in 50% or more of its space, subject to certain exceptions set forth in the F5 Tower Whole Loan documents; (iv) a monetary default or material non-monetary default under the (a) F5 Networks lease or (b) an F5 Networks replacement lease for at least 75% of the square feet demised under the F5 Networks lease, if applicable; or (v) bankruptcy proceedings of a Lease Sweep Tenant Party. A Lease Sweep Period will end upon the earliest of, with respect to clauses (i) and (ii) above, each of (a) one or more replacement tenants acceptable to the lender executing leases accounting for at least 75% of the rentable square feet demised under the F5 Networks lease, (b) after giving effect to such replacement lease(s), the F5 Tower Whole Loan debt yield being at least 8.14% and the aggregate debt yield of the F5 Tower Whole Loan and F5 Tower Mezzanine Loan being at least 7.00% and (c) certain occupancy conditions as described in the F5 Tower Whole Loan documents are satisfied (and in the case of a Lease Sweep Period under clause (i) above, the borrower may prepay the outstanding principal balance of the F5 Tower Whole Loan together with, if prior to the open prepayment date, a prepayment fee equal to the greater of 1.00% or a yield maintenance premium, in accordance with the F5 Tower Whole Loan documents in order to satisfy such debt yield conditions); with respect to clause (iii) above, either (a) one or more replacement tenants acceptable to the lender executing leases accounting for at least 75% of the rentable square feet demised under the F5 Networks lease and certain occupancy conditions under the F5 Tower Whole Loan being satisfied or (b) the entirety of the space vacated being subleased to an investment grade entity in accordance with the F5 Tower Whole Loan documents that is paying rent at a rate at least equal to the lease for the Lease Sweep Tenant Party; with respect to clause (iv) above, the default being cured and no other default occurring for a period of three consecutive months following such cure; with respect to clause (v) above, the bankruptcy proceeding being terminated or the applicable lease has been affirmed, assumed or assigned in a manner satisfactory to the lender; and with respect to clauses (i), (ii), (iii) and (iv) above, the date on which the aggregate amount of funds transferred to the lease sweep reserve account equals the Lease Sweep Reserve Cap (as defined below).

A-3-20

Structural and Collateral Term Sheet	Benchmark 2020-IG1

F5 Tower

Other than a Lease Sweep Period regarding an insolvency event, the borrower may prevent the Lease Sweep Period by (i) posting a letter of credit equal to the Lease Sweep Reserve Cap or (ii) (x) delivering a guaranty satisfactory to the lender from up to two guarantors considered investment grade (“BBB–” or equivalent) by at least two of S&P, Fitch and Moody’s (or a person that is wholly owned by a qualifying person) and that maintain an aggregate minimum net worth of $350,000,000 and liquidity of $50,000,000 or (y) subject to (A) rating agency confirmation, (B) approval of the mezzanine lender and (C) lender’s receipt of a guaranty that is satisfactory in form and substance from a guarantor acceptable to the lender in an amount equal to the Lease Sweep Reserve Cap (if more than one event has occurred under a Lease Sweep Period, the applicable amount will be the greatest Lease Sweep Reserve Cap).

The “Lease Sweep Reserve Cap” will mean (a) with respect to a Lease Sweep Period caused by clause (i) above, $75.00 per rentable square foot of the terminated space; (b) with respect to a Lease Sweep Period caused by clause (ii) above, $38,663,850 ($75.00 per rentable square foot leased to F5 Networks); (c) with respect to a Lease Sweep Period caused by clause (iv) above, $75.00 per rentable square foot of the related defaulted lease; or (d) with respect to a Lease Sweep Period caused by clause (iii) above, $75.00 per rentable square foot of applicable dark space; provided that the aggregate Lease Sweep Reserve Cap for all concurrent Lease Sweep Period triggers may not exceed $38,663,850.

A “Lease Sweep Tenant Party” will mean (a) F5 Networks, (b) a tenant under one or more F5 Networks replacement leases for at least 75% of the rentable square feet demised under the F5 Networks lease or (c) a direct or indirect parent company of either of the foregoing.

Current Mezzanine or Secured Subordinate Indebtedness. On December 19, 2019, Barclays and DBRI funded the F5 Tower Subordinate Notes in the aggregate amount of $112,600,000. The F5 Tower Subordinate Notes have an initial interest rate of 3.69868% per annum and are coterminous with the F5 Tower Senior Loan. Following the ARD, to the extent that the F5 Tower Whole Loan is outstanding, the F5 Tower Whole Loan will accrue interest at the Adjusted Interest Rate. The relative rights and obligations of the holders of the F5 Tower Senior Loan and the F5 Tower Subordinate Loan are governed by the terms of a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The F5 Tower Whole Loan” in the Preliminary Prospectus. Based on the F5 Tower Whole Loan, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield are 63.3%, 63.3%, 2.07x and 8.1%, respectively.

Additionally, a $48,500,000 mezzanine loan was funded concurrently with the origination of the F5 Tower Whole Loan (the “F5 Tower Mezzanine Loan”), which is secured by the direct equity ownership in the borrower. Following loan origination, the F5 Tower Mezzanine Loan was sold to a third party investor. The F5 Tower Mezzanine Loan accrues interest at a rate of (i) prior to the ARD, 6.15000% per annum (the “Mezzanine Initial Interest Rate”) (or, when applicable pursuant to the F5 Tower Mezzanine Loan documents, the default rate) and (ii) from and after the ARD, to the extent that the F5 Tower Mezzanine Loan is outstanding, the F5 Tower Mezzanine Loan will accrue interest at a rate equal to the greater of (a) the Mezzanine Initial Interest Rate plus 2.50% and (b) when applicable pursuant to the F5 Tower Mezzanine Loan documents, the default rate (the “Mezzanine Adjusted Interest Rate”). The “Mezzanine Accrued Interest” is the difference between (i) interest accrued on the F5 Tower Mezzanine Loan at the Mezzanine Adjusted Interest Rate and (ii) interest accrued on the F5 Tower Mezzanine Loan at the Mezzanine Initial Interest Rate. The Mezzanine Accrued Interest will be deferred and will be paid on the maturity date for the F5 Tower Mezzanine Loan to the extent not paid sooner by the F5 Tower Mezzanine Loan borrower. The F5 Tower Mezzanine Loan is interest only until the ARD, and has an ARD and maturity date coterminous with those of the F5 Tower Mortgage Loan. The F5 Tower Mezzanine Loan may not be prepaid without a simultaneous prepayment of the F5 Tower Whole Loan. Including the F5 Tower Whole Loan and F5 Tower Mezzanine Loan, the total Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, total UW NCF DSCR and total UW NOI Debt Yield are 73.6%, 73.6%, 1.63x and 6.9%, respectively. The lenders of the F5 Tower Whole Loan have entered into an intercreditor agreement with the F5 Tower Mezzanine Loan lenders, which agreement governs their relationship.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Release. None.

Leasehold. The collateral consists of the borrower’s fee interest in the office condominium, 259 spaces in a parking garage (consisting of the borrower’s fee ownership of 217 parking spaces and a permanent easement with respect to the use of 42 parking spaces) and an additional 63 parking spaces leased from The Rainier Club through September 30, 2026. The 62 parking spaces subject to the leasehold interest account for 19.3% of the spaces and 11.5% of the parking income (0.7% of total effective gross income).

A-3-21

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

A-3-22

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

A-3-23

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB/CREFI	Single Asset / Portfolio:	Single Asset
		Title:	Fee / Leasehold
		Property Type - Subtype:	Hotel – Full Service
Original Principal Balance(1):	$55,000,000	Net Rentable Area (Rooms)(4):	3,933
Cut-off Date Principal Balance(1):	$55,000,000	Location:	Las Vegas, NV
% of Pool by IPB:	8.3%	Year Built / Renovated:	1997 / 2019
Loan Purpose:	Acquisition	Occupancy/ADR/RevPar:	94.8% / $281.69 / $267.18
Borrower:	BCORE Paradise LLC	Occupancy/ADR/RevPar Date:	9/30/2019
Loan Sponsor:	BREIT Operating Partnership L.P.	Number of Tenants:	N/A
Interest Rate(2):	3.170153%	2016 NOI:	$480,822,095
Note Date:	11/15/2019	2017 NOI:	$505,736,234
Maturity Date:	12/5/2029	2018 NOI:	$489,866,042
Interest-only Period:	120 months	TTM NOI (as of 9/2019):	$474,065,315
Original Term:	120 months	UW Economic Occupancy:	94.8%
Original Amortization:	None	UW Revenues:	$1,349,062,464
Amortization Type:	Interest Only	UW Expenses:	$874,997,149
Call Protection(3):	Grtr0.5%orYM(26),DeforGrtr0.5%or	UW NOI:	$474,065,315
	YM(87),O(7)	UW NCF:	$453,829,378
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per Room(5):	$4,260,000,000 / $1,083,143
Additional Debt(1):	Yes	Appraisal Date(5):	10/16/2019
Additional Debt Balance(1):	$1,621,200,000 / $650,500,000 / $683,300,000
Additional Debt Type(1):	Pari Passu / B Notes / C Notes

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / Room:	$426,189	$765,319
Insurance:	$0	Springing	N/A	Maturity Date Loan / Room:	$426,189	$765,319
FF&E:	$0	Springing	N/A	Cut-off Date LTV:	39.3%	70.7%
				Maturity Date LTV:	39.3%	70.7%
				UW NCF DSCR(7):	8.42x	4.06x
				UW NOI Debt Yield(7):	28.3%	15.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$1,676,200,000	39.3%	Purchase Price	$4,250,000,000	99.8%
Junior A Notes	1,333,800,000	31.3	Closing Costs	10,591,035	0.2
Sponsor Equity(8)	1,250,591,035	29.4
Total Sources	$4,260,591,035	100.0%	Total Uses	$4,260,591,035	100.0%

(1)	The Bellagio Hotel and Casino Loan (as defined below) is part of the Bellagio Hotel and Casino Whole Loan, which is comprised of (i) 24 pari passu senior promissory notes with an aggregate Cut-off Date balance of $1,676,200,000 (the “Bellagio Hotel and Casino Senior Notes”, and collectively, the “Bellagio Hotel and Casino Senior Loan”), (ii) six promissory notes with an aggregate Cut-off Date balance of $650,500,000 which are pari passu with each other and subordinate to the Bellagio Hotel and Casino Senior Notes (the “Bellagio Hotel and Casino Junior A Notes”), and (iii) three promissory notes with an aggregate Cut-off Date balance of $683,300,000 which are pari passu with each other and subordinate to the Bellagio Hotel and Casino Senior Notes and the Bellagio Hotel and Casino Junior A Notes (the “Bellagio Hotel and Casino Junior B Notes”; and, collectively with the Bellagio Hotel and Casino Junior A Notes, the “Bellagio Hotel and Casino Subordinate Companion Loan”).
(2)	Reflects the Bellagio Hotel and Casino Senior Notes only. The Bellagio Hotel and Casino Junior A Notes also accrue interest at the rate of 3.170153% per annum. The Bellagio Hotel and Casino Junior B Notes accrue interest at the rate of 5.35000% per annum.
(3)	The defeasance lockout period will be 26 payments beginning with and including the first payment date of January 5, 2020. The Bellagio Hotel and Casino Borrower (as defined below) has the option to defease the full Bellagio Hotel and Casino Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 15, 2022. The Bellagio Hotel and Casino Whole Loan may be prepaid in whole or in part at any time, subject to payment of the applicable yield maintenance premium if such prepayment occurs prior to June 5, 2029.

A-3-24

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

(4)	Net Rentable Area and Occupancy are based solely on the hotels at the Bellagio Hotel and Casino Property (as defined below). As of the trailing twelve months ended September 30, 2019, approximately 29.6% of revenues were from gaming, 28.4% from hotel, 24.7% from food & beverage 9.0% from entertainment and 8.3% from other sources.
(5)	The Appraised Value of $4,260,000,000 set forth above is the appraised value solely with respect to real property at the Bellagio Hotel and Casino Property, excluding personal property and intangible property attributable to the Bellagio Hotel and Casino Property (the “Real Property Appraised Value”). The appraisal also includes an “As Leased-Sale-Leaseback Appraised Value,” which is equal to the Real Property Appraised Value. The Appraised Value of $6,500,000,000 (“As-Is Appraised Value”) includes personal property and intangible property attributable to the Bellagio Hotel and Casino Property. The personal property and intangible property relating to the Bellagio Hotel and Casino Property are owned by the Bellagio Tenant (as defined below), as more particularly provided in the Bellagio Lease (as defined below), which granted a security interest in certain property of Bellagio Tenant (with certain exclusions as more particularly described in the Bellagio Lease) in favor of the Bellagio Hotel and Casino Borrower (as defined below), and such security interest was collaterally assigned by the Bellagio Hotel and Casino Borrower to the lender. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the As-Is Appraised Value are 25.8% and 25.8%, respectively, based on the Bellagio Hotel and Casino Senior Loan
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(7)	The Bellagio Hotel and Casino Property was acquired by the Bellagio Hotel and Casino Borrower in a sale-leaseback transaction from Bellagio, LLC, an indirectly wholly owned subsidiary of MGM Resorts International, which entered into a new 30-year lease, with two 10-year extension options to operate the Bellagio Hotel and Casino Property. The Bellagio Tenant owns a 5% equity interest in the Bellagio Hotel and Casino Borrower. Financial and other information presented in this term sheet is presented on a “look through” basis, before rent due under the Bellagio Lease. For so long as the Bellagio Lease is in effect, the Bellagio Hotel and Casino Borrower will be entitled only to the rent due under the Bellagio Lease and not to the underlying rent and other income from the Bellagio Hotel and Casino Property. The initial Bellagio Lease annual rent is $245,000,000, and U/W NCF DSCR, U/W NCF Debt Yield and U/W NCF Debt Yield at Maturity for the Bellagio Hotel and Casino Whole Loan based on such initial annual rent are 2.19x, 8.1% and 8.1% respectively.
(8)	Includes MGM’s approximately $62.4 million of retained equity interest in the Bellagio Hotel and Casino Property after the sale-leaseback.

The Loan. The Bellagio Hotel and Casino mortgage loan (the “Bellagio Hotel and Casino Loan”) is part of a fixed rate whole loan secured by the borrower’s fee simple and leasehold interest in an approximately 3,933 key full service hotel located in Las Vegas, Nevada (the “Bellagio Hotel and Casino Property”). The Bellagio Hotel and Casino Loan is evidenced by the non-controlling Notes A-2-C3 and A-3-C5 with an original principal balance and outstanding principal balance as of the Cut-off Date of $55.0 million. The Bellagio Hotel and Casino Loan is part of a $3.01 billion whole loan that is evidenced by 33 promissory notes (the “Bellagio Hotel and Casino Whole Loan”). Only the Bellagio Hotel and Casino Loan will be included in the mortgage pool for the Benchmark 2020-IG1 mortgage trust. The relationship between the holders of the Bellagio Hotel and Casino Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” in the Preliminary Prospectus. CREFI is selling Note A-2-C3 in the original principal balance of $40,000,000 and JPMCB is selling Note A-3-C5 in the original principal balance of $15,000,000. The Bellagio Hotel and Casino Whole Loan has a 10-year interest-only term. The Bellagio Hotel and Casino Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BX 2019-OC11 transaction.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-C1	$100,000,000	$100,000,000	BANK 2020-BNK25(1)	No
Note A-2-C1	$60,000,000	$60,000,000	GSMS 2020-GC45	No
Note A-1-S1, A-1-S2, A-2-S1, A-2-S2, A-3-S1, A-3-S2	$716,000,000	$716,000,000	BX 2019-OC11	Yes(2)
Note A-2-C2, A-3-C2	$60,000,000	$60,000,000	Benchmark 2020-B16(3)	No
Note A-1-RL, A-2-RL, A-3-RL	$360,200,000	$360,200,000	Third party investor	No
Note A-1-C2, A-1-C3, A-1-C4, A-1-C5	$200,000,000	$200,000,000	MSNBA(4)	No
Note A-2-C4	$20,000,000	$20,000,000	CREFI(4)	No
Note A-2-C3, A-3-C5	$55,000,000	$55,000,000	Benchmark 2020-IG1	No
Note A-3-C1, A-3-C6	$61,250,000	$61,250,000	JPMCB(4)	No
Note A-3-C3, A-3-C4	$43,750,000	$43,750,000	BBCMS 2020-C6(5)	No
Total Senior Notes(6)	$1,676,200,000	$1,676,200,000
Note B-1-S, B-2-S, B-3-S	$510,700,000	$510,700,000	BX 2019-OC11	No
Note B-1-RL, B-2-RL, B-3-RL	$139,800,000	$139,800,000	Third party investor	No
Total Junior A Notes(6)	$650,500,000	$650,500,000
Note C-1-S, C-2-S, C-3-S	$683,300,000	$683,300,000	BX 2019-OC11	No
Whole Loan	$3,010,000,000	$3,010,000,000

(1)	The BANK 2020-BNK25 transaction is expected to close on or about February 13, 2020.
(2)	The controlling note is Note A-1-S1.
(3)	The Benchmark 2020-B16 transaction is expected to close on or about February 12, 2020.
(4)	Expected to be contributed to one or more future securitization transactions.
(5)	The BBCMS 2020-C6 transaction is expected to close on or about February 19, 2020.
(6)	The Bellagio Hotel and Casino Junior A Notes are subordinate to the Bellagio Hotel and Casino Senior Notes, and the Bellagio Hotel and Casino Junior B Notes are subordinate to the Bellagio Hotel and Casino Senior Notes and the Bellagio Hotel and Casino Junior A Notes.

The Borrower. The borrower is BCORE Paradise LLC (the “Bellagio Hotel and Casino Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. BREIT Operating Partnership L.P. (“BREIT OP”) is the borrower sponsor and the non-recourse carveout guarantor. BREIT OP is a subsidiary of Blackstone Real Estate Investment Trust, Inc. (“BREIT”). BREIT is a

A-3-25

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

non-traded REIT focused on investing in commercial real estate properties diversified by sector with an emphasis on providing investors with access to Blackstone’s institutional real estate investment platform. BREIT is managed by an external advisor, BX REIT Advisors L.L.C., which is an affiliate of The Blackstone Group Inc. (“Blackstone”). Blackstone’s real estate assets under management included 144,000 hotel rooms as of June 30, 2019, making Blackstone one of the largest hospitality investors in the United States. Blackstone’s experience of owning and managing hotels includes Cosmopolitan Las Vegas, Hotel Del Coronado, Grand Wailea, Arizona Biltmore, Ritz Carlton Kapalua, and Turtle Bay Resort. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Bellagio Hotel and Casino Whole Loan.

The non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the aggregate outstanding principal balance of the Bellagio Hotel and Casino Whole Loan as of the date of the event. In addition, only the related single purpose entity borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity borrower is the only party liable under the environmental indemnity; provided, however, that if the Bellagio Hotel and Casino Borrower fails to maintain an environmental insurance policy required under the loan documents, the non-recourse carveout guarantor is liable for losses other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. In addition, recourse for transfers of the Bellagio Hotel and Casino Property or controlling equity interests in the Bellagio Hotel and Casino Borrower is loss recourse, rather than full recourse.

The Property. The Bellagio Hotel and Casino Property is a full-service luxury resort and casino property located on the Las Vegas Strip, between The Cosmopolitan and Caesar’s Palace, and across from the Paris Las Vegas Hotel & Casino and Bally’s Las Vegas Hotel & Casino. The Bellagio Hotel and Casino Property covers approximately 77 acres and consists of 3,933 hotel rooms and suites in two hotel towers – the Main Tower and the Spa Tower. The Main Tower offers panoramic views of the Las Vegas Strip and the Fountains of Bellagio. The Bellagio Hotel and Casino Property contains approximately 154,000 square feet of casino space, featuring approximately 1,700 slot machines and 144 gaming tables, approximately 200,000 square feet of event space, 29 food and beverage outlets, an approximately 55,000 square foot spa, five swimming pools, approximately 85,000 square feet of retail space featuring approximately 30 retailers, and a botanical garden. The Bellagio Hotel and Casino Property is also the home to Cirque du Soleil’s “O”, an aquatic, acrobatic theater production that has been in residence at the Bellagio since October 1998. Guestrooms range from one to three bedrooms. Standard room amenities include a flat-panel television, high-speed internet and 24-hour in room dining. The guest bathrooms are finished with porcelain tile flooring and tub/shower surrounds, granite vanity countertops, and wall-mounted lighting fixtures. Additional amenities include access to five outdoor swimming pools with 51 private cabanas, four whirlpools, two wedding chapels, a fitness center, a spa, a salon and barber shop, concierge services, the Fountains of Bellagio, the Bellagio Gallery of Fine Art, the Conservatory and Botanical Gardens, on-site entertainment, retail outlets, a FedEx business center and transportation services.

Approximately $371.9 million (approximately $94,600 per key) has been invested in the Bellagio Hotel and Casino Property since 2010, including approximately $165 million on room renovations (approximately $42,000 per key). In 2011 and 2012 the Bellagio Hotel and Casino Property underwent a $66.6 million renovation on the Main Tower and a $39.7 million renovation on the Spa Tower. ADR increased 2.9% from 2011 to 2012 and an additional 2.8% from 2012 to 2013. In 2014 and 2015 the Bellagio Hotel and Casino Property underwent a $59.1 million renovation on the suites in the Main Tower. Total hotel operating revenue increased to approximately $363.7 million in 2016, representing a 6.3% year over year increase compared to 2015. ADR increased 5.1% year over year and RevPAR increased 5.5% in the same time period. Approximately $12.8 million was spent on the renovation of Sadelle’s and Spago restaurants. Sadelle’s replaced Café Bellagio in December 2018 and Spago opened in June 2018, replacing Todd English Olives.

The Bellagio Hotel and Casino Property was acquired by the Bellagio Hotel and Casino Borrower in a sale-leaseback transaction from Bellagio, LLC (the “Bellagio Tenant”), an indirectly wholly owned subsidiary of MGM Resorts International (“MGM”), which entered into a new 30-year lease, with two 10-year extension options (the “Bellagio Lease”) to operate the Bellagio Hotel and Casino Property. Under the Bellagio Lease, the Bellagio Tenant is required to pay to the Bellagio Hotel and Casino Borrower an initial lease rent of $245.0 million per annum (the “Bellagio Lease Rent”), subject to annual increases of (i) 2.0% for the first 10 years of the lease term, and (ii) thereafter, the greater of 2.0% or the United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average (“CPI”) (capped at 3.0% in years 11-20 and 4.0% thereafter) for the remainder of the initial lease term. MGM (NYSE: MGM, rated Ba3/BB/BB- by Moody’s, Fitch and S&P) guarantees the payment and performance of all monetary obligations and certain other obligations of the Bellagio Tenant under the Bellagio Lease. In connection with the sale-leaseback, the Bellagio Tenant is required under the Bellagio Lease to make capital improvements intended to ensure that the Bellagio Hotel and Casino Property remains competitive with other top tier Las Vegas Strip offerings going forward. For the four year period from 2020 through 2023, under the Bellagio Lease, the Bellagio Tenant is required to spend 5.0% of net revenues (subject to a minimum of $275.0 million total) on capital expenditures, in the aggregate. During each four year period (on a rolling basis) beginning in 2024 through the end of the Bellagio Hotel and Casino Whole Loan term, the Bellagio Tenant is required to spend 3.0% of net revenues on capital expenditures. Under the terms of the Bellagio Lease, the Bellagio Tenant is also required to reserve on a monthly basis 1.5% of net revenues each year to fund capital expenditures (which are made available to the Bellagio Tenant for capital expenditures and FF&E). As of the trailing twelve

A-3-26

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

months ended September 30, 2019, approximately 29.6% of revenues were from gaming, 28.4% from hotel, 24.7% from food & beverage, 9.0% from entertainment and 8.3% from other sources.

The Bellagio Hotel and Casino Property includes a variety of retail tenants, including brands such as Chanel, Tiffany & Co., Gucci, Hermes, Christian Dior, Breguet and Harry Winston. The retail space totals approximately 85,000 square feet and generated approximately $54.6 million in revenue as of December 31, 2018. The Bellagio Tenant is currently budgeting for the addition of a luxury retail store in the Bellagio Hotel and Casino Property lobby. We cannot assure you that this change will occur as expected or at all.

The hotel component of the Bellagio Hotel and Casino Property has maintained an occupancy at or above 92.3% since 2006 with an 11-year average occupancy of 93.4%. As of TTM September 2019, the Bellagio Hotel and Casino Property had an average of 3,933 rooms available with an occupancy of 94.8%, an ADR of $281.69 and a RevPAR of $267.18.

Hotel Performance(1)
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	TTM Sept. 2019	11-Year Avg.(2)
Occupancy	95.0%	94.2%	92.5%	93.3%	92.9%	92.3%	93.1%	93.2%	93.5%	92.9%	94.9%	94.8%	93.4%
ADR	$261	$204	$204	$230	$237	$243	$254	$257	$270	$276	$278	$282	$247
RevPAR	$248	$192	$189	$215	$220	$225	$236	$240	$253	$257	$264	$267	$231
Room	$349.9	$271.2	$271.1	$297.3	$311.5	$321.7	$337.6	$342.2	$363.7	$368.1	$378.9	$382.8	$328.5
(1)	The financial information presented in this table is consistent with the manner in which MGM management assesses these results and allocates resources. Accordingly, the results and information presented in this table may differ, in some respects, from how such results and information would be presented in standalone financial statements.
(2)	Average excludes TTM September 2019.

The Bellagio Hotel and Casino Property contains approximately 154,000 square feet of casino space, featuring approximately 1,700 slot machines and 144 gaming tables. The casino facilities include table games such as blackjack, craps, roulette, baccarat and poker.

Casino Performance
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	5-Year	11-Year
Slot Units	2,376	2,298	2,250	2,205	2,100	2,118	2,063	1,935	1,873	1,827	1,732	1,886	2,071
Table Units	151	153	154	152	147	146	144	146	145	145	144	145	148
Gaming	$352.75	$306.87	$289.51	$319.11	$298.61	$335.58	$381.50	$369.71	$439.66	$435.93	$422.86	$409.93	$359.28
% Change in	-	-13.0%	-5.7%	10.2%	-6.4%	12.4%	13.7%	-3.1%	18.9%	-0.8%	-3.0%	N/A	N/A

The Market. The Bellagio Hotel and Casino Property is located on the Las Vegas strip in the heart of Las Vegas, Nevada. Visitor volume and airport passenger traffic into the Las Vegas region have more than doubled from 1990 to 2018. In connection with the financial downturn in 2008 and 2009, the Las Vegas Market generally experienced a contraction. During 2010, the market began to rebound and visitation has returned to or near peak levels. 2018 Year-over-Year, Airport Passenger Traffic is up 2.5% and Clark County Gaming Revenues are up 2.7%.

Market Overview(1)
Category	1990	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Visitor Volume (thousands)	20,954	36,351	37,335	38,929	39,727	39,668	41,127	42,312	42,936	42,214	42,117
YoY % Change	NAP	-3.0%	2.7%	4.3%	2.1%	-0.1%	3.7%	2.9%	1.5%	-1.7%	-0.2%
Clark County Gaming Revenues ($mm)	$4,104	$8,838	$8,909	$9,223	$9,400	$9,674	$9,554	$9,618	$9,714	$9,979	$10,250
YoY % Change	NAP	-9.8%	0.8%	3.5%	1.9%	2.9%	-1.2%	0.7%	1.0%	2.7%	2.7%
Hotel / Motel Rooms Inventory	73,730	148,941	148,935	150,161	150,481	150,593	150,544	149,213	149,339	148,896	149,158
YoY % Change	NAP	6.0%	0.0%	0.8%	0.2%	0.1%	0.0%	-0.9%	0.1%	-0.3%	0.2%
Airport Passenger Traffic (thousands)	19,090	40,469	39,757	41,481	41,668	41,857	42,885	45,389	47,435	48,500	49,717
YoY % Change	NAP	-8.2%	-1.8%	4.3%	0.4%	0.5%	2.5%	5.8%	4.5%	2.2%	2.5%
Convention Attendance (thousands)	1,742	4,492	4,473	4,865	4,944	5,107	5,195	5,891	6,311	6,646	6,502
YoY % Change	NAP	-23.9%	-0.4%	8.8%	1.6%	3.3%	1.7%	13.4%	7.1%	5.3%	-2.2%
(1)	Source: Las Vegas Convention and Visitors Authority.

A-3-27

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

The Las Vegas Strip has traditionally enjoyed high occupancy rates compared to the national average. From 2014 to year to date May 2019, occupancy across the Las Vegas Strip increased from 88.8% to 90.3%. ADR for the Las Vegas Strip increased by approximately 18.3% from $126 in 2014 to $149 for year to date May 2019. Improving trends in ADR have been driven by more properties adding resort fees, improvement in the convention segment, as well as the addition of higher-quality room supply.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set		Bellagio Hotel and Casino Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2018	91.1%	$281.66	$257.01	94.9%	$278.28	$264.19	104.2%	98.8%	102.8%

(1)	Source: Appraisal

The primary competitive set for the Bellagio Hotel and Casino Property comprises five hotels located on the Las Vegas Strip. These properties total 22,840 rooms and include the 4,004 room Aria Resort & Casino, 4,748 room Wynn/Encore Resort and Casino, 7,117 room Venetian/Palazzo Resort and Casino, 2,995 room Cosmopolitan Resort and Casino and 3,976 room Caesar's Palace.

Comparable Properties
Property Name	No. of Rooms	Year Opened	Meeting Space (SF)	Gaming Space (SF)	Estimated 2018 Occ.	Estimated 2018 ADR	Estimated 2018 RevPAR
Bellagio Hotel and Casino Property	3,933	1998	200,000	154,000	94.9%	$278.28	$264.19
Aria Resort & Casino	4,004	2009	500,000	150,000	91.0%	$265.00	$241.15
Wynn/Encore Resort and Casino	4,748	2006/2008	290,000	191,424	90.0%	$300.00	$270.00
Venetian/Palazzo Resort and Casino	7,117	1999/2010	450,000	335,878	91.0%	$295.00	$268.45
Cosmopolitan Resort and Casino	2,995	2010	152,000	68,981	95.0%	$325.00	$308.75
Caesar's Palace	3,976	1966	300,000	124,200	90.0%	$220.00	$198.00

A-3-28

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

Operating History and Underwritten Net Cash Flow(1)
	2016	2017	2018	TTM(2)	Underwritten	Per Room	% of Total Revenue(3)
Occupancy	93.5%	92.9%	94.9%	94.8%	94.8%
ADR	$270.29	$276.24	$278.28	$281.69	$281.69
RevPAR	$252.78	$256.53	$264.19	$267.18	$267.18

Room Revenue	$363,677,441	$368,058,522	$378,860,233	$382,839,838	$382,839,838	$97,340	28.4%
F&B Revenue	347,665,102	341,830,126	334,447,851	333,149,122	333,149,122	$84,706	24.7%
Gaming	439,662,976	435,933,726	422,862,787	399,769,284	399,769,284	$101,645	29.6%
Entertainment	121,953,371	119,207,719	120,427,525	121,762,603	121,762,603	$30,959	9.0%
Other Revenue(4)	91,179,322	100,540,676	111,236,871	111,541,617	111,541,617	$28,360	8.3%
Total Revenue	$1,364,138,212	$1,365,570,769	$1,367,835,267	$1,349,062,464	$1,349,062,464	$343,011	100.0%
Room Expense	105,289,765	107,330,702	111,385,859	111,344,926	111,344,926	$28,310	29.1%
F&B Expense	266,202,142	258,789,184	257,609,113	256,340,473	256,340,473	$65,177	76.9%
Other Departmental Expenses(4)	335,693,118	322,639,400	332,481,659	330,066,360	330,066,360	$83,922	52.1%
Total Departmental Expenses	$707,185,025	$688,759,286	$701,476,631	$697,751,759	$697,751,759	$177,410	51.7%
Gross Operating Income	$656,953,187	$676,811,483	$666,358,636	$651,310,705	$651,310,705	$165,602	48.3%
Total Undistributed Expenses	128,812,269	127,583,150	128,495,099	128,324,048	128,324,048	$32,628	9.5%
Gross Operating Profit	$528,140,918	$549,228,333	$537,863,537	$522,986,657	$522,986,657	$132,974	38.8%
Management Fee	26,957,472	24,326,134	26,005,109	26,682,737	26,682,737	$6,784	2.0%
Taxes	17,112,907	16,070,971	18,230,324	17,763,857	17,763,857	$4,517	1.3%
Insurance	3,248,444	3,094,994	3,762,062	4,474,748	4,474,748	$1,138	0.3%
Total Fixed Charges	20,361,351	19,165,965	21,992,386	22,238,605	22,238,605	$5,654	1.6%
Total Operating Expenses	$883,316,117	$859,834,535	$877,969,225	$874,997,149	$874,997,149	$222,476	64.9%
Net Operating Income	$480,822,095	$505,736,234	$489,866,042	$474,065,315	$474,065,315	$120,535	35.1%
Capital Expenditures	0	0	0	0	20,235,937	$5,145	1.5%
Net Cash Flow	$480,822,095	$505,736,234	$489,866,042	$474,065,315	$453,829,378	$115,390	33.6%
(1)	The information above is presented on a “look through” basis, before rent due under the Bellagio Lease. For so long as the Bellagio Lease is in effect, the Bellagio Hotel and Casino Borrower will be entitled only to the rent due under the Bellagio Lease and not to the underlying rent and other income from the Bellagio Hotel and Casino Property. The initial Bellagio Lease annual rent is $245,000,000, and DSCR and Debt Yield for the Bellagio Hotel and Casino Whole Loan based on such initial annual rent are 2.19x and 8.1% respectively.
(2)	TTM column represents the trailing 12-month period ending September 30, 2019.
(3)	% of Total Revenue for Room Expense, F&B Expense and Other Departmental Expenses are based on their corresponding aggregate revenue line item.
(4)	Other Revenue and Other Departmental Expenses include retail other operations.

Property Management. The Bellagio Hotel and Casino Property is managed by the Bellagio Tenant.

Escrows and Reserves. At loan origination, the borrower was not required to deposit any upfront reserves.

Tax Reserve - For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for real estate taxes are required under the loan documents. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, solely if a Cash Trap Period (as defined below) is in effect, the loan documents provide for ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any taxes paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property.

Insurance Reserve - For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for insurance premiums are required under the loan documents. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, solely if a Cash Trap Period is in effect, the loan documents provide for ongoing monthly reserves for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the insurance policies. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any insurance premiums paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel

A-3-29

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

and Casino Property. In addition, such monthly reserves will not be required so long as (i) no event of default is continuing, and (ii) the insurance coverage for the Bellagio Hotel and Casino Property is included in a blanket policy reasonably acceptable to the lender.

Replacement Reserve - For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for replacements are required under the loan documents. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, the loan documents provide for monthly deposits into a replacement reserve equal to (i) on each payment date during a Cash Trap Period, the Replacement Reserve Monthly Deposit (as defined below) and (ii) if a Cash Trap Period does not exist, on the first payment date of each calendar quarter, an amount equal to the lesser of (x) the positive difference between (A) the aggregate amount of Replacement Reserve Monthly Deposits that would have been funded during the calendar year to date and (B) the sum of the aggregate amount for the calendar year to date of funds expended on replacements, property improvement plan work (“PIP Work”) and brand mandated work and any amounts actually deposited into the replacement reserve, and (y) from and after January 1, 2024, for each four year period commencing on January 1, 2020, the positive difference between (A) (i) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and (ii) 0.5% of all other net revenue (other than non-recurring items), in each case during such four year period and (B) the sum of the aggregate amount expended on replacements, PIP Work and brand mandated work and any amounts actually deposited into the replacement reserve, in each case during such four year period. Notwithstanding the foregoing, the requirement for such reserves will be reduced dollar for dollar by any reserves for replacements, PIP Work or brand mandated work reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property.

“Replacement Reserve Monthly Deposit” means an amount equal to (i) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations for the calendar month that is two calendar months prior to the calendar month in which the applicable deposit to the replacement reserve is to be made and (ii) 0.5% of all other net revenue (other than non-recurring items) for the calendar month that is two calendar months prior to the calendar month in which the applicable deposit to the replacement reserve is to be made.

Lockbox / Cash Management. The Bellagio Hotel and Casino Whole Loan is structured with a hard lockbox solely for payments of rent made to the Bellagio Hotel and Casino Borrower by the Bellagio Tenant under the Bellagio Lease. However, if the Bellagio Hotel and Casino Property is no longer subject to the Bellagio Lease, then (i) if it is subject to a brand management agreement or casino management agreement, rents and cash receipts required to be remitted to the Bellagio Hotel and Casino Borrower pursuant to the brand management agreement and/or casino management agreement (which may be paid initially to the brand manager and/or casino manager or an account maintained by such manager, and from which such manager may have the right to deduct its fees, reserves and other funds), will be required to be remitted to the lockbox account within one business day of the date such amounts would have otherwise been transferred to the Bellagio Hotel and Casino Borrower, and (ii) if no brand management agreement is in effect, the Bellagio Hotel and Casino Borrower will be required to deposit rents from the Bellagio Hotel and Casino Property into the lockbox account no less than twice per week.

The Bellagio Hotel and Casino Whole Loan is structured with springing cash management. If no Cash Trap Period exists, amounts on deposit in the lockbox account are required to be disbursed to the Bellagio Hotel and Casino Borrower’s operating account. During the continuance of a Cash Trap Period, funds in the lockbox account are required to be deposited into a lender controlled cash management account. During the continuance of a Cash Trap Period, funds in the cash management account are required to be applied (i) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to make deposits into the tax and insurance reserves (if any), as described above under “Escrows and Reserves”, (ii) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to pay hotel taxes and custodial funds (funds collected by the Bellagio Hotel and Casino Borrower on a third party’s behalf that must be paid or remitted to a third party), (iii) to pay debt service on the Bellagio Hotel and Casino Whole Loan, (iv) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to pay operating expenses set forth in the annual budget (which is required to be reasonably approved by the lender during an event of default or DSCR Trigger Period, subject to certain exceptions for life, health and safety matters, or if a brand management agreement and/or casino management agreement is in effect, for items as to which the Bellagio Hotel and Casino Borrower does not have approval rights under such agreement(s)), (v) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to make deposits into the recurring replacements reserve, as described above under “Escrows and Reserves,” and (vi) to pay any remainder into an excess cash flow account, (x) to be held by the lender as additional security for the Bellagio Hotel and Casino Whole Loan during the continuance of the Cash Trap Period (unless the Bellagio Hotel and Casino Borrower has delivered an Excess Cash Flow Guaranty (as defined below), in which event such remainder will be remitted to the Bellagio Hotel and Casino Borrower), or (y) if no Cash Trap Period is continuing, to be disbursed to an account designated by the Bellagio Hotel and Casino Borrower.

Notwithstanding the existence of an event of default under the Bellagio Hotel and Casino Whole Loan, unless a Priority Payment Cessation Event (as defined below) has occurred, the lender is required to apply amounts on deposit in the cash management account to pay taxes, insurance premiums, hotel taxes and custodial funds, and then to pay protective advances, and any amounts remaining after such payments may be applied to any obligations of the Bellagio Hotel and Casino Borrower under the loan documents as the lender may determine in its sole discretion.

A-3-30

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

“Priority Payment Cessation Event” means (a) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the loan documents relating to all or a material portion of the Bellagio Hotel and Casino Property, and/or (b) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the loan documents.

For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, funds in the excess cash flow reserve are required to be disbursed, at the Bellagio Hotel and Casino Borrower’s request, to pay (i) debt service and/or debt service under any mezzanine loan entered into pursuant to the loan documents, (ii) voluntary prepayment of the (A) Bellagio Hotel and Casino Whole Loan or mandatory prepayment in connection with a casualty or condemnation or (B) voluntary prepayment of any mezzanine loan or mandatory prepayment thereof in connection with a casualty or condemnation (provided such prepayment is made pro rata between the Bellagio Hotel and Casino Whole Loan and any such mezzanine loan), (iii) prepayments to cure a DSCR Trigger, (iv) costs associated with the Bellagio Lease, (v) any fees and costs payable by the Bellagio Hotel and Casino Borrower, including to the lender, subject to and in compliance with the loan documents, including without limitation costs related to a letter of credit or renewal of the required environmental insurance policy, (vi) legal, audit, tax and accounting (including actual costs incurred by BREIT OP (directly or indirectly) and its service providers for back-office accounting and for costs associated with the Bellagio Hotel and Casino Property or Bellagio Hotel and Casino Borrower); provided that excess cash flow may not be used to enforce Bellagio Hotel and Casino Borrower’s rights under the loan documents or defend any enforcement by the lender of its rights under the loan documents, (vii) distributions to maintain the status of BREIT and other affiliated real estate investment trusts (“REITs”) as REITs and avoid imposition of any entity level tax on such REITs, provided such distributions may not exceed 10% of all deposits made into the excess cash flow reserve as of the date of determination, and (viii) other items reasonably approved by the lender. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, in addition to the items described above, funds in the excess cash flow reserve are required to be disbursed, at the request of the Bellagio Hotel and Casino Borrower, among other things listed in accordance with the loan documents, (i) to pay operating expenses (including management fees, franchise fees and other fees, charges or costs, payable to the manager under a casino management agreement or brand management agreement or the franchisor under a franchise agreement), (ii) emergency repairs and/or life safety issues, (iii) capital expenditures, replacements, alterations, PIP Work or brand-mandated work, (iv) hotel taxes and custodial funds, (v) costs incurred in connection with the purchase of any furniture, fixtures and equipment, (vi) costs of restoration in excess of available net proceeds, (vii) costs associated with any ground lease or any other leases, and (viii) payment of shortfalls in required deposits to other reserve accounts.

For so long as no event of default is continuing, the Bellagio Hotel and Casino Borrower will be permitted to deliver a guaranty of the payment of excess cash flow in a form attached to the loan agreement from BREIT, BREIT OP or another affiliate of the Bellagio Hotel and Casino Borrower which is controlled by BREIT or BREIT OP and satisfies certain net worth requirements (an “Excess Cash Flow Guaranty”) in lieu of depositing excess cash flow into the excess cash flow reserve, provided, that it is a condition to delivery of an Excess Cash Flow Guaranty that (i) if the aggregate obligations under the Excess Cash Flow Guaranty (plus any outstanding amount under any letter of credit delivered under the Bellagio Hotel and Casino Whole Loan if the applicant thereunder is BREIT OP or a subsidiary of BREIT OP that directly or indirectly owns 49% or more of the equity interests in the Bellagio Hotel and Casino Borrower) exceed 15%, a new non-consolidation opinion in respect of the Excess Cash Flow Guaranty reasonably satisfactory to the lender must be delivered and (ii) an enforceability opinion must be delivered. Pursuant to the loan documents, upon the earliest to occur of (i) a monetary event of default, (ii) a Priority Payment Cessation Event, and (iii) the delivery of a deed in lieu of foreclosure, the Bellagio Hotel and Casino Borrower (or guarantor under the Excess Cash Flow Guaranty) is required to remit to the lender an amount equal to the amount of excess cash flow that was disbursed to the Bellagio Hotel and Casino Borrower in lieu of being deposited into the excess cash flow reserve, less the amount that the Bellagio Hotel and Casino Borrower would have been permitted to withdraw from the excess cash flow reserve, as described above, as of such date, which amount will at the lender’s option either be deposited into the excess cash flow reserve or applied as if it had been contained in the excess cash flow reserve.

A “Cash Trap Period” will commence (a) upon the occurrence of an event of default under the loan documents, (b) upon the occurrence of a DSCR Trigger Event (as defined below) or (c) upon the occurrence of a Bellagio Tenant Bankruptcy Event (as defined below), and will terminate upon (x) with respect to clause (a), the cure of such event of default, (y) with respect to clause (b), the termination of such DSCR Trigger Event, or (z) with respect to clause (c), the occurrence of a Bellagio Tenant Bankruptcy Event Cure (as defined below).

A “Bellagio Tenant Bankruptcy Event” will occur if the Bellagio Tenant makes an assignment for the benefit of creditors or if a receiver, liquidator or trustee is appointed for Bellagio Tenant or if Bellagio Tenant is adjudicated a bankrupt or insolvent, or if any bankruptcy action is filed, provided that, if such bankruptcy action was involuntary and not consented to by Bellagio Tenant, upon the same not being discharged, stayed or dismissed within 90 days.

A “Bellagio Tenant Bankruptcy Event Cure” means the occurrence of any of the following events: (i) Bellagio Tenant, as debtor in possession, or a trustee for Bellagio Tenant, has assumed the Bellagio Lease pursuant to the bankruptcy code, and an order authorizing the assumption of the Bellagio Lease has been granted by the applicable court and Bellagio Tenant has satisfied its obligations under

A-3-31

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

the bankruptcy code; or (ii) Bellagio Tenant (or a qualifying replacement tenant) has entered into the Bellagio Lease (or a qualifying replacement lease) in accordance with the terms of the loan documents, provided that, if the initial Bellagio Lease is terminated and not otherwise replaced in accordance with the terms of the loan documents, a Bellagio Tenant Bankruptcy Event Cure will be deemed to have occurred if either (x) the debt service coverage ratio (based on the Adjusted EBITDA (as defined below) and the Bellagio Hotel and Casino Whole Loan debt service) (hereinafter, the “Whole Loan DSCR”) equals or exceeds 2.50x for two consecutive calendar quarters following the occurrence of the related Bellagio Tenant Bankruptcy Event or (y) the Bellagio Hotel and Casino Borrower makes voluntary prepayments in accordance with the terms of the Bellagio Hotel and Casino Whole Loan documents in an amount necessary to achieve a Whole Loan DSCR equal to or greater than 2.50x, in which case such Bellagio Tenant Bankruptcy Event will terminate upon such prepayment.

A “DSCR Trigger Event” will occur if the Whole Loan DSCR is less than 2.50x at the end of two consecutive calendar quarters, and will end if, provided no event of default is continuing under the loan documents, (i) the Whole Loan DSCR is equal to or greater than 2.50x for two consecutive calendar quarters, or (ii) the Bellagio Hotel and Casino Borrower has prepaid the Bellagio Hotel and Casino Whole Loan in accordance with the term of the loan documents in an amount necessary to achieve a Whole Loan DSCR equal to or greater than 2.50x, provided that, in the event that a prepayment under clause (ii) occurs, the DSCR Trigger Event will terminate upon such prepayment.

“Adjusted EBITDA” means EBITDA plus, without duplication, any Bellagio Lease rent reflected in Net Income, and, without duplication, in each case as determined in accordance with the Bellagio Lease and generally accepted accounting principles (“GAAP”) consistently applied using the Existing Accounting Guidelines.

“EBITDA” means for any test period and with respect to any Person or facility (as applicable), the sum of (a) Net Income of such Person or facility for that period, plus or minus the following (without duplication in each case) to the extent reflected in Net Income for that period, plus (b) any extraordinary loss, and, without duplication, any loss associated with the early retirement of indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain, and, without duplication, any gains associated with the early retirement of indebtedness and with any disposition not in the ordinary course of business, plus (d) interest charges of such Person or facility for that period, less (e) interest income of such Person or facility for that period, plus (f) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person or facility for that period excluding gaming taxes (whether or not payable during that period), minus (g) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person or facility for that period excluding gaming taxes (whether or not receivable during that period), plus (h) depreciation, amortization, plus (i) all non-recurring and/or other non-cash expenses which will be limited to third party expenses in connection with an acquisition or disposition of an asset, plus (j) loss on sale or disposal of an asset, and write downs and impairments of an asset, minus (k) all non-recurring and/or other non-cash income in connection with an acquisition or disposition, and gain on sale of an asset, plus (l) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person or facility for that fiscal period which will be limited to costs related directly to the facility’s primary intended use (hospitality, entertainment, gaming and/or pari mutual use, together with ancillary or complementary uses), minus (m) non-cash reversal of an accrual or reserve not recorded in the ordinary course, plus or minus (n) the impact of any foreign currency gains or losses and related swaps, plus (o) all long-term non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights, in each case as determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Existing Accounting Guidelines” means the Bellagio Tenant’s accounting guidelines and policies in effect as of the Bellagio Lease commencement date and which are subject to change to the extent not material or to the extent needed to reflect changes in generally accepted accounting principles.

“Net Income” means, with respect to any fiscal period and with respect to any person, the net income (or net loss) of that person, determined in accordance with the Bellagio Lease and GAAP, consistently applied using the Existing Accounting Guidelines.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Current Mezzanine or Subordinate Indebtedness. The Bellagio Hotel and Casino Subordinate Companion Loans (which are comprised of the Bellagio Hotel and Casino Junior A Notes, which have an aggregate Cut-off Date principal balance of $650,500,000, and the Bellagio Hotel and Casino Junior B Notes, which have an aggregate Cut-off Date principal balance of $683,300,000). The Bellagio Hotel and Casino Junior A Notes accrue interest at the same rate as the Bellagio Hotel and Casino Loan. The Bellagio Hotel and Casino Junior B Notes accrue interest at the rate of 5.3500000% per annum. The Bellagio Hotel and Casino Loan is entitled to payments of interest and principal

A-3-32

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Bellagio Hotel and Casino

on a pro rata and pari passu basis with the Bellagio Hotel and Casino Senior Notes not included in the Benchmark 2020-IG1 trust. The Bellagio Hotel and Casino Loan and the Bellagio Hotel and Casino Senior Notes not included in the Benchmark 2020-IG1 trust are generally senior to the Bellagio Hotel and Casino Junior A Notes and the Bellagio Hotel and Casino Junior B Notes, and the Bellagio Hotel and Casino Junior A Notes are generally senior to the Bellagio Hotel and Casino Junior B Notes.

Future Mezzanine or Subordinate Indebtedness Permitted. The Bellagio Hotel and Casino Loan documents provide for a one time right of a parent entity of the Bellagio Hotel and Casino Borrower to obtain a mezzanine loan secured by the direct or indirect equity interests in the Bellagio Hotel and Casino Borrower, provided that certain conditions are satisfied, including but not limited to (i) the principal amount of the mezzanine loan can in no event be greater than an amount equal to the amount which will yield (x) an aggregate loan-to-value ratio that does not exceed 72%, and (y) a Whole Loan DSCR that is not less than 4.24x and (ii) the mezzanine lender enters into an intercreditor agreement reasonably acceptable to the lender and the mezzanine lender. No rating agency confirmation is required for the mezzanine loan, and the mezzanine loan is not required to be co-terminous with the Bellagio Hotel and Casino Whole Loan. The mezzanine loan documents may permit voluntary prepayment of the mezzanine loan without corresponding prepayment of the Bellagio Hotel and Casino Whole Loan (except that prepayments of the mezzanine loan to cure a DSCR Trigger Event or prepayments from the excess cash flow reserve must be made concurrently with a pro rata prepayment of the Bellagio Hotel and Casino Whole Loan). In addition, the mezzanine loan documents may permit that, provided no event of default is continuing under the Bellagio Hotel and Casino Whole Loan, the mezzanine borrower may prepay the mezzanine loan at a discount pursuant to negotiated transactions with only the mezzanine lender.

Partial Release. None.

Ground Lease. A portion of the Bellagio Hotel and Casino Property, consisting of approximately 0.84 acres located at the southeast corner of the Bellagio Hotel and Casino Property, which currently houses the Bellagio’s marquee sign and a portion of the walkway leading from the sidewalk on Las Vegas Boulevard to the main entrance to the hotel, is ground leased pursuant to a ground lease from MKB Company (the “MKB Ground Lease”). The initial term of the MKB Ground Lease expires on April 27, 2033. The Bellagio Hotel and Casino Borrower, as ground lessee, has two renewal options of 20 years each, so long as the Bellagio Hotel and Casino Borrower provides at least one year prior written notice to the ground lessor and is not in default under the MKB Ground Lease both as of the date it exercises its option and on the date of commencement of the option term. The initial annual ground rent was $225,000 beginning in April 1995 and has adjusted on an annual basis based on the Consumer Price Index since that time, plus an additional $75,000 increase in annual ground rent that occurred in April 2014. The current annual ground rent for the MKB Ground Lease is $503,702.77. The ground rent is subject to annual increase (including during the extension terms) based on a formula based on the Consumer Price Index. The MKB Ground Lease lacks certain customary lender protections. See the exceptions to representations and warranties set forth in the Preliminary Prospectus.

A-3-33

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee / Leasehold
		Property Type – Subtype:	Retail – Super Regional Mall
Original Principal Balance(2):	$55,000,000	Net Rentable Area (SF):	811,797
Cut-off Date Principal Balance(2):	$55,000,000	Location:	Brooklyn, NY
% of Pool by IPB:	8.3%	Year Built / Renovated:	1969 / 2018
Loan Purpose:	Refinance	Occupancy(5):	96.7%
Borrowers:	Brooklyn Kings Plaza LLC;	Occupancy Date:	10/31/2019
	Kings Plaza Ground Lease LLC	Number of Tenants:	104
Loan Sponsor:	The Macerich Partnership, L.P.	2016 NOI:	$42,598,711
Interest Rate:	3.35880%	2017 NOI:	$39,436,748
Note Date:	12/3/2019	2018 NOI:	$42,088,187
Maturity Date:	1/1/2030	TTM NOI (as of 9/2019)(6):	$47,457,344
Interest-only Period:	120 months	UW Economic Occupancy:	95.0%
Original Term:	120 months	UW Revenues:	$81,045,187
Original Amortization:	None	UW Expenses:	$29,004,262
Amortization Type:	Interest Only	UW NOI(5)(6):	$52,040,925
Call Protection(3):	L(25),Grtr1%orYM(90),O(5)	UW NCF:	$50,905,970
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$900,000,000 / $1,109
Additional Debt(2)(4):	Yes	Appraisal Date:	10/17/2019
Additional Debt Balance(2)(4):	$432,000,000 / $53,000,000
Additional Debt Type(2)(4):	Pari Passu / Mezzanine Debt

Escrows and Reserves(7)				Financial Information(2)(8)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$600	$665
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$600	$600
Replacement Reserves:	$0	Springing	(7)	Cut-off Date LTV:	54.1%	60.0%
TI/LC:	$0	Springing	(7)	Maturity Date LTV:	54.1%	54.1%
Ground Rent:	$0	Springing	N/A	UW NCF DSCR:	3.07x	1.73x
				UW NOI Debt Yield:	10.7%	9.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$487,000,000	90.2%	Loan Payoff	$428,649,060	79.4%
Mezzanine Loan	53,000,000	9.8	Return of Equity	105,237,541	19.5%
			Closing Costs	6,113,399	1.1
Total Sources	$540,000,000	100.0%	Total Uses	$540,000,000	100.0%

(1)	The Kings Plaza Whole Loan (as defined below) was co-originated by JP Morgan Chase Bank, National Association (“JPMCB”), Wells Fargo Bank, National Association (“WF”) and Société Générale Financial Corporation (“SGFC”).
(2)	The Kings Plaza Loan (as defined below) consists of the non-controlling Note A-1-3 and A-1-4 and is part of a whole loan evidenced by 12 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $487.0 million. Whole Loan Financial information presented in the chart above reflects the aggregate Cut-off Date balance of the $487.0 million for the Kings Plaza Whole Loan.
(3)	The lockout period will be at least 25 payments beginning with February 1, 2020. The borrower has the option to prepay in full, together with an amount equal to the greater of yield maintenance or 1% of the outstanding principal balance of the Kings Plaza Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) February 1, 2023. The lockout period of 25 payments is based on the expected Benchmark 2020-IG1 transaction closing date occurring in February 2020. The actual lockout period may be longer.
(4)	See “Current Mezzanine or Secured Subordinate Indebtedness” below.
(5)	Though currently in occupancy and paying rent, Forever 21 has been underwritten as vacant. Forever 21 has been in occupancy at the Kings Plaza Property (as defined below) since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. Forever 21 and the borrower are currently negotiating a three-year renewal with the tenant, which is pending court approval.

A-3-39

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

(6)	The increase in UW NOI from TTM NOI is primarily attributable to (i) rent steps taken 12 months out until February 1, 2021 (based on the Kings Plaza Whole Loan’s securitization in February 2020) and straight-lined rents for investment grade-rated tenants and (ii) projected increases in power plant revenue as this component of the property stabilizes.
(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(8)	The Kings Plaza Mezzanine Loan (as defined below) is interest only for the first five years of the loan term then fully amortizing based on a five-year schedule. Total Debt Financial Information is based on the first 12 month period during the amortization period of the Kings Plaza Mezzanine Loan.

The Loan. The Kings Plaza mortgage loan (the “Kings Plaza Loan”) is part of a whole loan that has an aggregate outstanding principal balance as of the Cut-off Date of $487.0 million (the “Kings Plaza Whole Loan”), which is secured by a first mortgage lien on the borrowers’ fee simple and leasehold interests in a 811,797 square foot super regional mall located in Brooklyn, New York (the “Kings Plaza Property”). The Kings Plaza Whole Loan is comprised of 12 pari passu notes with an aggregate original principal balance as of the Cut-off Date of $487.0 million, of which Note A-1-3 and A-1-4, with an outstanding principal balance as of the Cut-off Date of $55.0 million, is being contributed to the Benchmark 2020-IG1 trust and will constitute the Kings Plaza Loan. The remaining notes are expected to be contributed to one or more securitization trusts. The Kings Plaza Whole Loan has a 10-year interest-only term and accrues interest at a fixed annual rate equal to 3.35880% per annum. The Kings Plaza Whole Loan proceeds and the Kings Plaza Mezzanine Loan, were used to refinance the existing debt, pay closing costs, and return equity to the borrowers. The relationship between the holders of the Kings Plaza Whole Loan is governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1	$66,108,108	$66,108,108	JPMCB	Yes(1)
Note A-1-2	$50,000,000	$50,000,000	Benchmark 2020-B16(2)	No
Note A-1-3	$30,000,000	$30,000,000	Benchmark 2020-IG1	No
Note A-1-4	$25,000,000	$25,000,000	Benchmark 2020-IG1	No
Note A-2-1	$60,000,000	$60,000,000	BBCMS 2020-C6(3)	No
Note A-2-2	$50,000,000	$50,000,000	SGFC	No
Note A-2-3	$35,000,000	$35,000,000	SGFC	No
Note A-2-4	$12,945,946	$12,945,946	SGFC	No
Note A-3-1	$50,000,000	$50,000,000	BANK 2020-BNK25(4)	No
Note A-3-2	$50,000,000	$50,000,000	WF	No
Note A-3-3	$32,945,946	$32,945,946	WF	No
Note A-3-4	$25,000,000	$25,000,000	BANK 2020-BNK25(4)	No
Whole Loan	$487,000,000	$487,000,000
(1)	The Kings Plaza Whole Loan is expected to be serviced under the BMARK 2020-B16 pooling and servicing agreement until such time the controlling note has been securitized, at which point such the Kings Plaza Whole Loan will be serviced under the pooling and servicing agreement related to such securitization.
(2)	The Benchmark 2020-B16 transaction is expected to close on or about February 12, 2020.
(3)	The BBCMS 2020-C6 transaction is expected to close on or about February 19, 2020.
(4)	The Bank 2020-BNK25 transaction is expected to close on or about February 13, 2020.

The Borrowers. The borrowers are Brooklyn Kings Plaza LLC and Kings Plaza Ground Lease LLC, each a Delaware limited liability company structured to be bankruptcy remote with two independent directors. The borrower sponsor and the non-recourse guarantor is The Macerich Partnership, L.P. The Macerich Partnership, L.P. is part of the parent organization The Macerich Company (“Macerich”), which ranks among the largest owners, operators and developers of retail real estate in the United States. Founded in 1964, Macerich has 47 properties in 15 different states primarily concentrated in California, Arizona and New York. Additionally, Macerich (NYSE:MAC), an S&P 500 company, reported total revenues of $960 million as of December 31, 2018. Macerich also reported $9.03 billion in total assets under management. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Kings Plaza Whole Loan.

The Property. The Kings Plaza Property is an 811,797 square foot enclosed, four-story super regional shopping center located in Brooklyn, New York. Built in 1969 and renovated in 2018, the collateral consists of the retail center, a power plant and a 3,739 space parking garage (3.26 spaces per 1,000 square feet). A portion of the collateral including the parking garage ingress/egress, the Marina Building and a portion of the ground under the parking garage is subject to a ground lease as further described under “Ground Lease” herein.

The Kings Plaza Property is situated across approximately 21.6 acres of land with frontage along Flatbush Avenue and located at the intersection of Flatbush Avenue and Avenue U in Brooklyn, New York. The Kings Plaza Property is the only enclosed super-regional mall in Brooklyn. The Kings Plaza Property is anchored by Macy’s, Lowe’s Home Centers, Primark, JCPenney, Burlington and Best Buy. Additional anchors include Zara, H&M, Old Navy, Victoria’s Secret, ULTA Beauty and Forever 21. According to the appraisal, Primark expects its Kings Plaza Property location to generate the highest revenue in the United States, exceeding its Boston flagship store location. Primark does not report sales at the Kings Plaza Property, however, the appraisal estimated Primark’s Kings Plaza Property

A-3-40

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

location sales to be approximately $45 to $50 million annually. Macy’s, which is not part of the collateral, occupies approximately 339,000 square feet attached to the Kings Plaza Property (the “Macy’s Parcel”). The Kings Plaza Property Macy’s location was selected as one of the Macy’s “Growth 100” locations for 2020. The retailer is experimenting with new concepts directed at improving store fixtures and facilities. As part of the program, Macy’s will receive an estimated $4 to $5 million to remodel the store in the upcoming years. This typically consists of technology upgrades, dressing room upgrades, new flooring, lighting, painting and improvements to the exterior of the space. Forever 21 currently occupies 22,802 square feet at the Kings Plaza Property. Forever 21 has been in occupancy since 2010 pursuant to a lease expiring on January 31, 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019 and is currently negotiating a three-year renewal at the Kings Plaza Property at $900,000 in annual base rent, which is pending court approval. Forever 21 reported T-12 September 2019 sales of approximately $237 PSF. Though in occupancy and paying rent, Forever 21 has been underwritten as vacant.

The Kings Plaza Property is currently 96.7% leased as of October 31, 2019. For those tenants reporting sales, the Kings Plaza Property generated approximately $351.98 million in gross sales as of the trailing 12-month period ending September 2019. The Kings Plaza Property generates approximately 46.8% of its top line revenue from department stores and in-line tenants over 10,000 square feet Total in-line sales excluding temporary tenants, accounts for approximately 85.7% of total revenue generated at the property. Since the sponsor renovated the Kings Plaza Property, in-line sales have increased from $665 per square foot in 2014 to $753 per square foot as of September 2019. Additionally, in-line occupancy costs have decreased from year end 2014 to September 2019 from 20.6% to 19.0%.

Since acquiring the Kings Plaza Property in 2012, the borrower sponsor has invested approximately $290.3 million ($358 PSF) in capital improvements including renovations of the mall and parking garage, leasing capital and power plant upgrades. Most notable capital projects at the Kings Plaza Property included the $144.7 million redevelopment of the 290,000 square feet, former four-level Sears’s box. The borrower sponsor negotiated an early termination with Sears to recapture the space in 2016. The redevelopment included a four-story glass atrium, a new façade, exterior improvements and a new entry with visual and vertical connections to all four levels. In 2018, the space previously occupied by Sears re-opened with Brooklyn’s first Primark and Zara, a new JCPenney and a new Burlington. Combined, these retailers generate a total gross rent that is approximately 31.2% higher than that of the former Sears. Prior to the Sears re-development, the borrower sponsor expended approximately $22.0 million to renovate the Kings Plaza Property throughout 2014 and 2015. These renovations included a refreshed interior and energy efficient LED lighting, new flooring including both carpet and tile, a new ceiling, wall paint, new signage, the addition of six soft seating areas, free Wi-Fi for guests and security system upgrades.

The Kings Plaza Property operates a stand-alone power plant located on the roof which provides electricity for the shopping center as well as the surrounding area. In 2019, the borrower sponsor completed a $17.5 million project allowing the power plant to interconnect with the local Consolidated Edison (“ConEd”) grid. This connection allowed the Kings Plaza Property to export its surplus electric capacity during peak load demands, which is an additional profit center for the Kings Plaza Property. Tenants at the Kings Plaza Property purchase their utilities directly from the plant at ConEd rates but due to operating cost efficiencies, expenses are kept below the billed rates allowing the power plant to generate a profit. The power plant system went live in July 2019 and is expected to generate approximately $1.3 million in participation revenue and $1.3 million in operating cost savings through year end 2019. In 2020, expected revenue is approximately $1.8 million and the income stream will reach stabilization in 2021 at approximately $2.1 million.

The Market. The Kings Plaza Property is located in Brooklyn, New York, at the intersection of Flatbush Avenue and Avenue U. Primary access to the Kings Plaza Property is provided via the Belt Parkway, the region’s primary north-south route, situated approximately 3.9 miles northeast of the Kings Plaza Property. The Kings Plaza Property is located approximately 1.4 miles southeast of Kings Highway and is approximately 10.6 miles southwest of the John F. Kennedy International Airport. According to a third party report, over 69,000 vehicles pass through the area daily and more than 1,000 buses delivering up to 40,000 passengers to the Kings Plaza Property each week day. Per the appraisal, the estimated 2019 population within a one-, three- and five-mile radius of the Kings Plaza Property was 51,596, 601,221 and 1,737,025, respectively with estimated 2019 average household income of $117,474, $89,529, and $78,194, respectively.

The Kings Plaza Property is located in the South Brooklyn submarket of the New York retail market. According to a third party report, as of year-end 2019, the New York retail market had an inventory of approximately 593.4 million square feet, an overall vacancy rate of 4.0% and average asking rents of $42.34 PSF. According to a third party report dated August 2019, the South Brooklyn submarket had an inventory of approximately 42.9 million square feet, an overall vacancy rate of 3.1% and average asking rents of approximately $42.31 PSF. The concluded market rents for the South Brooklyn retail submarket was $42.90 PSF. As of October 2019, the Kings Plaza Property had a weighted average underwritten base rent of $50.50 PSF which is slightly above the market rent for the South Brooklyn retail submarket.

A-3-41

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

Competitive Set(1)
	Distance to Subject (mi.)	Property Type	Year Built/ Renovated	Total GLA	Total Occupancy	Sales per SF	Anchors
Kings Plaza	N/A	Super Regional Mall	1969/2018	811,797	96.7%(2)	$736(3)	Macy’s (non-collateral), Lowe’s Home Centers, Primark, JCPenney, Burlington, Best Buy, Forever 21, H&M, Zara
Primary Competition
Gateway Center I & II	6.4	Power Center	2001/NAP	1,200,000	97.0%	$450	BJ’s Wholesale Club, Burlington, Home Depot, JCPenney, Shoprite, Target
Queens Center	16.4	Super Regional Mall	1973/2004	1,172,180	99.0%	$1430	JCPenney, Macy’s
Green Acres Mall	14.3	Super Regional Mall	1956/2016	2,075,000	96.0%	$615	JCPenney, Macy’s, Sears, Kohl’s (Vacant)
Secondary Competition
Staten Island Mall	19.0	Super Regional Mall	1972/2018	1,700,000	92.0%	NAV	JCPenney, Macy’s, Primark, Sears (Vacant)
Roosevelt Field	28.7	Super Regional Mall	1956/2014	2,330,000	97.0%	$1,200	Bloomingdales, Dick’s Sporting Goods, JCPenney, Macy’s, Neiman Marcus, Nordstrom
(1)	Source: Appraisal.
(2)	Occupancy as of October 31, 2019.
(3)	Comparable in-line and food court sales shown as of September 2019.

Tenant Sales PSF(1)
	2015	2016	2017	2018	TTM September 2019 Sales	TTM September 2019 Sales PSF	TTM Occupancy Cost %
Lowe’s Home Center	$406	$398	$396	$390	$44,601,794	$391	6.3%
H&M	$587	$601	$544	$459	$11,101,789	$441	19.2%
Victoria’s Secret	$839	$771	$677	$704	$8,479,695	$705	20.5%
Old Navy	$454	$435	$445	$412	$7,352,403	$403	19.6%
JCPenney(2)	NAP	NAP	NAP	NAP	$14,361,075	$159	9.8%
ULTA Beauty(3)	NAP	NAP	NAP	$593	$6,960,000	$637	19.3%
Zara(4)	NAP	NAP	NAP	NAP	$17,275,825	$512	7.3%
Total Comparable In-Line Sales (<10,000 SF)	$695	$718	$685	$734	$137,113,597	$753	19.0%
(1)	Information as provided by the borrower sponsor and only includes tenants reporting sales.
(2)	JCPenney’s lease commenced in July 2018 after the Sears redevelopment.
(3)	ULTA Beauty had a lease commencement date in October 2017.
(4)	Zara had a lease commencement date in August 2018.

A-3-42

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

Historical and Current Occupancy(1)(2)(3)
	2014	2015	2016	2017	2018	Current
Occupancy	91.9%	92.3%	95.2%	96.6%	97.9%	96.7%
(1)	Current occupancy is based on the October 2019 underwritten rent roll.
(2)	Current occupancy included temporary tenants which account for 9,065 square feet at the Kings Plaza Property.
(3)	Though currently in occupancy and paying rent, Forever 21 has been underwritten as vacant with no underwritten base rent. Forever 21 has been in occupancy at the Kings Plaza Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 tenant and the borrower are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

Tenant Summary(1)
Tenant	Ratings Fitch/Moody’s/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date	Sales PSF(4)	Occupancy Cost(4)
Lowe's Home Centers	NR/Baa1/BBB+	114,000	14.0%	$19.30	5.6%	5/31/2028	$391	6.3%
Primark(5)	NR/NR/NR	102,805	12.7	35.17	9.2	7/31/2038	NAV	NAV
JCPenney(6)	CCC+/Caa3/CCC	94,895	11.7	7.57	1.8	7/31/2038	$159	9.8%
Burlington	BB+/NR/BB+	55,078	6.8	22.25	3.1	7/31/2028	NAV	NAV
Best Buy	NR/Baa1/BBB	53,371	6.6	52.80	7.2	1/31/2032	NAV	NAV
Zara	NR/NR/NR	33,771	4.2	34.22	2.9	7/31/2028	$512	7.3%
H&M	NR/NR/NR	25,151	3.1	88.44	5.7	1/31/2024	$441	19.2%
Old Navy	NR/Baa2/BB	18,256	2.2	68.94	3.2	1/31/2025	$403	19.6%
Victoria's Secret	NR/Ba2/BB-	12,034	1.5	69.60	2.1	1/31/2023	$705	20.5%
Ulta Beauty	NR/NR/NR	10,924	1.3	82.50	2.3	10/31/2027	$637	19.3%
Subtotal / Wtd. Avg.		520,285	64.1%	$32.59	43.3%
Remaining Tenants		255,766	31.5	86.95	56.7
Total Occupied(7)		776,051	95.6%	$50.50	100.0%
Vacant Space(8)(9)		35,746	4.4
Total / Wtd. Avg.		811,797	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2019.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Base Rent PSF and % of Total Base Rent reflect the following: (a) in-place leases based on the October 2019 rent roll, (b) contractual rent steps of $1,139,421 through February 1, 2021, and (c) straight-lined rental income of $735,253 for investment grade rated tenants including Best Buy, Old Navy, Michael Kors, Chase, Vans, Verizon Wireless, Haagen-Dazs, Starbucks Coffee and Aeropostale.
(4)	Information as provided by the borrower sponsor based on each tenant’s actual base rent and reimbursements for the trailing 12-month period ending September 30, 2019.
(5)	Primark has the right to terminate its lease on July 7, 2028 with 12 months’ notice provided that, as of the termination date, (i) the tenant is Primark US Corp., or a Primark successor, and (ii) the tenant is not in default of its lease beyond any applicable notice and cure period; however, such termination option will be automatically terminated and of no force or effect if either (a) another Primark store opens for business within a certain radius of the Kings Plaza Property, or (b) the tenant or any of its affiliates own, operate, otherwise become financially interested in any other Primark store or any other store branded under the Primark name within the radius.
(6)	JCPenney is underwritten to percentage rent in lieu per the tenants’ respective lease. JCPenney percentage rent in lieu of 5.0% is based on T-12 September 2019 sales.
(7)	Includes All Seasons Marine Corp. which is the ground lease tenant at the Kings Plaza Property and has an annual ground lease payment of $122,957.
(8)	Vacant Space is inclusive of Forever 21, which is currently in occupancy and paying rent at the Kings Plaza Property but underwritten as vacant with no underwritten base rent. Forever 21 has been in occupancy at the Kings Plaza Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 Tenant and the borrowers are currently negotiating a 3-year renewal with the tenant, which is pending court approval.
(9)	Includes 9,065 square feet of space that is occupied by temporary or kiosk tenants with no base rent.

A-3-43

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring(4)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(4)	Cumulative % of Base Rent Expiring(4)
Vacant(5)(6)	NAP	35,746	4.4%	NAP	NAP	35,746	4.4%	NAP	NAP
MTM	7	29,864	3.7	$2,706,664	6.9%	65,610	8.1%	$2,706,664	6.9%
2020(7)	5	12,737	1.6	344,935	0.9	78,347	9.7%	$3,051,598	7.8%
2021	8	21,346	2.6	1,511,585	3.9	99,693	12.3%	$4,563,184	11.6%
2022	15	26,624	3.3	2,485,936	6.3	126,317	15.6%	$7,049,120	18.0%
2023	9	24,161	3.0	2,299,178	5.9	150,478	18.5%	$9,348,298	23.9%
2024	10	43,309	5.3	3,868,632	9.9	193,787	23.9%	$13,216,930	33.7%
2025	9	40,150	4.9	3,153,268	8.0	233,937	28.8%	$16,370,198	41.8%
2026	13	41,603	5.1	3,894,646	9.9	275,540	33.9%	$20,264,843	51.7%
2027	8	29,981	3.7	2,567,137	6.5	305,521	37.6%	$22,831,981	58.3%
2028	10	219,491	27.0	6,129,071	15.6	525,012	64.7%	$28,961,052	73.9%
2029	13	35,714	4.4	3,081,629	7.9	560,726	69.1%	$32,042,681	81.8%
2030	0	0	0.0	0	0.0	560,726	69.1%	$32,042,681	81.8%
2031 & Thereafter	3	251,071	30.9	7,151,433	18.2	811,797	100.0%	$39,194,113	100.0%
Total / Wtd. Avg.	110	811,797	100.0%	$39,194,113	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2019.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Number of Leases Expiring excludes temporary kiosks and storage units located across the King’s Plaza Property.
(4)	Base Rent Expiring and % of Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of Base Rent Expiring reflect the following: (a) in-place leases based on the October 2019 rent roll, (b) contractual rent steps of $1,139,421 through February 1, 2021 and (c) straight-lined rental income of $735,253 for investment grade rated tenants including Best Buy, Old Navy, Michael Kors, Chase, Vans, Verizon Wireless, Haagen-Dazs, Starbucks Coffee and Aeropostale.
(5)	Vacant space is inclusive of Forever 21, which is currently in occupancy and paying rent at the Kings Plaza Property but underwritten as vacant with no underwritten base rent. Forever 21 has been in occupancy at the Kings Plaza Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 Tenant and the borrowers are currently negotiating a 3-year renewal with the tenant, which is pending court approval.
(6)	Vacant space includes 9,065 square feet associated with temporary tenants currently in occupancy across the King’s Plaza Property.
(7)	Includes All Seasons Marine Corp. which is the ground lease tenant at the Kings Plaza Property and has an annual ground lease payment of $122,957.

A-3-44

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Base Rent(3)	$32,606,560	$28,991,086	$33,095,904	$36,690,592	$38,005,038	$46.82	92.8%
Straight-Line Rent(4)	0	0	0	0	735,253	$0.91	1.8%
Vacant Income	0	0	0	0	2,227,628	$2.74	5.4%
Gross Potential Rent	$32,606,560	$28,991,086	$33,095,904	$36,690,592	$40,967,919	$50.47	100.0%
Total Reimbursements(5)	29,793,723	28,145,401	28,424,111	30,047,457	30,961,099	$38.14	38.2%
% in Lieu/Percentage Rent(6)	293,672	201,320	735,279	1,476,667	2,195,355	$2.70	2.7%
Bad Debt	(265,786)	(597,346)	(612,614)	(338,749)	0	$0.00	0.0%
Vacancy/Credit Loss	0	0	0	0	(3,678,863)	($4.53)	(4.5)%
Temporary Specialty Leasing	3,312,047	2,761,118	2,254,340	2,411,429	2,411,429	$2.97	3.0%
Power Plant Income	0	0	0	960,000	1,804,680	$2.22	2.2%
Other Income(7)	6,019,024	5,421,663	5,787,129	5,068,245	6,383,568	$7.86	7.9%
Effective Gross Income	$71,759,240	$64,923,243	$69,684,148	$76,315,642	$81,045,187	$99.83	100.0%
Real Estate Taxes	13,832,938	10,772,620	12,489,143	14,498,321	15,242,004	18.78	18.8%
Insurance	329,601	266,664	243,524	273,222	320,964	0.40	0.4%
Other Operating Expenses	14,997,990	14,447,211	14,863,294	14,086,756	13,441,294	16.56	16.6%
Total Expenses	$29,160,529	$25,486,495	$27,595,961	$28,858,298	$29,004,262	$35.73	35.8%
Net Operating Income(8)	$42,598,711	$39,436,748	$42,088,187	$47,457,344	$52,040,925	$64.11	64.2%
TI/LC	0	0	0	0	$995,395	$1.23	1.2%
Capital Expenditures	0	0	0	0	$139,559	$0.17	0.2%
Net Cash Flow	$42,598,711	$39,436,748	$42,088,187	$47,457,344	$50,905,970	$62.71	62.8%
(1)	TTM represents the trailing 12-month period ending September 30, 2019.
(2)	% column represents percent of Gross Potential Rent for all revenue lines included in Gross Potential Rent and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Underwritten Base Rent reflects the following: (a) in-place leases based on the October 2019 rent roll where Forever 21 is underwritten as vacant and (b) contractual rent steps of $1,139,421 through February 1, 2021.
(4)	Straight-Line Rent income is inclusive of $735,253 for investment grade rated tenants including Best Buy, Old Navy, Michael Kors, Chase, Vans, Verizon Wireless, Haagen-Dazs, Starbucks Coffee and Aeropostale.
(5)	Total Reimbursements includes contractual reimbursements from the Macy’s Parcel which is not part of the collateral.
(6)	Includes % in lieu for JCPenney, Charlotte Russe and Parfois.
(7)	Other Income includes storage income, business development, parking income and ground rent income associated with All Seasons Marine Corp.
(8)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily attributable to (i) rent steps taken 12 months out until February 1, 2021 (based on the Kings Plaza Whole Loan’s securitization in February of 2020) and straight-lined rents for investment grade-rated tenants and (ii) projected increases in power plant revenue as this component of the property stabilizes.

Property Management. The Kings Plaza Property is managed by Macerich Property Management Company, LLC, a Delaware limited liability company and an affiliate of the borrowers.

Escrows and Reserves. At loan origination, the borrowers were not required to fund any initial reserves.

Tax Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers are required to reserve 1/12 of the estimated annual property taxes and 1/12 of the estimated annual insurance premiums. The monthly tax reserve requirement will be waived if (i) no Trigger Period is continuing and (ii) the borrowers continue to deliver evidence reasonably satisfactory to the lender that all taxes and insurance have been timely paid.

Insurance Reserve – The monthly insurance reserve requirement is also waived if the borrowers provide the lender with evidence that the insurance policies required to be maintained by the borrowers are maintained pursuant to blanket policies that comply with the requirements of the loan documents.

Replacement Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers will be required to reserve a monthly amount equal to the gross leasable area of the Kings Plaza Property (excluding the Macy’s Parcel and the portion that is occupied by Lowe’s Home Centers and any other tenant that is required to pay for all repairs and maintenance costs for its entire leased premises) multiplied by $0.25 and divided by 12. At such time the balance of the replacement reserve account reaches an amount equal to 24 times the required monthly deposit, the borrower’s obligation to make monthly deposits into the replacement reserve account will be waived.

TI/LC Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers will be required to reserve an amount equal to the gross leasable area of the Kings Plaza Property (excluding the Macy’s Parcel) multiplied by $1.50 and divided by 12. However,

A-3-45

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

the borrowers will not be required to make any portion of the monthly TI/LC reserve deposit if the amount then on deposit in the TI/LC reserve is equal to or exceeds 24 times the required monthly deposit.

Ground Rent Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers will be required to reserve an amount equal to the monthly ground rent due, as applicable, under the ground lease. However, as long as no Trigger Period has occurred or is continuing, the borrowers’ obligations with respect to monthly deposits to the ground rent reserve account will be waived.

Lockbox / Cash Management. The Kings Plaza Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required at loan origination to deliver tenant direction letters directing all tenants at the Kings Plaza Property to deposit all rents and payments directly into a lender-controlled lockbox account at a deposit bank reasonably acceptable to the lender (the “Deposit Bank”). In addition, in accordance with the Power Plant Owner Agreement (the “KPE Agreement”) between Kings Plaza Energy LLC (“KPE”), a Delaware limited liability company and an affiliate of the Kings Plaza Borrowers, and the lender, KPE is required to deposit amounts received by KPE directly into a lockbox account established and maintained by KPE at the Deposit Bank. Each of the borrowers, the related managers, and KPE is required to deposit any funds it receives into the applicable lockbox account within three business days of receipt. So long as no Trigger Period (as defined below) is continuing, all funds deposited into the each lockbox account are required to be transferred to or at the direction of the borrowers. Upon the commencement of a Trigger Period, none of the borrowers or KPE will have access to the funds in its lockbox account, and such funds are required to be swept on a weekly basis and on the second business day preceding each payment date into a lender-controlled cash management account.

A “Trigger Period” will commence upon (i) an event of default under the loan documents; (ii) the commencement of a Low Debt Service Period; and (iii) the occurrence of an event of default with respect to the Kings Plaza Mezzanine Loan; and ends if (A) with respect to clause (i), the event of default under the loan documents has been cured, (B) with respect to clause (ii), the Low Debt Service Period has ended, or (C) with respect to clause (iii), the lender has received notice from the applicable mezzanine lenders that no event of default with respect to the Kings Plaza Mezzanine Loan is continuing.

A “Low Debt Service Period” will commence if either (i) the debt service coverage ratio under the loan documents is less than 1.43x, or (ii) the aggregate debt service coverage ratio under the loan documents and the loan documents pursuant to the Kings Plaza Mezzanine Loan is less than 1.25x, and ends (a) with respect to clause (i), if the Kings Plaza Property has achieved a debt service coverage ratio with respect to the Kings Plaza Whole Loan of at least 1.48x, or (b) with respect to clause (ii), if the Kings Plaza Property has achieved an aggregate debt service coverage ratio with respect to the Kings Plaza Whole Loan and Kings Plaza Mezzanine Loan of at least 1.30x, in each case, for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. Concurrently with the funding of the Kings Plaza Whole Loan, JPMCB, SGFC and WF funded a mezzanine loan in the amount of $53.0 million (the “Kings Plaza Mezzanine Loan”). The Kings Plaza Mezzanine Loan is secured by the pledge of the direct equity interest in the borrowers and is coterminous with the Kings Plaza Whole Loan. The Kings Plaza Mezzanine Loan accrues interest at a rate of 6.00000% per annum and following a five-year interest only period, is fully amortized by the maturity date of January 1, 2030 pursuant to a fixed amortization schedule. Based on the Kings Plaza Whole Loan and the Kings Plaza Mezzanine Loan, the cumulative Cut-off Date LTV is 60.0%, the cumulative U/W NCF DSCR is 1.73x and the cumulative U/W NOI Debt Yield is 9.6%. The rights of the related mezzanine lenders under the Kings Plaza Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None, other than a corporate financing arrangement with a pledge by the borrower sponsor or affiliates of their indirect ownership of the borrowers, with respect to which, among other requirements, the value of the Mortgaged Property constitutes no more than 15% of the value of all assets securing such credit facility.

Partial Release. The borrowers will have the right to transfer and obtain a release of all or a portion of the parking garage at the Kings Plaza Property for redevelopment so long as the redevelopment will not materially impair the use of the garage by customers at the Kings Plaza Property. In addition, the borrowers have the right to convert excess space in the parking garage into multifamily units. The parking garage (such portion of the parking garage, the “Release Parcel”), may be released in whole or in part, provided that, among other things: (i) no event of default has occurred and is continuing under the loan documents, (ii) the borrowers have delivered not less than 30 days’ prior written notice to the lender, (iii) the borrowers pays the lender a processing fee in the amount of $15,000 and any additional reasonable costs and expenses incurred by the proposed transfer or release of the Release Parcel, (iv) the net revenue generated by parking operations at the Kings Plaza Property is not diminished by more than a de minimis amount as a result of the release of the Release Parcel, (v) the remaining Kings Plaza Property constitutes a separate tax lot, (vi) the number of parking spaces at the Kings Plaza Property is not reduced to a number below the number of parking spaces required to satisfy zoning requirements, (vii) the satisfaction of REMIC requirements, (viii) the development of the Release Parcel is restricted for a non-retail use; provided, however, that up to 10% of the gross leasable area may be used for retail purposes; provided, further, that none of the borrowers or the borrower sponsor may cause or solicit any existing retail tenant at the Kings Plaza Property to lease space at the Release Parcel.

A-3-46

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Kings Plaza

Ground Lease. A portion of the Kings Plaza Property, comprising of the parking garage ingress/egress, the marina building (the “Marina Building”) and a portion of the ground under the parking garage covering a total of 10,278 square feet (1.3% of the net rentable area), is subject to a ground lease with the City of New York. The original lease term expired on May 28, 2018 and the borrowers exercised their first of five extension options. Three, 10-year extension options and one 9-year option remain for a fully extended expiration date of May 28, 2067. All Seasons Marine Corp. (the “Subtenant”) currently subleases the Marina Building from the borrowers, which is part of the ground leased land that is owned by the City of New York. The initial lease term expired in 2005, subsequent to which the Subtenant extended its sublease on a one- and two-year basis. A one-year extension through November 30, 2020 was recently executed by the Subtenant. Annual base rent equals $122,957 through the payment date occurring in May 2028. The annual ground lease payment will increase by 20% effective each time an extension term is exercised.

A-3-47

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1501 Broadway

A-3-48

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1501 Broadway

A-3-49

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1501 Broadway

A-3-50

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1501 Broadway

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Mixed Use – Office/Retail
Original Principal Balance(1):	$55,000,000	Net Rentable Area (SF):	737,471
Cut-off Date Principal Balance(1):	$55,000,000	Location:	New York, NY
% of Pool by IPB:	8.3%	Year Built / Renovated:	1926 / 2018
Loan Purpose:	Refinance	Occupancy(3):	77.8%
Borrowers:	Paramount Fee, L.P.,	Occupancy Date:	11/1/2019
	Paramount Leasehold, L.P.	Number of Tenants:	82
Loan Sponsor:	NAP	2016 NOI:	$19,193,922
Interest Rate:	3.03200%	2017 NOI(4):	$20,242,394
Note Date:	12/12/2019	2018 NOI(4):	$24,270,415
Maturity Date:	1/6/2030	TTM NOI (as of 9/2019)(5):	$23,996,331
Interest-only Period:	120 months	UW Economic Occupancy:	81.6%
Original Term:	120 months	UW Revenues:	$50,507,018
Original Amortization:	None	UW Expenses:	$22,848,219
Amortization Type:	Interest Only	UW NOI(5):	$27,658,799
Call Protection(2):	L(25),Def(90),O(5)	UW NCF:	$26,788,583
Lockbox(8) / Cash Management:	Springing / Springing	Appraised Value / Per SF:	$900,000,000 / $1,220
Additional Debt(1):	Yes	Appraisal Date:	10/11/2019
Additional Debt Balance(1):	$145,000,000
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(6)				Financial Information(1)
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$271
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$271
Replacement Reserves:	$0	$0	N/A	Cut-off Date LTV:	22.2%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	22.2%
Immediate Repairs:	$955,000	$0	N/A	UW NCF DSCR:	4.36x
				UW NOI Debt Yield:	13.8%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$200,000,000		100.0%	Payoff Existing Debt(7)	$136,511,410	68.3%
				Closing Costs	3,605,181	1.8
				Life Safety Reserve	955,000	0.5
				Return of Equity	58,928,410	29.5
Total Sources	$200,000,000		100.0%	Total Uses	$200,000,000	100.0%

(1)	The 1501 Broadway Loan consists of the non-controlling Note A-2 and is part of the 1501 Broadway Whole Loan (as defined below) evidenced by five senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $200.0 million. For additional information, see “The Loan” herein.

(2)	The lockout period will be at least 25 payments beginning with and including the first payment date of February 6, 2020. The borrowers have the option to defease the full $200.0 million 1501 Broadway Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) the third anniversary of the first payment date. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2020-IG1 securitization in February 2020. The actual lockout period may be longer.

(3)	Occupancy is inclusive of Taco Bell Cantina who has an executed lease but has not yet taken occupancy and has certain termination rights if certain deadlines aren’t met.

(4)	The increase in 2018 NOI from 2017 NOI is primarily attributable to leasing over the course of 2018 accounting for an increase of approximately $3.5 million in underwritten base rent.

(5)	The increase in UW NOI from TTM NOI (as of 9/2019) is primarily attributable to an (i) additional 3,250 square foot lease executed with Taco Bell Cantina, accounting for approximately $2.6 million in underwritten base rent and (ii) approximately $1.5 million in contractual rent steps through December 2020.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(7)	Includes approximately $6.5 million in defeasance costs.

(8)	At loan origination, the borrower established a dormant lockbox account, which is springing upon a Lockbox Trigger Event (as defined below).

A-3-51

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1501 Broadway

The Loan. The 1501 Broadway mortgage loan (the “1501 Broadway Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $200.0 million (the “1501 Broadway Whole Loan”), secured by the borrowers’ fee simple interest in an approximately 737,471 square foot mixed-use building located in Times Square in New York, New York. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of $55.0 million, will be included in the Benchmark 2020-IG1 trust. The remaining notes, which are currently held by JPMCB, are expected to be contributed to one or more future securitization trusts. The relationship between the holders of the 1501 Broadway Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The 1501 Broadway Whole Loan has a 10-year term and will be interest-only for the term of the loan. The most recent prior financing of the 1501 Broadway property was securitized in COMM 2013-CR8 and COMM 2013-CR9.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	JPMCB(1)	Yes
Note A-2	$55,000,000	$55,000,000	Benchmark 2020-IG1	No(2)
Note A-3	$40,000,000	$40,000,000	JPMCB(1)	No
Note A-4	$35,000,000	$35,000,000	JPMCB(1)	No
Note A-5	$20,000,000	$20,000,000	JPMCB(1)	No
Whole Loan	$200,000,000	$200,000,000

(1)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

(2)	The 1501 Broadway Whole Loan is expected to be serviced under the BMARK 2020-IG1 pooling and servicing agreement until such time the controlling note has been securitized, at which point such the 1501 Broadway Whole Loan will be serviced under the pooling and servicing agreement related to such securitization.

The Borrowers. The borrowers are Paramount Fee, L.P. and Paramount Leasehold, L.P., each a New York limited partnership structured to be a bankruptcy-remote entity with two independent directors in its organizational structure (collectively, the “Borrowers”).

The Loan Sponsor. The loan sponsor is a joint venture between Rosemark Management and Levin Management. Rosemark Management is the investment management and acquisition vehicle for the Arthur G. Cohen Family Office. Levin Management, a New Jersey-based management company, currently manages a portfolio of 105 properties located across six states, totaling approximately 15.0 million square feet. The Borrowers, which are each single purpose entities with no assets other than the 1501 Broadway property, are the sole parties liable for breaches or violations of the nonrecourse carveout provisions in the loan documents.

The Property. The 1501 Broadway property is a 31-story, 737,471 square foot mixed-use building located in the located in New York, New York. The property occupies the entire city block along Broadway between 43rd and 44th Street in the heart of Times Square and features a multi-level retail component from below grade to the third floor with office space occupying floors four through 31. The property is known for its large four-faced clock near the top of its pyramidal architectural feature and is designated as a landmark by the Landmark Preservation Commission.

The 1501 Broadway property was originally constructed in 1926 by Paramount Pictures to serve as its East Coast Headquarters. The building originally housed the Paramount Theater which closed in 1967 and was converted to office space. From 2013 to 2018, the property underwent an approximately $70.0 million renovation including the creation of a brand new lobby and marquee shifting the entrance to face West 43rd Street from the original location along Broadway. Relocation of the primary entrance has made the property considerably more attractive to prospective office tenants and created additional valuable retail space with frontage along Broadway. Taco Bell Cantina has executed a 3,250 square foot lease at $784.62 per square foot in this newly created retail space. Additional renovations include upgraded elevators, new windows, upgraded bathrooms, and the installation of new LED façade signage.

As of November 1, 2019, the property was 77.8% leased to a diverse roster of 82 tenants, including a mix of 72 office tenants, eight retail tenants and two miscellaneous tenants. The property’s 10 largest tenants occupy approximately 272,673 square feet. (37.0% of net rentable area; 64.4% of underwritten base rent) and have a weighted average remaining lease term of approximately 8.7 years. Despite occupying approximately 11.3% of net rentable area, retail tenants account for approximately 44.0% of underwritten base rent. Since 2017, approximately 82,661 square feet of retail space and 191,044 square feet of office space has been leased or renewed.

The largest tenant based on underwritten rent, Hard Rock Café (47,256 square feet; 6.4% of NRA; 21.4% of underwritten base rent) (rated Baa3/BBB/BBB by Moody’s, Fitch and S&P) is a chain of 192 themed restaurants, 22 hotels and 11 casinos with locations in 72 countries. Founded in 1971, Hard Rock Café also sells a wide range of merchandise and is well known for its various memorabilia that feature the Hard Rock logo along with the names of the cities where the memorabilia was purchased. Hard Rock Café has occupied its space in the 1501 property since 1999 and currently occupies a portion of the ground floor and below-grade retail space where the former Paramount Theater was located. The lease for Hard Rock Café expires in January 2036 and has one, five-year renewal option.

A-3-52

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1501 Broadway

The second largest tenant, Tremor Video (50,965 square feet; 6.9% of NRA; 7.6% of underwritten base rent), has subleased (i) 41,308 square feet of space to Mergermarket (U.S.) Ltd. on a coterminous basis currently at $55.22 per square foot beginning in late 2018 and (ii) 10,178 square feet to Office Resources Inc. on a month to month basis at $57.00 per square foot beginning in 2016. Mergermarket (U.S.) Ltd. is a financial technology company offering intelligence, data and analysis on global mergers and acquisitions deals. Mergermarket (U.S.) Ltd. currently has 67 locations, 175,000 subscribers and 500 employees, with the property serving as its U.S. headquarters. Office Resources Inc. is an office furniture company that helps deliver creative, highly functional and productive workspaces for their clients. Office Resources Inc. currently has five locations across the North East, with the property serving as its New York location. MergerMarket (U.S.) Ltd. will occupy Office Resources Inc.’s space beginning in March 2020.

The third largest tenant, Carmine’s (14,114 square feet; 1.9% of NRA; 7.5% of underwritten base rent), is a family style restaurant offering exceptional value to its guests through the many dishes of Southern Italian cuisine. Carmine’s first location opened in 1990 on the Upper West Side of Manhattan and currently has five locations including the Times Square location at the property. Carmine’s currently occupies ground floor retail space with its entrance on West 44th Street. The lease for Carmine’s expires in January 2030.

The 1501 Broadway Property is located in the heart of Times Square in Manhattan, New York in the Times Square/West Side office submarket within the greater Midtown office market. New York City’s largest employers include a diverse group of multinational corporations representing a variety of industries including healthcare, financial services, retail and education. Fifty-eight of the nation’s Fortune 500 corporations are headquartered in New York State including Verizon, J.P. Morgan Chase, Citigroup, IBM, MetLife, PepsiCo, American International Group, Morgan Stanley, New York Life Insurance, Goldman Sachs Group, TIAA, American Express and Time Warner.

As of the third quarter of 2019, the greater Midtown office market consisted of approximately 246.5 million square feet of office space with an overall market vacancy of 7.6% and average asking rents of approximately $89.45 per square foot. The Times Square/West Side office submarket totaled approximately 32.0 million square feet with average vacancy of 6.1% and average market asking rents of $82.32 per square foot. As of the third quarter of 2019, the overall Midtown office market achieved 11.0 million square feet in leasing activity.

The appraisal identified 16 comparable office leases across 10 directly competitive office properties in the Times Square/West Side submarket. Base rents at the comparable properties ranged between $50.00 and $71.00 per square foot with a weighted average of approximately $59.84 per square foot. The appraiser’s concluded office market rent for the property is $51.11 per square foot, which is in-line with the property’s in-place weighted average office rent of $51.33 per square foot.

The appraisal identified nine comparable retail leases with rents ranging from $100.00 to $406.81 per square foot with a weighted average rent of approximately $253.31 per square foot. The appraiser’s concluded retail market rent for the 1501 Broadway property is $301.11 per square foot., which is approximately 25.7% higher than the 1501 Broadway property’s underwritten in-place weighted average retail rent of $239.49 per square foot.

Historical Occupancy(1)
	2016	2017	2018	Current(2)
Occupancy	66.4%	75.6%	84.6%	77.8%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is based on the November 1, 2019 rent roll and is inclusive of Taco Bell Cantina who has an executed lease but has not yet taken occupancy and has certain termination rights if certain deadlines aren’t met.

A-3-53

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1501 Broadway

Tenant Summary(1)
Tenant	Type	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Hard Rock Café(4)	Retail	Baa3 / BBB / BBB	47,256	6.4%	$199.38	21.4%	1/10/2036
Tremor Video(5)	Office	NR / NR / NR	50,965	6.9	$65.40	7.6	1/31/2025
Carmine’s	Retail	NR / NR / NR	14,114	1.9	$233.23	7.5	1/31/2030
Taco Bell Cantina	Retail	B1 / NR / BB	3,250	0.4	$784.62	5.8	8/31/2030
Hardesty & Hanover(6)	Office	NR / NR / NR	52,364	7.1	$45.85	5.5	12/31/2030
Bubba Gump(7)	Retail	NR / NR / NR	14,057	1.9	$141.78	4.5	12/31/2023
REGUS	Office	NR / NR / NR	39,854	5.4	$39.00	3.5	11/30/2024
Goldberg Weprin Finkel Goldstein LLP	Office	NR / NR / NR	25,573	3.5	$59.21	3.4	11/30/2023
Christine Valmy International School	Office	NR / NR / NR	23,286	3.2	$50.18	2.7	10/31/2030
Lids	Retail	NR / NR / NR	1,954	0.3	$589.24	2.6	5/31/2023
Total Major Office and Retail			272,673	37.0%	$104.08	64.4%
Other Occupied Office(8)			296,574	40.2	$49.58	33.4
Other Occupied Retail			3,260	0.4	$296.25	2.2
Other Occupied Storage(8)			1,052	0.1	$0.00	0.0
Miscellaneous(9)			0	0.0	NAP	NAP
Total Occupied Office and Retail			573,559	77.8%	$76.80	100.0%
Vacant			163,912	22.2
Total / Wtd. Avg.			737,471	100.0%

(1)	Based on the underwritten rent roll dated November 1, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF reflects the following: (a) in-place leases based on the November 2019 rent roll and (b) contractual rent steps of $1,541,317 through December 2020.

(4)	Base Rent PSF for Hard Rock Café is inclusive of $1,999,992 attributable to a signage lease with no associated square footage. Additionally, Hard Rock Café leases 47,256 square feet, of which 46,756 square feet is leased for $158.73 per square foot expiring in January 2036 and 500 square feet is leased for $10.00 per square foot expiring in December 2050.

(5)	Tremor Video has subleased (i) 41,308 square feet of space to Mergermarket (U.S.) LLP on a coterminous basis currently at $55.22 per square foot beginning in late 2018 and (ii) 10,178 square feet to Office Resources Inc. on a month to month basis at $57.00 per square foot beginning in 2016. MergerMarket (U.S.) Ltd. will occupy Office Resources Inc.’s space beginning in March 2020.

(6)	Hardesty & Hanover leases 52,364 square feet, of which (i) 34,391 square feet is leased for $46.15 per square foot, (ii) 17,656 square feet is leased for $46.09 per square foot and (iii) 317 square feet is leased with no underwritten base rent.

(7)	Base Rent PSF for Bubba Gump is inclusive of a $420,000 signage lease with no associated square footage. Bubba Gump leases 14,057 square feet for $111.90 per square foot

(8)	Other Occupied Office and Storage is inclusive of a 5,339 office for Rosemark Management, a 2,222 square feet building office, and 1,052 square feet of storage space with no underwritten base rent.

(9)	Miscellaneous Tenants includes two tenants who pay $1,500 per year each in underwritten base rent but have no associated square footage.

A-3-54

Structural and Collateral Term Sheet	Benchmark 2020-IG1

1501 Broadway

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	163,912	22.2%	NAP	NAP	163,912	22.2%	NAP	NAP
2020 & MTM	16	40,926	5.5%	$1,698,563	3.9%	204,838	27.8%	$1,698,563	3.9%
2021	12	17,022	2.3%	932,519	2.1%	221,860	30.1%	$2,631,082	6.0%
2022	6	7,944	1.1%	483,684	1.1%	229,804	31.2%	$3,114,766	7.1%
2023	12	64,051	8.7%	6,212,989	14.1%	293,855	39.8%	$9,327,756	21.2%
2024	10	73,385	10.0%	3,236,868	7.3%	367,240	49.8%	$12,564,624	28.5%
2025	2	58,585	7.9%	3,693,147	8.4%	425,825	57.7%	$16,257,770	36.9%
2026	6	35,894	4.9%	1,854,773	4.2%	461,719	62.6%	$18,112,543	41.1%
2027	3	7,622	1.0%	507,994	1.2%	469,341	63.6%	$18,620,537	42.3%
2028	3	21,980	3.0%	1,277,478	2.9%	491,321	66.6%	$19,898,014	45.2%
2029	1	18,680	2.5%	955,015	2.2%	510,001	69.2%	$20,853,029	47.3%
2030	8	115,349	15.6%	11,051,091	25.1%	625,350	84.8%	$31,904,120	72.4%
2031 and Thereafter(3)	6	112,121	15.2%	12,146,914	27.6%	737,471	100.0%	$44,051,034	100.0%
Total	85	737,471	100.0%	$44,051,034	100.0%
(1)	Based on the underwritten rent roll dated November 1, 2019.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	2031 & Thereafter is inclusive of a 5,339 square feet office for Rosemark Management, a 2,222 square feet building office, and 1,052 square feet of storage space with no underwritten base rent.

Operating History and Underwritten Net Cash Flow(1)
	2015	2016	2017	2018	TTM(2)	Underwritten	Per Square Foot	%(3)
Base Rent(4)	$31,740,641	$32,369,986	$34,000,248	$37,482,808	$39,937,753	$42,509,717	$57.64	66.5%
Percentage Rent	172,987	63,203	763,249	389,059	664,694	597,478	0.81	0.9
Rent Steps	0	0	0	0	0	1,541,317	2.09	2.4
Vacant Income	0	0	0	0	0	14,235,968	19.30	22.3
Gross Potential Rent	$31,913,628	$32,433,189	$34,763,497	$37,871,867	$40,602,447	$58,884,480	$79.85	92.1%
Total Reimbursements	5,234,644	4,701,154	4,665,769	5,515,589	4,497,200	5,054,655	6.85	7.9
Net Rental Income	$37,148,272	$37,134,343	$39,429,266	$43,387,456	$45,099,647	$63,939,135	$86.70	100.0%
Total Other Income	957,574	1,450,647	1,030,389	1,071,763	889,194	803,851	1.09	1.3
(Vacancy/Credit Loss)	0	0	0	0	0	(14,235,968)	(19.30)	(22.3)
Effective Gross Income	$38,105,846	$38,584,990	$40,459,655	$44,459,219	$45,988,841	$50,507,018	$68.49	79.0%
Total Expenses	17,123,695	19,391,068	20,217,261	20,188,804	21,992,510	22,848,219	30.98	45.2
Net Operating Income(5)(6)	$20,982,151	$19,193,922	$20,242,394	$24,270,415	$23,996,331	$27,658,799	$37.50	54.8%
Total TI/LC, Capex/RR	0	0	0	0	0	870,216	1.18	1.7
Net Cash Flow	$20,982,151	$19,193,922	$20,242,394	$24,270,415	$23,996,331	$26,788,583	$36.32	53.0%

(1)	Based on the underwritten rent roll dated November 1, 2019.

(2)	TTM column represents trailing 12-month period ending September 30, 2019.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Base Rent reflects the following: (a) in-place leases based on the November 2019 rent roll, (b) an additional 3,250 square foot lease executed with Taco Bell Cantina, accounting for approximately $2.6 million in underwritten base rent and (c) contractual rent steps of $1,541,317 through December 2020.

(5)	The increase in 2018 Net Operating Income from 2017 Net Operating Income is primarily attributable to leasing over the course of 2018 accounting for an increase of approximately $3.5 million in underwritten base rent.

(6)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily attributable to an (i) additional 3,250 square foot lease executed with Taco Bell Cantina, accounting for approximately $2.6 million in underwritten base rent and (ii) approximately $1.5 million in contractual rent steps through December 2020.

Property Management. The 1501 Broadway property is managed by GFP Real Estate LLC, a New York limited liability company.

Escrows and Reserves. At loan origination, the Borrowers deposited $955,000 for immediate repairs in connection with installing a sprinkler system as required by the Mortgage Loan documents. The Borrowers are required under the Mortgage Loan documents to perform additional immediate repair work, including, among other items, evaluation of the electrical systems, inspection of the elevators, and resolving open building code violations, with the aggregate estimated cost of approximately $34,920, which was not reserved for.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

1501 Broadway

Tax Reserve. The Borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes. In the event the Borrowers provide evidence reasonably satisfactory to the lender that all taxes and other charges have been paid prior to the related due date and there is no event of default continuing, the requirement for monthly deposits into the tax reserve will be waived.

Insurance Reserve. The Borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums. In the event the Borrowers obtain and maintain a blanket insurance policy acceptable to the lender and there is no event of default continuing, the requirement for monthly deposits into the insurance reserve will be waived.

Lockbox / Cash Management. The 1501 Broadway Whole Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Lockbox Trigger Event (as defined below) and/or Cash Sweep Period (as defined below) the Borrowers or manager is required to deliver tenant direction letters to all tenants under leases at the 1501 Broadway property directing them to pay all rents directly into a lender-controlled lockbox account. Upon commencement of a Lockbox Trigger Event or a Cash Sweep Period (as defined below), funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account. Provided that no Lockbox Trigger Event or a Cash Sweep Period exists, funds in the lockbox account will be transferred to or at the direction of the Borrowers. During the continuance of a Lockbox Trigger Event Cure or a Cash Sweep Period, all funds in the lockbox account are required to be transferred to the cash management account each business day and disbursed in accordance with the loan documents.

A “Cash Sweep Period” means each period commencing on the occurrence of (i) an event of default under the 1501 Broadway Loan documents or any of the 1501 Broadway Mezzanine Loan (as defined below) documents, (ii) any bankruptcy or insolvency action of the borrower or (iii) the debt yield being less than 5.36% on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon annualized gross income from operation and operating expenses for the trailing three-month period immediately preceding such date of determination (a “Debt Yield Trigger Event”), and continuing until the earlier of (A) the payment date next occurring following the related Cash Sweep Event Cure, or (B) until payment in full of all principal and interest on the 1501 Broadway Loan and all other amounts payable under the 1501 Broadway Loan documents or defeasance of the 1501 Broadway Whole Loan in accordance with the terms and provisions of the 1501 Broadway Loan documents.

A “Cash Sweep Event Cure” means, if the Cash Sweep Period is caused by (a) solely the occurrence of a Debt Yield Trigger Event, the achievement of a Debt Yield Trigger Cure, or (b) an event of default under the 1501 Broadway Loan documents or the 1501 Broadway Mezzanine Loan documents, the acceptance by the lender or the 1501 Broadway Mezzanine Loan lender, as applicable, of a cure of such event of default; provided, however, that, such Cash Sweep Event Cure will be subject to the following conditions, (i) no event of default will have occurred and be continuing under any 1501 Broadway Loan documents and (ii) the Borrowers will have paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including reasonable attorney’s fees and expenses.

A “Debt Yield Trigger Cure” means (a) no event of default under the 1501 Broadway Loan documents or the 1501 Broadway Mezzanine Loan documents is continuing and (b) the achievement of a debt yield equal to or greater than 5.36% for the two consecutive calendar quarters immediately preceding the date of determination based upon annualized gross income from operations and operating expenses for the trailing three-month period immediately preceding such date of determination.

A “Lockbox Trigger Event” means the date on which the debt yield (as calculated in the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 6.7%. The Lockbox Trigger Event may be cured, provided no event of default or a mezzanine event of default is occurring, by the achievement of a debt yield equal to or greater than 6.7% for the immediately preceding two consecutive calendar quarters based upon the immediately preceding trailing three-month period.

Current Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. Certain direct and indirect owners of the Borrowers have the right to obtain a future senior mezzanine loan and a junior mezzanine loan (together, the “1501 Broadway Mezzanine Loan”), provided, among other conditions listed in the 1501 Broadway Loan mortgage Loan documents, (a) the loan-to-value ratio for the total debt stack inclusive of the 1501 Broadway Mezzanine loan is no greater than a 50.0% combined loan-to-value ratio and (b) the debt yield for the total debt stack inclusive of the 1501 Broadway Mezzanine Loan, is no less than a 9.0% debt yield.

Partial Release. None.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

805 Third Avenue

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

805 Third Avenue

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

805 Third Avenue

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

805 Third Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
		Title:	Fee
	BBB-/BBB	Property Type - Subtype:	Office - CBD
Original Principal Balance(1):	$55,000,000	Net Rentable Area (SF):	596,100
Cut-off Date Principal Balance(1):	$55,000,000	Location:	New York, NY
% of Pool by IPB:	8.3%	Year Built / Renovated:	1982 / N/A
Loan Purpose:	Refinance	Occupancy:	91.9%
Borrower:	805 Third New York LLC	Occupancy Date:	10/24/2019
Loan Sponsor:	Charles Steven Cohen	Number of Tenants:	62
Interest Rate(2):	4.24000%	2016 NOI:	$15,755,054
Note Date:	11/8/2019	2017 NOI:	$14,869,761
Maturity Date:	12/6/2029	2018 NOI:	$16,586,758
Interest-only Period:	120 months	TTM NOI (as of 8/2019):	$16,771,686
Original Term:	120 months	UW Economic Occupancy:	91.3%
Original Amortization:	None	UW Revenues:	$33,275,196
Amortization Type:	Interest Only	UW Expenses:	$15,020,787
Call Protection(3):	L(26),Def(87),O(7)	UW NOI:	$18,254,409
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$16,935,189
Additional Debt(1):	Yes	Appraised Value / Per SF:	$460,000,000 / $772
Additional Debt Balance(1):	$95,000,000 / $125,000,000	Appraisal Date:	10/1/2019
Additional Debt Type(1):	Pari Passu / Subordinate Debt

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	$700,333	N/A	Cut-off Date Loan / SF:	$252	$461
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$252	$461
Replacement Reserves:	$0	$9,807	$450,000	Cut-off Date LTV:	32.6%	59.8%
TI/LC:	$4,000,000	Springing	$4,000,000	Maturity Date LTV:	32.6%	59.8%
Other:	$1,171,861	$0	N/A	UW NCF DSCR:	2.63x	1.50x
				UW NOI Debt Yield:	12.2%	6.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$150,000,000	54.5%	Payoff Existing Debt	$162,085,895	58.9%
Subordinate Note	125,000,000	45.5	Return of Equity	100,842,948	36.7
			Closing Costs	6,899,296	2.5
			Upfront Reserves	5,171,861	1.9
Total Sources	$275,000,000	100.0%	Total Uses	$275,000,000	100.0%

(1)	The Cut-off Date Balance of $55,000,000 represents the non-controlling senior notes A-2 and A-4-1, which are part of a whole loan evidenced by five pari passu notes and one subordinate note having an aggregate outstanding principal balance as of the Cut-off Date of $275,000,000. The 805 Third Avenue Whole Loan (as defined below) is evidenced by: the 805 Third Avenue Loan (as defined below), the non-controlling senior notes A-1 ($50,000,000), held by the CGCMT 2019-C7 trust, A-3 ($40,000,000) and A-4-2 ($5,000,000) which are currently held by CREFI and are expected to be contributed to one or more future securitization transactions and a controlling subordinate B note with an outstanding principal balance as of the Cut-off Date of $125,000,000. The 805 Third Avenue Subordinate Note (as defined below) is an asset of the CGCMT 2019-C7 trust and is not pooled together with the other mortgage loans in the CGCMT 2019-C7 trust. See “—The Loan” below.

(2)	The A Note Interest rate is 4.24000%, while the B Note interest rate is 3.80000%, the weighted average interest rate is 4.04000%.

(3)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of January 6, 2020. Defeasance of the full $275.0 million 805 Third Avenue Whole Loan is permitted after the date that is the earlier of (i) November 8, 2022 and (ii) two years from the closing date of the securitization that includes the last note of the 805 Third Avenue Whole Loan. The actual lockout period may be longer.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

805 Third Avenue

The Loan. The 805 Third Avenue mortgage loan (the “805 Third Avenue Loan”) is part of a whole loan (the “805 Third Avenue Whole Loan”) evidenced by five senior pari passu notes and a controlling subordinate note that are secured by a first mortgage encumbering the borrower’s fee simple interest in a 596,100 square feet Class A office building with ground floor retail located New York, New York (the “805 Third Avenue Property”). The 805 Third Avenue Loan, which is evidenced by the non-controlling notes A-2 and A-4-1, has an outstanding principal balance as of the Cut-off Date of $55,000,000 and represents approximately 8.3% of the Initial Pool Balance. The related senior companion loans (together with the 805 Third Avenue Loan, the “805 Third Avenue Senior Notes”) are evidenced by the non-controlling notes A-1 ($50,000,000), currently held by the CGCMT 2019-C7 trust, A-3 ($40,000,000) and A-4-2 ($5,000,000), which are currently held by CREFI and are expected to be contributed to one or more future securitization transactions. The subordinate note B (the “805 Third Avenue Subordinate Note”) has an outstanding principal balance as of the Cut-off Date of $125,000,000. The 805 Third Avenue Subordinate Note is an asset of the CGCMT 2019-C7 trust and is not pooled together with the other mortgage loans of the CGCMT 2019-C7 trust. The 805 Third Avenue Whole Loan was originated by CREFI on November 8, 2019, had an aggregate original principal balance of $275,000,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $275,000,000. The 805 Third Avenue Senior Notes accrue interest at an interest rate of 4.24000% per annum and the 805 Third Avenue Subordinate Note accrues interest at an interest rate of 3.80000% per annum. The proceeds of the 805 Third Avenue Whole Loan was primarily used to refinance prior debt secured by the 805 Third Avenue Property, return equity to the borrower sponsor, pay closing costs and fund upfront reserves.

The table below summarizes the promissory notes that comprise the 805 Third Avenue Whole Loan. The relationship between the holders of the 805 Third Avenue Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced AB Whole Loans—The 805 Third Avenue Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	CGCMT 2019-C7	No(2)
Note A-2	$50,000,000	$50,000,000	BMARK 2020-IG1	No
Note A-3	$40,000,000	$40,000,000	CREFI(1)	No
Note A-4-1	$5,000,000	$5,000,000	BMARK 2020-IG1	No
Note A-4-2	$5,000,000	$5,000,000	CREFI(1)	No
Note B	$125,000,000	$125,000,000	CGCMT 2019-C7 (Loan-Specific)	Yes(2)
Total / Wtd. Avg.	$275,000,000	$275,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

(2)	The initial controlling note is note B, so long as no related control appraisal period has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the controlling note will be note A-1. See “Description of the Mortgage Pool— The Whole Loans —The Non-Serviced AB Whole Loans —The 805 Third Avenue Whole Loan” in the Preliminary Prospectus. For so long as note B is included in the CGCMT 2019-C7 securitization and a control appraisal event does not exist, such rights will be exercised by the directing older of the CGCMT 2019-C7 loan-specific certificates The 805 Third Avenue Whole Loan will be serviced under the CGCMT 2019-C7 PSA.

The 805 Third Avenue Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires monthly payments of interest only for the term of the 805 Third Avenue Whole Loan. The scheduled maturity date of the 805 Third Avenue Whole Loan is the due date in December 2029. Provided no event of default has occurred and is continuing, at any time after the earlier to occur of (i) November 8, 2022 and (ii) the second anniversary of the closing date of the last securitization of a note comprising part of the 805 Third Avenue Whole Loan, the 805 Third Avenue Whole Loan may be defeased with certain government securities permitted under the 805 Third Avenue Whole Loan documents.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

805 Third Avenue

Voluntary prepayment of the 805 Third Avenue Whole Loan is permitted on or after the due date in June 2029 without payment of any prepayment premium.

Whole Loan Metrics
	% of Total Debt	Cut-off Date LTV	UW NOI Debt Yield	UW NCF DSCR
805 Third Avenue Senior Notes ($150,000,000)	54.5%	32.6%	12.2%	2.63x
805 Third Avenue Subordinate Note ($125,000,000)	45.5%	59.8%	6.6%	1.50x

The Borrower. The borrower is 805 Third New York LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 805 Third Avenue Whole Loan.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Charles Steven Cohen, the President and CEO of Cohen Brothers Realty Corporation. Cohen Brothers Realty Corporation, a private real estate development and management firm that develops, redevelops and operates various commercial property types, was founded in 1981. The firm has commercial properties in New York, Houston, South Florida and Southern California. The ongoing net worth and liquidity covenants during the term of the 805 Third Avenue Whole Loan for Charles Steven Cohen are $500.0 million and $50.0 million, respectively.

The Property. The 805 Third Avenue Property is a 31-story, Class A office building located in Midtown Manhattan on the southeast corner of Third Avenue and 49th Street (the “805 Third Avenue Property”). The 805 Third Avenue Property was developed by the loan sponsor, Charles Steven Cohen, in 1982 and contains 564,329 square feet of Class A office space with 30,659 square feet of retail space located at the base of the building in a three-story atrium. The floor plates at the 805 Third Avenue Property range from approximately 18,776 square feet to 23,500 square feet, which allows for a varied leasing approach for both single users and multiple tenants occupying the same floor. As of the underwritten rent roll dated October 24, 2019, the 805 Third Avenue Property is 91.9% occupied by over 60 tenants.

Office (94.7% of NRA; 91.7% of in-place UW Gross Rent)

The 564,329 square feet office portion is occupied by 44 long-term tenants from a variety of industries with a weighted average original lease term of 13.7 years (based on UW Base Rent).

The largest tenant at the 805 Third Avenue Property, the Meredith Corporation (“Meredith”), comprises 35.7% of total NRA and 30.7% of gross rent and 29.7% of UW base rent on a below market lease (currently paying UW Gross Rent of $46.17 per square foot compared to the appraiser’s concluded market rent for their total leased space of $66.00 per square foot) through December 2026. Upon its merger with Time Inc. in 2018, the tenant moved to Time Inc.’s office at Brookfield Place and subsequently subleased (i) 95,200 square feet of its space on floors 26 through 29 to KBRA (16.0% of NRA), (ii) 47,600 square feet on floors 24 and 25 to Gen II Fund Services which subsequently expanded to sublease an additional 22,494 square feet on the 23rd floor and now occupies a total of 70,094 square feet (11.8% of NRA), and (iii) 23,800 square feet on the 22nd floor and 385 square feet on the 23rd floor to NewsMax (4.0% of NRA). The subleases collectively account for 88.9% of Meredith’s leased NRA, and all three subleases are coterminous with the Meredith lease, with expiration dates in December 2026.

Currently subleasing 95,200 square feet of office space from Meredith, Kroll Bond Rating Agency (“Kroll” or “KBRA”) is the largest tenant in occupancy at the 805 Third Avenue Property. KBRA has used the space as its international headquarters since March 2018. The second and third largest tenants of the 805 Third Avenue Property, Toyota Tsusho America, Inc (Moody’s: A3, S&P: A+) and Poten & Partners Inc. (Fitch: BBB-, S&P: BBB-) are both investment grade-rated and have been in occupancy at the 805 Third Avenue Property for over 10 years.

Retail (5.1% of NRA; 8.1% of in-place UW Gross Rent)

The retail portion of the 805 Third Avenue Property is comprised of 30,659 square feet spread across various suites within a three-story retail atrium at the base of the building. The retail atrium includes a total of 15 suites, six of which are grade level suites with full or partial frontage along 3rd Avenue or East 50th Street. The retail suites at the base of the building range from approximately 800 square feet to 5,700 square feet with a weighted average original lease term of 15.5 years and a weighted average remaining lease term of 6.6 years.

The retail component comprises 8.1% of UW Gross Rent and is highlighted by Pompano Taqueria, Gyu-Kaku, and Bluestone Lane. No retail tenant accounts for more than 1.6% of UW Gross Rent or NRA. Bluestone Lane opened its inaugural location at the 805 Third Avenue Property in August 2013. Since then, the brand has opened 45 additional locations around the country. Gyu-Kaku is a chain of Japanese BBQ restaurants owned by the Colowide Group. There are more than 600 locations in Japan and four locations in New York.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

805 Third Avenue

The 805 Third Avenue Property is located in New York, New York, within the Midtown East office submarket. Located on the southeast corner of Third Avenue and 49th Street, the 805 Third Avenue Property is situated north of Grand Central station and east of Central Park. According to the appraisal, as of the second quarter of 2019, the Midtown East office submarket contained approximately 60.7 million square feet with an overall direct vacancy of 8.9% and average direct asking rents of $78.35 per square foot. The 805 Third Avenue Property is surrounded by restaurants, hotels, retails shops and tourist attractions, made accessible by the presence of several major transportation hubs in close proximity.

The 805 Third Avenue Whole Loan benefits from a basis at $461 per square foot, which compares favorably to recent sales transactions in the submarket ranging from $706 to $1,052 per square foot. According to the appraisal, there are eight directly competitive buildings in the submarket with a weighted average direct occupancy of 90.6% and asking rents which range from $57.00 to $93.00 per square foot.

The following table presents certain information relating to the commercial and retail tenants at the 805 Third Avenue Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Meredith Corporation(4)(5)	NR / B1 / B+	212,594	35.7%	$8,726,420	29.7%	$41.05	12/31/2026	1, 10-year option
KBRA(5)	NR / NR / NR	95,200	16.0	NAP	NAP	NAP	NAP
Gen II Fund(5)	NR / NR / NR	70,094	11.8	NAP	NAP	NAP	NAP
NewsMax(5)	NR / NR / NR	23,800	4.0	NAP	NAP	NAP	NAP
Poten & Partners Inc.	BBB- / NR/ BBB-	29,696 41,322	5.0	2,354,780	8.0	$79.30	6/30/2020	1, 5-year option
Toyota Tsusho America, Inc.	NR/ A3 /A+		6.9	2,349,954	8.0	$56.87	11/30/2022	1, 5-year option
Extell Development Company	NR / NR / NR	27,289	4.6	1,577,079	5.4	$57.79	3/31/2028	None
YES Network, LLC	NR / NR / NR	23,800	4.0	1,261,400	4.3	$53.00	5/31/2022	1, 5-year option
Office Others(6)		185,241	31.1	10,631,507	36.2	$57.39
Office Subtotal		519,942	87.2%	$26,901,140	91.5%	$51.74
Pampano, LLC	NR / NR / NR	5,783	1.0	505,000	1.7	$87.32	10/31/2022	None
Reins International, Inc.	NR / NR / NR	4,915	0.8	375,431	1.3	$76.38	10/31/2030	None
Radiance Tea, Inc.	NR / NR / NR	2,410	0.4	275,000	0.9	$114.11	5/31/2023	None
764 3rd Ave. Liquors, Inc.	NR / NR / NR	2,000	0.3	254,616	0.9	$127.31	9/30/2027	None
Super Runners Shop	NR / NR / NR	2,200	0.4	246,000	0.8	$111.82	9/30/2031	None
Retail Others		10,835	1.8	846,113	2.9	$78.09
Retail Subtotal		28,143	4.7%	$2,502,160	8.5%	$88.91
Vacant		48,015	8.1%	NAP	NAP	NAP
Total / Wtd. Avg.		596,100	100.0%	$29,403,301	100.0%	$53.65
(1)	Based on the underwritten rent roll dated as of October 24, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per square foot includes $103,619 of contractual rent steps through November 14, 2020.

(4)	Each of the tenants has the option to terminate its lease effective January 31, 2024, so long as written notice is given by October 31, 2022 and in addition they pay a termination fee.

(5)	Subtenants of Meredith Corporation. Upon a termination of the Meredith lease by either the borrower or Meredith, each of the subtenants will, at the borrower’s option, attorn to the borrower. Meredith Corporation has the right to terminate its lease effective January 2024 upon 15 months’ prior notice.

(6)	Inclusive of telecommunication and storage space and rent.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

805 Third Avenue

The following table presents certain information relating to the commercial lease rollover schedule at the 805 Third Avenue Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	48,015	8.1%	NAP	NAP	48,015	8.1%	NAP	NAP
MTM	4	770	0.1%	22,900	0.1%	48,785	8.2%	$22,900	0.1%
2020	8	76,974	12.9%	5,099,448	17.3	125,759	21.1%	$5,122,348	17.4%
2021	12	39,154	6.6%	2,181,713	7.4	164,913	27.7%	$7,304,061	24.8%
2022	20	133,595	22.4%	7,748,369	26.4	298,508	50.1%	$15,052,431	51.2%
2023	9	21,685	3.6%	1,572,610	5.3	320,193	53.7%	$16,625,040	56.5%
2024	5	10,315	1.7%	647,311	2.2	330,508	55.4%	$17,272,351	58.7%
2025	1	3,717	0.6%	190,682	0.6	334,225	56.1%	$17,463,033	59.4%
2026	2	216,171	36.3%	8,940,905	30.4	550,396	92.3%	$26,403,938	89.8%
2027	3	4,285	0.7%	390,179	1.3	554,681	93.1%	$26,794,117	91.1%
2028	1	23,500	3.9%	1,363,000	4.6	578,181	97.0%	$28,157,117	95.8%
2029	2	6,650	1.1%	385,499	1.3	584,831	98.1%	$28,542,616	97.1%
2030 and Thereafter	4	11,269	1.9%	860,685	2.9	596,100	100.0%	$29,403,301	100.0%
Total	71	596,100	100.0%	$29,403,301	100.0%

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	Base Rent Expiring, % of Base Rent Expiring and Cumulative Base Rent Expiring per SF include $103,619 of contractual rent steps through November 2020.

The following table presents certain information relating to historical leasing at the 805 Third Avenue:

Historical Leased%(1)
	2016	2017	2018	Current(2)
Commercial Owned Space	94.0%	94.0%	93.0%	91.9%
(1)	As provided by the borrower, which represents physical occupancy as of December 31 for the indicated year, unless otherwise specified.

(2)	Based on the underwritten rent roll dated October 24, 2019.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

805 Third Avenue

The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 805 Third Avenue Property:

Operating History and Underwritten Net Cash Flow(1)
	2016	2017	2018	TTM(5)	Underwritten	Per Square Foot	%(6)
Base Rent(2)	$26,699,624	$26,537,453	$28,121,265	$27,948,556	$29,403,301	$49.33	83.9%
Income Vacant	0	0	0	$0	3,062,830	$5.14	8.7%
Gross Potential Rent	$26,699,624	$26,537,453	$28,121,265	$27,948,556	$32,466,131	$54.46	92.7%
Expense Reimbursements	2,739,547	2,224,059	2,540,371	2,662,936	2,568,104	$4.31	7.3%
Net Rental Income	$29,439,171	$28,761,512	$30,661,636	$30,611,492	$35,034,235	$58.77	100.0%
Other Income	$1,214,172	$1,189,407	$1,215,336	$1,247,675	$1,303,791	$2.19	3.7%
Vacancy & Credit Loss(3)	0	0	0	0	(3,062,830)	($5.14)	(8.7%)
Effective Gross Income	$30,653,344	$29,950,919	$31,876,971	$31,859,168	$33,275,196	$55.82	95.0%
Real Estate Taxes	$7,293,968	$7,498,209	$7,881,383	$7,892,156	$8,003,802	$13.43	24.1%
Insurance	130,858	151,256	158,925	178,433	178,433	$0.30	0.5%
Management Fee	1,224,990	1,199,840	1,276,093	1,421,253	1,000,000	$1.68	3.0%
Other Operating Expenses	6,248,473	6,231,853	5,973,813	5,595,640	5,838,552	$9.79	17.5%
Total Operating Expenses	$14,898,290	$15,081,158	$15,290,213	$15,087,482	$15,020,787	$25.20	45.1%
Net Operating Income	$15,755,054	$14,869,761	$16,586,758	$16,771,686	$18,254,409	$30.62	54.9%
TI/LC	0	0	0	0	1,200,000	$2.01	3.6%
Replacement Reserves	0	0	0	0	119,220	$0.20	0.4%
Net Cash Flow	$15,755,054	$14,869,761	$16,586,758	$16,771,686	$16,935,189	$28.41	50.9%

(1)	Interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Commercial Rental Income represents the straight-line average rent includes $103,619 of contractual rent steps through November 2020.

(3)	Vacancy & Credit Loss is underwritten to the current, economic vacancy of 8.7%.

(4)	Represents the underwritten economic vacancy.

(5)	TTM represents the trailing 12-month period ending August 31, 2019.

(6)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

Property Management. The 805 Third Avenue Property is managed by Cohen Brothers Realty Corporation, an affiliate of the loan sponsor, pursuant to a management agreement. Under the 805 Third Avenue Whole Loan documents, the lender may, or may require the borrower to, terminate the management agreement and replace the property manager if: (i) an event of default under the 805 Third Avenue Whole Loan documents exists, (ii) there exists a default by the property manager under the management agreement beyond all applicable notice and cure periods, (iii) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding, or (iv) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds. Provided that no event of default is occurring under the 805 Third Avenue Whole Loan documents, the borrower may terminate the management agreement and replace the property manager with a property manager that, in the reasonable opinion of the lender, is a reputable management organization, provided that, if required by the lender, the borrower has obtained a rating agency confirmation.

The following table presents certain information relating to comparable office buildings for the 805 Third Avenue Property:

Office Building Comparables(1)
Property Name	NRA (SF)	Direct Available SF	Sublease Available SF	Direct Occupancy (%)	Direct Asking Rent PSF (Low)	Direct Asking Rent PSF (High)
805 Third Avenue(2)	596,100	48,015	NAP	91.9%	NAP	NAP
730 Third Avenue	407,000	0	0	100.0%	NAV	NAV
747 Third Avenue	344,965	23,940	3,049	93.1%	$65.00	$69.00
767 Third Avenue	275,000	26,013	0	90.5%	$57.00	$68.00
780 Third Avenue	484,005	90,097	0	81.4%	$66.00	$93.00
800 Third Avenue	530,000	33,250	0	93.7%	$65.00	$75.00
825 Third Avenue	486,326	0	0	100.0%	NAV	NAV
875 Third Avenue	662,588	50,151	0	92.4%	$75.00	$80.00
900 Third Avenue	515,200	124,720	104,973	75.8%	$65.00	$79.00
Total (excluding 805 Third Avenue)	3,705,084	348,171	108,022
Wtd/Avg (excluding 805 Third Avenue)	463,136	43,521	13,503	90.6%	$57.00	$93.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 24, 2019.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

805 Third Avenue

The appraiser concluded to blended market rents of $65.39 per square foot and $90.62 per square foot for the office and retail space, respectively. Based on the appraiser’s overall concluded market rent for the 805 Third Avenue Property of $66.70 per square foot, the weighted average in-place rents are approximately 20.0% below market.

Market Rent Analysis (Office)		Market Rent Analysis (Retail)
Floors	Rent per SF	Tenant Category	Rent per SF
6 to 9	$62.00	Lower Level	$65.00
10 to 17	$64.00	Grade	$125.00
18 to 27	$66.00	Mezzanine	$75.00
28 to 30	$68.00
31 (terrace)	$80.00

Escrows and Reserves. On the origination date of the 805 Third Avenue Whole Loan, the borrower funded a reserve of $4,000,000 for tenant improvements and leasing commissions, $713,361 for unfunded obligations and $458,500 for immediate repairs.

Additionally, on each monthly due date, the borrower is required to fund the following reserves with respect to the 805 Third Avenue Whole Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $700,333) will be necessary to pay taxes over the then succeeding 12-month period, (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period; however, such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the 805 Third Avenue Whole Loan documents, (iii) a replacement reserve in an amount equal to $9,807 subject to a cap of $450,000, and (iv) if the tenant improvements and leasing commissions reserve drops below $1,200,000, a reserve equal to $75,000 subject to a cap of $4,000,000.

Lockbox / Cash Management. The 805 Third Avenue Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver a tenant direction letter to the existing tenants at the 805 Third Avenue Property, directing them to remit their rent checks directly to the lender-controlled lockbox. The borrower is required to cause revenue received by the borrower or the property manager from the 805 Third Avenue Property to be deposited into such lockbox immediately. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless an 805 Third Avenue Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of an 805 Third Avenue Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 805 Third Avenue Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 805 Third Avenue Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 805 Third Avenue Whole Loan. Upon the cure of the applicable 805 Third Avenue Trigger Period, so long as no other 805 Third Avenue Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the 805 Third Avenue Whole Loan documents, the lender will apply funds to the debt in such priority as it may determine.

An “805 Third Avenue Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default and (ii) the debt service coverage ratio being less than 1.30x, and expiring upon (a) with respect to clause (i) above, the cure of such event of default and (b) with respect to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.30x for two consecutive calendar quarters. Notwithstanding the foregoing, no 805 Third Avenue Trigger Period will be deemed to exist solely with respect to clause (ii) of the definition of “805 Third Avenue Trigger Period” during any period that the borrower has deposited cash into an account with the lender or has delivered to the lender a letter of credit in an amount reasonably determined by the lender to be sufficient, if the same were to be deducted from the principal balance of the 805 Third Avenue Loan, to cause the debt service coverage ratio to be equal to or greater than 1.30x. Such additional cash deposit or letter of credit, as applicable, will be returned to the borrower upon the debt service coverage ratio being greater than 1.30x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. On November 8, 2019, CREFI funded the 805 Third Avenue Subordinate Note in the amount of $125,000,000. The 805 Third Avenue Subordinate Note has an interest rate of 3.80000% per annum and is coterminous with the 805 Third Avenue Senior Notes. The 805 Third Avenue Whole Loan is subject to a co-lender agreement. Based on the 805 Third Avenue Whole Loan of Cut-off Date Balance $275,000,000, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. None.

Partial Release. None.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – CBD
Original Principal Balance(1):	$52,450,000	Net Rentable Area (SF):	1,431,212
Cut-off Date Principal Balance(1):	$52,450,000	Location:	New York, NY
% of Pool by IPB:	7.9%	Year Built / Renovated:	2018 / N/A
Loan Purpose:	Recapitalization	Occupancy:	97.3%
Borrower:	One Hudson Yards Owner LLC	Occupancy Date:	11/19/2019
Loan Sponsor(2):	Mitsui Fudosan America, Inc.; The	Number of Tenants:	21
	Related Companies, L.P.; OP	2016 NOI(6):	N/A
	Olympic Capital Corp (US), Inc.	2017 NOI(6):	N/A
Interest Rate:	2.95000%	2018 NOI(6):	N/A
Note Date:	11/21/2019	TTM NOI(6):	N/A
Maturity Date:	12/6/2029	UW Economic Occupancy:	96.6%
Interest-only Period:	120 months	UW Revenues:	$149,111,008
Original Term:	120 months	UW Expenses:	$45,210,677
Original Amortization:	None	UW NOI:	$103,900,331
Amortization Type:	Interest Only	UW NCF:	$100,036,059
Call Protection(3):	L(26),DeforGrtr1%orYM(87),O(7)	Appraised Value / Per SF:	$2,400,000,000 / $1,677
Lockbox / Cash Management:	Hard / Springing	Appraisal Date:	10/15/2019
Additional Debt(1)(4):	Yes
Additional Debt Balance(1)(4):	$892,550,000 / $300,000,000
Additional Debt Type(1)(4):	Pari Passu / Subordinate Debt

Escrows and Reserves(5)				Financial Information(1)(4)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$660	$870
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$660	$870
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	39.4%	51.9%
TI/LC:	$34,260,641	Springing	N/A	Maturity Date LTV:	39.4%	51.9%
Free Rent Reserve:	$11,482,346	$0	N/A	UW NCF DSCR:	3.54x	2.69x
Milbank Escrow Reserve:	$11,000,000	$0	N/A	UW NOI Debt Yield:	11.0%	8.3%
MarketAxess Escrow Reserve:	$4,474,631	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$945,000,000	75.9%	Return of Equity	$1,137,015,035	91.3%
Subordinate Debt	300,000,000	24.1	Upfront Reserves	61,217,618	4.9
			Closing Costs	46,767,347	3.8
Total Sources	$1,245,000,000	100.0%	Total Uses	$1,245,000,000	100.0%
(1)	The 55 Hudson Yards Loan (as defined below) consists of the non-controlling Notes A-2-C3, A-2-C5, and A-2-C7 with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $52.45 million. The 55 Hudson Yards Loan is part of a $1,245.0 million whole loan that is evidenced by 36 promissory notes: 33 pari passu senior notes with an aggregate original principal balance of $945.0 million and three subordinate notes with an aggregate original principal balance of $300.0 million. Only the 55 Hudson Yards Loan will be included in the Benchmark 2020-IG1 trust. See “The Loan” herein.
(2)	There is no non-recourse carveout guarantor or separate environmental indemnitor.
(3)	The lockout period will be at least 26 payments beginning with and including January 6, 2020. The borrower has the option to defease the 55 Hudson Yards Whole Loan in full or prepay the 55 Hudson Yards Whole Loan with a prepayment fee in an amount equal to the greater of (a) the yield maintenance amount, or (b) 1.00% of the outstanding principal balance as of the prepayment date after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 21, 2022. The assumed lockout period of 26 months is based on the expected closing date of the Benchmark 2020-IG1 securitization in February 2020. The actual lockout period may be longer.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

(4)	The 55 Hudson Yards Subordinate Notes, with an aggregate outstanding principal balance as of the Cut-off Date of $300.0 million, accrue interest at a fixed rate of 2.95000% per annum. The 55 Hudson Yards Subordinate Notes each have a 120-month term and are interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—55 Hudson Yards Whole Loan” in the Preliminary Prospectus.
(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(6)	Historical operating statements were not obtained, as the 55 Hudson Yards Property was built in 2018 and tenants began taking occupancy in 2019.

The Loan. The 55 Hudson Yards Loan (the “55 Hudson Yards Loan”) is part of a whole loan (the “55 Hudson Yards Whole Loan”) that is evidenced by 33 pari passu senior promissory notes in the aggregate original principal amount of $945,000,000 (collectively, the “55 Hudson Yards Senior Loan”) and three pari passu subordinate promissory notes in the aggregate original principal amount of $300,000,000 (collectively, the “55 Hudson Yards Subordinate Companion Loan”). The 55 Hudson Yards Whole Loan was co-originated on November 21, 2019 by Wells Fargo Bank, National Association (“WFB”); DBR Investments Co. Limited (“DBRI”); and Morgan Stanley Bank, N.A. (“MSBNA”). The 55 Hudson Yards Whole Loan is secured by a first priority fee mortgage encumbering an office building located in New York, New York (the “55 Hudson Yards Property”). The 55 Hudson Yards Mortgage Loan is evidenced by the non-controlling promissory Notes A-2-C3, A-2-C5, and A-2-C7 in the aggregate original principal amount of $52,450,000. As shown in the “Whole Loan Summary” table below, 21 promissory notes in the original aggregate principal amount of $810,500,000 were contributed to the Hudson Yards 2019-55HY securitization trust, certain other promissory notes were contributed to other securitization trusts and the remaining notes are expected to be contributed to one or more future securitization trusts. The 55 Hudson Yards Whole Loan is serviced pursuant to the trust and servicing agreement for the Hudson Yards 2019-55HY securitization trust. The 55 Hudson Yards Senior Loan pari passu notes other than those evidencing the 55 Hudson Yards Mortgage Loan are referred to herein as the “55 Hudson Yards Non-Serviced Pari Passu Companion Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced-AB Whole Loans—The 55 Hudson Yards Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. The 55 Hudson Yards Whole Loan has a ten-year term and will be interest only for the full term.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-S1	$28,350,000	$28,350,000	Hudson Yards 2019-55HY	No(1)
Note A-2-S2	$9,450,000	$9,450,000	Hudson Yards 2019-55HY	No
Note A-2-S3	$56,700,000	$56,700,000	Hudson Yards 2019-55HY	No
Note A-3-S1	$9,450,000	$9,450,000	Hudson Yards 2019-55HY	No
Note A-1-S2	$28,350,000	$28,350,000	Hudson Yards 2019-55HY	No
Note A-1-S3	$170,100,000	$170,100,000	Hudson Yards 2019-55HY	No
Note A-2-S1	$9,450,000	$9,450,000	Hudson Yards 2019-55HY	No
Note A-3-S2	$9,450,000	$9,450,000	Hudson Yards 2019-55HY	No
Note A-3-S3	$56,700,000	$56,700,000	Hudson Yards 2019-55HY	No
Note A-1-C1	$28,350,000	$28,350,000	Hudson Yards 2019-55HY	No
Note A-1-C2	$28,350,000	$28,350,000	Hudson Yards 2019-55HY	No
Note A-1-C3	$28,350,000	$28,350,000	WFB(2)	No
Note A-1-C4	$28,350,000	$28,350,000	WFB(2)	No
Note A-1-C5	$75,000,000	$75,000,000	BANK 2019-BNK24	No
Note A-1-C6	$75,000,000	$75,000,000	BANK 2019-BNK25(3)	No
Note A-1-C7	$54,000,000	$54,000,000	WFB(2)	No
Note A-1-C8	$22,800,000	$22,800,000	Hudson Yards 2019-55HY	No
Note A-2-C1	$9,450,000	$9,450,000	Hudson Yards 2019-55HY	No
Note A-2-C2	$9,450,000	$9,450,000	Hudson Yards 2019-55HY	No
Note A-2-C3	$9,450,000	$9,450,000	Benchmark 2020-IG1	No
Note A-2-C4	$9,450,000	$9,450,000	DBRI(2)	No
Note A-2-C5	$25,000,000	$25,000,000	Benchmark 2020-IG1	No
Note A-2-C6	$25,000,000	$25,000,000	DBRI(2)	No
Note A-2-C7	$18,000,000	$18,000,000	Benchmark 2020-IG1	No
Note A-2-C8	$7,600,000	$7,600,000	Hudson Yards 2019-55HY	No
Note A-3-C1	$9,450,000	$9,450,000	Hudson Yards 2019-55HY	No
Note A-3-C2	$9,450,000	$9,450,000	Hudson Yards 2019-55HY	No
Note A-3-C3	$9,450,000	$9,450,000	MSBNA(2)	No
Note A-3-C4	$9,450,000	$9,450,000	MSBNA(2)	No
Note A-3-C5	$25,000,000	$25,000,000	BANK 2019-BNK24	No
Note A-3-C6	$25,000,000	$25,000,000	BANK 2020-BNK25(3)	No
Note A-3-C7	$18,000,000	$18,000,000	MSBNA(2)	No
Note A-3-C8	$7,600,000	$7,600,000	Hudson Yards 2019-55HY	No
Senior Notes	$945,000,000	$945,000,000
Note B-1	$180,000,000	$180,000,000	Hudson Yards 2019-55HY	Yes(1)
Note B-2	$60,000,000	$60,000,000	Hudson Yards 2019-55HY	Yes(1)
Note B-3	$60,000,000	$60,000,000	Hudson Yards 2019-55HY	Yes(1)
Whole Loan	$1,245,000,000	$1,245,000,000
(1)	The holder of the 55 Hudson Yards Subordinate Notes will have the right to appoint the special servicer of the 55 Hudson Yards Whole Loan and to direct certain decisions with respect to the 55 Hudson Yards Whole Loan, unless a control appraisal event exists under the related co-lender agreement; provided that after the occurrence of a control appraisal event with respect to the 55 Hudson Yards Subordinate Notes, the holder of the 55 Hudson Yards Note A-1-S1 will have such rights.

(2)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

(3)	The BANK 2020-BNK25 transaction is expected to close on or about February 13, 2020.

The Borrower. The borrower is One Hudson Yards Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors.

The Loan Sponsor. The borrower’s sole member is One Hudson Yards Holdings LLC, which is a joint venture between MFA 55 HY LLC (“Mitsui Member”) and 55 Hudson Yards Member LLC (“Hudson Yards Member”). Mitsui Member is wholly-owned by Mitsui Fudosan America, Inc. (“Mitsui”). The managing member and owner of Hudson Yards Member is Hudson Yards Gen-Par, LLC, a joint venture between Related Hudson Yards, LLC (“Related Member”) and Oxford Hudson Yards LLC (“Oxford Member”). Related Member is indirectly wholly-owned by The Related Companies L.P. (“Related”) and Oxford Member is wholly-owned by OP Olympic Capital Corp (US), Inc. (“Oxford”, and together with Mitsui and Related, the “Borrower Sponsor”). There is no separate non-recourse carveout guarantor or environmental indemnitor with respect to the 55 Hudson Yards Whole Loan.

Founded by Stephen M. Ross in 1972, Related is a privately owned, fully integrated and diversified real estate company with experience in development, acquisition, management, finance, marketing and sales. Headquartered in New York City, Related owns and manages a portfolio of assets and has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Washington, D.C. and London. Oxford Properties Group, comprising Oxford and its affiliates, make up the real estate investment arm of Ontario Municipal Employees Retirement Systems (“OMERS”), one of Canada’s largest pension plans. OMERS was established in 1962 as a

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

pension plan for employees of municipal governments, schoolboards, libraries, police and fire services, Children’s Aid Societies, and other local agencies throughout Ontario. The OMERS pension plan has approximately half a million active and retired members and 1,000 participating employers, and is funded by contributions and investment earnings. Oxford Properties Group, comprising Oxford and its affiliates, manages over $58 billion of office, retail, industrial, hotel and multifamily residential assets across the globe, including over 100 million square feet in cities across four continents. Mitsui is the U.S. subsidiary of Japan’s largest real estate company, Mitsui Fudosan Co., Ltd. (“Mitsui Fudosan”). Mitsui is headquartered in New York, and is responsible for Mitsui Fudosan’s real estate investment and development activities in North America. Mitsui’s U.S. portfolio currently includes eight office buildings totaling 5.6 million square feet; 4.7 million square feet of office space under development; 1,300 residential apartments; 5,000 additional apartments under development; 360 condominiums and townhomes under development; and 753 hotel rooms. Mitsui has been active in the United States since the 1970s, and currently owns assets in the New York, Washington, D.C., Boston, Denver, Los Angeles, San Francisco, Seattle and Honolulu metropolitan areas.

The Property. The 55 Hudson Yards Property is a 1,431,212 square foot, 51-story, Class A office building located within the Hudson Yards development of Manhattan in New York City. Constructed in 2018, the 55 Hudson Yards Property is situated on a 0.9-acre parcel of land with frontage along Eleventh Avenue and Hudson Boulevard between West 34th and West 35th Streets (adjacent to a No. 7 subway station entrance). The building was designed by Kohn Pedersen Fox and architect Kevin Roche, and features a unique façade consisting of matte metal and stepped articulation of the window frames that are defined by aluminum extrusions, castings, and built-up shapes. According to the appraisal, the 55 Hudson Yards Property is currently the shortest skyscraper within phase 1 of the Hudson Yards plan and is known for its distinct construction compared to the remainder of the development. The 55 Hudson Yards Property is LEED Gold certified and has incorporated technology for indoor air quality and a flexible workplace environment.

According to the appraisal, the 55 Hudson Yards Property offers amenities such as a dispatch elevator system, fingerprint access within the office lobby, floor-to-ceiling glass windows, column-free space allowing tenants to maximize the floor plates, terrace overlooking the new Hudson Boulevard Park that wraps around the 10th floor (podium level), and private terraces throughout the office component that were constructed for tenants upon request.

The 55 Hudson Yards Property was 97.3% leased to 21 tenants as of November 19, 2019. Three tenants (Milbank, Tweed, Hadley, & McCloy; Cooley; and Boies, Schiller, & Flexner) comprising approximately 38.0% of net rentable area and 35.9% of underwritten base rent are ranked within the top 100 law firms by gross revenue in the United States, according to a third party legal publication.

The largest tenant, Point72 (“Point72”) (332,283 square feet, 23.2% NRA, 21.9% underwritten base rent, April 30, 2034 expiration), is an American hedge fund founded by Steven A. Cohen. The firm has over 1,400 employees across 10 global offices. The 55 Hudson Yards Property serves as Point72’s New York headquarters, after consolidating from 11 floors in two buildings previously occupied at 510 and 330 Madison Avenue. Point72 currently occupies floors 3-14 at the 55 Hudson Yards Property but is not yet paying full rent on all of its space. All outstanding gap rent and free rent through March 2020, in the amount of $987,380, was reserved at the time of origination of the 55 Hudson Yards Whole Loan. The rent commencement dates are as follows: April 16, 2019 for floors 5-14; December 1, 2019 for floor 4; and May 1, 2020 for floor 3 (there is no assurance that Point72 will begin paying rent by the estimated dates noted herein). Effective as of the 10th anniversary of the initial rent commencement date (which was April 16, 2019), and upon 15 months’ prior notice, the tenant has a one-time option to terminate either (i) the entirety of its leased premises or (ii) any one or more contiguous floors starting at either the highest or lowest office floor of the largest contiguous block of office floors then-leased by the tenant, such termination subject to a fee of the unamortized portion of allowances, commissions and free rent with respect to the terminated premises (calculated on a straight line basis over the period commencing on the rent commencement date and ending on the expiration date of the lease and bearing a 6% interest rate per annum). Following its lease expiration in April 2034, Point72 has either (i) two renewal options of 5-years each or (ii) one 10-year renewal option, each with 15 months’ prior notice and at the fair market rental rate. Point 72 has signed a sublease for the entire 3rd floor (31,246 square feet) of its space to Elite World Group, LLC, with an expected sublease commencement date of February 2020, a 5-year term and an annual rate of $90.00 PSF. Point72 also subleases 11,844 square feet of its space to Light Sky Macro LP, with a sublease expiration of August 2029 and a rate of $99.00 PSF.

The second largest tenant, Milbank, Tweed, Hadley, & McCloy (“Milbank”) (287,333 square feet, 20.1% NRA, 17.9% underwritten base rent, March 31, 2034 expiration), is an international law firm ranked within the top 100 law firms by gross revenue according to a third party legal publication, and is headquartered at the 55 Hudson Yards Property. The firm also has offices in Washington, D.C., Los Angeles, London, Frankfurt, Munich, Tokyo, Hong Kong, São Paulo, Seoul, Singapore and Beijing. The firm was founded in 1866 and as of 2018 had 728 attorneys. Milbank currently occupies space on floors 30-39 along with 600 square feet of storage space at the 55 Hudson Yards Property. Milbank has the one-time right to contract by up to one floor upon the tenth anniversary of the rent commencement date (which was April 1, 2019) with notice no less than 15 months prior to the contraction date. Milbank has either (i) two renewal options of 5-years each or (ii) one 10-year renewal option, each with 18 months’ prior notice and at the fair market rental rate, following its March 2034 expiration.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

The third largest tenant, Cooley (“Cooley”) (146,227 square feet, 10.2% NRA, 11.2% underwritten base rent, September 30, 2039 expiration), is a law firm ranked within the top 100 law firms by gross revenue according to a third party legal publication and is headquartered in Palo Alto, California with 16 other offices in San Francisco, Los Angeles, New York, Boston, Washington, D.C., San Diego, Seattle, Colorado, Virginia, London, Beijing and Shanghai. The firm had 946 attorneys in 2019. The firm’s major practice areas include corporate, litigation, intellectual property and regulatory law. Cooley currently occupies space on floors 42-46 of the 55 Hudson Yards Property. Effective as of the 10th anniversary of the rent commencement date (which was September 1, 2019), with 18 months’ prior notice, tenant has the one-time right to surrender either (i) the highest or lowest floor of any contiguous block or (ii) if the tenant did not exercise its initial expansion option, all of the square feet leased on the lowest floor of the leased premises (if tenant leases less than all of the square feet on such lowest floor), subject to a fee equal to the sum of the unamortized portion of allowances, commissions and rent concessions applicable to such space. In addition, effective as of the 15th anniversary of the rent commencement date, with 24 months’ prior notice, Cooley has the one-time right to terminate its lease subject to a fee of the sum of (i) unamortized allowances, commissions, rent concessions (each including interest at the rate of 6% per annum, compounded monthly) and (ii) four months of fixed rent and recurring additional charges at the rate immediately preceding the termination date. Cooley has either (i) two renewal options of 5-years each or (ii) one 10-year renewal option, each with 18 months’ prior notice and at the fair market rental rate, following its September 2039 expiration. Cooley subleases 12,229 square feet of its space to Cinctive Capital LLC, with a sublease expiration of June 2022 and an annual rate of $110 per square foot.

The fourth largest tenant, Boies Schiller & Flexner (“Boies Schiller”) (110,732 square feet, 7.7% NRA, 6.8% underwritten base rent, June 30, 2035 expiration) was founded by David Boies and Jonathan D. Schiller in 1997. Boies Schiller is a law firm ranked within the top 100 law firms by gross revenue according to a third party legal publication, specializing in litigation and headquartered at the 55 Hudson Yards Property. The firm has 14 offices with a total of 320 attorneys. Boies Schiller currently occupies space on floors 18-21 of the 55 Hudson Yards Property, but is not yet paying full rent on all of its space. All outstanding gap rent and free rent through June 2020, in the amount of $5,480,125, was reserved at the time of origination of the 55 Hudson Yards Whole Loan. Effective as of the 10th anniversary of the rent commencement date (July 1, 2020), with 18 months’ prior notice, the tenant has a one-time right to surrender either (i) the highest or lowest floor of any contiguous block or (ii) any partial floor, each subject to a fee of 150% of the applicable per square foot base rent and 150% of the recurring additional charges due with respect to the contracted space for the immediately preceding 12-month period. Boies Schiller has either (i) two renewal options of 5-years each or (ii) one 10-year renewal option, each with 24 months’ prior notice and at the fair market rental rate, following its June 2035 expiration. Boies Schiller subleases 18,224 square feet of its space to Ashurst LLP, with a sublease expiration date of June 2026 and an annual rate of $94.00 per square foot.

The fifth largest tenant, Third Point LLC (“Third Point”) (89,043 square feet, 6.2% NRA, 8.6% underwritten base rent, July 31, 2029 expiration), is a New York-based hedge fund founded by Daniel S. Loeb in 1995. The firm operates as an employee-owned and SEC-registered investment advisor. Third Point currently occupies spaces on floors 49-51 of the 55 Hudson Yards Property. Third Point has either (i) a renewal option of 5-years or (ii) a renewal option of 10-years, each with 15 months’ prior notice and at the fair market rental rate, following its July 2029 expiration.

The 55 Hudson Yards Property is located at 550 West 34th Street, on the southeast corner of the intersection of 34th Street and 11th Avenue in New York, New York. The 55 Hudson Yards Property is situated within the Hudson Yards development, one of the largest private real estate development projects in the United States. Once fully developed, Hudson Yards is expected to include more than 18.0 million square feet of commercial and residential space, along with more than 100 shops, a collection of restaurants, approximately 4,000 residences, affordable housing, The Shed (entertainment venue), 14 acres of open space, a 750-seat public school and an Equinox Hotel. The Hudson Yards neighborhood is traditionally bound by the Hell’s Kitchen neighborhood to the north, the Midtown, Times Square, Garment District and Penn Station neighborhoods to the east, and the West Chelsea neighborhood to the south. In September 2015, the Metropolitan Transportation Authority (MTA) completed an approximately $2.4 billion, 7,000-foot extension of the MTA’s No. 7 Flushing subway line (providing access to Queens), which was extended to include an additional subway stop at the corner of 34th Street and Eleventh Avenue (adjacent to the 50 Hudson Yards Property), from the previous last stop at 41st Street and Seventh Avenue (approximately 1.0 mile northeast of the 55 Hudson Yards Property). The 55 Hudson Yards Property is situated approximately 0.6 miles northwest of Penn Station.

The 55 Hudson Yards Property is situated approximately 0.3 miles northwest of the Shops & Restaurants at Hudson Yards, a seven-story, 676,229 square foot retail center, with retailers such as Cartier, Coach, Zara, H&M, Watches of Switzerland and Fendi, as well as restaurant and food options including Hudson Yards Grill, Bouchon Bakery, Shake Shack and Jack’s Coffee. The Vessel, a 16-story structure comprising 154 interconnecting flights of stairs with approximately 2,500 individual steps and 80 landings, is located approximately 0.2 miles southwest of the 55 Hudson Yards Property.

According to the appraisal, the 55 Hudson Yards Property is situated within the Far West Side submarket of the New York Office Market. As of the third quarter of 2019, the Far West Side submarket reported a total inventory of approximately 9.1 million square feet with a 1.4% vacancy rate (and a 12.2% availability rate) and average asking rents of $108.47 per square foot, gross. The appraiser concluded

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

to market rents ranging from $95.00 to $130.00 per square foot, modified gross, for the various floors of office space at the 55 Hudson Yards Property (see table below).

Market Rent Summary(1)
	Office – Floor 2-9	Office Floor 10- 16	Office Floor 17- 23	Office – Floor 24- 30	Office – Floor 31- 37	Office Floor 38- 44	Office Floor 45-51
Market Rent (PSF)	$95.00	$100.00	$110.00	$115.00	$120.00	$125.00	$130.00
Lease Term (Years)	15	15	15	15	15	15	15
Lease Type (Reimbursements)	MG	MG	MG	MG	MG	MG	MG
Rent Increase Projection (every 5 years)	$10.00 PSF	$10.00 PSF	$10.00 PSF	$10.00 PSF	$10.00 PSF	$10.00 PSF	$10.00 PSF
(1)	Source: Appraisal.

Comparable Leases Summary(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
55 Hudson Yards Property New York, NY	2019/N/A	1,431,212	N/A
30 Hudson Yards New York, NY	2019/N/A	1,463,234	0.1 Miles	Confidential Tenant Warner Media	Oct. 2019 /16.3 Yrs Jun. 2019 / 15.0 Yrs	175,000 1,463,234	$156.38 $120.37	MG Net to MG adj.
460 West 34th Street New York, NY	1927/2021(3)	633,530	0.2 Miles	First Republic Bank	Sep. 2019 /16.0 Yrs	233,782	$85.00	MG
441 Ninth Avenue New York, NY	1962/2019	697,958	0.3 Miles	Brevert Peloton Interactive, LLC Lyft	Sep. 2019 /10.8 Yrs Nov. 2018 / 15.0 Yrs Nov. 2018 / 10.0 Yrs	16,178 312,000 100,000	$116.00 $106.66 $87.00	MG MG MG
50 Hudson Yards New York, NY	2022(3)/N/A	2,900,000	0.1 Miles	Confidential	Sep. 2019 / 15.0 Yrs	1,250,000	$130.00	MG
1 Manhattan West New York, NY	2019/N/A	2,216,609	0.4 Miles	Accenture NHL McKool School Skadden, Arps, Slate, Meagher & Florn LLP	Jul. 2019 /16.1 Yrs Jun. 2019 / 22.0 Yrs Apr. 2019 / 16.0 Yrs Mar. 2019 / 21.0 Yrs	248,673 176,007 64,120 600,867	$119.00 $93.80 $108.00 $76.11	MG MG MG MG
66 Hudson Boulevard New York, NY	2022(3)/N/A	2,814,581	0.2 Miles	AllianceBernstein Pfizer Inc.	May 2019 /20.0 Yrs Apr. 2018 / 21.3 Yrs.	186,226 790,000	$105.00 $95.00	MG MG
10 Hudson Yards New York, NY	2015/N/A	1,861,084	0.3 Miles	Huatai Securities	Apr. 2018 /3.6 Yrs	5,992	$120.00	MG
1 Vanderbilt Avenue New York, NY	2020(3)/N/A	1,730,989	1.6 Miles	The Carlyle Group	Jul. 2018 /15.8 Yrs	95,367	$166.00	MG

(1)	Source: Appraisal.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

Historical and Current Occupancy
2016(1)	2017(1)	2018(1)	Current(2)
NAV	NAV	NAV	97.3%
(1)	Historical occupancies are not available as the 55 Hudson Yard Property was built in 2018 and tenants began taking occupancy in 2019.

(2)	Current Occupancy is as of November 19, 2019.

Tenant Summary(1)(2)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent per Square Foot(3)	% of Total Base Rent	Lease Expiration Date
Point72(3)(4)(5)	NR/NR/NR	332,283	23.2%	$88.37	21.9%	4/30/2034
Milbank(6)	NR/NR/NR	287,333	20.1	83.67	17.9	3/31/2034
Cooley(7)(8)	NR/NR/NR	146,227	10.2	103.00	11.2	9/30/2039
Boies Schiller(9)(10)(11)	NR/NR/NR	110,732	7.7	82.50	6.8	6/30/2035
Third Point	NR/NR/NR	89,043	6.2	130.00	8.6	7/31/2029
MarketAxess	NR/NR/NR	83,298	5.8	92.50	5.7	8/31/2034
Silver Lake Technology	NR/NR/NR	58,089	4.1	102.50	4.4	4/30/2034
Cognizant	NR/NR/NR	57,257	4.0	103.63	4.4	4/30/2031
Facebook(12)	NR/NR/NR	56,858	4.0	116.00	4.9	6/30/2024
Stonepeak	NR/NR/NR	29,683	2.1	135.00	3.0	7/31/2029
Total Major Office and Retail		1,250,803	87.4%	$95.44	88.9%
Other Occupied		141,397	9.9	104.89	11.1
Total Occupied		1,392,200	97.3%	$96.40	100.0%
Vacant		39,012	2.7
Total		1,431,212	100.00%
(1)	Based on the underwritten rent roll dated November 19, 2019.

(2)	Base rent per square foot is inclusive of rent steps through December 2020.

(3)	Point72 has signed a sublease for the entire 3rd floor (31,246 square feet) of its space with Elite World Group, LLC, with an expected sublease commencement date of February 2020, a 5-year term and an annual rate of $90.00 per square foot. Point72 also subleases 11,844 square feet of its space to Light Sky Macro LP, with a sublease expiration of August 2029 and an annual rate of $99.00 per square foot. Underwriting reflects the prime rent.

(4)	Point72 has an executed lease and has taken full occupancy of its spaces but has not yet fully commenced paying rent on all of its space (see tenant description in “The Property” above for further information).

(5)	Point72 has a one-time termination or contraction option that is further described in the “The Property” section above.

(6)	Milbank has a one-time contraction option that is further described in the “The Property” section above.

(7)	Cooley subleases 12,229 square feet of its space to Cinctive Capital LLC, with a sublease expiration of June 30, 2022 and an annual rate of $110 per square foot. Underwriting reflects the prime rent.

(8)	Cooley has a one-time termination or contraction option that is further described in the “The Property” section above.

(9)	Boies Schiller subleases 18,224 square feet of its space to Ashurst LLP, with a sublease expiration date of June 28, 2026 and an annual rate of $94.00 per square foot. Underwriting reflects the prime rent.

(10)	Boies Schiller has an executed lease and has taken full occupancy of its spaces but has not yet fully commenced paying rent on all of its space (see tenant description in “The Property” above for further information).

(11)	Boies Schiller has a one time contraction option that is further described in the “The Property” section above.

(12)	Facebook has a one-time contraction option provided that (1) the tenant exercised its renewal option and (2) has not been terminated for either (a) its entire leased space or (b) if the tenant exercised its renewal for its entire leased space, approximately 50% of either the 24th floor or the 25th floor (but not both).

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	39,012	2.7%	NAP	NAP	39,012	2.7%	NAP	NAP
MTM	0	0	0.0%	$0	0.0%	39,012	2.7%	$0	0.0%
2020	0	0	0.0%	$0	0.0%	39,012	2.7%	$0	0.0%
2021	0	0	0.0%	$0	0.0%	39,012	2.7%	$0	0.0%
2022	0	0	0.0%	$0	0.0%	39,012	2.7%	$0	0.0%
2023	0	0	0.0%	$0	0.0%	39,012	2.7%	$0	0.0%
2024	2	84,892	5.9%	$9,679,268	7.2%	123,904	8.7%	$9,679,268	7.2%
2025	2	18,765	1.3%	$2,045,385	1.5%	142,669	10.0%	$11,724,653	8.7%
2026	0	0	0.0%	$0	0.0%	142,669	10.0%	$11,724,653	8.7%
2027	0	0	0.0%	$0	0.0%	142,669	10.0%	$11,724,653	8.7%
2028	0	0	0.0%	$0	0.0%	142,669	10.0%	$11,724,653	8.7%
2029	5	149,603	10.5%	$18,838,620	14.0%	292,272	20.4%	$30,563,273	22.8%
2030	2	9,642	0.7%	$1,194,842	0.9%	301,914	21.1%	$31,758,115	23.7%
2031 & Thereafter	10	1,129,298	78.9%	$102,446,174	76.3%	1,431,212	100.0%	$134,204,289	100.0%
Total	21	1,431,212	100.0%	$134,204,289	100.0%

(1)	Based on the underwritten rent roll dated November 19, 2019.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Cash Flow Summary(1)
	Underwritten	Per Square Foot(2)	%(3)
Base Rent	$134,147,209	$93.73	87.0%
Contractual Rent Steps(4)	$57,080	$0.04	0.0%
Rent Average Benefit(5)	$2,242,507	$1.57	1.5%
Grossed Up Vacant Space	$5,108,740	$3.57	3.3%
Total Recoveries	$12,516,263	$8.75	8.1%
Other Income	$147,949	$0.10	0.1%
Net Rental Income	$154,219,748	$107.75	100.0%
Less Vacancy & Credit Loss(6)	($5,108,740)	($3.57)	(3.3%)
Effective Gross Income	$149,111,008	$104.19	100.0%
Real Estate Taxes (PILOT)(7)	$19,160,307	$13.39	12.8%
Insurance	$807,380	$0.56	0.5%
Other Operating Expenses	$25,242,990	$17.64	16.9%
Total Expenses	$45,210,677	$31.59	30.3%
Net Operating Income	$103,900,331	$72.60	69.7%
Capital Expenditures	$286,242	$0.20	0.2%
TI/LC	$3,578,030	$2.50	2.4%
Net Cash Flow	$100,036,059	$69.90	67.1%
(1)	Based on the underwritten rent roll dated November 19, 2019. Historical operating statements were not obtained and were not considered relevant to the lender’s underwriting as tenants began taking occupancy in 2019.

(2)	Per Square Foot is based on 1,431,212 square feet.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents perfect of Effective Gross Income for the remainder of the fields.

(4)	Represents contractual rent steps through December 2020.

(5)	Represents straight line rent averaging for the investment grade tenant Mount Sinai through the loan term and for Milbank, Cooley and Boies Schiller through the loan term.

(6)	The underwritten economic vacancy is 3.6%. The 55 Hudson Yards property was 97.3% leased as of November 19, 2019.

(7)	Represents the average of the projected PILOT payments over the loan term (See “PILOT/IDA Leases” for further details on the PILOT agreement.)

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

Property Management. The 55 Hudson Yards Property is managed by Related Hudson Yards Manager LLC, a Delaware limited liability company and an affiliate of the borrower.

Escrows and Reserves. At loan origination, the borrower deposited (i) $34,260,641 into a TI/LC reserve for existing leasing expenses, (ii) $11,482,346 into a free rent reserve for free rent and gap rent outstanding, (iii) $11,000,000 into a Milbank Escrow Reserve relating to the potential settlement of a dispute between the 55 Hudson Yards Borrower and Milbank relating to a delay in the delivery of such tenant’s leased premises, and (iv) $4,474,631 into a MarketAxess Escrow Reserve relating to the rental expenses to be incurred by MarketAxess Holdings Inc., a tenant at the 55 Hudson Yards Property, under a prior sublease at an unrelated property which the borrower agreed to pay as an inducement to such tenant’s new lease at the 55 Hudson Yards Property.

Real Estate Taxes - Upon the occurrence and continuance of a Cash Trap Event Period (as defined below under “Lockbox and Cash Management”), the 55 Hudson Yards Whole Loan documents require ongoing monthly real estate tax reserves in an amount equal to 1/12 of the real estate taxes that the lender reasonably estimates will be payable during the next 12 months.

Insurance - Upon the occurrence and continuance of a Cash Trap Event Period, the 55 Hudson Yards Whole Loan documents require ongoing monthly insurance reserves in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next 12 months; provided, however, notwithstanding any prior springing conditions, the reserve will not be required if the borrower maintains a blanket insurance policy reasonably acceptable to the lender.

Replacement Reserve – Upon the occurrence and continuance of a Cash Trap Event Period, the 55 Hudson Yards Whole Loan documents require ongoing monthly replacement reserves of $23,854.

Rollover Reserve – Upon the occurrence and continuance of a Cash Trap Event Period, the 55 Hudson Yards Whole Loan documents require ongoing monthly general rollover reserves of $119,268.

Lockbox / Cash Management. The 55 Hudson Yards Whole Loan documents require that the borrower establish and maintain a lender-controlled lockbox account, which is already in-place, and direct all tenants to pay rent directly into such lockbox account. The 55 Hudson Yards Whole Loan documents also require that all rents received by the borrower be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Cash Trap Event Period, all funds on deposit in the lockbox account will be disbursed to the 55 Hudson Yards Borrower’s operating account. During a Cash Trap Event Period, all funds in the lockbox account are required to be swept each business day into the cash management account controlled by the lender and, on each payment date, all funds in the cash management account are required to be applied in accordance with the 55 Hudson Yards Whole Loan documents. During a Cash Trap Event Period, any excess cash flow remaining after satisfaction of the waterfall items is required to be swept to an excess cash flow subaccount to be held by the lender as additional security for the 55 Hudson Yards Whole Loan; provided, however, so long as no event of default exists under the 55 Hudson Yards Whole Loan, if amounts on deposit in the Rollover Reserve are not sufficient to pay approved leasing expenses, then upon request of the borrower, funds in the excess cash flow subaccount are required to be disbursed for approved leasing expenses.

A “Cash Trap Event Period” means the occurrence and continuation of (i) an event of default or (ii) the net cash flow debt yield (“NCF DY”) for the 55 Hudson Yards Whole Loan falling below 6.0% at the end of any calendar quarter.

A Cash Trap Event Period may be cured in the accordance with the following conditions: with regard to clause (i) above, the cure of such event of default; or with regard to clause (ii) above (a) the NCF DY for the 55 Hudson Yards Whole Loan being greater than or equal to 6.0% for two consecutive calendar quarters; or (b) the borrower delivering to the lender as additional collateral and security for the payment of the debt, immediately available funds or one or more letters of credits (not to exceed, in the aggregate, 10.0% of the outstanding principal balance of the 55 Hudson Yards Whole Loan) having an aggregate notional amount, that, if applied as a prepayment of the outstanding principal balance of the 55 Hudson Yards Whole Loan, would cause the NCF DY to equal or exceed 6.0%.

Current Mezzanine or Subordinate Indebtedness. The 55 Hudson Yards Property also secures the 55 Hudson Yards Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $300,000,000. The 55 Hudson Yards Subordinate Companion Loan is coterminous with the 55 Hudson Yards Mortgage Loan. The 55 Hudson Yards Subordinate Companion Loan accrues interest at an interest rate of 2.9500% and will be interest only for the full term. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 55 Hudson Yards Whole Loan”.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

55 Hudson Yards

PILOT/IDA Leases. The borrower leases the 55 Hudson Yards Property to the New York City Industrial Development Agency (the “Agency”) (such lease, the “Company Lease”), and the Agency subleases the 55 Hudson Yards Property back to the 55 Hudson Yards Borrower (the “Agency Lease”) (the Company Lease and Agency Lease, collectively, the “IDA Leases”). The benefits of this lease structure to the borrower are a mortgage recording tax exemption and real property tax abatements. As such, the 55 Hudson Yards Borrower pays installment payments in lieu of real estate taxes as the rent under the Agency Lease (the “PILOT Payments”). In order for the PILOT Payments to achieve the same priority as would real estate tax payments (i.e., ahead of any mortgage or other lien), the borrower (with the Agency as holder of the leasehold under the Company Lease) provided mortgages in favor of the Hudson Yards Infrastructure Corporation, a not-for-profit local development corporation (“HYIC”), to secure the PILOT Payments (collectively, the “PILOT Mortgage”). The HYIC has issued revenue bonds for which the PILOT Payments are used to repay the bondholders. The term of the IDA Leases runs to June 30, 2044 (such period, the “Initial Term”), with annual automatic one-year extensions thereafter, unless within 60 days preceding the expiration of the current term the Agency provides written notice of termination to the 55 Hudson Yards Borrower (such date, the “Expiration Date”); provided that, after the Initial Term, the IDA Leases will automatically terminate within 60 days after the repayment in full or defeasance of all revenue bonds issued by HYIC for which an assignment of the PILOT Amount payable under the Agency Lease is used to repay the bondholders.

The 55 Hudson Yards Property is subject to tax abatements in the following amounts through 2038:

●	29.7% tax abatement through 2023;

●	2024 through 2034: taxes are due in amount equal to 103% of the preceding year’s PILOT payment;

●	2035: taxes due in amount equal to the greater of (a) 76.3% of unabated taxes and (b) 103% of the preceding year’s PILOT payment;

●	2036: taxes due in amount equal to the greater of (a) 82.2% of unabated taxes and (b) 103% of the preceding year’s PILOT payment;

●	2037: taxes due in amount equal to the greater of (a) 88.1% of unabated taxes and (b) 103% of the preceding year’s PILOT payment; and

●	2038: taxes due in amount equal to the greater of (a) 94.1% of unabated taxes and (b) 103% of the preceding year’s PILOT payment.

For additional information with respect to the IDA Leases and PILOT Payments, see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee/Leasehold
		Property Type - Subtype:	Retail – Super Regional Mall
Original Principal Balance(1):	$50,000,000	Net Rentable Area (SF)(5):	783,068
Cut-off Date Principal Balance(1):	$50,000,000	Location:	Tukwila, WA
% of Pool by IPB:	7.6%	Year Built / Renovated:	1968 / 2008
Loan Purpose:	Refinance	Occupancy(5)(6):	84.1%
Borrower:	Southcenter Owner LLC	Occupancy Date:	11/30/2019
Loan Sponsors(2):	URW WEA LLC	Number of Tenants:	196
Interest Rate:	2.88000%	2016 NOI:	$44,769,297
Note Date:	12/11/2019	2017 NOI:	$43,583,627
Maturity Date:	1/1/2030	2018 NOI:	$44,182,284
Interest-only Period:	120 months	TTM NOI (as of 10/2019):	$41,708,802
Original Term:	120 months	UW Economic Occupancy:	90.7%
Original Amortization:	None	UW Revenues:	$59,376,497
Amortization Type:	Interest Only	UW Expenses:	$16,700,013
Call Protection(3):	L(25),DeforGrtr1%orYM(91),O(4)	UW NOI:	$42,676,484
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$41,548,866
Additional Debt:	Yes	Appraised Value / Per SF:	$980,000,000 / $1,251
Additional Debt Balance:	$168,000,000	Appraisal Date:	11/17/2019
Additional Debt Type:	Pari Passu

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$278
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$278
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	22.2%
Replacement Reserves:	$0	Springing	$148,783	Maturity Date LTV:	22.2%
TI/LC:	$0	Springing	$978,835	UW NCF DSCR:	6.53x
Parking Area Rent Reserve:	$0	Springing	N/A	UW NOI Debt Yield:	19.6%

Sources and Uses(1)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$218,000,000	99.6%	Loan Payoff	$217,738,336	99.5%
Sponsor Equity	819,135	0.4	Upfront Reserves	1,080,799	0.5

Total Sources	$218,819,135	100.0%	Total Uses	$218,819,135	100.0%

(1)	The Southcenter Mall Loan (as defined below) is part of a whole loan evidenced by six pari passu notes with an aggregate outstanding principal balance of $218.0 million. The financial information presented in the chart above reflects the $218.0 million aggregate Cut-off Date balance of the Southcenter Mall Whole Loan (as defined below).
(2)	See “The Loan Sponsors” below.
(3)	The Southcenter Mall Loan lockout period is required to be at least 25 payments beginning with and including the first payment date of February 1, 2020. Defeasance, or prepayment with a prepayment fee in an amount equal to the greater of (a) the yield maintenance amount, or (b) 1.00% of the amount prepaid, of the full $218.0 million whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) January 1, 2023. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2020-IG1 securitization in February 2020. The actual lockout period may be longer.
(4)	For a full description of Escrows and Reserves please refer to “Escrows and Reserves” below.
(5)	The collateral consists of 783,068 square feet of a 1.68 million square foot mall, which also includes JCPenney (272,267 square feet), Macy’s (258,944 square feet), Sears (174,630 SF), Nordstrom (165,900 square feet), KeyBank (21,546 square feet) and Olive Garden (7,405 square feet), which each separately own their own improvements and as such are excluded from the loan collateral. Occupancy is based on the collateral square feet.
(6)	The physical occupancy at the Southcenter Mall Property as of November 30, 2019 is 87.9%. Three tenants totaling 29,911 square feet are excluded from the occupancy and underwriting because they are expected to or known to vacate. Forever21 (26,611 square feet) is in bankruptcy and is excluded from the occupancy and underwriting.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

The Loan. The Southcenter Mall mortgage loan (the “Southcenter Mall Loan”) is a fixed rate loan secured by a first mortgage lien on the borrower’s fee and leasehold interest in a 783,068 square foot portion (the “Southcenter Mall Property”) of an approximately 1.68 million square foot super regional mall located in Tukwila, Washington. The Southcenter Mall Loan is part of a whole loan comprised of six pari passu notes in the aggregate original principal balance of $218.0 million (the “Southcenter Mall Whole Loan”). The Southcenter Mall Loan is evidenced by the non-controlling Note A-2, with an original principal balance and outstanding principal balance as of the Cut-off Date of $50.0 million, and is being contributed to the Benchmark 2020-IG1 mortgage trust. The controlling Note A-1 contributed to the GSMS 2020-GC45 mortgage trust. The non-controlling Note A-3, Note A-4, Note A-5 and Note A-6 are currently held by DBRI and expected to be contributed to one or more future securitization transactions. The relationship between the holders of the Southcenter Mall Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Southcenter Mall Whole Loan has a ten-year term and will be interest only for the full term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$60,000,000	$60,000,000	GSMS 2020-GC45	Yes
Note A-2	$50,000,000	$50,000,000	Benchmark 2020-IG1	No
Note A-3	$39,000,000	$39,000,000	DBRI(1)	No
Note A-4	$29,000,000	$29,000,000	DBRI(1)	No
Note A-5	$20,000,000	$20,000,000	DBRI(1)	No
Note A-6	$20,000,000	$20,000,000	DBRI(1)	No
Total	$218,000,000	$218,000,000
(1)	The related notes are currently held be the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

The Borrower. The borrowing entity for the Southcenter Mall Whole Loan is Southcenter Owner LLC, a Delaware limited liability company and special purpose entity with at least two independent directors in its organizational structure. Legal counsel to the borrower provided a non-consolidation opinion in connection with the origination of the Southcenter Mall Whole Loan.

The Loan Sponsors. The loan sponsor is a joint venture between Unibail-Rodamco-Westfield (55%) and Canada Pension Plan Investment Board (“CPPIB”) (45%). The non-recourse carveout guarantor is URW WEA LLC, an affiliate of Unibail-Rodamco-Westfield (“URW”). The liability of the non-recourse carveout guarantor for recourse events relating to bankruptcy is capped at 20% of the then outstanding principal balance of the Southcenter Mall Whole Loan.

URW is a global developer and operator of flagship shopping destinations in cities across Europe and the United States and office buildings and major convention and exhibition venues in the Paris region. As of June 30, 2019, URW had a total portfolio value of approximately €65.0 billion, of which 86% is retail, 7% is office, 5% is convention and exhibition venues and 2% is services. URW owns and operates 92 shopping centers, of which 55 are flagships in cities in Europe and the United States.

CPPIB is a Canadian Crown corporation established by way of the 1997 Canada Pension Plan Investment Board Act to oversee and invest the funds contributed to and held by the Canada Pension Plan. As of September 30, 2019, CPPIB managed over C$409 billion in investment assets for the Canada Pension Plan on behalf of 20 million Canadians. CPPIB invests across geographies and asset classes, including public equities (33%), private equities (24%), real estate (12%), government bonds (10%), credit investments (9%), infrastructure (9%) and others. If CPPIB succeeds to URW’s interest in the borrower, CPPIB, or an affiliate having a net worth and liquidity reasonably acceptable to the lender, is permitted to act as replacement guarantor.

The Property. The Southcenter Mall Property is a 783,068 square foot portion of the Southcenter Mall Shopping Center, a three-level super regional mall that contains approximately 1.68 million square feet of gross leasable area, located in the greater Seattle market. The Southcenter Mall Shopping Center was originally built in 1968 and expanded in 2008. In 2008, an approximately $240 million redevelopment project opened with a 400,000 square foot two level expansion that included the new AMC theater, food terrace, new specialty stores, feature restaurants and new parking structures. Four outparcel pads were added totaling approximately 40,000 square feet. In addition, in 2010 a project to re-tenant the vacant Mervyn’s box brought the specialty grocer, Seafood City (44,413 square feet), which opened in July 2010. Including the purchase of the Mervyn’s box, total project cost was approximately $35 million. The Southcenter Mall Shopping Center has 7,059 parking spaces, which equates to 4.2 spaces per 1,000 square feet. The Southcenter Mall Property is owned in fee by the borrower, except for a parking parcel containing approximately 1,350 parking spaces, in which the borrower has a sub-ground leasehold interest through June 2045. The ground rent under the lease is currently approximately $8,175 per month and

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

resets every 10 year period based on the consumer price index (with the next reset in 2025) subject to the methodology in the ground lease documents.

The Southcenter Mall Shopping Center is anchored by Macy’s, JCPenney, Sears and Nordstrom, which each separately own their improvements. Macy’s also owns the underlying land beneath its box, while the borrower owns the underlying land for the three remaining anchors. As of the trailing 12 months ending October 2019, the four major non-collateral anchors (Macy’s, JCPenney, Nordstrom and Sears) have achieved sales of approximately $63.3 million ($245 per square foot), $35.2 million ($129 per square foot), $29.4 million ($177 per square foot), and $13.9 million ($80 per square foot), respectively. The Southcenter Mall Shopping Center is also junior anchored by Seafood City (a Filipino supermarket), a 16-screen American Multi-Cinema (“AMC”) theater, Round One and H&M (all part of the Southcenter Mall Loan collateral). As of the trailing 12 months ending in October 2019, Seafood City, AMC theater, Round One and H&M posted sales of approximately $35.0 million ($787 per square foot), $13.6 million ($850,081 per screen), $6.5 million ($159 per square foot) and $10.0 million ($408 per square foot), respectively.

The Southcenter Mall Property features a broad merchandise mix with over 150 specialty retailers including Apple, Aerie, Claire’s, Coach, Disney, Footlocker, H&M, Gamestop, Lucky Brand, Michael Kors, and Sephora. The Southcenter Mall Property also features diverse dining options such as BJ’s Restaurant, The Cheesecake Factory, Buffalo Wild Wings, Chipotle and Moctezuma’s Mexican Restaurant, which is complemented by a 14-bay food court located on the second level of the Southcenter Mall Property.

The Southcenter Mall Property has an in-place underwritten occupancy of 92.6% (84.1% occupied excluding non-collateral anchors and unowned parcels). As of the trailing 12 months ending October 2019, the Southcenter Mall Property generated in-line sales of approximately $757 per square foot with an occupancy cost ratio of approximately 12.9%. Excluding the Apple store, the Southcenter Mall Property generated in-line sales of approximately $600 per square foot with an occupancy cost ratio of approximately 16.3% over the same period.

The following table presents a summary of historical tenant sales at the Southcenter Mall Property.

Historical Tenant Sales Summary(1)
	2017	2018	TTM 10/31/2019
Anchor Sales PSF (non-collateral)	$167	$166	$163
Junior Anchor Sales PSF (collateral)	$320	$321	$337
In-Line Tenant Sales (<10,000) PSF	$849	$856	$777
In-Line Tenant Sales (<10,000) PSF (excl. Apple)	$616	$593	$613

(1)	Information as provided by the loan sponsors and only includes tenants reporting sales.

The following table presents a summary of historical occupancy at the Southcenter Mall Property.

Historical and Current Occupancy(1)(3)
2016	2017	2018	Current(2)
91.3%	91.7%	91.6%	84.1%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of November 30, 2019.
(3)	The physical occupancy at the Southcenter Mall Property as of November 30, 2019 is 87.9%. Three tenants totaling 29,911 square feet are excluded from the occupancy and underwriting because they are expected to or known to vacate. Forever21 (26,611 square feet) is in bankruptcy and is excluded from the occupancy and underwriting.

The Southcenter Mall Property is located in Tukwila, Washington, 14 miles south of downtown Seattle and four miles north of the SeaTac International Airport. The Southcenter Mall Property is located at the junction of Seattle’s two most heavily traveled highways (I-5 and I-405). The Southcenter Mall Property is the largest shopping center in the state of Washington. The trade area serving the Southcenter Mall Property stretches over 30 miles and includes over 1.3 million residents. According to the appraisal, as of 2019, within a 5-,7- and 10-mile radius of the Southcenter Mall Property, the population is 291,032, 528,882 and 841,502, respectively. Within a 5-,7- and 10-mile radius of the Southcenter Mall Property, the average household income is $88,132, $97,087 and $110,258, respectively.

The Southcenter Mall Property is located in the West Seattle/Tukwila/Kent/Auburn retail submarket of Seattle. According to the appraisal, the West Seattle/Tukwila/Kent/Auburn retail submarket contains approximately 8.7 million square feet, or 31.8% of the region’s inventory. As of the third quarter of 2019, the West Seattle/Tukwila/Kent/Auburn retail submarket had a vacancy rate of 9.8% with net absorption of 21,000 square feet. Over the same period, the submarket had an average asking rental rate of $22.58 per square foot.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

The following table presents certain information relating to the primary competition for the Southcenter Mall Property.

Competitive Set(1)
	Southcenter Mall(2)	The Commons at Federal Way	Pacific Place	Bellevue Square	Northgate Mall	Tacoma Mall
Distance from Subject	NAP	11.5 miles	12.3 miles	14.0 miles	19.1 miles	23.5 miles
Property Type	Super Regional Mall	Super Regional Mall	Urban Specialty Center	Super Regional Mall	Super Regional Mall	Super Regional Mall
Year Built	1968	1975	1998	1946	1950	1964
Total GLA	1,683,760	771,000	330,000	1,578,000	1,046,000	1,188,607
Total Occupancy	92.6%	74.1%	75.0%	98.2%	98.2%	98.6%
In-Line Sales per SF	$758	$200 - $300	$500 - $650	$600 - $775	NAV	$500 - $575
Anchors & Jr. Anchors	Macy’s JCPenney Sears Nordstrom Seafood City Round One AMC The Container Store	Macy’s Target Kohl’s Cinemas	AMC Theaters Barnes & Noble Nordstrom (adjacent) Macy’s (nearby)	Macy’s Nordstrom JCPenney Crate & Barrel	Macy’s Nordstrom JCPenney Other/Big Box	Macy’s Nordstrom JCPenney Dick’s Sporting Goods
(1)	Source: Appraisal.
(2)	Based on Southcenter Mall Shopping Center, including non-collateral anchors and outparcels.

Tenant Summary(1)
Tenant	Credit Rating (Fitch/MIS/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent per Square Foot	% of Total Base Rent	Tenant Sales per Square Foot(3)	Occupancy Cost(3)	Lease Expiration Date
Non-Collateral Anchors(4)
Macy’s	NR / NR / NR	258,944	NAP	NAP	0.0%	$245	NAP	NAP
JCPenney	NR / NR / NR	272,267	NAP	NAP	1.2	$129	1.2%	7/31/2028
Nordstrom	NR / NR / NR	165,900	NAP	NAP	3.1	$177	3.5%	9/30/2028
Sears	NR / NR / NR	174,630	NAP	NAP	0.3	$80	0.7%	7/31/2023
Total Non-Collateral Anchors		871,741	NAP	NAP	4.6%	$163	1.2%
Non-Collateral Outparcels		28,951	NAP	NAP	1.4
Total Non-Collateral		900,692	NAP	NAP	6.0%

Owned Tenants
AMC	NR / NR / NR	70,000	8.9%	$41.72	8.8%	$850,081(5)	21.5%	7/31/2023
Seafood City	NR / NR / NR	44,413	5.7	$31.52	4.2	$787	4.0%	7/15/2025
H&M	NR / NR / NR	24,506	3.1	$48.50	3.6	$408	11.9%	1/31/2029
Round One	NR / NR / NR	40,576	5.2	$22.38	2.7	$159	14.1%	7/31/2025
The Container Store	NR / NR / NR	25,452	3.3	$27.54	2.1	$157	17.5%	2/28/2027
Champs Sports/Nike Yardline	NR / NR / NR	7,493	1.0	$80.72	1.8	$977	8.3%	1/31/2025
Foot Locker/House of Hoops	NR / NR / NR	7,310	0.9	$80.96	1.8	$620	13.1%	1/31/2021
Fidelity Investments	NR / A1 / NR	7,200	0.9	$79.84	1.7	NAV	NAV	5/31/2024
The Cheesecake Factory	NR / NR / NR	10,289	1.3	$55.31	1.7	$1,149	4.8%	1/31/2028
Victoria’s Secret	NR / NR / NR	9,875	1.3	$56.31	1.7	$522	10.8%	1/31/2024
Ten Largest Owned Tenants		247,114	31.6%	$40.53	30.0%
Remaining Owned Tenants		411,274	52.5	$51.81	63.9
Vacant Spaces (Owned Space)		124,680	15.9	$ 0.00	0.0
Totals / Wtd. Avg. All Owned Tenants(6)		783,068	100.0%	$51.66	94.0%
Totals / Wtd. Avg. Non-Collateral / Owned Tenants(7)				$54.98	100.0%
(1)	Based on the underwritten rent roll dated November 30, 2019.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Tenant Sales per Square Foot and Occupancy Cost are as of the trailing 12 months ending October 31, 2019.
(4)	The borrower owns the underlying land of JCPenney, Nordstrom, Sears, Olive Garden and KeyBank. Lease Expiration for JCPenney, Nordstrom and Sears refers to expiration of the ground leases.
(5)	Based on the AMC’s 16 screens.
(6)	The Base Rent per Square Foot excludes 52,033 square feet which has no attributable fixed base rent.
(7)	Base Rent per Square Foot includes Base Rent from the three non-collateral anchor tenants and two non-collateral in-line tenants, but excludes the associated square feet.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	124,680	15.9%	NAP	NAP	124,680	15.9%	NAP	NAP
MTM	5	16,155	2.1	$904,456	2.7%	140,835	18.0%	$904,456	2.7
2020	25	34,678	4.4	1,075,944	3.2	175,513	22.4%	$1,980,400	5.9
2021	35	74,171	9.5	3,433,327	10.3	249,684	31.9%	$5,413,727	16.2
2022	30	61,226	7.8	2,782,407	8.3	310,910	39.7%	$8,196,134	24.6
2023	17	107,256	13.7	5,339,098	16.0	418,166	53.4%	$13,535,232	40.6
2024	19	66,909	8.5	4,157,281	12.5	485,075	61.9%	$17,692,513	53.1
2025	11	102,272	13.1	3,741,382	11.2	587,347	75.0%	$21,433,895	64.3
2026	6	14,005	1.8	589,983	1.8	601,352	76.8%	$22,023,878	66.1
2027	14	53,172	6.8	2,363,443	7.1	654,524	83.6%	$24,387,321	73.2
2028	15	40,244	5.1	3,922,140	11.8	694,768	88.7%	$28,309,461	84.9
2029	15	62,786	8.0	4,254,323	12.8	757,554	96.7%	$32,563,784	97.7
2030	3	16,096	2.1	549,544	1.6	773,650	98.8%	$33,113,328	99.3
2031 & Beyond	1	9,418	1.2	221,075	0.7	783,068	100.0%	$33,334,403	100.0
Total	196	783,068	100.0%	$33,334,403	100.0%

(1)	Based on the underwritten rent roll dated November 30, 2019.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Base Rent includes annual rent from three non-collateral anchor tenants and two non-collateral in-line tenants in which the borrower owns the underlying land but does not own the improvements. The UW Base Rent $ per SF excluding the non-collateral tenants is $51.66.

Operating History and Underwritten Net Cash Flow(1)
	2016	2017	2018	TTM	Underwritten	Per Square Foot	%(2)
Rents in Place	$37,070,856	$36,892,290	$36,065,546	$34,418,159	$33,334,403	$42.57	50.9%
Rent Steps(3)	0	0	0	0	708,761	0.91	1.1
Potential Income from Vacant Space	0	0	0	0	6,071,512	7.75	9.3
Total Reimbursements	18,549,095	19,060,094	20,923,356	20,783,823	20,416,765	26.07	31.2
Other Income(4)	6,743,806	5,925,410	6,271,498	4,799,081	4,916,568	6.28	7.5
Net Rental Income	$62,363,757	$61,877,793	$63,260,401	$60,001,063	$65,448,009	$83.58	100.0%
Vacancy/Credit Loss	0	0	0	0	(6,071,512)	(7.75)	(10.2)
Effective Gross Income	$62,363,757	$61,877,793	$63,260,401	$60,001,063	$59,376,497	$75.83	100.0%
Real Estate Taxes	$4,063,206	$4,235,122	$4,673,930	$4,276,508	$4,483,105	$5.73	7.6
Insurance	328,713	488,602	541,588	522,502	554,389	0.71	0.9
Management Fee	2,933,914	2,894,887	2,967,772	2,830,732	1,000,000	1.28	1.7
Other Operating Expenses	10,268,627	10,675,556	10,894,826	10,662,519	10,662,519	13.62	18.0
Total Operating Expenses	$17,594,460	$18,294,166	$19,078,116	$18,292,261	$16,700,013	$21.33	28.1
Net Operating Income	$44,769,297	$43,583,627	$44,182,284	$41,708,802	$42,676,484	$54.50	71.9%
TI/LC	0	0	0	0	978,835	1.25	1.6
Capital Expenditures	0	0	0	0	148,783	0.19	0.3
Net Cash Flow	$44,769,297	$43,583,627	$44,182,284	$41,708,802	$41,548,866	$53.06	70.0%
(1)	TTM reflects the trailing 12-month period ending October 31, 2019.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Includes $667,292 of contractual rent steps through January 1, 2021 and $41,469 for the straight line average rent for the following investment grade tenants: Fidelity Investments, AT&T Wireless, Verizon, Disney, Michael Kors, Starbucks and Bank of America.
(4)	Underwritten Other Income consists of lease termination income ($117,487), percentage rent ($857,464), kiosk/ATM income ($1,658,949), specialty leasing income ($1,554,354), media income ($132,282) and miscellaneous income ($596,031).

A-3-92

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Southcenter Mall

Property Management. The property is managed by Westfield Property Management LLC, an affiliate of the borrower.

Escrows and Reserves. On each due date during the continuance of a Trigger Period, the borrower will be required to fund the following reserves, (i) 1/12 of the real estate taxes that the lender estimates will be payable over the next-ensuing 12-month period, (ii) 1/12 of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that an insurance reserve will be waived if the Southcenter Mall Property is covered under an acceptable blanket policy, (iii) 1/12 of the rent due under the sub-ground lease at the Southcenter Mall Property (provided such reserve is not required to be funded if the borrower provides reasonably acceptable evidence of payment of such monthly rent when due), (iv) a monthly replacement reserve deposit of $12,399, subject to a cap of $148,783 and (v) a monthly rollover reserve deposit of $81,570, subject to a cap of $978,835. Funds deposited into any of the foregoing reserves are required to be released to the borrower if a Trigger Period no longer exists. The borrower has the right to deliver a letter of credit meeting the requirements of the Southcenter Mall Whole Loan documents in lieu of funding any reserve, or to replace funds previously deposited into any reserve.

Lockbox / Cash Management. The Southcenter Mall Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to deliver letters to all tenants at the Southcenter Mall Property directing them to deposit all rents and payments into a lender controlled lockbox account. To the extent no Trigger Period is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept weekly to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents to make deposits into the tax, insurance and parking area sublease reserve accounts as described above under “Escrows and Reserves”, to pay debt service on the Southcenter Mall Whole Loan, to make deposits into the replacement reserve and rollover reserve as described above under “Escrows and Reserves”, to pay operating expenses set forth in the annual budget (which must be approved by the lender during a Trigger Period) and lender-approved extraordinary expenses, and to deposit any remainder into a cash sweep account to be held as additional collateral for the Southcenter Mall Whole Loan during such Trigger Period.

A “Trigger Period” means any period during the continuance of (i) an event of default under the loan documents until cured as determined by the lender in its reasonable discretion or (ii) any Low DSCR Trigger Period.

A “Low DSCR Trigger Period” means any period during the continuance of which the debt service coverage ratio based on the Southcenter Mall Whole Loan is less than 4.11x and will end if (i) the Southcenter Mall Whole Loan debt service coverage ratio is at least 4.11x for two consecutive quarters, (ii) the borrower prepays a portion of the Southcenter Mall Whole Loan to achieve a debt service coverage ratio of 4.11x with a prepayment fee equal to the greater of 1.00% of the prepaid amount and yield maintenance or (iii) the borrower delivers to lender a letter of credit meeting the requirements of the Southcenter Mall Whole Loan documents or other additional collateral acceptable to lender in its sole but reasonable discretion in an amount equal to 12 months of projected excess cash flow (provided if a debt service coverage ratio of 4.11x has not been achieved as of the date that is 12 months from delivery of such letter of credit, a Low DSCR Trigger Period will again commence).

Current Mezzanine or Secured Subordinate Indebtedness. None.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Release. The borrower may request that the lender release (i) the non-income producing approximately 1.02 acre parcel of land and its currently un-owned improvements designated as the “Firestone Parcel”, (ii) the approximately 0.57 acre parcel of land designated as the “Post Office Parcel” and/or (iii) any other non-income producing, unimproved, non-material portion of the Southcenter Mall Property, which is not used for parking (each, a “Release Parcel”) from the lien of the Southcenter Mall Whole Loan documents upon the satisfaction of the following conditions: (a) no continuing event of default; (b) title to the Release Parcel is transferred from the borrower and borrower continues to be a single purpose entity; (c) evidence satisfactory to the lender that the Release Parcel is a legally subdivided parcel from the Southcenter Mall Property and is on a separate tax lot; (d) the conveyance of the Release Parcel does not (1) materially adversely affect the use, access, value, utility or operation of the remaining Southcenter Mall Property, (2) cause any portion of the remaining Southcenter Mall Property to be in violation of any legal, zoning or parking requirements, (3) create any liens on the remaining Southcenter Mall Property or (4) cause a default under the terms of any lease or other instrument relating to the Southcenter Mall Property; (e) the borrower must comply with REMIC related conditions; and (f) only with respect to the Post Office Parcel, payment of a release price in an amount equal to $1,275,000 together with the yield maintenance premium (if then applicable). No paydown or defeasance of the Southcenter Mall Whole Loan will be required in connection with any Release Parcel other than the Post Office Parcel. In addition, with respect to the Firestone Parcel and/or the Post Office Parcel, the borrower must enter into a “no poaching” agreement between the borrower and the transferee of the Firestone Parcel and/or Post Office Parcel with respect to the tenants under leases at the Southcenter Mall Property (unless replaced with tenants paying equal or greater effective rent per square foot), to which the lender will be a third party beneficiary and which agreement is in form and substance satisfactory to the lender).

A-3-93

Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

A-3-94

Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

A-3-95

Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

A-3-96

Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – CBD
Original Principal Balance(1):	$50,000,000	Net Rentable Area (SF):	946,099
Cut-off Date Principal Balance(1):	$50,000,000	Location:	Chicago, IL
% of Pool by IPB:	7.6%	Year Built / Renovated:	1990 / 2016
Loan Purpose:	Refinance	Occupancy(4):	87.7%
Borrower:	181 West Madison Property LLC	Occupancy Date:	11/30/2019
Loan Sponsor:	HNA Group North America LLC	Number of Tenants:	29
Interest Rate:	3.90000%	2016 NOI(5):	N/A
Note Date:	11/27/2019	2017 NOI:	$23,203,111
Maturity Date:	12/1/2026	2018 NOI:	$21,302,406
Interest-only Period:	84 months	TTM NOI (as of 9/2019):	$21,846,296
Original Term:	84 months	UW Economic Occupancy:	92.0%
Original Amortization:	None	UW Revenues:	$41,394,765
Amortization Type:	Interest Only	UW Expenses:	$19,384,258
Call Protection(2):	L(26),Def(53),O(5)	UW NOI(6):	$22,010,506
Lockbox / Cash Management:	Hard / Springing	UW NCF(6):	$19,929,089
Additional Debt(3):	Yes	Appraised Value / Per SF(7):	$375,289,826 / $397
Additional Debt Balance(3):	$57,900,000 / $132,100,000	Appraisal Date:	10/22/2019
Additional Debt Type(3):	Pari Passu / Subordinate Debt

Escrows and Reserves(8)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$114	$254
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$114	$254
Replacement Reserves:	$0	Springing	$567,660	Cut-off Date LTV(6):	28.8%	64.0%
TI/LC:	$157,683	$157,683	$7,000,000	Maturity Date LTV(6):	28.8%	64.0%
Outstanding Free Rent:	$1,532,852	N/A	N/A	UW NCF DSCR:	4.67x	2.10x
Outstanding CapEx:	$60,000	N/A	N/A	UW NOI Debt Yield:	20.4%	9.2%
Outstanding Rollover:	$1,229,826	N/A	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$240,000,000	99.6%	Payoff Existing Debt	$235,188,488	97.6%
Sponsor Equity	1,027,259	0.4	Upfront Reserves	2,980,361	1.2
			Closing Costs	2,858,410	1.2
Total Sources	$241,027,259	100.0%	Total Uses	$241,027,259	100.0%

(1)	The 181 West Madison loan (as defined below) is part of a whole loan evidenced by 4 pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $240.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $240.0 million 181 West Madison Whole Loan (as defined below).
(2)	The lockout period will be 26 payments beginning with and including the first payment date in January 2020. The borrower has the option to defease the full $240,000,000 181 West Madison Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) January 1, 2023. The lockout period of 26 payments is based on the expected Benchmark 2020-IG1 transaction closing date occurring in February 2020. The actual lockout period may be longer.
(3)	See “Current Mezzanine or Subordinate Indebtedness” below.

A-3-97

Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

(4)	Physical occupancy as of November 30, 2019 was 90.1%. Certain tenants known to be vacating 181 West Madison were underwritten as vacant and reflected as such in stated occupancy figures.
(5)	2016 NOI is not available as the borrower sponsor acquired the 181 West Madison Property (as defined below) in March of 2017.
(6)	UW NOI and UW NCF are inclusive of (i) contractual rent steps taken through November 2020 and (ii) straight-lined rent through the 181 West Madison Whole Loan maturity date for investment-grade rated tenants Northern Trust and CIBC (each as defined below). Northern Trust rent steps are based off of current negotiations for the base rent reset, which commences in January of 2021 for all of the Northern Trust space at the Property. Currently negotiations are between $27.00 and $28.00, with 2.5% escalations through the loan term. Underwriting assumes an agreed upon rental rate of $27.50.
(7)	Appraised Value is reflective of the “As Hypothetical” Appraised Value, which assumes the borrower sponsor has escrowed $1,289,826 for remaining capital expenses and unfunded tenant improvement allowances associated with CIBC. At origination, the borrower reserved $1,229,826 for all outstanding tenant improvements and $60,000 for outstanding capital expenditures. The “As-Is” appraised value as of October 22, 2019 is $374.0 million, which results in a Whole Loan LTV at Cut-off Balance of approximately 64.2%.
(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The 181 West Madison mortgage loan (the “181 West Madison Loan”) is part of a whole loan evidenced by four pari passu promissory notes and one junior promissory note, each as described below, with an aggregate original balance of $240.0 million (the “181 West Madison Whole Loan”), secured by the first mortgage encumbering the borrower’s fee simple interest in a 946,099 square foot Class A office tower located in Chicago, Illinois (the “181 West Madison Property”). The 181 West Madison Whole Loan is comprised of (i) a senior loan, comprised of four pari passu notes with an aggregate principal balance as of the Cut-off Date of $107.9 million (the “181 West Madison Senior Notes”), one of which (Note A-3 with an outstanding principal balance as of the Cut-off Date of $50.0 million) is being contributed to the Benchmark 2020-IG1 trust and constitutes the 181 West Madison Loan, and the remainder of which have been, or are expected to be contributed to other securitization trusts and (ii) a subordinate loan, comprised of one note, with an original principal balance as of the Cut-off Date of $132.1 million (the “181 West Madison Subordinate Companion Loan”) that was contributed to a prior securitization trust, as described below. The 181 West Madison Whole Loan was originated by JPMCB. The 181 West Madison Whole Loan has a seven-year term and will be interest-only for the term of the loan.

The relationship between the holders of the 181 West Madison Senior Notes and the 181 West Madison Junior Notes is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$1,000,000	$1,000,000	JPMCC 2020-LOOP	No
Note A-2	$43,000,000	$43,000,000	Benchmark 2020-B16(1)	No
Note A-3	$50,000,000	$50,000,000	Benchmark 2020-IG1	No
Note A-4	$13,900,000	$13,900,000	JPMCB(2)	No
Senior Notes	$107,900,000	$107,900,000
Note B	$132,100,000	$132,100,000	JPMCC 2020-LOOP	Yes
Total	$240,000,000	$240,000,000
(1)	The Benchmark 2020-B16 transaction is expected to close on or about February 12, 2020.

(2)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

The Borrower. The borrower is 181 West Madison Property LLC, a Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in its organizational structure (the “Borrower”).

The Loan Sponsor. The loan sponsor is HNA Group North America LLC (“HNA”). HNA is a China based Fortune Global 500 conglomerate with core divisions of aviation, tourism and real estate. As of November 11, 2019, HNA Group North America LLC controls approximately $2.1 billion of United States commercial real estate which includes 245 Park Avenue in New York City, the 181 West Madison Property and the Casa Hotel at 66-70 West 45th Street in New York City. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 181 West Madison Whole Loan. The Borrower, which is a single purpose entity with no assets other than the 181 West Madison Property, is the sole party liable for breaches or violations of the nonrecourse carveout provisions in the loan documents.

The Property. The 181 West Madison Property is a 50-story, 946,099 square foot, Class A, LEED Certified Gold, office tower located in Chicago, Illinois. The 181 West Madison Property is located at the southeast corner of West Madison and South Wells Streets in Chicago’s central business district (“CBD”). There are 56 on-site garage parking spaces. The 181 West Madison Property was originally constructed in 1990 by Cesar Pelli & Associates and has since undergone renovations in 2016. The borrower sponsor purchased the 181 West Madison Property in March 2017 and since has invested approximately $15.5 million in capital expenditures. Recent renovations at the 181 West Madison Property include modernized elevators, main lobby renovations, improvements to the tenant lounge, fitness center improvements and general cosmetic upgrades.

A-3-98

Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

As of November 30, 2019, the property was 87.7% leased to 29 tenants representing several industries across the financial services, government, real estate, technology, advertising and industrial sectors. In addition, approximately 56.7% of net rentable area at the 181 West Madison Property is attributable to investment grade rated tenants. The largest tenant at the 181 West Madison Property, The Northern Trust Company (“Northern Trust”) (Moody’s/S&P/Fitch: A2/AA-/AA), accounts for approximately 42.3% of net rentable area and approximately 40.2% of underwritten base rent. Founded in 1889, Northern Trust is an international financial services company headquartered in Chicago, Illinois. Northern Trust provides investment management, asset and fund administration, and fiduciary and banking services. Northern Trust is a subsidiary of The Northern Trust Corporation. The Northern Trust Corporation employs approximately 20,000 people in offices across 20 U.S. states, and 23 international locations throughout North America, Europe, and the Asia-Pacific region. As of year-end 2018, The Northern Trust Corporation reported $6.0 billion in revenue, $1.6 billion in net income, and $1.1 trillion in assets under management. The 181 West Madison Property serves as one of two headquarter buildings for Northern Trust, of which the 181 West Madison Property serves as the headquarters for Northern Trust’s client facing lines of business. Northern Trust owns and fully occupies the adjacent 50 South LaSalle building, which serves as a headquarters for the company’s operations businesses. Northern Trust has reaffirmed its long term commitment to the property through a comprehensive remodeling of seven floors over the past five years at a cost of approximately $75 to $90 per square foot. Northern Trust paid for a sky bridge that connects its offices on the 7th floor of the 181 West Madison Property to the adjacent 50 South LaSalle property. Northern Trust has been a tenant at the 181 West Madison Property since 2000 and has a lease expiration date of December 31, 2025 with either (i) one ten-year or (ii) two five-year extension options remaining and no early termination option. Northern Trust has invested a significant amount of capital in its space while also expanding its footprint within the 181 West Madison Property since 2000.

The second largest tenant at the 181 West Madison Property, Quantitative Risk Management Inc. (“QRM”), accounts for approximately 11.3% of net rentable area and approximately 15.0% of underwritten base rent. Founded in 1987, QRM is a financial risk consultancy of industry-leading organizations across the globe. QRM’s vision has been to consistently provide expert analytics and risk management advice. With offices in Chicago, London, and Singapore, QRM works with companies across the globe, including clients on six continents and in over 30 countries. QRM’s client list tallies over 150 financial institutions worldwide, including nine of the top 10 U.S. banking companies. The 181 West Madison Property serves as QRM’s global headquarter location. QRM has been at the 181 West Madison Property since 2012 and has a lease expiration of March 31, 2022 with one five-year extension option remaining and no early termination option.

The third largest tenant at the 181 West Madison Property, The Marmon Group, accounts for approximately 4.8% of net rentable area and approximately 6.5% of underwritten base rent. The Marmon Group, a Berkshire Hathaway company, is a global industrial organization comprising 11 diverse business sectors and more than 125 autonomous manufacturing and service businesses. Some of the sectors of business include retail solutions, food service technologies, water technologies, transportation products, crane services, and electrical and medical products. Marmon businesses operate more than 400 manufacturing, distribution, and service facilities, and employ more than 22,000 people worldwide. Revenues exceeded $8.1 billion in 2018. The 181 West Madison Property serves as The Marmon Group’s headquarter location. The Marmon Group has been a tenant since 2007 and has a lease expiration date of December 31, 2022 with one five-year extension option remaining and no early termination option.

The loan sponsor has invested approximately $6.5 million (41.6% of total capital expenditures) in building improvements, which include main lobby renovations, the modernization of elevators, improvements to the tenant lounge, fitness center improvements and general cosmetic upgrades at the 181 West Madison Property. An additional approximately $7.5 million (48.2% of total capital expenditures) has been spent in connection with tenant improvements. The loan sponsor has demonstrated an ability to successfully retain tenants and execute new leases, effectively leveraging the use of tenant improvement dollars, to improve existing tenant spaces as many tenants have relocated within the 181 West Madison Property and expanded throughout the 181 West Madison Property.

The 181 West Madison Property is located in Chicago, Illinois within the Chicago-Naperville-Joliet metropolitan statistical area (“MSA”). Chicago is one of the largest business centers of the Midwest. The MSA ranks second nationally in total office inventory behind New York, containing nearly 233.2 million square feet. Many large corporations, including 33 Fortune 500 companies, are headquartered in Chicago, such as Walgreens, Boeing, The Allstate Corporation, Kraft Heinz and McDonald’s Corporation. The 181 West Madison Property is surrounded by a variety of cultural attractions, entertainment venues, restaurants and retail outlets located throughout the Central Loop, one of Chicago’s primary central business districts (the “Central Loop”). Notable demand generators in the Central Loop include a variety of theaters and museums such as the Auditorium Theatre, Cadillac Palace Theatre, The Chicago Theatre, The Goodman Theatre, Bank of America (formerly Shubert) Theatre and the Art Institute of Chicago. Millennium Park is another demand driver in the market. Millennium Park opened in July 2004, featuring world class art exhibits, a state-of-the-art open air band shell, flower and sculpture gardens, a small indoor music and dance theatre and a commuter bicycle center. A recent impact study prepared for the City of Chicago reports that Millennium Park is anticipated to generate $1.4 billion in residential development, $1.9 billion in hotel, retail and entertainment revenues and attract approximately 36 million visitors over the next decade. According to the Chicago Tribune, the Central Loop is also “the largest college town in Illinois,” with 20 higher education institutions with over 60,000 students in the Central Loop area.

A-3-99

Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

The 181 West Madison Property is located in the Central Loop submarket of Chicago. The Central Loop office submarket is one of the seven submarkets in Chicago’s CBD. The Central Loop, which is considered to be in the heart of the CBD financial district, is bound by Chicago River to the north, Harrison Street to the south, State Street to the east and Wells Street to the west. As of third quarter 2019, the Central Loop submarket included 61 buildings with more than 34 million square feet of office space. The Central Loop submarket comprises approximately 25.5% of the Chicago CBD office market.

According to the appraisal, as of third quarter of 2019, Class A office space in the Central Loop submarket had inventory of nearly 10.7 million square feet with a market vacancy of 12.9% and overall asking rents of $46.11 per square foot on a gross basis, while the overall CBD had a vacancy of 13.1% and asking rents of $40.32 per square foot on a gross basis. In recent years, the submarket has benefitted from the influx of technology, advertising, media and information companies, as the submarket is one of the primary office submarkets in downtown Chicago. Furthermore, the MSA has an employment base comprised of more than 4.8 million employees. Year-to-date overall net absorption measured more than 1.2 million square feet in third quarter 2019 in the Chicago CBD office market as move-ins outpaced move-outs. This was a sharp increase from the 498,806 square feet of positive net absorption recorded through third quarter 2018 indicating a clear appetite for higher quality space, Class A product recorded nearly 1.5 million square feet of positive year-to-date net absorption.

The appraiser identified eight office rent comparables for the 181 West Madison Property. Comparable buildings were built between 1971 and 2022 (BMO Tower is expected to be delivered in April 2022) and range in size from 390,769 to 1,471,322 square feet. Direct asking rents at the comparable properties ranged between $24.50 and $34.50 per square foot with a weighted average office rent of approximately $28.72 per square foot. The 181 West Madison Property’s in-place weighted average office rent is $25.37 per square foot, 2.7% below the appraisal’s concluded office market rent of $26.07 per square foot.

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)(3)
NAV	88.0%	87.0%	87.7%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of November 30, 2019.

(3)	Physical occupancy as of November 30, 2019 was 90.1%. Certain tenants known to be vacating 181 West Madison were underwritten as vacant and reflected as such in stated occupancy figures.

A-3-100

Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration(4)
The Northern Trust Company(5)	A2 / AA- / AA-	400,030	42.3%	$21.31	40.2%	12/31/2025
Quantitative Risk Management Inc(6)	NR / NR / NR	107,092	11.3	$29.63	15.0	3/31/2022
The Marmon Group(7)	Aa2 / AA- / AA	45,123	4.8	$30.78	6.5	12/31/2022
GSA - US Citizenship and Immigration	Aaa / AAA / AA+	36,844	3.9	$33.75	5.9	9/21/2025
CIBC(8)	Aa2 / NR / A+	42,414	4.5	$26.41	5.3	12/31/2029
Factset Research Systems Inc.	NR / NR / NR	38,012	4.0	$28.42	5.1	9/30/2027
MB Real Estate(9)	NR / NR / NR	38,598	4.1	$23.82	4.3	9/30/2020
Cornerstone Research, Inc.	NR / NR / NR	27,177	2.9	$30.43	3.9	1/31/2029
Duracell U.S. Operations, Inc.	Aa2 / AA- / AA	11,699	1.2	$29.98	1.7	12/31/2027
BPI US Partners LLC	NR / NR / NR	5,681	0.6	$53.72	1.4	12/31/2020
Top 10 Total / Wtd. Avg.		752,670	79.6%	$25.16	89.2%
Remaining Tenants(10)		76,925	8.1	$29.76	10.8
Total Occupied Space(11)		829,595	87.7%	$25.58	100.0%
Vacant		116,504	12.3
Total / Wtd. Avg.		946,099	100.0%
(1)	Based on the underwritten rent roll dated November 30, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Base Rent PSF is inclusive of (i) contractual rent steps taken through November 2020 and (ii) straight-lined rent through the 181 West Madison Whole Loan maturity date for investment-grade rated tenants, Northern Trust and CIBC. Northern Trust rent steps are based off of current negotiations for the base rent reset, which commences in January of 2021 for all of the Northern Trust space at the Property. Currently negotiations are between $27.00 and $28.00, with 2.5% escalations through the loan term. Underwriting assumes an agreed upon rental rate of $27.50. Base Rent PSF for Northern Trust excludes the additional add on for the base rent reset. The additional add-on reflects an weighted average underwritten base rent per square foot of $27.64 for Northern Trust.

(4)	Certain tenants may have termination or contraction options which may become exercisable prior to the originally stated expiration date of the tenant lease.

(5)	The Northern Trust Company leases 400,030 square feet, of which (i) 289,196 square feet, accounting for $21.75 per square foot in underwritten base rent, expires in December 2025 and (ii) 110,834 square feet, accounting for $20.17 per square foot in underwritten base rent, expires in December 2025. Only The Northern Trust Company is obligated under the lease of the Property. Certain financial information concerning The Northern Trust Company, including quarterly call reports and balance sheets, is available at northerntrust.com. None of the Depositor, the Initial Purchaser or any party to this securitization makes any representation or warranty regarding any such information.

(6)	Net Rentable Area for Quantitative Risk Management Inc is inclusive of 369 square feet of storage space.

(7)	Net Rentable Area for The Marmon Group is inclusive of 56 square feet of storage space.

(8)	CIBC leases 42,414 square feet, of which (i) 21,207 square feet located on the 36th floor, accounting for $29.07 per square foot in underwritten base rent, expires in December 2029 and (ii) 21,207 square feet located on the 35th floor, accounting for $23.75 per square foot in underwritten base rent, expires in December 2029.

(9)	Net Rentable Area for MB Real Estate is inclusive of 357 square feet of storage space.

(10)	Remaining Tenants is inclusive of (i) 3,462 square feet of conference center space with no attributable underwritten base rent and (ii) 5,661 square feet of retail space.

(11)	Physical occupancy as of November 30, 2019 was 90.1%. Certain tenants known to be vacating 181 West Madison were underwritten as vacant and reflected as such in stated occupancy figures.

A-3-101

Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	116,504	12.3%	NAP	NAP	116,504	12.3%	NAP	NAP
2020 & MTM(4)	7	63,307	6.7	$1,770,850	8.3%	179,811	19.0%	$1,770,850	8.3%
2021	3	9,530	1.0	268,065	1.3	189,341	20.0%	$2,038,915	9.6%
2022(5)	5	165,510	17.5	4,965,826	23.4	354,851	37.5%	$7,004,741	33.0%
2023	1	7,503	0.8	215,411	1.0	362,354	38.3%	$7,220,152	34.0%
2024	1	4,429	0.5	118,033	0.6	366,783	38.8%	$7,338,185	34.6%
2025	5	448,117	47.4	10,081,624	47.5	814,900	86.1%	$17,419,809	82.1%
2026	1	7,489	0.8	199,582	0.9	822,389	86.9%	$17,619,391	83.0%
2027	2	49,711	5.3	1,431,037	6.7	872,100	92.2%	$19,050,428	89.8%
2028	0	0	0.0	0	0.0	872,100	92.2%	$19,050,428	89.8%
2029	4	73,999	7.8	2,172,587	10.2	946,099	100.0%	$21,223,015	100.0%
2030 & Beyond	0	0	0.0	0	0.0	946,099	100.0%	$21,223,015	100.0%
Total / Wtd. Avg.	29	946,099	100.0%	$21,223,015	100.0%

(1)	Based on the underwritten rent roll dated as of November 30, 2019.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Number of Leases Expiring excludes telecom space, conference centers and storage space.

(4)	2020 & MTM is inclusive of 3,462 square feet associated with conference center and 357 square feet of storage space associated with MB Real Estate, each of which has no attributable underwritten base rent.

(5)	2022 is inclusive of 369 square feet of storage space associated with QRM and 56 square feet of storage space associated with The Marmon Group, each of which has no attributable underwritten base rent.

Underwritten Net Cash Flow
	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Base Rent	$24,971,036	$23,735,144	$24,454,073	$21,223,015	$22.43	50.7%
Vacant Income	0	0	0	3,361,566	3.55	8.0
Gross Potential Rent	$24,971,036	$23,735,144	$24,454,073	$24,584,581	$25.99	58.7%
Total Reimbursements	14,020,576	14,430,076	14,935,883	17,294,407	18.28	41.3
Add-On for IG Tenant(3)	0	0	0	2,696,844	2.85	6.4
Net Rental Income	$38,991,612	$38,165,220	$39,389,956	$41,878,988	$44.26	100.0%
(Vacancy / Credit Loss)	(401,185)	0	0	(3,361,566)	(3.55)	(8.0)
Miscellaneous Income	405,878	311,107	410,957	180,499	0.19	0.4
Effective Gross Income	$38,996,305	$38,476,327	$39,800,913	$41,394,765	$43.75	98.8%
Total Expenses	$15,793,194	$17,173,921	$17,954,617	$19,384,258	$20.49	46.8%
Net Operating Income(4)	$23,203,111	$21,302,406	$21,846,296	$22,010,506	$23.26	53.2%
Total TI/LC, CapEx	0	0	0	2,081,418	2.20	5.0
Net Cash Flow(4)	$23,203,111	$21,302,406	$21,846,296	$19,929,089	$21.06	48.1%
(1)	TTM column represents the trailing 12-month period ending September 30, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Add-On for IG Tenant is Inclusive of an additional increase for investment grade tenants Northern Trust and CIBC, which have been straight-lined through the 181 West Madison Whole Loan term.

(4)	Underwritten Net Operating Income and Underwritten Net Cash Flow are inclusive of (i) contractual rent steps taken through November 2020 and (ii) straight lined rent through the 181 West Madison Whole Loan maturity date for investment-grade rated tenants, Northern Trust and CIBC. Northern Trust rent steps are based off of current negotiations for the base rent reset, which commences in January of 2021 for all of the Northern Trust space at the Property. Currently negotiations are between $27.00 and $28.00, with 2.5% escalations through the loan term. Underwriting assumes an agreed upon rental rate of $27.50.

Property Management. The 181 West Madison Property is managed by MB Real Estate Services Inc., a Delaware corporation. MB Real Estate Services Inc. is a full-service real estate company that acquires, develops, leases and manages real estate across the United States. The property manager is not an affiliate of the loan sponsor.

Escrows and Reserves. At loan origination, the Borrower deposited approximately $1,532,852 for outstanding free rent associated with six tenants, approximately $1,229,826 for outstanding rollover, approximately $157,683 into a TI/LC reserve and approximately $60,000 for outstanding capital expenditures.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

Tax Escrows – On a monthly basis, the Borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes. In the event that (i) the Borrower provides evidence reasonably satisfactory to the lender that all taxes and other charges have been paid prior to the related due date, (ii) no Reserve Trigger Event (as defined below) has occurred and (iii) no Cash Sweep Event (as defined below) has occurred or is continuing, the requirement for monthly deposits into the tax reserve will be waived.

Insurance Escrows – On a monthly basis, the Borrowers is required to deposit an amount equal to 1/12 of estimated insurance premiums. In the event that (i) the Borrower obtains and maintains a blanket insurance policy acceptable to the lender, (ii) no Reserve Trigger Event has occurred and (iii) there is no event of default continuing, the requirement for monthly deposits into the insurance reserve will be waived.

Replacement Escrows – Commencing upon a Reserve Trigger Event, the Borrower is required to deposit into a replacement reserve an amount equal to $0.20 per square foot (deposited monthly in an amount equal to $15,768), subject to a cap of $567,660.

TI/LC Reserves – On a monthly basis, the Borrower is required to deposit $157,683 into a tenant improvement and leasing commissions reserve account, subject to a cap of $7,000,000.

Lockbox / Cash Management. The 181 West Madison Whole Loan is structured with a hard lockbox and springing cash management. The Borrower was required at loan origination to deliver a tenant direction letter to each existing tenant at the 181 West Madison Property directing each tenant to remit its rent checks directly to a lender-controlled lockbox. The Borrower is also required to deliver a tenant direction letter to each future commercial tenant. So long as no Cash Sweep Event (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower. Upon the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed for payment of taxes, insurance premiums, operating expenses, debt service, reserves and other amounts payable in accordance with the loan documents. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 181 West Madison Whole Loan. Upon the occurrence and during the continuance of an event of default under the loan documents or any bankruptcy action of the borrower or property manager, the lender may apply funds to the debt in such priority as it may determine.

A “Cash Sweep Event” means each period commencing on the occurrence of (i) an event of default under the loan documents, (ii) any bankruptcy or insolvency action of the borrower, (iii) any bankruptcy or insolvency action of the property manager which (a) results in the bank accounts associated with the 181 West Madison Property being subsumed in a bankruptcy or insolvency action, (b) has a material adverse effect on the operation of the 181 West Madison Property (the “Property Manager Trigger”), (iv) the debt service coverage ratio being less than 1.30x on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon annualized gross income from operation and operating expenses for the trailing three-month period immediately preceding such date of determination (a “DSCR Trigger Event”) and (iv) a Tenant Trigger Event (as defined below).

A “Cash Sweep Event Cure” means, with respect to a Cash Sweep Event, (a) if caused by an event of default, the acceptance by the lender of a cure of such event of default; (b) if caused by a Property Manager Trigger, if the Borrower replaces the property manager with a manager approved by the lender under a replacement management agreement in accordance with the loan documents within 60 days of such Property Manager Trigger; (c) if caused by the occurrence of a DSCR Trigger Event, (i) the achievement of a debt service coverage ratio of 1.30x or greater for six consecutive months based upon the trailing three month period immediately preceding the date of determination or (ii) the Borrower effects a DSCR Cure Action (as defined below), or (d) if caused solely by the occurrence of a Tenant Trigger Event, the occurrence of a Tenant Cure Event; provided (i) no event of default is continuing, (ii) a Cash Sweep Event Cure may occur no more than a total of five times in the aggregate during the term of the 181 West Madison Whole Loan (provided, however, that there will be no limit on the number of times a DSCR Cure Action (as defined below) may occur, (iii) the Borrower has paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure, and (iv) in no event may the Borrower have the right to cure a Cash Sweep Event caused by bankruptcy or insolvency of the Borrower.

A “DSCR Cure Action” means satisfaction of the following conditions: (a) the Borrower has delivered a letter of credit (the “Low Debt Service Period Threshold Letter of Credit”) with a notional amount which, if applied to the 181 West Madison Whole Loan, would result in a debt service coverage ratio of at least 1.30x based upon the trailing three month period immediately preceding the date of determination (the “DSCR Cure Assumed Paydown Amount”) and (b) no Cash Sweep Event resulting from a separate event has occurred which has not been cured; provided, among other conditions set forth in the loan documents, that (x) the amount of the Low Debt Service Period Threshold Letter of Credit (together with the amount of any other letters of credit that have been delivered by borrower to lender pursuant to the loan documents) may not exceed 10% of the outstanding principal of the 181 West Madison Whole Loan, unless such excess is permitted under a new additional insolvency opinion delivered in connection with the DSCR Cure Action, and (y) the Borrower has no reimbursement obligations with respect to such Low Debt Service Period Threshold Letter of Credit.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

181 West Madison

“Reserve Trigger Event” commences upon the earlier to occur of (i) the debt service coverage ratio based on underwritten net cash flow falls below 1.60x at the end of any quarter, based on a trailing three-month basis and (ii) a Cash Sweep Event.

“Tenant Cure Event” means either (x) the occurrence of: (i) the replacement of Northern Trust with one or more tenants approved by the lender leasing not less than 80% of the leasable area of the premises occupied by Northern Trust, in accordance with the loan documents, and (ii) delivery of a tenant estoppel confirming the lease and that the tenant has accepted the demised premises with respect to each such replacement tenant or (y) the lender’s acceptance of satisfactory evidence of a cure of Northern Trust’s default under its lease.

A “Tenant Trigger Event” means (a) any bankruptcy or insolvency action of Northern Trust, (b) the occurrence of the date that is 18 months prior to the expiration date of the Northern Trust lease, provided that Northern Trust has not renewed the Northern Trust lease with respect to at least 80.0% of its premises, (c) the occurrence of a default by Northern Trust under the Northern Trust lease which remains uncured beyond all applicable notice and cure periods.

Current Mezzanine or Subordinate Indebtedness. The 181 West Madison Subordinate Companion Loan, with an aggregate outstanding principal balance as of the Cut-off Date of $132.1 million, accrues interest at a fixed rate of 3.90000% per annum. The 181 West Madison Subordinate Companion Loan has an 84-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan” in the Preliminary Prospectus.

Partial Release. None.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Parkmerced

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Parkmerced

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Parkmerced

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
		Title:	Fee
	BBB+/AA	Property Type - Subtype:	Multifamily –
Original Principal Balance(1):	$45,000,000		High-Rise/Townhome
Cut-off Date Principal Balance(1):	$45,000,000	Net Rentable Area (Units):	3,165
% of Pool by IPB:	6.8%	Location:	San Francisco, CA
Loan Purpose:	Refinance	Year Built / Renovated:	1944, 1951 / 2009
Borrower:	Parkmerced Owner LLC	Occupancy:	94.2%
Loan Sponsor:	Robert A. Rosania	Occupancy Date:	9/10/2019
Interest Rate:	2.72457%	Number of Tenants:	N/A
Note Date:	11/26/2019	2016 NOI:	$44,204,195
Maturity Date:	12/9/2024	2017 NOI:	$49,642,357
Interest-only Period:	60 months	2018 NOI:	$53,685,525
Original Term:	60 months	TTM NOI (as of 8/2019):	$55,758,363
Original Amortization:	None	UW Economic Occupancy:	91.9%
Amortization Type:	Interest Only	UW Revenues:	$102,983,881
Call Protection(2):	YM(57),O(3)	UW Expenses:	$42,514,116
Lockbox / Cash Management:	Soft / Springing	UW NOI:	$60,469,764
Additional Debt(1):	Yes	UW NCF:	$59,678,514
Additional Debt Balance(1):	$502,000,000 / $708,000,000 /	Appraised Value / Per Unit(4):	$2,110,000,000 / $666,667
	$245,000,000 / $275,000,000	Appraisal Date(4):	9/3/2019
Additional Debt Type(1):	Pari Passu / B-Notes / C-Notes /
	Mezzanine Debt

Escrows and Reserves(3)	Financial Information(1)
Initial	Monthly	Initial Cap	A Notes	Whole	Total Loan
Cut-off Date Loan / Unit:	$172,828	$473,934	$560,821
Taxes:	$795,083	$795,083	N/A	Maturity Date Loan / Unit:	$172,828	$473,934	$560,821
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	25.9%	71.1%	84.1%
TI/LC:	$0	$0	N/A	Maturity Date LTV(4):	25.9%	71.1%	84.1%
Replacement Reserve:	$0	$65,938	N/A	UW NCF DSCR:	4.00x	1.22x	0.78x
Other:	$108,207	$0	N/A	UW NOI Debt Yield:	11.1%	4.0%	3.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$1,500,000,000	83.6%	Payoff Existing Debt(5)	$1,581,601,056	88.1%
Mezzanine Loan(1)	275,000,000	15.3	Rate Buy-Down Fee	117,525,000	6.5
Sponsor Equity(6)	19,684,403	1.1	Preferred Equity Repayment	45,145,267	2.5
Closing Costs	33,769,790	1.9
Swaption Purchase(7)	15,740,000	0.9
Reserves	903,290	0.1
Total Sources	$1,794,684,403	100.0%	Total Uses	$1,794,684,403	100.0%

(1)	The Parkmerced Mortgage Loan (as defined below) is part of a whole loan, evidenced by nine senior pari passu notes with an aggregate principal balance of $547.0 million (the “A Notes”), two senior subordinate notes with an aggregate principal balance of $708.0 million (the “B Notes”) and two junior subordinate notes with an aggregate principal balance of $245.0 million (the “C Notes”, collectively with the A Notes and the B Notes, the “Parkmerced Whole Loan”). The sole member of the borrower obtained a $275.0 million mezzanine loan from a third party at loan origination (the “Parkmerced Mezzanine Loan,” together with the Parkmerced Whole Loan, the “Total Debt”).

(2)	Prior to October 9, 2024 (the “Open Date”), and provided no event of default exists, the Total Debt may be prepaid in whole or in part with the payment of a yield maintenance premium. From and after the Open Date and provided no event of default exists, the Total Debt may be prepaid in whole or in part without the payment of a yield maintenance premium. Prepayments of the Total Debt in whole or in part along with any applicable yield maintenance premiums paid will be applied to the Parkmerced Whole Loan and Parkmerced Mezzanine Loan on a pro rata basis; provided, however, so long as no event of default or Cash Trap Period (as defined below) has occurred

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Parkmerced

and is continuing under the Parkmerced Whole Loan, a $75.0 million portion of the Parkmerced Mezzanine Loan may be prepaid in whole or in part at any time (accompanied by a corresponding payment of any accrued and unpaid interest outstanding at the time of such prepayment) without the payment of a yield maintenance premium and without a corresponding pro rata prepayment of the Parkmerced Whole Loan; provided, further, so long as no event of default or Cash Trap Period has occurred and is continuing under the Parkmerced Whole Loan, all accrued and unpaid interest on the Parkmerced Mezzanine Loan may be paid at any time without the simultaneous pro rata prepayment of the Parkmerced Whole Loan.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)	The Appraised Value / Per Unit, Cut-off Date LTV and Maturity Date LTV are based on the “As-Is Value Inclusive of Development Rights (Excluding all of Phase 1)” of $2.110 billion, which reflects the sum of the (i) “As-Is Value (Excluding all of Phase 1)” of $1.741 billion and (ii) “As-Is Value of Development Rights (Excluding all of Phase 1)” of $369.0 million, in each case, as of September 3, 2019. The Cut-off Date LTV and Maturity Date LTV for the A Notes based on the “As-Is Value (Excluding all of Phase 1)” of $1.741 billion are 31.4% and 31.4%, respectively.

(5)	Payoff Existing Debt comprises (i) approximately $440.5 million of outstanding mortgage debt and related fees/interest due thereon, net of credits for escrows and reserves (original balance of $450.0 million) which was securitized in LCCM 2014-PKMD and (ii) payment-in-kind mezzanine debt with an outstanding balance of $1.141 billion (original principal balance of $773.0 million), both of which matured on November 8, 2019.

(6)	Sponsor Equity was sourced through a bridge loan secured by the sponsor’s fee simple interest in the non-collateral initial Phase I Property (as described in the “Planned Redevelopment” section below).
(7)	To manage rate risk for refinance at the maturity date of the Parkmerced Whole Loan, the borrower purchased a European-style swaption at the origination date, with a notional amount of $1.5 billion, a fixed rate of 2.78150%, an effective date of December 9, 2024 and an option maturity date of December 9, 2024.

The Loan. The Parkmerced Mortgage Loan (as defined below) is secured by a first lien mortgage on the borrower’s fee interest in a portion of a 152-acre multifamily development located in San Francisco, California (the “Parkmerced Property”). The whole loan was originated by Barclays Capital Real Estate Inc. and Citi Real Estate Funding Inc. and has an outstanding principal balance as of the Cut-off Date of $1.5 billion (the “Parkmerced Whole Loan”). The Parkmerced Whole Loan is comprised of nine senior pari passu notes with an aggregate principal balance of $547.0 million (the “A Notes”), two senior subordinate notes with an aggregate principal balance of $708.0 million (the “B Notes”) and two junior subordinate notes with an aggregate principal balance of $245.0 million (the “C Notes”). The Parkmerced Whole Loan has a five-year term, is interest-only for the full term of the loan and amortizes on a 30/360 basis. Note A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $45.0 million, is being contributed to the Benchmark 2020-IG1 securitization trust (the “Parkmerced Mortgage Loan”). Prior to the occurrence of a control appraisal period, Note C-1 will be the directing certificate holder. The Parkmerced Mortgage Loan is serviced pursuant to the trust and servicing agreement for the MRCD 2019-PARK securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Parkmerced Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note(1)	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$123,500,000	$123,500,000	MRCD 2019-PARK	No(2)
Note A-2	$123,500,000	$123,500,000	MRCD 2019-PARK	No
Note A-3	$65,000,000	$65,000,000	BBCMS 2020-C6(3)	No
Note A-4	$45,000,000	$45,000,000	Benchmark 2020-IG1	No
Note A-5	$50,000,000	$50,000,000	An affiliate of Barclays Capital Real Estate Inc.(1)	No
Note A-6	$27,500,000	$27,500,000	CREFI(1).	No
Note A-7	$35,000,000	$35,000,000	An affiliate of Barclays Capital Real Estate Inc.(1)	No
Note A-9	$40,000,000	$40,000,000	Cantor Commercial Real Estate Lending, L.P.(1)	No
Note A-10	$37,500,000	$37,500,000	GSMS 2020-GC45	No
Senior Notes	$547,000,000	$547,000,000
Note B-1	$354,000,000	$354,000,000	MRCD 2019-PARK	No
Note B-2	$354,000,000	$354,000,000	MRCD 2019-PARK	No
Note C-1	$122,500,000	$122,500,000	MRCD 2019-PRKC	Yes(2)
Note C-2	$122,500,000	$122,500,000	MRCD 2019-PRKC	No
Whole Loan	$1,500,000,000	$1,500,000,000
Mezzanine	$275,000,000	$275,000,000
Total	$1,775,000,000	$1,775,000,000

(1)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.
(2)	The initial controlling note is Note C-1, so long as no related control appraisal period has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, Note A-1 will be the controlling note. See “Description of the Mortgage Pool – The Whole Loans – The Non-Serviced AB Whole Loans-The Parkmerced Whole Loan” in the Preliminary Prospectus.

(3)	The BBCMS 2020-C6 transaction is expected to close on or about February 19, 2020.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Parkmerced

The Borrower. The borrowing entity for the loan is Parkmerced Owner LLC, a Delaware limited liability company and special purpose entity with at least two independent directors. Legal counsel for the Parkmerced Whole Loan delivered a non-consolidation opinion in connection with the Parkmerced Whole Loan. The non-recourse carveout guarantor for the Parkmerced Whole Loan is Robert A. Rosania. The guarantor is required to maintain a minimum net worth of $175.0 million and minimum liquidity of $25.0 million throughout the term of the Parkmerced Whole Loan.

The Loan Sponsor. The loan sponsor of the Parkmerced Whole Loan is Robert A. Rosania. In 2012, Robert A. Rosania founded Maximus Real Estate Partners (“Maximus”), a privately-held real estate firm based in San Francisco, with over 130 employees. Maximus concentrates on the acquisition, development and management of multifamily assets throughout the San Francisco Bay area. Over the past seven years, Maximus has acquired ownership interest in over 5,000 multifamily units with an estimated value of approximately $5.0 billion and has an additional 9,000 units in the development pipeline. Maximus principals, Robert A. Rosania and Seth Mallen have been involved with the Parkmerced Property since 2005 when it was first acquired by Steller Management Inc. and Rockpoint Group, L.L.C. Prior to forming Maximus, Robert A. Rosania was the chief executive officer of Steller Management Inc., with Seth Mallen overseeing the company’s properties outside of New York including the entitlement of the Parkmerced Property. A third principal at Maximus, Matthew Myzak, is responsible for spearheading investments and acquisitions and has been involved in approximately $3.0 billion of acquisitions and recapitalizations since he joined the firm in 2014. Upon the death or mental incapacity of Robert A. Rosania, Seth Mallen will become the non-recourse guarantor of the Parkmerced Whole Loan and upon the death or mental incapacity of both Robert A. Rosania and Seth Mallen, Matthew Myzak will be the non-recourse guarantor of the Parkmerced Whole Loan.

The Property. Parkmerced is one of the largest multifamily communities in San Francisco, California, spread across 152 acres and containing 3,221 units (of which 3,165 units are collateral for the Parkmerced Whole Loan). Collateral units include 1,482 townhouse units and 1,683 traditional multifamily units. The majority of the Parkmerced Property was constructed from 1944 to 1951 across 11 high-rise towers and 154 garden style townhome buildings. Amenities at the Parkmerced Property include 2,502 parking spaces, on-site fitness centers, business centers, a community clubhouse, electronic car charging stations, access to Lake Merced and high-speed Internet services. Select units provide views of the Pacific Ocean, Lake Merced and various golf courses. From January 2015 to September 2019, approximately $40.3 million has been spent on capital expenditures at the Parkmerced Property. With approximately 10,000 residents, the Parkmerced Property is designated the third largest neighborhood by acreage, the largest multifamily development in California and the largest privately-owned urban neighborhood in North America by acreage.

As of September 10, 2019, the Parkmerced Property was 94.2% occupied. Approximately 65.9% of the units are fair market value units, 17.8% of the units are leased to students, and 12.9% of the units are Section 8 units with the remaining 3.4% as a mix of corporate and special circumstance, Good Samaritan, employee leases or unclassified units. All units are governed by the San Francisco Rent Control Ordinance as are all apartments in San Francisco built before 1979. Under the terms of the ordinance, annual allowable rent increases cannot exceed 60.0% of the percentage increase in the CPI for all urban customers in the San Francisco-Oakland-San Jose region. However, upon a tenant vacating, the ordinance allows for the unit’s rent to be raised to market level. Due to the San Francisco rent controls, the average rents at the Parkmerced Property are approximately 24.4% below estimated market rents. Net operating income has nearly tripled from 2006 to TTM August 2019, with an average net cash flow growth of 9.2% year-over-year, with the net operating income only decreasing twice year-over-year in the past 13 years.

Parkmerced is located in San Francisco, California in the southwest sector of the city, just east of Lake Merced in the Ingleside District. The Parkmerced Property is bounded by 19th Avenue and Junipero Serra Boulevard to the east, Brotherhood Way to the south, Lake Merced Boulevard to the west and Holloway Avenue to the north. The Parkmerced Property is located across the street from San Francisco State University, which currently enrolls nearly 30,000 students, and is also adjacent to Lake Merced, Harding Park Golf Club, San Francisco Golf Club and across the lake from the Olympic Golf Course. The Parkmerced Property is centrally located with access to two of the largest employment centers in the Bay Area, downtown San Francisco and Silicon Valley. Transportation is provided via both highways I-280 and SR 1 or public transportation, such as MUNI buses, the BART and Caltrain. Google and Apple also provide private company shuttle services to Parkmerced residents via the 19th Avenue and Winston Drive shuttle stop. The overall San Francisco Bay area continues to record employment growth higher than the region and the nation, with an unemployment rate of only 2.5% in 2019. More than 30 Fortune 500 companies are based in San Francisco (second to only New York City), and the Bay Area is home to three of the five most valuable companies in the world by market cap (Apple, Alphabet and Facebook).

The Parkmerced Property is located within the West San Francisco submarket within the San Francisco-Redwood City South San Francisco market. The submarket contains 19,525 units with a vacancy rate of 1.5%, lower than the overall market vacancy rate of 4.0%. Average rent per unit for the submarket is $2,943 with effective rents per unit of $2,798. Over the past five years, the submarket has experienced no multifamily construction, resulting in greater demand than supply.

Planned Redevelopment. Pursuant to an agreement (the “Development Agreement”) by and among the City and County of San Francisco, a political subdivision and municipal corporation of the State of California (the “City”), and the borrower, as successor-in-

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Parkmerced

interest to Parkmerced Investors Properties LLC, the Parkmerced Property is currently entitled to develop 5,679 net new additional units, which would expand the total project to 8,900 units. The Development Agreement expires on July 9, 2041. The entitlement is among the largest private entitlements in California history. The Development Agreement had an original term of 30 years and provides a vested right to construct the project (prohibiting the City from applying new laws or regulations to the project that would adversely affect the development rights granted by the Development Agreement) during that 30-year term. Under the terms of the Development Agreement, all 1,538 garden units may be demolished and replaced with newly constructed units, and the replacement units must be completed prior to the demolition or construction of other buildings. In addition to the multifamily units, other planned developments include 6,508 parking stalls, a 64,000 square foot amenity building, 80,000 square feet of office space, 224,000 square feet of retail space, a 25,000 square foot school and 68 acres of open spaces and parks. The Development Plan also includes new San Francisco Municipal Railway (“MUNI”) stations, a property-owned shuttle to the Daly City Bay Area Rapid Transit (“BART”) station and multiple car/bike share hubs. In 2013, the Parkmerced Property received the American Institute of Architecture Urban Design award for its long-term design to create the largest carbon net-neutral neighborhood. Infrastructure improvements under the Development Agreement may include the installation of cogeneration and renewable energy sources, such as wind turbines and photovoltaic cells.

Construction under the Development Agreement is expected to be completed over a 20 to 30 year period, but does not require the borrower to commence construction within a certain timeframe. The first phase of redevelopment is scheduled to commence during the Parkmerced Whole Loan term. The first phase, Phase 1 A+B (non-collateral), consists of 1,013 units over approximately three years, inclusive of five buildings containing 56 replacement units and 957 net new units. Phase 1 A+B also includes new utilities and streets, 15 acres of new landscaping, three new play areas, three new parks, community gardens and a dog park. The second phase, Phase 1 C+D is initially included in the collateral because separate tax parcels have not yet been recorded. Phase 1 C+D is expected to be freely released from the collateral within the first 12 months of the Parkmerced Whole Loan term and were not included in the appraised value of the Parkmerced Property (see “Partial Release” section below) and includes demolishing 56 units, building 166 replacement units and 629 net new units. Future phases (included in the collateral) include the remaining buildout of 5,409 units (4,093 net new units and 1,316 replacement units to replace the existing garden style units). While only Phase 1 A+B is expected to be contemplated during the Parkmerced Whole Loan term, the Sponsor anticipates continuing a long-term redevelopment phased over the next 20 to 30 years.

Multifamily Unit Mix
Unit Type	Collateral Units	% of Collateral Units	Occupied Collateral Units	% of Units Occupied	Total Collateral SF	Average Collateral SF	Average Rent Per Unit(1)
Studio (Tower)	11	0.3%	11	100.0%	5,731	521	$2,358
One Bed, One Bath (Tower)	571	18.0%	532	93.2%	450,322	789	$2,423
One Bed, One Bath (Townhouse)	534	16.9%	503	94.2%	389,008	728	$2,388
Two Bed, One Bath (Townhouse)	786	24.8%	745	94.8%	755,865	962	$2,649
Two Bed, Two Bath (Tower)	1,058	33.4%	1,004	94.9%	1,153,124	1,090	$2,830
Three Bed, Two Bath (Townhouse)	120	3.8%	106	88.3%	148,920	1,241	$3,409
Three Bed, 2.5 Bath (Townhouse)	42	1.3%	36	85.7%	58,614	1,396	$3,955
Three Bed, Three Bath (Tower)	43	1.4%	43	100.0%	60,857	1,415	$4,207
Collateral Total	3,165	100.0%	2,980	94.2%	3,022,441	955	$2,690
(1)	Average Rent per Unit is calculated using the total rent inclusive of Section 8 subsidies and Occupied Collateral Units.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Parkmerced

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Unit	%(2)
Gross Potential Rent(3)	$130,737,590	$137,605,356	$132,069,625	$137,983,340	$136,812,045	$43,227	100.0%
(Loss to Lease)	(38,116,118)	(41,316,706)	(32,704,965)	(36,784,192)	(32,606,507)	(10,302)	(23.8)
Scheduled Rent	$92,621,472	$96,288,650	$99,364,660	$101,199,148	$104,205,538	$32,924	76.2%
Total Reimbursements	2,808,112	2,952,975	3,453,088	3,819,732	3,819,732	1,207	2.8
Net Rental Income	$95,429,584	$99,241,625	$102,817,748	$105,018,880	$108,025,269	$34,131	79.0%
(Vacancy/Credit Loss)	(15,684,578)	(12,952,736)	(11,082,811)	(9,204,100)	(8,481,722)	(2,680)	(6.2)
Other Income	3,436,071	3,763,450	3,547,300	3,686,531	3,440,333	1,087	2.5
Effective Gross Income	$83,181,077	$90,052,338	$95,282,237	$99,501,311	$102,983,881	$32,538	75.3%

Total Expenses	$38,976,882	$40,409,981	$41,596,712	$43,742,948	$42,514,116	$13,433	41.3%

Net Operating Income	$44,204,195	$49,642,357	$53,685,525	$55,758,363	$60,469,764	$19,106	58.7%

Total TI/LC, Capex/RR	0	0	0	0	791,250	250	0.8

Net Cash Flow	$44,204,195	$49,642,357	$53,685,525	$55,758,363	$59,678,514	$18,856	57.9%
(1)	TTM column represents the trailing 12-month period ending August 31, 2019.

(2)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten based on the September 10, 2019 rent roll’s annualized rents including Section 8.

	Historical and Current Occupancy(1)
2015	2016	2017	2018	Current(2)
91.0%	87.9%	89.7%	90.5%	94.2%
(1)	Historical Occupancy is provided by the borrower. Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of September 10, 2019.

See below for a chart of comparable rentals and comparable sales for the Parkmerced Property:

Comparable Rentals(1)
Property	Units	Average SF per Unit	Built / Renovated	Occupancy	Average Asking Rent (Studio)(2)	Average Asking Rent (1 Bed)(2)	Average Asking Rent (2 Beds)(2)	Average Asking Rent (3 Beds)(2)
Parkmerced	3,165	955	1944-1951 / 2009	94.2%	$2,405	$2,880	$3,896	$4,929
Westlake Village Apartments	2,910	622	1968	100.0%	$1,883	$2,213	$2,800	$4,233
Lakewood Apartments	722	820	1973	97.0%	$2,203	$2,514	$3,612	NAP
Avalon Sunset Towers	243	847	1961	97.0%	$3,156	$3,638	$4,777	NAP
The Fillmore Center	1,114	1,346	1983	94.0%	$2,471	$2,944	$3,509	$5,355
South City Station Apartments	360	1,111	2007	95.0%	$2,440	$3,250	$3,772	NAP
Pacific Place Apartments	71	1,985	2010	96.0%	NAP	$3,128	$3,545	$4,148
Avalon Ocean Avenue	173	931	2012	97.0%	$3,191	$3,503	$4,519	NAP
Average(3)	799	1,095	1988	96.6%	$2,557	$3,027	$3,791	$4,579
(1)	Source: Appraisal, with the exception of Average Asking Rent and Occupancy figures for Parkmerced which are based on the underwritten rent roll.

(2)	Average Asking Rent figures for the Parkmerced Property reflect the average of the respective average market rent figures as provided in the underwritten rent roll weighted based on occupied collateral units.

(3)	Calculated excluding the Parkmerced Property.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Parkmerced

Comparable Sales(1)
Property	Units	Average SF per Unit	Built / Renovated	Occupancy	Sale Date	Sale Price	$/Unit	Adjusted $/Unit	Cap Rate
Blu Harbor Apartments	402	989	2017 / NAP	97.0%	July 2019	$326,000,000	$810,945	$648,756	3.95%
Lex Apartments	387	876	2017 / NAP	98.0%	June 2019	$180,500,000	$466,408	$447,519	4.50%
Jasper	320	1,077	2015 / NAP	97.0%	May 2019	$306,500,000	$957,813	$435,326	3.75%
Domain Apartments	444	1,032	2013 / NAP	97.0%	May 2019	$255,500,000	$575,450	$523,084	4.70%
Sofi Riverview Park	271	811	2015 / NAP	100.0%	April 2019	$132,250,000	$488,007	$492,887	N/A
888 San Mateo	160	850	2014 / NAP	96.0%	November 2018	$104,850,000	$655,313	$668,419	4.39%
Average	331	939		97.5%		$217,600,000	$658,989	$535,999	4.26%

(1)	Source: Appraisal

Property Management. The Parkmerced Property is managed by Maximus Real Estate Partners Ltd, a Delaware corporation and an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited in escrow (i) $795,083 for real estate taxes and (ii) $108,207 for required repairs.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equals $795,083.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated insurance payments if the borrower does not maintain a blanket policy acceptable to the lender.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $65,938 for replacement reserves.

Lockbox / Cash Management. The Parkmerced Whole Loan is structured with a soft lockbox and springing cash management. The borrower is required to direct each non-residential tenant at the Parkmerced Property to transmit its rents directly into the lockbox account. Without in any way limiting the foregoing, all rents and other amounts received by the borrower or property manager attributable to the Parkmerced Property (except any rents attributable to the release property) will be required to be deposited into the lockbox account within two business days of receipt. Absent a Cash Trap Period, funds deposited into the lockbox account will be swept on a daily basis to an account designated by the borrower and to the extent a Cash Trap Period exists, into the cash management account. During a Cash Trap Period (as defined below), funds will be swept to the payment of, among other things, taxes and insurance, fees due under the cash management agreement, the monthly debt service payment, capital expenditure reserves, operating expenses and other conditions set forth in the Parkmerced Whole Loan documents.

During the continuance of a Cash Trap Period, all excess cash amounts remaining after taking into account all required reserve deposits will be swept and held by the lender in a reserve as additional collateral for the Parkmerced Whole Loan. So long as no event of default has occurred and is continuing, amounts on deposit in the excess cash amounts may be disbursed for shortfalls in reserve deposits for approved capital expenses and for payment of other approved capital expenses and approved operating expenses at the Parkmerced Property as set forth in the Parkmerced Whole Loan documents.

A “Cash Trap Period” will commence at such time the lender gives notice to the borrower of the occurrence of any of the following (i) an event of default, (ii) the failure by the borrower to maintain a DSCR of at least 1.05x for two consecutive calendar quarters, or (iii) an event of default under the Parkmerced Mezzanine Loan, and end when (A) the debt under the Parkmerced Whole Loan has been repaid in full or (B) in the case of a Cash Trap Period triggered by an event described in subclause (i) above only, (a) the applicable event of default has been cured and (b) no event that would trigger another Cash Trap Period has occurred, (C) in the case of a Cash Trap Period triggered by an event described in subclause (ii) above only, (x) for two consecutive calendar quarters since the commencement of the existing Cash Trap Period, the DSCR is at least equal to 1.05x, (y) no event of default has occurred, and (z) no event that would trigger another Cash Trap Period has occurred, or (D) in the case of a Cash Trap Period triggered by an event described in subclause (iii) above only, (x) the lender has received a notice from the mezzanine lender that the event of default under the Parkmerced Mezzanine Loan has been cured or waived, and (y) no event that would trigger another Cash Trap Period has occurred.

Current Mezzanine or Secured Subordinate Indebtedness. The Parkmerced Whole Loan includes nine senior pari passu notes with an aggregate principal balance of $547.0 million, two senior subordinate notes with an aggregate principal balance of $708.0 million and two junior subordinate notes with an aggregate principal balance of $245.0 million. The Parkmerced Whole Loan accrues interest at a

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Parkmerced

rate of approximately (i) 3.187777232% for the B Notes and approximately (ii) 4.602892857% for the C Notes and accrues on a 30/360 basis. The UW NCF DSCR and UW NOI Debt Yield on the Parkmerced Whole Loan (including the related subordinate companion loans) are 1.22x and 4.0%, respectively. The sole member of the borrower obtained a $275.0 million interest-only mezzanine loan from a third party at loan origination. The mezzanine loan coupon will be 10.00000% for a five-year term with the option to extend for an additional five years at an interest rate of 12.00000% (the “Parkmerced Mezzanine Loan”) and accrues on an Actual/360 basis. All excess cash distributed by the borrower to the mezzanine borrower is required to be applied to the payment of accrued and unpaid interest on the Parkmerced Mezzanine Loan, and the mezzanine borrower will not be in default under the Parkmerced Mezzanine Loan due to the insufficiency of available cash to pay accrued and unpaid interest in full; provided that any unpaid interest under the mezzanine loan will accrue and be compounded annually.  The mezzanine borrower has the option to extend the Parkmerced Mezzanine Loan for an additional five-year term.  If it does so, any modifications to or refinancing of the Parkmerced Whole Loan will be subject to certain financial restrictions described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus. The relative rights and obligations of the holders of the A Notes, the B Notes and the C Notes are governed by the terms of a co-lender agreement. The lender and the mezzanine lender are also governed by an intercreditor agreement that provides for the subordination of the Parkmerced Mezzanine Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced A/B Whole Loans—The Parkmerced Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Release. In conjunction with the origination of the Parkmerced Whole Loan, the borrower transferred fee title to the legally subdivided non-collateral Phase 1A, Phase 1B and a portion of Phase 1C development parcels of the Parkmerced Property to affiliates of the borrower. The remaining Phase 1 development parcels, comprising the remaining portion of Phase 1C and Phase 1D (collectively, the “Release Property”), will be included in the collateral for the Parkmerced Whole Loan until such time that certain conditions set forth in the Parkmerced Whole Loan documents are satisfied, including, among other things, that the Release Property is legally subdivided from the other collateral and the borrower is permitted to transfer the Release Property to affiliates of the borrower. There is no release price payable in connection with the release of the Release Property from the collateral and the Release Property was not included in the appraised value for the Parkmerced Property.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

560 MISSION Street

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

560 MISSION Street

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

560 MISSION Street

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

560 MISSION Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – CBD
Original Principal Balance(1):	$45,000,000	Net Rentable Area (SF):	668,149
Cut-off Date Principal Balance(2):	$45,000,000	Location:	San Francisco, CA
% of Pool by IPB:	6.8%	Year Built / Renovated:	2002 / N/A
Loan Purpose:	Recapitalization	Occupancy:	98.4%
Borrower:	NOP 560 Mission, LLC	Occupancy Date:	10/31/2019
Loan Sponsor(2):	National Office Partners LLC	Number of Tenants:	13
Interest Rate:	2.58900%	2016 NOI:	$37,844,766
Note Date:	12/5/2019	2017 NOI:	$30,771,436
Maturity Date:	12/6/2029	2018 NOI:	$37,869,525
Interest-only Period:	120 months	TTM NOI (as of 9/2019):	$38,313,473
Original Term:	120 months	UW Economic Occupancy:	96.0%
Original Amortization:	None	UW Revenues:	$54,738,187
Amortization Type:	Interest Only	UW Expenses:	$12,064,089
Call Protection(3):	L(26),DeforGrtr1%orYM(87),O(7)	UW NOI:	$42,674,098
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$41,204,170
Additional Debt(1):	Yes	Appraised Value / Per SF:	$842,000,000 / $1,260
Additional Debt Balance(1):	$255,000,000	Appraisal Date:	10/31/2019
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(4)				Financial Information(1)
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$449
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$449
Replacement Reserves:	$0	Springing	$267,260	Cut-off Date LTV:	35.6%
TI/LC:	$2,152,612	Springing	$2,004,447	Maturity Date LTV:	35.6%
Other:	$0	$0	N/A	UW NCF DSCR:	5.23x
				UW NOI Debt Yield:	14.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$300,000,000	100.0%	Principal Equity Distribution	$295,451,251	98.5%
			Closing Costs	2,396,137	0.8
			Upfront Reserves	2,152,612	0.7
Total Sources	$300,000,000	100.0%	Total Uses	$300,000,000	100.0%

(1)	The 560 Mission Street Loan (as defined below) consists of the non-controlling Note A-1-2-B and Note A-1-3 and is part of the 560 Mission Whole Loan (as defined below) evidenced by seven pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $300.0 million. Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the 560 Mission Street Whole Loan.

(2)	There is no non-recourse carveout guarantor or separate environmental indemnitor.

(3)	The lockout period will be at least 26 payments beginning with and including the first payment date of January 6, 2020. At any time after the earlier to occur of (i) December 5, 2022 or (ii) the second anniversary of the securitization closing date of the last note to be securitized, the 560 Mission Street Whole Loan may be defeased as permitted under the loan documents or voluntary prepayment is permitted on or after the due date occurring in February 2022 with a prepayment fee in an amount equal to the greater of (a) the yield maintenance amount, or (b) 1.00% of the outstanding principal balance as of the prepayment date. The assumed lockout period of 26 months is based on the expected closing date of the Benchmark 2020-IG1 securitization in February 2020. The actual lockout period may be longer.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

560 MISSION Street

The Loan. The 560 Mission Street mortgage loan (the “560 Mission Street Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $300.0 million (the “560 Mission Street Whole Loan”), which whole loan is secured by the borrower’s fee interest in a 668,149 square foot, Class A, office building located in San Francisco, California (the “560 Mission Street Property”). The 560 Mission Street Whole Loan is comprised of seven pari passu notes with an aggregate principal balance as of the Cut-off Date of $300.0 million, two of which (Note A-1-2-B and A-1-3 with an aggregate outstanding principal balance as of the Cut-off Date of $45.0 million) are being contributed to the Benchmark 2020-IG1 transaction and constitute the 560 Mission Street Loan, and the remainder of which are expected to be or contributed to one or more other securitization trusts. The controlling Note A-1-2-A is expected to be contributed to the Benchmark 2020-B16 securitization on or about February 16, 2020 and, on after such date, the 560 Mission Street Whole Loan is expected to be serviced pursuant to the Benchmark 2020-B16 pooling and servicing agreement. The relationship between the holders of the 560 Mission Street Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The 560 Mission Street Whole Loan has a ten-year term and will be interest-only for its entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1	$60,000,000	$60,000,000	GSMS 2020-GC45	No
Note A-1-2-A	30,000,000	30,000,000	Benchmark 2020-B16(1)	Yes
Note A-1-2-B	20,000,000	20,000,000	Benchmark 2020-IG1	No
Note A-1-3	25,000,000	25,000,000	Benchmark 2020-IG1	No
Note A-1-4	15,000,000	15,000,000	Benchmark 2020-B16(1)	No
Note A-2-A	100,000,000	100,000,000	BANA(2)	No
Note A-2-B	50,000,000	50,000,000	BANK 2020-BNK25(3)	No
Whole Loan	$300,000,000	$300,000,000
(1)	The Benchmark 2020-B16 transaction is expected to close on February 12, 2020.

(2)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

(3)	The BANK 2020-BNK25 transaction is expected to close on February 13, 2020.

The Borrower. The borrower is NOP 560 Mission, LLC, a Delaware limited liability company. The company is structured to be a single purpose bankruptcy-remote entity having two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 560 Mission Street Whole Loan. There is no non-recourse carve-out guarantor and no separate environmental indemnitor for the 560 Mission Street Whole Loan.

The Loan Sponsor. The borrower is owned and controlled by National Office Partners LLC, a joint venture between California Public Employees’ Retirement System (“CalPERS”) and CommonWealth Partners, LLC (“CWP”). CalPERS is the nation’s largest public pension fund. The CalPERS retirement system serves more than 1.9 million members and the CalPERS health program administers benefits for 1.4 million members and their families. CWC is a privately held, vertically integrated real estate investment, development and management firm based in Los Angeles, with offices across the United States.

The Property. The 560 Mission Street Property is a 31-story Class A LEED Platinum office building totaling 668,149 square feet located in San Francisco, California. The 560 Mission Street Property is 98.4% leased, as of October 31, 2019, to 13 tenants from industries including technology, financial services, consulting services, insurance and law. No tenant comprises more than 36.9% of net rentable area or 36.6% of underwritten base rent.

The 560 Mission Street Property has floor-to-ceiling glass and column-free space throughout the building allowing for 360-degree access to light and air. The 560 Mission Street Property has held the LEED Platinum designation since 2010 and received awards from a building management agency in 2010 and 2011. There is a two-level, below-grade parking garage that has 117 parking spaces, including seven handicapped parking spaces.

The loan sponsor has invested approximately $2.5 million in capital since 2014. Recent leasing at the 560 Mission Street Property includes 90,621 square feet of new and renewal leases since 2018, including new leases with Delta Dental (43,396 square feet) and expansion leases with TIAA-CREF (21,661 square feet) and EY (14,525 square feet). The loan sponsor has made investments to both the common areas and back-of-house infrastructure including new lobby and plaza furniture, elevator lobby upgrade, garage enhancement with bike area, and restroom and shower room upgrades. The bike area is able to house 70 bicycles.

JPMorgan (246,384 square feet; 36.9% of NRA; 36.6% of U/W Base Rent) JPMorgan Chase (“JPMorgan”) is an American multinational investment bank and financial services holding company headquartered in New York City. As of the third quarter of 2019, JPMorgan had revenues of approximately $29.3 billion and a net income of approximately $9.1 billion. In addition, JPMorgan had assets of approximately $2.6 trillion with a presence in over 100 markets. JPMorgan is incorporated in New York City. JPMorgan has two, five-year options to

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

560 MISSION Street

renew at least 50% of its premises with 17 - 20 months’ notice. The first option is at 95% of base rent and the second option is at market rent. JPMorgan also has a right of first offer to lease any space in the building effective October 1, 2018. In addition, JPMorgan has an option to terminate one full floor effective between September 30, 2018 and September 30, 2021 with 12 months’ notice and termination fee of between approximately $137,136 and $210,495 depending on the floor terminated, plus the unamortized leasing costs at 8% interest. JPMorgan initially leased the entire 560 Mission Street Property and later reduced its footprint and subleased portions of its space to certain of the current tenants.

EY (122,760 square feet; 18.4% of NRA; 16.9% of U/W Base Rent) EY occupies six suites with leases expiring in December 2028. EY is a multinational professional services firm headquartered in London, England, United Kingdom. EY is one of the largest professional services firms in the world. Along with Deloitte, KPMG and PricewaterhouseCoopers, EY is considered one of the “Big Four” accounting firms. EY has two, five-year options to renew its entire premises at market rent with 12 - 15 months’ notice. EY also has an option to expand and occupy 50%-100% of a full floor with notice by October 1, 2021 and delivery date between April 2022 and October 2024.

TIAA-CREF (64,696 square feet; 9.7% of NRA; 9.8% of U/W Base Rent) TIAA-CREF is a financial services organization that provides financial services in the academic, research, medical, cultural and governmental fields. TIAA-CREF has one, five-year option to renew at least two contiguous floors at market rent with 15-18 months’ notice. In addition, TIAA-CREF has a one-time option to terminate its lease for any or all of its leased premises effective March 31, 2023 with notice by March 31, 2022 and a termination fee equal to the unamortized leasing costs at 8% interest.

The 560 Mission Street Property is located in San Francisco, in the South Financial District submarket. The South Financial District submarket is the historic center of business activity in San Francisco. The submarket represents half of the metropolitan’s central business district, in conjunction with the North Financial District. The Financial District contains well-known buildings, including the Transamerica Pyramid, 555 California Street (formerly Bank of America Center), 101 California Street, and Embarcadero Center. These skyscrapers are heavily tenanted by financial institutions, and house many Fortune 500 firms, including Wells Fargo, Citigroup, Amazon’s Twitch division, and PricewaterhouseCoopers. According to a third party market research report, the South Financial District office submarket has a total inventory of 30,508,228 square feet as of October 1, 2019.

The following chart displays six lease comparables for the office space. The office lease comparables range from $81.96 PSF to $114.96 PSF.

Comparable Office Leases(1)
Property Name	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	Base Rent PSF
560 Mission Street San Francisco, CA	Various	Various	Various	Various	$76.81(2)
Blue Shield California Building San Francisco, CA	Glassdoor	11,688	Jun-19	10.3	$87.96
140 New Montgomery Street San Francisco, CA	Benchmark Capital Partners	12,364	Jun-19	10	$114.96
303 Second Street San Francisco, CA	Sony (PlayStation)	130,888	Jun-19	10.3	$90.00
101 California Street San Francisco, CA	The Blackstone Group	24,424	Jun-19	10.0	$114.96
201 Mission Street San Francisco, CA	Silicon Legal Strategy	17,636	Jul-19	5.1	$81.96
Pine Street Center San Francisco, CA	Bank of the Orient	10,353	Oct-19	6.2	$84.00
(1)	Based on the appraisal.

(2)	Based on the underwritten rent roll as of October 31, 2019.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

560 MISSION Street

Historical and Current Occupancy
2016	2017(1)	2018(1)	Current(2)
NAV	97.8%	97.3%	98.4%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of October 31, 2019.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
JPMorgan(3)	A2 / AA- / A-	246,384	36.9%	$75.04	36.6%	9/30/2025
EY	NR / NR / NR	122,760	18.4	$69.68	16.9	12/31/2028
TIAA-CREF(4)	NR / NR / NR	64,696	9.7	$76.39	9.8	9/30/2027
ARUP	NR / NR / NR	49,832	7.5	$72.14	7.1	9/30/2026
Seyfarth Shaw(5)	NR / NR / NR	49,695	7.4	$93.36	9.2	9/30/2027
Delta Dental	NR / NR / NR	43,396	6.5	$75.19	6.5	4/30/2025
Munger Tolles & Olson	NR / NR / NR	41,869	6.3	$91.24	7.6	9/30/2027
Alston & Bird(6)	NR / NR / NR	15,823	2.4	$84.85	2.7	Various
CITCO	NR / NR / NR	9,696	1.5	$91.24	1.8	9/30/2024
Five9, Inc	NR / NR / NR	5,900	0.9	$89.00	1.0	10/31/2024
Subtotal Occupied		650,051	97.3%	$77.00	99.2%
Other Occupied		7,080	1.1	$59.61	0.8%
Total Occupied		657,131	98.4%	$76.81	100.0%
Vacant		11,018	1.6
Total		668,149	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	JPMorgan has the right at any time through September 30, 2021 to terminate its lease with respect to one full floor of its leased premises upon 12 months’ prior notice and payment of a termination fee.

(4)	TIAA-CREF has the one-time right to terminate the lease for all or any portion of its space effective as of March 31, 2023 upon written notice on or before March 31, 2022 and payment of a termination fee.

(5)	Seyfarth Shaw has the one-time right to terminate its lease with respect to the 29th floor effective as of September 30, 2022 upon written notice on or before September 30, 2021 and payment of a termination fee.

(6)	Alston & Bird has 10,684 square feet expiring September 30, 2021 and 5,139 square feet expiring May 31, 2024.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

560 MISSION Street

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	11,018	1.6%	NAP	NAP	11,018	1.6%	NAP	NAP
MTM	0	0	0.0%	0	0.0%	11,018	1.6%	$0	0.0%
2020	0	0	0.0%	0	0.0	11,018	1.6%	$0	0.0%
2021	2	10,784	1.6%	$897,426	1.8	21,802	3.2%	$897,426	1.8%
2022	2	4,420	0.7%	261,610	0.5	26,222	3.9%	$1,159,036	2.3%
2023	0	0	0.0%	0	0.0	26,222	3.9%	$1,159,036	2.3%
2024	3	20,735	3.1%	1,856,856	3.7	46,957	7.0%	$3,015,892	6.0%
2025	15	292,340	43.8%	21,910,710	43.4	339,297	50.7%	$24,926,602	49.4%
2026	2	49,832	7.5%	3,594,880	7.1	389,129	58.2%	$28,521,483	56.5%
2027	8	156,260	23.4%	13,401,780	26.6	545,389	81.6%	$41,923,263	83.1%
2028	6	122,760	18.4%	8,553,330	16.9	668,149	100.0%	$50,476,593	100.0%
2029	0	0	0.0%	0	0.0	668,149	100.0%	$50,476,593	100.0%
2030	0	0	0.0%	0	0.0	668,149	100.0%	$50,476,593	100.0%
2031 and Thereafter	0	0	0.0%	0	0.0	668,149	100.0%	$50,476,593	100.0%
Total	38	668,149	100.0%	$50,476,593	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2019.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM 9/30/2019	Underwritten	Per Square Foot	%(1)
Base Rent	$36,190,949	$31,345,165	$47,586,908	$48,362,119	$50,476,593	$75.55	88.7%
Credit Rent Steps(2)	0	0	0	0	2,163,939	$3.24	3.8
Rent Steps(3)	0	0	0	0	1,099,025	$1.64	1.9
Vacant Income	0	0	0	0	946,514	$1.42	1.7
Gross Potential Rent	$36,190,949	$31,345,165	$47,586,908	$48,362,119	54,686,071	$81.85	96.1%
Total Reimbursements	11,308,135	8,261,973	40,660	422,347	229,001	$0.34	0.4
Total Other Income(4)	2,886,498	2,749,759	1,944,237	2,008,255	2,008,255	$3.01	3.5
Net Rental Income	50,385,582	42,356,897	49,571,805	50,792,721	56,923,327	$85.20	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(2,185,140)	($3.27)	(3.8)
Effective Gross Income	$50,385,582	$42,356,897	$49,571,805	$50,792,721	$54,738,187	$81.93	96.2%
Total Expenses	12,540,816	11,585,462	11,702,280	12,479,248	12,064,089	$18.06	22.0
Net Operating Income	$37,844,766	$30,771,436	$37,869,525	$38,313,473	$42,674,098	$63.87	78.0%
Total TI/LC, Capex/RR	0	0	0	0	1,469,928	$2.20	2.7
Net Cash Flow	$37,844,766	$30,771,436	$37,869,525	$38,313,473	$41,204,170	$61.67	75.3%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Represents straight-line average rent for the tenants, TIAA-CREF, JPMorgan, Seyfarth Shaw and Munger Tolles & Olson through the earlier of the loan term or lease term.

(3)	Includes contractual rent steps through November 1, 2020.

(4)	Underwritten Other Income consists of parking income ($1,491,645), net tenant service revenue ($191,861), and miscellaneous income ($324,748).

Property Management. The 560 Mission Street Property is managed by Commonwealth Partners Management Services, L.P., an affiliate of the borrower.

Escrows and Reserves. At loan origination, the borrower funded a tenant improvements and leasing commissions reserve equal to $2,152,612.

On each due date during the continuance of a 560 Mission Street Trigger Period, the borrower will be required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the taxes and insurance premiums that the lender estimates will be payable during

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

560 MISSION Street

the next ensuing 12 months, unless in the case of insurance premiums, the borrower is maintaining a blanket policy in accordance with the related loan documents, (ii) a capital expenditure reserve in the amount of approximately $11,136, capped at approximately $267,260 and (iii) a rollover reserve in the amount of approximately $83,519, capped at approximately $2,004,447. The borrower is permitted to deposit cash or a letter of credit meeting the requirements of the loan documents in an amount equal to the funds then required to be deposited into the capital expenditure reserve or rollover reserve in order to prevent a sweep of funds into such account.

Lockbox / Cash Management. The 560 Mission Street Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause tenants to deposit rents directly into a lender-controlled lockbox account. In addition, the borrower and the property manager are required to deposit all rents and gross revenue from the 560 Mission Street Property into such lockbox account within two business days of receipt. If no 560 Mission Street Trigger Period exists, on each business day, all funds in the lockbox account are required to be swept into the borrower’s operating account. Following the occurrence and during the continuance of a 560 Mission Street Trigger Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents to make deposits into the tax and insurance reserves, as described under “Escrows and Reserves,” to pay debt service on the 560 Mission Street Whole Loan, to make deposits into the capital expenditure and rollover reserves as described under “Escrows and Reserves,” to pay monthly operating expenses as set forth in the lender-approved annual budget, to pay mezzanine debt service if a mezzanine loan is then outstanding, to pay lender-approved extraordinary expenses, and to pay any remainder (i) if a 560 Mission Street Cash Trap Trigger Period is continuing, to a cash collateral account to be held as additional collateral for the 560 Mission Street Whole Loan during the continuance of such 560 Mission Street Cash Trap Trigger Period and (ii) if no 560 Mission Street Cash Trap Trigger period is continuing, to the borrower.

A “560 Mission Street Trigger Period” means each period (i) commencing upon an event of default as described under the 560 Mission Street Whole Loan documents or, if a mezzanine loan is then outstanding, under such mezzanine loan and ending if the applicable event of default has been cured and the cure accepted by the applicable lender, (ii) during a 560 Mission Street Low Debt Yield Trigger Period or (iii) during a 560 Mission Street Cash Trap Trigger Period.

A “560 Mission Street Low Debt Yield Trigger Period” will commence if, as of the last day of any calendar quarter, the debt yield (as calculated under the loan documents) is less than 7.0% for two consecutive calendar quarters and will end if a debt yield of at least 7.0% has been achieved for two consecutive calendar quarters.

A “560 Mission Street Cash Trap Trigger Period” shall commence if, as of the last day of any calendar quarter, the debt yield is less than 6.50% for two consecutive calendar quarters and will end if a debt yield of at least 6.50% has been achieved for two consecutive calendar quarters; provided that for the avoidance of doubt, if the debt yield is greater than 6.50% but does not exceed 7.0%, a 560 Mission Street Low Debt Yield Trigger Period shall still exist notwithstanding the expiration of the 560 Mission Street Cash Trap Trigger Period.

At any time after the lockout expiration date, the borrower has the right prepay such portion of the 560 Mission Street Whole Loan (or deliver cash or a letter of credit meeting the requirements of the loan documents in an amount equal to the amount of the prepayment that would be required) in order for borrower to satisfy the thresholds set forth in the definitions of (and therefore to end) either a 560 Mission Street Cash Trap Trigger Period or a 560 Mission Street Low Debt Yield Trigger Period. If prior to the open prepayment date, the prepayment fee in an amount equal to the greater of (i) the yield maintenance amount, or (ii) one percent (1%) of the outstanding principal balance as of the prepayment date is required in connection with any such prepayment.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Future Mezzanine Debt or Secured Subordinate Indebtedness Permitted. The owner of the direct or indirect equity interests of the borrower is permitted to incur mezzanine debt (the “560 Mission Street Permitted Mezzanine Loan”) secured by a pledge of direct or indirect equity interests in the borrower, provided that certain conditions set forth in the loan documents are satisfied, including, without limitation: (i) the principal amount of the 560 Mission Street Permitted Mezzanine Loan may not exceed $180,000,000; (ii) after giving effect to the 560 Mission Street Permitted Mezzanine Loan, (a) the loan-to-value ratio on the 560 Mission Street Whole Loan and the 560 Mission Street Permitted Mezzanine Loan (collectively, the “Total Debt”) is no greater than 60%, (b) the debt service coverage ratio on the Total Debt is at least 2.00x, and (c) the debt yield on the Total Debt is at least 8.00%; (iii) the 560 Mission Street Permitted Mezzanine Loan is at least co-terminous with the 560 Mission Street Whole Loan and has either a fixed rate or a hedged floating rate that results in a Total Debt debt service coverage ratio of at least 2.00x, (iv) the holder of the 560 Mission Street Permitted Mezzanine Loan enters into an intercreditor agreement with the lender in form and substance reasonably acceptable to the lender and the rating agencies; and (v) a rating agency confirmation is delivered in connection with the consummation of the 560 Mission Street Permitted Mezzanine Loan.

Partial Release. None

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Starwood Industrial Portfolio

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Starwood Industrial Portfolio

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Starwood Industrial Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio

Original Principal Balance(1):	$39,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$39,500,000	Property Type - Subtype:	Industrial – Various
% of Pool by IPB:	6.0%	Net Rentable Area (SF):	4,070,396
Loan Purpose:	Acquisition	Location:	Various, Various
Borrowers(2):	Various	Year Built / Renovated:	Various / Various
Loan Sponsor:	Starwood Real Estate Income Trust	Occupancy:	98.4%
Interest Rate:	3.23100%	Occupancy Date:	Various
Note Date:	11/26/2019	Number of Tenants:	47
Maturity Date:	12/6/2029	2016 NOI:	N/A
Interest-only Period:	120 months	2017 NOI:	$16,323,706
Original Term:	120 months	2018 NOI:	$17,113,200
Original Amortization:	None	TTM NOI:	N/A
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(26),Def(90),O(4)	UW Revenues:	$26,338,363
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$7,461,253
Additional Debt(1):	Yes	UW NOI:	$18,877,110
Additional Debt Balance(1):	$105,000,000 / $65,527,072	UW NCF:	$17,383,310
Additional Debt Type(1):	Pari Passu / Subordinate	Appraised Value / Per SF(4):	$319,450,000 / $78
		Appraisal Date(4):	Various

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$36	$52
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$36	$52
Replacement Reserves:	$0	Springing	$1,221,119	Cut-off Date LTV:	45.2%	65.7%
TI/LC:	$0	Springing	$2,849,277	Maturity Date LTV:	45.2%	65.7%
Roof Repair Reserve:	$880,000	$0	N/A	UW NCF DSCR:	3.67x	2.53x
				UW NOI Debt Yield:	13.1%	9.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of
Senior Notes	$144,500,000	44.5%	Purchase Price	$319,625,000	98.5%
Subordinate Notes	65,527,072	20.2	Closing Costs	4,078,862	1.3
Sponsor Equity	114,556,790	35.3	Upfront Reserves	880,000	0.3
Total Sources	$324,583,862	100.0%	Total Uses	$324,583,862	100.0%

(1)	The Starwood Industrial Portfolio Loan is evidenced by the non-controlling Note A-3-2 and Note A-4 and is part of the Starwood Industrial Portfolio Whole Loan as defined below evidenced by six senior pari passu notes and one subordinate note, with an aggregate outstanding principal balance as of the Cut-off Date of $210,027,072. For additional information, see "-The Loan" below. See “Current Mezzanine or Secured Subordinate Indebtedness” herein.

(2)	The borrowers are 33 newly formed owners of the respective Starwood Industrial Portfolio Properties, each a special purpose, bankruptcy-remote, Delaware limited liability company. Legal counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the Starwood Industrial Portfolio Whole Loan. See "The Borrowers " herein.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	The Appraised Value is based on an aggregate “as-is” value of the Starwood Industrial Portfolio Properties.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Starwood Industrial Portfolio

The Loan. The Starwood Industrial Portfolio mortgage loan (the “Starwood Industrial Portfolio Loan”) is part of a whole loan (the “Starwood Industrial Portfolio Whole Loan”) consisting of six senior pari passu promissory notes with an aggregate principal balance as of the Cut-off Date of $144,500,000 and one controlling subordinate promissory note with a principal balance as of the Cut-off Date of $65,527,072 (the “Starwood Industrial Portfolio Subordinate Note”). The Starwood Industrial Portfolio Whole Loan has an aggregate principal balance as of the Cut-off Date of $210,027,072 and is secured by a first mortgage encumbering the borrowers’ fee simple interests in a 33 property industrial portfolio located in the Chicago, Indianapolis, Columbus, and Milwaukee markets, comprising 4,070,396 square feet of net rentable area (the “Starwood Industrial Portfolio Properties” or the “Portfolio”). The Starwood Industrial Portfolio Loan, which will be included in the Benchmark 2020-IG1 securitization transaction, is evidenced by the non-controlling Note A-3-2 and Note A-4, has an aggregate outstanding principal balance as of the Cut-off Date of $39,500,000 and represents approximately 6.0% of the Initial Pool Balance.

The Starwood Industrial Portfolio Whole Loan has a ten-year interest-only term and accrues interest at a fixed rate of 3.23100% per annum. The proceeds of the Starwood Industrial Portfolio Whole Loan and a new cash contribution from the loan sponsor were primarily used to fund the acquisition of the Starwood Industrial Portfolio Properties, fund upfront reserves and pay origination costs. The aggregate purchase price for the Starwood Industrial Portfolio Properties equaled approximately $319.6 million.

The relationship between the holders of the Starwood Industrial Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	GSMS 2020-GC45	No
Note A-2-1	30,000,000	30,000,000	Benchmark 2020-B16(1)	No(2)
Note A-2-2	10,000,000	10,000,000	GSMS 2020-GC45	No
Note A-3-1	15,000,000	15,000,000	Benchmark 2020-B16(1)	No
Note A-3-2	15,000,000	15,000,000	Benchmark 2020-IG1	No
Note A-4	24,500,000	24,500,000	Benchmark 2020-IG1	No
Senior Notes	$144,500,000	$144,500,000
Note B-1	65,527,072	65,527,072	GSMS 2020-GC45	Yes(2)
Whole Loan	$210,027,072	$210,027,072
(1)	The Benchmark 2020-B16 transaction is expected to close on February 12, 2020.

(2)	The holder of the Starwood Industrial Portfolio Subordinate Note will have the right to appoint the special servicer of the Starwood Industrial Portfolio Whole Loan and to direct certain decisions with respect to the Starwood Industrial Portfolio Whole Loan, unless a control appraisal period exists under the related co-lender agreement; provided that during the occurrence of a control appraisal event with respect to the Starwood Industrial Portfolio Whole Loan, the holder of the Starwood Industrial Portfolio Note A-2-1, expected to be included in the Benchmark 2020-B16 securitization transaction, will have such rights; however, the Starwood Industrial Portfolio Whole Loan will continue be serviced by the GSMS 2020-GC45 securitization transaction. For so long as the Starwood Industrial Portfolio Subordinate Note is included in the GSMS 2020-GC45 securitization, and a control appraisal period does not exist, such rights will be exercised by the directing holder of the GSMS 2020-GC45 loan-specific certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan” in the Preliminary Prospectus for additional information.

The Borrowers. The borrowers are 33 newly formed owners of the respective Starwood Industrial Portfolio Properties, each a special purpose, bankruptcy-remote, Delaware limited liability company with two independent directors. Legal counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the Starwood Industrial Portfolio Whole Loan.

The Loan Sponsor. The loan sponsor is Starwood Real Estate Income Trust (“SREIT”). The non-recourse carveout guarantor is Starwood REIT Operating Partnership, L.P., which has SREIT as its sole equity holder and sole general partner. The liability of the non-recourse carveout guarantor for bankruptcy-related recourse events is capped at 20% of the then outstanding principal balance of the Starwood Industrial Portfolio Whole Loan, plus reasonable out-of-pocket costs and expenses of enforcement.

The borrowers are owned by a joint venture between affiliates of SREIT and Becknell Industrial (“Becknell”). Starwood Capital Group (“Starwood”), a parent of SREIT, is a private investment firm founded in 1991 and currently headquartered in Miami, Florida. Since its inception, Starwood has acquired assets in every major real estate asset class. In 2018, Starwood launched SREIT, a public, non-traded, perpetual life real estate investment trust and Starwood’s only dedicated investment vehicle for core-plus investing with an investment strategy to acquire a portfolio of real estate across the United States and Europe and over all major asset classes. As of November 30, 2019, SREIT had a portfolio comprised of 70 properties.

Becknell is a privately held national real estate development firm focused exclusively on industrial buildings, including distribution centers, warehouses, processing and assembly plants, and manufacturing plants. Becknell’s industrial portfolio includes more than 25.4 million square feet of real estate across 33 states, and has approximately 400 acres of developable land. Becknell developed over 79% of the

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Starwood Industrial Portfolio

assets that comprise the Portfolio, was the operating partner of the seller from which the borrowers acquired the portfolio and retained a 5.0% equity interest following the acquisition of the Portfolio by the borrowers.

The Properties. The Starwood Industrial Portfolio Properties are comprised of 33 industrial properties built between 1992 and 2016. The Starwood Industrial Portfolio Properties include 4,070,396 square feet of industrial space across the Chicago, Indianapolis, Columbus, and Milwaukee markets.

Portfolio Summary
Property	City, State	Property Subtype	Allocated Whole Loan Amount	Total GLA	Year Built	As-Is Appraised Value	UW NCF	Market	Occ. (%)	Clear Height	Truck
101 45th Street	Munster, IN	Warehouse/Distribution	16,042,137	349,988	1992	24,400,000	1,515,360	Chicago	81.2%	26	46
4820-4850 Indianapolis Road	Whitestown, IN	Warehouse/Distribution	12,360,335	323,000	2016	18,800,000	932,732	Indianapolis	100.0%	32	36
8401 Bearing Drive	Indianapolis, IN	Warehouse/Distribution	12,031,603	266,400	2015	18,300,000	998,252	Indianapolis	100.0%	24	22
5900 North Meadows Drive	Grove City, OH	Warehouse/Distribution	10,650,927	269,831	1997	16,200,000	761,601	Columbus	100.0%	28	40
5701 North Meadows Drive	Grove City, OH	Warehouse/Distribution	9,796,223	268,905	1997	14,900,000	706,940	Columbus	100.0%	24	30
8421 Bearing Drive	Indianapolis, IN	Warehouse/Distribution	8,481,294	124,200	2015	12,900,000	653,850	Indianapolis	100.0%	24	16
6451-6471 Northwind Parkway	Hobart, IN	Warehouse/Distribution	8,218,308	159,813	2016	12,500,000	701,437	Chicago	100.0%	28	11
4910-4938 Indianapolis Road	Whitestown, IN	Warehouse/Distribution	8,021,068	156,000	2016	12,200,000	612,752	Indianapolis	100.0%	32	15
6221-6241 Northwind Parkway	Hobart, IN	Warehouse/Distribution	7,889,575	150,000	2009	12,000,000	586,266	Chicago	100.0%	24	15
775 Commerce Parkway West Drive	Greenwood, IN	Warehouse/Distribution	7,560,843	155,000	2014	11,500,000	644,690	Indianapolis	100.0%	28	8
1901 Northwind Parkway	Hobart, IN	Warehouse/Distribution	7,297,857	101,437	2006	11,100,000	719,263	Chicago	100.0%	24	7
333 45th Street	Munster, IN	Warehouse/Distribution	6,969,125	140,000	1999	10,600,000	595,176	Chicago	100.0%	24	39
221 South Swift Road	Addison, IL	Warehouse/Distribution	6,706,139	110,000	1995	10,200,000	485,806	Chicago	100.0%	24	12
W234N2091 Ridgeview Parkway Court	Pewaukee, WI	Warehouse/Distribution	6,311,660	105,444	2001	9,600,000	546,610	Milwaukee	100.0%	25	4
2240 Creekside Parkway	Lockbourne, OH	Warehouse/Distribution	6,048,674	125,000	2012	9,200,000	512,332	Columbus	100.0%	32	26
201 South Swift Road	Addison, IL	Warehouse/Distribution	5,982,928	85,000	1995	9,100,000	417,772	Chicago	100.0%	24	3
8441 Bearing Drive	Indianapolis, IN	Warehouse/Distribution	5,917,182	124,200	2015	9,000,000	421,531	Indianapolis	100.0%	28	4
4700 Ironwood Drive	Franklin, WI	Warehouse/Distribution	5,785,689	123,200	2000	8,800,000	492,219	Milwaukee	100.0%	24	8
4410 North 132nd Street	Butler, WI	Warehouse/Distribution	5,588,449	100,000	1998	8,500,000	467,788	Milwaukee	100.0%	28	10
999 Gerdt Court	Greenwood, IN	Warehouse/Distribution	5,456,956	132,315	2001	8,300,000	401,917	Indianapolis	100.0%	24	20
480 45th Street	Munster, IN	Cold Storage	5,391,210	107,095	2002	8,200,000	566,700	Chicago	100.0%	30	21
12857 South Hamlin Court	Alsip, IL	Warehouse/Distribution	5,128,224	45,000	2014	7,800,000	445,676	Chicago	100.0%	24	40
1695 Glen Ellyn Road	Glendale Heights, IL	Warehouse/Distribution	4,799,492	40,080	2011	7,300,000	445,272	Chicago	100.0%	24	42
1701-1721 Northwind Parkway	Hobart, IN	Warehouse/Distribution	4,733,745	94,786	2005	7,200,000	404,616	Chicago	100.0%	24	8
1245 Lakeside Drive	Romeoville, IL	Warehouse/Distribution	4,142,027	59,976	1998	6,300,000	283,831	Chicago	100.0%	24	14
3890 Perry Boulevard	Whitestown, IN	Warehouse/Distribution	4,076,281	70,000	2008	6,200,000	296,728	Indianapolis	100.0%	24	5
215 45th Street	Munster, IN	Cold Storage	2,991,464	65,000	2000	4,550,000	265,335	Chicago	100.0%	24	13
845 Telser Road	Lake Zurich, IL	Warehouse/Distribution	2,958,591	20,000	2016	4,500,000	301,135	Chicago	100.0%	24	19
1851 Northwind Parkway	Hobart, IN	Warehouse/Distribution	2,958,591	18,120	2014	4,500,000	292,468	Chicago	100.0%	22	0
1650 Northwind Parkway	Hobart, IN	Warehouse/Distribution	2,629,858	50,400	2006	4,000,000	222,544	Chicago	100.0%	24	4
225 45th Street	Munster, IN	Warehouse/Distribution	2,629,858	45,000	2000	4,000,000	207,338	Chicago	100.0%	24	1
1600-1640 Northwind Parkway	Hobart, IN	Warehouse/Distribution	2,564,112	50,206	2006	3,900,000	311,602	Chicago	100.0%	24	8
235 45th Street	Munster, IN	Warehouse/Distribution	1,906,647	35,000	2000	2,900,000	165,774	Chicago	100.0%	24	8
Total/Wtd. Avg.			$210,027,072	4,070,396		$319,450,000	$17,383,310		98.4%

A-3-130

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Starwood Industrial Portfolio

The largest tenant at the Starwood Industrial Portfolio Properties, Bimbo Bakeries (“BBU”), accounts for approximately 2.6% of net rentable area and approximately 6.4% of underwritten base rent. BBU occupies 105,080 square feet across three of the Starwood Industrial Portfolio Properties. BBU is the American corporate arm of the Mexican multinational bakery product manufacturing company Grupo Bimbo. BBU owns brands such as Thomas, Sara Lee, Arnold, Brownberry, Oroweat, Entemann’s and BallPark. BBU operates more than 60 bakeries, employs more than 22,000 associates and distributes products through 11,000 sales routes throughout the United States. BBU has 3, 5-year renewal options remaining.

The second largest tenant at the Starwood Industrial Portfolio Properties, Communications Test Design, Inc. (“CTDI”), accounts for 6.6% of net rentable area and 4.9% of underwritten base rent. Founded in 1975, CTDI is a full-service, global engineering, repair and logistics company providing best-cost solutions to the communications industry. CTDI's customers include the major wireline and wireless telecom carriers, cable service providers, and major original equipment manufacturers from around the world. CTDI maintains its corporate headquarters in West Chester, Pennsylvania, and has more than 14,000 employees in over 90 facilities worldwide. CTDI has two, five-year renewal options remaining.

The third largest tenant at the Starwood Industrial Portfolio Properties, McJunkin Corp, accounts for approximately 3.5% of net rentable area and 4.1% of underwritten base rent. McJunkin Corp occupies 140,980 square feet and is an affiliate of MRC Global Inc. (NYSE: MRC). MRC Global Inc. is a large distributor of pipes, valves and fittings (PVF) and related infrastructure products and services to the energy industry. Through approximately 260 service locations worldwide, approximately 3,350 employees and with nearly 100 years of history, MRC Global Inc. provides supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream, midstream (including gas utilities) and downstream (including industrials). MRC Global Inc. manages a complex network of over 200,000 SKUs and 11,000 suppliers simplifying the supply chain for its over 15,000 customers. As of the fiscal year ending December 31, 2018, MRC Global Inc. had total revenues of approximately $4.2 billion.

The Starwood Industrial Portfolio Properties are located in the following markets:

Chicago Industrial Market (51.4% of Portfolio Underwritten Net Cash Flow)

The Portfolio has a total of 19 properties located within the greater Chicago market, which comprise approximately 1.7 million square feet of net rentable area (42.4% of the Portfolio) and account for approximately $8.9 million of Underwritten Net Cash Flow. The Chicago market currently has approximately 21.7 million square feet of logistics, specialized industrial, and flex space under construction and is projected to absorb approximately 16.3 million square feet in 2019. Average market vacancy and asking rents across the logistics, specialized industrial, and flex property types for the market are 6.0% and $7.21 per square foot, respectively. The Starwood Industrial Portfolio Properties in the Chicago market within the Portfolio have an average in place base rent of $5.83 per square foot.

Indianapolis Industrial Market (28.5% of Portfolio Underwritten Net Cash Flow)

The Portfolio has a total of 8 properties located within the Indianapolis market, which comprise approximately 1.4 million square feet (33.2% of the Portfolio) and account for approximately $5.0 million of Underwritten Net Cash Flow. The Indianapolis market currently has approximately 10.5 million square feet of logistics, specialized industrial, and flex space under construction and is projected to absorb approximately 6.9 million square feet in 2019. Average market vacancy and asking rents across the logistics, specialized industrial, and flex property types for the market are 4.2% and $5.66 per square foot, respectively. The Starwood Industrial Portfolio Properties in the Indianapolis market within the Portfolio have an average in place base rent of $3.94 per square foot.

Columbus Industrial Market (11.4% of Portfolio Underwritten Net Cash Flow)

The Portfolio has a total of 3 properties located within the greater Columbus market, which comprise approximately 664,000 square feet of net rentable area (16.3% of the Portfolio) and account for approximately $2.0 million of Underwritten Net Cash Flow. The Columbus market currently has approximately 8.5 million square feet of logistics, specialized industrial, and flex space under construction and is projected to absorb approximately 1.3 million square feet in 2019. Average market vacancy and asking rent across the logistics, specialized industrial, and flex property types for the market are 4.9% and $5.27 per square foot, respectively. The Starwood Industrial Portfolio Properties in the Columbus market within the Portfolio have an average in place base rent of $3.41 per square foot.

Milwaukee Industrial Market (8.7% of Portfolio Underwritten Net Cash Flow)

The Portfolio has a total of 3 properties located within the greater Milwaukee market, which comprise approximately 329,000 square feet of net rentable area (8.1% of the Portfolio) and account for approximately $1.5 million of Underwritten Net Cash Flow. The Milwaukee market currently has approximately 3.7 million square feet of logistics, specialized industrial, and flex space under construction and is projected to absorb approximately 1.6 million square feet in 2019. Average market vacancy and asking rents across the logistics, specialized industrial, and flex property types for the market are 4.3% and $5.49 per square foot, respectively. The Starwood Industrial Portfolio Properties in the Milwaukee market within the Portfolio have an average in place base rent of $5.30 per square foot.

A-3-131

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Starwood Industrial Portfolio

Historical and Current Occupancy
2016(1)(2)	2017(1)(2)	2018(1)	Current Occupancy(3)
95.0%	94.2%	95.3%	98.4%
(1)	Historical occupancies are as of December 31 of each respective year unless otherwise specified.

(2)	Occupancies for 5701 North Meadows Drive and 5900 North Meadows Drive are not available for 2016 and 2017.

(3)	Current occupancy as of November 26, 2019.

Tenant Summary(1)
Tenant	Property Name	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Bimbo Bakeries(2)	Various	NR/NR/NR	105,080	2.6%	$11.61	6.4%	Various
CTDI	5900 North Meadows Drive	NR/NR/NR	269,831	6.6	$3.43	4.9	2/28/2023
McJunkin Corp.	101 45th Street	NR/NR/NR	140,980	3.5	$5.56	4.1	12/31/2023
Staley(3)	333 45th Street	NR/NR/NR	140,000	3.4	$5.12	3.8	7/31/2024
The Harvard Drug Store(4)	8401 Bearing Drive	NR/NR/NR	196,200	4.8	$3.56	3.7	6/30/2025
Foremost Groups(5)	Various	NR/NR/NR	141,846	3.5	$4.54	3.4	Various
Anixter International, Inc.	W234N2091 Ridgeview Parkway Court	NR/NR/NR	105,444	2.6	$5.88	3.3	6/30/2030
Meadowbrook Meat Company	2240 Creekside Parkway	NR/NR/NR	125,000	3.1	$4.85	3.2	3/31/2024
Mondelez	221 South Swift Road	NR/NR/NR	110,000	2.7	$5.36	3.1	8/31/2020
API Heat Transfer	4700 Ironwood Drive	NR/NR/NR	123,200	3.0	$4.67	3.0	7/31/2026
Total / Wtd. Avg. Major Tenants			1,457,581	35.8%	$5.06	38.8%
Remaining Tenants			2,546,898	62.6%	$4.56	61.2%
Total / Wtd. Avg. Occupied Collateral			4,004,479	98.4%	$4.74	100.0%
Vacant			65,917	1.6
Total			4,070,396	100.0%
(1)	Based on the underwritten rent roll dated as of November 26, 2019.

(2)	Bimbo Bakeries occupies 45,000 square feet at 12857 South Hamlin Court with a lease expiration date of November 30, 2029, 40,080 square feet at 1695 Glen Ellyn Road with a lease expiration date of February 28, 2027, and 20,000 square feet at 845 Telser Road with a lease expiration date of May 31, 2031.

(3)	Staley has the right to terminate its lease as of July 31, 2021 upon not less than 270 days prior written notice and payment of a termination fee equal to 6 months of the rent in effect as of the termination date plus the unamortized leasing commission amount equal to approximately $419,570.

(4)	The Harvard Drug Store has a one-time right to terminate its lease effective as of June 30, 2022, as follows- provided the tenant is (A) (i) not in default under the lease and (ii) occupying less than 75% of the leased premises, or (B) the landlord, after written notice from the tenant, is unable to accommodate an expansion of at least 20% of the leased premises, then the tenant may terminate the lease by giving the landlord written notice no later than June 30, 2021, and paying the landlord an early termination fee of $775,000.

(5)	Foremost Groups occupies 87,985 square feet at 6221-6241 Northwind Parkway with a lease expiration date of November 30, 2020 and 53,861 square feet at 6451-6471 Northwind Parkway with a lease expiration date of July 31, 2022.

A-3-132

Structural and Collateral Term Sheet	Benchmark 2020-IG1

Starwood Industrial Portfolio

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring
Vacant	NAP	65,917	1.6%	NAP	NAP	65,917	1.6%	NAP	NAP
MTM & 2020	5	337,771	8.3	$1,716,192	9.0	403,688	9.9%	$1,716,192	9.0%
2021	6	403,470	9.9	1,966,932	10.4	807,158	19.8%	$3,683,124	19.4%
2022	7	345,204	8.5	1,657,680	8.7	1,152,362	28.3%	$5,340,804	28.1%
2023	8	994,622	24.4	4,024,416	21.2	2,146,984	52.7%	$9,365,220	49.3%
2024	8	596,861	14.7	2,773,104	14.6	2,743,845	67.4%	$12,138,324	63.9%
2025	4	331,862	8.2	1,441,428	7.6	3,075,707	75.6%	$13,579,752	71.5%
2026	3	249,750	6.1	1,218,864	6.4	3,325,457	81.7%	$14,798,616	77.9%
2027	1	40,080	1.0	478,356	2.5	3,365,537	82.7%	$15,276,972	80.4%
2028	0	0	0.0	0	0.0	3,365,537	82.7%	$15,276,972	80.4%
2029	1	45,000	1.1	443,256	2.3	3,410,537	83.8%	$15,720,228	82.8%
2030	3	253,564	6.2	1,510,044	7.9	3,664,101	90.0%	$17,230,272	90.7%
2031 & Thereafter	4	406,295	10.0	1,766,628	9.3	4,070,396	100.0%	$18,996,900	100.0%
Total	50	4,070,396	100.0%	$18,996,900	100.0%
(1)	Based on the underwritten rent roll dated as of November 26, 2019.

(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

Operating History and Underwritten Net Cash Flow(1)
	2017	2018	Underwritten	Per Square Foot	%(4)
Base Rent	$17,761,827	$18,194,059	$18,996,900	$4.67	68.5%
Credit Tenant Rent Steps(2)	0	0	125,409	0.03	0.5%
Rent Steps(3)	0	0	777,976	0.19	2.8%
Potential Income from Vacant Space	0	0	409,588	0.1	1.5%
Gross Potential Rent	$17,761,827	$18,194,059	$20,309,873	4.99	73.3%
Reimbursements	3,887,131	4,522,879	7,050,809	1.73	25.4%
Other Income	273,775	211,290	363,911	0.09	1.3%
Total Gross Income	$21,922,734	$22,928,228	$27,724,593	$6.81	100.0%
Economic Vacancy & Credit Loss	(863,911)	(601,476)	(1,386,230)	(0.34)	(5.3%)
Effective Gross Income	$21,058,823	$22,326,752	$26,338,363	$6.47	100.0%
Real Estate Taxes	$2,954,345	$3,195,756	$4,751,637	$1.17	18.0%
Insurance	112,657	83,689	253,241	0.06	1.0%
Management Fee	361,955	362,002	790,151	0.19	3.0%
Other Operating Expenses	1,306,160	1,572,106	1,666,224	0.41	6.3%
Total Operating Expenses	$4,735,117	$5,213,552	$7,461,253	$1.83	28.3%
Net Operating Income	$16,323,706	$17,113,200	$18,877,110	$4.64	71.7%
Replacement Reserves	0	0	610,559	0.15	2.3%
TILC	0	0	883,240	0.22	3.4%
Net Cash Flow	$16,323,706	$17,113,200	$17,383,310	$4.27	66.0%
(1)	Based on the underwritten rent roll as of November 26, 2019.

(2)	Represents straight-line average rent for tenants Bimbo Bakeries, Johnson Controls, FedEx Ground Package Systems, Inc., and The Harvard Drug Store through the earlier of the loan term or lease term.

(3)	Rent Steps are through December 2020.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

Property Management. The Starwood Industrial Portfolio Properties are managed by Becknell Services, L.L.C., an Illinois limited liability company and an affiliate of the borrowers.

Escrows and Reserves. On the origination date of the Starwood Industrial Portfolio Whole Loan, the borrowers funded reserves of $880,000 for roof repairs.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Starwood Industrial Portfolio

On each due date during the continuance of a Trigger Period, the borrowers will be required to fund the following reserves, (i) 1/12 of the real estate taxes that the lender estimates will be payable over the next-ensuing 12-month period, (ii) 1/12 of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that an insurance reserve will be waived if the Starwood Industrial Portfolio Properties are covered under an acceptable blanket policy, (iii) 1/12 of the product of $0.15 multiplied by the aggregate square feet of the Starwood Industrial Portfolio Properties for capital expenditures (which currently equates to a monthly deposit of $50,880 during a Trigger Period), which monthly deposit is suspended for so long as the total amount in the capital expenditures reserve exceeds the product of $0.30 multiplied by the aggregate square feet of the Starwood Industrial Portfolio Properties, and (iv) 1/12 of the product of $0.35 multiplied by the aggregate square feet of the Starwood Industrial Portfolio Properties for tenant improvements and leasing commissions (which currently equates to a monthly deposit of $118,720 during a Trigger Period), which monthly deposit is suspended for so long as the total amount in the leasing reserve exceeds the product of $0.70 multiplied by the aggregate square feet of the Starwood Industrial Portfolio Properties.

Lockbox / Cash Management. The loan documents require a lender-controlled hard lockbox account with springing cash management. The borrowers are required to cause tenants to deposit rents directly into the lockbox account. In addition, the borrowers and the property manager are required to deposit all rents and gross revenue from the Starwood Industrial Portfolio Properties into such lockbox account within two business days of receipt. During the continuance of a Trigger Period, all funds in the lockbox account are required to be swept into a lender-controlled cash management account on a daily basis and applied to make required deposits into the tax and insurance reserves, if any, as described above under “—Escrows and Reserves,” to pay debt service on the Starwood Industrial Portfolio Whole Loan, to make required deposits into the replacement and rollover reserves, if any, as described above under “—Escrows and Reserves,” to pay operating expenses set forth in the annual budget (which must be reasonably approved by the lender during a Trigger Period) and lender-approved extraordinary expenses, and to pay any remainder to a cash collateral account to be held as additional security for the Starwood Industrial Portfolio Whole Loan during the continuance of such Trigger Period.

A “Trigger Period” means a period commencing upon (i) an event of default under the loan documents, or (ii) the debt yield of the Starwood Industrial Portfolio Whole Loan falling below 6.25% as of the last day of any calendar quarter.

A Trigger Period will expire upon (a) in the case of a Trigger Period caused by the event described in clause (i) above, such event of default being cured (and the cure having been accepted by the lender), or (ii) in the case of a Trigger Period caused by the event described in clause (ii) above, upon the debt yield being equal to or greater than 6.25% as of the last day of any calendar quarter. The borrowers may cure a Trigger Period caused by clause (ii) above by delivering to the lender cash or a letter of credit meeting the requirements of the loan documents in an amount which, if applied to repay the outstanding principal balance of the Starwood Industrial Portfolio Whole Loan would cause the debt yield to equal 6.25%.

Current Mezzanine or Secured Subordinate Indebtedness. The Starwood Industrial Portfolio Subordinate Companion Loan, with an outstanding principal balance as of the Cut-off Date of $65,527,027 accrues interest at a fixed rate of 3.23100% per annum. The Starwood Industrial Portfolio Subordinate Companion Loan has a ten-year term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan” in the Preliminary Prospectus.

Future Mezzanine or Secured Subordinate Indebtedness. None.

Partial Release. In connection with an arm’s length sale of an individual property to an unrelated third party, the borrowers may obtain the release of an individual property or properties from the lien of the Starwood Industrial Portfolio Whole Loan after the Defeasance Lockout Expiration Date (as defined below), upon prepayment of the applicable Release Price (as defined below) for the subject property or properties, together with, if prior to the open period, a prepayment fee equal to the greater of (i) 1% of the applicable Release Price and (ii) a yield maintenance premium, and satisfaction of the conditions set forth in the loan documents, including but not limited to: (a) the debt yield after giving effect to such release is at least the greater of (x) 7.77% and (y) the debt yield immediately prior to such release (which such prong (y) of the test will not apply if the debt yield after such release is greater than 8.45%) and (b) no event of default under the loan documents has occurred and is continuing. In addition to the foregoing, no partial release will be permitted unless the loan-to-value ratio of the remaining properties (such value to be determined by lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which will exclude the value of personal property or going concern value, if any) is greater than 125%. The borrowers may make an additional prepayment of the Starwood Industrial Portfolio Whole Loan in order to satisfy the foregoing REMIC test.

A “Defeasance Lockout Expiration Date” means the earlier of (A) two years after the “startup day” of the final REMIC that holds any note that evidences all or any portion of the Starwood Industrial Portfolio Whole Loan or (B) November 26, 2022.

A “Release Price” means (i) for releases with respect to the first 20% prepaid in connection with releases, 105% of the related allocated loan amount for such released property and (ii) for all releases after 20% has been prepaid in connection with releases, 110% of the

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

Starwood Industrial Portfolio

related allocated loan amount for such released property, and (iii) in connection with a release that would result in and exceed the Release Amount Adjustment Trigger (defined below), an amount equal to the sum of: (a) the portion of the allocated loan amount for such property(ies) being released, such that if calculated by the immediately preceding clause (i), such release price would result in (but not exceed) the Release Amount Adjustment Trigger, multiplied by 105%, plus (b) the remaining allocated loan amount for such property(ies), multiplied by 110%.

A “Release Amount Adjustment Trigger” will occur upon the prepayment of the first 20% of the outstanding principal balance in connection with the release of one or more properties pursuant to the loan documents.

A-3-135

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

A-3-136

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

A-3-137

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

A-3-138

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	CREFI	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Mixed Use – Office/Retail
Original Principal Balance:	$37,900,000	Net Rentable Area (SF):	600,415
Cut-off Date Principal Balance(2):	$37,900,000	Location:	New York, NY
% of Pool by IPB:	5.7%	Year Built / Renovated:	1957, 1987 / 2015
Loan Purpose:	Refinance	Occupancy:	97.4%
Borrower:	650 Madison Owner LLC	Occupancy Date:	10/1/2019
Loan Sponsors:	Vornado Realty L.P., OPG	Number of Tenants(5):	17
	Investment Holdings (US), LLC	2016 NOI:	$42,701,194
Interest Rate:	3.48600%	2017 NOI:	$46,541,346
Note Date:	11/26/2019	2018 NOI:	$48,557,496
Maturity Date:	12/8/2029	TTM NOI (as of 9/2019)(6):	$50,961,537
Interest-only Period:	120 months	UW Economic Occupancy:	96.3%
Original Term:	120 months	UW Revenues:	$87,327,989
Original Amortization:	None	UW Expenses:	$28,901,495
Amortization Type:	Interest Only	UW NOI(6):	$58,426,495
Call Protection(3):	L(26),Def(87),O(7)	UW NCF:	$56,776,391
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$1,210,000,000 / $2,015
Additional Debt:	Yes	Appraisal Date:	10/31/2019
Additional Debt Balance:	$548,900,000 / $213,200,000
Additional Debt Type:	Pari Passu / Subordinate Debt

Escrows and Reserves(4)				Financial Information (2)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$977	$1,332
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$977	$1,332
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	48.5%	66.1%
TI/LC:	$0	Springing	N/A	Maturity Date LTV:	48.5%	66.1%
Other:	$9,576,014	$0	N/A	UW NCF DSCR:	2.74x	2.01x
				UW NOI Debt Yield:	10.0%	7.3%

(1)	The 650 Madison Avenue Whole Loan (as defined below) was co-originated by Citi Real Estate Funding Inc. (“CREFI”), Barclays Capital Real Estate Inc. (“BCREI”), BMO Harris Bank N.A. (“BMO Harris”), and Goldman Sachs Bank USA (“GSBI”).

(2)	The Cut-off Date Balance of $37,900,000 represents the non-controlling Note A-1-7, which is part of the 650 Madison Avenue Whole Loan evidenced by 25 notes having an aggregate outstanding principal balance as of the Cut-off Date of $800,000,000. For additional information see “The Loan” herein.

(3)	The lockout period, with respect to a defeasance of the 650 Madison Avenue, will be at least 26 payment dates beginning with and including the first payment date of January 8, 2020. Defeasance of the full $800.0 million 650 Madison Avenue Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) November 26, 2022. Prepayment in whole, but not in part, of the 650 Madison Avenue Whole Loan is permitted at any time prior to June 8, 2029 with the payment of a yield maintenance premium.

(4)	For a full description of Escrows and Reserves, please refer “Escrows and Reserves” below. Initial Other reserves consist of (i) $3,197,699 for outstanding tenant improvements and/or leasing commissions and (ii) $6,378,315 for free rent.

(5)	Based on the office component only.

(6)	The increase from TTM NOI (as of 9/2019) to UW NOI at the 650 Madison Avenue Property is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps.

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Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

Sources and Use(1)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$586,800,000	70.7%	Loan Payoff	$800,000,000	96.4%
Junior Notes	213,200,000	25.7	Defeasance Costs	14,157,786	1.7
Existing Loan Reserves	20,051,781	2.4	Upfront Reserves	9,576,014	1.2
Principals New Cash Contribution	9,510,787	1.1	Closing Costs	5,828,767	0.7
Total Sources	$829,562,568	100.0%	Total Uses	$829,562,568	100.0%
(1)	The borrower sponsors acquired the 650 Madison Avenue Property for a purchase price of approximately $1.3 billion in 2013. Since acquisition, the borrower sponsors have invested approximately $37.5 million in capital expenditures and $51.6 million in tenant improvements and leasing commissions at the 650 Madison Avenue Property, implying total hard equity of $583.4 million remaining in the transaction following the closing of the 650 Madison Avenue Whole Loan.

The Loan. The 650 Madison Avenue mortgage loan (the “650 Madison Avenue Loan”) is part of a whole loan (the “650 Madison Avenue Whole Loan”) evidenced by 26 notes comprising (i) 22 senior pari passu notes (collectively the “650 Madison Avenue Senior Pari Passu Notes”) with an aggregate outstanding principal balance as of the Cut-off Date of $586,800,000, and (ii) four junior pari passu notes (collectively, the “650 Madison Avenue Junior Non-Trust Notes”) with an aggregate outstanding principal balance as of the Cut-off Date of $213,200,000. The 650 Madison Avenue Junior Non-Trust Notes are subordinate to the 650 Madison Avenue Senior Pari Passu Notes and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans —The 650 Madison Avenue Whole Loan” in the Preliminary Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of all the notes evidencing the 650 Madison Avenue Whole Loan is $800,000,000. The 650 Madison Avenue Whole Loan is secured by the borrower’s fee simple interest in a Class A office and retail building located in New York, New York (the “650 Madison Avenue Property”). The 650 Madison Avenue Loan, which is evidenced by the non-controlling Note A-1-7, has an outstanding principal balance as of the Cut-off Date of $37,900,000 and represents approximately 5.7% of the Initial Pool Balance. The related companion loans are evidenced by (i) 21 senior pari passu notes (collectively, the “650 Madison Avenue Senior Pari Passu Companion Loans”) which have an aggregate outstanding principal balance as of the Cut-off Date of $548,900,000 and (ii) the 650 Madison Avenue Junior Non-Trust Notes, as detailed in the note summary table below. The 650 Madison Avenue Whole Loan was originated by CREFI, BCREI, BMO Harris and GSBI on November 26, 2019. Each note evidencing the 650 Madison Avenue Whole Loan has an interest rate of 3.48600% per annum. The borrower utilized the proceeds of the 650 Madison Avenue Whole Loan, existing loan reserves and new borrower sponsor equity to refinance the existing debt on the 650 Madison Avenue Property, fund upfront reserves and pay closing and defeasance costs.

The table below summarizes the promissory notes that comprise the 650 Madison Avenue Whole Loan. The relationship between the holders of the 650 Madison Avenue Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1	$50,000,000	$50,000,000	CGCMT 2019-C7	No(1)
Note A-1-3, A-2-1	50,000,000	50,000,000	GSMS 2020-GC45	No
Note A-1-4	50,000,000	50,000,000	CREFI(2)	No
Note A-1-5	45,000,000	45,000,000	Benchmark 2020-B16(3)	No
Note A-1-6	50,000,000	50,000,000	CREFI(2)	No
Note A-1-7	37,900,000	37,900,000	Benchmark 2020-IG1	No
Note A-1-2-1	40,000,000	40,000,000	CCRE(2)	No
Note A-2-2, A-2-3, A-2-4, A-2-5, A-2-6, A-2-7, A-2-8	116,450,000	116,450,000	GSBI(2)	No
Note A-3-1	60,000,000	60,000,000	BBCMS 2020-C6	No
Note A-3-2, A-3-3	86,450,000	86,450,000	BCREI(2)	No
Note A-4, A-5, A-6, A-7	1,000,000	1,000,000	MAD 2019-650M	No
Senior Notes	$586,800,000	$586,800,000
Note B-1, B-2, B-3, B-4	213,200,000	213,200,000	MAD 2019-650M	Yes(1)
Whole Loan	$800,000,000	$800,000,000
(1)	The initial Controlling Note is note B-1, so long as no related control appraisal period has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the Controlling Note will be note A-1-1. See “Description of the Mortgage Pool— The Whole Loans—The Non-Serviced AB Whole Loans— The 650 Madison Avenue Whole Loan” in the Preliminary Prospectus.

(2)	Expected to be contributed to one or more future securitization transactions.

(3)	The Benchmark 2020-B16 transaction is expected to close on or about February 12, 2020.

The Borrower. The borrower is 650 Madison Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 650 Madison Avenue Whole Loan.

A-3-140

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantors are Vornado Realty L.P. (“Vornado”) and OPG Investment Holdings (US), LLC (“Oxford Guarantor”). Vornado and Oxford Guarantor are liable on a several basis, 50% to Vornado and 50% to Oxford Guarantor, subject to, with respect to each guarantor, an $80,000,000 cap on the full recourse carve-outs relating to bankruptcy and substantive consolidation and a $400,000,000 cap on all other guaranteed obligations. The loan sponsors of the 650 Madison Avenue Loan are Vornado and Oxford Guarantor. Vornado is one of the largest owners and operators of commercial real estate in the United States with a portfolio of Class A office, high-value street retail and other property types primarily located in New York City, aggregating over 37.1 million square feet Oxford is a global real estate investor with approximately $45.0 billion of assets under management on behalf of Ontario Municipal Employees Retirement System (“OMERS”), one of Canada’s largest pension plans. In New York City, Oxford partnered with Crown Acquisitions to acquire Olympic Tower (a 380,000 square feet office tower with retail space which includes the Cartier Mansion, Versace townhouse, Furla, and Armani Exchange), and with the Related Companies in the development of Hudson Yards. The joint venture of Vornado and Oxford includes other investors such as Crown Acquisitions. Crown Acquisitions is a real estate firm focused on luxury retail and has previously served as the 650 Madison Avenue Property’s retail operating advisor.

The Property. The 650 Madison Avenue Property is a 27-story, 600,415 square foot Class A office building with grade level retail located in Midtown Manhattan on Madison Avenue between 59th and 60th Streets. The 650 Madison Avenue Property consists of 543,834 square feet of Class A office space, 22,310 square feet of ground floor retail space, and 34,271 square feet of below-grade storage and flex space. The 650 Madison Avenue Property was originally constructed in 1957 as an eight-story building and in 1987 underwent a significant expansion and renovation that added the office tower. Based on the underwritten rent roll dated October 1, 2019, the 650 Madison Avenue Property is currently 97.4% leased (based on net rentable area) to a diverse tenant roster including fashion (Ralph Lauren Corporation (“Ralph Lauren”)), healthcare (Memorial Sloan Kettering Cancer Center (“MSKCC”), luxury goods (Celine, Inc. (“Celine”)), as well as finance (Willett Advisors LLC). The top three tenants by U/W Gross Rent are all investment grade rated tenants and account for 64.6% of net rentable area and 58.9% of U/W Gross Rent.

Office (92.0% of NRA; 74.5% of in-place U/W Gross Rent) The 543,834 square feet of Class A office space at the 650 Madison Avenue Property is currently 97.9% occupied by 17 tenants that collectively contribute 72.0% of U/W Base Rent and 74.5% of U/W Gross Rent (inclusive of storage rent derived from office tenants). 358,491 square feet of the office space (65.9% of Class A office net rentable area) at the 650 Madison Avenue Property is leased to two investment grade-rated office tenants (Ralph Lauren and MSKCC).

The 650 Madison Avenue Property occupies a full block along Madison Avenue between East 59th and 60th Streets within the Plaza District office submarket and the Madison Avenue retail submarket. The Plaza District is the largest office submarket by sq. ft. in the United States and is bounded by 65th Street to the north, the East River to the east, 47th Street on the south, and Avenue of the Americas on the west. The Madison Avenue retail submarket is located on Madison Avenue between 57th and 72nd Streets. According to the appraisal, Class A office space in the Plaza District had an inventory of approximately 78.2 million square feet of office space, direct asking rents of $99.29 per square foot and a direct vacancy rate of 8.1% as of the third quarter of 2019. According to the appraisal, the 650 Madison Avenue Property is located within the Madison/Fifth Avenue Class A office micro-market. As of the third quarter of 2019, the Madison/Fifth Avenue Class A office micro-market had an inventory of approximately 18.9 million sq. ft. of office space and direct asking rents of $102.23 per square foot. The 650 Madison Avenue Property’s U/W Gross Rents for office space range from $94.04 per square foot. to $176.76 per square foot, which is comparable to the Direct Asking Rent per sq. ft. for the appraiser’s competitive set as set forth below.

Major Office Tenants.

Ralph Lauren (277,016 square feet; 46.1% of NRA; 32.5% of U/W Base Rent): Ralph Lauren (rated A2/A- by Moody’s/S&P), occupies 46.1% of the 650 Madison Avenue Property’s net rentable area and accounts for 36.0% of U/W Gross Rent. The tenant has occupied space in the 650 Madison Avenue Property since 1989 and has expanded several times. The 650 Madison Avenue Property serves as Ralph Lauren’s international headquarters. Ralph Lauren designs, markets, and distributes apparel, accessories, fragrances, and home furnishings under a wide range of brands and its operations include wholesale, retail, and licensing.

Memorial Sloan Kettering Cancer Center (100,700 square feet; 16.8% of NRA; 12.3% of U/W Base Rent): MSKCC (rated AA/Aa3/AA- by Moody’s/Fitch/S&P), occupies 16.8% of the 650 Madison Avenue Property’s net rentable area and accounts for 13.0% of U/W Gross Rent. MSKCC signed a 10-year lease in 2013 to take over the approximately 100,000 square foot. medical office space that was previously occupied by Columbia Doctors, a faculty-run medical practice of Columbia University. The tenant has a separate entrance on the 60th Street and uses the space for medical purposes. MSKCC is a cancer treatment and research institution in New York City, founded in 1884 as the New York Cancer Hospital. MSKCC is the largest and oldest private cancer center in the world, and is one of 50 National Cancer Institute-designated Comprehensive Cancer Centers.

A-3-141

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

Retail (5.3% of NRA; 25.5% of in-place U/W Gross Rent) The 22,310 square feet of ground floor retail space at the 650 Madison Avenue Property is currently 87.4% occupied by five tenants that collectively contribute 28.0% of U/W Base Rent and 25.5% of U/W Gross Rent (inclusive of storage rent derived from retail tenants).

The ground floor retail space spans an entire block of the Madison Avenue retail corridor and, along with the second floor office space, was previously primarily occupied by Crate & Barrel until 2015. Since then, the borrower sponsors have executed leases with multiple luxury retailers including Celine, Moncler USA Inc (“Moncler”) (each utilizing its space as its respective brand’s flagship location) and B.A.P.E. in the ground floor retail space and an institutional tenant, Sotheby’s Int’l Realty Inc (“Sotheby’s”), in the second floor office space. The re-leasing has further diversified the rent roll at the 650 Madison Avenue Property and, based on U/W Gross Rent, the new leases have extended the weighted average lease expiration date of the space previously occupied by Crate & Barrel (excluding Tod’s, which has been a ground floor retail tenant at the 650 Madison Avenue Property since 1998) to August 2029.

Major Retail Tenant.

Celine Inc. (10,223 square feet.; 1.7% of NRA; 11.3% of U/W Base Rent): LVMH (rated A1/A+ by Moody’s/S&P), occupies 1.7% of net rentable area and accounts for 10.0% of U/W Gross Rent. Founded in 1945 by Céline Vipiana, Celine is a French ready-to-wear and leather luxury goods brand that has been owned by LVMH group (OTCMKTS: LVMUY) since 1996. The brand owns approximately 140 stores worldwide and is distributed through a network including department stores such as Barneys New York (New York), Bergdorf Goodman (New York), Harrods (London) and Galeries Lafayette (Paris). The retail space showcases Celine’s NYC flagship store as well as the world’s largest Celine store.

Competitive Set (Office Buildings)(1)
						Direct Asking Rent per SF
Property	Office Area (NRA)	Direct Avail. SF	Sublease Avail. SF	Occupied % Direct	Occupied % Total	Low	High
510 Madison Avenue	350,000	12,640	11,500	96.4%	93.1%	$99.00	$129.00
520 Madison Avenue	849,600	114,847	0	86.5%	86.5%	$105.00	$128.00
590 Madison Avenue	1,016,413	215,501	32,189	78.8%	75.6%	$90.00	$145.00
660 Madison Avenue	239,113	0	24,544	100.0%	89.7%	NAP	NAP
712 Fifth Avenue	457,281	72,333	12,090	84.2%	81.5%	$115.00	$175.00
745 Fifth Avenue	410,000	17,938	22,301	95.6%	90.2%	$128.00	$150.00
399 Park Avenue	1,250,000	96,203	47,488	92.3%	88.5%	$110.00	$110.00
450 Park Avenue	247,242	7,841	0	96.8%	96.8%	$125.00	$125.00
499 Park Avenue	265,000	11,303	11,512	95.7%	91.4%	$100.00	$100.00
Total	5,084,649	548,606	161,624
Wtd. Avg.(2)	564,961	60,956	17,958	89.2%	86.0%	$90.00	$175.00
(1)	Source: Appraisal.

(2)	Wtd. Avg. figures for the Direct Asking Rent per square feet represent the low and high end of each respective range.

The appraiser concluded blended market rents of $108.87 per square foot and $986.96 per square foot for the office and ground level retail space, respectively. Based on the appraiser’s market rents, the 650 Madison Avenue Property’s in-place rent is approximately 8.0% below market rent.

Market Rent Analysis (Office)		Market Rent Analysis (Retail)
Floors	Rent PSF	Tenant Category	Rent PSF
Concourse	$50.00	Below Grade	$35.00
2 to 7	$97.00	60th Corner	$1,250.00
8 to 10	$106.00	60th Street	$250.00
11 to 15	$116.00	59th Corner	$1,250.00
16 to 18	$127.00	59th Street	$350.00
19 to 22	$137.00	59th Midblock	$550.00
23 to 27	$147.00	Inline	$1,250.00

A-3-142

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

Tenant Summary(1)
Office Tenant Names	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date(4)
Ralph Lauren(5)	NR / A2 / A-	277,016	46.1%	$89.41	32.5%	12/31/2024
Memorial Sloan Kettering Cancer Center(6)	AA / Aa3 / AA-	100,700	16.8	$92.97	12.3	7/31/2023
Willett Advisors LLC	NR / NR / NR	25,732	4.3	$155.00	5.2	12/31/2024
Sotheby’s Int’l Realty, Inc.(7)	NR / B3 / B+	37,772	6.3	$91.60	4.5	11/30/2035
BC Partners Inc.		19,380	3.2	$118.58	3.0	1/31/2027
Largest Office Tenants		460,600	76.7%	$95.26	57.6%
Remaining Office Tenants		92,080	15.3	$119.00	14.4
Total / Wtd. Avg. All Office Tenants		552,680	92.0%	$99.21	72.0%

Retail Tenant Names	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Celine	NR / A1 / A+	10,223	1.7%	$841.24	11.3%	2/28/2029
Moncler(8)	NR / NR / NR	8,985	1.5	$667.78	7.9	8/31/2026
Tod’s	NR / NR / NR	7,867	1.3	$680.90	7.0	10/13/2023
B.A.P.E.(9)	NR / NR / NR	3,705	0.6	$298.52	1.5	7/31/2030
Domenico Vacca(9)	NR / NR / NR	1,202	0.2	$239.60	0.4	3/30/2030
Largest Retail Tenants		31,982	5.3%	$667.58	28.0%

Vacant		15,753	2.6	NAP	NAP
Total / Wtd. Avg.(10)		600,415	100.0%	$130.31	100.0%

(1)	Based on the underwritten rent roll dated October 1, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Base Rent includes contractual rent steps through July 2020 for non-investment grade-rated tenants and the straight-line average for investment grade-rated tenants. Base Rent excludes $10,080 attributable to an elevator marketing contract with Captivate LLC (0 sq. ft.).

(4)	Certain tenants reflected in the chart above and other tenants, although paying rent, may not be in occupancy with respect to all or a portion of their leased space, and/or under certain conditions may have the option to terminate all or a portion of their leased space prior to the lease expiration date. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus for more information regarding the foregoing and related tenant issues.

(5)	Ralph Lauren has one, 10-year renewal option under its lease.

(6)	Memorial Sloan Kettering Cancer Center has the one-time option to terminate its lease upon at least 18 months prior written notice to the landlord, provided that (a) the termination date is not earlier than July 1, 2020, (b) the termination date is not later than June 30, 2022, (c) the termination date is at least 18 months following the date upon which the termination notice is received by the landlord and (d) MSKCC pays to the landlord the termination payment simultaneously with the giving of such termination notice. The tenant also has one, five-year renewal option in its lease.

(7)	Sotheby’s International Realty, Inc. has one, five-year renewal option in its lease.

(8)	Moncler has one, five-year renewal option in its lease.

(9)	B.A.P.E. and Domenico Vacca are currently completing the build-out of their space and are expected to take occupancy in early 2020.

(10)	Total tenant Net Rentable Area is inclusive of the property management office but there is no associated rent.

A-3-143

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% Base Rent Expiring(3)	Cumulative Sq. Ft. Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	15,753	2.6%	NAP	NAP	15,753	2.6%	NAP	NAP
MTM	0	0	0.0%	$0	0.0%	15,753	2.6%	$0	0.0%
2020	2	20,317	3.4	$2,479,060	3.3	36,070	6.0%	$2,479,060	3.3%
2021	3	12,888	2.2	$1,538,559	2.0	48,958	8.2%	$4,017,619	5.3%
2022	2	3,218	0.5	$353,980	0.5	52,176	8.7%	$4,371,599	5.7%
2023	4	114,905	19.2	$15,320,804	20.1	167,081	27.9%	$19,692,403	25.8%
2024	13	313,250	52.3	$30,121,123	39.5	480,331	80.2%	$49,813,526	65.4%
2025	1	6,341	1.1	$729,215	1.0	486,672	81.2%	$50,542,741	66.3%
2026	2	16,755	2.8	$6,971,250	9.1	503,427	84.0%	$57,513,991	75.5%
2027	4	30,029	5.0	$3,866,158	5.1	533,456	89.0%	$61,380,150	80.6%
2028	1	0	0.0	$10,080	0.0	533,456	89.0%	$61,390,230	80.6%
2029	1	10,223	1.7	$8,600,017	11.3	543,679	90.7%	$69,990,246	91.9%
2030 and Thereafter	5	55,540	9.3	$6,204,320	8.1	599,219	100.0%	$76,194,567	100.0%
Total / Wtd. Avg.(4)	38	599,219	100.0%	$76,194,567	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2019.

(2)	Calculated based on the approximate square footage occupied by each collateral tenant.

(3)	Underwritten Base Rent includes contractual rent steps through July 2020 for non-investment grade-rated tenants and the straight-line average for investment grade-rated tenants.

(4)	Excludes 1,196 square feet which is non-revenue and attributable to the property management office.

Cash Flow Analysis.

Operating History and Underwritten Net Cash Flow(1)
	2016	2017	2018	TTM(2)	Underwritten	U/W (PSF)	%(3)
Base Rent(4)	$60,021,833	$65,301,771	$65,936,214	$68,490,075	$74,787,979	$124.56	95.7%
Potential Income	0	0	0	0	3,327,410	$5.54	4.3%
Gross Potential Rent	$60,021,833	$65,301,771	$65,936,214	$68,490,075	$78,115,389	$130.10	100.0%
Reimbursements	7,020,651	7,750,395	8,784,226	9,361,042	10,762,016	$17.92	13.8%
Rent Steps(5)	0	0	0	0	1,406,588	$2.34	1.8%
Other Income	222,390	265,643	319,055	362,098	371,407	$0.62	0.5%
Less: Vacancy(6)	(86,339)	(829,105)	(0)	(75,003)	(3,327,410)	($5.54)	(4.3%)
Effective Gross Income	$67,178,535	$72,488,704	$75,039,495	$78,288,218	$87,327,989	$145.45	100.0%
Real Estate Taxes	15,935,782	16,699,910	17,606,496	18,301,078	19,659,925	$32.74	22.5%
Insurance	396,387	393,355	378,835	380,309	382,942	$0.64	0.4%
Management Fee	1,117,542	1,475,379	1,413,137	1,402,802	873,280	$1.45	1.0%
Total Other Expenses	7,027,630	7,378,714	7,083,531	7,242,492	7,985,348	$13.30	9.1%
Net Operating Income(7)	$42,701,194	$46,541,346	$48,557,496	$50,961,537	$58,426,495	$97.31	66.9%
Replacement Reserves	0	0	0	0	150,104	$0.25	0.2%
TI/LC	0	0	0	0	1,500,000	$2.50	1.7%
Net Cash Flow	$42,701,194	$46,541,346	$48,557,496	$50,961,537	$56,776,391	$94.56	65.0%
(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	TTM represents the trailing 12-month period ending September 30, 2019.
(3)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(4)	Underwritten Base Rent is based on the underwritten rent roll dated October 1, 2019. Base Rent excludes free rent due during each applicable period.
(5)	Contractual rent steps include $1,406,588 underwritten for various tenants through July 1, 2020.
(6)	Underwritten Vacancy represents the underwritten economic vacancy of 3.7%.
(7)	The increase from TTM 9/30/2019 Net Operating Income to Underwritten Net Operating Income at the 650 Madison Avenue Property is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps. .

A-3-144

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

Property Management.   The 650 Madison Avenue Property is managed by 650 Madison Office Manager LLC with respect to the office space and 650 Madison Retail Manager LLC with respect to the retail space, each a Delaware limited liability company and an affiliate of the loan sponsor, pursuant to separate management agreements. Under the 650 Madison Avenue Whole Loan documents, the lender may require the borrower to terminate any management agreement and replace the applicable property manager if: (i) an event of default under the 650 Madison Avenue Whole Loan documents exists, (ii) there exists a material default by the property manager under the management agreement beyond all applicable notice and cure periods, or (iii) the property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding or (iv) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds. Provided that no event of default is occurring under the 650 Madison Avenue Whole Loan documents, the borrower may, without lender’s approval and without a rating agency confirmation, terminate the management agreement and replace the manager with certain managers as set forth in the 650 Madison Avenue Whole Loan documents.

Escrows and Reserves.   At origination of the 650 Madison Avenue Whole Loan, the borrower funded reserves of (i) $3,197,699 for outstanding tenant improvements and/or leasing commissions and (ii) $6,378,315 for free rent.

Tax Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or 650 Madison Avenue Specified Tenant Trigger Period, the borrower is required to deposit 1/12 of an amount which would be sufficient to pay taxes for the next ensuing 12 months.

Insurance Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, insurance deposits are required in an amount equal to 1/12 of an amount which would be sufficient to pay the insurance premium due for the renewal of the coverage afforded by the insurance policies upon the expiration thereof. If the liability or casualty insurance policy maintained by the borrower covering the 650 Madison Avenue Property constitutes an acceptable blanket policy, then no insurance deposits are required.

TI/LC Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period, the borrower is required to deposit into the rollover account an amount equal to $125,000.

Replacement Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period, the borrower is required to deposit into the capital expenditure account an amount equal to 1/12 of $0.25 multiplied by the aggregate number of rentable sq. ft. then contained in the 650 Madison Avenue Property, which for avoidance of doubt will exclude rentable square footage contained in any Condominium Unit that was previously released from the collateral for the 650 Madison Avenue Whole Loan.

Operating Expense Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, the borrower is required to deposit into the operating expense account an amount sufficient to pay monthly operating expenses for the month immediately preceding the month in which such payment date occurs in accordance with the approved annual budget.

Lockbox / Cash Management. The 650 Madison Avenue Whole Loan is subject to a hard lockbox with springing cash management. The borrower is required to cause all rents to be delivered directly to the clearing account with the clearing bank. During the continuance of a 650 Madison Avenue Trigger Period (as defined below) or a 650 Madison Avenue Specified Tenant Trigger Period (as defined below), the clearing bank will be required to transfer all amounts on deposit in the clearing account once each business day to the cash management account. Funds on deposit in the cash management account will be applied on each payment date in the order and priority set forth in the loan documents. In the absence of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, all excess cash flow will be deposited into the borrower’s operating account. During a 650 Madison Avenue Trigger Period, the excess cash flow will be held by the lender and applied in accordance with the terms of the loan documents.

A “650 Madison Avenue Trigger Period” means a period (A) commencing upon the earliest to occur of: (i) the debt yield falling below 6.00% for two consecutive quarters, or (ii) an event of default, and (B) terminating upon (x) with respect to clause (i) above, the debt yield being equal or greater than 6.00% for two consecutive quarters or the delivery by borrower to lender of cash collateral or a letter of credit in order to achieve such debt yield, or (y) with respect to clause (ii) above, the event of default has been cured.

For the avoidance of doubt, the existence of a 650 Madison Specified Tenant Trigger Period will not, by itself, cause a 650 Madison Trigger Period.

Upon a 650 Madison Specified Tenant Trigger Period and prior to a 650 Madison Specified Tenant Trigger Period Cure (as defined below), a Specified Tenant (as defined below) reserve will be funded monthly until the lender has swept up to $80.00 per sq. ft. for the vacating Specified Tenant space into the Specified Tenant reserve. Funds in the Specified Tenant reserve will be released to the borrower upon the occurrence of an applicable 650 Madison Avenue Specified Tenant Trigger Period Cure.

A-3-145

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

A “650 Madison Avenue Specified Tenant Trigger Period” means a period commencing upon the earliest of: (i) any bankruptcy of Ralph Lauren (together with any single tenant replacing the foregoing and paying no less than 30% of the total gross rent payable at the Property, a “Specified Tenant”), (ii) delivery of any notice of termination or cancellation by a Specified Tenant for all or any portion of the Specified Tenant’s lease and/or if any Specified Tenant’s lease fails to otherwise be in full force and effect, (iii) the Specified Tenant being in monetary default of base rent or any material non-monetary default under the Specified Tenant’s lease beyond applicable notice and cure periods, (iv) the Specified Tenant failing to be in actual, physical possession and operating or dark in the Specified Tenant’s space, provided that it will not be a trigger under this clause (iv) if such Specified Tenant is rated an investment grade rated tenant by at least one of Moody’s, S&P and/or Fitch, or (v) a Specified Tenant’s failure to provide written notice to the borrower of renewal of its lease upon the earlier to occur of 18 months prior to its then current applicable lease expiration and the renewal notice period required under the applicable lease, and ending upon the occurrence of an applicable 650 Madison Avenue Specified Tenant Trigger Period Cure.

A “650 Madison Avenue Specified Tenant Trigger Period Cure” means as applicable, (a) the Specified Tenant affirming its lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order, (b) the lender’s receipt of reasonably satisfactory evidence that, among other things, the applicable vacant or dark space referred to in clause (iv) of the definition of “650 Madison Avenue Specified Tenant Trigger Period” is leased, open for business and the applicable tenant is paying full unabated rent, (c) the lender’s receipt of evidence reasonably satisfactory that the default under the Specified Tenant’s lease has been cured, (d) the Specified Tenant’s revocation or rescission of all termination or cancellation notices with respect to the Specified Tenant’s lease and reaffirmation that the Specified Tenant’s lease is in full force and effect, and/or (e) the lender receives reasonably satisfactory evidence that (i) the Specified Tenant has renewed its lease prior to its then applicable lease expiration or (ii) the Specified Tenant’s space is leased for a minimum term of five (5) years, the replacement tenant has taken actual physical possession of the Specified Tenant’s space and the replacement tenant is paying full unabated rent. A 650 Madison Avenue Specified Tenant Trigger Period Cure will also be deemed to have occurred if the debt yield is equal to or greater than 7.5% (excluding gross revenue from any Specified Tenant who is then subject to a 650 Madison Avenue Specified Tenant Trigger Period, but including revenue on a pro forma basis from any new lease with respect to all or any portion of the space demised to such Specified Tenant that was entered into in accordance with the terms of this 650 Madison Avenue Whole Loan agreement).

Condominium Conversion. The borrower has the right to convert the entire 650 Madison Avenue Property to a commercial condominium form of ownership (a “Condominium Conversion”), provided that, among other conditions (i) the resulting condominium regime (the “Condominium”) consists exclusively of the three condominium units (collectively, the “Condominium Units”, each, a “Condominium Unit”) identified in the 650 Madison Avenue Whole Loan documents, (ii) no event of default is continuing, (iii) the condominium declaration and bylaws, all related documents, instruments and agreements (collectively the “Condominium Documents”) will be in the respective forms indicated in the 650 Madison Avenue Whole Loan documents or as otherwise approved by the lender in writing (which approval must not be unreasonably withheld, conditioned or delayed), and (iv) the borrower delivers to the lender such usual and customary documents and other agreements as may be reasonably required by the lender in connection with the Condominium Conversion, including, but not limited to, an amendment to the mortgage and amendments and reaffirmations to the terms and conditions of the 650 Madison Avenue Whole Loan documents reasonably required by the lender, and (v) the borrower has the right to transfer the Condominium Units to one or more transferee borrowers that will assume on a joint and several basis all of borrower’s obligations under the 650 Madison Avenue Whole Loan documents, provided (A) such transferee borrowers will be either (I) controlled by an eligible qualified owner in accordance with the 650 Madison Avenue Whole Loan documents that owns (x) by itself, at least 20% of the common equity interest in such transferee borrowers and (y) together with one or more other eligible qualified owner and/or institutional investors, at least 51% of the common equity interest in such transferee borrowers, with any person owning 10% or more of the equity interests in transferee borrower being a qualified transferee or (II) owned and controlled by one or more entities approved by the lender that are qualified transferees and are otherwise qualified to own the 650 Madison Avenue Property, and (B) rating agency confirmation will be required solely with respect to the legal structure of the transferee borrower(s), the documentation of the loan assumption and the related legal opinions

Current Mezzanine or Secured Subordinate Indebtedness.  On the origination date, CREFI, BCREI, BMO Harris and GSBI funded the 650 Madison Avenue Junior Non-Trust Notes in the amount of $213,200,000. The 650 Madison Avenue Junior Non-Trust Notes have an interest rate of 3.48600% per annum and is coterminous with the 650 Madison Avenue Senior Pari Passu Notes. The 650 Madison Avenue Whole Loan is subject to a co-lender agreement. Based on the 650 Madison Avenue Whole Loan Cut-off Date Balance $800,000,000, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Release. Provided no event of default is continuing, the borrower has the right at any time after the earlier of (a) November 26, 2022, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and provided that a Condominium Conversion has occurred, to obtain the release of one or more Condominium Units solely in connection with a partial defeasance, subject to the satisfaction of certain conditions including, without limitation, (i) defeasing a portion of the 650 Madison Avenue

A-3-146

Structural and Collateral Term Sheet	Benchmark 2020-IG1

650 Madison Avenue

Loan in an amount that is equal to or greater than 125% of an allocated loan amount for the applicable Condominium Unit determined by dividing the 650 Madison Avenue Whole Loan among the various condominium units pro rata based on their respective appraised values based upon an appraisal of the 650 Madison Avenue Property at the time of the release, provided that (x) the debt yield with respect to the condominium unit(s) remaining subject to the lien of the mortgage after such partial defeasance is, in the aggregate, equal to or greater than 7.3% and (y) the loan-to-value ratio with respect to the Condominium Unit(s) remaining subject to the lien of the mortgage after such partial defeasance is equal to or less than 67%, in each case unless approved by the lender in its reasonable discretion, (ii) after giving effect to the partial defeasance, the debt yield for the four calendar quarters then most recently ended, recalculated to include only income and expense attributable to the portion of the 650 Madison Avenue Property that continues to be subject to the liens of the loan documents after the contemplated defeasance and to exclude the interest expense on the aggregate amount defeased, is no less than the greater of (x) 7.3% and (y) the lesser of (a) the debt yield immediately prior to such release, and (b) 9.125%, and (iii) at the lender’s request, delivery of a rating agency confirmation.

A-3-147

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

[THIS PAGE LEFT INTENTIONALLY BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer
J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue 8th Floor New York, NY 10179 Contact: General Information Number Phone Number: (212) 834-3813	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: askmidlandls.com Phone Number: (913) 253-9000	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: askmidlandls.com Phone Number: (913) 253-9000	Park Bridge Lender Services LLC 600 Third Avenue 40th Floor New York, NY 10016 Contact: David Rogers Phone Number: (212) 230-9025
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Premiums and Yield Maintenance Charges.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Certificate Administrator/Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Deferred Interest	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
ARD Interest	0.00
Default Interest and Late Payment Charges	0.00		Total Fees		0.00
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00		Reimbursement for Interest on Advances	0.00
Total Interest Collected		0.00	ASER Amount	0.00
			Special Servicing Fee	0.00
Principal:			Attorney Fees & Expenses	0.00
Scheduled Principal	0.00		Bankruptcy Expense	0.00
Unscheduled Principal	0.00		Taxes Imposed on Trust Fund	0.00
Principal Prepayments	0.00		Non-Recoverable Advances	0.00
Collection of Principal after Maturity Date	0.00		Workout-Delayed Reimbursement Amounts	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Other Expenses	0.00
Excess of Prior Principal Amounts paid	0.00		Total Additional Trust Fund Expenses		0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Historical Detail

Delinquencies							Prepayments				Rate and Maturities
Distribution	30-59 Days	60-89 Days	90 Days or More	Foreclosure	REO	Modifications	Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	#	#	#	#	#	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2020-IG1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-IG1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/28/20
		Determination Date:	3/11/20

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX C-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex C-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)    Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)    Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted

C-1-1

thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(3)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)   Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)   Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since February 3, 2020.

(7)   Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee

C-1-2

(or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(8)  Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the

C-1-3

Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)  Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10) Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11) Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12) Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13) Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal

C-1-4

property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16) Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17) No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a

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replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so,

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authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20) No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21) No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22) REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a

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taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23) Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24) Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27) Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not

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materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28) Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29) Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the

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JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30) Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31) Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within

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the parameters of paragraphs 29 and 34 in this Annex C-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33) Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34) Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including (A) the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (B) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

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(35) Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)	The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)	The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)	The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)	The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)	The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or

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termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)	The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37) Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the

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mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39) Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40) No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Annex C-2. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41) Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42) Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)  Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed

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by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule C-1 to this Annex C-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule C-1 to this Annex C-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the

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existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44) Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46) Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47) Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48) Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA

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(to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE C-1 TO ANNEX C-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgage Loan
3	Bellagio Hotel and Casino
5	1501 Broadway
9	181 West Madison

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ANNEX C-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment	1633 Broadway (Loan No. 1) Bellagio Hotel and Casino (Loan No. 3) Kings Plaza (Loan No. 4) 1501 Broadway (Loan No. 5) 181 West Madison (Loan No. 9)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(7) Lien; Valid Assignment	Kings Plaza (Loan No. 4)

The Mortgage Loan documents permit the Mortgagor to obtain property-assessed clean energy loans in an amount not to exceed $10,000,000 provided, among other conditions, at lender’s sole discretion, the Mortgagor delivers a rating agency confirmation from any applicable rating agency.

(8) Permitted Liens; Title Insurance	Kings Plaza (Loan No. 4)

The Mortgagors are permitted to incur a “Property-Assessed Clean Energy loan” (the “PACE Loan”), for an amount not to exceed $10,000,000, provided that such PACE Loan is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, (ii) repaid through multi-year tax assessments against the Mortgaged Property, and (iii) on terms and conditions reasonably acceptable to the lender, which may include, at the lender’s sole discretion, the delivery of a rating agency confirmation.

(8) Permitted Liens; Title Insurance	1501 Broadway (Loan No. 5)	The two Mortgagors are a lessor (the “Fee Mortgagor”) and lessee (the “Leasehold Mortgagor”) under a ground lease, pursuant to which the Leasehold Mortgagor has the option to purchase the Fee Mortgagor’s interest in the Mortgaged Property.

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Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(9) Junior Liens	1501 Broadway (Loan No. 5)

Certain direct and indirect owners of the each of the Mortgagors (each, “Subordinate Mezzanine Borrower”) have the right during the term of the Mortgage Loan to obtain mezzanine financing for a senior mezzanine loan (“Senior Mezzanine Loan”) and the right during the term of the Mortgage Loan to obtain mezzanine financing for a junior mezzanine loan (“Junior Mezzanine Loan” and together with the Senior Mezzanine Loan, each, a “Subordinate Mezzanine Loan”), which Subordinate Mezzanine Loan must be secured by direct or indirect ownership interests in the Mortgagor or the applicable Subordinate Mezzanine Borrower (which may not include any portion of the Mortgaged Property or any portion of the collateral securing the Mortgage Loan) without the consent of the lender or the Rating Agencies, so long as the Mortgagor satisfies certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (a) the terms and conditions of the Subordinate Mezzanine Loan and the documents evidencing the Subordinate Mezzanine Loan are required to be in form and substance substantially similar to the forms of the mezzanine loan documents attached to that certain Approved Mezzanine Loan Documents Certificate between the lender and the Mortgagor (the “Approved Mezzanine Loan Documents Certificate”) or otherwise in form and substance reasonably satisfactory to Lender and satisfactory to the Rating Agencies; (b) immediately following the closing of the Subordinate Mezzanine Loan, a combined loan-to-value ratio is not greater than 50%; (c) the Debt Yield immediately following the closing of the Subordinate Mezzanine Loan shall not be less than 9%; (d) subordinate Mezzanine Lender enters into an intercreditor agreement with the lender in the form and substance reasonably satisfactory to the lender and to the approved Rating Agencies; (e) the Subordinate Mezzanine Loan may be secured only by pledges of the direct or indirect equity in the Mortgagor and may not be secured by a lien against the Mortgaged Property; and (f) the Subordinate Mezzanine Loan is coterminous with the Mortgage Loan or have a maturity date that extends beyond the maturity date of the Mortgage Loan.

The fee Mortgagor has made to the leasehold Mortgagor (each of the fee Mortgagor and the leasehold Mortgagor, an “Individual Borrower”) an interborrower note (the “Interborrower Note”), dated as of April 11, 2016, in the original principal amount of $6,040,518.00. Each Individual Borrower

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Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

acknowledges and agrees that the Interborrower Note and all amounts payable thereunder are subject and subordinate to the Mortgage Loan and the Mortgage Loan documents.   So long as the debt under the Mortgage Loan remains outstanding, no Individual Borrower may (i) commerce any legal or equitable proceedings or otherwise in connection with the Interborrower Note, (ii) assert any claims or demands whatsoever thereunder or under applicable law under the Interborrower Note or (iii) otherwise exercise any rights or remedies under the Interborrower Note.  Each Individual Borrower, without the prior written consent of the lender, may not (a) amend, modify, or terminate any Interborrower Note, or (b) assign, sell or transfer the Interborrower Note. The Mortgagors have represented under the Mortgage Loan documents that the outstanding principal balance under the Interborrower Note is $2,938,435.16.

(9) Junior Liens	Kings Plaza (Loan No. 4)

There is a mezzanine loan in the original principal balance of $53,000,000, which is currently held by JPMorgan Chase Bank, National Association and is expected to be sold to a third party investor, Wells Fargo Bank, National Association and Société Générale Financial Corporation. In connection with the mezzanine loan, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.

(9) Junior Liens	Bellagio Hotel and Casino (Loan No. 3)

The Mortgage Loan documents permit future mezzanine loan upon satisfaction of certain conditions, including, without limitation, (a) combined maximum LTV of 72.0%, (b) combined minimum DSCR of 4.24x, and (c) the lenders entering into an intercreditor agreement.

(10) Assignment of Leases and Rents	1633 Broadway (Loan No. 1) Bellagio Hotel and Casino (Loan No. 3) Kings Plaza (Loan No. 4) 1501 Broadway (Loan No. 5) 181 West Madison	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

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Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(Loan No. 9)
(18) Insurance	1501 Broadway (Loan No. 5)

The Mortgage Loan documents permit a property insurance deductible and a commercial general liability insurance deductible of up to $100,000.

The Mortgagor is permitted to pay premiums on installments to the insurance company and/or the insurance agent/broker; provided, however, in no event may the Mortgagor be permitted to finance their premiums through a premium finance company.

If the Mortgagor elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four or fewer members) must be provided by insurance companies having a claims paying ability rating of “A” by S&P, “A2” or better by Moody’s, to the extent Moody’s rates the securities and the applicable insurance company and “A” or better by Fitch, to the extent Fitch rates the securities and the applicable insurance company, and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four or fewer members) must be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P, “Baa1” or better by Moody’s, to the extent Moody’s rates the securities and the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the applicable insurance company.

(18) Insurance	Bellagio Hotel and Casino (Loan No. 3)

The Mortgagor is required to obtain and maintain insurance providing for a deductible (a) not to exceed $50,000,000 for comprehensive all risk property insurance, (b) not to exceed $500,000 and with respect to flood, windstorm and earthquake coverage, and (c) not to exceed 5% of the total insurable value of the Mortgaged Property, subject to a $1,000,000 minimum (provided that, if the guarantor provides a guaranty acceptable to the lender and the approved rating agencies guaranteeing any failure by the Mortgagor to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of the Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) the Mortgagor may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence

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Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood.

Notwithstanding the foregoing, the Mortgagor is not required to maintain the coverages on the Mortgaged Property required in the Mortgage Loan documents for so long as (A) the lease (the “Bellagio Lease”) between the Mortgagor and Bellagio, LLC (“Bellagio Tenant”) is in full force and effect, (B) no default by Bellagio Tenant beyond any applicable notice and cure period has occurred and is continuing under the Bellagio Lease and (C) Bellagio Tenant maintains insurance policies on the Mortgaged Property that satisfy the requirements set forth in the Mortgage Loan documents, (the “Bellagio Policies”), (except it is acknowledged and agreed that the Bellagio Policies are permitted to vary from the requirements of the Mortgage Loan documents with respect to (x) the named storm sublimit which will be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which will be no greater than $2,500,000), including, without limitation, naming the lender as mortgagee/loss payee and additional insured, as applicable. Notwithstanding the foregoing requirements, (1) Bellagio Tenant is permitted to maintain a portion of the coverage required under the Mortgage Loan documents with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (A) Bellagio Tenant replaces the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and (B) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, Bellagio Tenant replaces any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents and (2) the terrorism coverage required in the Mortgage Loan documents, as it pertains to the Mortgaged Property, may be written a “captive” Insurance Company, provided such “captive” Insurance Company satisfies certain conditions set forth in the Mortgage Loan documents. See exceptions to representations and warranties #31 below.

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Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Bellagio Tenant has provided the comprehensive all risk property insurance, under which (i) the property deductible is $2,500,000 and (ii) the flood deductible is $10,000,000.

If the Mortgagor elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four or fewer members) will be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s is an approved Rating Agency and rates the applicable insurance carrier), and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four or fewer members) will be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “Baa1” or better by Moody’s (to the extent Moody’s is an approved Rating Agency and rates the applicable insurance carrier).

So long as the Bellagio Lease is in effect with terms and provisions reasonably equivalent to the terms and provisions regarding disbursement of insurance proceeds as the Bellagio Lease as in effect on the origination date, the provisions of the Bellagio Lease will govern the disbursement of insurance proceeds provided that (a) the Mortgagor will have demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has committed to complete its restoration obligations pursuant to, and in accordance with, the terms and provisions of the Bellagio Lease within four years of the date the Bellagio Tenant can first reasonably access the Mortgaged Property for purposes of commencing restoration and (b) the Mortgagor or Bellagio Tenant has demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has sufficient funds available to complete its restoration obligations under the Bellagio Lease in the event the amount of insurance proceeds is insufficient to complete the required restoration. The Bellagio Lease provides that in the event any fee mortgagee (which has entered into a fee mortgage that is in compliance with the Bellagio Lease) that is entitled to any insurance proceeds, under the terms of any fee mortgage, such proceeds (except business interruption not allocated to rent expenses, which will be payable to and retained by the Bellagio Tenant), will

C-2-6

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

be applied, held and/or disbursed in accordance with the fee mortgage but in all events subject to Bellagio Tenant’s right to such insurance proceeds, and the Mortgagor is required to cause the fee mortgagee to make such proceeds available to the Bellagio Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the Mortgaged Property.

(18) Insurance	181 West Madison (Loan No. 9)	The Mortgage Loan documents permit a property insurance deductible and a commercial general liability insurance deductible of up to $100,000.
(19) Access; Utilities; Separate Tax Lots	Kings Plaza (Loan No. 4)

The Mortgaged Property is part of a tax parcel that includes certain non-collateral property owned by Macy’s (the “Macy’s Parcel”).  Pursuant to a reciprocal easement agreement between the Mortgagor and Macy’s, the Mortgagor is required to make any payments due on the shared tax parcel directly to the related taxing authority and Macy’s is required to reimburse the Mortgagor for its pro rata share of any such payment.  During any period when the Mortgaged Property and the Macy’s Parcel constitute a shared tax lot, any borrower obligation to escrow taxes or covenants to pay taxes will include any taxes attributable to the Macy’s Parcel.  Provided that it would be commercially reasonable to do so under the circumstances, the Mortgage Loan documents require the Mortgagor to apply for, and make commercially reasonable efforts to obtain, approval from the applicable governmental authorities for the division of the Mortgaged Property and the Macy’s Parcel into separate tax lots.  In addition, the Mortgage Loan documents (i) provide recourse for losses incurred by the lender as a result of the Mortgaged Property not constituting a separate tax lot, (ii) require the Mortgagor to cooperate with the lender to effectuate a tax lot split in connection with any enforcement of remedies by the lender under the Mortgage Loan documents and (iii) grant a power of attorney to the lender during the continuance of an event of default to effectuate a tax lot split on behalf of the Mortgagor.

(26) Local Law Compliance	Kings Plaza (Loan No. 4)	Certain building code and fire code violations are open at the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to use commercially reasonable efforts to cause all notes and notices of violation issued as of the origination date to be cleared and/or removed within a reasonable period of time.

C-2-7

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(27) Licenses and Permits	1633 Broadway (Loan No. 1)	Special permit (Case 72-99 BZ) expires on January 11, 2020; however, such permit is related solely to the Equinox space. Equinox is required under its lease to renew such permit.
(27) Licenses and Permits	Bellagio Hotel and Casino (Loan No. 3)	So long as the Mortgaged Property is subject to the Bellagio Lease, the Mortgagor’s covenants with respect to any action (including any covenant described in this representation) are limited to (x) the Mortgagor not directly taking such prohibited actions (or granting its consent under the Bellagio Lease to permit the Bellagio Tenant to take such a prohibited action to the extent such action is prohibited under the Bellagio Lease) and (y) the Mortgagor using commercially reasonable efforts to exercise its rights under the Bellagio Lease to cause the Bellagio Tenant to satisfy its obligations under the Bellagio Lease).
(28) Recourse Obligations	1501 Broadway (Loan No. 5)	There is no separate non-recourse carveout guarantor or environmental indemnitor, and the Mortgagors are the sole parties responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents. At origination of the Mortgage Loan., the Mortgagors obtained an environmental insurance policy issued by Sirius America Insurance Company in the name of the Mortgagors, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a deductible of $25,000 per incident and a term expiring on December 6, 2032.
(28) Recourse Obligations	1633 Broadway (Loan No. 1)

There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan.

The loss recourse carveout with respect to the insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation of any funds in violation of the Mortgage Loan documents (including misappropriation of revenues, security deposits and/or loss proceeds), but does not include misapplication or conversion thereof.

Any unauthorized voluntary transfer of the Mortgaged Property or any other material collateral (including unauthorized voluntary liens and encumbrances on any material collateral) or prohibited change of control

C-2-8

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
or prohibited pledge, in each case, in violation of the Mortgage Loan documents constitute only loss recourse carveouts instead of full recourse carveouts.
(28) Recourse Obligations	Kings Plaza (Loan No. 4)

The loss carveout for intentional misrepresentation is limited to material intentional misrepresentation.

The Mortgage Loan documents do not provide for loss recourse carveout with respect to willful misconduct.

The loss recourse carveout with respect to the insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation or conversion thereof, and does not include misapplication thereof.

(28) Recourse Obligations	Bellagio Hotel and Casino (Loan No. 3)

The loss carveout for intentional misrepresentation is limited to material intentional misrepresentation.

The Mortgage Loan documents do not provide for loss carveout for (i) commission of material physical waste at the Mortgaged Property or (ii) any security deposits not delivered to lender upon foreclosure or action in lieu thereof.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication thereof.

The failure of the Mortgagor or the Mortgagor’s single purpose entity managing member to obtain the lender’s prior written consent to any sale or pledge of the Mortgaged Property or a transfer of the ownership interests in the Mortgagor or the Mortgagor’s single purpose entity managing member as required by the Mortgage Loan documents constitutes only a loss carveout.

The aggregate liability of the related guarantor with respect to the full recourse carveouts is capped at 10% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party costs actually incurred by the lender and/or any administrative agent (including reasonable attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due.

The Mortgagor is the only indemnitor under the related

C-2-9

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

environmental indemnity agreement. At origination of the Mortgage Loan, the Mortgagor obtained an environmental insurance policy (the “PLL Policy”) issued by Evanston Insurance Company in the name of the Mortgagors, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $25,000,000, a deductible of $50,000 and a term expiring on November 15, 2024, which is before the Mortgage Loan maturity date of December 1, 2029. However, Mortgagor may obtain such PLL Policy for an initial policy term of five years so long as (x) at least 10 business days prior to the expiration thereof, the Mortgagor renews or extends such PLL Policy for the shorter of five years or a term not less than a term of at least two years past the maturity date of the Mortgage Loan (the “Required PLL Period”) and (y) for any time during the Required PLL Period that the Mortgagor does not have such PLL Policy satisfying the requirements of Mortgage Loan documents in effect, any liability pursuant to the environmental indemnity thereof that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period), provided, however that there will be no liability under the environmental indemnity (x) for any amounts in excess of the applicable coverage amounts of the PLL Policy had the PLL Policy been renewed, replaced or extended through the Required PLL Period and (y) for any amounts which are recovered from the PLL Policy.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate three years after the full and indefeasible payment by the Mortgagor of the Mortgage Loan, provided that with respect to the Mortgaged Property only at the time of such payment, the Mortgagor furnishes to the indemnitee a Phase I environmental report with respect to the Mortgaged Property which report is from an environmental consultant reasonably acceptable to the indemnitee and the Rating Agencies, which updated environmental report(s) disclose, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by the Mortgagor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property, (B) the environmental liens encumbering the Mortgaged Property, (C) administrative processes or

C-2-10

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
proceedings or judicial proceedings in directly connected with any matter addressed in the environmental indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.
(28) Recourse Obligations	181 West Madison (Loan No. 9)

There is no separate non-recourse carveout guarantor or environmental indemnitor, and the Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents. At origination of the Mortgage Loan, the Mortgagors obtained an environmental insurance policy issued by the Great American E&S Insurance Co. in the name of the Mortgagors, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a deductible of $25,000 per incident and a term expiring on March 15, 2024.

The loss carveout for material physical waste of the Mortgaged Property is limited to material physical waste of the Mortgaged Property caused by the intentional acts or intentional omissions of the Mortgagor.

The misapplication of with respect to the insurance proceeds or condemnation awards or of rents following an event of default constitutes a loss carveout only if it remains uncured.

In the event that (i) the Mortgage Loan is paid in full, and (ii) not more than three (3) months prior to the second (2nd) anniversary of the date on which the Mortgage Loan is paid in full (or thereafter if such conditions are satisfied after the second (2nd) anniversary of such date), the Mortgagor, at its sole cost and expense, delivers to the indemnitee a current Phase I environmental site assessment of the Mortgaged Property in form and substance reasonably satisfactory to the indemnitee and prepared by a qualified environmental consultant chosen or approved by the indemnitee in its sole discretion, (and delivers a follow up Phase II environmental report if required by the Phase I) and such other information or investigations as Indemnitee may reasonably require, which conclude that the Mortgaged Property contains no “recognized environmental conditions” (as that term is used by environmental professionals under applicable ASTM standards), and as of such second

C-2-11

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(2nd) anniversary there is no outstanding claim for indemnification or request for defense made by the indemnitee or any other Indemnified Party hereunder, the Mortgagor and the guarantor will be released from its obligations under the environmental indemnity on the second (2nd) anniversary of the date on which the Mortgage Loan is paid in full (or thereafter if such conditions are satisfied after the second (2nd) anniversary of such date).
(29) Mortgage Releases	Kings Plaza (Loan No. 4)	The Mortgage Loan documents permit the Mortgagor to obtain the release of a parcel improved by a parking garage without payment of a release amount provided, among other conditions, there is no material diminution of net revenue generated by parking operations at the Mortgaged Property, the number of parking spaces required to satisfy zoning requirements applicable to the Mortgaged Property is not reduced and satisfaction of customary REMIC requirements.
(31) Acts of Terrorism Exclusion	1501 Broadway (Loan No. 5)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Mortgagor will not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of an amount equal to two times the amount of annual aggregate insurance premiums that are payable at such time for the insurance coverage with respect to the Mortgaged Property required under the Mortgage Loan documents and the business interruption/rental loss insurance required hereunder (without giving effect to the cost of terrorism coverage and earthquake components of such casualty insurance) at the time that such terrorism coverage is excluded from the applicable policy (the “Terrorism Premium Cap”), and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, the Mortgagor will be required to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap; provided that, if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the lender may, at its option (1) purchase such stand-alone terrorism Policy, with the Mortgagor paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism

C-2-12

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap.
(31) Acts of Terrorism Exclusion	Kings Plaza (Loan No. 4)	The Mortgagor’s obligation to obtain terrorism insurance is limited to the extent of insurance that can be obtained for an amount equal to 200% of the amount of the then annual premiums paid by the Mortgagor for all-risk coverage under a stand-alone all-risk policy.
(31) Acts of Terrorism Exclusion	Bellagio Hotel and Casino (Loan No. 3)

The terrorism coverage required in the Mortgage Loan documents, as it pertains to the Mortgaged Property, may be written a “captive” Insurance Company, provided such “captive” Insurance Company satisfies certain conditions set forth in the Mortgage Loan documents, including, among other things: (i) TRIPRA is in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (iii) except with respect to deductibles permitted under the Bellagio Lease, covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer is reinsured with a cut-through endorsement by an insurance company rated “A” by S&P and “A2” by Moody’s (to the extent Moody’s rates securities which represent an interest in the related Whole Loan and rates the applicable insurance company); (iv) all reinsurance agreements between the captive insurer and other reinsurance providers are subject to the reasonable approval of the lender; and (v) such captive insurer is licensed in the State of Nevada or other jurisdiction to the extent reasonably approved by the lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.

If (A) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums,

C-2-13

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
provided that terrorism insurance is commercially available, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the preceding sentence, but, if any of the events in clauses (A)-(C) occur, the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	181 West Madison (Loan No. 9)

If TRIPRA or a similar statute is not in effect, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan as set forth in the Mortgage Loan documents, but the Mortgagor will not be required to spend on terrorism more than the an amount equal to two (2) times the amount of the insurance premium payable by the Mortgagor at such time for casualty and business interruption insurance (without giving effect to the cost of the terrorism and earthquake components of such coverage) at the time that such terrorism coverage is excluded from the applicable policy (on a going forward basis after TRIPRA expires or is otherwise no longer in effect for any reason and following expiration of the applicable terrorism insurance then in place) (the foregoing amount, the “Capped Amount”), and, if the cost of such terrorism coverage exceeds the Capped Amount, the Mortgagor shall purchase the maximum amount of terrorism coverage available with funds equal to the Capped Amount.

If the Mortgagor elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four or fewer members) and will be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four or fewer members) will be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

C-2-14

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(32) Due on Sale or Encumbrance	Bellagio Hotel and Casino (Loan No. 3)	The related Mortgage Loan documents provide that no Restricted Pledge Party (as defined below), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Mortgage Loan or any mezzanine loan. The assets of a Restricted Pledge Party may include direct or indirect equity interests in the Mortgagor. “Restricted Pledge Party” means, collectively, Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in Mortgagor up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Mortgaged Property.
(36) Ground Leases	1501 Broadway (Loan No. 5)	The ground lease has an original term that does not extend by at least 20 years beyond the stated maturity of the Mortgage Loan, as the ground lease expires in July 2045 and the Mortgage Loan matures in January 2030. However, one of the two Mortgagors is the lessor under the ground lease.
(36) Ground Leases	Kings Plaza (Loan No. 4)	A portion of the Mortgaged Property is comprised of the Mortgagor’s leasehold interest in (i) a marina and (ii) a portion of the land underneath the parking garage (which is otherwise held in fee by the Mortgagor) under a ground lease between the Mortgagor, as ground lessee, and the City of New York, as ground lessor, that does not comply with clauses (b), (e), (j), (k) and (l) of this Representation and Warranty No. 36.
(36) Ground Leases	Bellagio Hotel and Casino (Loan No. 3)

The related ground lease (the “Ground Lease”) does not condition amendments, terminations or modifications on mortgagee consent.

The expiration of the Ground Lease is April 27, 2033, with two successive extension options for 20 years each, provided that the Mortgagor/ground lessee provides one year prior written notice. The Ground Lease does not expressly provide that the extension options are exercisable by a mortgagee; provided, however, the Ground Lease generally requires the landlord thereunder to accept any required ground lessee performance from a mortgagee as if the ground lessee had tendered such performance.

C-2-15

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

The Ground Lease may be assigned without prior consent of the ground lessor, subject to satisfaction of the following conditions: (i) if applicable, the Mortgagor or such transferee concurrently pays to the ground lessor the amount (the “Restaurant Reconstruction Fee”) equal to the greater of (A) $1,000,000 or (B) $1,000,000 increased annually by the Consumer Price Index (the “CPI”), and concurrently deposits in escrow the cost to demolish the then existing improvements of the Mortgaged Property, regrade, and restore the Mortgaged Property to a level building pad ready to receive new improvements (the “Demolition Fee”), and (ii) the transferor delivers to the ground lessor a written undertaking that if the transferee rejects the Ground Lease in a bankruptcy proceeding, the transferor will waive any claim that the Ground Lease has thereby been terminated and will remain liable for the Mortgagor’s obligations under the Ground Lease the same as if the transferee had simply breached the Ground Lease and no bankruptcy had been filed; provided, further, (a) the ground lessee gives the ground lessor 30 days prior notice of the proposed transfer with appropriate documentation as to the proposed transferee's proposed use of the Mortgaged Property, the financial condition of the proposed transferee and its history, business description and qualifications to operate the improvements, and business reputation; (b) the proposed transferee (other than a sublessee) assumes all covenants and conditions to be performed by the ground lessee pursuant to the Ground Lease accruing from and after the date of such transfer by execution of an instrument in form and substance reasonably satisfactory to the ground lessor; provided, however, that the proposed transferee will not be required to indemnify or defend the ground lessor against any liabilities or damages resulting from any breach by a prior ground lessee, and the assignee causes to be recorded in the official records of Clark County, Nevada, an appropriate instrument reflecting such assignment; (c) no uncured event of default exists under the Ground Lease on the date of such transfer; and (d) the ground lessee has paid, or caused to be paid, to the ground lessor all reasonable costs and expenses incurred by the ground lessor in connection with the transfer, if any, including without limitation all recording fees, transfer and other taxes, attorneys' fees, escrow fees and fees for title insurance and similar charges.

Notices of default are effective against a mortgagee even if mortgagee does not receive notice; however, the ground lessor is required to provide the mortgagee simultaneously copies of all default notices.

C-2-16

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Prior to the ground lessor exercising its remedies under the Ground Lease, including termination, a mortgagee has the right to remedy the default of the ground lessee under the Ground Lease or to cause such default to be remedied within the time period, if any, provided under the Ground Lease to the ground lessee, plus an additional 10 days in the case of a monetary default or an additional 30 days in the case of a non-monetary default. A mortgagee’s cure periods under the Ground Lease are extended for any time that an automatic stay is in effect. However, the mortgagee is not permitted further cure periods or sufficient time to gain possession of the interest of the lessee under the Ground Lease. Furthermore, the ground lessor is not prohibited from terminating the Ground Lease in the event a mortgagee is proceeding to cure defaults to the extent that the cure periods granted under the Ground Lease have expired.

The Ground Lease provides that insurance proceeds (and condemnation proceeds allocable to the ground lessee’s interest, if the ground lease is not terminated due to condemnation) will be disbursed to the ground lessee; provided that if the ground lessee’s tangible net worth is less than $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease), or if the ground lessor has not theretofore been paid the Restaurant Reconstruction Fee and the Demolition Fee has not been deposited into escrow, such proceeds are required to be held by an “Insurance Trustee” (undefined in the Ground Lease) on behalf of any leasehold mortgagee, ground lessor and ground lessee. To the extent such proceeds are paid to the Mortgagor, as the ground lessee, they would be required to be disbursed to the Bellagio Tenant as described in the third paragraph of the exception to Representation 18.

The new lease right is conditioned upon both (i) the leasehold mortgagee having a tangible net worth of at least $200,000,000 (as increased annually by a formula based on the CPI from the commencement of the Ground Lease) and concurrently curing all other then-existing defaults under the Ground Lease and (ii) payment by the leasehold mortgagee of the Restaurant Reconstruction Fee and the Demolition Fee. In addition, upon execution of the new lease, the leasehold mortgagee is required to (i) pay any and all sums which would at the time of the execution thereof

C-2-17

Rep. No. on Annex C-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
be due under the Ground Lease but for termination of the Ground Lease, (ii) cure any default then susceptible of being cured and (iii) pay all reasonable expenses, including reasonable counsel fees, court costs and other reasonable disbursements incurred by the ground lessor in connection with such defaults, termination, recovery of possession of the leased premises and the preparation, execution and delivery of such new lease. In addition, in connection with the rejection of the lease by the ground lessee, the Ground Lease provides the lender with the right to obtain a new lease only if the lender obtains the approval of the bankruptcy court having jurisdiction over the ground lessee prior to terminating the ground lease.
(47) Cross-Collateralization	1633 Broadway (Loan No. 1) Bellagio Hotel and Casino (Loan No. 3) Kings Plaza (Loan No. 4) 1501 Broadway (Loan No. 5) 181 West Madison (Loan No. 9)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

C-2-18

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)   Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the

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principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)   Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by the Mortgage Loan Seller on or after February 3, 2020.

(5)   Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)   Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and

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the exceptions to paragraph (7) set forth in Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)   Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule D-1 to this Annex D-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

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(9)   Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial

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condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary

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deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain, or cause to be maintained, all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

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(18)Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2)

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of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants

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contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a

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separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for

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the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received

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from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to

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restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of

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another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan

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Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

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SCHEDULE D-1 TO ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
2	F5 Tower

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SCHEDULE D-2 TO ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
1	1633 Broadway

11	560 Mission Street

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SCHEDULE D-3 TO ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(1) Whole Loan; Ownership of Mortgage Loans	F5 Tower (Loan No. 2)	The related Whole Loan documents permit the transfer (other than a securitization) of such Whole Loan or any portion thereof only to an “Eligible Assignee,” as defined in the related Whole Loan documents. An Eligible Assignee is defined as (A) during the continuance of an event of default under the Whole Loan, any person or entity and (B) so long as no event of default is continuing, certain types of institutions (or entities owned by them) specified in the Whole Loan documents. Notwithstanding the foregoing, an Eligible Assignee may not include, unless approved in writing by the Borrower in its reasonable discretion, any direct competitor of Borrower, Guarantor or any affiliate thereof that primarily engaged in the business of owning or operating commercial real estate in the ordinary course but not including any affiliates of such competitors that are in the business of commercial real estate lending including affiliates whose investment guidelines permit investments in both debt, equity and securities.
(6) Lien, Valid Assignment and (7) Permitted Liens, Title Insurance and (9) Assignment of Leases, Rents and Profits	55 Hudson Yards (Loan No. 7)	The mortgage lien (and the assignment of leases set forth in the Mortgage) is subject and subordinate to certain PILOT Mortgages in the aggregate principal amount of $501,000,000. The Borrower leased the Mortgaged Property to the New York City Industrial Development Agency (the “Agency”) (the “Company Lease”), and the Agency subleased the Mortgaged Property back to the Borrower (the “Agency Lease”) (the Company Lease and Agency Lease, collectively the “IDA Leases”). The Borrower pays installment payments in lieu of real estate taxes as the rent under the Agency Lease (the “PILOT Payments”). To assure that the PILOT Payments achieve the same priority as real estate tax payments, the Borrower (with the Agency as holder of the leasehold under the

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Company Lease) provided mortgages in favor of the Hudson Yards Infrastructure Corporation (the “HYIC”), a not-for-profit local development corporation, to secure the PILOT Payments (collectively, the “PILOT Mortgages”). The HYIC has issued revenue bonds, and the PILOT Payments are used to repay the bondholders. The term of the IDA Leases runs to June 30, 2044, with conditional provision for extensions thereafter. The PILOT Mortgages are superior to the Mortgage lien (and the assignment of leases set forth in the Mortgage).
(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Starwood Industrial Portfolio (Loan No. 12)	Eight of the tenants at the related Mortgaged Properties – MWI Veterinary Supply (3890 Perry Boulevard Mortgaged Property), Oldcastle Buildingenvelope, Inc. (8441 Bearing Drive Mortgaged Property), Cummins Inc. (4820-50 Indianapolis Mortgaged Property), Poly-Tainer, Inc. (999 Gerdt Mortgaged Property), Steiner Electric Company (1600-1640 Northwind Mortgaged Property), Communication Test Design, Inc. (5900 Meadows Mortgaged Property), Poynter Sheet Metal, Inc. (775 Commerce Mortgaged Property) and Staley General Transportation, Inc. (333 45th Street Mortgaged Property) – each have a right of first offer or right of first refusal to purchase the individual Mortgaged Properties (or portions thereof) leased by such tenants. Each such tenant, except for the tenant at the MWI Veterinary Mortgaged Property, has executed an estoppel certificate confirming such right does not apply to a foreclosure or deed in lieu thereof. With respect to the MWI Veterinary Mortgaged Property, no such estoppel was obtained. With respect to each of said eight tenants, said right(s) would apply to subsequent transfers.
(11) Condition of Property	Starwood Industrial Portfolio (Loan No. 12)	According to the related engineering report, the 333 45th Street Mortgaged Property, located in Munster, Indiana, requires certain repairs to the building exterior with an estimated cost of $60,750, which repair amount was not reserved for. The Mortgage Loan documents require the Borrower to cause the Mortgaged Property to be

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
maintained in a good and safe condition and repair, to promptly repair, replace or rebuild any part of the Mortgaged Property that becomes damaged, worn or dilapidated (ordinary wear and tear consistent with the operation of a first-class office building excepted) and to complete and pay for any improvements at any time in the process of construction or repair.
(14) Actions Concerning Mortgage Loan	55 Hudson Yards (Loan No. 7)	The Borrower and Milbank, Tweed, Hadley & McCloy (the second largest tenant) have a pending dispute concerning damages related to landlord delays in delivering the tenant’s leased premises. The tenant is currently occupying its space, and its rent commencement date was April 1, 2019. The loan documents required an upfront reserve of $11 million with respect to such dispute.
(25) Local Law Compliance	Starwood Industrial Portfolio (Loan No. 12)	The 8401 Bearing Drive Mortgaged Real Property is legal nonconforming as to parking (deficient by 55 spaces) and street frontage (deficient by 31.64 feet). The building may be restored to original dimensions so long as the damage does not exceed 2/3 of the gross floor area of the building. The 480 W 45th Street Mortgaged Property is legal nonconforming as to parking (deficient by 6 spaces). Any existing nonconforming building may be repaired, reconstructed or structurally altered without enlargement or extension provided that such repair, reconstruction or alteration shall comply with all other regulations and ordinances of the town.
(26) Licenses and Permits	1633 Broadway (Loan No. 1)	Special permit (Case 72-99 BZ) expired on January 11, 2020; however, such permit is related solely to the Equinox space. Equinox is required under its lease to renew such permit.
(27) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(27) Recourse Obligations	1633 Broadway (Loan No. 1)	There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
(27) Recourse Obligations	F5 Tower (Loan No. 2)	The guarantors will not be liable for losses arising out of or in connection with the breach of any representation, warranty, covenant or indemnification provision in the environmental indemnity or in the loan documents concerning environmental laws or hazardous materials and any indemnification of the lender with respect thereto, if the Mortgaged Property is subject to an environmental insurance policy reasonably satisfactory to the lender. The two guarantors are severally liable, rather than jointly and severally liable, under the guaranty.
(27) Recourse Obligations	55 Hudson Yards (Loan No. 7)	There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
(27) Recourse Obligations	Southcenter Mall (Loan No. 8)	The obligations of the non-recourse carveout guarantor with respect to voluntary bankruptcy events are capped at 20% of the outstanding principal balance of the related Whole Loan as of the date of the applicable bankruptcy event.
(27) Recourse Obligations	560 Mission Street (Loan No. 11)	There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
(27) Recourse Obligations	Starwood Industrial Portfolio (Loan No. 12)	The obligations of the non-recourse carveout guarantor with respect to voluntary bankruptcy events are capped at 20% of the outstanding principal balance of the related Whole Loan as of the date of the applicable bankruptcy event.
(28) Mortgage Releases	Southcenter Mall (Loan No. 8)	The Borrower is permitted to obtain the release of (1) that certain parcel designated on Schedule III-A of the Loan Agreement (the “Firestone Parcel”), (2) that certain parcel designated on

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Schedule III-B of the Loan Agreement (the “Post Office Parcel”) and (3) any other unimproved (or improved solely with surface parking, landscaping, hardscaping and/or utilities that do not serve the remaining Mortgaged Property or are readily relocatable), non-income producing, non-material portions of the Property (an “Immaterial Parcel”; and together with the Firestone Parcel and the Post Office Parcel, individually or collectively as the context may require, a “Release Parcel”) and any unowned improvements located thereon from the lien of the Mortgage. The Borrower is not required to prepay or defease the Mortgage Loan in connection with such release, except that the Borrower is required to prepay an amount equal to $1,275,000 with respect to the Post Office Parcel, together with yield maintenance, if prior to the open prepayment date. The value of the Release Parcels was not excluded from the appraised value of the Mortgaged Property.
(28) Mortgage Releases	Starwood Industrial Portfolio (Loan No. 12)	The related Whole Loan documents permit the partial release of individual Mortgaged Properties. Prior to the prepayment of the first 20% of the outstanding principal balance of the related Whole Loan, such release is permitted upon prepayment of an amount equal to 105% of the allocated loan amount of the Mortgaged Property being released.
(30) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 17 are also exceptions to this Representation 30.
(30) Acts of Terrorism Exclusion	55 Hudson Yards (Loan No. 7)	The loan documents provide that required terrorism insurance may be written by a non-rated captive insurer subject to certain conditions, including, among other things: (i) TRIPRA shall be in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (iii) covered losses that are not reinsured by the federal government under TRIPRA and paid to

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
the captive insurer shall be reinsured with a cut-through endorsement by an insurance company rated by “A” by S&P or “A2” by Moody’s or better; (iv) all reinsurance agreements between the captive insurer and other reinsurance providers shall be reasonably acceptable to lender; (v) such captive insurer shall be licensed in the State of New York or other jurisdiction to the extent reasonably approved by lender and qualified to issue the terrorism policy in accordance with applicable legal requirements; and (vi) the related policy will not contain a provision that terrorism coverage will expire or be excluded or limited in the event TRIPRA expires or is no longer in effect, so long as an insurance policy that does not contain such a provision is commercially available.
(31) Due on Sale or Encumbrance	560 Mission Street (Loan No. 11)	The Mortgage Loan documents for the related Mortgage Loan provide that no rating agency fees will be incurred in connection with permitted equity transfers.
(35) Ground Lease	F5 Tower (Loan No. 2)

The collateral for the Mortgage Loan includes (x) the Borrower’s fee interest in (i) the office condominium unit and (ii) the “base unit” which includes, among other things, the right to use certain specified floors in a parking garage and (y) the Borrower’s leasehold interest in an additional 63 parking spaces (the “Leasehold Collateral”), which are leased from The Rainier Club (the “Lessor”) pursuant to that certain garage lease (the “Lease”). The Leasehold Collateral accounts for 19.3% of the parking spaces and 11.4% of the parking income (0.7% of total effective gross income) at the Mortgaged Property. Additionally, the parking spaces provided by the Leasehold Collateral are not required for the Mortgaged Property to remain in compliance with the applicable zoning requirements. Further, pursuant to the lease of the sole tenant at the Mortgaged Property, the Borrower is only required to lease the parking spaces provided by the Leasehold Collateral if the Lease is in effect.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

(35)(b) The Lease and any estoppel or other agreement received from the Lessor in favor of the Mortgage Loan Seller, its successors and assigns (collectively, the “Lease and Related Documents”) do not provide that the Lease may not be amended, modified, cancelled or terminated without the prior written consent of the lender. The Mortgage Loan documents provide that the Borrower will not cancel, terminate, surrender or materially amend the Lease or amend or modify the Borrower’s economic obligations thereunder without the prior consent of the lender, which consent will not be unreasonably withheld or delayed; provided that, the Lessor will not be prevented from exercising any termination rights set forth in the Lease or its remedies in accordance with the Lease if the obligations of the Borrower under the Lease are not performed by the Borrower or the lender as provided in the Lease.

(35)(c) The term of the Lease expires on September 30, 2026.

(35)(f) The Lease and Related Documents identifies an obligation of the Borrower to maintain and repair the parking garage in connection with water leaks or “weeping” through the exterior walls which remains outstanding.

(35)(g) The Lease and Related Documents do not require the Lessor to give the lender notice of a default under, or termination of, the Lease. The Borrower covenanted under the Mortgage Loan documents (x) to promptly notify the lender of the receipt by the Borrower of any written notice from the Lessor claiming the occurrence of any default by the Borrower under the Lease or the occurrence of any event that, with the giving of notice or passage of time, or both, would constitute a default by the Borrower under the Lease; and (y) to promptly deliver to the lender a copy of any written notice of default from the Lessor upon the Borrower’s receipt thereof.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

(35)(h) The lender is not given the right to cure defaults under the Lease and Related Documents. The Mortgage Loan documents provide that if the Borrower is in default under the Lease, then, subject to the terms of the Lease, the Borrower grants the lender the right (but not the obligation) to cause the applicable default under the Lease to be remedied and otherwise exercise any and all rights of the Borrower under the Lease as may be reasonably necessary or desirable to prevent or cure such default. Additionally, the Mortgage Loan documents provide that, subject to the terms of the Lease, the lender will have the right to enter all or any portion of the parking facilities, at such times and in such manner as the lender deems necessary, to prevent or to cure any such default.

(35)(j) Pursuant to the Lease and Related Documents, the Borrower is required to rebuild and restore the garage to its prior condition using any related insurance proceeds; however, the Borrower is not permitted to apply the proceeds of insurance to the repayment of the Mortgage Loan.

(35)(k) Pursuant to the Lease and Related Documents, in the case of a total or substantially total taking or loss, the Borrower is not permitted to apply the proceeds of insurance to the repayment of the Mortgage Loan.

(35)(l) The Lease and Related Documents do not provide that the Lessor has agreed to enter into a new lease with the lender upon termination of the Lease for any reason, including rejection of the Lease in a bankruptcy proceeding.

(35) Ground Leases	Southcenter Mall (Loan No. 8)	A portion of the Mortgaged Property consisting of a parcel of land that contains 1400 parking spaces but is otherwise unimproved (the “Parking Area Parcel”) is sub-ground leased by Macy’s West Stores, Inc. to the Borrower (the “Parking Area Sublease”). With respect to the Parking Area Sublease, the following exceptions apply:

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

(35)(c): The term of the Parking Area Sublease expires June 30, 2045, which is less than 20 years after the maturity date of the Mortgage Loan.

(35)(g): The lender is entitled to receive notice of default, but the Parking Area Sublease does not provide that notice of default is not effective against the Borrower until such notice is given to the lender.

(35)(i): The Borrower, as subtenant, is not permitted to assign or demise or sublet any interest in the Parking Area Parcel without sublandlord’s consent.

(35)(j): The Parking Area Sublease does not contain such provisions.

(35)(k): The Parking Area Sublease does not contain such provisions.

(35)(l): The Parking Area Sublease does not contain a new lease provision.

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ANNEX E-1

CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CREFI will in its MLPA, make, with respect to each CREFI Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the CREFI Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the CREFI Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)   Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.

(2)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

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Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)   Mortgage Provisions. The Loan Documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the CREFI Mortgage Loan. With respect to each CREFI Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such CREFI Mortgage Loan consented to by the Mortgage Loan Seller on or after May 8, 2019.

(5)   Hospitality Provisions. The Mortgage Loan documents for each CREFI Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each CREFI Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)   Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject

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to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other CREFI Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)   Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)   Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related

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Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)Condition of Property. The Mortgage Loan Seller or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

(12)Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

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(14)Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

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If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related CREFI Mortgage Loan obligates the related Borrower to maintain or cause to be maintained all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has

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uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)REMIC. The CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the

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date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.

(24)Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)Recourse Obligations. The Loan Documents for each CREFI Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the CREFI Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the CREFI Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

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(28)Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the CREFI Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to

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the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this Annex E-1 or the exceptions thereto set forth in Annex E-2 or (vii) by reason of any mezzanine debt that existed at the origination of the related CREFI Mortgage Loan as set forth in Schedule E-1 to this Annex E-1 or future permitted mezzanine debt as set forth in Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as set forth in Schedule G-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)Single-Purpose Entity. Each CREFI Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the CREFI Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties,

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and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee,

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its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender

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or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the CREFI Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)Bankruptcy. As of the date of origination of the related CREFI Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)Organization of Borrower. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such CREFI Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no CREFI Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another CREFI Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

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(41)Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.

(43)Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part.

(45)Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person

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other than the related Borrower or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a CREFI Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex E-1, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex E-1.

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SCHEDULE E-1 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
10	Parkmerced

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SCHEDULE D-2 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
3	Bellagio Hotel and Casino

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SCHEDULE D-3 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

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ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CITI REAL ESTATE FUNDING INC.

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(1) Whole Loan; Ownership of Mortgage Loans	Parkmerced (Loan No. 10)	A whole note is being sold into the securitization, however, $995 million of the mortgage loan was securitized in the MRCD 2019-PARK SASB and a $245 million subordinate note was securitized in the MRCD-2019 PRKC securitization. In addition, $50 million is being securitized in BBCMS 2020-C6 and $35 million is being securitized in GSMS 2020-GC45.
(6) Lien; Valid Assignment	Parkmerced (Loan No. 10)	The related mortgagor transferred certain undeveloped land to its affiliates prior to origination of the Mortgage Loan, and the Mortgage Loan documents permit the related mortgagor to transfer certain additional undeveloped land and obtain a release of the lien of the related Mortgage, including after any foreclosure of the security instrument. There is a recorded memorandum of cooperation agreement governing the development of future multifamily units at and certain repurchase options rights related to the Development Parcels. In the event that the related mortgagor acquires title to any such parcels, such parcels will not be subject to the lien of the related Mortgage.
(7) Permitted Liens; Title Insurance	Parkmerced (Loan No. 10)	The related mortgagor transferred certain undeveloped land to its affiliates prior to origination of the Mortgage Loan, and the Mortgage Loan documents permit the related mortgagor to transfer certain additional undeveloped land and obtain a release of the lien of the related Mortgage, including after any foreclosure of the security instrument. There is a recorded memorandum of cooperation agreement governing the development of future multifamily units at and certain repurchase options rights related to the Development Parcels. In the event that the related mortgagor acquires title to any such parcels, such parcels will not be subject to the lien of the related Mortgage.
(8) Junior Liens	Parkmerced (Loan No. 10)	A $245 million subordinate note was securitized in the MRCD-2019 PRKC securitization. Additionally, there is a $275 million mezzanine loan originated by APMSF Investor LLC that is secured by the equity interests in the related mortgagor.
(11) Condition of	805 Third Avenue	The related borrower failed to file a “Cycle 8C Façade Inspection and Safety Program Report” that was due in

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Property	(Loan No. 6)	February 2019 as required by Local Law 11 of 1998 of the Local Laws of the City of New York (the “LL 11 Report”). The borrower has agreed to complete and pay for all applicable work, fines, cost, and other actions necessary to complete and file the LL 11 Report, and to otherwise cause the Mortgaged Property to comply with Local Law 11 (the “LL 11 Work”) by November 8, 2020. In addition, certain work is required to be completed to cause the Mortgaged Property to comply with all applicable legal requirements relating to the sprinkler systems at the Mortgaged Property. The related borrower has agreed to complete such sprinkler work by November 8, 2020. If an event of default occurs and/or the borrower breaches any of the foregoing obligations, the borrower will be required to deposit within 5 days after lender’s request, cash or a letter of credit in an amount lender reasonably determines to complete such work. The completion of such work is guaranteed by the related guarantor
(17) Insurance	All CREFI loans	The Mortgage Loan documents may permit the related mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(17) Insurance	650 Madison Avenue (Loan No. 13)	The mortgagor is only required to obtain flood insurance to the extent the same is commercially available.
(17) Insurance	Bellagio Hotel and Casino (Loan No. 3)

The deductible for the “all risk” property insurance is permitted to be up to and including $250,000; the deductible for terrorism insurance is permitted to be up to and including $500,000, and the deductible for windstorm and earthquake coverage is not more than 5% of the total insurable value of the Mortgaged Property; provided that that, if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and each rating agency rating securities that represent an interest in the related Whole Loan guaranteeing any failure by the related mortgagor to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of the Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) the related mortgagor may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate and (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may be considered not to be customary.

So long as the master lease between the related mortgagor and Bellagio, LLC (the “Bellagio Tenant,” and such lease, the “Bellagio Lease”) is in effect, the related mortgagor shall not be required to maintain the coverages on the Mortgaged Property required in the Mortgage Loan documents or Representation 18 for so long as (A) the Bellagio Lease is in full force and effect, (B) no default by Bellagio Tenant beyond any applicable notice and cure period has occurred and is continuing under the Bellagio Lease and (C) Bellagio Tenant maintains insurance policies on the Mortgaged Property that satisfy the requirements set forth in the Mortgage Loan documents (the “Bellagio Policies”), (except it is acknowledged and agreed that the Bellagio Policies are permitted to vary from the requirements of the Mortgage Loan documents with respect to (x) the named storm sublimit which shall be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which shall be no greater than $2,500,000). Such $700,000,000 limit is less than full replacement cost. In addition, such deductibles may be considered not to be customary.

So long as the Bellagio Lease is in effect with terms and provisions reasonably equivalent to the terms and provisions regarding disbursement of insurance proceeds as the Bellagio Lease as in effect on the origination date, the provisions of the Bellagio Lease will govern the disbursement of insurance proceeds provided that (a) the related mortgagor will have demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has committed to complete its restoration obligations pursuant to, and in accordance with, the terms and provisions of the Bellagio Lease within 4 years of the date the Bellagio Tenant can first reasonably access the Mortgaged Property for purposes of commencing restoration and (b) the related mortgagor or Bellagio Tenant has demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has sufficient funds available to complete its restoration obligations under the Bellagio Lease in the event the amount of insurance proceeds is insufficient to complete the required restoration. The Bellagio Lease provides that in the event any fee mortgagee (which has entered into a fee mortgage that is in compliance with the Bellagio Lease)

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

that is entitled to any insurance proceeds, under the terms of any fee mortgage, such proceeds (except business interruption not allocated to rent expenses, which will be payable to and retained by the Bellagio Tenant), will be applied, held and/or disbursed in accordance with the fee mortgage but in all events subject to Bellagio Tenant’s right to such insurance proceeds, and the related mortgagor is required to cause the fee mortgagee to make such proceeds available to the Bellagio Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the Mortgaged Property.

The Mortgage Loan documents require the deductible under the related environmental insurance policy to be no more than $25,000. The deductible under the environmental insurance policy obtained by the related borrower is $50,000.

(17) Insurance	Parkmerced (Loan No. 10)	With respect to certain parcels that are permitted to be released from the lien of the related Mortgage, including after an event of default or a foreclosure, in connection with any casualty or condemnation related to such parcels, the related proceeds are not required to be applied to the repair or restoration of the property, or to the payment of the Mortgage Loan.
(26) Licenses and Permits	Bellagio Hotel and Casino (Loan No. 3)	So long as the Mortgaged Property is subject to the Bellagio Lease, the related mortgagor’s covenants with respect to any action are limited to (x) the related mortgagor not directly taking such prohibited actions (or granting its consent under the Bellagio Lease to permit the Bellagio Tenant to take such a prohibited action to the extent such action is prohibited under the Bellagio Lease) and (y) the related mortgagor using commercially reasonable efforts to exercise its rights under the Bellagio Lease to cause the Bellagio Tenant to satisfy its obligations under the Bellagio Lease).
(27) Recourse Obligations	650 Madison Avenue (Loan No. 13)

The liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the loan) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the loan), in each case plus costs and expenses related to enforcement. The two guarantors are severally liable, rather than jointly

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

and severally liable, under the guaranty.

The Mortgage Loan becomes fully recourse in the event that the mortgagor consents to or files a voluntary petition under the bankruptcy code but such recourse does not include a voluntary petition for “dissolution or liquidation”.

The loss carveout with respect to misappropriation of rents and security deposits is limited to intentional misappropriation of rents and security deposits. The loss carveout with respect to insurance proceeds or condemnation awards is limited to the intentional misapplication, rather than misappropriation, of insurance proceeds or condemnation awards. The loss carveout with respect to fraud is limited to fraudulent acts. The loss carveout for material physical waste is limited to material physical waste by reason of the mortgagor’s intentional physical destruction of the Mortgaged Property or any portion thereof (other than in connection with any alteration undertaken by mortgagor in good faith in accordance with the terms of the Mortgage Loan documents).

(27) Recourse Obligations	Bellagio Hotel and Casino (Loan No. 3)

The non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the related Whole Loan as of the date of the event.

The non-recourse carveout guarantor’s liability for transfers in violation of the Mortgage Loan documents is not full recourse, but is limited to losses only.

Only the related single purpose entity related mortgagor, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity related mortgagor is the only party liable under the environmental indemnity; provided, however, that if the related mortgagor fails to maintain an environmental insurance policy as required under the Mortgage Loan documents, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Recourse for waste is limited to willful misconduct by the related mortgagor, Guarantor or certain of their affiliates that results in physical damage or waste to the Mortgaged Property.
(27) Recourse Obligations	805 Third Avenue (Loan No. 6)	The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misappropriation or conversion, but not misapplication.
(27) Recourse Obligations	Parkmerced (Loan No. 10)

The Mortgage Loan documents are fully recourse to the related mortgagor and the guarantor in connection with violations of the transfer covenants; provided, however, the Mortgage Loan documents are recourse to the related mortgagor and the guarantor for losses if the violation results solely from a failure to timely deliver any required notice and/or copies of any documentation effectuating such transfer as and when required pursuant to the Mortgage Loan documents related to such transfer.

The Mortgage Loan documents are recourse to the related mortgagor and the related guarantor for any losses incurred as a result of a breach of any representation, warranty, covenant or indemnification provision in the Mortgage Loan documents concerning environmental laws; provided, however, the lender will seek payment from any qualified environmental insurance policy reasonably acceptable to the lender in order to satisfy any losses prior to seeking recovery from the related mortgagor or the related guarantor, and the related mortgagor and related guarantor will have no liability to the extent such losses are covered.

(28) Mortgage Releases	Parkmerced (Loan No. 10)	The lender is obligated to release Phase 1C and Phase 1D of the Mortgaged Property for no fee and prepayment (and which Phase 1C and Phase 1D was ascribed no value in the appraisal of the Mortgaged Property) including during an event of default or after foreclosure subject to compliance with the terms and conditions of the Mortgage Loan Documents (which include compliance with the REMIC provisions).
(30) Acts of Terrorism Exclusion	Bellagio Hotel and Casino (Loan No. 3)

So long as the Mortgaged Property is subject to the Bellagio Lease, the borrower is permitted to rely on terrorism insurance provided by the Bellagio Tenant. The permitted deductible for terrorism insurance for the related mortgagor under the Mortgage Loan documents is $500,000 and for the Bellagio Tenant

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

under the Bellagio Lease is $2,500,000, which may be considered not to be customary deductibles.

Terrorism insurance may be written by a non-rated captive insurer subject to certain conditions, including, among other things: (i) TRIPRA shall be in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (iii) except with respect to deductibles permitted under the Bellagio Lease, covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer shall be reinsured with a cut-through endorsement by an insurance company rated “A” by S&P and “A2” by Moody’s (to the extent Moody’s rates securities which represent an interest in the related Whole Loan and rates the applicable insurance company); (iv) all reinsurance agreements between the captive insurer and other reinsurance providers shall be subject to the reasonable approval of the lender; and (v) such captive insurer shall be licensed in the State of Nevada or other jurisdiction to the extent reasonably approved by lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.

If (A) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, the related (or Bellagio Tenant) will be required to maintain terrorism insurance as required by the related Whole Loan Document; provided, however, that it will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Whole Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Mortgagor (or Bellagio Tenant) will be required to purchase the

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

maximum amount of terrorism insurance available with funds equal to such amount.

In addition, all exceptions with respect to Representation 17 with respect to the Mortgage Loan are also exceptions to this Representation 30.

(31) Due on Sale or Encumbrance	650 Madison Avenue (Loan No. 13)

Certain transfers are permitted without lender’s consent, including: (a) any pledge of direct or indirect equity interests in and/or right to distributions from, Vornado Realty L.P. (“VRLP”, Vornado Realty Trust (“VRT”), any Multi-Asset Person, or any of their direct or indirect equity holders or affiliates (other than borrower) to secure a loan to any such person that is secured by all or a substantial portion of any such person’s assets or (b) the transfer or issuance of any securities or any direct or indirect interests in (i) any direct or indirect owner of borrower, in either case, whose securities are publicly traded on a national exchange (including VRLP’s and VRT’s securities) (regardless of whether such transfer or issuance is of publicly traded securities or interests), (ii) any person who directly or indirectly holds such securities or interests, or (iii) any Multi-Asset Person; provided, that, after such transfer or issuance, VRLP, VRT, any entity Controlled by OMERS Administration Corporation and/or eligible qualified owners will continue to control borrower.

“Multi-Asset Person” shall mean a person in respect of which the net operating income from the property (or such portion thereof allocable to such person) is less than fifty percent (50%) of such person’s aggregate gross income.

(31) Due on Sale or Encumbrance	Bellagio Hotel and Casino (Loan No. 3)	The related Whole Loan documents provide that no Restricted Pledge Party (as defined below), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. The assets of a Restricted Pledge Party may include direct or indirect equity interests in the Mortgagor. “Restricted Pledge Party” means, collectively, Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in Mortgagor up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Mortgaged

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Property.
(32) Single Purpose Entity	Parkmerced (Loan No. 10)	The related mortgagor previously owned certain other property known as the “Initial Phase 1 Property” in addition to the collateral for the Mortgage Loan, which was transferred on the origination date of the Mortgage Loan to an affiliate of the related mortgagor. The Mortgage Loan documents are not recourse to the related mortgagor and the guarantor in connection with the prior ownership of such “Initial Phase 1 Property”.
(33) Defeasance	650 Madison Avenue (Loan No. 13)	The Mortgage Loan documents do not provide that the mortgagor may only pledge United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii) and rather require securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which in each case are (i) not subject to prepayment, call or early redemption and (ii) in compliance with all requirements of all rating agencies.
(33) Defeasance	Bellagio Hotel and Casino (Loan No. 3)	The Mortgage Loan documents provide that the defeasance collateral must be “non-redeemable securities” but does not state that they are not permitted to be subject to prepayment, call or early redemption.
(35) Ground Leases	Bellagio Hotel and Casino (Loan No. 3)

An approximately 1 acre portion of the Mortgaged Property is ground leased by the related mortgagor under a Ground Lease. The following exceptions exist with respect to such Ground Lease:

(B) The Ground Lease does not condition amendments, terminations or modifications on mortgagee consent.

(C) The expiration of the Ground Lease, not including extension options, is April 27, 2033. The Ground Lease contains two successive extension options for 20 years each, provided that the related mortgagor/ground lessee provides one year prior written notice. The Ground Lease does not provide that the extension options are exercisable by a mortgagee.

(E) The mortgagee is required to be an institutional lender or lenders such as banks, savings associations,

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

insurance companies, pension funds or a group thereof. The Ground Lease does not state whether or not the mortgagee can be such an entity acting as a trustee. The mortgagee is permitted to foreclose without the Ground Lessor’s consent only if the foreclosing entity either (i) is a Qualifying Leasehold Mortgagee (as defined below) or (ii) pays two fees to the ground lessor, to the extent not previously paid, namely (a) $1,000,000 as increased annually by a formula based on the CPI from the commencement of the Ground Lease (the “Restaurant Reconstruction Fee”), and (b) the cost to demolish the then existing improvements of the ground leased property, regrade and restore the ground leased property to a level building pad ready to receive new construction (the “Demolition Fee”). In order to be A “Qualifying Leasehold Mortgagee” The foreclosing entity is required to concurrently (i) pay any and all amounts which would at that time be due under the Ground Lease but for such foreclosure, (ii) cure all other then-existing defaults under the Ground Lease. “Qualifying Leasehold Mortgagee” means the leasehold mortgagee or a group of leasehold mortgagees if it or they then have a tangible net worth of at least $200,000,000 (as increased annually by a formula based on the CPI from the commencement of the Ground Lease) and if they concurrently cure all other then-existing defaults under the Ground Lease.

Any assignment of the Ground Lease interest requires the consent of the ground lessor unless (i) it is to an affiliate of the existing ground lessee, (ii) subject to the following sentence, it is to a Qualified Tenant (as defined below) then operating the hotel on the Mortgaged Property or a Qualified Hotel Tenant (as defined below), (iii) it is to a Qualified Tenant not then operating the hotel on the Mortgaged Property, provided that the related mortgagor or such Qualified Tenant transferee concurrently pays to the ground lessor the required Restaurant Reconstruction Fee and concurrently deposits in escrow the then determined Demolition Fee, (iv) if the transferee is not a Qualified Tenant then operating the hotel, (A) the related mortgagor or such transferee concurrently pays to the ground lessor the required Restaurant Reconstruction Fee and concurrently deposits in escrow the then determined Demolition Fee, and (B) the transferor delivers to the ground lessor a written undertaking that if the transferee rejects the Ground Lease in a bankruptcy proceeding, the transferor shall waive any claim that the Ground Lease has thereby been terminated and shall remain liable for the related

E-2-10

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

mortgagor’s obligations under the Ground Lease the same as if the transferee had simply breached the Ground Lease and no bankruptcy had been filed. If the transfer is to a successor Qualified Tenant, whether or not such successor ground lessee is then operating the hotel, the then ground lessee or such transferee shall be required to concurrently pay to ground lessor the Restaurant Reconstruction Fee and deposit in escrow the Demolition Fee. In addition, all transfers require the transferee to assume all covenants and conditions to be performed by the ground lessee accruing from and after the date of transfer by execution of an instrument in form and substance reasonably satisfactory to ground lessor, no uncured event of default exists under the Ground Lease, the ground lessor shall have been paid all reasonable costs and expenses incurred by it in connection with the transfer.

“CPI” means the Consumer Price Index, All Urban Consumers All Items published by the U.S. Department of Labor, Bureau of Labor Statistics.

“Qualified Tenant” means a ground lessee unaffiliated in any way with Mirage, who then has a tangible net worth equal to $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease) for at least the five consecutive years previous to any withdrawal of the Mirage Guarantee (as defined below).

“Qualified Hotel Tenant” means a ground lessee unaffiliated in any way with Mirage Resorts, LLC (“Mirage”), who then owns and operates the hotel, who then has a tangible net worth equal to $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease), and for at least the five consecutive years previous to any withdrawal of the Mirage Guarantee, has continuously had a tangible net worth equal to at least 50% of such amount.

“Mirage Guarantee” means a guaranty of the tenant’s obligations under the ground lease by Mirage Resorts, Incorporated. On November 11, 2019, the ground lessor and ground lessee acknowledged that Mirage Resorts, Incorporated was withdrawn from the Mirage Guarantee.

(G) Notices of default are effective against a mortgagee if mortgagee does not receive notice; however, the ground lessor is required to provide

E-2-11

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

mortgagee simultaneously copies of all default notices. The ground lease only requires the lender to provide copies of notices of default to the lender after notice from the leasehold mortgagee to deliver such notices.

(H) Prior to the ground lessor exercising its remedies under the Ground Lease, including termination, a mortgagee shall have the right to remedy the default of the ground lessee under the Ground Lease or to cause such default to be remedied within the time period, if any, provided under the Ground Lease to the ground lessee, plus an additional ten days in the case of a monetary default or an additional 30 days in the case of a non-monetary default. A mortgagee’s cure periods under the Ground Lease are extended for any time that an automatic stay is in effect. The mortgagee is not permitted further cure periods or sufficient time to gain possession of the interest of the lessee under the Ground Lease. The ground lessor is not prohibited from terminating the Ground Lease in the event a mortgagee is proceeding to cure defaults to the extent that the cure periods granted under the Ground Lease have expired.

(J) The Ground Lease provides that insurance proceeds (and condemnation proceeds allocable to the ground lessee’s interest, if the ground lease is not terminated due to condemnation) will be disbursed to the ground lessee; provided that if the ground lessee’s tangible net worth is less than $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease), or if the ground lessor has not theretofore been paid the Restaurant Reconstruction Fee and the Demolition Fee has not been deposited into escrow, such proceeds are required to be held by an “Insurance Trustee” on behalf of any leasehold mortgagee, ground lessor and ground lessee. The Ground Lease does not provide a definition of the term “Insurance Trustee.” To the extent such proceeds are paid to the related mortgagor, as Ground Lessee, they would be required to be disbursed to the Bellagio Tenant as described in the third paragraph of the exception to Representation 18.

(L) The new lease right is conditioned upon both (i) the leasehold mortgagee being a Qualifying Leasehold Mortgagee and (ii) payment by leasehold mortgagee of the Restaurant Reconstruction Fee and Demolition Fee. In addition, upon execution of the new lease, the leasehold mortgagee is required to (i) pay any and all sums which would at the time of the execution thereof

E-2-12

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
be due under the Ground Lease but for termination of the Ground Lease, (ii) cure any default then susceptible of being cured and (iii) pay all reasonable expenses, including reasonable counsel fees, court costs and other reasonable disbursements incurred by the ground lessor in connection with such defaults, termination, recovery of possession of the leased premises and the preparation, execution and delivery of such new lease. In addition, in connection with the rejection of the lease by the ground lessee, the Ground Lease provides the lender with the right to obtain a new lease only if the lender obtains the approval of the bankruptcy court having jurisdiction over the ground lessee prior to terminating the ground lease.

E-2-13

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	21
Risk Factors	55
Description of the Mortgage Pool	124
Transaction Parties	242
Credit Risk Retention	279
Description of the Certificates	284
Description of the Mortgage Loan Purchase Agreements	316
Pooling and Servicing Agreement	325
Certain Legal Aspects of Mortgage Loans	415
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	431
Pending Legal Proceedings Involving Transaction Parties	433
Use of Proceeds	433
Yield and Maturity Considerations	433
Material Federal Income Tax Considerations	444
Certain State and Local Tax Considerations	456
Method of Distribution (Underwriter)	457
Incorporation of Certain Information by Reference	459
Where You Can Find More Information	460
Financial Information	460
Certain ERISA Considerations	460
Legal Investment	464
Legal Matters	465
Ratings	465
Index of Defined Terms	469

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$627,000,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

Benchmark 2020-IG1
Mortgage Trust
Issuing Entity

Benchmark 2020-IG1 Mortgage Trust,

Commercial Mortgage Pass-Through

Certificates, Series 2020-IG1

Class A-1	$42,750,000
Class A-2	$47,500,000
Class A-3	$348,650,000
Class X-A	$561,450,000
Class X-B	$35,720,000
Class A-S	$122,550,000
Class B	$35,720,000
Class C	$14,630,000
Class D	$15,200,000

PROSPECTUS

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton
Co-Manager

Academy Securities

Co-Manager

February      , 2020